As filed with the Securities and Exchange Commission on September 9, 2009
Registration No. 333-161250
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SP ACQUISITION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-8523583
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
SP Acquisition Holdings, Inc.
590 Madison Avenue
32nd Floor
New York, New York 10022
(212) 520-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Warren G. Lichtenstein
Chairman, President and Chief Executive Officer
SP Acquisition Holdings, Inc.
590 Madison Avenue
32nd Floor
New York, New York 10022
(212) 520-2300
Fax: (212) 520-2343
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Steven Wolosky Kenneth A. Schlesinger Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300	Douglas S. Ellenoff Stuart Neuhauser Asim Grabowski-Shaikh Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300	Glen P. Garrison Thomas A. Sterken Keller Rohrback LLP 1201 Third Avenue, Suite 3200 Seattle, Washington 98101-3052 (206) 623-1900

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the merger contemplated by the merger agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Security(2)	Offering Price(2)	Fee(2)
Common Stock, $0.001 par value	2,512,000	N/A	$34,591,055.11(2)	$1,930.18(2)(4)
Warrants to purchase shares of Common Stock	2,512,000	N/A	(3)	(3)

(1)	Based upon the maximum number of shares of common stock of SP Acquisition Holdings, Inc. that may be issued in exchange for shares of common stock of Frontier Financial Corporation pursuant to the merger described in the joint proxy statement/prospectus which is a part of this registration statement. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for SP Acquisition Holdings, Inc.’s common stock was calculated based upon the market value of shares of Frontier Financial Corporation common stock (the securities being cancelled in the merger) in accordance with Rules 457(c) and (f) of the Securities Act as follows: the product of (x) $0.73, the average of the high and low sales prices of Frontier Financial Corporation common stock, as reported on the NASDAQ Global Select Market, on September 1, 2009, and (y) 47,385,007, the estimated maximum number of shares of Frontier Financial Corporation common stock that may be exchanged for shares of common stock of SP Acquisition Holdings, Inc., including 253,154 shares of Frontier Financial Corporation restricted stock which will vest upon consummation of the merger.

(3)	The registration fee is calculated in accordance with footnote 2 above. For each share of common stock of Frontier Financial Corporation exchanged in the merger, the holder thereof will be entitled to receive 0.0530 shares of common stock of SP Acquisition Holdings, Inc. and 0.0530 warrants to purchase common stock of SP Acquisition Holdings, Inc.

(4)	$1,722.62 of the registration fee was previously paid on August 11, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SP ACQUISITION HOLDINGS, INC.
590 Madison Avenue
32nd Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2009

To the Stockholders of SP Acquisition Holdings, Inc.:

Notice is hereby given that a special meeting of the stockholders of SP Acquisition Holdings, Inc. (“SPAH”) will be held on [          ], [          ], 2009 at [  ]:00 [  ].m., local time, at [     ]. The special meeting is being called for the following purposes:

(1)	To consider and vote upon a proposal to adopt an amendment to the amended and restated certificate of incorporation of SPAH (the “SPAH Certificate of Incorporation”) to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account, to be effective immediately prior to the consummation of the merger described below (“Proposal No. 1”)

(2)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights, to be effective immediately prior to the consummation of the merger described below (“Proposal No. 2” and, together with Proposal No. 1, the “Initial Charter Amendments”);

(3)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier Financial Corporation (“Frontier”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, pursuant to which Frontier will merge with and into SPAH, as described in more detail in the accompanying joint proxy statement/prospectus;

(4)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to change SPAH’s corporate name to “Frontier Financial Corporation,” to be effective upon consummation of the merger (the “Name Change Proposal”);

(5)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued existence after October 10, 2009, to be effective upon consummation of the merger (the “Continued Existence Proposal”);

(6)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to create a new class of common stock of SPAH (Non-Voting Common Stock) to have economic rights but no voting rights, to be effective upon consummation of the merger (the “New Class Proposal” and, together with the Name Change Proposal and the Continued Existence Proposal, the “Subsequent Charter Amendments”); and

(7)	To consider and vote upon a proposal to elect to the Board of Directors of SPAH, Warren G. Lichtenstein, who will serve as Chairman of the Board, and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Board of Directors of Frontier, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified.

At the special meeting, we may transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special

Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Since SPAH’s initial public offering prospectus did not disclose that SPAH would seek approval of the Initial Charter Amendments and the New Class Proposal, among other things, each SPAH stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission or damages. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Immediately prior to the special meeting of stockholders, SPAH has scheduled a special meeting of warrantholders to consider and vote upon a proposal to amend certain terms of the warrant agreement that governs the terms of SPAH’s outstanding warrants to purchase common stock, as more fully described in the accompanying joint proxy statement/prospectus. If the requisite approval is received, the Initial Charter Amendments will be filed with the Delaware Secretary of State immediately upon its approval and prior to the stockholders’ consideration of the merger proposal at the special meeting of stockholders. Accordingly, the proposal to adopt the merger agreement will only be presented for a vote at the special meeting if (i) the Initial Charter Amendments are adopted by SPAH stockholders and (ii) the proposal to amend the warrant agreement is approved by SPAH warrantholders. The Subsequent Charter Amendments and the election of the Frontier nominees will only be effected in the event and at the time the merger with Frontier is consummated, although approval of the Subsequent Charter Amendments is a condition to closing the merger. The election of Mr. Lichtenstein does not require the approval of any other proposals to be effective.

SPAH has fixed the close of business on September 17, 2009 as the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

If you hold shares of common stock issued in SPAH’s initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards up to and until the record date), then you have the right to vote against the merger proposal and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account in which a substantial portion of the net proceeds of SPAH’s initial public offering are held. For more information regarding your conversion rights, see the discussion under the heading “The Merger and the Merger Agreement— Conversion Rights of SPAH Stockholders” of the accompanying joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card as promptly as possible. SPAH has enclosed a postage prepaid envelope for that purpose. Any SPAH stockholder may revoke his or her proxy by following the instructions in the joint proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

SPAH encourages you to vote on these very important matters. The Board of Directors of SPAH unanimously recommends that SPAH stockholders vote “FOR” each of the proposals above.

By Order of the Board of Directors,

Warren G. Lichtenstein
Chairman, President and Chief Executive
Officer

[          ], 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on [          ], 2009. This Proxy Statement is available electronically at [     ].

SP ACQUISITION HOLDINGS, INC.
590 Madison Avenue
32nd Floor
New York, New York 10022

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2009

To the Stockholders of SP Acquisition Holdings, Inc.:

You are cordially invited to attend a special meeting of the stockholders of SP Acquisition Holdings, Inc. (“SPAH”). The special meeting will be held on [          ], [          ], 2009 at [  ]:00 [  ].m., local time, at [     ].

At the special meeting, you will be asked to consider and vote on:

(1)	a proposal to adopt an amendment to the amended and restated certificate of incorporation of SPAH (the “SPAH Certificate of Incorporation”) to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account, effective immediately prior to the consummation of the merger described below (the “Proposal No. 1”);

(2)	a proposal to adopt an amendment to the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights, to be effective immediately prior to the consummation of the merger described below (“Proposal No. 2” and, together with Proposal No. 1, the “Initial Charter Amendments”);

(3)	a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier Financial Corporation (“Frontier”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, pursuant to which Frontier will merge with and into SPAH (the “Merger Proposal”);

(4)	a proposal to adopt an amendment to the SPAH Certificate of Incorporation to change SPAH’s corporate name to “Frontier Financial Corporation,” to be effective upon consummation of the merger (the “Name Change Proposal”);

(5)	a proposal to adopt an amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued existence after October 10, 2009, to be effective upon consummation of the merger (the “Continued Existence Proposal”);

(6)	a proposal to adopt an amendment to the SPAH Certificate of Incorporation to create a new class of common stock of SPAH (Non-Voting Common Stock) to have economic rights but no voting rights, to be effective upon consummation of the merger (the “New Class Proposal” and, together with the Name Change Proposal and the Continued Existence Proposal, the “Subsequent Charter Amendments”);

(7)	a proposal to elect to the Board of Directors of SPAH, Warren G. Lichtenstein, who will serve as Chairman of the Board, and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Board of Directors of Frontier, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified; and

(8)	any other matters that may properly come before the special meeting or any adjournments or postponements thereof.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SPAH common stock entitled to vote at the special meeting. The SPAH Certificate of Incorporation also requires that the holders of a majority of SPAH’s outstanding shares of common stock issued in SPAH’s initial public offering are voted, in person or by proxy, in favor of the merger and that such SPAH public stockholders owning no more than 30% (minus one share) of the shares sold in SPAH’s initial public offering vote against the merger and thereafter exercise their conversion rights as described below. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

Adoption of the Subsequent Charter Amendments requires the affirmative vote of a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting. Directors will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting.

Since SPAH’s initial public offering prospectus did not disclose that SPAH would seek approval of the Initial Charter Amendments and the New Class Proposal, among other things, each SPAH stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission or damages. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Immediately prior to the special meeting of stockholders, SPAH has scheduled a special meeting of warrantholders to consider and vote upon a proposal to amend certain terms of the warrant agreement that governs the terms of SPAH’s outstanding warrants to purchase common stock, as more fully described in the accompanying joint proxy statement/prospectus. If the requisite approval is received, the Initial Charter Amendments will be filed with the Delaware Secretary of State immediately upon its approval and prior to the stockholders’ consideration of the merger proposal at the special meeting of stockholders. Accordingly, the proposal to adopt the merger agreement will only be presented for a vote at the special meeting if (i) the Initial Charter Amendments are adopted by SPAH stockholders and (ii) the proposal to amend the warrant agreement is approved by SPAH warrantholders. The Subsequent Charter Amendments and the election of the Frontier nominees will only be effected in the event and at the time the merger with Frontier is consummated, although approval of the Subsequent Charter Amendments is a condition to closing the merger. The election of Mr. Lichtenstein does not require the approval of any other proposals to be effective.

Only holders of record of SPAH common stock at the close of business on September 17, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

If you hold shares of common stock issued in SPAH’s initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards up to and until the record date for the special meeting), then you have the right to vote against the merger proposal and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account in which a substantial portion of the net proceeds of SPAH’s initial public offering are held (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of $3.5 million on the trust account balance previously released to SPAH to fund its working capital requirements). As of September 17, 2009, there was $[     ] in the trust account, including accrued interest on the funds in the trust account, or approximately $[     ] per share issued in the initial public offering. The actual conversion price will differ from the $[     ] per share due to any interest earned on the funds in the trust account since September 17, 2009, and any taxes payable in respect of interest earned thereon.

If you wish to exercise your conversion rights, you must:

•	affirmatively vote against the merger proposal in person or by submitting your proxy card before the vote on the merger proposal and checking the box that states “Against” for the Merger Proposal; and

•	either:

•	check the box that states “I HEREBY EXERCISE MY CONVERSION RIGHTS” on the proxy card; or

•	send a letter to SPAH’s transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind, stating that you are exercising your conversion rights and demanding your shares of SPAH common stock be converted into cash; and

•	either:

•	physically tender, or if you hold your shares of SPAH common stock in “street name,” cause your broker to physically tender, your stock certificates representing shares of SPAH common stock to SPAH’s transfer agent; or

•	deliver your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to SPAH’s transfer agent, in either case by [ ], 2009 or such other later date if the special meeting of SPAH stockholders is adjourned or postponed.

Accordingly, a SPAH stockholder would have from the time we send out this joint proxy statement/prospectus through the vote on the merger to deliver his or her shares if he or she wishes to seek to exercise his or her conversion rights. See “Summary Term Sheet — The Merger and the Merger Agreement — SPAH Conversion Rights” and “The Merger and the Merger Agreement — Conversion Rights of SPAH Stockholders.”

Prior to exercising your conversion rights, you should verify the market price of SPAH’s common stock, as you may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights. Shares of SPAH’s common stock are currently quoted on the NYSE AMEX LLC under the symbol “DSP.” On September 17, 2009, the record date for the special meeting of stockholders, the last sale price of SPAH’s common stock was $[     ]. Your shares will only be converted if the merger is consummated and you voted against the merger and properly demanded conversion rights according to the instructions in this letter and the joint proxy statement/prospectus.

Each of SP Acq LLC, Steel Partners II, L.P. (“SP II”) and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker, each a director of SPAH, or their permitted transferees (collectively, the “SPAH insiders”), previously agreed to vote their 10,822,400 shares of SPAH common stock acquired prior to SPAH’s initial public offering (which constitute approximately 20% of SPAH’s outstanding shares of common stock), either for or against the Merger Proposal consistent with the majority of the votes cast on the merger by the holders of the shares of common stock issued in, or subsequent to, SPAH’s initial public offering. To the extent any SPAH insider or officer or director of SPAH has acquired shares of SPAH common stock in, or subsequent to, SPAH’s initial public offering, it, he or she has agreed to vote these acquired shares in favor of the Merger Proposal. As of the date hereof, none of the SPAH insiders or officers or directors of SPAH own any shares sold in, or subsequent to, SPAH’s initial public offering. The SPAH insiders have further indicated that they will vote all of their shares in favor of the adoption of the amendments to the SPAH Certificate of Incorporation and for the election of each director nominee to the Board of Directors of SPAH. Pursuant to a plan of reorganization, SP II has contributed certain assets, including its shares of SPAH common stock and warrants, to a liquidating trust. The trust has agreed to assume all of SP II’s rights and obligations with respect to these shares and warrants, including to vote in accordance with the foregoing.

Upon consummation of the merger, SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 9,453,412 shares purchased prior to SPAH’s initial public offering, constituting approximately 17.5% of SPAH’s outstanding shares of common stock as of the record date.

The Board of Directors of SPAH has unanimously determined that the proposals and the transactions contemplated thereby are fair to and in the best interests of SPAH and its stockholders. The Board of Directors of SPAH recommends that you vote, or give instruction to vote, “FOR” the adoption of each of the proposals and that you vote in favor of each of the director nominees.

The accompanying joint proxy statement/prospectus contains detailed information concerning the Merger Proposal and the transactions contemplated by the merger agreement, as well as detailed information concerning each of the proposals. We urge you to read the joint proxy statement/prospectus and attached annexes carefully.

Your vote is important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

By Order of the Board of Directors,

Warren G. Lichtenstein
Chairman, President and Chief Executive
Officer

TAKING ANY ACTION THAT DOES NOT INCLUDE AN AFFIRMATIVE VOTE AGAINST THE MERGER, INCLUDING ABSTAINING FROM VOTING ON THE MERGER PROPOSAL, WILL PREVENT YOU FROM EXERCISING YOUR CONVERSION RIGHTS. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL IN PERSON OR BY SUBMITTING YOUR PROXY CARD BEFORE THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO EITHER PHYSICALLY TENDER, OR IF YOU HOLD YOUR SHARES OF SPAH COMMON STOCK IN “STREET NAME,” CAUSE YOUR BROKER TO PHYSICALLY TENDER, YOUR STOCK CERTIFICATES REPRESENTING SHARES OF SPAH COMMON STOCK TO SPAH’S TRANSFER AGENT OR DELIVER YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM, TO SPAH’S TRANSFER AGENT BY [          ], 2009 OR SUCH OTHER LATER DATE IF THE SPECIAL MEETING OF SPAH STOCKHOLDERS IS ADJOURNED OR POSTPONED. FAILURE TO MEET THESE REQUIREMENTS WILL CAUSE YOUR CONVERSION DEMAND TO BE REJECTED. SEE THE SECTIONS ENTITLED “SUMMARY TERM SHEET — THE MERGER AND THE MERGER AGREEMENT — SPAH CONVERSION RIGHTS” AND “THE MERGER AND THE MERGER AGREEMENT — CONVERSION RIGHTS OF SPAH STOCKHOLDERS” FOR MORE SPECIFIC INSTRUCTIONS.

SP ACQUISITION HOLDINGS, INC.
590 Madison Avenue
32nd Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
To Be Held on [          ], 2009

To the Warrantholders of SP Acquisition Holdings, Inc.:

Notice is hereby given that a special meeting of the warrantholders of SP Acquisition Holdings, Inc. (“SPAH”) will be held on [          ], [          ], 2009 at [     ]:00 [  ].m., local time, at [     ]. The special meeting is being called to consider and vote upon a proposal to amend certain terms of the Amended and Restated Warrant Agreement, dated as of October 4, 2007, by and between SPAH and Continental Stock Transfer & Trust Company, which governs the terms of SPAH’s outstanding warrants to purchase common stock (the “Warrant Agreement”), in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier Financial Corporation (“Frontier”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, which, among other things, provides for the merger of Frontier with and into SPAH, with SPAH being the surviving entity.

The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will:

•	increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock;

•	amend the warrant exercise period to (i) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (ii) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement;

•	provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH;

•	provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;

•	provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and

•	provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of non-voting common stock.

At the special meeting, we may transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The merger and the transactions contemplated by the merger, as well as the amendment to the Warrant Agreement, are described in the accompanying joint proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of SPAH warrants at the close of business on September 17, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof. The approval of the warrant amendment proposal is a condition to the consummation of the merger discussed above.

After careful consideration, SPAH’s Board of Directors has determined that the proposals are fair to and in the best interests of SPAH and its warrantholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of the amendment proposal.

All SPAH warrantholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a warrantholder of record of SPAH, you may also cast your vote in person at the special meeting. If your warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your warrants or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the amendment proposal.

Your vote is important regardless of the number of warrants you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrants you beneficially own are properly counted.

Thank you for your participation.  We look forward to your continued support.

By Order of the Board of Directors,

Warren G. Lichtenstein
Chairman, President and Chief Executive
Officer

[          ], 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Warrantholders to Be Held on [          ], 2009. This Proxy Statement is available electronically at [     ].

SP ACQUISITION HOLDINGS, INC.
590 Madison Avenue
32nd Floor
New York, New York 10022

PROXY STATEMENT FOR SPECIAL MEETING OF WARRANTHOLDERS
To Be Held on [          ], 2009

To the Warrantholders of SP Acquisition Holdings, Inc.:

You are cordially invited to attend a special meeting of the warrantholders of SP Acquisition Holdings, Inc. (“SPAH”). The special meeting will be held on [          ], [          ], 2009 at [     ]:00 [  ].m., local time, at [     ].

The special meeting is being called to consider and vote upon a proposal to amend certain terms of the Amended and Restated Warrant Agreement, dated as of October 4, 2007, by and between SPAH and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs the terms of SPAH’s outstanding warrants to purchase common stock, in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier Financial Corporation (“Frontier”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, which provides for the merger of Frontier with and into SPAH, with SPAH being the surviving entity, and for each holder of Frontier common stock to receive 0.0530 shares of common stock and 0.0530 warrants.

The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will:

•	increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock;

•	amend the warrant exercise period to (i) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (ii) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement;

•	provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH;

•	provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;

•	provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and

•	provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of non-voting common stock.

At the special meeting, we may transact such other business as may properly come before the special meeting or any adjournments or postponements thereof. Only holders of record of SPAH warrants at the close of business on September 17, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof. Adoption of the amendment to the Warrant Agreement requires the affirmative vote of a majority of the warrantholders outstanding and entitled to vote at the special meeting. The Warrant Agreement also requires that the holders of a majority of SPAH’s outstanding warrants issued in, or subsequent to, SPAH’s initial public offering, are voted in favor of the warrant amendment. Each of SPAH’s directors and founding stockholders, including SP Acq LLC and Steel Partners II, L.P., or their permitted transferees (the “SPAH insiders”), which own, in the aggregate, 17,822,400 warrants issued prior to consummation of SPAH’s initial public offering, or approximately 29.2% of the total warrants outstanding as of September 17, 2009, intend to vote in favor of the warrant amendment proposal.

The approval of the warrant amendment proposal is a condition to the consummation of the merger discussed above. If the merger is consummated, Frontier shareholders will receive approximately 2,512,000 newly issued warrants on the same terms and conditions as the publicly traded warrants, after giving effect to the warrant amendment proposal.

After careful consideration, SPAH’s Board of Directors has determined that the proposals are fair to and in the best interests of SPAH and its warrantholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of the amendment proposal.

Enclosed is the joint proxy statement/prospectus containing detailed information concerning the amendment proposal, the merger and the transactions contemplated by the merger agreement. We urge you to read the joint proxy statement/prospectus and attached annexes carefully.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Warren G. Lichtenstein
Chairman, President and Chief Executive
Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF THE WARRANT AMENDMENT PROPOSAL. IF THE MERGER IS NOT COMPLETED AND SPAH DOES NOT COMPLETE AN INITIAL BUSINESS COMBINATION PRIOR TO OCTOBER 10, 2009, THE WARRANTS WILL EXPIRE WORTHLESS.

FRONTIER FINANCIAL CORPORATION
332 S.W. Everett Mall Way
P. O. Box 2215
Everett, Washington 98213

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2009

To the Shareholders of Frontier Financial Corporation:

Notice is hereby given that a special meeting of the shareholders of Frontier Financial Corporation (“Frontier”) will be held on [          ], [          ], 2009 at [     ]:00 [  ].m., local time, at [     ]. The special meeting is being called to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between Frontier and SP Acquisition Holdings, Inc. (“SPAH”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, pursuant to which Frontier will merge with and into SPAH, as described in more detail in the accompanying joint proxy statement/prospectus. At the special meeting, we may transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Frontier has fixed the close of business on September 17, 2009 as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Frontier shareholders have the right to dissent from the merger and obtain payment of the fair value of their Frontier shares under Washington law. A copy of the applicable Washington statutory provisions regarding dissenters’ rights is attached as Annex F to the accompanying joint proxy statement/prospectus. For details of your dissenters’ rights and applicable procedures, please see the discussion under the heading “The Merger and the Merger Agreement — Frontier Dissenters’ Rights” of the attached joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card as promptly as possible. Frontier has enclosed a postage prepaid envelope for that purpose. Any Frontier shareholder may revoke his or her proxy by following the instructions in the joint proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any share certificates to Frontier at this time.

Frontier encourages you to vote on this very important matter. The Board of Directors of Frontier unanimously recommends that Frontier shareholders vote “FOR” the proposals above.

By Order of the Board of Directors,

Patrick M. Fahey
Chairman and Chief Executive Officer
[          ], 2009

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to Be Held on [          ], 2009. This Proxy Statement is available electronically at www.frontierbank.com.

FRONTIER FINANCIAL CORPORATION
332 S.W. Everett Mall Way
P. O. Box 2215
Everett, Washington 98213

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2009

To the Shareholders of Frontier Financial Corporation:

You are cordially invited to attend a special meeting of the shareholders of Frontier Financial Corporation (“Frontier”). The special meeting will be held on [          ], [          ], 2009 at [     ]:00 [     ].m., local time, at [     ].

At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between Frontier and SP Acquisition Holdings, Inc. (“SPAH”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009; and (ii) any other matters that may properly come before the special meeting and any adjournments or postponements thereof.

Only holders of record of Frontier common stock at the close of business on September 17, 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Frontier’s outstanding common stock entitled to vote at the special meeting.

If the proposed merger is completed, Frontier shareholders will receive 0.0530 newly issued shares of SPAH common stock and 0.0530 newly issued warrants to purchase SPAH common stock for each share of Frontier common stock they own. Contemporaneously with the Frontier special meeting of stockholders, SPAH has scheduled a special meeting of warrantholders to consider and vote upon a proposal to amend certain terms of the warrant agreement that governs the terms of SPAH’s outstanding warrants, as more fully described in the accompanying joint proxy statement/prospectus. If the merger is consummated, Frontier shareholders will receive newly issued warrants on the same terms and conditions as the publicly traded warrants, after giving effect to the warrant amendment proposal. On July 30, 2009, the day before the public announcement of the merger agreement, the closing price of SPAH’s common stock on the NYSE AMEX LLC was $9.75 per share.

Each of Frontier’s insiders (including all of Frontier’s executive officers and directors) has agreed to vote their 3,103,451 shares of Frontier common stock (which constitute 6.56% of Frontier’s outstanding shares of common stock), “FOR” the merger proposal.

The Frontier Board has unanimously determined that the proposals and the transactions contemplated thereby are fair to and in the best interests of Frontier and its shareholders. The Board recommends that you vote, or give instruction to vote, “FOR” the adoption of the merger proposal.

Frontier shareholders have the right to dissent from the merger and obtain payment of the fair value of their Frontier shares under Washington law. A copy of the applicable Washington statutory provisions regarding dissenters’ rights is attached as Annex F to the accompanying joint proxy statement/prospectus. For details of your dissenters’ rights and applicable procedures, please see the discussion under the heading “The Merger and the Merger Agreement — Frontier Dissenters’ Rights” of the attached joint proxy statement/prospectus.

Enclosed is a notice of special meeting and the joint proxy statement/prospectus containing detailed information concerning the merger proposal and the transactions contemplated by the merger agreement. We urge you to read the joint proxy statement/prospectus and attached annexes carefully.

Your vote is important. Because approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the Frontier special meeting, abstaining from voting (including by way of a broker non-vote), either in person or by proxy, will have the same effect as a vote against approval of the merger agreement. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. We look forward to seeing you at the special meeting, and we appreciate your continued loyalty and support. I look forward to seeing you at the meeting.

By Order of the Board of Directors,

Patrick M. Fahey
Chairman and Chief Executive Officer

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION, DATED SEPTEMBER 9, 2009

PROXY STATEMENT FOR THE SPECIAL MEETINGS OF STOCKHOLDERS AND
WARRANTHOLDERS OF SP ACQUISITION HOLDINGS, INC.

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS
OF FRONTIER FINANCIAL CORPORATION

PROSPECTUS FOR UP TO 2,512,000 SHARES OF COMMON STOCK AND
UP TO 2,512,000 WARRANTS TO PURCHASE COMMON STOCK
OF SP ACQUISITION HOLDINGS, INC.

The Boards of Directors of SP Acquisition Holdings, Inc., a blank check company organized under the laws of the State of Delaware (“SPAH”), and Frontier Financial Corporation, a Washington corporation (“Frontier”), have unanimously agreed to a merger of our companies. If the proposed merger is completed, Frontier shareholders will receive 0.0530 shares of SPAH common stock and 0.0530 warrants to purchase common stock of SPAH for each share of Frontier common stock they own. This 0.0530 multiple is referred to as the “exchange ratio.”

SPAH was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more businesses or assets. Its common stock and warrants are listed on the NYSE AMEX LLC under the symbols “DSP” and “DSP.W,” respectively. Frontier is a bank holding company that directly owns 100% of Frontier Bank, a Washington state chartered commercial bank. Frontier’s common stock is quoted on the NASDAQ Stock Market LLC under the symbol “FTBK.” Frontier’s common stock will no longer be traded following the consummation of the merger. The parties intend to seek to have the common stock and warrants of SPAH listed on the NYSE AMEX LLC following consummation of the merger under the symbol [          ]. However, there is no assurance that the common stock and warrants will be listed on any exchange following consummation of the merger.

Based on the closing price of SPAH’s common stock and warrants on September 17, 2009 of $[     ] and $[     ], respectively, Frontier shareholders will receive approximately $[     ] worth of SPAH’s common stock and $[     ] worth of SPAH’s warrants for each share of Frontier stock they own. The actual value of the SPAH common stock and warrants received by Frontier shareholders in the merger will depend on the market value of SPAH common stock and warrants at the time of closing.

We expect that the Frontier shareholders will hold approximately 2,512,000 or 5.0% of the outstanding shares of SPAH common stock and approximately 2,512,000 or 3.8% of the outstanding warrants of SPAH on a fully diluted basis immediately following the consummation of the merger, based on the number of shares of SPAH common stock outstanding as of September 17, 2009, after giving effect to the forfeiture of 9,453,412 shares of common stock by certain insiders of SPAH and the co-investment by an affiliate of Steel Partners II, L.P. to purchase 3,000,000 units, each consisting of one share of common stock and one warrant it previously agreed to purchase at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. This private placement is referred to as the co-investment.

This joint proxy statement/prospectus provides detailed information about the merger, the special meeting of SPAH stockholders, the special meeting of SPAH warrantholders and the special meeting of Frontier shareholders. At the SPAH and Frontier stockholders meetings, stockholders are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between Frontier and SPAH, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, pursuant to which Frontier will merge with and into SPAH (the “merger proposal”). SPAH is also asking its stockholders to approve other matters in connection with the merger, that are described in this joint proxy statement/prospectus, including certain amendments to SPAH’s Amended and Restated Certificate of Incorporation (the “SPAH Certificate of Incorporation”) and the election of directors to the Board of Directors of SPAH. SPAH is asking its stockholders to approve certain amendments to the SPAH Certificate of Incorporation because in its current form, the SPAH Certificate of Incorporation does not allow for SPAH to complete the proposed merger. At the SPAH warrantholders’ meeting, warrantholders are being asked to amend certain terms of the Amended and Restated Warrant Agreement, which governs the terms of SPAH’s outstanding warrants. If the merger is consummated, Frontier shareholders will receive warrants on the same terms and conditions as the publicly traded warrants, after giving effect to the warrant amendment proposal. Each SPAH public stockholder may have securities law claims against SPAH for rescission or damages on the basis that SPAH is seeking to take certain action that may be inconsistent with the disclosure provided in its initial public offering prospectus. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

As described in this joint proxy statement/prospectus, we cannot complete the merger unless SPAH stockholders approve the amendments to the SPAH Certificate of Incorporation, holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights (unless SPAH waives this condition), stockholders of both SPAH and Frontier approve the merger proposal, SPAH warrantholders approve the warrant amendment proposal, SPAH’s application to become a bank holding company is approved, and we obtain the necessary government approvals, among other things.

The businesses and operations of Frontier and its subsidiary, Frontier Bank, are currently subject to several regulatory actions. Frontier’s management believes it has addressed many of the concerns and is in compliance with most of the regulatory requirements, other than to increase its Tier 1 capital. However, Frontier may not be able to satisfy all regulatory requirements prior to the consummation of the merger, which could limit Frontier’s growth and adversely affect its earnings, businesses and operations. In addition, failure to comply with these regulatory actions or any future actions could result in further regulatory actions or restrictions, including monetary penalties and the potential closure of Frontier Bank.

Please carefully review and consider this joint proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page 33. It is important that your shares are represented at your stockholders’ or warrantholders’ meeting, whether or not you plan to attend. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SPAH consummated its initial public offering on October 16, 2007. UBS Investment Bank, Ladenburg Thalmann & Co. Inc. and Jefferies & Company, the underwriters of SPAH’s initial public offering, may provide assistance to SPAH, Frontier and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. Approximately $17.3 million of the underwriters’ discounts and commissions relating to SPAH’s initial public offering were deferred pending stockholder approval of SPAH’s initial business combination and will be released to the underwriters upon consummation of the merger. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger. If the merger is not consummated and SPAH is required to be liquidated, the underwriters will not receive any of such fees. Stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation. In addition, Frontier engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as a financial advisor to assist Frontier in pursuing all strategic alternatives. As part of such engagement, Sandler O’Neill has provided, and Frontier expects that Sandler O’Neill will continue to provide, financial advisory services to Frontier in connection with the proposed merger. Therefore, Sandler O’Neill may be deemed to be a participant in the solicitation of proxies. Sandler O’Neill has received a fee of $500,000 and upon consummation of the merger, will receive $9.5 million payable at the closing of the merger. Stockholders are advised that Sandler O’Neill has a financial interest in the successful outcome of the merger.

This joint proxy statement/prospectus is dated September [  ], 2009 and is first being mailed to SPAH and Frontier stockholders and SPAH warrantholders on or about September [  ], 2009.

Annex A	Agreement and Plan of Merger, dated as of July 30, 2009, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009.
Annex B	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc.
Annex C	Form of Second Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc.
Annex D	Form of Supplement and Amendment to Amended and Restated Warrant Agreement
Annex E	Fairness Opinion of Keefe, Bruyette & Woods, Inc.
Annex F	Excerpt of Washington Law on Dissenters’ Rights
Annex G	Opinion of Morris James LLP
Annex H	Form of Proxy for SP Acquisition Holdings, Inc. Special Meeting of Stockholders
Annex I	Form of Proxy for SP Acquisition Holdings, Inc. Special Meeting of Warrantholders
Annex J	Form of Proxy for Frontier Financial Corporation Special Meeting of Shareholders

In this joint proxy statement/prospectus, except as otherwise indicated herein, or as the context may otherwise require, (i) all references to “SPAH” refer to SP Acquisition Holdings, Inc., (ii) all references to “Frontier” refer to Frontier Financial Corporation together with its subsidiary, Frontier Bank, (iii) all references to the “SPAH Board” refer to the Board of Directors of SPAH, (iv) all references to the “Frontier Board” refer to the Board of Directors of Frontier, (v) all references to “SP II” refer to Steel Partners II, L.P., (vi) all references to the “Steel Trust” refer to Steel Partners II Liquidating Series Trust — Series F, a liquidating trust established for the purpose of effecting the orderly liquidation of certain assets of SP II, (vii) all references to the “SPAH insiders” refer to SP Acq LLC, SP II, Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker or each of their permitted transferees, (viii) all references to the “SPAH public stockholders” refer to purchasers of SPAH’s securities by persons other than SPAH’s insiders in, or subsequent to, SPAH’s initial public offering, (ix) all references to the “SPAH Certificate of Incorporation” refer to the Amended and Restated Certificate of Incorporation of SPAH, (x) all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, (xi) all references to the “merger” refer to the merger of SPAH and Frontier pursuant to the terms and conditions of the merger agreement, and (xii) all references to the “Frontier insiders” refer to all of Frontier’s officers, directors and stockholders beneficially owning 5% or more of Frontier’s outstanding common stock (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors).

GENERAL QUESTIONS AND ANSWERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	SPAH and Frontier have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, SPAH must register the shares of SPAH common stock and SPAH warrants to be issued in the merger, and both SPAH stockholders and Frontier shareholders must adopt the merger agreement, among other things. SPAH will hold a special meeting of its stockholders and Frontier will hold a special meeting of its shareholders to obtain these approvals. SPAH is also asking its stockholders to approve other matters at the SPAH special meeting of stockholders that are described in this joint proxy statement/prospectus, including certain amendments to the SPAH Certificate of Incorporation, and the election of directors to the SPAH Board.

SPAH warrantholders are being asked to consider and vote upon a proposal to amend certain terms of the Amended and Restated Warrant Agreement, dated as of October 4, 2007, by and between SPAH and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). Upon consummation of the merger, Frontier shareholders will receive warrants on the same terms and conditions as the publicly traded warrants, after giving effect to the warrant amendment proposal.

This joint proxy statement/prospectus contains important information about the merger and the special meetings of each of SPAH and Frontier, and we recommend you read it carefully.

Q:	Why is Frontier merging with and into SPAH?

A:	SPAH is proposing to acquire Frontier pursuant to the merger agreement. SPAH believes that Frontier, a registered bank holding company, is positioned for significant growth in its current and expected future markets and believes that a business combination with Frontier will provide SPAH stockholders with an opportunity to participate in a company with significant potential. The Frontier Board believes the merger provides Frontier shareholders with the potential to participate in a newly-capitalized company with the ability to take advantage of growth opportunities.

If the merger proposal and related proposals are approved by the stockholders of SPAH and Frontier and the other conditions to completion of the merger are satisfied, including receipt of all necessary government approvals, Frontier will merge with and into SPAH, and SPAH will survive the merger.

Frontier is a Washington corporation which was incorporated in 1983 and is registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). Frontier has one operating subsidiary, Frontier Bank, which is engaged in a general banking business and in businesses related to banking. Frontier is headquartered in Everett, Snohomish County, Washington. Frontier Bank was founded in September 1978, by Robert J. Dickson and local business persons and is an “insured bank” as defined in the Federal Deposit Insurance Act. Frontier engages in general banking business in Washington and Oregon, including the acceptance of demand, savings and time deposits and the origination of loans. As of June 30, 2009, Frontier serves its customers from fifty-one branches (with the downtown Poulsbo branch scheduled to close in October). Frontier had deposits of approximately $3.2 billion, net loans of $3.3 billion, assets of $4.0 billion and equity of $269.5 million, at June 30, 2009.

SPAH is a blank check company organized to effect an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, of one or more businesses or assets. SPAH consummated its initial public offering on October 16, 2007, generating gross proceeds of approximately $439,896,000 from its initial public offering and sale of warrants (the “additional founder’s warrants”) in a private transaction to SP Acq LLC immediately prior to the initial public offering. SP Acq LLC, which is controlled by Warren G. Lichtenstein, SPAH’s Chairman, President, and Chief Executive Officer, is a holding company founded to form SPAH and hold an investment in SPAH’s units issued prior to SPAH’s initial public offering (the “founder’s units”), consisting of shares of common stock (the “founder’s shares”) and warrants (the “initial founder’s warrants”). SP Acq LLC has sold a total of 500,000 founder’s units to Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker, each a director of SPAH, and has sold 668,988 founder’s units to SP II, an affiliate of SP Acq LLC.

Net proceeds of approximately $425,909,120 were deposited into a trust account, which SPAH intends to use to complete the merger and make payment of the deferred underwriting commissions and discounts. In the event SPAH is unable to complete the merger or another business combination by October 10, 2009, the funds in the trust account will be distributed to the SPAH public stockholders. As of September 17, 2009, the balance in the trust account was approximately $[ ] million, including approximately $17.3 million of deferred underwriting discounts and commissions. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger.

In connection with the initial public offering, SP II previously agreed to purchase an aggregate of 3,000,000 units (the “co-investment units”) at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s shares and initial founder’s warrants owned by SP II have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s shares and initial founder’s warrants, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units. The proceeds from the sale of the co-investment units will provide us with additional equity capital to fund the merger.

Q:	How do the Board of Directors of each of SPAH and Frontier recommend that I vote on the merger?

A:	You are being asked to vote “FOR” the approval of the merger of Frontier with and into SPAH pursuant to the terms of the merger agreement. The Board of Directors of each of SPAH and Frontier has unanimously determined that the proposed merger is in the best interests of its stockholders, unanimously approved the merger agreement and unanimously recommend that its stockholders vote “FOR” the approval of the merger.

Q:	When do you expect to complete the merger?

A:	We presently expect to complete the merger in the fourth quarter of 2009. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of SPAH and Frontier stockholders at the special meetings, and receive the necessary regulatory approvals, among other things. Pursuant to the SPAH Certificate of Incorporation, if SPAH does not consummate an initial business combination by October 10, 2009, SPAH will be required to liquidate and dissolve and the SPAH public stockholders would be entitled to participate in liquidation distributions from SPAH’s trust account with respect to their shares.

Q:	What should I do now?

A:	After you have carefully read this joint proxy statement/prospectus, please indicate on your proxy card how you want to vote, and then date, sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you date, sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	It depends. A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. You should instruct your broker how to vote your shares following the directions your broker provides. If specific instructions are not received, in certain limited circumstances your broker may vote your shares in its discretion. On certain “routine” matters, brokers have authority to vote their customers’ shares if their customers do not provide voting instructions. When brokers vote their customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. On “non-routine” matters, brokers cannot vote the shares on that proposal if they have not received voting instructions from the beneficial owner of such shares. If you hold your shares in “street name,” you can either obtain physical delivery of the shares into your name, and then vote your shares yourself, or request a “legal proxy” directly from your broker and bring it to the special meeting, and then vote your shares yourself. In order to obtain shares directly into your name, you must contact your brokerage house representative. Brokerage firms may assess a fee for your conversion; the amount of such fee varies from firm to firm.

SPAH. If you do not provide your broker with voting instructions, your broker may vote your shares at its discretion with regard to the election of directors to the SPAH Board, since these matters are routine. However, your broker may not vote your shares, unless you provide voting instructions, with regard to adoption of the merger agreement, or the adoption of the amendments to the SPAH Certificate of Incorporation, since these matters are not routine. Failure to instruct your broker how to vote your shares will have the same effect as a vote against the adoption of the merger agreement and the adoption of the amendments to the SPAH Certificate of Incorporation, but will have no effect on the election of directors to the SPAH Board.

Frontier. Your broker may not vote your shares, unless you provide voting instructions, with regard to approval of the merger proposal, since this matter is not routine. Failure to instruct your broker how to vote your shares will have the same effect as a vote against the merger proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. There are a number of ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later-dated proxy with new voting instructions. The latest vote actually received by SPAH or Frontier prior to the special meetings will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares and/or warrants.

Q:	Whom should I contact with questions about the merger?

A:	If you want additional copies of this joint proxy statement/prospectus, or if you want to ask questions about the merger or the transactions contemplated by the merger agreement, you should contact:

SP Acquisition Holdings, Inc. 590 Madison Avenue 32nd Floor New York, New York 10022 Attn: John McNamara (212) 520-2300	Frontier Financial Corporation 332 S.W. Everett Mall Way P. O. Box 2215 Everett, Washington 98213 Attn: Carol E. Wheeler Chief Financial Officer (425) 514-0700

QUESTIONS AND ANSWERS FOR SPAH STOCKHOLDERS

Q:	When and where is the SPAH special meeting of stockholders?

A:	The special meeting of SPAH stockholders will be held on [ ], [ ], 2009 at [ ]:00 [ ].m., local time, at [ ].

Q:	How can I attend the SPAH special meeting?

A:	SPAH stockholders as of the close of business on September 17, 2009, and those who hold a valid proxy for the special meeting are entitled to attend the SPAH special meeting. SPAH stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. SPAH stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as a most recent account statement prior to September 17, 2009, or other similar evidence of ownership. If SPAH stockholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the SPAH special meeting.

The SPAH special meeting will begin promptly at [ ] [ ].m., local time. Check-in will begin at [ ] [ ].m., local time, and you should allow ample time for the check-in procedures.

Q:	What is being proposed, other than the merger, to be voted on at the SPAH special meeting?

A:	SPAH’s stockholders are being asked to:

• adopt an amendment to the SPAH Certificate of Incorporation to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account, (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, to be effective immediately prior to the consummation of the merger to be effective immediately prior to the consummation of the merger described below (“Proposal No. 1”);

• adopt an amendment to the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights, to be effective immediately prior to the consummation of the merger described below (“Proposal No. 2” and, together with Proposal No. 1, the “Initial Charter Amendments”);

• adopt an amendment to the SPAH Certificate of Incorporation to change SPAH’s corporate name to “Frontier Financial Corporation,” to be effective upon consummation of the merger (the “Name Change Proposal”);

• adopt an amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued existence after October 10, 2009, to be effective upon consummation of the merger (the “Continued Existence Proposal”);

• adopt an amendment to the SPAH Certificate of Incorporation to create a new class of common stock of SPAH (the “Non-Voting Common Stock”), which will have economic rights but no voting rights, to be effective upon consummation of the merger (the “New Class Proposal” and, together with the Name Change Proposal and the Continued Existence Proposal, the “Subsequent Charter Amendments”); and

• elect to the SPAH Board, Warren G. Lichtenstein, who will serve as Chairman of the Board, and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified.

At the special meeting, SPAH may also transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Since SPAH’s initial public offering prospectus did not disclose that SPAH would seek approval of the Initial Charter Amendments and the New Class Proposal, among other things, each SPAH stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission or damages. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Q:	Are the proposals conditioned on one another?

A:	Yes. Unless SPAH and Frontier agree otherwise, the merger proposal will only be presented for a vote at the special meeting if (i) the Initial Charter Amendments are approved by SPAH stockholders and (ii) the proposal to amend SPAH’s Warrant Agreement is approved at the special meeting of SPAH warrantholders to be held immediately prior to the special meeting of SPAH stockholders. The Subsequent Charter Amendments and the election of the Frontier nominees will only be effected in the event and at the time the merger with Frontier is consummated, although approval of the Subsequent Charter Amendments is a condition to closing the merger. The election of Mr. Lichtenstein does not require the approval of any other proposals to be effective.

Q:	Why is SPAH proposing the Initial Charter Amendments?

A:	SPAH is proposing Proposal No. 1 to amend the definition of an “initial business combination” to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment. Because the fair market value of Frontier on the date of the merger will be less than 80% of the balance of the trust account (excluding underwriting discounts and commissions) plus the proceeds of the co- investment, the proposed merger does not meet the fair market value requirement. Accordingly, SPAH must amend the SPAH Certificate of Incorporation immediately prior to presenting the merger proposal for a vote at the special meeting of stockholders to provide SPAH stockholders the opportunity to vote on the merger.

SPAH is proposing Proposal No. 2 to amend the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights. The SPAH Certificate of Incorporation in its current form prohibits SPAH from consummating an initial business combination in which SPAH public stockholders owning less than 30% (minus one share) are unable to elect conversion. However, SPAH has made it a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights in order to ensure that the combined company immediately following the consummation of the merger has sufficient Tier 1 capital to return to compliance levels. Accordingly, SPAH must amend the SPAH Certificate of Incorporation immediately prior to presenting the merger proposal for a vote at the special meeting of stockholders to provide for this closing condition.

SPAH believes that the proposed merger is an extremely attractive opportunity in the current market environment and therefore, SPAH public stockholders should be given the opportunity to consider the business combination. In considering the Initial Charter Amendments, the SPAH Board came to the conclusion that the potential benefits of the proposed merger with Frontier to SPAH and its stockholders outweighed the possibility of any liability described below as a result of this amendment being approved. SPAH is offering holders of up to 10% (minus one share) sold in SPAH’s initial public offering, the ability to affirmatively vote such shares against the merger proposal and demand that such shares be converted into a pro rata portion of the trust account. Accordingly, SPAH believes that the Initial Charter Amendments are consistent with the spirit in which SPAH offered its securities to the public. If the requisite approval is received, the Initial Charter Amendments will be filed with the Delaware Secretary of State immediately upon their approval and prior to the stockholders’ consideration of the merger proposal at the special meeting of stockholders.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special

Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Because the SPAH Certificate of Incorporation in its current form does not allow for SPAH to complete the proposed merger and SPAH is seeking to take certain action that may be inconsistent with the disclosure provided in its initial public offering prospectus, each SPAH public stockholder at the time of the merger who purchased his or her shares in the initial public offering or afterwards up to and until the record date, may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Q:	Why is SPAH proposing the Subsequent Charter Amendments?

A:	If the merger agreement is approved and adopted by SPAH stockholders, SPAH is proposing to amend the SPAH Certificate of Incorporation to (i) change SPAH’s corporate name from “SP Acquisition Holdings, Inc.” to “Frontier Financial Corporation”, (ii) permit SPAH’s continued corporate existence after October 10, 2009 and (iii) create a new class of common stock of SPAH which will have economic rights but no voting rights. SPAH is proposing the Name Change Proposal because, in the event of a merger with Frontier, SPAH’s current name will not accurately reflect its business operations. SPAH is proposing the Continued Existence Proposal because under the SPAH Certificate of Incorporation, SPAH must submit a proposal to amend the SPAH Certificate of Incorporation to permit SPAH’s continued corporate existence at the same time SPAH submits a proposal to stockholders to approve an initial business combination. SPAH also believes continued existence is the usual period of existence for most corporations.

SPAH is proposing the New Class Proposal to create a new class of common stock, the Non-Voting Common Stock, that may be issued to stockholders and/or warrantholders, following the consummation of the merger, so that a stockholder or warrantholder, in its election, may, for example, remain below the ownership threshold which would subject them to regulation as a bank holding company as described below. The terms of the Non-Voting Common Stock are identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock has no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, under certain circumstances. In connection with the creation of the new class of Non-Voting Common Stock, the SPAH Certificate of Incorporation would also be amended so that holders of voting common stock may convert their shares into shares of Non-Voting Common Stock without limitation.

Under the BHC Act, a company that directly or indirectly owns, controls or has the power to vote 25% or more of a class of voting stock of a bank or a bank holding company is a bank holding company for purposes of the BHC Act and is subject to regulation as a bank holding company as described in the section entitled “Regulation and Supervision — Federal Bank Holding Company Regulation.” In addition, a company that directly or indirectly owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company may be presumed to control the bank and/or bank holding company. If the presumption of control is not rebutted, the company is subject to the regulation as a bank holding company as described in the section entitled “Regulation and Supervision — Federal Bank Holding Company Regulation.” The presumption of control may be rebutted by entering into a passivity agreement with the Federal Reserve, which contains specific terms to limit the ability to control the management and policies of the bank and/or bank holding company. A company that owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company and that enters into a passivity agreement generally is not subject to regulation as a bank holding company. A company that directly or indirectly owns, controls or has the power to vote less than 10% of any class of voting stock of a bank or a bank holding company generally is not subject to regulation as a bank holding company.

Given these considerations, in order to permit investor flexibility, SPAH is also requesting warrantholder approval at a special meeting of warrantholders to amend the terms of the Warrant Agreement, and intends to amend certain agreements entered into with the SPAH insiders, which govern the terms and conditions of the initial founder’s warrants and additional founder’s warrants (the “Founder’s Agreements”), to provide warrantholders with the option to receive either voting shares of SPAH common stock or shares of Non-Voting Common Stock in certain situations. Amending the Warrant Agreement and Founder’s Agreements will require the prior written consent of the underwriters in SPAH’s initial public offering, which SPAH anticipates receiving prior to the closing of the merger.

This Subsequent Charter Amendment is being proposed for the benefit of SP Acq LLC and its affiliates, including the Steel Trust, who otherwise would acquire more than 10% of the voting securities of SPAH upon the exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger. However, all stockholders and/or warrantholders will be permitted to receive Non-Voting Common Stock at their election. SP Acq LLC and the Steel Trust have separately agreed, pursuant to letter agreements with SPAH, to receive Non-Voting Common Stock upon exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger, as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock. At their discretion, SP Acq LLC and/or the Steel Trust will convert such shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

Q:	What vote is needed to adopt the merger agreement and to approve the other matters at the special meeting?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SPAH common stock entitled to vote at the special meeting. The SPAH Certificate of Incorporation also requires that the holders of a majority of SPAH’s outstanding shares of common stock issued in SPAH’s initial public offering are voted, in person or by proxy, in favor of the merger and that such SPAH public stockholders owning no more than 30% (minus one share) of the shares sold in SPAH’s initial public offering vote against the merger and thereafter exercise their conversion rights as described below. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Adoption of the Subsequent Charter Amendments requires the affirmative vote of a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting. Directors will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting.

Q:	How do the SPAH insiders intend to vote their shares?

A:	The SPAH insiders have agreed to vote all of their 10,822,400 founder’s shares, which constitutes approximately 20% of SPAH’s outstanding shares of common stock, either for or against the merger proposal consistent with the majority of the votes cast on the merger by the SPAH public stockholders. To the extent any SPAH insider or officer of director of SPAH has acquired shares of SPAH common stock in, or subsequent to, SPAH’s initial public offering, it, he or she has agreed to vote these acquired shares in favor of the merger proposal. As of the date hereof, none of the SPAH insiders or officers of directors of SPAH own any shares sold in, or subsequent to, the SPAH initial public offering. The SPAH insiders have further indicated that they will vote all of their shares in favor of the adoption of the amendments to the SPAH Certificate of Incorporation and for the election of each of the director nominees to the SPAH Board. While the founder’s shares voted by the SPAH insiders will count towards the voting and quorum requirements under Delaware law, they will not count towards the voting requirement under the SPAH Certificate of Incorporation because the founder’s shares were not issued in SPAH’s initial public offering. As described below, pursuant to a plan of reorganization, SP II has contributed certain assets, including its shares of SPAH common stock and warrants, to the Steel Trust. The trust has agreed to assume all of SP II’s rights and obligations with respect to these shares and warrants, including to vote in accordance with the foregoing.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of its founder’s shares and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of their founder’s shares.

Q:	What will SPAH stockholders receive in the proposed merger?

A:	SPAH stockholders will receive nothing in the merger. SPAH stockholders will continue to hold the same number of shares of SPAH’s common stock that they owned prior to the merger, except that upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of its founder’s shares and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of their founder’s shares.

SPAH stockholders do not have appraisal rights in connection with the merger under applicable Delaware law, but do have conversion rights as described below.

Q:	What is the co-investment?

A:	In connection with the initial public offering, SP II previously agreed to purchase an aggregate of 3,000,000 co-investment units at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s shares and initial founder’s warrants owned by SP II have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s shares and initial founder’s warrants, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units. Since the agreement governing the co-investment and SPAH’s initial public offering prospectus disclosed that only SP II or SP Acq LLC may purchase the co-investment units, SPAH will need the prior written consent of the underwriters in its initial public offering to permit the Steel Trust to make the co-investment. SPAH anticipates receiving this consent prior to the closing of the merger. In addition, SPAH public stockholders may have a securities law claim against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security), as described more fully under “The Merger and the Merger Agreement — Rescission Rights.”

The units purchased in the co-investment will be identical to the units sold in SPAH’s initial public offering, except that they will be subject to certain transfer restrictions. The proceeds from the sale of the co-investment units will not be received by SPAH until immediately prior to the consummation of the merger. The proceeds from the sale of the co-investment units will provide SPAH with additional equity capital to fund the merger. If the merger is not consummated, the Steel Trust will not purchase the co-investment units and no proceeds will deposited into SPAH’s trust account or available for distribution to SPAH’s stockholders in the event of a liquidating distribution.

Q:	How much of SPAH’s common stock will existing SPAH stockholders own upon completion of the merger and co-investment?

A:	It depends. The percentage of SPAH’s common stock (whether voting or non-voting) that existing SPAH stockholders will own after the merger and co-investment will vary depending on whether:

• any Frontier shareholder exercises dissenters’ rights;

• any of SPAH’s 66,624,000 outstanding warrants (after reflecting the co-investment and merger) are exercised; and

• any SPAH public stockholder exercises their right to convert their shares into cash equal to a pro rata portion of the SPAH trust account.

Depending on the scenario, existing SPAH stockholders will own from 94.5% to 96.1% of SPAH’s common stock after the merger and co-investment.

In addition to the foregoing, the percentage of SPAH’s voting common stock that existing SPAH stockholders will own after the merger and co-investment will depend on whether:

• any SPAH stockholder converts its voting common stock into Non-Voting Common Stock; and

• any SPAH warrantholder elects to receive shares of Non-Voting Common Stock in lieu of voting common stock upon exercise of their warrants.

SP Acq LLC and the Steel Trust have agreed to receive Non-Voting Common Stock as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting. As a result, SPAH stockholders will hold from 94.3% to 95.3% of the voting interests of SPAH depending on whether any Frontier shareholder exercises dissenters’ rights, any of SPAH’s warrants are exercised and whether any SPAH public stockholders exercise their conversion rights. At their discretion, SP Acq LLC and/or the Steel Trust will convert such shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and, upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

In addition, SPAH, the SPAH insiders, and/or certain of their respective affiliates may negotiate arrangements to provide for the purchase of shares from SPAH public stockholders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares. As a result, SPAH stockholders’ voting interests may be further increased or decreased accordingly in order for SP Acq LLC and the Steel Trust to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock.

For a table outlining the effect of the various scenarios on the percentage of SPAH’s common stock and voting interests that existing SPAH stockholders will own after the merger with Frontier is completed, see “The Merger and the Merger Agreement — Stock Ownership of Existing SPAH and Frontier Stockholders After the Merger.”

Q:	Do the SPAH stockholders have conversion rights?

A:	Generally, yes. If you hold shares of common stock issued in SPAH’s initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards up to and until the record date), then you have the right to vote against the merger proposal and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account in which a substantial portion of the net proceeds of SPAH’s initial public offering are held (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of $3.5 million on the trust account balance previously released to SPAH to fund its working capital requirements). We sometimes refer to these rights to vote against the merger proposal and demand conversion of the shares into a pro rata portion of the SPAH trust account as conversion rights.

The SPAH Certificate of Incorporation in its current form requires that no more than 30% (minus one share) of the SPAH public stockholders vote against the merger and thereafter exercise their conversion rights. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that no more than 10% (minus one share) of the shares held by SPAH public stockholders vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. If the merger is not consummated and SPAH does not consummate a business combination by October 10, 2009, SPAH will be required to dissolve and liquidate and SPAH public stockholders voting against the merger proposal who elected to exercise their conversion rights would not be entitled to convert their shares. However, all SPAH public stockholders would be entitled to participate in pro-rata liquidation distributions from SPAH’s trust account with respect to their shares.

Q:	If I am a SPAH stockholder and have conversion rights, how do I exercise them?

A:	If you wish to exercise your conversion rights, you must:

• affirmatively vote against the merger proposal in person or by submitting your proxy card before the vote on the merger proposal and checking the box that states “Against” for the merger proposal; and

• either:

• check the box that states “I HEREBY EXERCISE MY CONVERSION RIGHTS” on the proxy card; or

  • send a letter to SPAH’s transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind, stating that you are exercising your conversion rights and demanding your shares of SPAH common stock be converted into cash; and

• either:

  • physically tender, or if you hold your shares of SPAH common stock in “street name,” cause your broker to physically tender, your stock certificates representing shares of SPAH common stock to SPAH’s transfer agent; or

  • deliver your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to SPAH’s transfer agent, in either case by [          ], 2009 or such other later date if the special meeting of SPAH stockholders is adjourned or postponed.

Accordingly, a SPAH stockholder would have from the time we send out this joint proxy statement/prospectus through the vote on the merger to deliver his or her shares if he or she wishes to seek to exercise his or her conversion rights.

Taking any action that does not include an affirmative vote against the merger, including abstaining from voting on the merger proposal, will prevent you from exercising your conversion rights. However, voting against the merger proposal does not obligate you to exercise your conversion rights. If the merger is not consummated, no shares will be converted to cash through the exercise of conversion rights. For more information, see “Summary Term Sheet — The Merger and the Merger Agreement — SPAH Conversion Rights” and “The Merger and the Merger Agreement — Conversion Rights of SPAH Stockholders.”

Q:	Why has SPAH made it a condition to closing the merger agreement and proposed to amend the SPAH Certificate of Incorporation to provide that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights when the threshold in the current form of the SPAH Certificate of Incorporation requires no more than 30% (minus one share)?

A:	SPAH has made it a condition to closing the merger agreement and has proposed to amend the SPAH Certificate of Incorporation to provide that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights in order to ensure that the combined company immediately following the consummation of the merger has sufficient Tier 1 capital to return to compliance levels. Pursuant to the terms of the FDIC Order, Frontier Bank is required to increase its Tier 1 capital in such an amount as to equal or exceed 10% of Frontier Bank’s total assets by July 29, 2009 and to maintain such capital level thereafter. If 10% or greater of SPAH’s public stockholders were to vote their shares against the merger and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, the funds remaining may not be sufficient to meet Frontier Bank’s capital requirements. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. However, in SPAH’s sole discretion, this closing condition may be waived in order to consummate the merger. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. SPAH has no agreements or understandings regarding a minimum amount of funds that must remain in the trust account upon closing of the merger. SPAH and Frontier are currently in discussions with the FDIC to determine appropriate capital levels. SPAH currently intends to use cash from the trust fund to increase the capital of Frontier Bank to a “well capitalized” bank after payment (i) to SPAH public stockholders who properly exercise their conversion rights, (ii) for deferred underwriting fees, to the extent paid in cash, (iii) of transaction fees and expenses associated with the merger, and (iv) of working capital and general corporate expenses of the combined company following the merger. In addition, the funds released from the trust account may be used to purchase shares held by SPAH public stockholders who intend to vote against the merger and seek conversion or who otherwise wish to sell their shares, provided, that such purchases will only be made if sufficient Tier 1 capital will remain to return to compliance levels.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including Proposal No. 2, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Since SPAH’s initial public offering prospectus did not disclose that SPAH would seek approval of Proposal No. 2, each SPAH stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission or damages. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Q:	What are the federal income tax consequences of exercising my conversion rights?

A:	SPAH stockholders who exercise their conversion rights and convert their shares of SPAH common stock into the right to receive cash from the trust account, will generally be required to treat the transaction as a sale of the shares and to recognize gain or loss upon the conversion. Such gain should be capital gain or loss if such shares were held as a capital asset on the date of the conversion, and will be measured by the difference between the amount of cash received and the tax basis of the shares of SPAH common stock converted. A stockholder’s tax basis in its shares of SPAH common stock generally will equal the cost of such shares. A stockholder who purchased SPAH units will have to allocate the cost between the shares of common stock and the warrants comprising the units based on their relative fair market values at the time of the purchase. See “Material U.S. Federal Income Tax Consequences — Certain Federal Tax Consequences to SPAH Stockholders.”

Q:	Will I lose my warrants or will they be converted to shares of common stock if the merger is consummated or if I exercise my conversion rights?

A:	No. Neither consummation of the merger with Frontier nor exercise of your conversion rights will result in the loss of your warrants. Your warrants will continue to be outstanding following consummation of the merger whether or not you exercise your conversion rights. However, in the event that SPAH does not consummate the merger with Frontier by October 10, 2009, SPAH will be required to liquidate and any SPAH warrants you own will expire without value.

Q:	What happens to the funds deposited in the SPAH trust account after completion of the merger?

A:	Upon consummation of the merger, the funds deposited in the SPAH trust account will be released (i) to pay SPAH public stockholders who properly exercise their conversion rights, (ii) to the underwriters in SPAH’s initial public offering who are entitled to receive approximately $17.3 million of deferred underwriting discounts and commissions currently held in SPAH’s trust account, to the extent paid in cash, provided, however, that SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering and, as of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached, (iii) to pay transaction fees and expenses associated with the merger, and (iv) for working capital and general corporate purposes of the combined company following the merger. In addition, the funds released from the trust account may be used to purchase shares held by SPAH public stockholders who intend to vote against the merger and seek conversion or who otherwise wish to sell their shares, provided, that such purchases will only be made if sufficient Tier 1 capital will remain to return to compliance levels.

Q:	What happens if the merger is not consummated or is terminated?

A:	If SPAH does not effect the merger with Frontier by October 10, 2009, SPAH must dissolve and liquidate. In any liquidation, the funds held in the trust account, plus any interest earned thereon (less any taxes due on such interest), together with any remaining net assets not held in trust, will be distributed pro rata to the SPAH public stockholders. The SPAH insiders have waived their right to participate in any liquidation distribution with respect to their shares. Additionally, if we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed to forfeit any rights or claims to their deferred underwriting discounts and commissions then in the trust account, and those funds will be included in the pro rata liquidation distribution to the SPAH public stockholders.

SPAH expects that all costs and expenses associated with implementing a plan of distribution, as well as payments to any creditors, will be funded from amounts remaining out of the $100,000 of proceeds held outside the trust account and from the $3.5 million in interest income on the balance of the trust account that was released to SPAH to fund working capital requirements. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of distribution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, SPAH may request that the trustee release to it an additional amount of up to $75,000 of such accrued interest to pay those costs and expenses.

In addition, if the merger is not consummated, the SPAH Certificate of Incorporation will not be amended pursuant to the proposals to adopt the amendments to the SPAH Certificate of Incorporation, the four (4) director nominees from Frontier will not be appointed to the SPAH Board and the Steel Trust will not purchase the co-investment units.

Frontier will pay to SPAH, an amount equal to $2,500,000 if the merger agreement is terminated under certain circumstances, including, but not limited to, if (i) SPAH terminates the merger agreement due to a breach by Frontier, (ii) either party terminates due to the failure of Frontier to obtain stockholder approval, (iii) either party terminates due to the failure to consummate the merger by December 31, 2009, in the event SPAH extends its corporate life beyond October 10, 2009, and, in the case of a termination under clause (ii) or (iii) above, (x) there has been publicly announced and not withdrawn another acquisition proposal relating to Frontier or (y) Frontier has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by the merger agreement, and within 12 months of such termination Frontier either consummates another acquisition transaction or enters into a definitive agreement with respect to an acquisition transaction, (iv) SPAH terminates the merger agreement due to the Frontier Board failing to support the merger proposal or recommending any acquisition transaction other than the merger.

Q:	Since SPAH’s initial public offering prospectus contained certain differences in what is being proposed at the special meeting, what are my legal rights?

A:	You should be aware that because SPAH’s initial public offering prospectus did not disclose that (i) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to amend the definition of “initial business combination” to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, (ii) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to provide that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights when the threshold in the current form of the SPAH Certificate of Incorporation requires no more than 30% (minus one share), (iii) SPAH may seek to amend the Warrant Agreement upon consummation of the merger to eliminate the requirement that the initial founder’s warrants owned by certain SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, (iv) funds in its trust account might be used, directly or indirectly, to purchase shares following the consummation of the merger from SPAH public stockholders in order to secure the approval of the merger, (v) that SPAH may seek to amend the terms of the Warrant Agreement to increase the exercise price and extend the exercise period, among other things, upon consummation of the merger, and (vi) that a party other than SP II or SP Acq LLC may purchase the co-investment units, each SPAH public stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units, each comprised of one share of common stock and a warrant exercisable for an additional share of common stock, less any amount received from the sale of the original warrants purchased with them, plus interest from the date of SPAH’s initial public offering (which, in the case of SPAH public stockholders, may be more than the pro rata share of the trust account to which they are entitled if they exercise their conversion rights or if SPAH liquidates). See “The Merger and the Merger Agreement — Actions That May Be Taken to Secure Approval of SPAH Stockholders,” and “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	SPAH will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the merger will have the same effect as a vote “AGAINST” the proposal but will preclude you from having your shares converted into a pro rata portion of the trust account. In order to exercise your conversion rights, you must cast a vote against the merger, make an election on the proxy card to convert such shares of common stock or submit a request in writing to SPAH’s transfer agent at the address listed on page 104, and deliver your shares to SPAH’s transfer agent physically or electronically through DTC prior to the special meeting.

An abstention from voting on the amendments to the SPAH Certificate of Incorporation will have the same effect as a vote “AGAINST” the proposals. Abstentions will not count either in favor of, or against, election of a director nominee.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by SPAH without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders, as the case may be.

Stockholders will not be entitled to exercise their conversion rights if such stockholders return proxy cards to SPAH without an indication of how they desire to vote with respect to the merger proposal or, for stockholders holding their shares in “street name,” if such stockholders fail to provide voting instructions to their banks, brokers or other nominees.

QUESTIONS AND ANSWERS FOR SPAH WARRANTHOLDERS

Q:	When and where is the SPAH special meeting of warrantholders?

A:	The special meeting of SPAH warrantholders will be held on [ ], [ ], 2009 at [ ]:00 [ ].m., local time, at [ ].

Q:	How can I attend the special meeting?

A:	Warrantholders as of the close of business on September 17, 2009, and those who hold a valid proxy for the special meeting are entitled to attend the special meeting. Warrantholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. Warrantholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as a most recent account statement prior to [ ], 2009, or other similar evidence of ownership. If warrantholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the special meeting.

The special meeting of warrantholders will begin promptly at [ ] [ ].m., local time. Check-in will begin at [ ] [ ].m., local time, and you should allow ample time for the check-in procedures.

Q:	What am I being asked to vote upon?

A:	At the special meeting, warrantholders will consider and vote upon a proposal to amend certain terms of the Warrant Agreement, in connection with the consummation of the transactions contemplated by the merger agreement, which provides for the merger of Frontier with and into SPAH, with SPAH being the surviving entity. Immediately following the consummation of the merger, SPAH will change its name to Frontier Financial Corporation and be headquartered in Everett, Washington.

The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will:

• increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock;

• amend the warrant exercise period to (i) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (ii) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement;

• provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH;

• provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;

• provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and

• provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of Non-Voting Common Stock.

At the special meeting, we may transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Q:	Why is SPAH amending the warrants?

A:	SPAH believes increasing the exercise price, extending the expiration date, providing for a mandatory downward adjustment of the exercise price under certain circumstances, extending the expiration date if an effective registration statement is not in place and providing that no adjustment in the number of shares issuable upon exercise of the warrants will be made upon consummation of the merger, is appropriate given the change in structure of SPAH following completion of the merger. In addition, SPAH is proposing to amend the warrant exercise period to eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, in light of the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker upon consummation of the merger. As a result, if the warrant amendment is approved, the initial founder’s warrants will become exercisable upon consummation of the merger, but the sale of such warrants or the shares underlying the warrants will still be subject to a one-year lock-up from the date we consummate the merger. This amendment will require the prior written consent of the underwriters in SPAH’s initial public offering, which SPAH anticipates receiving prior to the closing of the merger. We are further requesting warrantholder approval at the special meeting to provide warrantholders with the option to receive, in their sole discretion, upon exercise of their warrants, either voting shares of SPAH common stock or shares of Non-Voting Common Stock, such that the holder thereof would not exceed the ownership threshold which would make it subject to the regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” SP Acq LLC and the Steel Trust have separately agreed, pursuant to letter agreements with SPAH, to receive Non-Voting Common Stock upon exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger, as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock. At their discretion, SP Acq LLC and/or the Steel Trust will convert such shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

If the merger is not consummated and SPAH does not complete a different business combination by October 10, 2009, the warrants will expire worthless. If the warrant amendment proposal is approved, all other terms of SPAH’s warrants will remain the same. The approval of the warrant amendment proposal is a condition to the consummation of the merger.

Q:	What vote is required to approve the amendment?

A:	On the record date, there were 61,112,000 warrants of SPAH outstanding, including 3,982,016 warrants forming part of units of SPAH. You will have one vote at the meeting for each warrant of SPAH stock you owned on the record date. Adoption of the amendment to the Warrant Agreement requires the affirmative vote of a majority of the warrantholders outstanding and entitled to vote at the special meeting. The Warrant Agreement also requires that the holders of a majority of SPAH’s outstanding warrants issued in, or subsequent to, SPAH’s initial public offering (43,789,600 warrants), are voted in favor of the warrant amendment. The approval of the amendment proposal is also a condition to the consummation of the merger discussed above.

Q:	How do the holders of the initial founder’s warrants and additional founder’s warrants intend to vote their warrants?

A:	The SPAH insiders intend to vote their initial founder’s warrants and additional founder’s warrants in favor of the warrant amendment proposal. While the warrants voted by the SPAH insiders will count towards the voting and quorum requirements under Delaware law, they will not count towards the voting requirement under the Warrant Agreement, which requires that the holders of a majority of SPAH’s outstanding warrants issued in, or subsequent to, SPAH’s initial public offering, are voted in favor of the warrant amendment, because the initial founder’s warrants and additional founder’s warrants were not issued in SPAH’s initial public offering.

Q:	What happens if the merger is not consummated or is terminated?

A:	If the merger is not consummated or terminated, the Warrant Agreement will not be amended as contemplated by the warrant amendment proposal and the Steel Trust will not purchase the co-investment units. If SPAH does not effect the merger with Frontier by October 10, 2009, SPAH must dissolve and liquidate. If SPAH must liquidate, there will be no distribution from the trust account with respect to any of the warrants and the warrants will expire worthless.

Q:	What are the U.S. federal income tax consequences of the amendment?

A:	For U.S. federal income tax purposes, if the terms of the warrants are amended, a warrantholder will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the consummation of the transactions contemplated by the merger agreement. We expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization for U.S. federal income tax purposes, a warrantholder will not recognize any gain or loss on the deemed exchange of his or her old warrants for new warrants as a result of the amendment.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	SPAH will count a properly executed proxy marked “ABSTAIN” with respect to the warrant amendment proposal present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the warrant amendment proposal will have the same effect as a vote “AGAINST” the proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by SPAH without an indication of how the warrantholder intends to vote on the warrant amendment proposal will be voted in favor of the proposal.

QUESTIONS AND ANSWERS FOR FRONTIER SHAREHOLDERS

Q:	When and where is the Frontier special meeting of shareholders?

A:	The special meeting of Frontier shareholders will be held on [ ], [ ], 2009 at [ ]:00 [ ].m., local time, at [ ].

Q:	How can I attend the Frontier special meeting?

A:	Frontier shareholders as of the close of business on September 17, 2009, and those who hold a valid proxy for the special meeting are entitled to attend the Frontier special meeting. Frontier shareholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. Frontier shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as a most recent account statement prior to [ ], 2009, or other similar evidence of ownership. If Frontier shareholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the Frontier special meeting.

The Frontier special meeting will begin promptly at [ ] [ ].m., local time. Check-in will begin at [ ] [ ].m., local time, and you should allow ample time for the check-in procedures.

Q:	What am I being asked to vote upon?

A:	The Frontier special meeting is being called to consider and vote upon a proposal to adopt the merger agreement pursuant to which Frontier will merge with and into SPAH, with SPAH being the surviving entity. Immediately following the consummation of the merger, SPAH will change its name to Frontier Financial Corporation and be headquartered in Everett, Washington. At the special meeting, we may transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Q:	What vote is required to approve the merger?

A:	Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Frontier’s common stock. As of the record date, there were [ ] shares of Frontier common stock outstanding. Because at least two-thirds of all outstanding shares is required to approve the merger, your failure to vote will have the same effect as a vote against the merger proposal.

Q:	What will Frontier shareholders receive in the merger?

A:	Each issued and outstanding share of Frontier common stock you own will be converted into 0.0530 newly issued shares of SPAH common stock and 0.0530 newly issued warrants. Based on the closing price of SPAH’s common stock on July 28, 2009 of $9.73, which was the last trading day prior to the date of the signing of the merger agreement, Keefe Bruyette calculated an implied consideration of $0.51569 per share of Frontier common stock. However, based on current market prices, the implied consideration may be less than the market price of Frontier common stock.

Contemporaneously with the Frontier special meeting of stockholders, SPAH has scheduled a special meeting of warrantholders to consider and vote upon a proposal to amend certain terms of the Warrant Agreement that governs the terms of SPAH’s outstanding warrants, as more fully described in “The Special Meeting of SPAH Warrantholders and the Warrant Amendment Proposal.” If the merger is consummated, Frontier shareholders will receive newly issued warrants on the same terms and conditions as the publicly traded warrants, after giving effect to the warrant amendment proposal.

No fractional shares of SPAH common stock or warrants will be issued to any holder of Frontier common stock in the merger. If a holder of shares of Frontier common stock exchanged pursuant to the merger would be entitled to receive a fractional interest of a share of SPAH common stock or warrant, SPAH will round up or down the number of common stock of SPAH or warrants to be issued to the Frontier shareholder to the nearest whole number of shares of common stock.

Q:	What if I have Frontier stock options, restricted stock or stock appreciation rights?

A:	Upon completion of the merger, each award, option, or other right to purchase or acquire shares of Frontier common stock pursuant to stock options, stock appreciation rights, or stock awards granted by Frontier under Frontier’s stock incentive plans, equity compensation plans and stock option plans, which are outstanding immediately prior to the merger, whether or not vested, will be cancelled. As of September 17, 2009, there were 253,154 shares of Frontier restricted stock outstanding, with an aggregate value of $[ ], each of which will vest at the time of the merger, and be converted into and become rights with respect to SPAH common stock. Frontier’s directors, executive officers and their affiliates own 1,879 shares of such restricted stock.

Q:	Will Frontier shareholders be taxed on the SPAH common stock and SPAH warrants that they receive in exchange for their Frontier shares?

A:	No. We expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization for U.S. federal income tax purposes, Frontier shareholders will not recognize any gain or loss to the extent Frontier shareholders receive SPAH common stock and SPAH warrants in exchange for their Frontier shares. We recommend that Frontier shareholders carefully read the complete explanation of the material U.S. federal income tax consequences of the merger as set forth under “Material U.S. Federal Income Tax Consequences,” and that Frontier shareholders consult their tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:	How much of SPAH’s common stock will Frontier shareholders own upon completion of the merger and co-investment?

A:	It depends. The percentage of Frontier’s common stock (whether voting or non-voting) that existing Frontier shareholders will own after the merger and co-investment will vary depending on whether:

• any Frontier shareholder exercises dissenters’ rights;

• any of SPAH’s 66,624,000 outstanding warrants (after reflecting the co-investment and merger) are exercised; and

• any SPAH public stockholder exercises their right to convert their shares into cash equal to a pro rata portion of the SPAH trust account.

Depending on the scenario, the existing Frontier shareholders will own from 3.9% to 5.5% of SPAH’s common stock after the merger and co-investment.

In addition to the foregoing, the percentage of SPAH’s voting common stock that existing Frontier shareholders will own after the merger and co-investment will depend on whether:

• any SPAH stockholder converts its voting common stock into Non-Voting Common Stock; and

• any SPAH warrantholder elects to receive shares of Non-Voting Common Stock in lieu of voting common stock upon exercise of their warrants.

SP Acq LLC and the Steel Trust have agreed to receive Non-Voting Common Stock as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting. As a result, Frontier shareholders will hold from 4.7% to 5.7% of the voting interests of SPAH depending on whether any Frontier shareholder exercises dissenters’ rights, any of SPAH’s warrants are exercised and whether any SPAH public stockholders exercise their conversion rights. In addition, SPAH, the SPAH insiders, and/or certain of their respective affiliates may negotiate arrangements to provide for the purchase of shares from SPAH public stockholders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares. As a result, Frontier shareholders’ voting interests may be further increased or decreased accordingly in order for SP Acq LLC and the Steel Trust to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock.

For a table outlining the effect of the various scenarios on the percentage of SPAH’s common stock and voting interests that existing Frontier shareholders will own after the merger with Frontier is completed, see “The

Merger and the Merger Agreement — Stock Ownership of Existing SPAH and Frontier Stockholders After the Merger.”

Q:	Do I have dissenters’ rights in respect of the merger?

A:	Yes. If you (i) do not vote in favor of the adoption of the merger agreement and (ii) deliver to Frontier before the special meeting a written notice of dissent and otherwise comply with the requirements of Washington law, you will be entitled to assert dissenters’ rights. A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “The Merger and the Merger Agreement — Frontier Dissenters’ Rights”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this joint proxy statement/prospectus as Annex F.

Q:	What are the U.S. federal income tax consequences of exercising my dissenters’ rights?

A:	The payment of cash to a Frontier shareholder, who exercises his or her dissenters’ rights with respect to such shareholder’s shares of Frontier, will give rise to capital gain or loss equal to the difference between such shareholder’s tax basis in those shares and the amount of cash received in exchange for those shares.

Q:	How do the Frontier insiders intend to vote their shares?

A:	Each of the Frontier’s insiders has agreed to vote their 3,103,451 shares of Frontier common stock (which constitute 6.56% of Frontier’s outstanding shares of common stock), “FOR” the merger proposal.

Q:	Should I send in my share certificates now?

A:	No. You should not send in your share certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your Frontier shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	Frontier will count a properly executed proxy marked “ABSTAIN” with respect to the merger proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the merger will have the same effect as a vote “AGAINST” the proposal but will preclude you from exercising your dissenter’ rights. In order to exercise your dissenters’ rights, you must cast a vote against the merger, deliver to Frontier before the special meeting a written notice of dissent and otherwise comply with the requirements of Washington law.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Frontier without an indication of how the shareholder intends to vote on the merger proposal will be voted in favor of the merger.

Shareholders will not be entitled to exercise their dissenters’ rights if such shareholders return proxy cards to Frontier without an indication of how they desire to vote with respect to the merger proposal or, for shareholders holding their shares in “street name,” if such shareholders fail to provide voting instructions to their banks, brokers or other nominees.

SUMMARY TERM SHEET

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that you should consider before deciding how to vote on any of the proposals described herein. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this proxy statement/prospectus.

The Companies (pages 118 and 143)

SPAH.

SPAH is a blank check company organized under the laws of the State of Delaware on February 14, 2007 to effect an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, of one or more businesses or assets. SPAH’s units, common stock and warrants are currently quoted on the NYSE AMEX LLC under the symbols “DSP.U,” “DSP,” and “DSP.W,” respectively. SPAH’s principal executive office is located at 590 Madison Avenue, 32nd Floor, New York, New York 10022, and its telephone number is (212) 520-2300.

Frontier.

Frontier is a Washington corporation which was incorporated in 1983 and is registered as a bank holding company under the BHC Act. Frontier has one operating subsidiary, Frontier Bank, which is engaged in a general banking business and in businesses related to banking. Frontier common stock is quoted on the NASDAQ Stock Market LLC under the symbol “FTBK.” Frontier’s principal executive offices are located at 332 S.W. Everett Mall Way, P.O. Box 2215, Everett, Washington 98213 and its telephone number is (425) 347-0600.

Recent Developments (page 155)

Frontier.  On March 20, 2009, Frontier Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “FDIC Order”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Washington Department of Financial Institutions (the “Washington DFI”). The regulators alleged that Frontier Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Frontier Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Frontier Bank neither admitted nor denied the alleged charges.

Under the terms of the FDIC Order, Frontier Bank cannot declare dividends or pay any management, consulting or other fees or funds to Frontier, without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Frontier Bank to: (1) review the qualifications of Frontier Bank’s management, (2) provide the FDIC with 30 days written notice prior to adding any individual to the Board of Directors of Frontier Bank (the “Frontier Bank Board”) or employing any individual as a senior executive officer, (3) increase director participation and supervision of Frontier Bank affairs, (4) improve Frontier Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of real estate construction and land development loans, (5) develop a capital plan and increase Tier 1 leverage capital to 10% of Frontier Bank’s total assets by July 29, 2009, and maintain that capital level, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators, (6) implement a comprehensive policy for determining the adequacy of the allowance for loan losses and limiting concentrations in commercial real estate and acquisition, development and construction loans, (7) formulate a written plan to reduce Frontier Bank’s risk exposure to adversely classified loans and nonperforming assets, (8) refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected, (9) refrain from extending additional credit with respect to other adversely classified loans without collecting all past due interest, without the prior approval of a majority of the directors on the Frontier Bank Board or its loan committee, (10) develop a plan to control overhead and other expenses to restore profitability, (11) implement a liquidity and funds management policy to reduce Frontier Bank’s reliance on brokered deposits and other non-core funding sources, and (12) prepare and submit progress reports to the FDIC and the Washington DFI. The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington DFI.

The FDIC Order does not restrict Frontier Bank from transacting its normal banking business. Frontier Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and Washington DFI did not impose any monetary penalties in connection with the FDIC Order.

In addition, on July 2, 2009, Frontier entered into a Written Agreement (the “FRB Written Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”). Under the terms of the FRB Written Agreement, Frontier has agreed to: (i) refrain from declaring or paying any dividends without prior written consent of the FRB; (ii) refrain from taking dividends or any other form of payment that represents a reduction in capital from Frontier Bank without prior written consent of the FRB; (iii) refrain from making any distributions of interest or principal on subordinated debentures or trust preferred securities without prior written consent of the FRB; (iv) refrain from incurring, increasing or guaranteeing any debt without prior written consent of the FRB; (v) refrain from purchasing or redeeming any shares of its stock without prior written consent of the FRB; (vi) implement a capital plan and maintain sufficient capital; (vii) comply with notice and approval requirements established by the FRB relating to the appointment of directors and senior executive officers as well as any change in the responsibility of any current senior executive officer; (viii) not pay or agree to pay any indemnification and severance payments except under certain circumstances, and with the prior approval of the FRB; and (ix) provide quarterly progress reports to the FRB.

Frontier Bank and the Frontier Bank Board also entered into an informal supervisory agreement, called a memorandum of understanding (“Memorandum of Understanding”) with the FDIC dated August 20, 2008 relating to the correction of certain violations of applicable consumer protection and fair lending laws and regulations, principally including the failure to provide certain notices to consumers pursuant to the Flood Disaster Protection Act of 1973, and certain violations of the Truth in Lending Act and Regulation Z.

The Memorandum of Understanding requires Frontier Bank and the Frontier Bank Board to (i) correct all violations found and implement procedures to prevent their recurrence; (ii) increase oversight of the Frontier Bank Board’s compliance function, including monthly reports from Frontier Bank’s compliance officer to the Frontier Bank Board detailing actions taken to comply with the Memorandum of Understanding; (iii) review its compliance policies and procedures and develop and implement detailed operating procedures and controls, where necessary, to ensure compliance with all consumer protection laws and regulations; (iv) establish monitoring procedures to ensure compliance with all consumer protection laws and regulations (including flood insurance), including the documentation and reporting of all exceptions to the Frontier Bank Board and its audit committee; (v) review, expand and improve the quality of such compliance with the frequency of compliance audits to be reviewed and approved annually by the Frontier Bank Board or audit committee, with a goal of auditing compliance at least annually; (vi) ensure that Frontier Bank’s compliance management function has adequate staff, resources, training and authority for the size and structure of Frontier Bank; (vii) establish flood insurance monitoring procedures to ensure loans are not closed without flood insurance and prior notices to customers required by law, that lapses of flood insurance do not occur, and to develop methods to ensure that adequate amounts of flood insurance are provided, with Frontier Bank agreeing to force — place flood insurance when necessary; (viii) provide additional training for all Frontier Bank personnel, including the Frontier Bank Board and audit and compliance staff for applicable laws and regulations; and (ix) furnish quarterly progress reports to the Regional Director of the FDIC detailing the actions taken to secure compliance with the Memorandum of Understanding until the Regional Director has released the institution, in writing, from submitting further reports. Frontier Bank was assessed civil monetary penalties of $48,895 for flood insurance violations and required to pay $10,974 in restitution to customers for certain violations of the Truth in Lending Act and Regulation Z.

Frontier has been actively engaged in responding to the concerns raised in the FDIC Order, the FRB Agreement and the Memorandum of Understanding and believes it has addressed all the regulators’ requirements and that it is in compliance with all the terms of these regulatory actions, with the exception of increasing Tier 1 leverage capital to 10% of the Bank’s total assets. As of June 30, 2009, Frontier’s Tier 1 leverage capital ratio was 6.49%. With the consummation of the merger, Frontier believes it can increase its Tier 1 capital to compliance levels. Frontier’s efforts to raise additional capital began in the third quarter of 2008, when the Frontier Board retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to assist in raising capital and deleveraging Frontier’s balance sheet. Frontier’s ability to raise additional capital has been adversely affected by unfavorable conditions in the capital markets and Frontier’s financial performance, and Frontier has not been able to raise additional capital to date. If Frontier cannot raise additional capital, continue to shrink its balance sheet and/or enter into a strategic merger or sale, Frontier may not be able to sustain further deterioration in its financial condition and further regulatory actions or restrictions may be taken against Frontier, including monetary penalties and the potential closure of Frontier Bank.

These regulatory actions may adversely affect Frontier’s ability to obtain regulatory approval for future initiatives requiring regulatory action, such as acquisitions. The regulatory actions will remain in effect until modified or terminated by the regulators.

It is a condition to closing the merger that each of (i) the FDIC Order, (ii) the FRB Written Agreement, and (iii) Memorandum of Understanding, will have to be modified in a manner reasonably acceptable to SPAH, including the elimination of certain provisions and consequences related thereto. Although no final decisions have been made as to the specific provisions that must be modified, it is anticipated that SPAH would seek relief from limitations in the FDIC Order on the ability of Frontier Bank to pay dividends to Frontier, and similarly, relief from the FRB Written Agreement on the ability of Frontier to pay dividends to its shareholders. In addition, SPAH would anticipate seeking relief from the FDIC and the FRB requirements to seek prior approval for changes in senior officers and directors of Frontier Bank and Frontier, respectively. SPAH also anticipates seeking relief from restrictions in the FDIC Order on Frontier Bank’s ability to extend additional credit with respect to borrowers whose loans are adversely classified or classified as a loss and uncollected. Additional modifications may be sought depending upon further discussions with the regulatory agencies. At the present time, Frontier has not received any indication from any of the regulatory agencies that such modifications will be forthcoming and does not have any agreements, formal or otherwise, regarding the consequences of failing to consummate the merger with SPAH.

Following the consummation of the merger, as part of the analysis performed in conjunction with the acquisition method of accounting based on SFAS 141(R), SPAH intends to write down approximately $200 million of Frontier non-performing loans.

The Merger and the Merger Agreement (page 62)

SPAH and Frontier have agreed to combine their businesses under the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, each share of Frontier common stock issued and outstanding at the effective time of the merger will be converted into 0.0530 shares of newly issued SPAH common stock and 0.0530 newly issued warrants of SPAH, having the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger, after giving effect to the warrant amendment proposal. Based on the closing price of SPAH’s common stock on July 28, 2009 of $9.73, which was the last trading day prior to the date of the signing of the merger agreement, Keefe Bruyette calculated an implied consideration of $0.51569 per share of Frontier common stock. However, based on current market prices, the implied consideration may be less than the market price of Frontier common stock.

SPAH stockholders will continue to own their existing shares of SPAH common stock after the merger, except that upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of its founder’s shares and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of their founder’s shares.

We cannot complete the merger unless, among other things, we obtain the necessary government approvals, SPAH’s application to become a bank holding company is approved, the stockholders of each of SPAH and Frontier approve the merger proposal, SPAH stockholders approve the amendments to SPAH’s Amended and Restated Certificate of Incorporation, and SPAH’s warrantholders approve the amendment to the Warrant Agreement.

Upon consummation of the merger with Frontier, the funds currently held in SPAH’s trust account (less any amounts paid to stockholders who exercise their conversion rights, released as deferred underwriting compensation and/or used to purchase shares held by SPAH public stockholders who intend to vote against the merger and seek conversion or who otherwise wish to sell their shares) and proceeds from the co-investment will be released to SPAH. SPAH intends to pay any additional expenses related to the merger and hold the remaining funds as capital pending use for general corporate and strategic purposes. Such purposes could include increasing the capital of Frontier Bank, making additional loans, future mergers and acquisitions, branch construction, asset purchases, payment of dividends, repurchases of shares of SPAH common stock and general corporate purposes. Until such capital is fully leveraged or deployed, SPAH may not be able to successfully deploy such capital and SPAH’s return on equity could be negatively impacted.

Reasons for the Merger (pages 66 and 73)

SPAH.  In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the SPAH Board reviewed various financial data, due diligence materials and other information. In addition, in reaching its decision to approve the merger agreement, the SPAH Board considered a number of factors, both positive and negative, including, among others:

•	financial condition and results of operations of Frontier, including a tangible book value of $268.8 million, gross loans of $3.4 billion and total assets of $4.0 billion as of June 30, 2009;

•	the growth potential associated with Frontier, including potential for loan growth, enhanced operating margins and operating efficiencies;

•	the balance sheet make-up and product mix, including the loan and deposit mix of Frontier;

•	the experience and skill of Frontier’s management, including Patrick M. Fahey, the current Chairman and Chief Executive Officer of Frontier who will become Chief Executive Officer of SPAH in the merger;

•	the interests of certain officers, directors and affiliates of SPAH;

•	the issuance of the FDIC Order and the Memorandum of Understanding;

•	the issuance of the FRB Written Agreement; and

•	the deterioration of Frontier’s loan portfolio, centered in its real estate construction and land development loans, including approximately $764.6 million in nonperforming loans predominately existing in construction real estate loans and land development and $98.6 million in loan loss reserves as of June 30, 2009.

These factors and others are more fully discussed under the heading “The Merger and the Merger Agreement — Reasons of SPAH for the Merger” beginning on page 66. After reviewing all of these factors, the SPAH Board unanimously determined that the merger proposal and the transactions contemplated thereby are in the best interests of SPAH and unanimously recommended that SPAH’s stockholders vote at the special meeting to adopt the merger agreement.

Frontier.  In reaching its determination to adopt the merger agreement, the Frontier Board consulted with Frontier’s management and its financial and legal advisors, and considered a number of factors, including, among others:

•	the ability of the merger to recapitalize and revitalize Frontier, restore its regulatory capital to well-capitalized levels, and achieve compliance with bank regulatory requirements;

•	the Frontier Board’s assessment of the financial condition of SPAH and of the business, operations, capital level, asset quality, financial condition and earnings of the combined company on a pro forma basis. This assessment was based in part on presentations by Sandler O’Neill, Frontier’s financial advisor, and Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”), whom Frontier retained solely to render a fairness opinion, and Frontier’s management and the results of the due diligence investigation of SPAH conducted by Frontier’s management and financial and legal advisors;

•	the financial and growth prospects for Frontier and its shareholders of a business combination with SPAH as compared to continuing to operate as a stand-alone entity;

•	the information presented by Sandler O’Neill to the Frontier Board with respect to the merger and the opinion of Keefe Bruyette that, as of the date of that opinion, the merger consideration is fair from a financial point of view to the holders of Frontier common stock (see “— Opinion of Keefe Bruyette” below);

•	the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Frontier in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Frontier;

•	the fact that SPAH has agreed to: (i) employ Patrick M. Fahey as Chief Executive Officer of the combined company, and (ii) appoint Mr. Fahey and three other member of the Frontier Board as directors of SPAH and Frontier Bank, which are expected to provide a degree of continuity and involvement by Frontier constituencies following the merger, in furtherance of the interests of Frontier’s shareholders, customers and employees;

•	current conditions in the U.S. capital markets, including the unavailability of other sources of capital, strategic or other merger partners to Frontier;

•	that directors and officers of Frontier have interests in the merger in addition to their interests generally as Frontier shareholders, including change of control agreements for five of its current executive officers;

•	the effect of a termination fee of up to $2.5 million in favor of SPAH, including the risk that the termination fee might discourage third parties from offering to acquire Frontier by increasing the cost of a third party acquisition and, while SPAH has not agreed to pay Frontier any termination fee, Frontier was required to waive any claims against the trust account, if, for example, SPAH breaches the merger agreement;

•	the risk to Frontier and its shareholders that SPAH may not be able to obtain required regulatory approvals, or necessary modifications to the FDIC Order, the FRB Agreement and the Memorandum of Understanding, and the risk of failing to consummate the transaction;

•	the SPAH stock and SPAH warrants to be received in exchange for Frontier common stock pursuant to the merger agreement and resulting pro forma ownership levels in relation to the historical trading prices of Frontier common stock, as compared to other possible scenarios in the view of the Frontier Board’s financial advisor;

•	the current condition of Frontier and the future prospects of the business in light of the current economic environment and the likelihood that Frontier would need to raise capital in order to protect against future loan losses and achieve compliance with the FDIC Order and the FRB Agreement;

•	the fact that Frontier’s existing capital resources were limiting management’s ability to effectively manage certain problem credits;

•	uncertainty about how much of SPAH’s trust account will be available for working capital after closing; and

•	the pending regulatory actions against Frontier, Frontier’s noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Frontier Bank, and the risk of further regulatory action and penalties, including the potential closure of Frontier Bank.

These factors and others are more fully discussed under the heading “The Merger and the Merger Agreement — Reasons of Frontier for the Merger” beginning on page 73. After reviewing all of these factors, the Frontier Board unanimously determined that the merger and the transactions contemplated thereby are in the best interests of Frontier and Frontier’s shareholders and unanimously recommended that Frontier’s shareholders vote at the Frontier special meeting to approve the merger agreement.

Frontier Obtained an Opinion that the Merger Proposal Consideration is Fair to Frontier’s Shareholders from a Financial Point of View (page 75)

Keefe Bruyette was retained by Frontier solely to render an opinion to the Frontier Board with respect to the fairness, from a financial point of view, of the merger proposal consideration. Keefe Bruyette rendered an opinion to the Frontier Board that, as of July 29, 2009, the date the Frontier Board voted on the merger proposal, the consideration to be received in the transaction was fair to Frontier’s shareholders from a financial point of view. A copy of the opinion delivered by Keefe Bruyette is attached to this joint proxy statement/prospectus as Annex E. Frontier’s shareholders should read the opinion completely to understand the assumptions made, matters considered, limitations and qualifications of the review undertaken by Keefe Bruyette in providing its opinion.

Regulatory Approvals (page 88)

SPAH and Frontier have agreed to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Washington DFI, each as detailed below. The merger cannot proceed in the absence of these regulatory approvals. Any approval granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than SPAH’s management contemplates, and approval may not be granted in the timeframes desired by SPAH and Frontier. Regulatory approvals, if granted, may contain terms that relate to deteriorating economic conditions both nationally and in Washington; bank regulatory supervisory reactions to the current economic difficulties may not be specific to Bank or SPAH. Although SPAH and Frontier expect to obtain the timely required regulatory approvals, there can be no assurance as to if or when these regulatory approvals will be obtained, or the terms and conditions on which the approvals may be granted.

As noted, the merger is subject to the prior approval of the Federal Reserve. SPAH filed an application with the Federal Reserve on August 12, 2009. In evaluating the merger, the Federal Reserve is required to consider, among other factors, (1) the financial condition, managerial resources and future prospects of the institutions involved in the transaction; and (2) the convenience and needs of the communities to be served, and the record of performance under the Community Reinvestment Act (the “CRA”). The BHC Act, and Regulation Y promulgated thereunder by the Federal Reserve (“Regulation Y”), prohibit the Federal Reserve from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any area of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

The merger may not be consummated any earlier than the 15th day (or the 5th day if expedited processing is granted by the Federal Reserve) following the date of approval of SPAH’s bank holding company application by the Federal Reserve, during which time the United States Department of Justice is afforded the opportunity to challenge the merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction were to specifically order otherwise.

The merger also is subject to the prior approval of the Washington DFI. SPAH filed an application with the Washington DFI on August 14, 2009. The Washington DFI may disapprove a change of control of a state bank within 60 days of the filing of a complete application (or for an extended period not exceeding an additional 15 days) if it determines that the transaction is not in the public interest and for other reasons specified under Washington law.

Expected Tax Treatment as a Result of the Merger (page 191)

We have structured the merger so that it will be considered a reorganization for U.S. federal income tax purposes. If the merger is a reorganization for U.S. federal income tax purposes, Frontier’s shareholders generally will not recognize any gain or loss on the exchange of shares of Frontier common stock for shares of SPAH common stock and SPAH warrants. Determining the actual tax consequences of the merger to a Frontier shareholder may be complex. These tax consequences will depend on each stockholder’s specific situation and on factors not within our control. Frontier’s shareholders should consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

If you are a SPAH stockholder and exercise your conversion rights or if you are a Frontier shareholder and exercise your dissenters’ rights, you will generally be required to treat the exchange of your shares for cash as a sale of the shares and recognize gain or loss in connection with such sale.

In conjunction with the merger, SPAH warrantholders will vote on whether to amend the terms of their warrants. If the terms of the warrants are amended, a warrantholder will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the consummation of the transactions contemplated by the merger agreement. We expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization for U.S. federal income tax purposes, a warrantholder will not recognize any gain or loss on the deemed exchange of his or her old warrants for new warrants as a result of the amendment.

Accounting Treatment (page 88)

The merger will be accounted for using the acquisition method of accounting, with SPAH being treated as the acquiring entity for accounting purposes pursuant to the provisions Statement of Financial Accounting Standards No. 141R (SFAS 141R). Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and the co-investment. Determination of control places emphasis on the stockholder group that retains the majority of voting rights in the combined entity. If the accounting acquirer cannot be determined based upon relative voting interests, other indicators of control are considered in the determination of the accounting acquirer, including: control of the combined entity’s board of directors, the existence of large organized minority groups, and senior management of the combined entity.

SFAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the merger date. In addition, SFAS No. 141R establishes that the consideration transferred include the fair value of any contingent consideration arrangements and any equity or assets exchanged are measured at the closing date of the merger at the then-current market price.

The SPAH Board After the Merger (page 86)

Under the terms of the merger agreement, SPAH will recommend for stockholder approval the election of Warren G. Lichtenstein and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified. Upon the election of the Frontier nominees to the SPAH Board and, upon consummation of the merger, the SPAH Board will consist of five (5) members, with Mr. Lichtenstein serving as the Chairman of the Board.

The Frontier Bank Board After the Merger (page 86)

Under the terms of the merger agreement, upon consummation of the merger, the Frontier Bank Board will consist of five (5) directors, comprised of SPAH’s designee, John McNamara, to serve as Chairman of the Board, and four (4) directors from Frontier, comprised of Patrick M. Fahey, and three (3) other existing members of the Frontier Bank Board.

Management and Operations After the Merger (page 87)

Each of the current executive officers of SPAH will resign upon consummation of the merger, other than Warren G. Lichtenstein who will continue to serve as Chairman of the Board, although he will resign as President and Chief Executive Officer of SPAH. The existing management team of Frontier will manage the business of the combined company following the merger.

Completion of the Merger is Subject to Certain Conditions (page 96)

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the Initial Charter Amendments and the Subsequent Charter Amendments;

•	the adoption of the warrant amendment proposal by SPAH warrantholders;

•	the adoption of the merger agreement by SPAH and Frontier stockholders;

•	no more than 10% (minus one share) of SPAH public stockholders vote against the merger agreement and thereafter exercise their conversion rights;

•	no more than 10% of the holders of Frontier common stock entitled to vote on the merger exercise their dissenters’ rights;

•	the approval of SPAH’s application to become a bank holding company;

•	receipt of all required regulatory approvals, including the approval of the Federal Reserve and the Washington DFI; and

•	each of (i) the FDIC Order, (ii) the FRB Written Agreement, and (iii) the Memorandum of Understanding, will have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

These conditions and others are more fully discussed under the heading “The Merger and the Merger Agreement — The Merger Agreement — Conditions to the Closing of the Merger”. Some of these closing conditions, including the closing condition that no more than 10% (minus one share) of SPAH public stockholders may vote against the merger agreement and thereafter exercise their conversion rights, may be waived by SPAH.

Termination of the Merger Agreement (page 97)

Notwithstanding the approval of the merger proposal by SPAH and Frontier stockholders, we can mutually agree at any time to terminate the merger agreement at any time prior to the effective time:

•	By mutual written agreement of SPAH and Frontier;

•	By either party if the other party is in breach of any of its representations, warranties or covenants under the merger agreement which cannot be or has not been cured within 5 days after the giving of written notice by the non-breaching party to the breaching party of such breach;

•	By either party in the event (i) any consent of any regulatory authority required for consummation of the merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and nonappealable, (iii) the stockholders of SPAH or Frontier fail to vote their approval of the matters relating to the merger agreement and the transactions contemplated thereby at SPAH’s special meeting of stockholders or Frontier’s special meeting of shareholders, respectively, where such matters were presented to such stockholders for approval and voted upon, or (iv) if applicable, holders of 10% or more of the shares sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights;

•	By either party in the event that the merger shall not have been consummated by December 31, 2009, in the event SPAH extends its corporate life beyond October 10, 2009;

•	By either party if the other party’s board of directors fails to reaffirm its approval upon the other party’s request for such reaffirmation of the merger or if such other party’s board of directors resolves not to reaffirm the merger;

•	By either party if the other party’s board of directors fails to include in the joint proxy statement/prospectus its recommendation, without modification or qualification, that the stockholders approve the merger or if the party’s board of directors withdraws, qualifies, modifies, proposes publicly to withdraw, qualify, or modify, in a manner adverse to the other party, the recommendation that the stockholders approve the merger;

•	By either party if the other party’s board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the other party’s board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer;

•	By either party if the other party’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger; or

•	By either party if the party terminating is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, and prior to the adoption of the merger proposal by the stockholders, the other party’s board of directors has (1) withdrawn or modified or changed its recommendation of approval of the merger agreement in a manner adverse to the terminating party in order to approve and permit the other party to accept a superior proposal and (2) determined, after consultation with, and the receipt of advice from outside legal counsel to the other party, that the failure to take such action as described in the preceding clause (1) would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law, provided, however, that at least five business days prior to any such termination, the terminating party shall, and shall cause its advisors to, negotiate with the other party, if such party elects to do so, to make such adjustments in the terms and conditions of the merger agreement as would enable the other party to proceed with the merger on the adjusted terms.

Interests of SPAH’s Directors and Officers and Others in the Merger (page 68)

When considering the recommendations of the SPAH Board, you should be aware that some of SPAH’s directors and officers and other have interests in the merger proposal that may differ from the interests of other stockholders:

•	Warren G. Lichtenstein will serve as the Chairman of the SPAH Board following the consummation of the merger;

•	John McNamara will serve as Chairman of the Frontier Bank Board following the consummation of the merger;

•	if the merger is not approved and SPAH is required to liquidate, all the shares of common stock and all the warrants held by the SPAH insiders (including SP Acq LLC and SP II), which, as of the record date, for the shares, were worth approximately $[ ] per share and approximately $[ ] in the aggregate and, for the warrants, were worth approximately $[ ] per warrant and approximately $[ ] in the aggregate, will be worthless. Since Mr. Lichtenstein, SPAH’s Chairman of the Board, President and Chief Executive Officer, may be deemed the beneficial owner of shares held by SP Acq LLC and SP II, he may also have a conflict of interest in determining whether a particular target business is appropriate for SPAH and its stockholders. However, upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of its founder’s shares and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker have agreed to forfeit an aggregate of 465,530 of their founder’s shares;

•	if SPAH liquidates prior to the consummation of a business combination, SP Acq LLC and Mr. Lichtenstein will be personally liable if and to the extent any claims by a third party for services rendered or products sold, or by a prospective business target, reduce the amounts in the trust account available for distribution to SPAH stockholders in the event of a dissolution and liquidation; and

•	unless SPAH consummates an initial business combination, its officers and directors, its employees, and affiliates of SP Acq LLC and their employees will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account and the $3.5 million in interest income on the balance of the trust account that has been released to SPAH to fund its working capital requirements.

Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement. Additionally, upon consummation of the merger, the underwriters in SPAH’s initial public offering will be entitled to receive approximately $17.3 million of deferred underwriting discounts and commissions currently held in SPAH’s trust account. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger. If the merger is not consummated and SPAH is required to liquidate, the underwriters have agreed to forfeit any rights or claims to their deferred underwriting discounts and commissions then in the trust account, and those funds will be included in the pro rata liquidation distribution to the SPAH public stockholders.

Certain Benefits of Directors and Officers of Frontier (page 81)

When considering the recommendations of the Frontier Board, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders, including the following:

•	Stock Ownership. The directors, executive officers and principal shareholders of Frontier, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 3,103,451 shares of Frontier common stock, including 253,154 shares of restricted stock that has or will be vested at the time of the merger, representing 6.56% of the total outstanding shares of Frontier common stock;

•	Change of Control Agreements. Frontier is a party to change of control agreements with five of its current executive officers, John J. Dickson, Carol E. Wheeler, R. James Mathison, Robert W. Robinson and Lyle E. Ryan. These agreements generally provide that in the event of a termination of employment in connection with, or within 24 months after, a change of control, for reasons other than cause, the executive will receive a lump sum payment on the first day of the seventh month after the termination of his or her employment in an amount equal to two times the amount of his or her salary and bonus for the twelve months prior to the effective date of the change of control and will continue to be covered by applicable medical and dental plans for 24 months following termination of employment. In the event an executive, after attaining age 60, voluntarily retires within 12 months following a change of control, the executive will receive a lump sum payment equal to one times the amount of his or her salary and bonus, and will continue to be covered by applicable medical and dental plans for 12 months following termination of employment. The maximum aggregate amount of such payments (based on two times their salaries and bonuses) due to Messrs. Dickson, Mathison, Robinson and Ryan, and Ms. Wheeler, upon such termination of their employment would be $698,250, $419,250, $409,500, $518,020, and $368,250, respectively.

In addition, the vesting of restricted stock awards granted under Frontier’s 2006 Stock Option Plan will accelerate upon the effective time of the merger.

•	Insurance and Indemnification. SPAH has agreed to use reasonable best efforts to maintain Frontier’s existing policies of directors and officers liability insurance (or at SPAH’s option, obtain comparable coverage under its own insurance policies) for a period of six years after the merger with respect to claims arising from facts or events which occurred prior to the effective time of the merger, subject to a maximum premium limit of $1,150,000. SPAH has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Frontier for six years after the merger.

•	Certain Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee matters.

At and following the effective time of the merger, SPAH will assume and honor certain Frontier severance and change of control agreements that Frontier had with its officers and directors on July 24, 2009.

Transfer Restrictions of SPAH Insiders and Frontier Insiders upon Consummation of the Merger (pages 68 and 88)

SPAH Insiders.  Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own. The SPAH insiders previously agreed not to sell or transfer their founder’s units and the founder’s shares and initial founder’s warrants comprising the founder’s units (including the common stock to be issued upon the exercise of the initial founder’s warrants) for a period of one year from the date the merger is consummated, except in each case to permitted transferees who agree to be subject to the same transfer restrictions. The Steel Trust has agreed to be subject to these transfer restrictions.

SP II has previously agreed not to sell or transfer the co-investment units, co-investment shares or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) until one year after SPAH completes the merger except to permitted transferees who agree to be bound by such transfer restrictions. The Steel Trust has agreed to be subject to these transfer restrictions. We refer to these agreements with the SPAH insiders and their permitted transferees as “lock-up agreements.”

Frontier Insiders.  The Frontier insiders have agreed not sell, pledge, transfer or otherwise dispose of the shares of SPAH common stock and SPAH warrants for a one year period ending on the first anniversary of the consummation of the merger.

Comparative Rights of Stockholders (page 204)

The rights of SPAH stockholders are currently governed by Delaware law, the SPAH Certificate of Incorporation and the bylaws of SPAH (the “SPAH Bylaws”). The rights of Frontier’s shareholders are currently governed by Washington law and Frontier’s amended and restated articles of incorporation (the “Frontier Articles of Incorporation”) and 2003 restated bylaws (the “Frontier Bylaws”). Upon consummation of the merger, the stockholders of Frontier will become stockholders of SPAH and the SPAH Certificate of Incorporation, as proposed to be amended and restated, the SPAH Bylaws and Delaware law will govern their rights. The SPAH Certificate of Incorporation and SPAH Bylaws differ somewhat from those of Frontier. Material differences include:

•	The SPAH Bylaws provide that a director can be removed with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors; in comparison, the Frontier Articles of Incorporation provide that a director may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the director whose removal is sought.

•	The Frontier Articles of Incorporation and Frontier Bylaws divide the Frontier Board into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term; in comparison, SPAH does not have a staggered board and each director is elected for a term that expires at the next annual meeting of stockholders.

•	SPAH has elected not to be governed by Section 203 of the Delaware General Corporation Law (the “DGCL”), which limits business combinations, including mergers, with an “interested stockholder”; in comparison, under the WBCA, Frontier is prohibited, with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons beneficially owning 10% or more of its voting securities for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors prior to the date on which the acquiring person first obtained 10% share ownership.

•	After the merger with Frontier is completed, adoption of a subsequent merger agreement or consolidation of SPAH with a different entity will require the affirmative vote of the holders of a majority of the outstanding shares of SPAH common stock entitled to vote; in comparison, certain mergers and share exchanges of Frontier must be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon.

For a more complete description of the difference between the rights of the stockholders of SPAH and the rights of shareholders of Frontier, please refer to the section entitled “Comparative Rights of SPAH and Frontier.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this joint proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this joint proxy statement/prospectus.

Risks Related to the Business of Frontier

The continued downturn in Frontier’s real estate market areas and weakness in the economy could adversely affect Frontier’s financial condition and profitability.

The Washington and Oregon economies and real estate markets experienced a significant, dramatic downturn in the past year, and with significant declines in real estate values. Average home sale prices declined by 16.1% year over year in Washington as of June 30, 2009, and 13.4% year over year as of December 31, 2008 and average home sale prices had declined by 9.8% year over year in Oregon as of September 30, 2008, according to data published by the National Association of Realtors, while home sales slowed significantly declining by 19.8% and 15.2% in Washington and Oregon, respectively. Unemployment increased by 3.8% to 9.1% in Washington over the twelve months ended June 30, 2009, and by 5.6% to 11.9% in Oregon over the same period, according to the National Bureau of Labor Statistics, while according to RealtyTrac foreclosures rose by 94% and 84% in Washington and Oregon, respectively.

Frontier is currently operating in a challenging and uncertain economic environment, both nationally and locally. Like many other financial institutions, Frontier is being affected by sharp declines in the real estate market, constrained financial markets and a weak economy. Continued declines in real estate values and home sales and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Frontier’s borrowers or their customers and demand for Frontier’s products and services, which could adversely affect Frontier’s financial condition and earnings, increase loan delinquencies, defaults and foreclosures, and significantly impair the value of Frontier’s collateral and its ability to sell the collateral upon foreclosure.

Frontier is experiencing deterioration in its loan portfolio, centered in its residential construction and land development loans.

As of June 30, 2009, approximately 85.4% of Frontier’s loan portfolio was comprised of loans secured by real estate. Of this 85.4% of real estate loans, 35% are commercial real estate loans, 21% are residential construction loans, 16% are land development loans, 15% are term 1-4 family residential loans, 9% are lot loans and 4% are commercial construction loans. Frontier has been experiencing deterioration in its loan portfolio, centered in its residential construction and land development loans. Many of these loans are maturing and classified as nonperforming assets while Frontier works with the borrowers to maximize its recovery. If loan payments from borrowers are over 90 days past due, or sooner if normal repayment cannot resume, the loans are placed on nonaccrual status, thereby reducing and/or reversing previously accrued interest income. From third quarter 2008 to June 30, 2009, Frontier’s nonperforming and nonaccrual loans increased significantly, from $205.2 million to $764.6 million, $513.2 million of which were residential construction and land development loans, which represent 43.1% of Frontier’s residential construction and land development loans. The contraction or expansion of Frontier’s nonaccrual loan portfolio and other real estate owned (“OREO”) properties in future periods will depend upon the company’s ongoing collection efforts and changes in market conditions. Frontier has a dedicated a team of 38 employees focused on the management of problem loans, but there is no guarantee that this team will be able to effectively manage the amount of problem loans Frontier may encounter in the future. Additional information regarding credit risk is included in “Information About Frontier — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Loans.”

Frontier’s management believes that there is the potential for additional loan losses beyond those recognized as of June 30, 2009, particularly with respect to Frontier Bank’s construction and land development portfolio, and these losses could be significantly greater than management presently expects, particularly if economic conditions deteriorate further.

Frontier Bank’s loan portfolio and allowance for loan losses are assessed each quarter by management, and were subject to recent examinations by its federal and state regulators. Further, in its efforts to refine Frontier Bank’s assessment of inherent risk in Frontier Bank’s loan portfolio, Frontier Bank has performed extensive reviews and analyses. As a result of these reviews and analyses, assuming a continuing weak economy, Frontier believes the potential for additional deterioration in the Bank’s loan portfolio may result in additional loan losses of approximately $200 million, primarily as a result of decreased residential and commercial real estate values, increased financial stress on borrowers, bankruptcies and related expenses of collection, foreclosure and OREO, and such losses can be further increased if the adverse economic conditions become more severe or continue longer than Frontier anticipates. Any such additional loan losses, should they occur, would adversely affect Frontier’s financial condition and profitability.

Due to unforeseen circumstances and/or changes in estimates, Frontier’s allowance for loan losses may not be adequate to cover actual losses.

An essential element of Frontier’s business is to make loans. Frontier maintains an allowance for loan losses that it believes is a reasonable estimate of known and inherent losses within the loan portfolio. At June 30, 2009, Frontier’s allowance for loan losses was $98.6 million or 2.89% of its total loans of $3.4 billion. The determination of the appropriate level of loan loss allowance as well as the appropriate amount of loan charge-offs (net of loan recoveries) is an inherently difficult process and is based on numerous assumptions and there may be a range of potential estimates. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in Frontier’s real estate markets and interest rates that are beyond Frontier’s control. Frontier’s underwriting policies, credit monitoring processes and risk management systems and controls may not prevent unexpected losses. In addition, bank regulators periodically review Frontier’s allowance for loan losses and may require Frontier to increase its provision for loan losses or recognize further loan charge-offs.

While SPAH has reviewed Frontier’s loan portfolio, allowance for loan losses, loan charge-offs and loan recoveries, there is no precise method for predicting credit losses since any estimate of loan losses is necessarily subjective and the accuracy depends on the outcome of future events. Upon consummation of the merger, management of the combined company will make its own independent evaluation of the loan portfolio and make adjustments to the loan loss allowance as necessary. The allowance for loan losses may be further changed upon the continued review of bank regulators. Although SPAH believes, based on its review of Frontier’s loan portfolio, that upon a post merger evaluation of the loan portfolio the combined company will have sufficient capital following the consummation of the merger to absorb potential increases in loan charge-offs, while maintaining adequate capital ratios, there can be no assurance that any revised allowance for loan losses will be adequate to cover actual loan losses. Any significant increases in the allowance for loan losses would adversely affect the capital base and earnings of the combined company.

Defaults and related losses in Frontier’s residential construction and land development loan portfolio could result in a significant increase in OREO balances and the number of properties to be disposed of, which would adversely affect Frontier’s financial results.

As part of Frontier’s collection process for all nonperforming real estate loans, the company may foreclose on and take title to the property serving as collateral for the loan. Real estate owned by Frontier and not used in the ordinary course of its operations is referred to as other real estate owned (OREO) property. Frontier expects to take additional properties into OREO. Increased OREO balances lead to greater expenses as the company incurs costs to manage and dispose of the properties and, in certain cases, complete construction of improvements prior to sale. Any decrease in sale prices on properties may lead to OREO write-downs with a corresponding expense in Frontier’s income statement. Frontier’s management expects that earnings over the next several quarters could be negatively affected by various expenses associated with OREO, including personnel costs, insurance and taxes, completion and repair costs, and other costs associated with property ownership, as well as by the funding costs associated with assets that are tied up in real estate during the period they are held in OREO. The management and oversight of OREO is time consuming and can be complex and can require significant resources of Frontier’s management and employees. Frontier will also be at risk of further declines in real estate prices in the market areas in which the company conducts its lending business.

Restrictions imposed by regulatory actions could have an adverse effect on Frontier and failure to comply with any of its provisions could result in further regulatory action or restrictions.

The businesses and operations of Frontier and its subsidiary, Frontier Bank, are currently subject to regulatory actions, including the FDIC Order and the FRB Written Agreement, which , for example, generally prohibit Frontier Bank from paying dividends (effectively prohibiting any dividends by its holding company, Frontier, because substantially all earnings of Frontier are derived from Frontier Bank), repurchasing stock, retaining new directors or senior managers or changing the duties of senior management, paying management or consulting fees or other funds to Frontier, and extending additional credit with respect to nonperforming and adversely classified loans which management believes, complicates the workout of troubled loans. The FDIC Order also requires Frontier Bank to raise its Tier 1 leverage capital ratio to a higher than normal level of 10% of its assets, by July 29, 2009, and to maintain that capital level, in addition to maintaining a fully funded allowance for loan losses satisfactory to the FDIC and the Washington DFI. These and other regulatory actions are described in more detail in “Information About Frontier — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Actions.” The FDIC identified deficiencies in the management and supervision of Frontier Bank that primarily relate to loan underwriting, procedures and monitoring, excessive concentrations in construction and land development loans, and related concerns about Frontier Bank’s capital and liquidity. Management believes it has addressed the concerns and that it is in compliance with all the requirements of the FDIC Order and the FRB Written Agreement, other than the Tier 1 capital requirement for Frontier Bank. Frontier believes it can increase its Tier 1 capital to compliance levels with the consummation of the merger. However, these regulatory actions and any future actions could continue to limit Frontier’s growth and adversely affect its earnings, business and operations. In addition, failure to comply with these regulatory actions or any future actions could result in further regulatory actions or restrictions, including monetary penalties and the potential closure of Frontier Bank.

Frontier’s profitability and the value of stockholder’s investments may suffer because of rapid and unpredictable changes in the highly regulated environment in which Frontier operates.

Frontier is subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area. See “Supervision and Regulation”. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, or may have a significant impact on the financial services industry. These regulations, which are generally intended to protect depositors and not stockholders, and the interpretation and application of them by federal and state regulators, are beyond Frontier’s control, may change rapidly and unpredictably and can be expected to influence earnings and growth. For example, the FDIC and the Federal Reserve recently issued joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices that sets forth supervisory criteria to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny. The Guidance applies to Frontier Bank, based on Frontier’s current loan portfolio, and Frontier’s management expects that the company’s business and operations will be subject to enhanced regulatory review for the foreseeable future. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of allowance for loan losses. Frontier’s success depends on Frontier’s continued ability to maintain compliance with these regulations. Increased regulation and supervision of the banking and financial industry as a result of the existing financial crisis. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities.

Market and other constraints on Frontier’s construction loan origination volume are expected to lead to decreases in the company’s interest and fee income that are not expected to be fully offset by reductions in its noninterest expenses.

Due to existing conditions in housing markets in the areas where Frontier operates, the recession and other factors, Frontier projects the company’s construction loan originations to be materially constrained in 2009 and beyond. Additionally, management’s revised business plan will de-emphasize the origination of construction loans. This will lower interest income and fees generated from this part of Frontier’s business. Unless this revenue decline is offset by other areas of Frontier’s operations, the company’s total revenues may decline relative to its total noninterest expense. Frontier expects that it will be difficult to find new revenue sources in the near term to completely offset expected declines in the company’s interest income. In that regard, the adverse economic conditions that began in 2007 and that have continued into 2009 have significantly reduced Frontier’s origination of all new loans, and Frontier’s management cannot assure you that the company’s total loans or assets will increase or not decline in 2009.

Fluctuations in interest rates could reduce Frontier’s profitability and affect the value of its assets.

Frontier’s earnings and cash flows are largely dependent upon the company’s net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond Frontier’s control, including but not limited to; general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest Frontier receives on loans and securities and the amount of interest Frontier pay on deposits and borrowings, but such changes could also affect the company’s ability to originate loans and obtain deposits as well as the fair value of its financial assets and liabilities. If the interest Frontier pays on deposits and other borrowings increases at a faster rate than the interest it receives on loans and other investments, Frontier’s net interest income, and therefore earnings, could be adversely effected. Earnings could also be adversely affected if the interest Frontier receives on loans and other investments fall more quickly than the interest it pays on deposits and other borrowings.

Concern of customers over the safety of their deposits may cause a decrease in deposits.

With recent increased concerns about bank failures, customers increasingly are concerned about the safety of their deposits and the extent to which their deposits are insured by the FDIC. Customers may not believe Frontier is a safe place to keep their deposit accounts and they may remove their deposit accounts. Additionally, customers may withdraw deposits from Frontier Bank in an effort to ensure that the amount they have on deposit at Frontier Bank is fully insured. Decreases in deposits may adversely affect Frontier’s funding costs, liquidity and net income. In addition, if the FDIC reduces the limit on FDIC coverage to $100,000 per account after December 31, 2013, customers may become increasingly more concerned about the safety of their deposits.

Liquidity risk could impair Frontier’s ability to fund operations and jeopardize the company’s financial condition.

Liquidity is essential to Frontier’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on Frontier’s liquidity. Frontier’s access to funding sources in amounts adequate to finance the company’s activities or the terms of which are acceptable to the company could be impaired by factors that affect us specifically, including our existing regulatory agreements, or the financial services industry in general. Factors that could detrimentally impact Frontier’s access to liquidity sources include a decrease in the level of the company’s business activity as a result of weak economic conditions in the western Washington and Oregon markets in which Frontier’s loans are concentrated or additional adverse regulatory action against the company. Frontier’s ability to borrow could also be impaired by factors that are not specific to Frontier, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the turmoil currently faced by financial institutions and the continued deterioration in credit markets and the economy. Additional information regarding liquidity risk is included in “Information About Frontier — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity Resources.”

Strong competition within its market areas may limit Frontier’s growth and adversely affect the company’s operating results.

The banking and financial services industry is highly competitive. Frontier competes in its market areas with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of these competitors have substantially greater resources and lending limits than Frontier, have greater name recognition and market presence that benefit them in attracting business and deposits, and offer certain services that Frontier does not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Frontier. Frontier’s results of operations depend upon the company’s continued ability to successfully compete in its market area. The greater resources and deposit and loan products offered by some of Frontier’s competitors may limit the company’s ability to increase or maintain its interest earning assets.

Frontier will be required to pay significantly higher FDIC premiums in the future.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, the FDIC temporarily increased the limit on FDIC coverage to $250,000 through December 31, 2013. These developments will cause the premiums assessed to us by the FDIC to increase. Under the final rule adopted December 16, 2008, Frontier Bank’s assessment rate will increase from 5 to 7 basis points per $100 of deposits to approximately 31 to 38 basis points in 2009. The increased deposit insurance premiums are expected to result in a significant increase in our non-interest expense, which will have a material impact on our results of operations beginning in 2009.

Frontier continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Frontier’s future success depends, in part, upon the company’s ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the company’s operations. Many of Frontier’s competitors have substantially greater resources to invest in technological improvements. Frontier may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to the company’s customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse effect on Frontier’s financial condition and results of operations.

Frontier is exposed to risk of environmental liabilities with respect to properties to which it takes title.

Approximately 85.4% of Frontier’s outstanding loan portfolio at June 30, 2009 was secured by real estate. In the course of its business, Frontier may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. Frontier may be held liable to a governmental entity or to third-parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if Frontier is the owner or former owner of a contaminated site, the company may be subject to common law claims by third-parties based on damages and costs resulting from environmental contamination emanating from the property. If Frontier ever becomes subject to significant environmental liabilities, the company’s business, financial condition, liquidity and results of operations could be materially and adversely affected.

Frontier depends on key personnel for success.

Frontier’s operating results and ability to adequately manage its growth and minimize loan and lease losses are highly dependent on the services, managerial abilities and performance of Frontier’s current executive officers and other key personnel. Frontier has an experienced management team that the Board of Directors believes is capable of managing and growing Frontier’s operations. However, losses of or changes in Frontier’s current executive officers or other key personnel and their responsibilities may disrupt Frontier’s business and could adversely affect financial condition, results of operations and liquidity. Frontier may not be successful in retaining its current executive officers or other key personnel.

The merger agreement limits Frontier’s ability to pursue other transactions and provides for payment of termination fees if it does.

While the merger agreement is in effect and subject to very narrow exceptions, Frontier and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Frontier’s ability to seek offers from other possible acquirers which may be superior from a financial point of view, or otherwise more desirable. If Frontier receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by SPAH and the merger agreement is terminated, Frontier would be required to pay a $2.5 million termination fee in most circumstances. This fee makes it less likely that a third party would make an alternative acquisition proposal.

If the merger is not approved by shareholders or regulators or is terminated for some other reason, Frontier may experience adverse consequences.

Frontier’s management has expended substantial time and effort in negotiating the merger agreement and the related arrangements connected with the transaction described in this joint proxy statement/prospectus. Additionally, Frontier has, at significant expense, engaged numerous outside consultants for the specific purpose of evaluating and negotiating this transaction. Moreover, the Frontier Board has agreed to certain arrangements intended to avert any unsolicited attempt to gain control of Frontier during the pendency of this transaction, including certain breakup fees and expense reimbursements. Additionally, the merger reflects a substantial aspect of management’s strategic planning for Frontier’s future. Were the merger not to be consummated, Frontier would be forced to make substantial adjustments in its strategic plans, which would require additional management time and effort and which might not be successful. Therefore, if the merger is not consummated, Frontier may experience adverse impacts on its strategic direction and its operating capabilities, and these impacts may be material. Finally, the termination or abandonment of the merger would likely have an adverse impact upon investors’ views as to the attractiveness of Frontier’s common stock and customers’ views of Frontier’s safety and soundness, which would likely result in a reduced market price for Frontier’s common stock and a reduction in Frontier’s future business prospects, and such reductions may be material.

Directors and officers of Frontier have interests in the merger that are in addition to or different than the interests of other shareholders.

When considering the recommendation of the Frontier Board, you should be aware that some executive officers and directors of Frontier have interests in the merger that are somewhat different from your interests. For example, certain officers and directors of Frontier have change of control agreements which will be assumed by SPAH, and certain officers and directors of Frontier will receive a portion of the merger consideration for their shares of Frontier stock. In addition, all of the executive management team of Frontier will continue to be employed with similar title, role and responsibilities. Four board members from the current Frontier Board and Frontier Bank Board will be invited to become members of the new SPAH Board and Frontier Bank Board, respectively, following the consummation of the merger. These arrangements may create potential conflicts of interest and may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger and the Merger Agreement — Certain Benefits of Directors and Officers of Frontier”.

Risks Related to the Merger

To implement its operating strategy following the merger, SPAH must successfully identify opportunities for expansion and successfully integrate its new strategic initiatives into Frontier’s existing operating platform.

Following the merger, SPAH intends to further implement an operating strategy that results in a more diversified earning asset portfolio, lower cost funding base and expansion of noninterest income channels. This strategy will be driven largely by focused efforts in business and retail banking within our existing footprint. This strategy will require the development of new products and services. This strategy will also require that Frontier penetrate customer segments that have not historically been a focus for the company. If following the merger, SPAH is unable to generate products and services that are attractive to its target customers or successfully deliver those products and services to customers, an important component of its strategy may be lost. Additionally, it is anticipated that SPAH will have substantial capital resources after the merger. SPAH may not be able to produce sufficient organic growth to profitably leverage the pro forma capital resources. As part of its operating strategy SPAH intends to use its capital resources to consider expansion and acquisition opportunities. Any future expansion or acquisition efforts may entail substantial costs and may not produce the revenue, earnings or synergies that SPAH had anticipated. Any future expansion or acquisitions that SPAH undertakes will involve operational risks and uncertainties. Acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect SPAH.

The operations of Frontier may still be restricted by the FDIC Order and the FRB Written Agreement after Frontier and Frontier Bank are integrated with SPAH.

On March 20, 2009, Frontier Bank entered into the FDIC Order with the FDIC and the Washington DFI. The regulators alleged that Frontier Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Frontier Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Frontier Bank neither admitted nor denied the alleged charges.

Under the terms of the FDIC Order, Frontier Bank cannot declare dividends or pay any management, consulting or other fees or funds to Frontier, without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Frontier Bank to: (1) review the qualifications of Frontier Bank’s management, (2) provide the FDIC with 30 days written notice prior to adding any individual to the Frontier Bank Board or employing any individual as a senior executive officer, (3) increase director participation and supervision of Frontier Bank affairs, (4) improve Frontier Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of real estate construction and land development loans, (5) develop a capital plan and increase Tier 1 leverage capital to 10% of Frontier Bank’s total assets by July 29, 2009, and maintain that capital level, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators, (6) implement a comprehensive policy for determining the adequacy of the allowance for loan losses and limiting concentrations in commercial real estate and acquisition, development and construction loans, (7) formulate a written plan to reduce Frontier Bank’s risk exposure to adversely classified loans and nonperforming assets, (8) refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected, (9) refrain from extending additional credit with respect to other adversely classified loans without collecting all past due interest, without the prior approval of a majority of the directors on the Frontier Bank Board or its loan committee, (10) develop a plan to control overhead and other expenses to restore profitability, (11) implement a liquidity and funds management policy to reduce Frontier Bank’s reliance on brokered deposits and other non-core funding sources, and (12) prepare and submit progress reports to the FDIC and the Washington DFI. The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington DFI.

In addition, on July 2, 2009, Frontier entered into a written agreement with the FRB. Under the terms of the FRB Written Agreement, Frontier has agreed to: (i) refrain from declaring or paying any dividends without prior written consent of the FRB; (ii) refrain from taking dividends or any other form of payment that represents a reduction in capital from Frontier Bank without prior written consent of the FRB; (iii) refrain from making any distributions of interest or principal on subordinated debentures or trust preferred securities without prior written consent of the FRB; (iv) refrain from incurring, increasing or guaranteeing any debt without prior written consent of the FRB; (v) refrain from purchasing or redeeming any shares of its stock without prior written consent of the FRB; (vi) implement a capital plan and maintain sufficient capital; (vii) comply with notice and approval requirements established by the FRB relating to the appointment of directors and senior executive officers as well as any change in the responsibility of any current senior executive officer; (viii) not pay or agree to pay any indemnification and severance payments except under certain circumstances, and with the prior approval of the FRB; and (ix) provide quarterly progress reports to the FRB.

The Frontier Bank Board also entered into the Memorandum of Understanding with the FDIC dated August 20, 2008 relating to the correction of certain violation of applicable consumer protection and fair lending laws and regulations, principally including the failure to provide certain notices to consumers pursuant to the Flood Disaster Protection Act of 1973, and certain violations of the Truth in Lending Act and Regulation Z.

The Memorandum of Understanding requires the Frontier Bank Board to (i) correct all violations found and implement procedures to prevent their recurrence; (ii) increase oversight of the Frontier Bank Board’s compliance function, including monthly reports from Frontier Bank’s compliance officer to the Frontier Bank Board detailing actions taken to comply with the Memorandum of Understanding; (iii) review its compliance policies and procedures and develop and implement detailed operating procedures and controls, where necessary, to ensure compliance with all consumer protection laws and regulations; (iv) establish monitoring procedures to ensure compliance with all consumer protection laws and regulations (including flood insurance), including the documentation and reporting of all exceptions to the Frontier Bank Board and its audit committee; (v) review, expand and improve the quality of such compliance with the frequency of compliance audits to be reviewed and approved annually by the Frontier Bank Board or audit committee, with a goal of auditing compliance at least annually; (vi) ensure that Frontier Bank’s compliance management function has adequate staff, resources, training and authority for the size and structure of Frontier Bank; (vii) establish flood insurance monitoring procedures to ensure loans are not closed without flood insurance and prior notices to customers required by law, that lapses of flood insurance do not occur, and to develop methods to ensure that adequate amounts of flood insurance are provided, with Frontier Bank agreeing to force — place flood insurance when necessary; (viii) provide additional training for all Frontier Bank personnel, including the Frontier Bank Board and audit and compliance staff for applicable laws and regulations; and (ix) furnish quarterly progress reports to the Regional Director of the FDIC detailing the actions taken to secure compliance with the Memorandum of Understanding until the Regional Director has released the institution, in writing, from submitting further reports. Frontier Bank was assessed civil monetary penalties of $48,895 for flood insurance violations and required to pay $10,974 in restitution to customers for certain violations of the Truth in Lending Act and Regulation Z.

The consummation of the merger is conditioned upon the modification of the (i) FDIC Order, (ii) the FRB Written Agreement, and (iii) the Memorandum of Understanding, in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto. Frontier has been actively engaged in responding to the concerns raised in the FDIC Order. With the consummation of the merger, Frontier believes it can increase its Tier 1 capital to compliance levels.

If the FDIC Order and FRB Written Agreement are not appropriately modified or dismissed, the FDIC Order and the FRB Written Agreement will continue to restrict the payment of dividends by Frontier Bank and restrict the business activities of Frontier Bank as discussed above. The occurrence of either of these events could adversely impact the future value of SPAH common stock and warrants.

The consummation of the merger does not provide for the introduction of a new management team or new members on the SPAH Board or the Frontier Bank Board post-merger with experience in the banking industry or with troubled banks.

Immediately following the consummation of the merger, Frontier’s business will continue to be operated by Frontier’s existing senior management team, and four of the five directors to serve on each of the SPAH Board and Frontier Bank Board post- merger will consist of existing directors on the current Frontier Board and the Frontier

Bank Board. While a former independent director, Patrick M. Fahey, was recently appointed President and Chief Executive Officer of Frontier in December 2008, the merger does not include a new management team. In addition, it is anticipated that Mr. Lichtenstein will become Chairman of the Board of the SPAH Board and John McNamara will become Chairman of the Board of Frontier Bank, post-merger. Although Messrs. Lichtenstein and McNamara have significant investment, restructuring and board experience with public companies, neither have significant long-term experience in the banking industry or with troubled banks. The lack of new senior management and directors with significant long-term experience in the banking industry or with troubled banks, could make it more difficult for SPAH to comply with certain regulatory actions or successfully develop and implement its new business strategies and initiatives.

SPAH’s working capital could be reduced if SPAH stockholders exercise their right to convert their shares into cash equal to a pro rata portion of the SPAH trust account.

Pursuant to the SPAH Certificate of Incorporation, holders of shares issued in SPAH’s initial public offering may vote against the merger and demand that SPAH convert their shares into cash equal to a pro rata portion of the SPAH trust account. Under the SPAH Certificate of Incorporation, SPAH will not consummate the merger if holders of 30% or more of the shares of common stock issued in its initial public offering exercise these conversion rights. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. To the extent the merger is consummated and holders of less than 10% of the common stock issued in SPAH’s initial public offering have demanded to convert their shares, working capital available to SPAH following the merger will be reduced by the amount paid out of the trust to stockholders exercising their conversion rights.

Additionally, if holders demand to convert their shares, there may be a corresponding reduction in the value of each share of common stock of SPAH. As of September 17, 2009, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to the SPAH public stockholders upon the exercise of the conversion rights would be approximately $[     ], or approximately [     ]% of the funds currently held in trust as of the record date for the SPAH special meeting.

SPAH has lowered the percentage of shares that can exercise conversion rights below the level a typical blank check company with a similar business plan as ours would permit.

SPAH has made it a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights even though the SPAH Certificate of Incorporation in its current form, provides that our initial business combination may only be consummated if SPAH public stockholders owning up to 30% of the shares sold in this offering (minus one share) exercise their conversion rights. SPAH is requesting its stockholders to approve Proposal No. 2 to provide for this lower threshold. Most blank check companies with similar business plans as ours are structured so that their initial business combination may be consummated if public stockholders owning up to 20% of the shares sold in their initial public offering (minus one share) exercise their conversion rights. SPAH’s decreased conversion threshold may prevent the merger from being approved which would otherwise have been approved if SPAH kept its original 30% (minus one share) conversion threshold as stated in the SPAH Certificate of Incorporation and the prospectus for SPAH’s initial public offering. As a result, it is less likely that SPAH will be able to consummate the proposed merger, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

The lowered percentage of shares with regard to which SPAH public stockholders can exercise their conversion rights may deplete substantially all of the funds held in SPAH’s trust account, and further deprive SPAH of working capital following consummation of the merger.

Although the SPAH Certificate of Incorporation prohibits it from pursuing an initial business combination in which holders of more than 30% (minus one share) of the shares sold in SPAH’s initial public offering (up to and including the record date) exercise their conversion rights, SPAH has made it a closing condition to the merger agreement that if holders of 10% or more of SPAH’s shares sold in its initial public offering (up to and including the record date) elect to exercise their conversion rights, SPAH may not consummate the merger. Consequently, the lowered conversion threshold will make it more difficult for SPAH to consummate the merger.

In order to secure the approval of the merger with SPAH’s public stockholders, SPAH may use the funds in the trust account to purchase shares, following the consummation of the merger, from such holders who have indicated an intention to vote against the merger and thereafter exercise their conversion rights. As a result of the lowered conversion threshold from 30% (minus one share) to 10% (minus one share), and in order to secure approval of the merger, SPAH may be forced to spend additional funds from the trust account to purchase shares from SPAH public stockholders who have indicated their intention to vote against the merger and convert their shares. If SPAH spends additional funds from the trust account to secure approval of the merger, SPAH may deplete a significant portion of the trust funds, and may not have sufficient working capital following the merger to meet bank regulatory concerns, or successfully operate its business.

The amount of capital in the trust account may be insufficient to satisfy banking regulatory concerns or allow Frontier to return to profitability.

Frontier and its subsidiary, Frontier Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on Frontier’s financial statements and the financial statements of the combined entity upon consummation of the merger. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Frontier must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Upon consummation of the merger, the combined company will be subject to these same regulatory capital requirements.

Regardless of how few SPAH public stockholders may elect to convert their shares into a pro rata portion of the trust account, there is no certainty that the combined company or Frontier Bank will have sufficient capital to satisfy various regulatory capital requirements administered by federal and state banking agencies or to return to profitability.

SPAH, the SPAH insiders and/or certain of their respective affiliates may purchase additional shares of SPAH common stock from SPAH public stockholders, which may give them greater influence over the approval of the merger.

The ability of SPAH, SPAH insiders and/or their respective affiliates to acquire additional SPAH common stock, vote such acquired shares as they desire and effectively reduce the number of shares that other SPAH public stockholders may elect to convert into a pro rata portion of the trust account may allow SPAH and Frontier to consummate the merger even if it would not have otherwise been approved but for such additional purchases. Any privately negotiated transaction between SPAH, the SPAH insiders and/or certain of their respective affiliates on the one hand, and holders of SPAH’s common stock on the other hand, which holders would otherwise choose to vote against the merger, would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees to vote the applicable shares of common stock as directed by the purchaser of such securities. In the event that SPAH, the SPAH insiders and/or certain of their respective affiliates purchase shares in privately negotiated transactions from SPAH public stockholders who have already cast votes against the merger and requested conversion of their shares, such selling stockholders would be required to revoke their prior votes against the merger and to revoke their prior elections to convert their shares and to cast new votes in favor of the merger. The revocation of prior negative votes and substitution therefor of votes in favor of the proposed merger would have the effect of reducing conversions and increasing votes in favor of the proposed merger, thereby making it more likely that the merger would be approved. Investors are cautioned that none of SPAH, the SPAH insiders and/or certain of their respective affiliates or any third parties has agreed to purchase any such shares, and the failure to so agree at the applicable time could adversely impair our ability to approve the merger. Moreover, even if SPAH, the SPAH insiders and/or certain of their respective affiliates were to undertake such purchases, such purchases could be subject to limitations under applicable securities laws and regulations, including Regulation M and regulations regarding tender offers. The inability of such persons to effect such purchases could adversely impair our ability to effect the merger.

SPAH, the SPAH insiders and/or certain of their respective affiliates may diminish funds in the trust account for the purchase, directly or indirectly, of shares held by the SPAH public stockholders in order to secure the approval of the merger.

After the payment of expenses associated with the merger, including deferred underwriting commissions to the extent paid in cash, the balance of funds in SPAH’s trust account will be available to SPAH for working capital and general corporate purposes. However, a portion of the funds in the trust account may be used to acquire shares held by SPAH public stockholders following the consummation of the merger, either from holders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares, so that such shares will be voted in favor of the merger and related proposals. As a result, the amount of funds from SPAH’s trust account that will be released to SPAH following the merger for working capital and general corporate purposes may be diminished.

SPAH’s existing stockholders will incur immediate dilution of their ownership and voting interests upon completion of the merger.

SPAH’s existing stockholders’ ownership would be diluted from 100% to as little 94.5% or as much as 96.1% after the merger, based on the number of shares of SPAH and Frontier issued and outstanding as of the date of the merger agreement and after reflecting the co-investment. This dilution may adversely affect the then-prevailing market price for SPAH’s common stock. The percentage of SPAH’s common stock (whether voting or non-voting) that existing SPAH stockholders will own after the merger and the co-investment is completed will depend on whether (i) Frontier shareholders exercise dissenters’ rights, (ii) SPAH public stockholder exercise conversion rights, and (iii) any of SPAH’s 66,624,000 warrants are exercised (after reflecting the co-investment and merger).

In addition to the foregoing, the percentage of SPAH’s voting common stock that existing SPAH stockholders will own after the merger and co-investment will depend on whether (i) any SPAH stockholder converts its voting common stock into Non-Voting Common Stock, and (ii) any SPAH warrantholder elects to receive shares of Non-Voting Common Stock in lieu of voting common stock upon exercise of their warrants. SP Acq LLC and the Steel Trust have agreed to receive Non-Voting Common Stock as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting. As a result, SPAH stockholders will hold from 94.3% to 95.3% of SPAH’s voting interests depending on whether any Frontier shareholder exercises dissenters’ rights, any of SPAH’s warrants are exercised and whether any SPAH public stockholders exercise their conversion rights. In addition, SPAH, the SPAH insiders, and/or certain of their respective affiliates may negotiate arrangements to provide for the purchase of shares from SPAH public stockholders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares. As a result, existing SPAH stockholders’ voting interests may be further increased or decreased accordingly in order for SP Acq LLC and the Steel Trust to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock.

Also, after the merger, SPAH may issue additional shares of common or preferred stock, including through convertible debt securities, in subsequent public offerings or private placements to acquire new assets or for other purposes. SPAH is not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing SPAH stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in SPAH. Moreover, the merger agreement contains certain agreements of the parties with respect to various employee matters, including an agreement by SPAH to adopt stock option or other equity plans for officers and employees of Frontier as the SPAH Board of the combined company deems appropriate.

For a table outlining the effect of the various scenarios on the percentage of SPAH’s common stock and voting interests that existing SPAH stockholders will own after the merger with Frontier is completed, see “The Merger and the Merger Agreement — Stock Ownership of Existing SPAH and Frontier Stockholders After the Merger.”

A substantial number of SPAH’s shares and warrants will be issued in the merger and will be eligible for future resale in the public market after the merger, which could have an adverse effect on the market price of those shares and warrant.

If the merger is consummated, up to 2,512,000 shares of SPAH common stock will be issued to the former shareholders of Frontier common stock and 3,000,000 shares will be issued to the Steel Trust in the co-investment. In addition, outstanding warrants to purchase an aggregate of 66,624,000 shares of SPAH common stock (after adjusting for the granting of 2,512,000 warrants to Frontier shareholders in connection with the merger and 3,000,000 warrants in connection with the co-investment) will be exercisable at $11.50 per share on the date of the completion of the merger (if the warrant amendment proposal is approved by SPAH warrantholders as described elsewhere in this joint proxy statement/prospectus) and the initial founder’s warrants to purchase an additional 10,322,400 shares and the co-investment warrants to purchase an additional 3,000,000 shares will be exercisable following a one year lock-up period, all as described under “Description of Securities of SPAH.” Thus, if the merger is consummated, SPAH will have approximately 50,170,588 shares of common stock outstanding (after adjusting for the co-investment and the forfeiture of the 9,453,412 shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker) and outstanding warrants to purchase 66,624,000 shares of common stock (after adjusting for the co-investment) will be exercisable. This number of shares of SPAH common stock was determined by adding the product of the exchange ratio of 0.0530 and 47,385,007, which is the maximum number of shares of Frontier common stock that may be outstanding prior to the effective time of the merger (including 253,154 shares of restricted stock which will vest upon consummation of the merger), to 54,112,000 and 3,000,000, the number of shares of SPAH common stock outstanding on SPAH’s record date and the number of shares that will be issued to the Steel Trust in the co-investment, respectively, minus the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker immediately following the consummation of the merger. The number of warrants was determined by adding the product of the exchange ratio of 0.0530 and 47,385,007, which is the maximum number of shares of Frontier common stock that may be outstanding prior to the effective time of the merger (including 253,154 shares of restricted stock which will vest upon consummation of the merger), to 61,112,000 and 3,000,000, the number of warrants outstanding on SPAH’s record date and the number of warrants that will be issued to the Steel Trust in the co-investment, respectively. Consequently, after completion of the merger, a substantial number of additional shares of SPAH common stock will be eligible for resale in the public market and a substantial number of warrants will be exercisable into shares of common stock which may be ultimately resold in the public market. As long as warrants remain outstanding, there will be a drag on any increase in the price of SPAH’s common stock in excess of $11.50 per share. To the extent such warrants are exercised, additional shares of SPAH common stock will be issued, which would dilute the ownership of existing stockholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.

A stockholder may make a securities law claim against SPAH for taking actions inconsistent with its initial public offering prospectus.

Stockholders who purchased shares in SPAH’s initial public offering or afterwards up to and until the record date, may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis of, for example, SPAH’s initial public offering prospectus not disclosing that (i) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to amend the definition of “initial business combination” to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, (ii) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to provide that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights when the threshold in the current form of the SPAH Certificate of Incorporation requires no more than 30% (minus one share), (iii) the Warrant Agreement upon consummation of the merger to eliminate the requirement that the initial founder’s warrants owned by certain SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, (iv) funds in its trust account might be used, directly or indirectly, to purchase shares following the consummation of the merger from SPAH public stockholders in order to secure approval of SPAH’s stockholders on the merger, (v) that SPAH may seek to amend the terms of the Warrant Agreement to increase the exercise price and extend the exercise period, among other things, upon consummation of the merger, and (vi) that a party other than SP II or SP Acq LLC may purchase the co-investment units.

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in SPAH’s initial public offering, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of SPAH’s initial public offering. In the case of SPAH public stockholders, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of SPAH.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

However, because the SPAH Certificate of Incorporation in its current form requires unanimous consent to approve the Initial Charter Amendment, if the Initial Charter Amendments are approved with less than unanimous consent and the merger is approved and consummated thereafter, each SPAH public stockholder at the time of the merger who purchased his or her shares in the initial public offering or afterwards up to and until the record date, may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in SPAH’s initial public offering, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of SPAH’s initial public offering. In the case of SPAH public stockholders, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of SPAH. Neither SPAH nor Frontier can predict whether stockholders will bring such claims or whether such claims would be successful.

Concentration of ownership of SPAH common stock after the merger could delay or prevent a change of control.

Following the consummation of the merger, the SPAH insiders will beneficially own approximately 4,368,988 shares of SPAH common stock (after giving effect to the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker and the co-investment) and will have, through the exercise of warrants, the right to acquire 20,822,400 additional shares of common stock (after giving effect to the co-investment), under certain circumstances. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. The concentration of ownership among the SPAH insiders may have the effect of delaying or preventing a change in control in SPAH following the merger even if such a change in control would be in the SPAH public stockholders’ interest.

Completion of the merger is subject to a number of conditions.

The obligations of SPAH and Frontier to consummate the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement. Such conditions include, but are not limited to, the adoption of the Initial Charter Amendment, the adoption of the merger agreement by SPAH and Frontier stockholders, the adoption of the warrant amendment proposal by SPAH warrantholders, the approval of SPAH’s application to become a bank holding company, and receipt of all required regulatory approvals, including the approval of the Federal Reserve and Washington DFI. It is possible some or all of these conditions will not be satisfied or waived by SPAH or Frontier, as the case may be, and therefore, the merger may not be consummated. See “The Merger and the Merger Agreement — The Merger Agreement — Conditions to the Closing of the Merger.” In the event the merger is not consummated, SPAH will seek to effectuate an alternative business combination. However, if SPAH does not complete a business combination by October 10, 2009, it will be forced to liquidate and dissolve.

The fairness opinion obtained by Frontier from Keefe Bruyette will not reflect changes in circumstances prior to the completion of the merger.

Frontier obtained a fairness opinion dated as of July 29, 2009, from Keefe Bruyette in connection with the merger.

Frontier will not obtain an additional or updated fairness opinion prior to completion of the merger. Changes in the operations and prospects of SPAH or Frontier, general market and economic conditions and other factors that may be beyond the control of SPAH and Frontier, on which the fairness opinion was based, may alter the value of SPAH or Frontier or the price of shares of SPAH common stock or Frontier common stock by the time the merger is completed. The fairness opinion by Keefe Bruyette does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the merger consideration, from a financial point of view, at any date after the date of such opinion, including at the time the merger is completed. For a description of the opinion that Frontier received from Keefe Bruyette, please see “The Merger and the Merger Agreement — Opinion of Keefe Bruyette.”

SPAH’s common stock or warrant price could fluctuate and could cause stockholders and warrantholders to lose a significant part of their investment.

Following consummation of the merger, the market price of SPAH’s securities may be influenced by many factors, some of which are beyond its control, including those described in other parts of this section and the following:

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	whether and when the FDIC Order and FRB Written Agreement are ultimately dismissed;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of its common stock;

•	regulatory and legislative developments in the United States, foreign countries or both;

•	litigation involving SPAH, its subsidiaries or its general industry; and

•	additions or departures of key personnel at Frontier.

If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of SPAH common stock may decline.

The market price of SPAH common stock may decline as a result of the merger if:

•	SPAH does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on SPAH’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decline in the market price of SPAH common stock following the merger. A decline in the market price of SPAH common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Approval of the warrant amendment proposal may negatively affect existing SPAH stockholders and SPAH warrantholders.

If the SPAH warrantholders approve the warrant amendment proposal, the exercise price of the warrants will increase from $7.50 per share to $11.50 per share of common stock, which, at either price, exceeds the current and recent market prices of SPAH’s common stock. If the market price of SPAH’s common stock does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value. By increasing the warrant exercise price to $11.50 per share, it will be more difficult for SPAH warrantholders to exercise the SPAH warrants.

The warrant amendment proposal also eliminates the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination. The elimination of the restrictions on exercisability will make it easier for SPAH insiders to exercise their insider warrants, which could result in the interests of our stockholders being diluted, notwithstanding the higher warrant exercise price discussed above.

Certain current directors and executive officers of SPAH own shares of SPAH common stock and warrants that will be worthless if the merger is not approved. Such interests may have influenced their decision to approve the merger with SPAH.

Following the consummation of the merger, the current directors and executive officers of SPAH will beneficially own approximately 4,368,988 shares of SPAH common stock (after giving effect to the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker) and have the right to acquire an additional 20,822,400 shares through the exercise of warrants (after giving effect to the co-investment), subject to certain limitations. Such persons are not entitled to receive any of the cash proceeds that may be distributed upon SPAH’s liquidation with respect to shares they acquired prior to its initial public offering. Therefore, if the merger is not approved and SPAH does not consummate another business combination by October 10, 2009 and is forced to liquidate, such founder’s shares, initial founder’s warrants and additional founder’s warrants held by such persons will be worthless. As of September 17, 2009, the record date for the special meeting, SPAH’s current directors and executive officers beneficially held $[     ] in common stock (based on a market price of $[     ]) and $[     ] in warrants (based on a market price of $[     ]). These financial interests of SPAH’s current directors and executive officers may have influenced their decision to approve the merger and to continue to pursue the merger. See “The Merger and the Merger Agreement — Interests of SPAH’s Directors and Officers and Others in the Merger.”

The exercise of SPAH’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in SPAH’s stockholders’ best interest.

In the period leading up to the closing of the merger, events may occur that, pursuant to the merger agreement, would cause SPAH to agree to amend the merger agreement, to consent to certain actions taken by Frontier or to waive rights that SPAH is entitled to under the merger agreement. Such events could arise because of a request by Frontier to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Frontier’s business and would entitle SPAH to terminate the merger agreement. In any of such circumstances, it would be discretionary on SPAH, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factor may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for SPAH and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this joint proxy statement/prospectus, SPAH does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. Although certain changes could be made without further stockholder approval, to the extent that SPAH has determined that a change to a term to the transaction may have a material effect on stockholders, SPAH will circulate a new or amended joint proxy statement/prospectus and resolicit its stockholders prior to the stockholder vote on the merger proposal.

SPAH officers’ and directors’ and others’ interests in obtaining reimbursement for any out-of-pocket expenses incurred by them may have led to a conflict of interest in determining whether the merger was an appropriate initial business combination and in the public stockholders’ best interest.

Unless SPAH consummates the merger or another initial business combination, its officers and directors and affiliates of SP Acq LLC and their employees will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account and the amount of interest income from the trust account up to a maximum of $3.5 million that may be released to SPAH as working capital. As of September 17, 2009, the estimated out-of-pocket expenses incurred by SPAH’s officers and directors and affiliates of SP Acq LLC and their employees is minimal. While SPAH has not finalized how much fees and expenses it will incur relating to the investigation, structuring and negotiating the transaction, it is unlikely that such fees and expenses would exceed cash and cash equivalents on hand, which was approximately $1.59 million, as of June 30, 2009, in which event if a transaction is not consummated, SPAH believes it will be able to negotiate with its third party vendors to ensure that the amount of such fees and expenses will ultimately not exceed its cash and cash equivalents. These amounts are based on management’s estimates of the funds needed to finance SPAH’s operations until the consummation of the merger or another initial business combination and to pay expenses in identifying and consummating such transaction. Those estimates may prove to be inaccurate, especially if a portion of the available proceeds is used to make a down payment in connection with an initial business combination or pay exclusivity or similar fees or if SPAH expends a significant portion in pursuit of the merger or another initial business combination that is not consummated. SPAH’s officers and directors may, as part of any business combination, negotiate the repayment of some or all of any such expenses. If the target business’s owners do not agree to such repayment, this could cause management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of SPAH officers and directors and SP Acq LLC could influence SPAH’s officers’ and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether a particular business combination is in SPAH stockholders’ best interest. In addition, the proceeds SPAH will receive from the co-investment (as well as the proceeds of the initial public offering not being placed in the trust account or the income interest earned on the trust account balance) may be used to repay the expenses for which SPAH’s directors may negotiate repayment as part of its initial business combination.

If SPAH’s due diligence investigation of Frontier regarding the merger fails to identify issues specific to Frontier or the environment in which Frontier operates, SPAH may be required to take write downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause SPAH stockholders to lose some or all of their investment.

In order to meet disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how SPAH can increase the profitability of Frontier or capitalize on market opportunities, SPAH was required to conduct a due diligence investigation of Frontier. In July 2009, in anticipation of a possible transaction, Frontier hired a third party loan specialist to perform due diligence procedures on Frontier Bank’s loan portfolio, including a review of loan documents, files, appraisals, balances, payment history and other loan data of a relevant sample of loans selected from a pool of approximately $2.4 billion of approximately 10,206 commercial real estate, land development, commercial and industrial, construction, residential first lien, residential second lien, home equity, letters of credit and consumer loans selected from Frontier Bank’s $3.6 billion loan portfolio. SPAH management participated in group meetings with the loan specialist and reviewed its analysis, but ultimately performed and relied upon its own diligence of Frontier’s loan portfolio, allowance for loan losses, loan charge-offs and loan recoveries, in determining to proceed with a transaction with Frontier.

While SPAH believes it has conducted a sufficient due diligence on Frontier’s operations, no assurance can be made that this diligence has uncovered all material issues relating to Frontier, or that factors outside of Frontier’s business and outside of SPAH’s control will not later arise. If SPAH’s diligence fails to identify issues specific to Frontier or the environment in which Frontier operates, SPAH may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that SPAH reports charges of this nature could contribute to negative market perceptions about SPAH and/or its common stock. In addition, charges of this nature may cause SPAH to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by Frontier or by virtue of obtaining post-combination debt financing.

The SPAH Board did not obtain a fairness opinion or independent valuation analysis of Frontier, or that the consideration being paid to Frontier was fair to the stockholders of SPAH in determining whether or not to proceed with the merger and, as a result, the terms may not be fair from a financial point of view to SPAH’s public stockholders and you may not receive the value of your investment.

The SPAH Board conducted due diligence on Frontier’s proposed business model and investment strategy but did not obtain an opinion from an investment banking firm as to the fair market value of Frontier or that the terms of the merger are fair to the stockholders of SPAH. The SPAH Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the merger was fair from a financial perspective to its stockholders. An independent analysis may not arrive at the same conclusion and the SPAH Board may be incorrect in its assessment of the transaction. It is possible that the actual value of Frontier’s business is lower than SPAH could realize on a sale of the combined company or its assets. While the SPAH Board feels that its assessment was reasonable, you may not realize the value of your investment. See the section entitled “The Merger and the Merger Agreement — Interests of SPAH’s Directors and Officers and Others in the Merger.”

If the merger is completed, a large portion of the funds in the trust account established by SPAH in connection with its initial public offering for the benefit of the SPAH public stockholders may be used to pay converting stockholders or for the purchase, directly or indirectly, of shares held by SPAH public stockholders who intend to vote against the merger proposal. As a consequence, if the merger is completed, the number of beneficial holders of SPAH’s securities may be reduced to a number that may preclude the quotation, trading or listing of SPAH’s securities other than on an Over-the-Counter Bulletin Board.

Pursuant to the SPAH Certificate of Incorporation, public stockholders may vote against the merger proposal and demand that SPAH convert their shares into a pro rata share of the trust account. As a consequence of such purchases, the number of beneficial holders of SPAH’s securities may be reduced, which may make it difficult to maintain the quotation, listing or trading of SPAH’s securities on the NYSE AMEX LLC or any other national securities exchange.

Risks Related To SPAH

SPAH may not be able to consummate the merger or another initial business combination, in which case it would be forced to dissolve and liquidate.

If SPAH fails to consummate a business combination prior to October 10, 2009, SPAH will be forced to dissolve and liquidate. SPAH may not be able to consummate the merger or find another suitable target business within the required time frame. In addition, its negotiating position and ability to conduct adequate due diligence on Frontier or another potential target business may be reduced as SPAH approaches the deadline for the consummation of an initial business combination. Upon liquidation and dissolution, SPAH stockholders would receive less than $10.00 per share, the initial public offering purchase price, because of the expenses of the initial public offering, funds reserved to pay creditors or potential creditors, general and administrative expenses and the costs of seeking an initial business combination.

SPAH expects that all costs and expenses associated with implementing a plan of distribution, as well as payments to any creditors, will be funded from amounts remaining out of the $100,000 of proceeds held outside the trust account and from the $3.5 million in interest income on the balance of the trust account that was released to SPAH to fund working capital requirements. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of distribution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, SPAH may request that the trustee release to it an additional amount of up to $75,000 of such accrued interest to pay those costs and expenses.

If SPAH is unable to effect a business combination and is forced to liquidate, its warrants will expire worthless.

If SPAH does not complete the merger or another business combination by October 10, 2009, the SPAH Certificate of Incorporation provides that its corporate existence will automatically terminate and it will distribute to all holders of its public shares, in proportion to the number of public shares held by them, an aggregate sum equal to the amount in the trust fund, inclusive of any interest plus any other net assets not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from SPAH’s plan of dissolution and distribution, including costs of dissolving and liquidating SPAH. In such event, there will be no distribution with respect to SPAH’s outstanding warrants. Accordingly, the warrants will expire worthless.

If SPAH liquidates, SPAH’s stockholders may be held liable for claims by third parties against SPAH to the extent of distributions received by them.

The SPAH Certificate of Incorporation provides that SPAH will continue in existence only until October 10, 2009. If SPAH consummates the merger or another business combination prior to that date, it will seek to amend this provision to permit its continued existence. If SPAH has not completed the merger or other business combination by that date, SPAH’s corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the DGCL. In this event, SPAH will automatically dissolve and as promptly as practicable thereafter adopt a plan of distribution in accordance with Section 281(b) of the DGCL, which requires SPAH to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to SPAH, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known or that have not arisen but that, based on facts known at the time, are likely to arise or to become known to SPAH within 10 years after the date of dissolution. Under Section 281(b), the plan of distribution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets.

SP Acq LLC and Mr. Lichtenstein have agreed that they will be liable to SPAH if and to the extent claims by third parties reduce the amounts in the trust account available for payment to its stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to SPAH, or by a prospective target business. To the extent that SP Acq LLC and Mr. Lichtenstein refuse to indemnify SPAH for a claim it believes should be indemnified, SPAH’s officers and directors by virtue of their fiduciary obligation will be obligated to bring a claim against SP Acq LLC and Mr. Lichtenstein to enforce such indemnification. SPAH currently believes that SP Acq LLC and Mr. Lichtenstein are capable of funding their indemnity obligations, even though SPAH has not asked them to reserve for such an eventuality. SP Acq LLC and Mr. Lichtenstein may not be able to satisfy those obligations. Under Delaware law, creditors of a corporation have a superior right to stockholders in the distribution of assets upon liquidation. Consequently, if the trust account is liquidated and paid out to SPAH public stockholders prior to satisfaction of the claims of all of SPAH creditors, it is possible that SPAH stockholders may be held liable for third parties’ claims against it to the extent of the distributions received by them. Accordingly, pursuant to Section 280-282 of the DGCL, third parties may not seek to recover from SPAH’s stockholders amounts owed to them by SPAH.

However, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, the liability of stockholders with respect to any claim against the corporation is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder. In addition, if the corporation undertakes additional specified procedures, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidation distributions are made to stockholders, any liability of stockholders would be barred with respect to any claim on which an action, suit or proceeding is not brought by the third anniversary of the dissolution (or such longer period directed by the Delaware Court of Chancery). While SPAH intends to adopt a plan of distribution making reasonable provision for claims against the company in compliance with the DGCL, it does not intend to comply with these additional procedures, as it instead intends to distribute the balance in the trust account to the SPAH public stockholders as promptly as practicable following termination of its corporate existence. Accordingly, any liability stockholders may have could extend beyond the third anniversary of a dissolution. SPAH cannot make assurances that any reserves for claims and liabilities that it believes to be reasonably adequate when it adopts a plan of dissolution and distribution will suffice. If such reserves are insufficient, stockholders who receive liquidation distributions may subsequently be held liable for claims by creditors of SPAH to the extent of such distributions.

Furthermore, because SPAH intends to distribute the proceeds held in the trust account to the SPAH public stockholders promptly after October 10, 2009 if it has not completed a business combination by such date, this may be viewed or interpreted as giving preference to SPAH’s public stockholders over any potential creditors with respect to access to or distributions from SPAH’s assets. The SPAH Board may be viewed as having breached their fiduciary duties to SPAH’s creditors and/or having acted in bad faith, thereby exposing itself and SPAH to claims of punitive damages, by paying SPAH public stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against SPAH for these reasons.

If third parties bring claims against SPAH, or if SPAH goes bankrupt, the proceeds held in trust could be reduced and the per-share liquidation price received by SPAH stockholders will be less than approximately $9.85 per share.

SPAH’s placing of funds in the trust account may not protect those funds from adverse third-party claims. Although SPAH has and will seek to have all third parties (including any vendors or other entities engaged) and any prospective target businesses enter into valid and enforceable agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. It is possible that such waiver agreements would be held unenforceable and there is no guarantee that the third parties would not otherwise challenge the agreements and later bring claims against the trust account for monies owed to them. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAH and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims that would take priority over the claims of SPAH public stockholders and, as a result, the per-share liquidation price could be less than approximately $9.85, the conversion price based upon restricted amounts held in trust at June 30, 2009.

SP Acq LLC and Mr. Lichtenstein have agreed that they will be liable to the company if and to the extent claims by third parties reduce the amounts in the trust account available for payment to stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to SPAH or by a prospective business target. However, the agreement entered into by SP Acq LLC and Mr. Lichtenstein specifically provides for two exceptions to the indemnity given: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (2) as to any claims under SPAH’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors, third parties with which SPAH entered into a contractual relationship or target businesses that would not be covered by the indemnity from SP Acq LLC and Mr. Lichtenstein, such as shareholders and other claimants who are not parties in contract with SPAH who file a claim for damages against SPAH. To the extent that SP Acq LLC and Mr. Lichtenstein refuse to indemnify SPAH for a claim it believes should be indemnified, SPAH’s officers and directors by virtue of their fiduciary obligations will be obligated to bring a claim against SP Acq LLC and Mr. Lichtenstein to enforce such indemnification. Based on representations as to its status as an accredited investor (as such term is defined in Regulation D under the Securities Act), SPAH currently believes that SP Acq LLC and Mr. Lichtenstein are capable of funding their indemnity obligations, even though SPAH has not asked them to reserve for such an eventuality. SP Acq LLC and Mr. Lichtenstein may not be able to satisfy those obligations.

Additionally, if SPAH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the trust account, SPAH cannot make assurances that it will be able to return at least approximately $9.85 per share to the public stockholders. In addition, any distributions received by SPAH public stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SPAH’s stockholders.

An effective registration statement must be in place in order for a warrantholder to be able to exercise the warrants.

No warrants will be exercisable and SPAH will not be obligated to issue shares of common stock upon exercise of warrants by a warrantholder unless, at the time of such exercise, SPAH has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Although SPAH has undertaken in the Warrant Agreement, and therefore has a contractual obligation, to use its best efforts to have an effective registration statement covering shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to that common stock until the warrants expire or are redeemed, and SPAH intends to comply with its undertaking, it cannot make assurances that it will be able to do so. SPAH’s initial founder’s warrants are identical to the warrants sold in the initial public offering except that (i) they only become exercisable after consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (ii) they are non-redeemable. If warrantholders approve the warrant amendment proposal at the special meeting of warrantholders, SPAH will eliminate this minimum price requirement to exercise the initial founder’s warrants. SPAH’s additional founder’s warrants are identical to the warrants sold in the initial public offering except that they are non-redeemable. SPAH’s co-investment warrants will be identical to the warrants sold in the initial public offering except that they will be non-redeemable. Warrantholders may not be able to exercise their warrants, the market for the warrants may be limited and the warrants may be deprived of any value if there is no effective registration statement covering the shares of common stock issuable upon exercise of the warrants or the prospectus relating to the common stock issuable upon the exercise of the warrants is not current. In such event, the holder of a unit will have paid the entire unit purchase price for the common stock contained in the unit as the warrant will be worthless.

An investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the warrantholder.

No warrants will be exercisable and SPAH will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the warrantholder. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a warrantholder in a state where an exemption is not available for issuance of common stock upon an exercise and the warrantholder will be precluded from exercise of the warrant. Nevertheless, SPAH expects that resales of the warrants as well as issuances of common stock by SPAH upon exercise of a warrant may be made in every state because at the time that the warrants become exercisable (following its completion of the merger or another initial business combination) SPAH expects they will continue to be listed on the NYSE AMEX LLC or another national securities exchange, which would provide an exemption from registration in every state, or SPAH would register the warrants in every state (or seek another exemption from registration in such states). To the extent an exemption is not available, SPAH will use its best efforts to register the underlying common stock in all states where the warrantholders reside. Accordingly, SPAH believes warrantholders in every state will be able to exercise their warrants as long as the prospectus relating to the common stock issuable upon exercise of the warrants is current. However, SPAH cannot make assurances of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the warrantholders may not be able to exercise their warrants and they may expire worthless if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the warrantholders reside.

Most of SPAH’s current directors and all of its current officers will resign upon consummation of the merger or other business combination.

SPAH’s ability to effect the merger or other business combination successfully will be largely dependent upon the efforts of its officers and directors. However, each of the current executive officers and directors of SPAH will resign upon consummation of the merger, other than Warren G. Lichtenstein who will continue to serve as the Chairman of the Board, although he will resign as President and Chief Executive Officer of SPAH.

SPAH is requiring SPAH public stockholders who wish to convert their shares in connection with a proposed business combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

SPAH is requiring SPAH public stockholders who wish to convert their shares in connection with the merger to either tender their certificates to SPAH’s transfer agent at any time prior to the vote taken at the special meeting of SPAH stockholders or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and SPAH’s transfer agent will need to act to facilitate this request. It is SPAH’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because SPAH does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While SPAH has been advised that it takes a short time to deliver shares through the DWAC System, SPAH cannot make assurances of this fact. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares. In addition, there is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and it would be up to the broker whether or not to pass this cost on to the converting holder.

SPAH expects to rely upon access to investment professionals of certain affiliates of SP Acq LLC in completing the merger or another initial business combination.

SPAH expects that it will depend, to a significant extent, on access to the investment professionals of certain affiliates of SP Acq LLC and the information and deal flow generated by such investment professionals in the course of their investment and portfolio management activities to complete the merger or other initial business combination. Consequently, the departure of a significant number of these investment professionals could have a material adverse effect on the ability to consummate the merger or another initial business combination.

The registration rights of the SPAH insiders may adversely affect the market price of SPAH common stock.

Pursuant to an agreement SPAH has entered into, (i) the SPAH insiders can demand that SPAH register the resale of the founder’s units, the founder’s shares and the initial founder’s warrants, and the shares of common stock issuable upon exercise of the initial founder’s warrants, (ii) SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker can demand that SPAH register the additional founder’s warrants and the shares of common stock issuable upon exercise of the additional founder’s warrants and (iii) SP II (or its permitted transferee, the Steel Trust) can demand that SPAH register the resale of the co-investment units, the co-investment shares and the co-investment warrants and the shares of common stock issuable upon exercise of the co-investment warrants. The registration rights will be exercisable with respect to the founder’s units, the founder’s shares, the initial founder’s warrants and shares of common stock issuable upon exercise of such warrants, the co-investment units, the co-investment shares and co-investment warrants and shares of common stock issuable upon exercise of such warrants at any time commencing three months prior to the date on which the relevant securities are no longer subject to transfer restrictions, and with respect to the additional founder’s warrants and the underlying shares of common stock at any time after the execution of a definitive agreement for an initial business combination, which includes the merger agreement. SPAH will bear the cost of registering these securities. If the SPAH insiders exercise their registration rights in full, there will be an additional 4,368,988 shares of common stock (including 3,000,000 co-investment shares and after the 9,453,412 shares subject to forfeiture) and up to 20,822,400 shares (including 3,000,000 shares issuable upon the exercise of co-investment warrants) of common stock issuable on exercise of the warrants eligible for trading in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of SPAH common stock.

The loss of Mr. Lichtenstein could adversely affect SPAH’s ability to complete the merger or another initial business combination.

SPAH’s ability to consummate a business combination is dependent to a large degree upon Mr. Lichtenstein. SPAH believe that its success depends on his continued service to SPAH, at least until SPAH has consummated a business combination. Due to his ownership of SP Acq LLC and his relationship with SP II, Mr. Lichtenstein has incentives to remain with SPAH. Nevertheless, SPAH does not have an employment agreement with him, or key-man insurance on his life. He may choose to devote his time to other affairs, or may become unavailable for reasons beyond his control, such as death or disability. The unexpected loss of his services for any reason could have a detrimental effect on SPAH.

The NYSE AMEX LLC may delist SPAH’s securities, which could limit investors’ ability to transact in its securities and subject it to additional trading restrictions.

While SPAH securities are currently listed on the NYSE AMEX LLC, it cannot assure investors that its securities will continue to be listed. Additionally, the NYSE AMEX LLC may require SPAH to file a new initial listing application and meet its initial listing requirements, as opposed to its more lenient continued listing requirements, at the time of the merger or other initial business combination. SPAH cannot make assurances that it will be able to meet those initial listing requirements at that time.

If the NYSE AMEX LLC delists its securities from trading, SPAH could face significant consequences, including:

•	a limited availability for market quotations for SPAH securities;

•	reduced liquidity with respect to its securities;

•	a determination that SPAH common stock is a “penny stock,” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the common stock;

•	limited amount of news and analyst coverage for SPAH; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, SPAH would no longer be subject to NYSE AMEX LLC rules, including rules requiring it to have a certain number of independent directors and to meet other corporate governance standards.

FORWARD LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of SPAH following the merger. These statements are preceded by, followed by, or include the words “believes,” “expects,” “anticipates,” or “estimates,” or similar expressions. Many possible events or factors could affect the future financial results and performance of SPAH following the merger. This could cause the results or performance of SPAH to differ materially from those expressed in the forward-looking statements. You should consider these important factors when you vote on the merger proposal. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following:

•	we may experience delays in closing the merger whether due to the inability to obtain stockholder or regulatory approval or otherwise;

•	we could lose key personnel or spend a greater amount of resources attracting, retaining and motivating key personnel than we have in the past;

•	competition among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce operating margins;

•	general economic conditions, either nationally or in Washington and Oregon, may be less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;

•	loan losses may exceed the level of allowance for loan losses of the surviving corporation;

•	the rate of delinquencies and amount of charge-offs may be greater than expected;

•	the rates of loan growth and deposit growth may not increase as expected;

•	legislative or regulatory changes may adversely affect our businesses;

•	modification of pending regulatory actions against Frontier in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto;

•	costs related to the merger may reduce SPAH’s working capital; and

•	SPAH may fail to close the merger and may be forced to dissolve and liquidate.

The forward-looking statements are based on current expectations about future events. Although SPAH believes that the expectations reflected in the forward-looking statements are reasonable, SPAH cannot guarantee you that these expectations actually will be achieved. SPAH is under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors.”

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

Selected Summary Historical Consolidated Financial Information of Frontier

Frontier is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger and co-investment.

The following selected historical consolidated financial information of Frontier as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are derived from Frontier’s unaudited financial statements, which are included elsewhere in this joint proxy statement/prospectus. The following selected historical consolidated financial information of Frontier as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are derived from Frontier’s audited financial statements, which are included elsewhere in this joint proxy statement/prospectus. The following selected historical consolidated financial information of Frontier as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 are derived from Frontier’s audited financial statements, which are not included elsewhere in this joint proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim consolidated financial statements of Frontier for the six months ended June 30, 2009 and 2008 and the notes thereto and the audited consolidated financial statements of Frontier for the years ended December 31, 2008, 2007 and 2006 and the notes thereto and “Information about Frontier — Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement/prospectus.

	Six Months Ended
	June 30,		Year Ended December 31,
(Dollars in thousands except per share amounts)	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)

Consolidated Statements of Operations:
Interest income:
Interest income	$96,072	$149,842	$279,055	$299,672	$250,144	$178,886	$140,228
Interest expense	50,869	57,553	112,185	113,041	86,942	51,736	34,939
Net interest income	45,203	92,289	166,870	186,631	163,202	127,150	105,289
Securities gains (losses)	(102)	2,468	4,570	(937)	(25)	(211)	(44)
Provision for loan losses	135,000	33,500	120,000	11,400	7,500	4,200	3,500
Net income (loss)	(83,805)	17,575	(89,737)	73,938	68,910	51,584	43,045
Basic earnings (loss) per share	$(1.78)	$0.37	$(1.91)	$1.63	$1.53	$1.21	$1.03
Weighted average number of shares outstanding — basic	47,127	47,297	46,992	45,266	45,010	42,482	41,927
Diluted earnings (loss) per share	$(1.78)	$0.37	$(1.91)	$1.62	$1.52	$1.21	$1.02
Weighted average number of shares outstanding — diluted	47,127	47,386	46,992	45,601	45,485	42,743	42,206
Cash dividends declared per common share	$—	$—	$0.48	$0.65	$0.50	$0.40	$0.34

	June 30,	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005	2004
	(Unaudited)				(Unaudited)

Consolidated Balance Sheet Data (at period end):
Total assets	$3,987,403	$4,104,445	$3,995,689	$3,238,464	$2,640,275	$2,243,396
Net loans	3,317,636	3,666,177	3,558,127	2,867,351	2,355,419	1,945,324
Securities	83,399	93,961	135,121	114,711	110,617	153,451
Deposits	3,249,133	3,275,165	2,943,236	2,453,632	2,061,380	1,795,842
Shareholders’ equity	269,486	352,043	459,612	395,283	296,097	254,230

Selected Historical Financial Information of SPAH

SPAH is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger and co-investment.

The following selected historical financial information of SPAH as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are derived from SPAH’s unaudited financial statements, which are included elsewhere in this joint proxy statement/prospectus. The following selected historical financial information of SPAH as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from February 14, 2007 (inception) through December 31, 2007 are derived from SPAH’s audited financial statements, which are included elsewhere in this joint proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim financial statements of SPAH for the six months ended June 30, 2009 and 2008 and the notes thereto and the audited financial statements of SPAH for the year ended December 31, 2008 for the period from February 14, 2007 (inception) through December 31, 2007 and the notes thereto and “Information about SPAH — Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement/prospectus.

	June 30,	December 31,	December 31,
	2009	2008	2007
	(Unaudited)

Balance Sheet Data:
Total current assets	$19,080,295	$19,777,900	$20,226,763
Total current liabilities	17,511,802	17,588,609	18,956,480
Total assets	428,804,996	429,776,214	428,945,449
Common stock subject to conversion, 12,986,879 shares at conversion value	128,147,514	128,194,236	127,772,726
Common Stock, $0.0001 par value, authorized 200,000,000 shares; issued and outstanding 54,112,000 (less 12,986,879 subject to possible conversion)	41,125	41,125	41,125
Total stockholders’ equity	283,145,680	283,993,369	282,216,243
Total liabilities and stockholders’ equity	$428,804,996	$429,776,214	$428,945,449

				For the Period from
				February 14, 2007
	For the Six Months Ended		For the Year	(Inception) through
	June 30,		Ended December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)

Operations Statement Data:
Operating costs	$678,261	$499,229	$1,052,648	$264,373

Other income — Interest, net	265,709	4,341,829	6,407,849	2,941,038

Net (loss) income	(894,411)	1,685,378	1,777,126	1,466,293

Accretion of trust account income relating to common stock subject to possible conversion	46,722	(111,035)	(421,510)	—

Net (loss) income attributable to other common stockholders	$(847,689)	$1,574,343	$1,777,126	$1,466,293

Net (loss) income per share-basic and diluted	$(0.02)	$0.04	$0.04	$0.09

Weighted average number of common shares subject to possible conversion — basic and diluted	41,125,121	45,125,121	41,125,121	17,245,726

Selected Unaudited Condensed Combined Pro Forma Financial Information

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial information included elsewhere in this joint proxy statement/prospectus.

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 give pro forma effect to the merger and co-investment as if it had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of June 30, 2009 gives pro forma effect to the merger and co-investment as if they had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of Frontier and SPAH as of and for the six months ended June 30, 2009 and the year ended December 31, 2008.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger and co-investment, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger and co-investment.

This information should be read together with the consolidated financial statements of Frontier and the notes thereto, the financial statements of SPAH and the notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data,” “Information about Frontier — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Information about SPAH — Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/prospectus.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of SPAH common stock:

•	Assuming Minimum Conversion: This presentation assumes that no SPAH public stockholders exercise conversion rights with respect to their shares of SPAH common stock into a pro rata portion of the trust account and that no Frontier stockholders exercise their right to dissent and receive cash for the fair value of their Frontier common stock;

•	Assuming 10 Percent Conversion: This presentation assumes that SPAH public stockholders holding 10% of the shares sold in or subsequently to SPAH’s initial public offering, less one share (4,328,959 shares), exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account and that 10% of the Frontier stockholders entitled to receive 251,200 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock; and

•	Assuming Maximum Conversion: This presentation assumes that SPAH public stockholders holding 30% of the shares sold in or subsequently to SPAH’s initial public offering, less one share (12,986,879 shares), exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account and that 33% of the Frontier stockholders entitled to receive 828,960 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock.

The unaudited condensed combined pro forma financial statements reflect the acquisition of Frontier being accounted for under the acquisition method of accounting pursuant to the provisions SFAS 141R. Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and the co-investment. Determination of control places emphasis on the shareholder group that retains the majority of voting rights in the combined entity. If the accounting acquirer cannot be determined based upon relative voting interests, other indicators of control are considered in the determination of the accounting acquirer, including: control of the combined entity’s board of directors, the existence of large organized minority groups, and senior management of the combined entity.

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

SP Acquisition Holdings, Inc and Subsidiaries

Selected Unaudited Condensed Combined Pro Forma Statement of Operations Data
For the Six Months Ended June 30, 2009

	Combined Pro	Combined Pro	Combined Pro
	Forma	Forma	Forma
	(Assuming	(Assuming	(Assuming
	Minimum	10 Percent	Maximum
(In thousands, except per share amounts)	Conversion)	Conversion	Conversion)

Interest income:
Interest income	$90,547	$90,520	$90,467
Interest expense	48,107	48,107	48,107

Net interest income	42,440	42,413	42,360

Securities (losses)	(102)	(102)	(102)
Provision for loan losses	135,000	135,000	135,000
Net (loss)	(95,726)	(95,744)	(95,780)

Basic earnings (loss) per share	$(1.91)	$(2.10)	$(2.63)
Weighted average number of shares outstanding — basic and diluted	50,170	45,590	36,354

SP Acquisition Holdings, Inc and Subsidiaries

Selected Unaudited Condensed Combined Pro Forma Statement of Operations Data
For the Year Ended December 31, 2008

	Combined Pro	Combined Pro	Combined Pro
	Forma	Forma	Forma
	(Assuming	(Assuming	(Assuming
	Minimum	10 Percent	Maximum
	Conversion)	Conversion	Conversion)
	(In thousands, except per share amounts)

Interest income:
Interest income	$273,882	$273,241	$271,959
Interest expense	106,661	106,661	106,661

Net interest income	167,221	166,580	165,298

Securities (losses)	(6,430)	(6,430)	(6,430)
Provision for loan losses	120,000	120,000	120,000
Net (loss)	(108,176)	(108,786)	(110,006)

Loss per share — basic and diluted	$(2.16)	$(2.39)	$(3.03)
Weighted average number of shares outstanding — basic and diluted	50,170	45,590	36,354

SP Acquisition Holdings, Inc. and Subsidiaries

Selected Unaudited Consolidated Pro Forma Balance Sheet Data at June 30, 2009

	Combined Pro	Combined Pro	Combined Pro
	Forma	Forma	Forma
	(Assuming	(Assuming	(Assuming
	Minimum	10 Percent	Maximum
	Conversion)	Conversion	Conversion)
	(Dollars in thousands)

Total assets	$4,283,697	$4,240,977	$4,155,549
Net loans	3,116,327	3,116,327	3,116,327
Securities	83,344	83,344	83,344
Deposits	3,267,692	3,267,692	3,267,692
Total stockholders’ equity	$544,766	$497,956	$403,120

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical equity ownership information for SPAH and Frontier, and unaudited pro forma combined per share ownership information after giving effect to the merger and co-investment, assuming (i) that no SPAH public stockholders exercise their conversion rights and no Frontier shareholders exercise their right to dissent; (ii) that holders of 10% of the shares (minus one share) sold in or subsequently to SPAH’s initial public offering have exercised their conversion rights and that 10% of the Frontier shareholders exercise their right to dissent; and (iii) that holders of 30% of the shares (minus one share) sold in or subsequently to SPAH’s initial public offering have exercised their conversion rights and that 33% of the Frontier shareholders exercise their right to dissent. SPAH is providing this information to aid you in your analysis of the financial aspects of the merger and co-investment. The historical information should be read in conjunction with “Selected Historical and Pro Forma Consolidated Financial Data — Selected Summary Historical Consolidated Financial Information of Frontier and — Selected Historical Financial Information of SPAH” included elsewhere in this joint proxy statement/prospectus and the historical consolidated and combined financial statements of SPAH and Frontier and the related notes thereto included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma consolidated per share information reflects the acquisition of Frontier being accounted for under the acquisition method of accounting pursuant to the provisions SFAS 141R. Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and co-investment. Determination of control places emphasis on the shareholder group that retains the majority of voting rights in the combined entity. If the accounting acquirer cannot be determined based upon relative voting interests, other indicators of control are considered in the determination of the accounting acquirer, including: control of the combined entity’s board of directors, the existence of large organized minority groups, and senior management of the combined entity.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of SPAH and Frontier would have been had the merger and co-investment been completed or to project SPAH’s or Frontier’s results of operations that may be achieved after the merger and co-investment. The unaudited pro forma book value per share information below does not purport to represent what the value of SPAH and Frontier would have been had the merger and co-investment been completed nor the book value per share for any future date or period.

Unaudited Pro Forma Consolidated Per Share Information

			Pro Forma	Pro Forma	Pro Forma
			Assuming	Assuming	Assuming
			Minimum	10 Percent	Maximum
	SPAH	Frontier	Conversions	Conversions	Conversions

Six Months ended June 30, 2009
Basic earnings (loss) per share	$(0.02)	$(1.78)	$(1.91)	$(2.10)	$(2.63)
Diluted earnings (loss) per share	$(0.02)	$(1.78)	$(1.91)	$(2.10)	$(1.63)
Cash dividends declared per share(2)	$—	$—	$—	$—	$—
Book value per share at June 30, 2009(1)	$7.60	$5.72	$10.86	$10.92	$11.09
Year Ended December 31, 2008
Basic earnings (loss) per share	$0.04	$(1.91)	$(2.16)	$(2.39)	$(3.03)
Diluted earnings (loss) per share	$0.04	$(1.91)	$(2.16)	$(2.39)	$(3.03)
Cash dividends declared per share(2)	$—	$0.48	$—	$—	$—

(1)	Book value per share of SPAH is computed by dividing the sum of total stockholders’ equity plus common stock subject to possible conversion by the 54,112,000 shares outstanding at the balance sheet date. Book value per share for the pro forma columns is computed by dividing the sum of total stockholders’ equity plus common stock subject to possible conversion by the 54,112,000 shares outstanding plus the additional shares issued in conjunction with the merger and co-investment.

(2)	Frontier is currently restricted from paying cash dividends to its shareholders pursuant to the FDIC Order. There can be no assurance that this restriction will be removed upon completion of the merger. Accordingly, no pro forma cash dividends per share are presented.

THE MERGER AND THE MERGER AGREEMENT

The descriptions of the terms and conditions of the merger, the merger agreement and any related documents in this joint proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Annex A to this joint proxy statement/prospectus, to the registration statement, of which this joint proxy statement/prospectus is a part, and to the exhibits to the registration statement.

Background of the Merger

The terms of the merger agreement are the result of negotiations between the representatives of SPAH and Frontier. The following is a brief description of the background of these negotiations, the merger and related transactions.

Transaction Activities of SPAH Prior to Discussions with Frontier

SPAH is a blank check company organized under the laws of the State of Delaware on February 14, 2007. SPAH was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets.

A registration statement for SPAH’s initial public offering was declared effective on October 10, 2007. On October 16, 2007, SPAH sold 40,000,000 units in its initial public offering, and on October 31, 2007 the underwriters for its initial public offering purchased an additional 3,289,600 units pursuant to an over-allotment option. Each of SPAH’s units consists of one share of common stock and one warrant. On November 2, 2007, the warrants and common stock underlying SPAH’s units began to trade separately. Each warrant currently entitles the holder to purchase one share of SPAH’s common stock at a price of $7.50 commencing on the consummation of a business combination, provided that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The warrants currently expire on October 10, 2012, unless earlier redeemed.

SPAH received gross proceeds of approximately $439,896,000 from its initial public offering and sale of the additional founder’s warrants to SP Acq LLC. Net proceeds of approximately $425,909,120 were deposited into a trust account and will be part of the funds distributed to the SPAH public stockholders in the event SPAH is unable to complete the merger or another business combination.

Prior to the consummation of its initial public offering, neither SPAH, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Frontier.

Subsequent to the consummation of its initial public offering on October 16, 2007, SPAH commenced consideration of potential target companies with the objective of consummating a business combination. SPAH compiled a list of potential targets and updated and supplemented such list from time to time. SPAH contacted several private equity firms, venture capital firms, numerous other business relationships, investment bankers and consulting firms, as well as, legal and accounting firms. Through these efforts, SPAH identified and reviewed information with respect to over 100 potential target companies. On several occasions, SPAH engaged in meetings with potential targets, including companies engaged in industrial equipment manufacturing, energy production, oil and gas exploration, mineral exploration, consumer and commercial banking, consumer goods, investment banking, and gaming businesses. SPAH also engaged in serious discussions with several companies and negotiated (but did not execute) a number of letters of intent over the approximately 22 month period. The transactions contemplated by these potential letters of intent included a wide range of transaction structures, including the possibility of a merger, capital stock exchange or asset purchase. SPAH did not move forward with any of these transactions following its preliminary diligence review, largely because preliminary valuations were too high to proceed with a transaction.

Examination of Strategic Alternatives by Frontier Prior to Discussions with SPAH

At a strategic retreat on September 19, 2008, the Frontier Board and management along with Sandler O’Neill discussed strategies to improve Frontier’s capital position and the relative impact on Frontier’s capital position from possible deterioration in Frontier’s credit portfolio. Strategies discussed included raising capital through the issuance of capital securities, sale of existing loans and securities, reducing growth, reducing expenses, reducing the shareholder’s cash dividend and the possible sale of branches, real estate and/or business lines.

In early October 2008, the Frontier Board and management determined, in conjunction with the anticipated results from a Joint Report of Examination, dated July 21, 2008 (but not yet delivered to Frontier), by the FDIC and the Washington DFI, that the losses in Frontier Bank’s loan portfolio made it imperative that Frontier take immediate steps to substantially increase its capital. Given the size of the potential capital raise and the anticipated offering price of Frontier stock, the Frontier Board believed it would be prudent to explore the viability of a merger transaction with a strategic partner.

On October 8 and 9, 2008, representatives of Sandler O’Neill were onsite at Frontier’s offices along with other financial and legal advisors to conduct due diligence.

On October 9, 2008, the Frontier Board engaged Sandler O’Neill, as a financial advisor, to provide financial advice and assist the Frontier Board and management in pursuing all strategic alternatives. These included, but were not limited to, the offering and sale of certain securities of Frontier in a transaction to provide additional capital to Frontier or a possible business combination.

On October 14, 2008, under the Troubled Asset Relief Program’s Capital Purchase Plan (“TARP CPP”), the United States Treasury announced details regarding its proposed investment of $250 billion in Tier 1 qualifying capital into eligible FDIC insured depositories across the United States.

On October 15, 2008, the Frontier Board met with Sandler O’Neill to discuss its available alternatives relative to the TARP CPP.

On October 17, 2008 Frontier submitted its application for participation in the TARP CPP.

On October 23, 2008, Frontier announced its third quarter financial results including a quarterly net loss of $18.0 million.

On November 16, 2008, Sandler O’Neill began contacting strategic partners and potential capital investors regarding Frontier. Sandler O’Neill contacted over 35 potential financial investors and 10 financial institutions between November 2008 and May 2009.

On November 17, 2008, Frontier established a virtual online data room in which they made available to prospective investors and strategic partners certain confidential financial, operational and legal data regarding Frontier, and from which an interested party could make an acquisition or investment proposal.

On July 7, 2008, Frontier Bank retained a nationally recognized independent consultant to review Frontier’s loan portfolio, the results of which were provided to interested investors and strategic partners. The independent loan review team began their onsite due diligence of the loan portfolio during the week of December 8, 2008.

Between late November 2008 and mid-May 2009, 18 potential merger partners and/or investors signed confidentiality agreements accessed the data room or received confidential information regarding Frontier and were provided the opportunity to ask questions of senior management. During this period, Sandler O’Neill regularly addressed the Frontier Board to update them on the interest level of the parties in the data room.

During the period from early December 2008 to early February 2009, of these 18 potential merger partners, there were four strategic partners that conducted significant due diligence with the goal of submitting a term sheet to

Frontier. None of the parties submitted a proposal because they did not believe they could structure a transaction that was financially feasible. Each of the four strategic partners cited real estate credit exposure and the lack of a core deposit base as primary reasons for not pursuing a transaction after diligence.

In addition, during December 2008 and January 2009, there was one financial partner that conducted significant due diligence with the goal of submitting a term sheet to Frontier. They did not submit a proposal because they did not believe they could structure a transaction that was financially feasible. They also cited real estate credit exposure as the primary reason for not pursuing a transaction after diligence.

On December 2, 2008, members of Frontier’s executive management team and a representative of Sandler O’Neill met with the FDIC in San Francisco to present Frontier’s efforts to preserve capital since the examination and to check on the status of its TARP CPP application. The regulators indicated that they were holding Frontier’s application for TARP CPP investment pending its efforts to raise matching equity.

On December 8, 2008, Frontier announced changes to its management team, most notably that Patrick M. Fahey, a director, would become the Chairman and Chief Executive Officer of Frontier and that Michael J. Clementz would become President of Frontier and Chief Executive Officer of Frontier Bank. As part of the management change, Mr. Fahey announced that Frontier would begin implementation of a new business plan focused on core deposit funding and a diversified loan portfolio.

On December 19, 2008, Frontier announced the suspension of the quarterly cash dividend paid to shareholders.

On January 29, 2009, Frontier announced its fourth quarter financial results, including a loss of $89.5 million, $77.0 million of which was a non-cash charge for impairment of goodwill.

The process of exploring strategic alternatives continued throughout the beginning of 2009. At the same time, on March 24, 2009, the Frontier Board entered into an agreement with the FDIC and the Washington DFI consenting to the FDIC Order, which provided, among other things, that Frontier Bank increase its Tier 1 capital in such an amount as to equal or exceed 10% of Frontier Bank’s total assets by July 29, 2009, and to maintain such capital level thereafter. Frontier also announced publicly on March 24, 2009, that it had retained a financial advisor to help it identify new sources of capital.

On April 23, 2009, Frontier announced its first quarter financial results, which included a loss of $33.8 million.

Discussions and Negotiations between SPAH and Frontier

On April 16, 2009, SPAH representatives had an initial conference call with Sandler O’Neill to discuss possibilities of utilizing SPAH cash to recapitalize a bank. SPAH was interested in pursuing a bank recapitalization because it believed its cash could be used to allow a bank to make significant risk adjusted returns given the current dislocation in credit markets and to take advantage of the potential opportunities that exist with respect to other banks that are undercapitalized. A follow up meeting with Sandler O’Neill occurred on April 27, 2009 with further discussion on potential transaction partners. At this meeting, Sandler O’Neill made a presentation to the SPAH representatives of the financial review it had performed with respect to a group of 40 banks, 20 of which were discussed in detail at the meeting, as SPAH was attempting to determine which banks had the most attractive investment profile for SPAH. The group of banks consisted of banks with tangible capital ratios of less than 8%, market capitalization of between $250 million and $1 billion and non-performing assets/total assets of greater than 2%. Of these potential bank targets, SPAH engaged in further negotiations with one bank other than Frontier and subsequently entered into a confidentiality agreement with this bank. However, discussions were terminated with this potential bank target following SPAH’s determination that the valuation was too high to proceed with a transaction. SPAH representatives met again with Sandler O’Neill on May 1, 2009 to discuss Frontier. Frontier was considered a viable transaction partner by SPAH based on Frontier’s financial condition and results of operations, including a tangible book value of $268.8 million, gross loans of $3.4 billion and total assets of $4.0 billion as of June 30, 2009, among other things. A confidentiality agreement was signed between SPAH and Sandler O’Neill as Frontier’s authorized representative on May 6, 2009. SPAH representatives met with Frontier’s management in Seattle, Washington on May 27, 2009. Between early May and the end of June, representatives of SPAH began conducting preliminary due diligence on Frontier and made numerous visits to Frontier headquarters in Everett,

Washington where they also met with Sandler O’Neill and bank management and began to formulate the parameters of an offer to infuse capital into Frontier Bank.

On June 11, 2009 Frontier announced a workforce reduction of approximately 6% of its staff.

On June 28, 2009, the SPAH Board held a Board meeting to discuss a possible nonbinding Letter of Intent between SPAH and Frontier. Members of management gave a presentation to the SPAH Board which described the terms of the nonbinding Letter of Intent and gave a background of Frontier and its business, loan portfolio, potential performance, growth prospects, valuation, and the fairness of the proposed transaction. SPAH management outlined the rationale for the transaction, which included the opportunity to recapitalize Frontier at a reasonable valuation, resulting in the combined entity having the capital and capabilities to take advantage of the dislocation in the current credit markets. At the conclusion of its presentation, and after discussions thereon, the SPAH Board authorized management to enter into a nonbinding Letter of Intent with Frontier, subject to additional changes agreed to by management, and to continue doing due diligence and work toward a definitive merger agreement. The non-binding Letter of Intent provided that the consideration for the acquisition of Frontier would be an aggregate of 4.9 million shares of newly issued SPAH common stock (8.0% of the pro forma common shares outstanding of the combined entity and an assumed implied ratio of 0.10495 of Frontier’s shares to SPAH’s shares). In addition, it provided that SPAH would have a 45 day exclusive period to negotiate the terms of a definitive agreement with Frontier.

On June 29, 2009, Frontier Bank received a draft of a proposed nonbinding Letter of Intent from SPAH setting forth the terms of a proposed business combination. Following receipt of the proposed Letter of Intent, management met with representatives of Sandler O’Neill and its outside legal counsel, Keller Rohrback L.L.P. (“Keller Rohrback”), to clarify terms of the proposal and a revised nonbinding Letter of Intent was finalized on June 30, 2009, and circulated to the Frontier Board.

On July 1, 2009, the Frontier Board met with representatives of Sandler O’Neill and Keller Rohrback and reviewed the proposal in detail. On the same date, the Frontier Board met with representatives of SPAH who answered questions regarding the proposal and structure of SPAH. After making their presentation, the representatives of SPAH were excused from the meeting and the Frontier Board further considered the proposal.

After a lengthy discussion of the terms of the proposal, the Frontier Board authorized management to execute the nonbinding Letter of Intent. This authorization was based on the following conclusions of the Frontier Board:

•	The proposed offer would provide sufficient capital for Frontier to survive and continue to remain viable in the current economic environment.

•	The proposed offer would give Frontier shareholders an opportunity to have shares in the pro forma organization and benefit in any increase in the stock price of the business going forward.

•	A merger with SPAH and the infusion of significant capital would likely expedite removal of the regulatory restrictions currently facing Frontier and allow Frontier Bank to better serve its customers.

•	Frontier does not presently have sufficient capital to meet the capital requirements of the regulatory agencies through organic resources. As of June 30, 2009, Frontier was no longer considered “well capitalized” using the standard regulatory criteria.

•	The proposed exchange ratio was reasonable in the context of the current market environment and when compared to Frontier’s other possible alternatives.

•	Other efforts to raise capital over the past six months had resulted in no actionable alternatives.

On July 1, 2009, SPAH and Frontier entered into the nonbinding Letter of Intent.

On July 2, 2009, representatives of Frontier, SPAH, Keller Rohrback and Sandler O’Neill traveled to San Francisco to meet with representatives from the FDIC, FRB and Washington DFI to discuss the terms of the nonbinding Letter of Intent and other aspects of the transaction in general.

During the weeks of July 6, 2009 and July 13, 2009, SPAH continued financial and business due diligence and commenced legal and regulatory due diligence on Frontier and Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”), Sidley Austin LLP and SPAH prepared the first draft of the merger agreement. Olshan circulated a draft of the merger agreement to Frontier on July 18, 2009. Discussions between the various parties and due diligence continued throughout the week of July 20, 2009 and on July 24, 2009, Olshan received Frontier’s cumulative comments to the merger agreement. Also during this time period SPAH management met with Frontier’s independent consultant to discuss findings of the second loan review. During the next several days, the various parties continued to negotiate the terms and conditions of the merger agreement and Olshan distributed revised drafts of the merger agreement on each of July 27, 28 and 29, 2009.

On July 24, 2009, SPAH’s Audit Committee met to review SPAH’s Form 10-Q for the six months ended June 30, 2009. SPAH’s Audit Committee was given an update on the status of the negotiations with Frontier.

On July 29, 2009 the SPAH Board met. SPAH management made a lengthy presentation regarding the terms and conditions of the transactions, Frontier’s current business and loan portfolio, regulatory issues, timing of shareholder approval and the fact that the acquisition of Frontier does not satisfy the requirement that the fair market value of the target business equals at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment. The SPAH Board approved the transaction based on the strong capital position of the combined entity, the solid franchise value of Frontier and the opportunity for the recapitalized entity to take advantage of the favorable market for making both loans and acquisitions. At the conclusion of the meeting, the SPAH Board approved entering into the merger agreement with Frontier subject to whatever additional changes were agreed to by management. As part of this approval, the SPAH Board also approved certain amendments to SPAH’s Warrant Agreement and Amended and Restated Certificate of Incorporation (including a provision which would eliminate the requirement that SPAH enter into a business combination whereby the fair market value of the target business equals at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment), subject to stockholder approval. Members of the SPAH Board also agreed to forfeit an aggregate of 465,530 shares of SPAH common stock and SP Acq LLC agreed to forfeit 8,987,883 shares of SPAH common stock, in order to facilitate the approval of the merger by SPAH and Frontier stockholders and to improve the per share valuation.

At a Frontier Board meeting held on July 29, 2009, after reviewing presentations by Keller Rohrback and Sandler O’Neill, receiving a fairness opinion from Keefe Bruyette and lengthy discussion of the terms and conditions of the transaction and other possible alternatives, the Frontier Board unanimously resolved to approve the merger transaction subject to certain adjustments.

On July 30, 2009, representatives of Frontier and SPAH negotiated a finalized, mutually agreeable merger agreement and on such date, SPAH and Frontier executed the merger agreement.

Reasons of SPAH for the Merger

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the SPAH Board reviewed various financial data and due diligence and evaluation materials and made an independent determination of fair market value. The SPAH Board consulted with SPAH management, SPAH’s legal counsel regarding the legal terms of the merger, and certain employees and certain affiliates of SP Acq LLC regarding the strategic and financial aspects of the merger, and the fairness, from a financial point of view, of the exchange ratio to SPAH.

In addition, in reaching its decision to approve the merger agreement, the SPAH Board considered a number of factors, both positive and negative. It believes that the non-exhaustive list of factors below strongly supports its determination to approve the merger agreement and recommendation that its stockholders adopt the merger agreement. The positive factors included:

•	financial condition and results of operations of Frontier, including a tangible book value of $268.8 million, gross loans of $3.4 billion and total assets of $4.0 billion as of June 30, 2009;

•	the growth potential associated with Frontier, including potential for enhanced operating margins and operating efficiencies;

•	the balance sheet make-up and product mix, including the loan and deposit mix of Frontier;

•	opportunities to grow existing revenue streams and create new revenue streams associated with Frontier;

•	the competitive position of Frontier within its operating markets;

•	the industry dynamics, including barriers to entry;

•	the experience and skill of Frontier’s management, including Patrick M. Fahey, the current Chairman and Chief Executive Officer of Frontier who will become Chief Executive Officer of SPAH in the merger;

•	acquisition opportunities in the industry;

•	the opportunity for further consolidation and cost savings in the banking industry; and

•	the valuation of comparable companies.

Negative factors that the SPAH Board considered included:

•	Frontier’s depressed stock price may adversely affect prevailing market prices for SPAH’s common stock;

•	the issuance of the FDIC Order and the Memorandum of Understanding;

•	the issuance of the FRB Written Agreement;

•	the deterioration of Frontier’s loan portfolio, centered in its real estate construction and land development loans, including approximately $764.6 million in nonperforming loans predominately existing in construction real estate loans and land development and $98.6 million in loan loss reserves as of June 30, 2009;

•	impact of new regulation in the banking industry; and

•	the continued downturn in Frontier’s real estate market areas and the general weakness in the economy.

The SPAH Board concluded, however, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. The above discussion of the material factors considered by the SPAH Board is not intended to be exhaustive, but does set forth the principal factors considered by the SPAH Board.

At a SPAH Board meeting held on July 29, 2009, the SPAH Board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the SPAH Board felt were appropriate. In view of the wide variety of factors considered by the SPAH Board in connection with its evaluation of the merger and the complexity of these matters, the SPAH Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the SPAH Board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Consequences to SPAH if the Merger Proposal is Not Approved

If the merger proposal is not approved by either the SPAH stockholders or the Frontier shareholders, if 10% or more of the SPAH public stockholders properly elect to convert their shares for cash equal to a pro rata portion of the SPAH trust account (and this closing condition is not waived by SPAH), if required regulatory approvals are denied or delayed, if the warrant amendment proposal is not approved by the SPAH warrantholders or certain other closing conditions are not met and are not waived, the merger will not occur. In addition, if SPAH does not effect the merger with Frontier or cannot complete an alternative business combination by October 10, 2009, SPAH will automatically dissolve and liquidate. In any liquidation, the funds held in the trust account, plus any interest earned thereon (less any taxes due on such interest and payment of deferred underwriting discounts and commissions), together with any remaining net assets not held in trust, will be distributed pro rata to SPAH public stockholders and SPAH will be dissolved in accordance with the SPAH Certificate of Incorporation. The SPAH insiders have waived any right to any liquidation distribution with respect to their shares acquired prior to the initial public offering.

Interests of SPAH’s Directors and Officers and Others in the Merger

When considering the recommendations of the SPAH Board, you should be aware that some of SPAH’s directors, officers and affiliates have interests in the merger proposal that differ from the interests of other stockholders:

•	Warren G. Lichtenstein will serve as the Chairman of the SPAH Board following the consummation of the merger;

•	John McNamara will serve as the Chairman of the Frontier Bank Board following the consummation of the merger;

•	if the merger is not approved and SPAH is required to liquidate, all the shares of common stock and all the warrants held by the SPAH insiders (including SP Acq LLC and the Steel Trust), which, as of the record date, for the shares, were worth $[ ] per share and $[ ] in the aggregate and, for the warrants, were worth $[ ] per warrant and $[ ] in the aggregate, will be worthless. Since Mr. Lichtenstein, SPAH’s Chairman of the Board, President and Chief Executive Officer, may be deemed the beneficial owner of shares held by SP Acq LLC and the Steel Trust, he may also have a conflict of interest in determining whether a particular target business is appropriate for SPAH and its stockholders. However, upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of its founder’s shares and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker have agreed to forfeit an aggregate of 465,530 of their founder’s shares;

•	if SPAH liquidates prior to the consummation of a business combination, SP Acq LLC and Mr. Lichtenstein will be personally liable if and to the extent any claims by a third party for services rendered or products sold, or by a prospective business target, reduce the amounts in the trust account available for distribution to SPAH stockholders in the event of a dissolution and liquidation; and

•	unless SPAH consummates an initial business combination, its officers and directors, its employees, and affiliates of SP Acq LLC and their employees will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account and the $3.5 million in interest income on the balance of the trust account that has been released to SPAH to fund its working capital requirements. SPAH’s officers and directors may tend to favor potential initial business combinations with target businesses that offer to reimburse any expenses that SPAH did not have the funds to reimburse itself.

Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement. Additionally, upon consummation of the merger, the underwriters in SPAH’s initial public offering will be entitled to receive approximately $17.3 million of deferred underwriting discounts and commissions currently held in SPAH’s trust account. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger. If the merger is not consummated and SPAH is required to liquidate, the underwriters have agreed to forfeit any rights or claims to their deferred underwriting discounts and commissions then in the trust account, and those funds will be included in the pro rata liquidation distribution to the SPAH public stockholders.

Transfer Restrictions of SPAH Insiders upon Consummation of the Merger

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own. The SPAH insiders previously agreed not to sell or transfer their founder’s units and the founder’s shares and initial founder’s warrants comprising the founder’s units (including the common stock to be issued upon the exercise of the initial founder’s warrants) for a period of one year from the date the merger is consummated, except in each case to permitted transferees who agree to be subject to the same transfer restrictions. The Steel Trust has agreed to be bound by these transfer restrictions.

SP II previously agreed not to sell or transfer the co-investment units, co-investment shares or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) until one year after SPAH completes the merger except to permitted transferees who agree to be bound by such transfer restrictions. The Steel Trust has agreed to be bound by these transfer restrictions.

The permitted transferees under the lock-up agreements are SPAH’s officers, directors and employees and other persons or entities associated or affiliated with SP II or Steel Partners, Ltd. (other than, in the case of SP II and SP Acq LLC, their respective limited partners or members in their capacity as limited partners or members). Any transfer to a permitted transferee will be in a private transaction exempt from registration under the Securities Act, pursuant to Section 4(i) thereof.

During the lock-up period, the SPAH insiders and any permitted transferees to whom they transfer shares of common stock will retain all other rights of holders of SPAH common stock, including, without limitation, the right to vote their shares of common stock (except to the extent they convert their voting common stock into Non-Voting Common Stock or receive Non-Voting Common Stock upon exercise of their warrants) and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up agreement. If SPAH is unable to effect the merger and liquidates, the SPAH insiders have waived the right to receive any portion of the liquidation proceeds with respect to the founder’s shares. Any permitted transferees to whom the founder’s shares are transferred will also agree to waive that right.

Conversion Rights of SPAH Stockholders

If you hold shares of common stock issued in SPAH’s initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards up to and until the record date), then you have the right to vote against the merger proposal and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account in which a substantial portion of the net proceeds of SPAH’s initial public offering are held (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of $3.5 million on the trust account balance previously released to SPAH to fund its working capital requirements).

As of September 17, 2009, there was $[     ] in SPAH’s trust account, including accrued interest on the funds in the trust account, or approximately $[     ] per share issued in the initial public offering. The actual per share conversion price will differ from the $[     ] per share due to any interest earned on the funds in the trust account since September 17, 2009, and any taxes payable in respect of interest earned thereon. The actual per share conversion price will be calculated as of two business days prior to the consummation of the merger, divided by the number of shares sold in the initial public offering.

You may request conversion at any time after the mailing of this joint proxy statement/prospectus and prior to the vote taken with respect to the merger proposal at the special meeting, but the request will not be granted unless you vote against the merger and the merger is approved and completed. If the merger is not consummated, no shares will be converted to cash through the exercise of conversion rights. Prior to exercising your conversion rights you should verify the market price of SPAH common stock. You may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights, if the market price per share is higher than the amount of cash that you would receive upon exercise of your conversion rights.

If you wish to exercise your conversion rights, you must:

•	affirmatively vote against the merger proposal in person or by submitting your proxy card before the vote on the merger proposal and checking the box that states “Against” for the merger proposal;

•	either:

•	check the box that states “I HEREBY EXERCISE MY CONVERSION RIGHTS” on the proxy card; or

•	send a letter to SPAH’s transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind, stating that you are exercising your conversion rights and demanding your shares of SPAH common stock be converted into cash; and

•	either:

•	physically tender, or if you hold your shares of SPAH common stock in “street name,” cause your broker to physically tender, your stock certificates representing shares of SPAH common stock to SPAH’s transfer agent; or

•	deliver your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to SPAH’s transfer agent, in either case by [ ], 2009 or such other later date if the special meeting of SPAH stockholders is adjourned or postponed.

Accordingly, a SPAH stockholder would have from the time we send out this joint proxy statement/prospectus through the vote on the merger to deliver his or her shares if he or she wishes to seek to exercise his or her conversion rights.

The DWAC delivery process can be accomplished, whether you are a record holder or your shares are held in “street name,” within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC System. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the stockholder or the tendering broker $35, and your broker may or may not pass this cost on to you.

Taking any action that does not include an affirmative vote against the merger, including abstaining from voting on the merger proposal, will prevent you from exercising your conversion rights. However, voting against the merger proposal does not obligate you to exercise your conversion rights. In addition, if you do not properly exercise your conversion rights (as outlined above), you will not be able to convert your shares of common stock into cash at the conversion price.

Any request to exercise your conversion rights, once made, may be withdrawn at any time up to immediately prior to the vote on the merger proposal at the special meeting (or any adjournment or postponement thereof). If you (1) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (2) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to SPAH’s transfer agent to exercise your conversion rights, or (3) initially vote against the merger proposal but later wish to vote for it, you may request SPAH’s transfer agent to send you another proxy card on which you may indicate your intended vote and, if that vote is against the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind. Any corrected or changed proxy card or written demand of conversion rights must be received by Continental Stock Transfer & Trust Company prior to the special meeting.

Please note, however, that once the vote on the merger proposal is held at the special meeting, you may not withdraw your request to exercise your conversion rights and request the return of your shares. If the merger is not consummated, your shares will be automatically returned to you.

In connection with the vote to approve the merger, SPAH stockholders may elect to vote a portion of their shares for and a portion of their shares against the merger. If the merger is approved and consummated, SPAH stockholders who elected to convert the portion of their shares voted against the merger will receive the conversion price with respect to those shares and may retain any other shares they own.

If you properly exercise your conversion rights, then you will be exchanging your shares of SPAH common stock for cash equal to a pro rata portion of the SPAH trust account and will no longer own these shares. SPAH anticipates that the funds to be distributed to SPAH stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of the merger. SPAH will not complete the merger if SPAH stockholders owning 10% or more of the shares sold in SPAH’s initial public offering exercise their conversion rights.

If Proposal No. 2 is approved and adopted, SPAH has made it a condition to closing the merger agreement that no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights in order to ensure that the combined company immediately following the consummation of the merger has sufficient Tier 1 capital to return to compliance levels. Pursuant to the terms of the FDIC Order, Frontier Bank is required to increase its Tier 1 capital in such an amount as to equal or exceed 10% of Frontier Bank’s total assets by July 29, 2009 and to maintain such capital level thereafter. If 10% or greater of SPAH’s public stockholders were to vote their shares against the merger and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, the funds remaining may not be sufficient to meet Frontier Bank’s capital requirements. However, in SPAH’s sole discretion, this closing condition may be waived in order to consummate the merger. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

Actions That May Be Taken to Secure Approval of SPAH Stockholders

If Proposal No. 2 is approved at the SPAH special meeting of stockholders, and greater than 10% (minus one share) of SPAH public stockholders properly elect to convert their shares for cash equal to a pro rata portion of the SPAH trust account in accordance with the SPAH Certificate of Incorporation, SPAH would not be permitted to consummate the merger, even if the required vote for the merger proposal was received. To preclude such possibility, SPAH, the SPAH insiders, and/or certain of their respective affiliates may negotiate arrangements to provide for the purchase of such shares following the consummation of the merger from certain holders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares. SPAH, the SPAH insiders, and/or certain of their respective affiliates may also enter into transactions with such holders and others to provide them with incentives to acquire shares of SPAH and vote in favor of the merger proposal.

Arrangements of such nature would only be entered into and effected with the prior approval of Frontier (with respect to shares purchased) in accordance with applicable law at a time when SPAH, the SPAH insiders, and/or certain of their respective affiliates are not aware of any material nonpublic information regarding SPAH and its securities or pursuant to agreements between the buyer and seller of such shares in a form that would not violate insider trading rules. Definitive arrangements have not yet been determined but might include:

•	Agreements between SPAH and the SPAH public stockholders pursuant to which SPAH would agree to purchase the shares from such holders immediately after the closing of the merger for the price and fees specified in the arrangements.

•	Agreements with third parties to be identified pursuant to which the third parties would purchase public shares during the period beginning on the date that the registration statement of which this joint proxy statement/prospectus is a part is declared effective. Such arrangements would also provide for SPAH, immediately after the closing of the merger, to purchase from the third parties all of the public shares purchased by them for the price and fees specified in the arrangements.

•	Agreements with third parties pursuant to which SPAH would borrow funds to make purchases of public shares for its own account. SPAH would repay such borrowings with funds transferred to it from SPAH’s trust account upon closing of the merger.

As a result of the purchases that may be effected through such arrangements, it is likely that the number of shares of common stock of SPAH in its public float will be reduced and that the number of beneficial holders of SPAH’s and SPAH’s securities also will be reduced from what it would have been if SPAH did not purchase such securities in this manner. This may inhibit SPAH’s ability to list its common stock on the NYSE AMEX LLC or any other national securities exchange due to minimum holder requirements.

As of the date of this joint proxy statement/prospectus, no arrangements to such effect have been entered into with any such investor or holder. In the event that any purchases of SPAH’s common stock are made by SPAH, the SPAH insiders, and certain of their respective affiliates after the mailing of this joint proxy statement/prospectus to stockholders but prior to the special meeting of stockholders of SPAH, SPAH will file a Current Report on Form 8-K within four business days of such purchases or otherwise prior to the special meeting. Any such report will include descriptions of the arrangements entered into or significant purchases by any of the aforementioned persons. If members of the SPAH Board or SPAH’s officers make purchases pursuant to such arrangements, they will be required to report these purchases on beneficial ownership reports filed within two business days of such transactions with the SEC.

Given the need to ensure that the combined company immediately following the consummation of the merger has sufficient Tier 1 capital to return to compliance levels, SPAH will only negotiate these arrangements to the extent it will have sufficient capital remaining in its trust account to satisfy Frontier’s Tier 1 capital requirements following the consummation of the merger.

The purpose of such arrangements would be to increase the likelihood of obtaining the required vote (a majority of the shares of common stock voted by the SPAH public stockholders are voted, in person or by proxy, in favor of the merger) and reduce the likelihood that holders of 10% or more of the shares sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights. All shares purchased pursuant to such arrangements would be voted in favor of the merger and all other proposals presented at the special meeting of stockholders of SPAH. Neither SPAH nor its officers and directors purchasing shares would affect the fact that 10% (minus one share) of the shares sold in SPAH’s initial public offering could be converted by SPAH public stockholders without the merger being prohibited from closing because the number of shares of the shares sold in SPAH’s initial public offering that may be converted without prohibiting the consummation of the merger will be fixed in the SPAH Certificate of Incorporation, as amended by Proposal No. 2, at one share less than 10% of the shares sold in SPAH’s initial public offering. If the merger is not consummated, the purchasers, other than SPAH and the SPAH insiders, would be entitled to participate in liquidation distributions from SPAH’s trust account with respect to such shares.

Purchases pursuant to such arrangements ultimately paid for with funds originating from SPAH’s trust account would reduce the funds available to SPAH after the merger for working capital and general corporate purposes. Nevertheless, in all events there will be sufficient funds available to SPAH from the trust account to pay the SPAH public stockholders that are properly converted.

If these arrangements are entered into, the consequence could be that the merger would be approved when, without such arrangements, the merger might not have otherwise been approved. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 10% or more of the shares sold in SPAH’s initial public offering will vote against the merger and exercise their conversion rights.

Rescission Rights

If you are a SPAH stockholder at the time of the merger and you purchased your shares in SPAH’s initial public offering or afterwards up to and until the record date, you may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis of, for example, SPAH’s initial public offering prospectus not disclosing that (i) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to amend the definition of “initial business combination” to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, (ii) SPAH may seek to amend the SPAH Certificate of Incorporation prior to the consummation of a business combination to provide that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights when the threshold in the current form of the SPAH Certificate of Incorporation requires no more than 30% (minus one share), (iii) SPAH may seek to amend the Warrant Agreement upon consummation of the merger to eliminate the requirement that the initial founder’s warrants owned by certain SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, (iv) funds in its trust account might be used, directly or indirectly, to purchase shares following the consummation of the merger from SPAH public stockholders in order to secure approval of the merger, (v) that SPAH may seek to amend the terms of the Warrant Agreement to increase the exercise price and extend the exercise period, among other things, upon consummation of the merger, and (vi) that a party other than SP II or SP Acq LLC may purchase the co-investment units. The rescission right and corresponding liability will continue against SPAH in the event the merger is consummated.

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in SPAH’s initial public offering, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of SPAH’s initial public offering. In the case of SPAH public stockholders, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of SPAH.

In general, a person who contends that he or she purchased a security pursuant to a prospectus which contains a material misstatement or omission must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the merger is completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all other SPAH public stockholders, may do so. Neither SPAH nor Frontier can predict whether stockholders will bring such claims or whether such claims would be successful.

Reasons of Frontier for the Merger

The Frontier Board believes the merger is in the best interests of Frontier and the Frontier shareholders. The Frontier Board unanimously recommends that Frontier shareholders vote for the approval of the merger agreement and the consummation of the transactions contemplated by that agreement.

In reaching its determination to adopt the merger agreement, the Frontier Board consulted with Frontier’s management and its financial and legal advisors, and considered a number of factors. The following is a description of the material factors that the Frontier Board believes favor the merger:

•	the ability of the merger to recapitalize and revitalize Frontier, restore its regulatory capital to well-capitalized levels, and achieve compliance with bank regulatory requirements;

•	the Frontier Board’s assessment of the financial condition of SPAH, and of the business, operations, capital level, asset quality, financial condition and earnings of the combined company on a pro forma basis. This assessment was based in part on presentations by Sandler O’Neill, Frontier’s financial advisor, and Keefe Bruyette, whom Frontier retained solely to render a fairness opinion, and Frontier’s management and the results of the due diligence investigation of SPAH conducted by Frontier’s management and financial and legal advisors;

•	the financial and growth prospects for Frontier and its shareholders of a business combination with SPAH as compared to continuing to operate as a stand-alone entity;

•	the information presented by Sandler O’Neill to the Frontier Board with respect to the merger and the opinion of Keefe Bruyette that, as of the date of that opinion, the merger consideration is fair from a financial point of view to the holders of Frontier common stock (see “— Opinion of Keefe Bruyette” below);

•	the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Frontier in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Frontier;

•	the fact that SPAH has agreed to: (i) employ Patrick M. Fahey as Chief Executive Officer of the combined company, and (ii) appoint Mr. Fahey and three other members of the Frontier Board as directors of SPAH and Frontier Bank, which are expected to provide a degree of continuity and involvement by Frontier constituencies following the merger, in furtherance of the interests of Frontier’s shareholders, customers and employees;

•	current conditions in the U.S. capital markets, including the unavailability of other sources of capital, strategic or other merger partners to Frontier;

•	the SPAH stock and SPAH warrants to be received in exchange for Frontier common stock pursuant to the merger agreement and resulting pro forma ownership levels in relation to the historical trading prices of Frontier common stock, as compared to other possible scenarios in the view of the Frontier Board’s financial advisor;

•	the current condition of Frontier and the future prospects of the business in light of the current economic environment and the likelihood that Frontier would need to raise capital in order to protect against future loan losses and achieve compliance with the FDIC Order and the FRB Agreement; and

•	the fact that Frontier’s existing capital resources were limiting management’s ability to effectively manage certain problem credits.

In the course of its deliberations regarding the merger, the Frontier Board also considered the following information that the Frontier Board determined did not outweigh the benefits to Frontier and its shareholders expected to be generated by the merger:

•	that directors and officers of Frontier have interests in the merger in addition to their interests generally as Frontier shareholders, including change of control agreements for five of its executive officers;

•	the effect of a termination fee of up to $2.5 million in favor of SPAH, including the risk that the termination fee might discourage third parties from offering to acquire Frontier by increasing the cost of a third party acquisition and, while SPAH has not agreed to pay Frontier any termination fee, Frontier was required to waive any claims against the trust account, if, for example, SPAH breaches the merger agreement;

•	the risk to Frontier and its shareholders that SPAH may not be able to obtain required regulatory approvals, or necessary modifications to the FDIC Order, FRB Written Agreement and Memorandum of Understanding, and the risk of failing to consummate the transaction;

•	uncertainty about how much of SPAH’s trust account will be available for working capital after closing;

•	the adverse economic and regulatory environment; and

•	the pending regulatory actions against Frontier, Frontier’s noncompliance with the capital requirement imposed by the FDIC Order, and their potential adverse impact on the profitability, operations and deposits of Frontier Bank, and the risk of further regulatory action and penalties, including the potential closure of Frontier Bank.

The Frontier Board did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

Engagement of Financial Advisors

In November 2008, Frontier engaged Sandler O’Neill as a financial advisor to assist Frontier’s Board and management in pursuing strategic alternatives. These services included, but were not limited to, the offering and sale of certain securities of Frontier in a transaction to provide additional capital to Frontier or a possible business combination. Pursuant to its engagement, Sandler O’Neill acted as a financial advisor to Frontier’s board of directors in connection with the negotiation of the merger agreement. In addition, Frontier expects that Sandler O’Neill will continue to provide ongoing advisory services to Frontier in connection with the merger, including arranging for presentations by Frontier’s management and preparing them for such presentations. Under the terms of the engagement letter, as amended, between Sandler O’Neill and Frontier, Sandler O’Neill has received a fee of $500,000 and upon consummation of the merger, will receive $9.5 million payable at the closing of the merger. In addition, Sandler O’Neill has a right of first refusal for a period of 12 months following the closing of the merger to act as a (i) a co-manager or co-placement agent in any capital raising transaction entered into by Frontier and (ii) financial advisor in any business combination entered into by Frontier and a second party. As a result, stockholders are advised that Sandler O’Neill has a financial interest in the successful outcome of the merger.

The Frontier Board has also retained Keefe Bruyette solely to issue a fairness opinion for a fee of $500,000.

Opinion of Keefe Bruyette

By letter dated July 28, 2009, Frontier retained Keefe Bruyette to provide a fairness opinion to the Frontier Board in connection with a possible business combination with SPAH. Keefe Bruyette is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Keefe Bruyette is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the July 29, 2009 meeting at which the Frontier Board considered and approved the merger agreement, Keefe Bruyette delivered to the Frontier Board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Frontier’s shareholders from a financial point of view. The full text of Keefe Bruyette’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Keefe Bruyette in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Frontier shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Keefe Bruyette’s opinion speaks only as of the date of the opinion. The opinion was directed to the Frontier Board and is directed only to the fairness of the exchange ratio to Frontier shareholders from a financial point of view. It does not address the underlying business decision of Frontier to engage in the merger or any other aspect of the merger, including the likelihood or the ability of Frontier or SPAH to obtain the necessary regulatory, contractual or other consents or approvals of the merger or the relative merits of the merger as compared to any other strategic alternative that may be available to Frontier. Keefe Bruyette’s opinion is not a recommendation to any Frontier shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Keefe Bruyette reviewed and considered, among other things:

1. the merger agreement;

2. the Annual Report to Stockholders and Annual Report on Form 10-K for the three years ended December 31, 2008 of Frontier;

3. the Annual Report to Stockholders and Annual Report on Form 10-K for the period from February 14, 2007 through December 31, 2007 and the year ended December 31, 2008 of;

4. certain interim reports to stockholders and quarterly reports on Form 10-Q of Frontier and SPAH and certain other communications from Frontier and SPAH to their respective shareholders;

5. the publicly reported historical price and trading activity for Frontier’s and SPAH’s common stock, including a comparison of certain financial and stock market information for Frontier and SPAH with similar publicly available information for certain other companies the securities of which are publicly traded;

6. the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

7. the current market environment generally and the banking environment in particular; and

8. such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Keefe Bruyette also discussed with certain members of senior management of Frontier the past and current business, regulatory relations, financial condition, results of operations and future prospects of Frontier, including its liquidity and capital position and funding sources and held similar discussions with certain members of senior management of SPAH regarding the past and current business, regulatory relations, financial condition, results of operations and future prospects of SPAH, including its liquidity and capital position and funding sources.

In performing its reviews and in rendering its opinion, Keefe Bruyette assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of Frontier and SPAH that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Keefe Bruyette was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for its accuracy or completeness. Keefe Bruyette relied upon the management of Frontier and SPAH as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to them, and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. Keefe Bruyette expressed no opinion as to such financial projections or the assumptions on which they were based. Keefe Bruyette did not make an independent evaluation or appraisal of the assets or property, the collateral securing assets or the liabilities, contingent or otherwise, of Frontier or SPAH or any of their respective subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals. Keefe Bruyette is not an expert in the evaluation of allowances for loan and lease losses and it did not make an independent evaluation of the adequacy of the allowance for loan or lease losses of Frontier or the combined entity, nor did it review any individual credit files relating to Frontier. With Frontier’s consent, Keefe Bruyette assumed that the respective allowances for loan and lease losses for Frontier were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Keefe Bruyette’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Keefe Bruyette assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived or modified. Keefe Bruyette also assumed, with Frontier’s consent, that there had been no material change in Frontier’s and SPAH’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Frontier and SPAH will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Keefe Bruyette expresses no opinion as to legal, regulatory, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its July 29, 2009 opinion, Keefe Bruyette performed a variety of financial analyses. The following is a summary of the material analyses performed by Keefe Bruyette, but is not a complete description of all the analyses underlying Keefe Bruyette’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Keefe Bruyette believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Keefe Bruyette’s comparative analyses described below is identical to Frontier or SPAH and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Frontier or SPAH and the companies to which they are being compared.

In performing its analyses, Keefe Bruyette also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Frontier, SPAH and Keefe Bruyette. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Keefe Bruyette prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Frontier Board at the July 29, 2009 meeting. Accordingly, Keefe Bruyette’s analyses do not necessarily reflect the value of Frontier’s common stock or SPAH’s common stock or the prices at which Frontier’s or SPAH’s common stock may be sold at any time.

Summary of Proposal.  Keefe Bruyette reviewed the financial terms of the proposed transaction. SPAH is offering shareholders of Frontier common stock (other than shares to be excluded or cancelled) the right to receive .0530 shares of newly issued SPAH common stock and .0530 newly issued SPAH warrants (the exchange ratio. Based upon the closing price of SPAH’s common stock on July 28, 2009 of $9.73, Keefe Bruyette calculated implied consideration of $.51569 per share of Frontier common stock.

Based upon financial information for Frontier for the twelve months ended June 30, 2009, Keefe Bruyette calculated the following ratios:

Transaction Ratios

Transaction price/last twelve months’ earnings per share	NM	x
Transaction price/mean First Call 2009 EPS estimates	NM	x
Transaction price/tangible book value per share	9.04%
Transaction price/stated book value per share	9.02%
Tangible book premium/core deposits(1)	(8.9)%
Premium to market price(2)	(42.06)%

(1)	Core deposits exclude time deposits with balances greater than $100,000.

(2)	Based on Frontier’s trailing 20 day average closing price of $.89 as of July 28, 2009.

For purposes of Keefe Bruyette’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $24.31 million, based upon 47,131,853 shares of Frontier common stock outstanding, including the intrinsic value of options to purchase an aggregate of 1,271,272 shares with a weighted average strike price of $16.73.

Comparable Company Analysis.  Keefe Bruyette used publicly available information to compare selected financial and market trading information for Frontier and a group of financial institutions headquartered in the

Pacific Northwest with total assets between $950 million and $12.5 billion selected by Keefe Bruyette, or the “Frontier Peer Group”. The Frontier Peer Group consisted of the following publicly traded financial institutions:

Cascade Financial Corp.	Pacific Continental Corp.
Columbia Bancorp*	Sterling Financial Corporation
Heritage Financial Corp.*	Glacier Bancorp, Inc.
Intermountain Community Bancorp*	PremierWest Bancorp*
City Bank*	Umpqua Holdings Corporation
West Coast Bancorp	Banner Corporation*
Cascade Bancorp*	Columbia Banking System, Inc.
AmericanWest Bancorporation*	Horizon Financial Corp.*

In the table above, * denotes financial data for the three months ended March 31, 2009.

The analysis compared financial information for Frontier and the median data for the financial institutions in the Frontier Peer Group. The table below sets forth the comparative data as of and for the three months ending June 30, 2009, with pricing data as of July 28, 2009:

			Frontier Peer
			Group
	Frontier		Median

Total assets (in millions)	$3,987		$ NM
Tangible equity/tangible assets	6.74%		8.81%
Tier 1 Risk Based Capital Ratio	8.15%		10.79%
Total Risk Based Capital Ratio	9.42%		12.60%
Return on average assets	(4.91)%		(.95)%
Return on average tangible equity	(75.6)%		(13.4)%
Net interest margin	2.21%		3.68%
Efficiency ratio	90.7%		78.5%
Transaction accounts/deposits	12.5%		NA	%
Loan loss reserve/loans	2.89%		2.35%
Texas Ratio	222.9%		100.4%
Reserves / Non Performing Loans	12.9%		33.2%
Nonperforming assets/Loans & OREO	23.59%		8.76%
Price/tangible book value per share	20.2%		30.0%
Price/LTM EPS	(.28	)x	33.2	x
Price/estimated 2009 EPS	NM	x	NA	x
Price/estimated 2010 EPS	NM	x	NA	x
Dividend yield	0.00%		0.00%
Market capitalization (in millions)	$54.2		$ NM

The publicly obtained comparative data above illustrates that Frontier’s operating metrics are of a poorer quality when compared to its peers.

Stock Trading History.  Keefe Bruyette reviewed the history of the reported trading prices and volume of Frontier’s common stock and the relationship between the movements in the prices of Frontier’s common stock to movements in certain stock indices, including the KBW Regional Banking Index and the NASDAQ Bank Index,. During the one-year period ended July 28, 2009, Frontier’s common stock underperformed each of the indices to which it was compared.

Frontier’s One-Year Stock Performance

Ending Value
July 28, 2009

Frontier	(88.0)%
NASDAQ Bank Index	(22.9)%
KBW Regional Banking Index	(26.9)%

Net Present Value Analysis.  Keefe Bruyette also performed an analysis that estimated the present value of the projected future stream of after-tax net income of Frontier through 5 years of projected financials under various circumstances, assuming that Frontier performed in accordance with growth and operating assumptions and projections provided by Frontiers’ management. Financial data for the quarter ended June 30, 2009 was used to generate the projections. A stress test was applied to common equity to reflect a charge off scenario that would impact Frontier’s balance sheet and loan portfolio. A common equity raise of $250 million to $500 million was assumed in the projections to offset the stress scenario, newly raised common equity was risk weighted 100%.

Certain assumptions and performance targets were used throughout this analysis, they include but are not limited to:

•	moderate balance sheet growth in years one and two with enhanced growth in years three through five

•	year five target net interest margin of 4.75%

•	year five target return on assets of 1.35%

•	year five target efficiency ratio of 52%

•	year five target tangible common equity ratio of 10%

•	year five target total risk based capital of 15%

To approximate the terminal value of Frontier common stock after 5 years of projections, Keefe Bruyette applied price to earnings multiple of 15x in year 5 of its analysis. The income streams and terminal values were then discounted to present values using a discount rate of 12.5%. As illustrated in the following tables, this analysis indicated a range of net present values available to current shareholders.

Net Present Value to Current Shareholders Aggregate ($)
Offering Amount ($000’s)

Issue Price $	$250,000	$300,000	$350,000	$400,000	$450,000	$500,000

$0.15	$16.75	$14.02	$12.06	$10.58	$9.42	$8.49
$0.25	$27.41	$23.01	$19.83	$17.42	$15.54	$14.02
$0.35	$37.69	$31.74	$27.41	$24.12	$21.53	$19.45
$0.45	$47.62	$40.21	$34.79	$30.66	$27.41	$24.78
$0.55	$57.21	$48.43	$41.99	$37.06	$33.17	$30.01
$0.65	$66.47	$56.42	$49.01	$43.32	$38.81	$35.16
$0.75	$75.43	$64.19	$55.86	$49.44	$44.35	$40.21
$0.85	$84.10	$71.74	$62.54	$55.43	$49.78	$45.17
$0.95	$92.49	$79.08	$69.06	$61.30	$55.11	$50.05

Net Present Value to Current Shareholders Per Share ($)
Offering Amount ($000’s)

Issue Price $	$250,000	$300,000	$350,000	$400,000	$450,000	$500,000

$0.15	$0.36	$0.30	$0.26	$0.22	$0.20	$0.18
$0.25	$0.58	$0.49	$0.42	$0.37	$0.33	$0.30
$0.35	$0.80	$0.67	$0.58	$0.51	$0.46	$0.41
$0.45	$1.01	$0.85	$0.74	$0.65	$0.58	$0.53
$0.55	$1.21	$1.03	$0.89	$0.79	$0.70	$0.64
$0.65	$1.41	$1.20	$1.04	$0.92	$0.82	$0.75
$0.75	$1.60	$1.36	$1.19	$1.05	$0.94	$0.85
$0.85	$1.78	$1.52	$1.33	$1.18	$1.06	$0.96
$0.95	$1.96	$1.68	$1.47	$1.30	$1.17	$1.06

Keefe Bruyette performed a sensitivity analysis which shows the effects of different capital infusion amounts on Frontier’s capital levels. The table below reflects the previously mentioned stress scenario and illustrates the effects of different capital infusion amounts on the tangible common equity, tier 1 and total risked based ratios.

Tang. Common Equity/Tang. Assets (%)
Offering Amount ($000’s)

$250,000	$300,000	$350,000	$400,000	$450,000	$500,000

6.35%	7.44%	8.51%	9.56%	10.58%	11.58%

Tier 1 Risk Based Capital (%)
Offering Amount ($000’s)

$250,000	$300,000	$350,000	$400,000	$450,000	$500,000

7.64%	8.93%	10.17%	11.38%	12.56%	13.71%

Total Risk Based Capital (%)
Offering Amount ($000’s)

$250,000	$300,000	$350,000	$400,000	$450,000	$500,000

8.89%	10.18%	11.42%	12.63%	13.81%	14.96%

In connection with its analyses, Keefe Bruyette considered and discussed with the Frontier Board how the present value analyses would be affected by changes in the underlying assumptions, Keefe Bruyette noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

The actual results achieved by the combined company may vary from projected results and the variations may be material.

In connection with its analyses, Keefe Bruyette considered and discussed with the Frontier Board how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company. Keefe Bruyette noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Frontier has agreed to pay Keefe Bruyette a fee of $500,000 in connection with the rendering of this opinion, all of which was paid upon Keefe Bruyette’s delivery of the opinion. Frontier has agreed to indemnify Keefe Bruyette and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Keefe Bruyette may provide investment banking services to SPAH, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may purchase securities from and sell securities to Frontier and SPAH and their respective affiliates and may actively trade the debt and/or equity securities of Frontier and SPAH and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Benefits of Directors and Officers of Frontier

When considering the recommendations of the Frontier Board, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders. The Frontier Board is aware of those interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the following:

•	Stock Ownership. The directors, executive officers and principal shareholders of Frontier, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 3,103,451 shares of Frontier common stock, including 253,154 shares of restricted stock that has or will be vested at the time of the merger, representing 6.56% of the total outstanding shares of Frontier common stock;

•	Change of Control Agreements. Frontier is a party to change of control agreements with five of its current executive officers, John J. Dickson, Carol E. Wheeler, R. James Mathison, Robert W. Robinson and Lyle E. Ryan. These agreements generally provide that in the event of a termination of employment in connection with, or within 24 months after, a change of control, for reasons other than cause, the executive will receive a lump sum payment on the first day of the seventh month after the termination of his or her employment in an amount equal to two times the amount of his or her salary and bonus for the twelve months prior to the effective date of the change of control and will continue to be covered by applicable medical and dental plans for 24 months following termination of employment. In the event an executive, after attaining age 60, voluntarily retires within 12 months following a change of control, the executive will receive a lump sum payment equal to one times the amount of his or her salary and bonus, and will continue to be covered by applicable medical and dental plans for 12 months following termination of employment. The maximum aggregate amount of such payments (based on two times their salaries and bonuses) due to Messrs. Dickson, Mathison, Robinson and Ryan, and Ms. Wheeler, upon such termination of their employment would be $698,250, $419,250, $409,500, $518,020, and $368,250, respectively.

In addition, the vesting of restricted stock awards granted under Frontier’s 2006 Stock Option Plan will accelerate upon the effective time of the merger.

•	Insurance and Indemnification. SPAH has agreed to use reasonable best efforts to maintain Frontier’s existing policies of directors and officers liability insurance (or at SPAH’s option, obtain comparable coverage under its own insurance policies) for a period of six years after the merger with respect to claims arising from facts or events which occurred prior to the effective time of the merger, subject to a maximum premium limit of $1,150,000. SPAH has also agreed to continue to provide for the indemnification of the former and current directors, officers, employees and agents of Frontier for six years after the merger.

•	Certain Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee matters. Following the effective time of the merger, SPAH will provide generally to the officers and employees of Frontier employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are comparable to or better than those currently provided by Frontier to its similarly-situated employees. For purposes of determining eligibility to participate in the vesting of benefits and for all other purposes under the employee benefit plans post-merger, the service of the Frontier employees prior to the effective time of the merger will be treated as service with SPAH participating in such employee benefit plan.

•	Stock Plans. Any Frontier shares issued with respect to any Frontier options exercised prior to closing, and restricted shares and stock awards, will be converted into the merger consideration. All Frontier stock option and other equity-based plans, agreements and awards, will be terminated upon closing, as provided in the plans. Frontier will notify the optionees and other employees of such termination prior to closing. Following the consummation of the merger, SPAH will adopt such stock option or other equity plans for officers and employees of Frontier as the SPAH Board of the combined company deems appropriate.

•	Board. The SPAH Board following the merger will be comprised of Warren G. Lichtenstein, who will serve as Chairman of the SPAH Board, and four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board. The Frontier Bank Board will consist of five (5) directors, comprised of SPAH’s designee, John McNamara, to serve as Chairman of the Board, and four (4) directors from Frontier, comprised of Patrick M. Fahey and three (3) other existing members of the Frontier Bank Board.

•	Officers. Following the merger, Mr. Fahey will serve as the Chief Executive Officer of the combined company, and the other officers and employees of Frontier are expected to be retained in their current positions. Neither Mr. Fahey nor any other employee will have an employment contract with SPAH following the merger.

At and following the effective time of the merger, SPAH will assume and honor certain Frontier severance and change of control agreements that Frontier had with its officers and directors on July 24, 2009.

Frontier Dissenters’ Rights

In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington, the “WBCA”), Frontier’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Frontier common stock.

Frontier shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 in order to perfect their rights. Frontier and SPAH will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Frontier shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Annex F.

A shareholder who wishes to assert dissenters’ rights must (i) deliver to Frontier before the vote is taken by Frontier shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Frontier at the following address within the requisite time period:

Frontier Financial Corporation
Attn: Corporate Secretary
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98213

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Frontier a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Frontier the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Frontier prior to the vote being taken by Frontier shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Frontier common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, SPAH as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) set a date by which SPAH must receive the payment demand, which date will be between 30 and 60 days after notice is delivered; and (v) be accompanied by a copy of Chapter 23B.13 of the WBCA. A shareholder wishing to exercise dissenters’ rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, SPAH shall pay each dissenter with properly perfected dissenters’ rights SPAH’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. The payment must be accompanied by: (i) the corporation’s latest annual and quarterly financial statements; (ii) an explanation of how SPAH estimated the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment under Chapter 23B.13.280 of the WBCA; and (v) a copy of Chapter 23B.13 of the WBCA. With respect to a dissenter who did not beneficially own Frontier shares prior to the public announcement of the merger, SPAH is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. The rate of interest is generally required to be the rate at which SPAH currently pays on its principal bank loans.

A dissenter who is dissatisfied with SPAH’s estimate of the fair value or believes that interest due is incorrectly calculated may notify Frontier of the dissenters’ estimate of the fair value and amount of interest due. If SPAH does not accept the dissenters’ estimate and the parties do not otherwise settle on a fair value then SPAH must, within 60 days, petition a court to determine the fair value.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Frontier who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

The Co-Investment

In connection with the initial public offering, SP II previously agreed to purchase an aggregate of 3,000,000 co-investment units at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s shares and initial founder’s warrants owned by SP II have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s shares and initial founder’s warrants, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units. Since the agreement governing the co-investment and SPAH’s initial public offering prospectus disclosed that only SP II or SP Acq LLC may purchase the co-investment units, SPAH will need the prior written consent of the underwriters in its initial public offering to permit the Steel Trust to make the co-investment. SPAH anticipates receiving this consent prior to the closing of the merger. In addition, SPAH public stockholders may have a securities law claim against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages

(compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security), as described more fully under “The Merger and the Merger Agreement — Rescission Rights.”

The proceeds from the sale of the co-investment units will not be received by SPAH until immediately prior to the consummation of the merger. The proceeds from the sale of the co-investment units will provide SPAH with additional equity capital to fund the merger. If the merger is not consummated, the Steel Trust will not purchase the co-investment units and no proceeds will deposited into SPAH’s trust account or available for distribution to SPAH’s stockholders in the event of a liquidating distribution.

The units purchased in the co-investment will be identical to the units sold in SPAH’s initial public offering, after giving effect to the warrant amendment proposal, except that the warrants included therein will be non-redeemable so long as they are held by the Steel Trust or its permitted transferees. SP II previously agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its units, shares or warrants (including the common stock to be issued upon exercise of these warrants) purchased in the co-investment for a period of one year from the date of the consummation of the merger. The Steel Trust has agreed to be bound by these transfer restrictions. The Steel Trust will be permitted to transfer its units, shares or warrants (including the common stock to be issued upon exercise of these warrants) purchased in the co-investment to SPAH’s officers and directors, and other persons or entities associated or affiliated with SP II or Steel Partners, Ltd., but the transferees receiving such securities will be subject to the same agreement regarding transfer as SP II.

Upon the sale of the co-investment units and after taking into account the issuance of approximately 2,512,000 shares as a result of the merger and the forfeiture of 9,453,412 shares, the SPAH insiders will collectively own approximately 8.7% of SPAH’s issued and outstanding shares of common stock, which could permit them to effectively influence the outcome of all matters requiring approval by SPAH’s stockholders at such time, including the election of directors and approval of significant corporate transactions, following the consummation of the merger.

Stock Ownership of Existing SPAH and Frontier Stockholders After the Merger

Following the consummation of the merger, the SPAH insiders will beneficially own approximately 4,368,988 shares of SPAH common stock (after giving effect to the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker and the co-investment) and will have, through the exercise of warrants, the right to acquire 20,822,400 additional shares of common stock (after giving effect to the co-investment), under certain circumstances.

The percentage of SPAH’s common stock (whether voting or non-voting) that existing SPAH and Frontier stockholders will own after the merger and the co-investment is completed will depend on whether (i) Frontier shareholders exercise dissenters’ rights, (ii) SPAH public stockholder exercise conversion rights, and (iii) any of SPAH’s 66,624,000 outstanding warrants (after reflecting the co-investment and merger) are exercised. The table below outlines the effect of these various scenarios on the percentage of SPAH’s voting interests that existing SPAH and Frontier stockholders will own after the merger and the co-investment is completed, based on the number of shares of each of SPAH and Frontier issued and outstanding as of the date of the merger agreement. Depending on the scenario, SPAH’s stockholders will own from 94.5% to 96.1% of SPAH’s common stock after the merger and co-investment, and Frontier will own from 3.9% to 5.5% of SPAH’s common stock after the merger and co-investment.

						10% (Minus
				10% of	None of	One Share) of
				Frontier	SPAH Public	SPAH Public
				Shareholders	Stockholders	Stockholders	66,622,000
Percent Ownership				Exercise	Conversion	Conversion	Warrants
SPAH		Frontier		Dissenters’	Rights are	Rights are	are
Stockholders		Shareholders	Total	Rights	Exercised	Exercised	Exercised

95.0	%(1)	5.0%	100.00%		X
95.7	(2)	4.3	100.00%		X		X
94.5	(3)	5.5	100.00%			X
95.5	(4)	4.5	100.00%			X	X
95.5	(5)	4.5	100.00%	X	X
96.1	(6)	3.9	100.00%	X	X		X
95.0	(7)	5.0	100.00%	X		X
96.0	(8)	4.0	100.00%	X		X	X

X — denotes that event occurred

(1)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, the Steel Trust has agreed to convert 2,063,806 shares of common stock into Non-Voting Common Stock upon consummation of the merger (including 1,687,500 shares acquired in connection with the co-investment), which will result in SPAH stockholders holding 94.8% of the voting interests in SPAH and Frontier’s shareholders holding 5.2% of the voting interests in SPAH.

(2)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, SP Acq LLC and the Steel Trust have agreed to receive Non-Voting Common Stock upon exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants. Assuming all 66,624,000 warrants are exercised and SP Acq LLC and the Steel Trust do not transfer their securities to a non-affiliated entity, the Steel Trust will convert 2,063,806 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment) and SP Acq LLC and the Steel Trust will elect to receive 17,227,707 shares of Non-Voting Common Stock upon exercise of their warrants, which will result in SPAH stockholders holding 94.8% of the voting interests in SPAH and Frontier’s shareholders holding 5.2% of the voting interests in SPAH.

(3)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% (minus one share) of the SPAH public stockholders exercise their conversion rights, SP Acq LLC and the Steel Trust will convert 2,154,531 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment), which will result in SPAH stockholders holding 94.3% of the voting interests in SPAH and Frontier’s shareholders holding 5.7% of the voting interests in SPAH.

(4)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% (minus one share) of the SPAH public stockholders exercise their conversion rights and all 66,624,000 warrants are exercised, the Steel Trust will convert 2,154,531 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment) and SP Acq LLC and the Steel Trust will elect to receive 17,364,343 shares of Non-Voting Common Stock upon exercise of their warrants, which will result in SPAH stockholders holding 94.6% of the voting interests in SPAH and Frontier’s shareholders holding 5.4% of the voting interests in SPAH.

(5)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% of the Frontier shareholders exercise and perfect their dissenters’ rights, the Steel Trust has agreed to convert 2,063,806 shares of common stock into Non-Voting Common Stock upon consummation of the merger (including 1,687,500 shares acquired in connection with the co-investment), which will result in SPAH stockholders holding 95.3% of the voting interests in SPAH and Frontier’s shareholders holding 4.7% of the voting interests in SPAH.

(6)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% of the Frontier shareholders exercise and perfect their dissenters’ rights, the

Steel Trust will convert 2,063,806 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment) and SP Acq LLC and the Steel Trust will elect to receive 17,253,968 shares of Non-Voting Common Stock upon exercise of their warrants, which will result in SPAH stockholders holding 95.3% of the voting interests in SPAH and Frontier’s shareholders holding 4.7% of the voting interests in SPAH.

(7)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% (minus one share) of the SPAH public stockholders exercise their conversion rights and 10% of the Frontier shareholders exercise and perfect their dissenters’ rights, SP Acq LLC and the Steel Trust will convert 2,167,661 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment), which will result in SPAH stockholders holding 94.8% of the voting interests in SPAH and Frontier’s shareholders holding 5.2% of the voting interests in SPAH.

(8)	In order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock, and if 10% (minus one share) of the SPAH public stockholders exercise their conversion rights and 10% of the Frontier shareholders exercise and perfect their dissenters’ rights and all 66,624,000 warrants are exercised, the Steel Trust will convert 2,167,661 shares of voting common stock into shares of Non-Voting Common Stock (including 1,687,500 shares acquired in connection with the co-investment) and SP Acq LLC and the Steel Trust will elect to receive 17,377,473 shares of Non-Voting Common Stock upon exercise of their warrants, which will result in SPAH stockholders holding 95.1% of the voting interests in SPAH and Frontier’s shareholders holding 4.9% of the voting interests in SPAH.

In addition, SPAH, the SPAH insiders, and/or certain of their respective affiliates may negotiate arrangements to provide for the purchase of shares from SPAH public stockholders who indicate their intention to vote against the merger and seek conversion or who otherwise wish to sell their shares. As a result, SPAH stockholders’ voting interests may be further increased or decreased accordingly in order for SP Acq LLC and the Steel Trust to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock.

At their discretion, SP Acq LLC and/or the Steel Trust will convert their shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and, upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

The SPAH Board After the Merger

Under the terms of the merger agreement, SPAH will recommend for stockholder approval the election to the SPAH Board of, Warren G. Lichtenstein and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified. Upon the election of the Frontier nominees to the SPAH Board and, upon consummation of the merger, the SPAH Board will consist of five (5) members, with Mr. Lichtenstein serving as the Chairman of the Board. For information relating to each of these directors, see “Proposals to be Considered by SPAH Stockholders — Proposal No. 4: The Election of Directors — About the Nominees.”

The Frontier Bank Board After the Merger

Under the terms of the merger agreement, upon consummation of the merger, the Frontier Bank Board will consist of five (5) directors, comprised of SPAH’s designee, John McNamara, to serve as Chairman of the Board, and four (4) directors from Frontier, comprised of Patrick M. Fahey, and three (3) other existing members of the Frontier Bank Board. Set forth below are the principal occupations at present and for the past five years of Messrs. McNamara and Fahey.

John McNamara, Managing Director and investment professional of Steel Partners LLC — Mr. McNamara has been associated with Steel Partners LLC, a global management firm, and its affiliates since May 2006. Mr. McNamara has served as a director of the Fox and Hound Restaurant Group, an owner and operator of entertainment restaurants, since April 2008, SL Industries, Inc., a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, since May 2008 and WHX Corporation, a holding company, since February 2008. Mr. McNamara has been the Chairman of the Board of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P., since March 2009. He was Chief Executive Officer from June 2008 to December 2008 of the predecessor entity of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies. From 1995 until April 2006, Mr. McNamara served in various capacities at Imperial Capital, an investment banking firm, where his last position was Managing Director and Partner. As a member of Imperial Capital’s Corporate Finance Group, he provided advisory services for middle market companies in the areas of mergers and acquisitions, restructurings and financings. From 1988 to 1995, Mr. McNamara held various positions with Bay Banks, Inc., a commercial bank, where he served in lending and work-out capacities. Mr. McNamara graduated from Ithaca College with a B.S. in Economics.

For information relating to Patrick M. Fahey, see “Proposals to be Considered by SPAH Stockholders — Proposal No. 4: The Election of Directors — About the Nominees.”

Management and Operations After the Merger

Each of the current executive officers of SPAH will resign upon consummation of the merger, other than Warren G. Lichtenstein who will continue to serve as Chairman of the Board, although he will resign as President and Chief Executive Officer of SPAH. The existing management team of Frontier will manage the business of the combined company following the merger.

Patrick M. Fahey (Age 67), Chief Executive Officer of Frontier — Mr. Fahey has over 40 years in the banking industry. He has been the Chairman of the Frontier Board, Chief Executive Officer of Frontier and the Chairman of the Frontier Bank Board since December 2008, and has been a director of Frontier and Frontier Bank since 2006. Prior to joining the Frontier Board in 2006, he was retired after leaving Wells Fargo Bank in 2004. From 2003 to 2004, Mr. Fahey was the Chairman of Regional Banking, Wells Fargo Bank. Prior to that, Mr. Fahey was the Chairman, President and Chief Executive Officer of Pacific Northwest Bank from 1988 to 2003. Mr. Fahey is a graduate of Seattle University, Pacific Coast Banking School, and the Management Program of the University Of Washington School Of Business.

Michael J. Clementz, (Age 65), Chief Executive Officer of Frontier Bank, President of Frontier — Mr. Clementz has been in the banking industry for over 45 years. He joined Frontier in July 2000 through the merger of Liberty Bay Financial Corporation and North Sound Bank where he was founder, president, Chief Executive Officer and chairman. From 2003 until 2005, Mike served as President and Chief Executive Officer of Frontier and as President of Frontier Financial Properties from 2006 until December of 2008. He currently serves as President of Frontier and Chief Executive Officer of Frontier Bank. He is a past president of Washington Bankers Association.

John J. Dickson (Age 48), President of Frontier Bank — Mr. Dickson has been with Frontier since April 1985. He became president of Frontier Bank in December 2008 and was previously its Chief Executive Officer from May 2003 to November 2008. In addition he served as president and Chief Executive Officer of Frontier from January 2006 through November 2008. John spent most of his early tenure in the financial area of the bank, along with several years in credit administration and as a loan officer. He is a graduate of the University of Puget Sound (1982), earning a BA in business and economics. He earned his CPA designation and spent three years in the audit division of a large accounting firm. In 1994, John graduated with honors from the Bank Administration Institute (BAI) School for Bank Administration at the University of Wisconsin. He is past chairman of the Washington Bankers Association.

Carol E. Wheeler (Age 52), Chief Financial Officer and Secretary of Frontier — Ms. Wheeler has been with Frontier since 1978. She established its Audit Department (1983), and she served as senior vice president and internal auditor as the bank grew from $100 million to $2 billion, including the holding company and subsidiaries. A graduate of Northwest Intermediate Banking School (1985), Carol received her BAI EDP Audit Certificate (1991) and her Certified Trust Auditor (1995) from Cannon Financial Institution. She was appointed to her current position in May 2003.

Robert W. Robinson (Age 52), Executive Vice President and Chief Credit Officer of Frontier — Mr. Robinson has spent more than 28 years in the banking industry. He joined Frontier in July 2000 through the merger of Liberty Bay Financial Corporation. Rob was formerly the president and director of Liberty Bay Financial Corporation and North Sound Bank. A graduate of California State University (1981), he earned a BA in finance. Rob graduated from the University of Washington Pacific Coast Banking School (1994) and from Northwestern University Kellogg Graduate School of Management CEO Management Program (1999). He was appointed to his current position in July 2002.

Frontier Support Agreement

Each of the Frontier insiders has executed and delivered to SPAH a support agreement in connection with the execution of the merger agreement. In the support agreement, each individual agreed to vote the shares that he or she owns in favor of the merger and against any competing transactions that may arise. In addition, each individual agreed to not transfer such shares prior to the consummation of the merger as provided in the support agreement. A copy of the support agreement is attached as Exhibit C to the merger agreement which is attached hereto as Annex A hereto.

Frontier Lock-Up Agreements

Frontier will cause each of the Frontier insiders and each other person who Frontier reasonably believes may be deemed an “affiliate” of Frontier for purposes of Rule 145 under the Securities Act, to deliver to SPAH not later than 30 days prior to the effective time of the merger, a written agreement, in substantially the form of Exhibit D to the merger agreement, which is attached as Annex A hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of SPAH common stock or warrants of SPAH for a one year period ending on the first anniversary of the consummation of the merger, except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder.

Accounting Treatment of the Merger

The merger will be accounted for using the acquisition method of accounting, with SPAH being treated as the acquiring entity for accounting purposes pursuant to the provisions SFAS 141R. Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and the co-investment. Determination of control places emphasis on the stockholder group that retains the majority of voting rights in the combined entity. If the accounting acquirer cannot be determined based upon relative voting interests, other indicators of control are considered in the determination of the accounting acquirer, including: control of the combined entity’s board of directors, the existence of large organized minority groups, and senior management of the combined entity.

SFAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the merger date. In addition, SFAS No. 141R establishes that the consideration transferred include the fair value of any contingent consideration arrangements and any equity or assets exchanged are measured at the closing date of the merger at the then-current market price.

Regulatory Filings and Approvals Required to Complete the Merger

SPAH and Frontier have agreed to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve and the Washington DFI, each as detailed below. The merger cannot proceed in the absence of these regulatory approvals. Any approval granted by these federal and state bank regulatory agencies may include terms and conditions more onerous than SPAH’s management contemplates, and approval may not be granted in the timeframes desired by SPAH and Frontier. Regulatory approvals, if granted, may contain terms that relate to deteriorating economic conditions both nationally and in Washington; bank regulatory supervisory reactions to the current economic difficulties may not be specific to Bank or SPAH. Although SPAH and Frontier expect to obtain the timely required regulatory approvals, there can be no assurance as to if or when these regulatory approvals will be obtained, or the terms and conditions on which the approvals may be granted.

As noted, the merger is subject to the prior approval of the Federal Reserve. SPAH filed an application with the Federal Reserve on August 12, 2009. In evaluating the merger, the Federal Reserve is required to consider, among other factors, (1) the financial condition, managerial resources and future prospects of the institutions involved in the transaction; and (2) the convenience and needs of the communities to be served, and the record of performance under the CRA. The BHC Act, and Regulation Y prohibit the Federal Reserve from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any area of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

The merger may not be consummated any earlier than the 15th day (or the 5th day if expedited processing is granted by the Federal Reserve) following the date of approval of SPAH’s bank holding company application by the Federal Reserve, during which time the United States Department of Justice is afforded the opportunity to challenge the merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction were to specifically order otherwise.

The merger also is subject to the prior approval of the Washington DFI. SPAH filed an application with the Washington DFI on August 14, 2009. The Washington DFI may disapprove a change of control of a state bank within 60 days of the filing of a complete application (or for an extended period not exceeding an additional 15 days) if it determines that the transaction is not in the public interest and for other reasons specified under Washington law.

The Merger Agreement

The following summary of the material provisions of the merger agreement does not purport to describe all of the terms of the merger agreement. The following summary is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

The merger agreement provides for the merger of Frontier with and into SPAH. SPAH will be the surviving corporation in the merger, change its name to Frontier Financial Corporation and be headquartered in Everett, Washington. Frontier Bank, a wholly owned subsidiary of Frontier, will become a wholly owned subsidiary of SPAH following the merger. Each share of Frontier common stock issued and outstanding at the effective time of the merger will be converted into 0.0530 shares of newly issued SPAH common stock and 0.0530 newly issued warrants of SPAH, having the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger (as defined below), after giving effect to the warrant amendment proposal. Based on the closing price of SPAH’s common stock on July 28, 2009 of $9.73, which was the last trading day prior to the date of the signing of the merger agreement, Keefe Bruyette calculated an implied consideration of $0.51569 per share of Frontier common stock. However, based on current market prices, the implied consideration may be less than the market price of Frontier common stock.

Following the merger, the surviving corporation will file a second amended and restated certificate of incorporation substantially in the form attached as Annex C to this joint proxy statement/prospectus, incorporating the Initial Charter Amendments and Subsequent Charter Amendments being considered by SPAH stockholders at the special meeting of stockholders, assuming they are adopted. In addition, the provisions of Article SIXTH will be removed from the SPAH Certificate of Incorporation to reflect that, pursuant to their terms, they are terminated automatically with no action required by the SPAH Board or the stockholders in the event an initial business combination, such as the merger with Frontier, is consummated.

Upon consummation of the merger with Frontier, the funds currently held in SPAH’s trust account, less (i) any amounts paid to stockholders who exercise their conversion rights, (ii) the deferred underwriting compensation to the extent paid in cash and (iii) any funds used to purchase shares from SPAH public stockholders who intend to vote against the merger, and proceeds from the co-investment will be released to SPAH. SPAH intends to pay any additional expenses related to the merger and hold the remaining funds as capital pending use for general corporate and strategic purposes. Such purposes could include increasing the capital of Frontier Bank, future mergers and acquisitions, branch construction, asset purchases, payment of dividends, repurchases of shares of SPAH common stock and general corporate purposes. Until such capital is fully leveraged or deployed, SPAH may not be able to successfully deploy such capital and SPAH’s return on equity could be negatively impacted.

Closing and Effective Time of the Merger

The merger and other transactions contemplated by the merger agreement shall become effective on the date and time stated in the Certificate of Merger reflecting the merger to be filed and become effective with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and the Articles of Merger reflecting the merger to be filed and become effective with the Secretary of State of the State of Washington. The closing of the merger and other transactions contemplated by the merger agreement will take place at 9:00 A.M. Eastern Time on the date that the effective time occurs, or at such other time as the parties, acting through their authorized officers, may mutually agree.

Merger Consideration

If you are a Frontier shareholder, as a result of the merger, each share of Frontier common stock you own immediately prior to the completion of the merger will be automatically converted into the right to receive 0.0530 shares of newly issued SPAH common stock and 0.0530 newly issued warrants of SPAH, having the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger, after giving effect to the warrant amendment proposal.

As of the record date for the Frontier special meeting, Frontier had [          ] shares of common stock issued and outstanding. Based on the exchange ratio of 0.0530, SPAH would issue approximately 2,512,000 shares of SPAH common stock and approximately 2,512,000 newly issued warrants to purchase shares of SPAH common stock in consideration of the merger. Accordingly, SPAH would have then issued and outstanding approximately [          ] shares of SPAH common stock based on the number of shares of SPAH common stock issued and outstanding on the record date for SPAH’s special meeting of stockholders (as adjusted to reflect the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker) and [          ] warrants based on the number of warrants of SPAH issued and outstanding on the record date for SPAH’s special meeting of warrantholders (as adjusted to reflect the co-investment). Based on the closing price of SPAH common stock and warrants of $[     ] and $[     ], respectively, on September 17, 2009, the total value of the consideration SPAH will pay in the merger to the stockholders of Frontier is approximately $[     ] million.

No assurance can be given that the current fair market value of SPAH common stock or warrants will be equivalent to the fair market value of SPAH common stock or warrants on the date that stock or warrants are received by a Frontier shareholder or at any other time. The fair market value of SPAH common stock or warrants received by a Frontier shareholder may be greater or less than the current fair market value of SPAH due to numerous market factors.

Based on the closing price of SPAH’s common stock on July 28, 2009 of $9.73, which was the last trading day prior to the date of the signing of the merger agreement, Keefe Bruyette calculated an implied consideration of $0.51569 per share of Frontier common stock. However, based on current market prices, the implied consideration may be less than the market price of Frontier common stock.

Fractional Shares

No fractional shares of SPAH common stock or warrants will be issued to any holder of Frontier common stock in the merger. If a holder of shares of Frontier common stock exchanged pursuant to the merger would be entitled to receive a fractional interest of a share of SPAH common stock or warrant, SPAH will round up or down the number of common stock or warrants of SPAH to be issued to the Frontier shareholder to the nearest whole number of shares of common stock or warrants.

Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock

Upon completion of the merger, each award, option, or other right to purchase or acquire shares of Frontier common stock pursuant to stock options, stock appreciation rights, or stock awards granted by Frontier under Frontier’s stock incentive plans, equity compensation plans and stock option plans, which are outstanding immediately prior to the merger, whether or not vested, will be cancelled. Each outstanding share of Frontier restricted stock will vest at the time of the merger, and be converted into and become rights with respect to SPAH common stock.

Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, SPAH shall cause the exchange agent selected by SPAH, which shall be an independent transfer agent or trust company, to mail appropriate transmittal materials to each record holder of Frontier common stock for use in effecting the surrender and cancellation of those certificates in exchange for SPAH common stock and SPAH warrants. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to SPAH by Frontier’s shareholders. After the effective time of the merger, each holder of shares of Frontier common stock, except holders exercising dissenters’ rights, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares of Frontier common stock to SPAH and will, as soon as reasonably practicable after surrender, receive the consideration they are entitled to under the merger agreement (without interest). SPAH will not be obligated to deliver the consideration to which any former holder of Frontier common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as the exchange agent may require. SPAH, the exchange agent or Frontier or any subsidiary of Frontier will not be liable to a holder of Frontier common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

After the effective time of the merger (and prior to the surrender of certificates of Frontier common stock to SPAH), record holders of certificates that represented outstanding Frontier common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates for Frontier common stock other than the right to surrender the certificates and receive the merger consideration in exchange for the certificates.

Each of SPAH and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Frontier common stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law or by any taxing authority or governmental authority.

SPAH stockholders will not be required to exchange certificates representing their shares of SPAH common stock or otherwise take any action after the merger is completed.

Representations and Warranties

The merger agreement contains a number of representations and warranties that each of Frontier and SPAH have made to each other. These representations and warranties relate to the following:

•	Organization, Standing and Power;

•	Authority; No Breach By the Agreement;

•	Capital Stock;

•	Subsidiaries;

•	Exchange Act Filings; Securities Offerings; Financial Statements;

•	Absence of Undisclosed Liabilities;

•	Absence of Certain Changes or Events;

•	Tax Matters;

•	Assets;

•	Intellectual Property;

•	Environmental Matters;

•	Compliance with Laws;

•	Labor Relations;

•	Employee Benefit Plans;

•	Material Contracts;

•	Properties and Leases;

•	Legal Proceedings;

•	Reports;

•	Books and Records;

•	Independence of Directors;

•	Tax and Regulatory Matters; Consents;

•	Brokers and Finders;

•	Board Recommendation; and

•	Statements True and Correct.

The merger agreement contains additional representations and warranties of Frontier relating to the following:

•	Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.;

•	Privacy of Customer Information;

•	Loans to Executive Officers, Directors and Principal Shareholders;

•	Fiduciary Activities;

•	State Takeover Laws;

•	Stockholders’ Support Agreements;

•	Opinion of Financial Advisor;

•	No Participation In TARP; and

•	Approvals;

The merger agreement contains additional representations and warranties of SPAH relating to the following:

•	Loans to Executive Officers and Directors;

•	SPAH Trust Fund; and

•	Prior Business Operations.

Conduct of Business Pending Consummation of the Merger

Under the merger agreement, each of SPAH and Frontier has agreed, except as otherwise contemplated by the merger agreement or with the prior consent of the other party, and to cause its subsidiaries to:

•	operate its business only in the usual, regular, and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	use reasonable efforts to cause its representations and warranties to be correct at all times;

•	use reasonable efforts to provide all information requested by a party related to loans or other transactions made by the other party with a value equal to or exceeding $1,000,000;

•	consult with the other party prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000; and

•	take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the SPAH Board or Frontier Board, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) materially adversely affect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, each of SPAH and Frontier has agreed in the merger agreement not to take certain actions or agree or commit to take certain actions, or permit its subsidiaries to take or agree or commit to take certain actions pending consummation of the merger without the prior consent of the other party and except as otherwise expressly contemplated by the merger agreement. Such actions include, without limitation:

•	except as contemplated by the merger agreement, amending its certificate of incorporation, articles of incorporation, bylaws, or other governing corporate instruments;

•	in the case of Frontier only, modifying Frontier Bank’s lending policy;

•	incurring any obligation for borrowed money in excess of an aggregate of $1,000,000, except in the ordinary course of business consistent with past practices and that are prepayable without penalty, charge or other payment, or imposing or suffering the imposition of any lien on any asset or permit a lien to exist, with certain limited exceptions;

•	repurchasing, redeeming or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares, or securities convertible into any shares, of the capital stock of SPAH or Frontier or any Frontier subsidiary or declaring or paying any dividend or making any other distribution in respect of either party’s common stock;

•	subject to certain limited exceptions, issuing, selling, or pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any additional shares of SPAH or Frontier common stock, any capital stock of any of Frontier’s subsidiaries or any rights to acquire any such shares;

•	adjusting, splitting, combining or reclassifying any SPAH or Frontier capital stock or the capital stock of any Frontier subsidiary, or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of SPAH or Frontier common stock, or selling, leasing, mortgaging or otherwise disposing of, in the case of Frontier only, any shares of capital stock of any subsidiary, and, in the case of either SPAH or Frontier, any asset, other than in the ordinary course for reasonable and adequate consideration;

•	purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person, except in the ordinary course of business consistent with past practice, subject to certain limited exceptions;

•	granting any bonus or increase in compensation or benefits to the employees, officers or directors of SPAH or Frontier or any Frontier subsidiary (subject to certain limited exceptions), committing or agreeing to pay any severance or termination pay, or any stay or other bonus to any SPAH or Frontier director, officer or employee, as applicable, entering into or amending any severance agreements with officers, employees, directors, independent contractors or agents of SPAH or any Frontier subsidiary, changing any fees or other compensation or other benefits to directors of SPAH or Frontier or any Frontier subsidiary, or waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of any rights or restricted stock, as applicable, or in the case of Frontier, repricing rights granted under its stock incentive plans, equity compensation plans and stock option plans or authorizing cash payments in exchange for any rights, or accelerating or vesting or committing or agreeing to accelerate or vest any amounts, benefits or rights payable by SPAH or Frontier or any Frontier subsidiary;

•	entering into or amending (unless required by law) any employment contract that does not give SPAH, Frontier or the Frontier subsidiary the unconditional right to terminate the agreement following the effective time of the merger without liability other than for services already rendered;

•	entering into any severance or change of control agreements or arrangements, or deferred compensation agreements or arrangements between SPAH, Frontier or the Frontier subsidiary and any person;

•	subject to certain limited exceptions relating to requirements of law and maintaining tax qualified status, adopting any new employee benefit plan or terminating or withdrawing from or materially changing any existing employee benefit plans, welfare plans, insurance, stock or other plans, or making any distributions from such employee benefit or welfare plans, except as required by law, the terms of such plans or consistent with past practice;

•	making any change in any tax or accounting methods or systems of internal accounting controls, except, without the review and consent of the other party, as may be appropriate and necessary to conform to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles or file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to SPAH or Frontier or any Frontier subsidiary, as applicable, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to SPAH or Frontier and any Frontier subsidiary, as applicable, or take any other similar action relating to the filing of any tax return or the payment of any tax;

•	commencing any litigation other than in accordance with past practice (including collection and foreclosure by Frontier on defaulted loans) or settling any litigation involving any liability in excess of $500,000 individually or $1,000,000 in the aggregate for money damages or restrictions on the operations of SPAH or Frontier or any Frontier subsidiary;

•	entering into, modifying, amending, or terminating any material contract (including any loan contract with respect to any extension of credit with an unpaid balance exceeding $1,000,000) or waiving, releasing, compromising or assigning any material rights or claims, or, in the case of Frontier, making any adverse changes in the mix, rates, terms, or maturities of Frontier Bank’s deposits and other liabilities; or

•	taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

Additional Agreements

The merger agreement also contains additional agreements of the parties, including the following, among others:

•	No Claims against SPAH Trust Fund. Frontier agrees that it does not have any claim to, or have the right to make any claim against the trust fund established for the benefit of the SPAH public stockholders for any monies that may be owed to it by SPAH;

•	Registration Statement; Joint Proxy Statement. Each of SPAH and Frontier will cooperate in the preparation of any filings to be made with the SEC by either party. SPAH and Frontier will prepare, and SPAH shall file with the SEC, a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, which shall include a prospectus for the issuance of shares of SPAH common stock and warrants in the merger, a proxy statement of SPAH for use in connection with the solicitation of proxies for the SPAH stockholders’ meeting, a proxy statement of Frontier for use in connection with the solicitation of proxies for the Frontier shareholders’ meeting, and a proxy statement of SPAH for use in connection with the solicitation of proxies for the SPAH warrantholders’ meeting. Each of SPAH and Frontier has agreed to use its commercially reasonable efforts to cause the registration statement to be filed within ten (10) business days of the date of the merger agreement, have the registration statement declared effective by the SEC as promptly as reasonably practicable after such filing with the SEC and have agreed to fully cooperate with the other party hereto and its respective representatives in the preparation of this joint proxy statement/prospectus. As soon as reasonably practicable after this joint proxy statement/prospectus is declared effective by the SEC, SPAH and Frontier shall cause this joint proxy statement/prospectus to be mailed to their respective stockholders;

•	Other Offers. The merger agreement provides that neither SPAH or Frontier nor any of their respective affiliates and representatives will solicit any acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition or other business combination which would compete with the merger). SPAH and Frontier have also agreed not to and not to permit their respective affiliates and representatives to furnish any confidential information, negotiate, or enter into any contract, with respect to any acquisition proposal. However, the merger agreement also provides that either party may furnish nonpublic information regarding itself and may enter into a confidentiality agreement or discussions or negotiations in response to a bona fide unsolicited written acquisition proposal if: (i) such party has not violated any of the restrictions against soliciting acquisition proposals; (ii) its board of directors, in its good faith judgment believes (based on, among other things, the advice of its financial advisor) that such acquisition proposal constitutes a superior proposal; (iii) its board of directors concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, to its stockholders; (iv) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations, the party gives the other party written notice of such party’s intention to furnish nonpublic information to, or enter into discussions or negotiations and the identity of such prospective purchaser, and (2) such party receives from such prospective purchaser an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of the merger agreement; and (v) contemporaneously with furnishing any such nonpublic information, such party furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by such party). In addition, each of SPAH and Frontier have agreed to provide the other party with at least five business days’ prior written notice of a meeting of its board of directors at which meeting such board of directors is reasonably expected to resolve to recommend the acquisition proposal to its stockholders and together with such notice, a copy of the most recently proposed documentation or revisions relating to the acquisition proposal;

•	Consents of Regulatory Authorities. SPAH and Frontier have agreed to cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents of all regulatory authorities and other persons which are necessary or advisable to consummate the merger and the transactions contemplated by the merger agreement;

•	Agreement as to Efforts to Consummate. SPAH and Frontier have each agreed to use commercially reasonable efforts to take such actions as are necessary, proper or advisable to consummate the merger;

•	Investigation and Confidentiality. The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. SPAH and Frontier agree to keep each other advised of all material developments relevant to its business and the consummation of the merger;

•	Employee Benefits and Contracts. Following the effective time, SPAH shall provide generally to officers and employees of Frontier or Frontier’s subsidiary, employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of SPAH Common Stock) on terms and conditions which when taken as a whole are comparable to or better than those then provided by Frontier or Frontier’s subsidiary to their similarly situated officers and employees. In addition, following the effective time, SPAH will adopt such stock option or other equity plans for officers and employees of Frontier or Frontier’s subsidiary as the SPAH Board (post-merger) deems appropriate. Following the effective time, SPAH will assume and honor certain Frontier severance and change of control agreements; and

•	Indemnification. The merger agreement provides that, for a period of six years following the effective time of the merger, SPAH will indemnify the officers, directors, employees and agents of Frontier with respect to all acts or omissions by them in their capacities as such at or prior to the effective time to the fullest extent permitted by law (including with respect to advancement of expenses and whether or not SPAH is insured against any such matter). The merger agreement further requires the combined company to, for a period of six years following the effective time of the merger, use commercially reasonable efforts to maintain coverage under Frontier’s existing officers’ and directors’ liability insurance policy (or a substitute policy with coverage and amounts no less favorable than those Frontier maintained for its directors prior to the merger under the existing Frontier officers’ and directors’ liability insurance policy), provided, that neither Frontier nor SPAH will be obligated to make aggregate premium payments longer than six years in respect of such policy (or coverage replacing such policy) and which exceed, for the portion related to Frontier’s directors and officers, 400% of the annual premium payments on Frontier’s current policy.

Conditions to the Closing of the Merger

The obligations of SPAH and Frontier to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	The Initial Charter Amendments and the Subsequent Charter Amendments must have been approved by SPAH stockholders;

•	Holders of two-thirds of the outstanding shares of Frontier must have approved the merger proposal and both (1) holders of a majority of the outstanding shares of SPAH common stock entitled to vote at the special meeting and (2) a majority of the shares of common stock voted by the SPAH public stockholders are voted, in person or by proxy, in favor of the merger, and the SPAH public stockholders owning 10% or more of the shares sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights;

•	The warrant amendment proposal must have been approved by SPAH warrantholders;

•	The required regulatory approvals described under “— Regulatory Approvals” must have been received, generally without any conditions or requirements;

•	Each party must have received all consents required for consummation of the merger and for the prevention of a default under any contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party;

•	No court or governmental authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	The shares of SPAH common stock to be issued as consideration in the merger will have been approved for listing on the NYSE AMEX or the Nasdaq Global Market, subject to official notice of issuance;

•	The registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	The representations and warranties of SPAH and Frontier in the merger agreement must be true and correct, without any qualifications, subject to an exception generally for inaccuracies with an aggregate effect not likely to have a material adverse effect on the applicable party, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•	Each Frontier insider will have executed and delivered to SPAH a support agreement as described above. Each of Frontier insider and each other person whom Frontier reasonably believes may be deemed an “affiliate” of Frontier for purposes of Rule 145 under the Securities Act will have executed and delivered to SPAH the lock-up agreements as described above;

•	SPAH will have received from Continental Stock Transfer & Trust Company a duly executed Warrant Amendment Agreement;

•	There must not have been since the date of the merger agreement any material changes in the members of the Frontier Board or Frontier management;

•	Each party will have received certain legal opinions and tax opinions from its outside counsel and Frontier will have received an opinion as to the fairness from a financial point of view of the merger consideration to its shareholders;

•	Each of (i) FDIC Order, (ii) the FRB Written Agreement, and (iii) the Memorandum of Understanding, will have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto;

•	Holders of no more than 10% of the outstanding shares of Frontier common stock entitled to vote on the merger will have exercised their dissenters’ rights;

•	SP Acq LLC will have forfeited 8,987,883 of its founder’s shares and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker will have forfeited 465,530 of its founder’s shares;

•	SPAH will have taken all necessary action to allow the distribution of all the assets in the trust account to SPAH in the merger at the effective time of the merger;

•	There must not have been since the date of the merger agreement and the effective time, occurred or be threatened, no event related to or involving Frontier/or its subsidiaries which is reasonably likely, individually or in the aggregate to have an a material adverse effect; and

•	Frontier shall have received the required third-party consents.

Termination

Notwithstanding the approval of the merger proposal by SPAH and Frontier stockholders, we can mutually agree at any time to terminate the merger agreement at any time prior to the effective time:

•	By mutual written agreement of SPAH and Frontier;

•	By either party if the other party is in breach of any of its representations, warranties or covenants under the merger agreement which cannot be or has not been cured within 5 days after the giving of written notice by the non-breaching party to the breaching party of such breach;

•	By either party in the event (i) any consent of any regulatory authority required for consummation of the merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and nonappealable, (iii) the stockholders of SPAH or Frontier fail to vote their approval of the matters relating to the merger agreement and the transactions contemplated thereby at SPAH’s special meeting of stockholders or Frontier’s special meeting of shareholders, respectively, where such matters were presented to such stockholders for approval and voted upon, or (iv) if applicable, holders of 10% or more of the shares sold in or subsequent to SPAH’s initial public offering vote against the merger and elect to exercise their conversion rights;

•	By either party in the event that the merger shall not have been consummated by December 31, 2009, in the event SPAH extends its corporate life beyond October 10, 2009;

•	By either party if the other party’s board of directors fails to reaffirm its approval upon the other party’s request for such reaffirmation of the merger or if such other party’s board of directors resolves not to reaffirm the merger;

•	By either party if the other party’s board of directors fails to include in the joint proxy statement/prospectus its recommendation, without modification or qualification, that the stockholders approve the merger or if the party’s board of directors withdraws, qualifies, modifies, proposes publicly to withdraw, qualify, or modify, in a manner adverse to the other party, the recommendation that the stockholders approve the merger;

•	By either party if the other party’s board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the other party’s board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer;

•	By either party if the other party’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger; or

•	By either party if the party terminating is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, and prior to the adoption of the merger proposal by the stockholders, the other party’s board of directors has (1) withdrawn or modified or changed its recommendation of approval of the merger agreement in a manner adverse to the terminating party in order to approve and permit the other party to accept a superior proposal and (2) determined, after consultation with, and the receipt of advice from outside legal counsel to the other party, that the failure to take such action as described in the preceding clause (1) would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law, provided, however, that at least five business days prior to any such termination, the terminating party shall, and shall cause its advisors to, negotiate with the other party, if such party elects to do so, to make such adjustments in the terms and conditions of the merger agreement as would enable the other party to proceed with the merger on the adjusted terms.

Expenses and Termination Fees

The merger agreement provides that, subject to certain exceptions, each party will be responsible for its own direct costs and expenses incurred in connection with the transactions contemplated by the merger agreement.

The merger agreement provides that if:

•	(i) SPAH terminates the merger agreement due to a breach by Frontier, (ii) either party terminates due to the failure of Frontier to obtain stockholder approval, (iii) either party terminates due to the failure to consummate the merger by December 31, 2009, in the event SPAH extends its corporate life beyond October 10, 2009, and, in the case of a termination under clause (ii) or (iii) above, (x) there has been publicly announced and not withdrawn another acquisition proposal relating to Frontier or (y) Frontier has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by the merger agreement, and within 12 months of such termination Frontier either (A) consummates an acquisition transaction (other than the merger with SPAH) or (B) enters into a definitive agreement with respect to an acquisition transaction (other than the merger with SPAH), whether or not such acquisition transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to 5% and 90% amounts in the definition of, acquisition transaction in the merger agreement, to 50% and 80%, respectively); or

•	SPAH terminates the merger agreement (i) due to the failure of the Frontier Board to reaffirm its approval upon SPAH’s request for such reaffirmation of the merger or if the Frontier Board resolves not to reaffirm the merger, (ii) due to the failure of the Frontier Board to include in the joint proxy statement/prospectus its recommendation, without modification or qualification, that the Frontier stockholders approve the merger or if the Frontier Board withdraws, qualifies, modifies, proposes publicly to withdraw, qualify, or modify, in a manner adverse to SPAH, the recommendation that the Frontier stockholders approve the merger, (iii) if the Frontier Board affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of Frontier common stock, the Frontier Board fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer; or (iv) if the Frontier Board negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger;

then, Frontier shall pay to SPAH, an amount equal to $2,500,000.

Amendments and Waivers

The merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of SPAH and Frontier, whether before or after stockholder approval of the merger agreement has been obtained; provided that after any such approval by the holders of Frontier common stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Frontier common stock.

Prior to or at the effective time of the merger, either SPAH or Frontier may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

On August 10, 2009, SPAH and Frontier entered into Amendment No. 1 to Agreement and Plan of Merger. The Amendment reduced the number of Directors who will serve on the Board of Directors of each of SPAH and Frontier Bank from seven (7) to five (5) and also changed the composition of the Board of Directors of each of SPAH and Frontier Bank.

THE SPECIAL MEETING OF SPAH STOCKHOLDERS

General

The SPAH Board is providing this joint proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of SPAH’s stockholders and at any adjournments or postponements of the special meeting.

Your vote is important. Please complete, date and sign the accompanying proxy card and return it in the enclosed, postage prepaid envelope. If your shares are held in “street name,” you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time, and Place and Record Date

SPAH will hold the special meeting on [          ], [          ], 2009 at [     ]:00 [     ].m., local time, at [          ]. Only holders of SPAH common stock of record at the close of business on September 17, 2009, the SPAH record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were 54,112,000 shares of SPAH common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to Be Considered

At the special meeting, SPAH’s stockholders will be asked:

(1)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to eliminate the requirement that the fair market value of the target business equal at least 80%

of the balance of SPAH’s trust account, to be effective immediately prior to the consummation of the merger described below;

(2)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights, to be effective immediately prior to the consummation of the merger described below;

(3)	To consider and vote upon a proposal to adopt the merger agreement, pursuant to which Frontier will merge with and into SPAH;

(4)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to change SPAH’s corporate name to “Frontier Financial Corporation,” to be effective upon consummation of the merger;

(5)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued existence after October 10, 2009, to be effective upon consummation of the merger;

(6)	To consider and vote upon a proposal to adopt an amendment to the SPAH Certificate of Incorporation to create a new class of common stock of SPAH (Non-Voting Common Stock) to have economic rights but no voting rights, to be effective upon consummation of the merger; and

(7)	To consider and vote upon a proposal to elect to the Board of Directors of SPAH, Warren G. Lichtenstein, who will serve as Chairman of the Board, and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Board of Directors of Frontier, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified.

(8)	To consider and vote upon such other business as may properly come before the special meeting or any adjournment thereof.

If the requisite approval is received (as discussed below), the Initial Charter Amendments will be filed with the Delaware Secretary of State immediately upon their approval and prior to the stockholders’ consideration of the merger proposal at the special meeting of stockholders. Accordingly, the merger proposal will only be presented for a vote at the special meeting if (i) the Initial Charter Amendments are approved by SPAH stockholders and (ii) the warrant agreement proposal is approved at the special meeting of SPAH warrantholders to be held immediately prior to this special meeting of stockholders. The Subsequent Charter Amendments and the election of the Frontier nominees will only be effected in the event and at the time the merger with Frontier is consummated, although approval of the Subsequent Charter Amendments is a condition to closing the merger. The election of Mr. Lichtenstein does not require the approval of any other proposals to be effective.

Since SPAH’s initial public offering prospectus did not disclose that SPAH would seek approval of the Initial Charter Amendments and the New Class Proposal, each SPAH stockholder at the time of the merger that purchased shares in, or subsequent to, SPAH’s initial public offering up to and until the record date, may have securities law claims against SPAH for rescission or damages. See “The Merger and the Merger Agreement — Rescission Rights” for additional information.

Each copy of this joint proxy statement/prospectus mailed to SPAH stockholders is accompanied by a proxy card for use at the special meeting.

Vote Required

Initial Charter Amendments.  The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. However, SPAH believes, and has received an opinion from its special Delaware counsel that while the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, the Initial Charter Amendments, if duly approved by a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting, will be valid under Delaware law.

Subsequent Charter Amendments:  Adoption of the Subsequent Charter Amendments requires the affirmative vote of a majority of the shares of SPAH’s outstanding common stock entitled to vote at the special meeting.

Merger Agreement.  Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SPAH common stock entitled to vote at the special meeting. The SPAH Certificate of Incorporation also requires that the holders of a majority of SPAH’s outstanding shares of common stock issued in SPAH’s initial public offering are voted, in person or by proxy, in favor of the merger and that such SPAH public stockholders owning no more than 30% (minus one share) of the shares sold in SPAH’s initial public offering vote against the merger and thereafter exercise their conversion rights as described below. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

Election of Directors.  Directors will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting.

On the record date, there were 54,112,000 outstanding shares of SPAH common stock, each of which is entitled to one vote at the special meeting. On the record date, the SPAH insiders beneficially owned a total of approximately 20% of the outstanding shares of SPAH common stock. The SPAH insiders have agreed to vote all of their founder’s shares either for or against the merger proposal consistent with the majority of the votes cast on the merger by the SPAH public stockholders. To the extent any SPAH insider has acquired shares of SPAH common stock in, or subsequent to, SPAH’s initial public offering, such insider has agreed to vote these acquired shares in favor of the merger proposal. As of the date hereof, none of the SPAH insiders own any shares sold in, or subsequent to, the SPAH initial public offering. The SPAH insiders have further indicated that they will vote their shares in favor of the adoption of the amendments to the SPAH Certificate of Incorporation and for the election of each of the director nominees to the SPAH Board. While the founder’s shares voted by the SPAH insiders will count towards the voting and quorum requirements under Delaware law, they will not count towards the voting requirement under the SPAH Certificate of Incorporation because the founder’s shares were not issued in SPAH’s initial public offering. As described elsewhere in this joint proxy statement/prospectus, pursuant to a plan of reorganization, SP II has contributed certain assets, including its shares of SPAH common stock and warrants, to the Steel Trust. The trust has agreed to assume all of SP II’s rights and obligations with respect to these shares and warrants, including to vote in accordance with the foregoing.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own.

Voting

Stockholders may vote their shares:

•	by attending the special meeting and voting their shares in person, or

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

Stockholders who have their shares in “street name”, meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Quorum

The presence in person or representation by proxy, of shares of SPAH common stock representing a majority of SPAH outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement, the amendments to the SPAH Certificate of Incorporation and the nominees for director. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of the shares of SPAH common stock, present in person or represented by proxy and entitled to vote at the special meeting.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. If you are a stockholder of record (that is, you hold stock certificates registered in your own name), you may vote by following the instructions described on your proxy card. If your shares are held in nominee or “street name,” you will receive separate voting instructions from your broker or nominee with your proxy materials. If you hold your shares in “street name,” you can either obtain physical delivery of the shares directly into your name, and then vote your shares yourself, or request a “legal proxy” directly from your broker and bring it to the special meeting, and then vote your shares yourself. In order to obtain shares directly into your name, you must contact your brokerage house representative. Brokerage firms may assess a fee for your conversion; the amount of such fee varies.

Properly executed proxies that do not contain voting instructions will be voted “FOR” the Initial Charter Amendments, “FOR” the approval of the merger agreement, “FOR” the approval of the Subsequent Charter Amendments and “FOR” the election of directors to the SPAH Board.

Shares of any stockholder present in person or represented by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Abstaining from voting (including by way of a broker non-vote), either in person or by proxy, will have the same effect as a vote against the adoption of the merger agreement and adoption of the amendments to the SPAH Certificate of Incorporation, but will have no effect on the vote relating to the election of directors. An abstention will not be considered a vote against the merger proposal, and, if you abstain, you will be unable to exercise any conversion rights. Accordingly, the SPAH Board urges its stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a stockholder of record, there are a number of ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. Third, you may attend the special meeting and vote in person. The latest vote actually received by SPAH prior to or at the special meeting will be your vote. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Solicitation of Proxies

SPAH will pay all of the costs of filing the registration statement with the SEC (of which this joint proxy statement/prospectus is a part) and of soliciting proxies in connection with the special meeting of stockholders as well as the special meeting of warrantholders. SPAH will also pay the costs associated with printing the copies of this joint proxy statement/prospectus that are sent to SPAH stockholders and the mailing fees associated with mailing this joint proxy statement/prospectus to SPAH stockholders. Solicitation of proxies may be made in person or by mail, telephone, or other electronic means, or other form of communication by directors, officers, and stockholders of SPAH who will not be specially compensated for such solicitation. In addition, SPAH has engaged Morrow & Co., LLC as its proxy solicitation firm. Such firm will be paid its customary fee of approximately $[     ] plus solicitation and out of pocket expenses. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

SPAH, Frontier and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies. The underwriters of SPAH’s initial public offering may provide assistance to SPAH, Frontier and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. Approximately $17.3 million of the underwriters’ fees relating to SPAH’s initial public offering were deferred pending stockholder approval of SPAH’s initial business combination, and stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger.

No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SPAH, Frontier, or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of SPAH or Frontier since the date of this joint proxy statement/prospectus.

Conversion Rights of SPAH Stockholders

Pursuant to the SPAH Certificate of Incorporation, if you hold shares of common stock issued in SPAH’s initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards up to and until the record date), then you have the right to vote against the merger proposal and demand that SPAH convert such shares into cash equal to a pro rata share of the aggregate amount then on deposit in the trust account in which a substantial portion of the net proceeds of SPAH’s initial public offering are held (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of $3.5 million on the trust account balance previously released to SPAH to fund its working capital requirements). If demand is properly made immediately prior to the merger, shares will cease to be outstanding and will represent only the right to receive a pro-rata portion of the trust account plus interest.

As of September 17, 2009, there was $[     ] in SPAH’s trust account, including accrued interest on the funds in the trust account, or approximately $[     ] per share issued in the initial public offering. The actual per share conversion price will differ from the $[     ] per share due to any interest earned on the funds in the trust account since September 17, 2009, and any taxes payable in respect of interest earned thereon. The actual per share conversion price will be calculated as of two business days prior to the consummation of the merger, divided by the number of shares sold in the initial public offering.

You may request conversion at any time after the mailing of this joint proxy statement/prospectus and prior to the vote taken with respect to the merger proposal at the special meeting, but the request will not be granted unless you vote against the merger and the merger is approved and completed. If the merger is not consummated, no shares will be converted to cash through the exercise of conversion rights. Prior to exercising your conversion rights you should verify the market price of SPAH common stock. You may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights, if the market price per share is higher than the amount of cash that you would receive upon exercise of your conversion rights.

If you wish to exercise your conversion rights, you must:

•	affirmatively vote against the merger proposal in person or by submitting your proxy card before the vote on the merger proposal and checking the box that states “Against” for the merger proposal;

•	either:

•	check the box that states “I HEREBY EXERCISE MY CONVERSION RIGHTS” on the proxy card; or

•	send a letter to SPAH’s transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind, stating that you are exercising your conversion rights and demanding your shares of SPAH common stock be converted into cash; and

•	either:

•	physically tender, or if you hold your shares of SPAH common stock in “street name,” cause your broker to physically tender, your stock certificates representing shares of SPAH common stock to SPAH’s transfer agent; or

•	deliver your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to SPAH’s transfer agent, in either case by [ ], 2009 or such other later date if the special meeting of SPAH stockholders is adjourned or postponed.

Accordingly, a SPAH stockholder would have from the time we send out this joint proxy statement/prospectus through the vote on the merger to deliver his or her shares if he or she wishes to seek to exercise his or her conversion rights.

The DWAC delivery process can be accomplished, whether you are a record holder or your shares are held in “street name,” within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC System. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the stockholder or the tendering broker $35, and your broker may or may not pass this cost on to you.

Taking any action that does not include an affirmative vote against the merger, including abstaining from voting on the merger proposal, will prevent you from exercising your conversion rights. However, voting against the merger proposal does not obligate you to exercise your conversion rights. In addition, if you do not properly exercise your conversion rights (as outlined above), you will not be able to convert your shares of common stock into cash at the conversion price.

Any request to exercise your conversion rights, once made, may be withdrawn at any time up to immediately prior to the vote on the merger proposal at the special meeting (or any adjournment or postponement thereof). If you (1) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (2) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to SPAH’s transfer agent to exercise your conversion rights, or (3) initially vote against the merger proposal but later wish to vote for it, you may request SPAH’s transfer agent to send you another proxy card on which you may indicate your intended vote and, if that vote is against the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, NY 10004, attn: Mark Zimkind. Any corrected or changed proxy card or written demand of conversion rights must be received by Continental Stock Transfer & Trust Company prior to the special meeting.

Please note, however, that once the vote on the merger proposal is held at the special meeting, you may not withdraw your request to exercise your conversion rights and request the return of your shares. If the merger is not consummated, your shares will be automatically returned to you.

In connection with the vote to approve the merger, SPAH stockholders may elect to vote a portion of their shares for and a portion of their shares against the merger. If the merger is approved and consummated, SPAH stockholders who elected to convert the portion of their shares voted against the merger will receive the conversion price with respect to those shares and may retain any other shares they own.

If you properly exercise your conversion rights, then you will be exchanging your shares of SPAH common stock for cash equal to a pro rata portion of the SPAH trust account and will no longer own these shares. SPAH anticipates that the funds to be distributed to SPAH stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of the merger.

Submission of SPAH Stockholders Proposals

The SPAH Bylaws provide that nominations of persons for election to the SPAH Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of SPAH who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the SPAH Bylaws. To be timely, a stockholder’s notice to SPAH’s Secretary must be delivered to or mailed and received at the principal executive offices of SPAH (a) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business ninety (90) days prior to the annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

The SPAH Bylaws also require that for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to SPAH’s Secretary. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at SPAH’s principal executive offices not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business ninety (90) days prior to the annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

Recommendation of the SPAH Board

The SPAH Board has unanimously determined that the proposals and the transactions contemplated thereby are in the best interests of SPAH and its stockholders. The members of the SPAH Board unanimously recommend that the SPAH stockholders vote at the special meeting to adopt the merger agreement, adopt the amendments to the SPAH Certificate of Incorporation and elect all of the director nominees to the SPAH Board.

SPAH’s stockholders should note that SPAH’s directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as stockholders of SPAH. See “The Merger and the Merger Agreement — Interests of SPAH’s Directors and Officers and Others in the Merger.”

PROPOSALS TO BE CONSIDERED BY SPAH STOCKHOLDERS

Proposal Nos. 1 and 2: Initial Charter Amendments

Proposal No. 1.  SPAH is proposing to amend the SPAH Certificate of Incorporation to revise the definition of an “initial business combination” and to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment. An “initial business combination” is defined in the SPAH Certificate of Incorporation as follows:

An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of sum of the balance in the Trust Account (excluding deferred underwriting discounts and commissions of $16,000,000 or $18,400,000 if the underwriters’ over-allotment option is exercised in full) plus the proceeds of the co-investment of $30,000,000 by the Steel Trust at the time of such acquisition and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously.

“Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.”

Because the fair market value of Frontier on the date of the transaction is less than 80% of the balance of the trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, the proposed transaction does not meet the requirements as set forth above. Accordingly, SPAH must amend the SPAH Certificate of Incorporation immediately prior to the presentation of the merger proposal to provide SPAH stockholders the opportunity to vote on the merger.

Proposal No. 2.  SPAH is proposing to amend the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights. The SPAH Certificate of Incorporation in its current form prohibits SPAH from consummating an initial business combination in which SPAH public stockholders owning less than 30% (minus one share) are unable to elect conversion. However, SPAH has made it a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights in order to ensure that the combined company immediately following the consummation of the merger has sufficient Tier 1 capital to return to compliance levels. Accordingly, SPAH must amend the SPAH Certificate of Incorporation immediately prior to presenting the merger proposal for a vote at the special meeting of stockholders to provide for this closing condition.

The SPAH Certificate of Incorporation purports to prohibit amendments to certain of its provisions, including the proposed Initial Charter Amendments, without the unanimous consent of the holders of all of SPAH’s outstanding shares of common stock. The prospectus issued by SPAH in its initial public offering however stated that SPAH had been advised that such provision limiting its ability to amend the SPAH Certificate of Incorporation without unanimous consent may not be enforceable under Delaware law. SPAH believes that the proposed merger is an extremely attractive opportunity in the current market environment and therefore, SPAH public stockholders should be given the opportunity to consider the business combination. In considering the Initial Charter Amendments, the SPAH Board came to the conclusion that the potential benefits of the proposed merger with Frontier to

SPAH and its stockholders outweighed the possibility of any liability described below as a result of this amendment being approved. SPAH is offering holders of up to 10% (minus one share) sold in SPAH’s initial public offering, the ability to affirmatively vote such shares against the merger proposal and demand that such shares be converted into a pro rata portion of the trust account. Accordingly, SPAH believes that the Initial Charter Amendments are consistent with the spirit in which SPAH offered its securities to the public.

SPAH has also received an opinion from special Delaware counsel, Morris James LLP concerning the validity of the Initial Charter Amendment. SPAH did not request Morris James LLP to opine on whether the clause currently contained in Article Sixth of the SPAH Certificate of Incorporation prohibiting amendment of Article Sixth prior to consummation of an initial business combination without the unanimous consent of stockholders was valid when adopted and does not intend on seeking advice of counsel on that question from any other source. Morris James LLP concluded in its opinion, based upon the analysis set forth therein and its examination of Delaware law, and subject to the assumptions, qualifications, limitations and exceptions set forth in its opinion, that “While the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt...the Amendment, if duly adopted by the Board of Directors of the Corporation and duly approved by the holders of a majority of the outstanding shares of capital stock of the Corporation in accordance with the General Corporation Law, would be valid under the General Corporation Law.” A copy of Morris James LLP’s opinion is included as Annex F to this joint proxy statement/prospectus, and stockholders are urged to review it in its entirety.

Because the SPAH Certificate of Incorporation in its current form does not allow for SPAH to complete the proposed merger, each SPAH public stockholder at the time of the merger who purchased his or her shares in the initial public offering or afterwards up to and until the record date, may have securities law claims against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in SPAH’s initial public offering, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of SPAH’s initial public offering. In the case of SPAH public stockholders, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of SPAH.

In general, a person who contends that he or she purchased a security pursuant to a prospectus which contains a material misstatement or omission must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the merger is completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all other SPAH public stockholders, may do so. Neither SPAH nor Frontier can predict whether stockholders will bring such claims or whether such claims would be successful.

If the Initial Charter Amendments are approved, SPAH will present the other proposals to stockholders and warrantholders for their approval. If all of such proposals are approved, the following will occur:

•	SPAH will file a certificate of amendment to the SPAH Certificate of Incorporation, substantially in the form attached as Annex B, with the Secretary of State of the State of Delaware to amend Article Sixth to:

(1) amend the definition of a “Initial Business Combination” as set forth below and to delete all references to “fair market value”:

“An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”), resulting in ownership by the Corporation of more than 50% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously”; and

(2) amend Paragraph A of Article SIXTH as set forth below:

“Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning no more than 30% (minus one share) of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph C below. The Corporation shall not seek to consummate any Initial Business Combination unless stockholders owning at least 10% (minus one share) of the IPO Shares are able to elect conversion pursuant to the provisions of paragraph C below.

•	Immediately after the filing of such certificate of amendment, SPAH will be authorized to complete the proposed merger. Thereafter, SPAH will look to satisfy all necessary conditions to closing the merger.

•	Once all conditions to closing the transaction are satisfied, SPAH will file all necessary documents with the Secretary of State of the State of Delaware to effectuate the merger.

If the Initial Charter Amendments are not approved, the remaining proposals will not be submitted to stockholders and warrantholders for their approval.

Board Recommendation

THE SPAH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE INITIAL CHARTER AMENDMENTS.

Proposal No. 3: The Merger Agreement

As discussed elsewhere in this joint proxy statement/prospectus, SPAH stockholders are considering and voting to adopt the merger agreement. SPAH stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, SPAH stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

THE SPAH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Proposal No. 4: The Subsequent Charter Amendments

Name Change Proposal

If the merger agreement is approved and adopted by SPAH stockholders, SPAH is proposing to amend Article FIRST of the SPAH Certificate of Incorporation to change SPAH’s corporate name from “SP Acquisition Holdings, Inc.” to “Frontier Financial Corporation.” The reason for this amendment is that, in the event of a merger with Frontier, SPAH’s current name will not accurately reflect its business operations. Accordingly, the SPAH Board believes that changing its name to “Frontier Financial Corporation” in connection with the merger will better reflect its business operations upon completion of the merger.

Existing SPAH stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

Continued Existence Proposal

If the merger agreement is approved and adopted by SPAH stockholders, SPAH is proposing to amend Article FOURTH of the SPAH Certificate of Incorporation to permit SPAH’s continued corporate existence after October 10, 2009. Pursuant to the SPAH Certificate of Incorporation, SPAH must submit a proposal to amend the SPAH Certificate of Incorporation to permit SPAH’s continued corporate existence at the same time SPAH submits a proposal to stockholders to approve an initial business combination. In addition, continued existence is the usual period of existence for most corporations.

New Class Proposal

If the merger agreement is approved and adopted by SPAH stockholders, SPAH is proposing to amend Article FIFTH of the SPAH Certificate of Incorporation to create a new class of common stock, the Non-Voting Common Stock, that may be issued to stockholders and/or warrantholders, following the consummation of the merger, so that a stockholder or warrantholder, in its election, may, for example, remain below the ownership threshold which would subject them to regulation as a bank holding company as described below.

The terms of the Non-Voting Common Stock are identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock have no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, if such conversion is in connection with (i) a transfer that is part of an underwritten public offering of voting common stock, (ii) a transfer that is part of a private placement of voting common stock in which no one party acquires the rights to purchase in excess of 2% of the voting common stock then outstanding, (iii) a transfer of voting common stock not requiring registration under the Securities Act, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the voting common stock then outstanding, (iv) a transaction approved by the Federal Reserve, or (v) a transfer to a person that would control more than 50% of the “voting securities” of SPAH as defined by the Federal Reserve without giving effect to such transfer. In connection with the creation of the new class of Non-Voting Common Stock, the SPAH Certificate of Incorporation would also be amended so that holders of voting common stock may convert their shares into shares of Non-Voting Common Stock without limitation.

Under the BHC Act, a company that directly or indirectly owns, controls or has the power to vote 25% or more of a class of voting stock of a bank or a bank holding company is a bank holding company for purposes of the BHC Act and is subject to regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” In addition, a company that directly or indirectly owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company may be presumed to control the bank and/or bank holding company. If the presumption of control is not rebutted, the company is subject to the regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” The presumption of control may be rebutted by entering into a passivity agreement with the Federal Reserve, which contains specific terms to limit the ability to control the management and policies of the bank and/or bank holding company. A company that owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company and that enters into a passivity agreement generally is not subject to regulation as a bank holding company. A company that directly or indirectly owns, controls or has the power to vote less than 10% of any class of voting stock of a bank or a bank holding company generally is not subject to regulation as a bank holding company.

Given these considerations, in order to permit investor flexibility, SPAH is also requesting warrantholder approval at a special meeting of warrantholders to amend the terms of the Warrant Agreement, and intends to amend the Founder’s Agreements, to provide warrantholders with the option to receive either voting shares of SPAH common stock or shares of Non-Voting Common Stock in certain situations. Amending the Warrant Agreement and Founder’s Agreements will require the prior written consent of the underwriters in SPAH’s initial public offering, which SPAH anticipates receiving prior to the closing of the merger.

This Subsequent Charter Amendment is being proposed for the benefit of SP Acq LLC and its affiliates, including the Steel Trust, who otherwise would acquire more than 10% of the voting securities of SPAH upon the exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger. However, all stockholders and/or warrantholders will be permitted to receive Non-Voting Common Stock at their election. SP Acq LLC and the Steel Trust have separately agreed, pursuant to letter agreements with SPAH, to receive Non-Voting Common Stock upon exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger, as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock. At their discretion, SP Acq LLC and/or the Steel Trust will convert such shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

Approval of the Subsequent Charter Amendments is a condition to closing the merger.

Filing of Second Amended and Restated Certificate of Incorporation

Following the merger, the surviving corporation will file a second amended and restated certificate of incorporation substantially in the form attached as Annex C to this joint proxy statement/prospectus, incorporating the amendments being considered by SPAH stockholders at the special meeting, assuming they are adopted.

Board Recommendation

THE SPAH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE SUBSEQUENT CHARTER AMENDMENTS.

Proposal No. 5: The Election of Directors

General

The SPAH Bylaws provides for a board not less than one (1) nor more than nine (9) directors and authorizes the Board to determine from time to time the number of directors within that range that will constitute the board. The SPAH Board has fixed the number of directors to be elected at the special meeting at five (5), in the event the merger is consummated. If the merger is not consummated, the SPAH Board will be fixed at one (1).

The SPAH Board has proposed the election of Warren G. Lichtenstein as a director at the special meeting. If the merger is consummated, the SPAH Board has also proposed four director nominees from Frontier for election as directors at the special meeting including, Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board, with Mr. Lichtenstein to serve as Chairman of the Board. Each nominee elected as a director will continue in office until the next annual meeting of stockholders at which his or her successor has been elected, or until his or her resignation, removal from office, or death, whichever is earlier.

About the Nominees

Set forth below are the names and ages of the nominees for directors and their principal occupations at present and for the past five years. There are, to the knowledge of SPAH, no agreements or understandings by which these individuals were so selected. No family relationships exist between any directors or executive officers, as such term is defined in Item 402 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The information concerning the nominees set forth below is given as of June 30, 2009.

Warren G. Lichtenstein (Age 44) has been SPAH’s Chairman of the Board, President and Chief Executive Officer since February 2007. Mr. Lichtenstein is the Chief Executive Officer of Steel Partners LLC, a global management firm. Steel Partners LLC is the manager of Steel Partners II, L.P. and Steel Partners Holdings L.P. Mr. Lichtenstein has been associated with Steel Partners LLC and its affiliates since 1990. Mr. Lichtenstein has been the Chairman of the Board and Chief Executive Officer of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, since July 2009. Mr. Lichtenstein co-founded Steel Partners II, L.P. in 1993. He is also a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. Mr. Lichtenstein has served as a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008. He was a director (formerly Chairman of the Board) of SL Industries, Inc., a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. He has served as Chairman of the Board of WHX Corporation, a holding company, since July 2005. He served as a director of the predecessor entity of Steel Partners Holdings L.P., from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. Prior to the formation of Steel Partners II, L.P. in 1993, Mr. Lichtenstein co-founded Steel Partners, L.P., an investment partnership, in 1990 and co-managed its business and operations. From 1988 to 1990, Mr. Lichtenstein was an acquisition/arbitrage analyst with Ballantrae Partners, L.P., which invested in risk arbitrage, special situations, and undervalued companies. From 1987 to 1988, he was an analyst at Para Partners, L.P., a partnership that invested in arbitrage and related situations. Mr. Lichtenstein has previously served as a director of the following companies: Alpha Technologies Group, Inc. (Synercom Technology), Aydin Corporation (Chairman), BKF Capital Group Inc., CPX Corp. (f/k/a CellPro, Incorporated), ECC International Corporation, Gateway Industries, Inc., KT&G Corporation, Layne Christensen Company, PLM International, Inc. Puroflow Incorporated, Saratoga Beverage Group, Inc., Synercom Technology, Inc., TAB Products Co., Tandycrafts Inc., Tech-Sym Corporation, United Industrial Corporation (Chairman) and U.S. Diagnostic Labs, Inc. Mr. Lichtenstein graduated from the University of Pennsylvania with a B.A. in Economics.

Patrick M. Fahey (Age 67) has over 40 years in the banking industry. He has been the Chairman of the Frontier Board, Chief Executive Officer of Frontier and the Chairman of the Frontier Bank Board since December 2008, and has been a director of Frontier and Frontier Bank since 2006. Prior to joining the Frontier Board in 2006, he was retired after leaving Wells Fargo Bank in 2004. From 2003 to 2004, Mr. Fahey was the Chairman of Regional Banking, Wells Fargo Bank. Prior to that, Mr. Fahey was the Chairman, President and Chief Executive Officer of Pacific Northwest Bank from 1988 to 2003. Mr. Fahey is a graduate of Seattle University, Pacific Coast Banking School, and the Management Program of the University Of Washington School Of Business.

Lucy DeYoung (Age 59) has been a director of Frontier and Frontier Bank since 1997. Ms. DeYoung has been the President of Simpson Hawley Properties, a real estate investment and management firm, since 2000. Ms. De Young is a graduate of the University of Puget Sound and Northwestern University, Kellogg School of Management.

Mark O. Zenger (Age 54) has been a director of Frontier and Frontier Bank since 2005. Mr. Zenger has been the President of First Western Investments, Inc., a hospitality, retail and other real estate investments firm, since 1993. Mr. Zenger is a graduate of University of Notre Dame.

David M. Cuthill (Age 48) has been a director of Frontier and Frontier Bank since 2006. Mr. Cuthill has been the Vice President — Development of General Growth Properties, a real estate investment trust, since January 2007. Mr. Cuthill was employed as a director of Opus Northwest, LLC, a full-service real estate developer, from 2002 to January 2007. Mr. Cuthill is a graduate of the University of Washington and Seattle University School of Law.

Vote Required

In the event the merger is approved, directors will be elected by the plurality of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. The SPAH Certificate of Incorporation does not allow for cumulative voting. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee.

It is the intention of the persons named in the accompanying form of proxy to vote for the election of all director nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of directors set by the SPAH Board for election. If, prior to the special meeting, a nominee becomes unable to serve as a director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election at the special meeting.

Board Recommendation

THE SPAH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

THE SPECIAL MEETING OF SPAH WARRANTHOLDERS AND
THE WARRANT AMENDMENT PROPOSAL

General

The SPAH Board is providing this joint proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of SPAH’s warrantholders and at any adjournments or postponements thereof.

Your vote is important. Please complete, date and sign the accompanying proxy card and return it in the enclosed, postage prepaid envelope. If your warrants are held in “street name,” you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time and Place and Record Date

SPAH will hold the special meeting on [          ], [          ], 2009 at [     ]:00 [     ].m., local time, at [          ]. Only holders of SPAH warrants of record at the close of business on September 17, 2009, the SPAH record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were 61,112,000 warrants outstanding and entitled to vote, with each such warrant entitled to one vote.

Matters to Be Considered

At the special meeting, SPAH’s warrantholders will be asked to consider and vote upon a proposal to amend Sections 6(a), 6(d), 6(f), 11(c), 11(d), and 11(e) of the Warrant Agreement in connection with the consummation of the transactions contemplated by the merger agreement. The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will:

•	increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock;

•	amend the warrant exercise period to (i) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (ii) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement;

•	provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH;

•	provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;

•	provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and

•	provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of Non-Voting Common Stock.

At the special meeting, we may transact such other business as may properly come before the special meeting or any adjournments or postponements thereof. A copy of the Supplement and Amendment to Amended and Restated Warrant Agreement is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Reasons for the Amendment

SPAH believes increasing the exercise price, extending the expiration date, providing for a mandatory downward adjustment of the exercise price under certain circumstances, extending the expiration date if an effective registration statement is not in place and providing that no adjustment in the number of shares issuable upon exercise of the warrants will be made upon consummation of the merger, is appropriate given the change in structure of SPAH following completion of the merger. In addition, SPAH is proposing to amend the warrant exercise period to eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination, in light of the forfeiture of 9,453,412 founder’s shares by SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker upon consummation of the merger. As a result, if the warrant amendment is approved, the initial founder’s warrants will become exercisable upon consummation of the merger, but the sale of such warrants or the shares underlying the warrants will still be subject to a one-year lock-up from the date we consummate the merger. This amendment will require the prior written consent of the underwriters in SPAH’s initial public offering, which SPAH anticipates receiving prior to the closing of the merger.

We are further requesting warrantholder approval at the special meeting to provide warrantholders with the option to receive, in their sole discretion, upon exercise of their warrants, either voting shares of SPAH common stock or shares of Non-Voting Common Stock, such that the holder thereof would not exceed the ownership threshold which would make it subject to regulation as a bank holding company. Under the BHC Act, a company that directly or indirectly owns, controls or has the power to vote 25% or more of a class of voting stock of a bank or a bank holding company is a bank holding company for purposes of the BHC Act and is subject to regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” In addition, a company that directly or indirectly owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company may be presumed to control the bank and/or bank holding company. If the presumption of control is not rebutted, the company is subject to the regulation as a bank holding company as described in the section entitled “Supervision and Regulation— Federal Bank Holding Company Regulation.” The presumption of control may be rebutted by entering into a passivity agreement with the Federal Reserve, which contains specific terms to limit the ability to control the management and policies of the bank and/or bank holding company. A company that owns, controls or has the power to vote 10% or more, but less than 25%, of a class of voting stock of a bank or a bank holding company and that enters into a passivity agreement generally is not subject to regulation as a bank holding company. A company that directly or indirectly owns, controls or has the power to vote less than 10% of any class of voting stock of a bank or a bank holding company generally is not subject to regulation as a bank holding company.

Given these considerations, in order to permit investor flexibility, SPAH is also requesting warrantholder approval to amend the terms of the Warrant Agreement, and intends to amend the Founder’s Agreements to, provide warrantholders with the option to receive either voting shares of SPAH common stock or shares of Non-Voting

Common Stock in certain situations. Amending the Warrant Agreement and Founder’s Agreements will require the prior written consent of the underwriters in SPAH’s initial public offering, which SPAH anticipates receiving prior to the closing of the merger.

SP Acq LLC and the Steel Trust have separately agreed, pursuant to letter agreements with SPAH, to receive Non-Voting Common Stock upon exercise of their initial founder’s warrants, additional founder’s warrants and co-investment warrants following the consummation of the merger, as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting common stock. At their discretion, SP Acq LLC and/or the Steel Trust will convert such shares into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments and upon a distribution of the shares by Steel Trust to its beneficiaries, such shares will also be converted into voting common stock in accordance with the SPAH Certificate of Incorporation, as amended by the Subsequent Charter Amendments.

If the merger is not consummated and SPAH does not complete a different initial business combination by October 10, 2009, the warrants will expire worthless. If the warrant amendment proposal is approved, all other terms of SPAH’s warrants will remain the same.

The approval of the warrant amendment proposal is a condition to the consummation of the merger. Frontier shareholders will receive approximately 2,512,000 newly issued warrants in connection with the merger, having the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger, after giving effect to the warrant amendment proposal.

Vote Required

Pursuant to Section 18 of the Warrant Agreement, adoption of the amendment to the Warrant Agreement requires the affirmative vote of a majority of the warrantholders outstanding and entitled to vote at the special meeting. The Warrant Agreement also requires that the holders of a majority of SPAH’s outstanding warrants issued in, or subsequent to, SPAH’s initial public offering, are voted in favor of the warrant amendment.

The SPAH insiders intend to vote in favor of the warrant amendment proposal. While the warrants voted by the SPAH insiders will count towards the voting and quorum requirements under Delaware law, they will not count towards the voting requirement under the Warrant Agreement, which requires that the holders of a majority of SPAH’s outstanding warrants issued in, or subsequent to, SPAH’s initial public offering, are voted in favor of the warrant amendment, because the initial founder’s warrants and additional founder’s warrants were not issued in SPAH’s initial public offering.

Voting

Warrantholders may vote their warrants:

•	by attending the special meeting and voting their warrants in person, or

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

Warrants represented by properly executed proxies received at or prior to the special meeting of warrantholders will be voted at the special meeting in the manner specified by the holders of such warrants. Warrantholders who have their warrants in “street name”, meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their warrants to vote their warrants or obtain a proxy from the record holder to vote their warrants at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding warrants entitled to vote constitutes a quorum at the special meeting of warrantholders.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” warrants that are returned to SPAH but marked by brokers as “not voted” will be treated as warrants present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as warrants entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your warrants on “non-routine” proposals, such as the proposal to amend certain terms of the Warrant Agreement.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Continental Stock Transfer & Trust Company, SPAH’s warrant agent, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Proxy Solicitation Costs

SPAH will pay all of the costs of filing the registration statement with the SEC (of which this joint proxy statement/prospectus is a part) and of soliciting proxies in connection with the special meeting of stockholders as well as the special meeting of warrantholders. SPAH will also pay the costs associated with printing the copies of this joint proxy statement/prospectus that are sent to SPAH stockholders and the mailing fees associated with mailing this joint proxy statement/prospectus to SPAH stockholders. Solicitation of proxies may be made in person or by mail, telephone, or other electronic means, or other form of communication by directors, officers, and stockholders of SPAH who will not be specially compensated for such solicitation. In addition, SPAH has engaged Morrow & Co., LLC as its proxy solicitation firm. Such firm will be paid its customary fee of approximately $[     ] plus solicitation and out of pocket expenses. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

SPAH, Frontier and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies. The underwriters of SPAH’s initial public offering may provide assistance to SPAH, Frontier and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. Approximately $17.3 million of the underwriters’ fees relating to SPAH’s initial public offering were deferred pending stockholder approval of SPAH’s initial business combination, and stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger.

No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SPAH, Frontier, or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of SPAH or Frontier since the date of this joint proxy statement/prospectus.

Recommendation of the SPAH Board

THE SPAH BOARD HAS DETERMINED THAT THE WARRANT AMENDMENT PROPOSAL IS FAIR TO AND IN THE BEST INTERESTS OF SPAH AND ITS WARRANTHOLDERS, HAS

UNANIMOUSLY APPROVED THE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT SPAH’S WARRANTHOLDERS VOTE “FOR” THE WARRANT AMENDMENT PROPOSAL.

THE SPECIAL MEETING OF FRONTIER SHAREHOLDERS AND THE MERGER PROPOSAL

General

The Frontier Board is providing this joint proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of shareholders of Frontier and at any adjournments or postponements thereof.

SPAH is also providing this joint proxy statement/prospectus to you as a prospectus in connection with the offer and sale by SPAH of shares of its common stock to shareholders of Frontier in the merger.

Your vote is important. Please complete, date and sign the accompanying proxy card and return it in the enclosed, postage prepaid envelope. If your shares are held in “street name,” you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time, and Place and Record Date

Frontier will hold the special meeting on [          ], at [     ] [     ].m., local time, at [     ]. Only holders of Frontier common stock of record at the close of business on September 17, 2009, the record date for the special meeting, will be entitled to receive notice of and to vote at the meeting.

Matters to be Considered

At the special meeting, Frontier’s shareholders will be asked to approve the merger agreement, pursuant to which Frontier will merge with and into SPAH and each share of Frontier common stock will be converted into the right to receive 0.0530 shares of newly issued SPAH common stock and 0.0530 newly issued warrants of SPAH, having the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger, after giving effect to the warrant amendment proposal.

Each copy of this joint proxy statement/prospectus mailed to Frontier’s shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

Approval of the merger proposal requires the affirmative vote of at least two-thirds of the shares entitled to vote at the Frontier special meeting.

On the record date, there were [          ] outstanding shares of Frontier common stock, each of which is entitled to one vote at the special meeting. All of the Frontier’s insiders have agreed to vote their 3,103,451 shares of Frontier common stock (which constitute 6.56% of Frontier’s outstanding shares of common stock), “FOR” the merger proposal.

Quorum

The presence, in person or by proxy, of shares of Frontier common stock representing a majority of Frontier outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement to occur. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the Frontier special meeting will be voted at the special meeting in the manner specified by the holders of such shares. If you are a shareholder of record (that is, you hold stock certificates registered in your own name), you may vote by following the instructions described on your proxy card. If your shares are held in nominee or “street name,” you will receive separate voting instructions from your broker or nominee with your proxy materials. If you hold your shares in “street name,” you can either obtain physical delivery of the shares directly into your name, and then vote your shares yourself, or request a “legal proxy” directly from your broker and bring it to the special meeting, and then vote your shares yourself. In order to obtain shares directly into your name, you must contact your brokerage house representative. Brokerage firms may assess a fee for your conversion; the amount of such fee varies.

Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement.

Shares of any shareholder represented in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Abstaining from voting (including by way of a broker non-vote), either in person or by proxy, will have the same effect as a vote against approval of the merger agreement. Accordingly, the Frontier Board urges its shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a shareholder of record, there are a number of ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. Third, you may attend the special meeting and vote in person. The latest vote actually received by Frontier prior to or at the special meeting will be your vote. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Dissenters’ Rights

Frontier shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Frontier shares, and receive payment in cash equal to the appraised fair value of their Frontier shares instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Frontier shareholder must (i) notify Frontier prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Frontier common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s dissenters’ rights.

A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully under the heading “The Merger and the Merger Agreement — Frontier Dissenters’ Rights”, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this joint proxy statement/prospectus as Annex F.

Solicitation of Proxies

Frontier will pay all of the costs of soliciting proxies in connection with the Frontier special meeting, except that SPAH will pay the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part. Frontier will also pay costs associated with the printing of the copies of this joint proxy statement/prospectus that are sent to Frontier shareholders and the mailing fees associated with mailing this joint proxy statement/prospectus to Frontier shareholders.

Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers and employees of Frontier who will not be specially compensated for such solicitation. In addition, Frontier has engaged [          ] as its proxy solicitation firm. Such firm will be paid its customary fee of approximately $[     ] plus solicitation and out of pocket expenses. Banks, brokers, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Frontier, SPAH or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Frontier or SPAH since the date of this joint proxy statement/prospectus.

Recommendation of the Frontier Board

THE FRONTIER BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF FRONTIER AND ITS SHAREHOLDERS. THE MEMBERS OF THE FRONTIER BOARD UNANIMOUSLY RECOMMEND THAT THE FRONTIER SHAREHOLDERS VOTE AT THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL.

Frontier’s shareholders should note that Frontier directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Frontier. See “The Merger and the Merger Agreement— Certain Benefits of Directors and Officers of Frontier.”

INFORMATION ABOUT SPAH

General

SPAH is a blank check company organized under the laws of the State of Delaware on February 14, 2007. SPAH was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets. Prior to executing the merger agreement with Frontier, SPAH’s activities were limited to organizational matters, completing its initial public offering and seeking and evaluating possible business combination opportunities.

A registration statement for SPAH’s initial public offering was declared effective on October 10, 2007. On October 16, 2007, SPAH sold 40,000,000 units in its initial public offering, and on October 31, 2007 the underwriters for its initial public offering purchased an additional 3,289,600 units pursuant to an over-allotment option. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of SPAH common stock at a price of $7.50 commencing on consummation of a business combination, provided that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The warrants expire on October 10, 2012, unless earlier redeemed. If the warrant agreement amendment proposal is approved by SPAH’s warrantholders (as described in more detail elsewhere in this joint proxy statement/prospectus), the exercise price of the warrants will be increased to $11.50 per share and the expiration date of the warrants will be extended to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement, among other things, upon consummation of the merger.

On March 22, 2007, SP Acq LLC, which is controlled by Warren G. Lichtenstein, SPAH’s Chairman, President, and Chief Executive Officer, purchased 11,500,000 of SPAH’s units, of which 677,600 units were forfeited and cancelled on the date of SPAH’s initial public offering upon exercise of the underwriters’ over-allotment option and 1,168,988 units were subsequently sold to certain directors of SPAH and SP II. On October 16, 2007, SP Acq LLC purchased an aggregate of 7,000,000 additional founder’s warrants, of which an aggregate of 500,000 warrants were subsequently sold to certain SPAH directors, at a price of $1.00 per warrant ($7.0 million in the aggregate) in a private placement that occurred immediately prior to the consummation of SPAH’s initial public offering.

SPAH received gross proceeds of approximately $439,896,000 from its initial public offering and sale of the additional founder’s warrants to SP Acq LLC. Net proceeds of approximately $425,909,120 were deposited into a trust account and will be part of the funds distributed to the SPAH public stockholders in the event SPAH is unable to complete the merger or another business combination. Unless and until a business combination is consummated, the proceeds held in the trust account will not be available to SPAH.

In connection with the initial public offering, SP II previously agreed to purchase an aggregate of 3,000,000 co-investment units at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s shares and initial founder’s warrants owned by SP II have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s shares and initial founder’s warrants, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units. Since the agreement governing the co-investment and SPAH’s initial public offering prospectus disclosed that only SP II or SP Acq LLC may purchase the co-investment units, SPAH will need the prior written consent of the underwriters in its initial public offering to permit the Steel Trust to make the co-investment. SPAH anticipates receiving this consent prior to the closing of the merger. In addition, SPAH public stockholders may have a securities law claim against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security), as described more fully under “The Merger and the Merger Agreement — Rescission Rights.”

Trust Account

A total of $425,909,120 (or approximately $9.84 per share), including $371,000,000 of the net proceeds from SPAH’s initial public offering, $7,000,000 from the sale of additional warrants to SP Acq LLC, $30,593,280 of net proceeds of the over allotment issuance to SPAH’s underwriters in the initial public offering and $17,315,840 of deferred underwriting discounts and commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company as trustee, which is to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Except for the $3,500,000 of the trust account interest income that has been released to SPAH to fund expenses relating to investigating and selecting a target business and other working capital requirements, and any additional amounts needed to pay income taxes on the trust account earnings (currently $5,575,500 has been released for these purposes), the proceeds held in the trust account will not be released from the trust account until the earlier of the completion of SPAH’s initial business combination or the liquidation of SPAH.

Upon consummation of the merger, the funds currently held in the trust account, less any amounts (i) paid to SPAH public stockholders who exercise their conversion rights, (ii) released as deferred underwriting compensation to the extent paid in cash, and (iii) used to purchase shares from SPAH public stockholders who intend to vote against the merger, will be released to SPAH or at SPAH’s discretion, to various third parties. SPAH intends to pay any additional expenses related to the merger and hold the remaining funds as capital pending use for general corporate and strategic purposes. Such purposes could include increasing the capital of Frontier Bank, future mergers and acquisitions, branch construction, asset purchases, payment of dividends, repurchases of shares of SPAH common stock and general corporate purposes. Until such capital is fully leveraged or deployed, SPAH may not be able to successfully deploy such capital and SPAH’s return on such equity could be negatively impacted.

Fair Market Value of Target Business

Pursuant to the prospectus for SPAH’s initial public offering and the SPAH Certificate of Incorporation, the initial target business or businesses with which SPAH combines must have a collective fair market value equal to at least 80% of the sum of the balance in the trust account plus the proceeds of the co-investment (excluding deferred underwriting discounts and commissions of approximately $17.3 million) at the time of such initial business combination. The SPAH Board has recommended that stockholders approve and amend the SPAH Certificate of Incorporation which eliminates this 80% test in its entirety.

Opportunity for Stockholder Approval of Business Combination

SPAH will submit the merger proposal to its stockholders for approval, even though stockholder approval is not necessarily required under Delaware law (which generally requires the approval of stockholders if a transaction will require the issuance of more than 20% of the outstanding shares of a company’s common stock immediately prior to the effective time of the transaction). At the same time, SPAH will submit to its stockholders for approval a proposal to amend the SPAH Certificate of Incorporation to permit its continued corporate existence if the initial business combination is approved and consummated. The quorum required to constitute this meeting, as for all meetings of SPAH stockholders in accordance with the SPAH Bylaws, is a majority of SPAH’s issued and outstanding common stock (whether or not held by SPAH public stockholders). SPAH will consummate the merger only if the required number of shares are voted in favor of both the merger and the amendment to extend SPAH’s corporate life, and the other conditions to the merger are satisfied. If a majority of the shares of common stock voted by the SPAH public stockholders are not voted in favor of the merger, SPAH may continue to seek other target businesses with which to effect its initial business combination until October 10, 2009.

The SPAH insiders have agreed to vote all of their founder’s shares either for or against the merger proposal consistent with the majority of the votes cast on the merger by the SPAH public stockholders. To the extent any SPAH insider has acquired shares of SPAH common stock in, or subsequent to, SPAH’s initial public offering, such insider has agreed to vote these acquired shares in favor of the merger proposal. As of the date hereof, none of the SPAH insiders own any shares sold in, or subsequent to, the SPAH initial public offering. The SPAH insiders have further indicated that they will vote their shares in favor of the adoption of the amendments to the SPAH Certificate of Incorporation and for the election of each of the director nominees to the SPAH Board. While the founder’s shares voted by the SPAH insiders will count towards the voting and quorum requirements under Delaware law, they will not count towards the voting requirement under the SPAH Certificate of Incorporation because the founder’s shares were not issued in SPAH’s initial public offering. As described below, pursuant to a plan of reorganization, SP II has contributed certain assets, including its shares of SPAH common stock and warrants, to the Steel Trust. The trust has agreed to assume all of SP II’s rights and obligations with respect to these shares and warrants, including to vote in accordance with the foregoing.

SPAH will proceed with the merger only if a quorum is present at the stockholders’ meeting and, as required by the SPAH Certificate of Incorporation, a majority of the shares of common stock voted by the SPAH public stockholders are voted, in person or by proxy, in favor of the merger and SPAH public stockholders owning no more than 30% of the shares sold in SPAH’s initial public offering (minus one share) vote against the business combination and exercise their conversion rights. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own.

Liquidation If No Business Combination

The SPAH Certificate of Incorporation provides that SPAH will continue in existence only until October 10, 2009. If SPAH consummates an initial business combination prior to that date, SPAH will seek to amend this provision in order to permit its continued existence. If SPAH has not completed its initial business combination by that date, SPAH’s corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the DGCL. Because of this provision in SPAH’s Certificate of Incorporation, no resolution by the SPAH Board and no vote by SPAH’s stockholders to approve SPAH’s dissolution would be required for SPAH to dissolve and liquidate. Instead, SPAH will notify the Delaware Secretary of State in writing on the termination date that SPAH’s corporate existence is ceasing, and include with such notice payment of any franchise taxes then due to or assessable by the state.

If SPAH is unable to complete a business combination by October 10, 2009, SPAH will automatically dissolve and as promptly as practicable thereafter adopt a plan of distribution in accordance with Section 281(b) of the DGCL. Section 278 provides that SPAH’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against SPAH, and of enabling SPAH gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which SPAH was organized. SPAH’s existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require SPAH to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to SPAH, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to SPAH or that have not arisen but that, based on facts known to SPAH at the time, are likely to arise or to become known to SPAH within 10 years after the date of dissolution. Under Section 281(b), the plan of distribution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets. Any remaining assets will be available for distribution to SPAH’s stockholders.

SPAH expects that all costs and expenses associated with implementing this plan of distribution, as well as payments to any creditors, will be funded from amounts remaining out of the $100,000 of proceeds held outside the trust account and from the $3.5 million in interest income on the balance of the trust account that has been released to SPAH to fund its working capital requirements. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SPAH’s plan of distribution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, SPAH may request that the trustee release to SPAH an additional amount of up to $75,000 of such accrued interest to pay those costs and expenses. Should there be no such interest available or should those funds still not be sufficient, SP Acq LLC and Mr. Lichtenstein have agreed to reimburse SPAH for its out-of-pocket costs associated with SPAH’s dissolution and liquidation, excluding any special, indirect or consequential costs, such as litigation, pertaining to the dissolution and liquidation.

Upon its receipt of notice from counsel that SPAH’s existence has terminated, the trustee will commence liquidating the investments constituting the trust account and distribute the proceeds to the SPAH public stockholders. The SPAH insiders have waived their right to participate in any liquidation distribution with respect to their shares acquired prior to SPAH’s initial public offering. The proceeds from the co-investment will be received by SPAH immediately prior to the consummation of the merger to provide SPAH with additional equity capital to fund the merger. If the merger is not consummated, the Steel Trust will not purchase the co-investment units and no proceeds will deposited into SPAH’s trust account or available for distribution to SPAH’s stockholders in the event of a liquidating distribution. Additionally, if SPAH does not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed to forfeit any rights or claims to their deferred underwriting discounts and commissions then in the trust account, and those funds will be included in the pro rata liquidation distribution to the SPAH public stockholders. There will be no distribution from the trust account with respect to any of the SPAH warrants, which will expire worthless if SPAH is liquidated, and as a result purchasers of SPAH’s units will have paid the full unit purchase price solely for the share of common stock included in each unit.

The proceeds deposited in the trust account could, however, become subject to claims of SPAH’s creditors that are in preference to the claims of SPAH stockholders, and SPAH therefore cannot assure its stockholders that the actual per-share liquidation price will not be less than approximately $9.85, the conversion price based upon restricted amounts held in trust at June 30, 2009. Although prior to completion of an initial business combination, SPAH will seek to have all third parties (including any vendors or other entities SPAH engages) and any prospective target businesses enter into valid and enforceable agreements with SPAH waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. SPAH has not engaged any such third parties or asked for or obtained any such waiver agreements at this time. It is also possible that such waiver agreements would be held unenforceable, and there is no guarantee that the third parties would not otherwise challenge the agreements and later bring claims against the trust account for monies owed them. If a target business or other third party were to refuse to enter into such a waiver, SPAH would enter into discussions with such target business or engage such other third party only if SPAH’s management determined that SPAH could not obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to enter into such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAH and will not seek recourse against the trust account for any reason.

SP Acq LLC has agreed that it will be liable to SPAH if and to the extent claims by third parties reduce the amounts in the trust account available for payment to the SPAH public stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to SPAH, or by a prospective target business. A “vendor” refers to a third party that enters into an agreement with SPAH to provide goods or services to SPAH. However, the agreement entered into by SP Acq LLC specifically provides for two exceptions to the indemnity given: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (2) as to any claims under SPAH’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors, third parties with which SPAH entered into a contractual relationship or target businesses that would not be covered by the indemnity from SP Acq LLC, such as shareholders and other claimants who are not parties in contract with SPAH who file a claim for damages against SPAH. To the extent that SP Acq LLC refuses to indemnify SPAH for a claim SPAH believes should be indemnified, SPAH’s officers and directors by virtue of their fiduciary obligation will be obligated to bring a claim against SP Acq LLC to enforce such indemnification. Based on the representation as to its accredited investor status (as such term is defined in Regulation D under the Securities Act), SPAH currently believes that SP Acq LLC is capable of funding its indemnity obligations, even though SPAH has not asked it to reserve for such an eventuality. SPAH cannot assure you, however, that it would be able to satisfy those obligations.

Under Delaware law, creditors of a corporation have a superior right to stockholders in the distribution of assets upon liquidation. Consequently, if the trust account is liquidated and paid out to the SPAH public stockholders shares prior to satisfaction of the claims of all of SPAH’s creditors, it is possible that the SPAH public stockholders may be held liable for third parties’ claims against SPAH to the extent of the distributions received by them.

If SPAH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SPAH that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SPAH’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the SPAH public stockholders. To the extent any bankruptcy claims deplete the trust account, SPAH cannot assure you that SPAH will be able to return at least approximately $9.85 per share to the SPAH public stockholders.

Competition

If SPAH succeeds in effecting the merger with Frontier or another business combination, there will be, in all likelihood, intense competition from competitors of the target business in the commercial banking industry and other financial service businesses. SPAH cannot assure you that, subsequent to a business combination, SPAH will have the resources or ability to compete effectively.

Employees

SPAH currently has four officers. These individuals are not employees of SPAH and are not obligated to devote any specific number of hours to SPAH’s business and intend to devote only as much time as they deem necessary to SPAH’s business. SPAH does not expect to have any full-time employees prior to the consummation of the merger. In the event the merger with Frontier is consummated, all current officers of SPAH will resign, with the exception of Mr. Lichtenstein who will continue to serve as Chairman of the Board, but will resign as President and Chief Executive Officer of SPAH.

Properties

SPAH currently maintains its executive offices at 590 Madison Avenue, 32nd Floor, New York, New York 10022. The cost for this space is included in the $10,000 per-month fee that Steel Partners, Ltd. charges SPAH for office space, administrative services and secretarial support from the consummation of SPAH’s initial public offering until the earlier of the consummation of a business combination or SPAH’s liquidation. Prior to the consummation of SPAH’s initial public offering, Steel Partners, Ltd. provided SPAH with office space, administrative services and secretarial support at no charge. SPAH believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee that will be charged by Steel Partners, Ltd. is at least as favorable as SPAH could have obtained from an unaffiliated person. SPAH considers its current office space adequate for its current operations. In the event the merger is consummated, the combined company will maintain its executive offices at Frontier’s current executive offices and the agreement with Steel Partners, Ltd. will be terminated.

Legal Proceedings

To the knowledge of management there is no litigation pending or contemplated against SPAH or any of SPAH’s officers or directors in their capacity as such.

Periodic Reporting and Financial Information

SPAH has registered its units, common stock and warrants under the Exchange Act, and has reporting obligations, including the requirement that it file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SPAH has filed with the SEC an Annual Report on Form 10-K for its fiscal year ended December 31, 2008 and a Quarterly Report on Form 10-Q for its quarter ended June 30, 2009. SPAH does not currently have a website and consequently does not make available materials it files with or furnishes to the SEC. SPAH’s reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the registration statements, reports, proxy and information statements and information regarding issuers that file electronically with the SEC. SPAH will provide electronic or paper copies of such materials free of charge upon request.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

SPAH is a blank check company organized under the laws of the State of Delaware on February 14, 2007. It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets. SPAH consummated its initial public offering on October 16, 2007. It intends to utilize cash from its initial public offering, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a merger with Frontier or other business combination. The issuance of additional shares of its capital stock:

•	may significantly reduce the equity interest of SPAH’s stockholders;

•	will likely cause a change in control if a substantial number of SPAH shares of common stock are issued, which may affect, among other things, SPAH’s ability to use its net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of its current officers and directors; and

•	may adversely affect prevailing market prices for its common stock.

Similarly, if SPAH issues debt securities, it could result in:

•	default and foreclosure on SPAH assets if its operating revenues after a business combination were insufficient to pay its debt obligations;

•	acceleration of its obligations to repay the indebtedness even if SPAH has made all principal and interest payments when due if the debt security contained covenants that require the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	SPAH’s immediate payment of all principal and accrued interest, if any, if the debt security were payable on demand; and

•	SPAH’s inability to obtain additional financing, if necessary, if the debt security contained covenants restricting its ability to do so.

Results of Operations and Known Trends Or Future Events

SPAH has neither engaged in any operations nor generated any revenues to date. It will not generate any operating revenues until after completion of its initial business combination, at the earliest. It will continue to generate non-operating income in the form of interest income on cash and cash equivalents.

Net income for the year ended December 31, 2008 was $2,198,636, which consisted of $6,413,995 in interest income, partially offset by $1,052,648 in loss from operations, $6,146 in interest expense and $3,156,565 in income taxes and capital based taxes. Net income for the period from February 14, 2007 (inception) through December 31, 2007 was $1,466,293, which consisted of $2,950,473 in interest income, partially offset by $264,373 in formation and operating expenses, $9,435 in interest expense and $1,210,372 in taxes on income. Net income for the period from February 14, 2007 (inception) through December 31, 2008 was $3,664,929, which consisted of $9,364,468 in interest income partially offset by $1,317,021 in formation and loss from operations, $15,581 in interest expense and $4,366,937 in taxes on income.

Net loss for the three and six months ended June 30, 2009 was $287,126 and $894,411, respectively, which consisted of $339,313 and $678,261, respectively, in operating expenses and $117,292 and $481,859, respectively, in taxes on income and capital based taxes, partially offset by $169,479 and $265,709, respectively, in interest income. Net income for the three and six months ended June 30, 2008 was $709,454 and $1,685,378, respectively, which consisted of $1,712,747 and $4,361,110, respectively, in net interest income partially offset by $301,765 and $499,229, respectively, in operating expenses and $698,507 and $2,176,503, respectively, in taxes on income and capital based taxes. Net income for the period from February 14, 2007 (inception) through June 30, 2009 was $2,770,518, which consisted of $9,614,595 in net interest income partially offset by $1,995,281 in formation and operating expenses and $4,848,796 in taxes on income and capital based taxes.

Through June 30, 3009, SPAH did not engage in any significant operations. Its entire activity from inception through June 30, 3009 was to prepare for its initial public offering and begin the identification of and negotiations with a suitable business combination candidate.

The trustee of the Trust account will pay any taxes resulting from interest accrued on the funds held in the Trust account out of the funds held in the Trust account. In addition, SPAH will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Off-Balance Sheet Arrangements

SPAH has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. It has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

SPAH does not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities.

Liquidity and Capital Resources

The net proceeds from (i) the sale of the units in SPAH’s initial public offering (including the underwriters’ over-allotment option), after deducting offering expenses of approximately $1,095,604 and underwriting discounts and commissions of approximately $30,302,720, together (ii) with $7,000,000 from SP Acq LLC’s investment in the additional founder’s warrants, were approximately $408,497,676. SPAH expect that most of the proceeds held in the trust account will be used as consideration to pay the sellers of a target business or businesses with which SPAH ultimately completes its initial business combination. Due to the unavailability of short-term U.S. Treasury Bills because of the dislocation in the financial markets, as of December 31, 2008, assets of $426,754,319 held in the trust account were held in a 100% FDIC guaranteed non-interest bearing account at JP Morgan Chase Bank, N.A. On January 12, 2009, $426,744,177 of the assets held in the trust account were invested in U.S. Treasury Bills, bearing a per annum interest rate of 0.04% which matured on March 5, 2009. On March 5, 2009, $426,459,219 of the assets held in the trust account were invested in U.S. Treasury Bills, bearing a per annum interest rate of 0.21% and matured on May 7, 2009. As of June 30, 2009, assets in the trust account of $426,330,720 were invested in United States Government Treasury-Bills which mature on July 16, 2009, bearing interest at an per annum rate of 0.14%. Upon maturity of the Treasury- Bills on July 16, 2009, SPAH reinvested the assets in the Trust account in United States Government Treasury-Bills with a cost of $426,174,903, maturing on August 13, 2009 and bearing interest at a per annum rate of 0.13%. A one percentage point change in the interest rate received on SPAH’s cash, short-term government securities and money-market instruments of $427,922,161 at June 30, 2009 would result in an increase or decrease of up to $1,070,000 in interest income over the following 90-day period. SPAH cannot provide any assurance about the actual effect of changes in interest rates on net interest income. The estimate provided does not include the effects of possible strategic changes in the balances of various assets and liabilities throughout 2009 or additional actions SPAH could undertake in response to changes in interest rates. SPAH expects to use substantially all of the net proceeds of its initial public offering not in the trust account to pay expenses in locating and acquiring a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its initial business combination. To the extent that SPAH’s capital stock or debt financing is used in whole or in part as consideration to effect its initial business combination, any proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

SPAH does not believe it will need additional financing in order to meet the expenditures required for operating its business prior to its initial business combination. However, SPAH will rely on interest earned of up to $3,500,000 on the trust account to fund such expenditures and, to the extent that the interest earned is below SPAH’s expectation, it may have insufficient funds available to operate its business prior to its initial business combination. Moreover, in addition to the co-investment SPAH may need to obtain additional financing to consummate its initial business combination. SPAH may also need additional financing because it may become obligated to convert into cash a significant number of shares of SPAH public stockholders voting against its initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination. Following SPAH’s initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations.

Critical Accounting Policies

SPAH’s significant accounting policies are more fully described in Note B to the financial statements for the three months ended June 30, 2009. However, certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgment by management. As a result, the financial statements are subject to an inherent degree of uncertainty. In applying those policies, management used its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. During the year ended December 31, 2008, SPAH recorded a full valuation allowance for its deferred tax assets, as the Company determined that it no longer met the more likely than not realization criteria of SFAS 109.

These estimates are based on SPAH’s historical experience, terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for, and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS No. 165 had no impact on the Company’s condensed financial statements.

In April 2009, the FASB issued FASB Staff Position No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise From Contingencies” (“FSP No. 141R-1”). FSP No. 141R-1 amends the provisions in SFAS 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosure for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS 141R and instead carries forward most provisions of SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and liabilities acquired in evaluating the impact of SFAS 141R.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Quantitative and Qualitative Disclosures About Market Risk

As of June 30, 2009, SPAH’s efforts were limited to organizational activities and activities relating to its initial public offering. Since SPAH’s initial public offering, it has been identifying possible acquisition candidates. SPAH has neither engaged in any operations nor generated any operating revenues other than interest income.

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. $418,909,120 of the net proceeds from SPAH’s initial public offering, including $17,315,840 of the proceeds attributable to the underwriters’ deferred fees from the initial public offering, as well as $7,000,000 of the proceeds of the private placement of 7,000,000 additional founder’s warrants were placed in a trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of June 30, 2009, the balance in the trust account was $426,418,591 (which includes interest receivable on the trust account of $87,871). The proceeds held in trust have only been invested in U.S. Government securities having a maturity of 180 days or less or in money market funds which invest principally in either short term securities issued or guaranteed by the United States or having the highest rating from recognized credit rating agency or tax exempt municipal bonds issued by government entities located within the United States or otherwise meeting the conditions under Rule 2a-7 under the Investment Company Act. Thus, SPAH is currently subject to market risk primarily through the effect of changes in interest rates on short-term government securities and other highly rated money-market instruments. As of June 30, 2009, assets in the trust account of $426,418,591 were invested in United States Government Treasury-Bills which mature on July 16, 2009 and bear interest at an per annum rate of 0.14%. Upon maturity of the Treasury-Bills on July 16, 2009, SPAH reinvested the assets in the trust account in United States Government Treasury-Bills with a cost of $426,174,903, maturing on August 13, 2009 and bearing interest at a per annum rate of 0.13%. A one percentage point change in the interest rate received on SPAH’s cash, short-term government securities and money-market instruments of $427,922,161 at June 30, 2009 would result in an increase or decrease of up to $1,070,000 in interest income over the following 90-day period. SPAH cannot provide any assurance about the actual effect of changes in interest rates on net interest income. The estimate provided does not include the effects of possible strategic changes in the balances of various assets and liabilities throughout 2009 or additional actions SPAH could undertake in response to changes in interest rates.

Directors and Executive Officers

SPAH’s directors and executive officers as of June 30, 2009 are as follows:

Name	Age	Position(s)

Warren G. Lichtenstein	44	Chairman of the Board of Directors, President and Chief Executive Officer
Jack L. Howard	47	Chief Operating Officer and Secretary
James R. Henderson	51	Executive Vice President
Anthony Bergamo	62	Director
Ronald LaBow	74	Director
Howard M. Lorber	60	Director
Leonard Toboroff	76	Director
S. Nicholas Walker	54	Director

Warren G. Lichtenstein, Chairman of the Board of Directors, President and Chief Executive Officer — Mr. Lichtenstein has been SPAH’s Chairman of the Board, President and Chief Executive Officer since February 2007. Mr. Lichtenstein is the Chief Executive Officer of Steel Partners LLC, a global management firm. Steel Partners LLC is the manager of Steel Partners II, L.P. and Steel Partners Holdings L.P. Mr. Lichtenstein has been associated with Steel Partners LLC and its affiliates since 1990. Mr. Lichtenstein has been the Chairman of the Board since July 2009 and Chief Executive Officer of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, since January 2009. Mr. Lichtenstein co-founded Steel Partners II, L.P. in 1993. He is also a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. Mr. Lichtenstein has served as a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008. He was a director (formerly Chairman of the Board) of SL Industries, Inc., a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. He has served as Chairman of the Board of WHX Corporation, a holding company, since July 2005. He served as a director of the predecessor entity of Steel Partners Holdings L.P., from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. Prior to the formation of Steel Partners II, L.P. in 1993, Mr. Lichtenstein co-founded Steel Partners, L.P., an investment partnership, in 1990 and co-managed its business and operations. From 1988 to 1990, Mr. Lichtenstein was an acquisition/arbitrage analyst with Ballantrae Partners, L.P., which invested in risk arbitrage, special situations, and undervalued companies. From 1987 to 1988, he was an analyst at Para Partners, L.P., a partnership that invested in arbitrage and related situations. Mr. Lichtenstein has previously served as a director of the following companies: Alpha Technologies Group, Inc. (Synercom Technology), Aydin Corporation (Chairman), BKF Capital Group Inc., CPX Corp. (f/k/a CellPro, Incorporated), ECC International Corporation, Gateway Industries, Inc., KT&G Corporation, Layne Christensen Company, PLM International, Inc. Puroflow Incorporated, Saratoga Beverage Group, Inc., Synercom Technology, Inc., TAB Products Co., Tandycrafts Inc., Tech-Sym Corporation, United Industrial Corporation (Chairman) and U.S. Diagnostic Labs, Inc. Mr. Lichtenstein graduated from the University of Pennsylvania with a B.A. in Economics.

Jack L. Howard, Chief Operating Officer and Secretary — Mr. Howard was a Director from February 2007 until June 2007, was Vice-Chairman from February 2007 until August 2007 and has been SPAH’s Secretary since February 2007. Since June 2007, he has been SPAH’s Chief Operating Officer. He is the President of Steel Partners LLC, a global management firm, and has been associated with Steel Partners LLC and its affiliates since 1993. Mr. Howard has been the President of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, since January 2009. Mr. Howard co-founded Steel Partners II, L.P. in 1993. He has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer since 1989. Mr. Howard has been a director of WHX Corporation, a holding company, since July 2005. He has served as a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006. He has been a director of CoSine

Communications, Inc., a former global telecommunications equipment supplier, since July 2005. He served as a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, from June 2004 to May 2008. He has been a director (currently Chairman) of Adaptec, Inc., a storage solutions provider, since December 2007. Mr. Howard served as Chairman of the Board of a predecessor entity of Steel Partners Holdings L.P., from June 2005 to December 2008, as a director from 1996 to December 2008 and its Vice President from 1997 to December 2008. From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of Steel Partners Holdings L.P.’s predecessor entity. He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., a provider of database development and web site design and development services, from February 2004 to April 2007 and as Vice President from December 2001 to April 2007. From 1984 to 1989, Mr. Howard was with First Affiliated Securities, a FINRA broker dealer. Mr. Howard has previously served as a director of Scientific Software-Intercomp, Inc., Pubco Corporation and Investors Insurance Group, Inc. Mr. Howard graduated from the University of Oregon with a B.A. in Finance. He currently holds the securities licenses of Series 7, Series 24, Series 55 and Series 63.

James R. Henderson, Executive Vice President — Mr. Henderson has been SPAH’s Executive Vice President since February 2007. Mr. Henderson is a Managing Director and operating partner of Steel Partners LLC, a global management firm. He has been associated with Steel Partners LLC and its affiliates since August 1999. He has served as a director (currently Chairman of the Board) of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March, 2008. Mr. Henderson has served as a director of Point Blank Solutions, Inc. (currently the Chairman of the Board), a designer and manufacturer of protective body armor, since August 2008 and has served as its Acting Chief Executive Officer since April 2009. He has served as a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, since June 2004. He has served as a director (currently Chairman of the Board) of Del Global Technologies Corp., a designer and manufacturer of medical imaging and diagnostic systems, since November 2003. He has served as a director of SL Industries, Inc., a designer and producer of proprietary advanced systems and equipment for the power and data quality industry, since January 2002. Mr. Henderson served as a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson served as a director and Chief Executive Officer of a predecessor entity of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, from June 2005 to April 2008, was President and Chief Operating Officer from November 2003 to April 2008 and was the Vice President of Operations from September 2000 through December 2003. He has served as Chief Executive Officer of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P. from November 2004 to May 2005. Mr. Henderson served as President of Gateway Industries, Inc., a provider of database development and web site design and development services, from December 2001 to April 2008. He served as a director of ECC International Corp., a manufacturer and marketer of computer-controlled simulators for training personnel to perform maintenance and operator procedures on military weapons, from December 1999 to September 2003 and as acting Chief Executive Officer from July 2002 to March 2003. From January 2001 to August 2001, he served as President of MDM Technologies, Inc., a direct mail and marketing company. From 1996 to 1999, Mr. Henderson was employed in various positions with Aydin Corporation, a defense electronics manufacturer, which included a tenure as President and Chief Operating Officer. From 1980 to 1996, Mr. Henderson was employed with Unisys Corporation, an e- business solutions provider. Mr. Henderson has previously served as a director of Tech-Sym Corporation. Mr. Henderson graduated from the University of Scranton with a B.S. in Accounting.

Anthony Bergamo, Director — Mr. Bergamo has been a Director since July 2007. He has held various positions with MB Real Estate, a property management company based in New York City and Chicago, since April 1996, including the position of Vice Chairman since May 2003. Mr. Bergamo served as managing director with Milstein Hotel Group, a hotel operator, from April 1996 until July 2007. He has also served as the Chief Executive Officer of Niagara Falls Redevelopment, LLC, a real estate development company, since August 1998. Mr. Bergamo was a director of Lone Star Steakhouse & Saloon, Inc., an owner and operator of restaurants, from May 2002 until December 2006, at which time such company was sold to a private equity fund. At the time of such sale, Mr. Bergamo was the Chairman of the Audit Committee of Lone Star Steakhouse & Saloon, Inc. He has also been a director since 1995, a Trustee since 1986 and currently is Chairman of the Audit Committee of Dime Community Bancorp, and has been a director of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, since July 2009. Mr. Bergamo is also the Founder of the Federal Law Enforcement Foundation, a foundation that provides economic assistance to both federal and local law enforcement officers suffering from serious illness and to communities recovering from natural disasters, and has served as its Chairman since 1988. Mr. Bergamo serves on the New York State Commission for Sentencing Reform, is a Board Member of New York Offtrack Betting Corporation and serves on the New York State Judicial Screening Committee. He earned a BS in history from Temple University, and a JD from New York Law School. He is admitted to the New York, New Jersey, Federal Bars, US Court of Appeals and the US Supreme Court.

Ronald LaBow, Director — Mr. LaBow has been a Director since June 2007. He has served as President of Stonehill Investment Corp., an investment fund, since February 1990. Mr. LaBow currently is the President of WPN Corp., a financial consulting company, and is a director of BKF Capital Group, Inc. From January 1991 to February 2004, Mr. LaBow served as Chairman of the Board of WHX Corporation, a holding company. He earned a BS from University of Illinois, an MS from Columbia University School of Business, an LLB from New York Law School and a Master of Law from New York University Law School. He is admitted to the bar of the state of New York.

Howard M. Lorber, Director — Mr. Lorber has been a Director since June 2007. Mr. Lorber has served as the Executive Chairman of Nathan’s Famous Inc. since January 2007 and prior to that served as its Chairman from 1987 until December 2006 and as its Chief Executive Officer from November 1993 until December 2006. Also, Mr. Lorber has been the President and Chief Executive Officer of Vector Group Ltd. since January 2006 and has served as a director since January 2001. Mr. Lorber served as the President and Chief Operating Officer of Vector Group Ltd. from January 2001 until January 2006. Mr. Lorber was President, Chief Operating Officer and a Director of New Valley Corporation from November 1994 until its merger with Vector Group in December 2005. For more than the past five years, Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp. Mr. Lorber served as Chairman of the Board of Ladenburg Thalmann Financial Services, the parent of Ladenburg Thalmann & Co. Inc., one of the underwriters of SPAH’s initial public offering, from May 2001 until July 2006 when he became Vice-Chairman, in which capacity he currently serves. Mr. Lorber currently serves as a director of United Capital Corp., a real estate investment and diversified manufacturing company.

Leonard Toboroff, Director — Mr. Toboroff has been a Director since June 2007. Mr. Toboroff has served as a Vice Chairman of the Board of Allis-Chalmers Energy Inc., a provider of products and services to the oil and gas industry, since May 1988 and served as Executive Vice President from May 1989 until February 2002. Mr. Toboroff is also a director of Engex Corp., a closed-end mutual fund from 2003. He has been a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease since April 2006. He served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.), a provider of goods and services to the school spirit industry, from April 1998 until it was sold in September 2003. Mr. Toboroff had been an Executive Director of Corinthian Capital Group, LLC, a private equity fund, from October 2005 to December 2008. He has previously served as a director of American Bakeries Co., Ameriscribe Corporation and Saratoga Spring Water Co. Mr. Toboroff is a graduate of Syracuse University and The University of Michigan Law School.

S. Nicholas Walker, Director — Mr. Walker has been a director since June 2007. Mr. Walker is the Chief Executive Officer of the York Group Limited (“York”) a financial services company. York provides investment management services and securities brokerage services to institutional and high net worth individual clients. Mr. Walker has served as Chief Executive Officer of York since 2000. From 1995 until 2000 Mr. Walker served as Senior Vice President of Investments of PaineWebber Inc. in New York. From 1982 until 1995, he served as Senior Vice President of Investments of Prudential Securities Inc. in New York. From 1977 to 1981 he served as an assistant manager at Citibank NA, merchant banking group in New York, and from 1976 to 1977 as a syndication manager with Sumitomo Finance International Limited in London. Mr. Walker served as a director of the Cronos Group, a leading lessor of intermodal marine containers, from 1999 until it was sold in July 2007 (Nasdaq symbol “CRNS”). Mr. Walker holds an M.A. degree in Jurisprudence from Oxford University, England.

Each of the current executive officers of SPAH will resign upon consummation of the merger, other than Warren G. Lichtenstein who will continue to serve as Chairman of the Board, although he will resign as President and Chief Executive Officer of SPAH. The existing management team of Frontier will manage the business of the combined company following the merger.

Number and Terms of Office of Directors

The SPAH Board currently consists of six directors. These individuals play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating SPAH’s initial business combination. However, none of these individuals has been a principal of or affiliated with a blank check company that executed a business plan similar to SPAH’s business plan. Nevertheless, SPAH believes that the skills and expertise of these individuals, their collective access to potential target businesses, and their ideas, contacts, and acquisition expertise should enable them to successfully identify and assist SPAH in completing its initial business combination. However, there is no assurance such individuals will, in fact, be successful in doing so.

Pursuant to this joint proxy statement/prospectus, SPAH stockholders are being asked to consider and vote upon the election to the SPAH Board of Warren G. Lichtenstein and, if the merger is consummated, four directors from Frontier, comprised of Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill, each of whom currently serve on the Frontier Board, in each case to serve until the next annual meeting of SPAH and until their successors shall have been elected and qualified. If the merger is consummated, the SPAH Board will consist of five (5) directors, with Mr. Lichtenstein serving as Chairman of the SPAH Board. See “Proposals to be Considered by SPAH Stockholders” for more information on each of these director nominees.

Executive Officer Compensation

None of SPAH’s current executive officers or directors has received any compensation for service rendered.

Director Independence

The SPAH Board has determined that Messrs. Bergamo, LaBow, Toboroff and Walker are “independent directors” as such term is defined in the rules of the NYSE AMEX LLC and Rule 10A-3 of the Exchange Act.

SPAH Board Committees

The SPAH Board has formed an audit committee and a governance and nominating committee. Each committee is composed of four directors.

Audit Committee

SPAH’s audit committee consists of Messrs. Bergamo, Toboroff , Walker and LaBow with Mr. Bergamo serving as chair. As required by the rules of the NYSE AMEX LLC, each of the members of SPAH’s audit committee is able to read and understand fundamental financial statements, and SPAH considers Mr. Bergamo to qualify as an “audit committee financial expert” and as “financially sophisticated” as defined under SEC and NYSE AMEX LLC rules, respectively. The responsibilities of SPAH’s audit committee include:

•	meeting with SPAH’s management periodically to consider the adequacy of SPAH’s internal control over financial reporting and the objectivity of SPAH’s financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing SPAH audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing SPAH’s financing plans, the adequacy and sufficiency of SPAH’s financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and SPAH’s reporting policies and practices, and reporting recommendations to the full SPAH Board for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	following the completion of SPAH’s initial public offering, preparing the report required by the rules of the SEC to be included in SPAH’s annual proxy statement;

•	monitoring compliance on a quarterly basis with the terms of SPAH’s initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of SPAH’s initial public offering; and

•	reviewing and approving all payments made to SPAH’s officers, directors and affiliates, including Steel Partners, Ltd., other than the payment of an aggregate of $10,000 per month to Steel Partners, Ltd. for office space, secretarial and administrative services. Any payments made to members of SPAH’s audit committee will be reviewed and approved by the SPAH Board, with the interested director or directors abstaining from such review and approval.

Governance and Nominating Committee

SPAH’s governance and nominating committee consists of Messrs. Bergamo, LaBow, Toboroff and Walker with Mr. LaBow serving as chair. The functions of SPAH’s governance and nominating committee include:

•	recommending qualified candidates for election to the SPAH Board;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to the SPAH Board regarding governance matters, including the SPAH Certificate of Incorporation, the SPAH Bylaws and charters of SPAH’s committees; and

•	developing and recommending to the SPAH Board governance and nominating guidelines and principles applicable to SPAH.

Code of Ethics and Committee Charters

SPAH has adopted a code of ethics that applies to SPAH’s officers, directors and employees. SPAH has filed copies of its code of ethics and its board committee charters as an exhibit to the registration statement in connection with its initial public offering. You will be able to review these documents by accessing SPAH’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to SPAH. SPAH intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a current report on Form 8-K.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

•	Members of SPAH’s management team are not required to commit their full time to SPAH’s affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

•	Certain affiliates of SP Acq LLC may in the future become affiliated with entities engaged in business activities similar to those Frontier conducts.

•	Since Mr. Lichtenstein may be deemed the beneficial owner of shares held by SP Acq LLC and the Steel Trust, he may have a conflict of interest in determining whether a particular target business is appropriate for SPAH and its stockholders. This ownership interest may influence his motivation in identifying and selecting a target business and timely completing an initial business combination. The exercise of discretion by

SPAH’s officers and directors in identifying and selecting one or more suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in SPAH’s stockholders’ best interest.

•	Unless SPAH consummates an initial business combination, SPAH’s officers and directors and affiliates of SP Acq LLC and their employees will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account and the amount of interest income from the trust account that may be released to SPAH as working capital. These amounts were calculated based on management’s estimates of the funds needed to finance SPAH’s operations for 24 months and to pay expenses in identifying and consummating its initial business combination. Those estimates may prove to be inaccurate, especially if a portion of the available proceeds is used to make a down payment in connection with the initial business combination or pay exclusivity or similar fees or if SPAH expends a significant portion in pursuit of an initial business combination that is not consummated. SPAH’s officers and directors may, as part of any business combination, negotiate the repayment of some or all of any such expenses. The financial interest of SPAH’s officers and directors and SP Acq LLC could influence SPAH’s officers’ and directors’ motivation in selecting a target business, and therefore they may have a conflict of interest when determining whether a particular business combination is in the best interest of SPAH’s stockholders. Specifically, SPAH’s officers and directors may tend to favor potential initial business combinations with target businesses that offer to reimburse any expenses that SPAH did not have the funds to reimburse itself.

•	SPAH’s officers and directors may have a conflict of interest with respect to evaluating a particular initial business combination if the retention or resignation of any such officers and directors were included by a target business as a condition to any agreement with respect to an initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, SPAH’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the SPAH Board evaluates a particular business opportunity with respect to the above-listed criteria. SPAH cannot assure you that any of the above mentioned conflicts will be resolved in its favor.

Each of SPAH’s officers and directors has, or may come to have, to a certain degree, other fiduciary obligations. Members of SPAH’s management team have fiduciary obligations to other companies on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future. To the extent that they identify business opportunities that may be suitable for SPAH or other companies on whose board of directors they may sit, SPAH’s directors will honor those fiduciary obligations. Accordingly, they may not present opportunities to SPAH that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires SPAH’s officers, directors and persons who own more than ten percent of a registered class of SPAH’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent stockholders are required by regulation to furnish SPAH with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, SPAH believes that, during the year ended December 31, 2008 and for the six months ended June 30, 2009, all filing requirements applicable to SPAH officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

None of SPAH’s officers or directors has received any cash compensation for services rendered. In June 2007, each of SPAH’s independent directors purchased 100,000 founder’s units for a purchase price of $330, and purchased 100,000 additional founder’s warrants for an aggregate purchase price of $100,000 upon the consummation of SPAH’s initial public offering. However, none of them serve as officers of SPAH nor receive any compensation for serving in such role, other than reimbursement of actual out-of-pocket expenses. As the price paid for the founder’s units and additional founder’s warrants was fair market value at the time, SPAH does not consider the value of the units at the offering price to be compensation. Rather, SPAH believes that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

SPAH has agreed to pay Steel Partners, Ltd., an affiliate of Mr. Lichtenstein, a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of SPAH’s consummation of a business combination or liquidation. This arrangement is being agreed to by Steel Partners, Ltd. for SPAH’s benefit and is not intended to provide Steel Partners, Ltd. compensation in lieu of a management fee. SPAH believes that such fees are at least as favorable as SPAH could have obtained from an unaffiliated third party. Following the consummation of the merger, this agreement with Steel Partners, Ltd. will be terminated.

Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of SPAH’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and SP Acq LLC will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAH’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, any of SPAH’s officers or directors who remain with SPAH may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to SPAH’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Other than the securities described above and in the section appearing below entitled ‘‘— Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, neither SPAH’s officers nor SPAH’s directors has received any of SPAH’s equity securities.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Principal Stockholders of SPAH Prior to the Merger

The following table sets forth information regarding the direct and indirect beneficial ownership of SPAH’s common stock as of September 17, 2009 by:

•	each beneficial owner of more than 5% of SPAH’s outstanding shares of common stock;

•	each of SPAH’s officers and directors; and

•	all SPAH’s officers and directors as a group.

Unless otherwise indicated, SPAH believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the co-investment shares or the initial founder’s warrants, the additional founder’s warrants, or the co-investment warrants, as these warrants are not exercisable within 60 days of the date of this report.

		Approximate
		Percentage of
	Number of Shares of	Outstanding
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

Warren G. Lichtenstein(2)(3)	10,322,400	19.0%

SP Acq LLC	9,653,412	17.8%

Steel Partners II Liquidating Series Trust — Series F(3)	668,988	1.2%

Steel Partners II, L.P.(3)	668,988	1.2%

Steel Partners II GP LLC(3)	668,988	1.2%

Steel Partners LLC(3)	668,988	1.2%

Steel Partners Holdings L.P.(3)	668,988	1.2%

Anthony Bergamo(4)	109,653	*

Ronald LaBow(4)	109,653	*

Howard M. Lorber(4)	109,653	*

Leonard Toboroff(4)	109,653	*

S. Nicholas Walker(4)	109,653	*

Jack L. Howard(5)	—	—

James R. Henderson(5)	—	—

Patrick M. Fahey	—	—

QVT Financial LP(6)	4,856,550	9.0%
1177 Avenue of the Americas, 9th Floor
New York, New York 10036

HBK Investments L.P.(7)	5,351,585	9.9%
300 Crescent Court, Suite 700
Dallas, Texas, 75201

Fir Tree, Inc.(8)	4,001,000	7.4%
505 Fifth Avenue,23rd Floor
New York, New York 10017

Millennium Management LLC(9)	6,019,050	11.1%
666 Fifth Avenue
New York, New York 10103

Hartz Capital, Inc.(10)	2,812,416	5.2%
400 Plaza Drive
Secaucus, New Jersey

All executive officers and directors as a group (8 individuals)(2)(3)	10,822,400	20.0%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals or entities is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(2)	Mr. Lichtenstein is the managing member of SP Acq LLC and may be considered to have beneficial ownership of SP Acq LLC’s interest in SPAH. Mr. Lichtenstein disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(3)	SP II, as nominee, holds the shares of common stock of SPAH beneficially owned by the Steel Trust. Steel Partners LLC is the manager of SP II and Steel Trust. Steel Partners II GP LLC is the general partner of SP II and the liquidating trustee of Steel Trust. Mr. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel Partners II GP LLC. Steel Partners Holdings L.P. is the sole limited partner of SP II. By virtue of these relationships, each of SP II, Steel Partners LLC, Steel Partners II GP LLC, Mr. Lichtenstein and Steel Partners Holdings L.P. may be deemed to beneficially own the shares of common stock of SPAH beneficially owned by the Steel Trust.

(4)	Each of the following persons is a member of SP Acq LLC: Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker. Such persons have each been granted voting power over the number of shares equal to each of his respective percentage ownership in SP Acq LLC multiplied by the number of shares owned by SP Acq LLC. Accordingly, each of such persons has been attributed 9,653 shares and such shares are also included in the shares held by SP Acq LLC.

(5)	Each of Jack L. Howard and James R. Henderson is a member of SP Acq LLC, however, neither of such persons has voting or dispositive power over the shares of common stock owned by SP Acq LLC. Accordingly, the shares held by SP Acq LLC are not deemed to be beneficially owned by either of such persons.

(6)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2009, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 4,011,419 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 440,586 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for a third party (the “Separate Account”), which holds 404,545 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 4,586,550 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 4,452,005 shares of common stock.

(7)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2009, HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the shares to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, and/or HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P.

(8)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2009, Fir Tree SPAC Holdings 1, LLC (“SPAC Holdings 1”) and Fir Tree SPAC Holdings 2, LLC (“SPAC Holdings 2”) are the beneficial owners of 2,705,600 shares of common stock and 1,295,400 shares of common stock, respectively. Fir Tree, Inc. may be deemed to beneficially own the shares of common stock held by SPAC Holdings 1 and SPAC Holdings 2 as a result of being the investment manager of SPAC Holdings 1 and SPAC Holdings 2.

(9)	As reported in Amendment No. 1 to Schedule 13G filed with the SEC on November 3, 2008, Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), may be deemed to be the beneficial owner of 4,815,650 shares of common stock. Millenco LLC, a Delaware limited liability company (“Millenco”) (formerly known as Millenco, L.P.), may be deemed to be the beneficial owner of 1,203,400 shares of common stock. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the manager of Millenco, and consequently may be deemed to have shared voting control and investment discretion over shares owned by Millenco. Millennium Management is also the general partner of Integrated Holding Group LP, a Delaware limited partnership (“Integrated Holding Group”), which is the managing member of Integrated Core Strategies and consequently may be deemed to have shared voting control and investment discretion over shares owned by Integrated Core Strategies. Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over shares deemed to be beneficially owned by Millennium Management.

(10)	As reported in Schedule 13G filed with the SEC on August 27, 2008, Hartz Capital, Inc., is the manager of Hartz Capital Investments, LLC. Each of Hartz Capital, Inc. and Hartz Capital Investments, LLC may be deemed to beneficially own 2,812,416 shares of common stock.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own.

Upon the sale of the co-investment units, the SPAH insiders will collectively own approximately 8.7% of SPAH’s issued and outstanding shares of common stock (assuming no SPAH public stockholder exercise their conversion rights), which could permit them to effectively influence the outcome of all matters requiring approval by SPAH’s stockholders at such time, including the election of directors and approval of significant corporate transactions, following the consummation of the merger.

SPAH’s initial public offering prospectus discloses that in the event SP II does not purchase the co-investment units, the SPAH insiders have agreed to surrender and forfeit their founder’s units to SPAH; provided that such surrender and forfeiture will not be required if SP Acq LLC purchases such co-investment units. In such event, SP II previously agreed to transfer its founder’s units to SP Acq LLC. Since the Steel Trust has agreed to purchase the co-investment units and thereafter transfer such units to a permitted transferee of SP II, SPAH public stockholders may have a securities law claim against SPAH for rescission or damages, as described more fully under “The Merger and the Merger Agreement-Rescission Rights.”

SP Acq LLC is a holding company founded to form SPAH and hold an investment in the founder’s units. Subject to the terms of its operating agreement, SP Acq LLC may distribute the founder’s units to its members at any time, subject further to the transfer and other restrictions applicable to permitted transferees described below and to applicable federal and state securities laws.

Principal Stockholders of SPAH Following the Consummation of the Merger

The following table sets forth information regarding the direct and indirect beneficial ownership of SPAH’s common stock by:

•	each current beneficial owner of more than 5% of SPAH’s outstanding shares of common stock;

•	each of SPAH’s current officers and directors; and

•	all of SPAH’s current officers and directors as a group,

assuming (i) the proposed merger is consummated, (ii) the Steel Trust acquires the co-investment units, (iii) SP Acq LLC and the current members of the SPAH Board forfeit an aggregate of 9,453,412 shares of SPAH common stock, (iv) no Frontier shareholders exercise dissenters’ rights, (v) no SPAH public stockholders exercise conversion rights and (vi) no warrants are exercised.

		Approximate
		Percentage of
	Number of Shares of	Outstanding
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

Warren G. Lichtenstein(2)(3)	4,334,517	8.6%

SP Acq LLC	665,529	1.3%

Steel Partners II Liquidating Series Trust — Series F(3)	3,668,988	7.3%

Steel Partners II, L.P.(3)	3,668,988	7.3%

Steel Partners II GP LLC(3)	3,668,988	7.3%

Steel Partners LLC(3)	3,668,988	7.3%

Steel Partners Holdings L.P.(3)	3,668,988	7.3%

Anthony Bergamo(4)	7,560	*

Ronald LaBow(4)	7,560	*

Howard M. Lorber(4)	7,560	*

Leonard Toboroff(4)	7,560	*

S. Nicholas Walker(4)	7,560	*

Jack L. Howard(5)	—	*

James R. Henderson(5)	—	*

Patrick M. Fahey	—	*

QVT Financial LP(6)	4,856,550	9.7%
1177 Avenue of the Americas, 9th Floor
New York, New York 10036

HBK Investments L.P.(7)	5,351,585	10.7%
300 Crescent Court, Suite 700
Dallas, Texas, 75201

Fir Tree, Inc.(8)	4,001,000	8.0%
505 Fifth Avenue, 23rd Floor
New York, New York 10017

Millennium Management LLC(9)	6,019,050	12.0%
666 Fifth Avenue
New York, New York 10103

		Approximate
		Percentage of
	Number of Shares of	Outstanding
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

Hartz Capital, Inc.(10)	2,812,416	5.6%
400 Plaza Drive Secaucus, New Jersey

All executive officers and directors as a group (8 individuals)(2)(3)	4,368,988	8.7%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals or entities is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(2)	Mr. Lichtenstein is the managing member of SP Acq LLC and may be considered to have beneficial ownership of SP Acq LLC’s interest in SPAH. Mr. Lichtenstein disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Of the 4,334,517 shares of common stock Mr. Lichtenstein may be deemed to beneficially own, 2,063,806 shares will be held as Non-Voting Common Stock, as described in footnote (3) below.

(3)	The Steel Trust has agreed to convert certain shares of its voting common stock into Non-Voting Common Stock as necessary in order to maintain an ownership level of voting common stock below 5% of the total outstanding shares of voting. As a result, of the 3,668,988 shares of common stock of SPAH beneficially owned by the Steel Trust, 1,605,182 shares will be held as voting common stock and 2,063,806 shares will be held as Non-Voting Common Stock. SP II, as nominee, holds the shares of common stock of SPAH beneficially owned by the Steel Trust. Steel Partners LLC is the manager of SP II and Steel Trust. Steel Partners II GP LLC is the general partner of SP II and the liquidating trustee of Steel Trust. Mr. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel Partners II GP LLC. Steel Partners Holdings L.P. is the sole limited partner of SP II. By virtue of these relationships, each of SP II, Steel Partners LLC, Steel Partners II GP LLC, Mr. Lichtenstein and Steel Partners Holdings L.P. may be deemed to beneficially own the shares of common stock of SPAH beneficially owned by the Steel Trust.

(4)	Each of the following persons is a member of SP Acq LLC: Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker. Such persons have each been granted voting power over the number of shares equal to each of his respective percentage ownership in SP Acq LLC multiplied by the number of shares owned by SP Acq LLC. Accordingly, each of such persons has been attributed 666 shares and such shares are also included in the shares held by SP Acq LLC.

(5)	Each of Jack L. Howard and James R. Henderson is a member of SP Acq LLC, however, neither of such persons has voting or dispositive power over the shares of common stock owned by SP Acq LLC. Accordingly, the shares held by SP Acq LLC are not deemed to be beneficially owned by either of such persons.

(6)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2009, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 4,011,419 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 440,586 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for a third party (the “Separate Account”), which holds 404,545 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 4,586,550 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 4,452,005 shares of common stock.

(7)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2009, HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC (“Services”). Services

may, from time to time, delegate discretion to vote and dispose of certain of the shares to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, and/or HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P.

(8)	As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2009, Fir Tree SPAC Holdings 1, LLC (“SPAC Holdings 1”) and Fir Tree SPAC Holdings 2, LLC (“SPAC Holdings 2”) are the beneficial owners of 2,705,600 shares of common stock and 1,295,400 shares of common stock, respectively. Fir Tree, Inc. may be deemed to beneficially own the shares of common stock held by SPAC Holdings 1 and SPAC Holdings 2 as a result of being the investment manager of SPAC Holdings 1 and SPAC Holdings 2.

(9)	As reported in Amendment No. 1 to Schedule 13G filed with the SEC on November 3, 2008, Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), may be deemed to be the beneficial owner of 4,815,650 shares of common stock. Millenco LLC, a Delaware limited liability company (“Millenco”) (formerly known as Millenco, L.P.), may be deemed to be the beneficial owner of 1,203,400 shares of common stock. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the manager of Millenco, and consequently may be deemed to have shared voting control and investment discretion over shares owned by Millenco. Millennium Management is also the general partner of Integrated Holding Group LP, a Delaware limited partnership (“Integrated Holding Group”), which is the managing member of Integrated Core Strategies and consequently may be deemed to have shared voting control and investment discretion over shares owned by Integrated Core Strategies. Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over shares deemed to be beneficially owned by Millennium Management.

(10)	As reported in Schedule 13G filed with the SEC on August 27, 2008, Hartz Capital, Inc., is the manager of Hartz Capital Investments, LLC. Each of Hartz Capital, Inc. and Hartz Capital Investments, LLC may be deemed to beneficially own 2,812,416 shares of common stock.

Transfer Restrictions

The SPAH insiders previously entered into lock-up agreements, pursuant to which they have agreed not to sell or transfer their founder’s units and the founder’s shares and initial founder’s warrants comprising the founder’s units (including the common stock to be issued upon the exercise of the initial founder’s warrants) for a period of one year from the date the merger is consummated, except in each case to permitted transferees who agree to be subject to the same transfer restrictions. The Steel Trust has agreed to be bound by these transfer restrictions.

SP II previously agreed not to sell or transfer the co-investment units, co-investment shares or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) until one year after SPAH completes the merger except to permitted transferees who agree to be bound by such transfer restrictions. The Steel Trust has agreed to be bound by these transfer restrictions.

The permitted transferees under the lock-up agreements are SPAH’s officers, directors and employees and other persons or entities associated or affiliated with SP II or Steel Partners, Ltd. (other than, in the case of SP II and SP Acq LLC, their respective limited partners or members in their capacity as limited partners or members). Any transfer to a permitted transferee will be in a private transaction exempt from registration under the Securities Act, pursuant to Section 4(i) thereof.

During the lock-up period, the SPAH insiders and any permitted transferees to whom they transfer shares of common stock will retain all other rights of holders of SPAH common stock, including, without limitation, the right to vote their shares of common stock (except to the extent they convert their voting common stock into Non-Voting Common Stock or receive Non-Voting Common Stock upon exercise of their warrants) and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up agreement. If SPAH is unable to effect the merger and liquidates, the SPAH insiders have waived the right to receive any portion of the liquidation proceeds with respect to the founder’s shares. Any permitted transferees to whom the founder’s shares are transferred will also agree to waive that right.

Certain Relationships, Related Transactions and Director Independence

On March 22, 2007, SP Acq LLC, which is controlled by Mr. Lichtenstein, purchased 11,500,000 of SPAH’s units. On June 25, 2007, a total of 500,000 founder’s units were sold by SP Acq LLC to Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker, each a director of SPAH, in private transactions subject to the succeeding sentence. Pursuant to the purchase agreement dated March 30, 2007, SP Acq LLC sold 662,791 founder’s units to SP II, an affiliate of SP Acq LLC.

On August 8, 2007, SPAH declared a unit dividend of 0.15 units for each outstanding share of common stock. On September 4, 2007, SPAH declared a unit dividend of one-third of a unit for each outstanding share of common stock. Pursuant to an adjustment agreement SPAH entered into with each of the SPAH insiders, each agreed to assign their right to receive the additional founder’s units they received pursuant to the dividend to SP Acq LLC. 667,600 of these additional founder’s units were subsequently forfeited by SP Acq LLC in connection with the exercise of the underwriters’ over-allotment option so that the holders of SPAH’s founder’s units maintained collective ownership of 20% of SPAH’s units.

On March 22, 2007, SP Acq LLC entered into an agreement with SPAH to purchase 5,250,000 warrants at a price of $1.00 per warrant, upon the consummation of SPAH’s initial public offering. Subsequent to this agreement, Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker agreed that they would purchase a total of 500,000 of the additional founder’s warrants from SP Acq LLC. On October 4, 2007, SP Acq LLC agreed to purchase an additional 1,750,000 additional founder’s warrants at a price of $1.00 per warrant immediately prior to SPAH’s initial public offering resulting in an aggregate purchase of 7,000,000 additional founder’s warrants. SPAH believes the purchase price of $1.00 per warrant for the additional founder’s warrants represented the fair value of such warrants on the date of purchase and accordingly no compensation expense has been recognized with respect to the issuance of the additional founder’s warrants. The $7.0 million of proceeds from the investment in the 7,000,000 additional founder’s warrants has been placed in the trust account pending SPAH’s completion of the merger. If SPAH does not complete the merger or another initial business combination, then the $7.0 million will be part of the liquidation distribution to the SPAH public stockholders, and the additional founder’s warrants will expire worthless. The additional founder’s warrants are non-redeemable so long as they are held by SP Acq LLC or its permitted transferees.

Pursuant to the terms of the purchase agreements with Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker, SP Acq LLC may repurchase the founder’s units owned by Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker in the event of their resignation or removal for cause from SPAH’s Board.

The founder’s units are identical to those sold in SPAH’s initial public offering, except that:

•	The SPAH insiders have agreed to vote all of their founder’s shares either for or against the merger as determined by the SPAH public stockholders who vote at the special meeting called for the purpose of approving SPAH’s initial business combination;

•	SPAH insiders have waived their conversion rights;

•	The SPAH insiders have agreed that the founder’s shares included therein will not participate with the common stock included in the units sold in SPAH’s initial public offering in any liquidating distribution;

•	the initial founder’s warrants included therein:

•	only become exercisable after consummation of the merger if and when the last sales price of SPAH’s common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after the merger; and

•	are non-redeemable so long as they are held by SP Acq LLC or its permitted transferees, including the Steel Trust and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker; and

•	will be forfeited in the event that SP II or SP Acq LLC fails to purchase the co-investment units. Notwithstanding the foregoing, the Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to SP II’s founder’s shares and warrants, including to purchase the co-investment units.

On March 22, 2007, SP II agreed to purchase an aggregate of 3,000,000 units, directly from SPAH at a price of $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s units owned by SP II, including the founder’s shares and initial founder’s warrants comprising the units, have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s units, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units. Since the agreement governing the co-investment and SPAH’s initial public offering prospectus disclosed that only SP II or SP Acq LLC may purchase the co-investment units, SPAH will need the prior written consent of the underwriters in its initial public offering to permit the Steel Trust to make the co-investment. SPAH anticipates receiving this consent prior to the closing of the merger. In addition, SPAH public stockholders may have a securities law claim against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security), as described more fully under “The Merger and the Merger Agreement — Rescission Rights.”

SPAH has entered into an agreement with each of the SPAH insiders granting them the right to demand that SPAH register the resale, (i) in the case of each of the SPAH insiders, of the founder’s units, the founder’s shares, the initial founder’s warrants and the shares of common stock underlying the initial founder’s warrants, (ii) in the case of SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker, the additional founder’s warrants and the shares of common stock underlying the additional founder’s warrants, and (iii) in the case of SP II (or its permitted transferee including the Steel Trust), the co-investment units, co-investment shares and co-investment warrants and the shares of common stock underlying the co-investment warrants, with respect to the founder’s units, the founder’s shares, the initial founder’s warrants and shares of common stock issuable upon exercise of such warrants, the co-investment units, the co-investment shares and the co-investment warrants and shares issuable upon exercise of such warrants at any time commencing three months prior to the date on which they are no longer subject to transfer restrictions, and with respect to all of the additional founder’s warrants and the underlying shares of common stock, at any time after the execution of the merger agreement. SPAH will bear the expenses incurred in connection with the filing of any such registration statements.

As of December 31, 2007, Steel Partners, Ltd., had loaned SPAH a total of $250,000 evidenced by a promissory note, which was used to pay a portion of the expenses of SPAH’s initial public offering and organization. This note bore interest at 5%, compounded semi-annually and was to be paid in full by December 31, 2008. This loan was made to SPAH by Steel Partners, Ltd. because SP Acq LLC was recently formed and had limited capital. On June 27, 2008, the note was paid in full.

SPAH has agreed to pay Steel Partners, Ltd. a monthly fee of $10,000 for office space and administrative services, including secretarial support. This fee commenced upon the completion of SPAH’s initial public offering. SPAH believes that such fees are at least as favorable as SPAH could have obtained from an unaffiliated third party. Following the consummation of the merger, this agreement with Steel Partners, Ltd. will be terminated.

SPAH will reimburse its officers, directors and affiliates, including affiliates of SP Acq LLC and their employees, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on SPAH’s behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and interest income of $3.5 million on the balance in the trust account that was previously released to SPAH to fund its working capital requirements, there is no limit on the amount of out-of-pocket expenses that could be incurred. SPAH’s audit committee will review and approve all payments made to SPAH’s officers, directors and affiliates, including affiliates of SP Acq LLC and their employees, other than the payment of an aggregate of $10,000 per month to Steel Partners, Ltd. for office space, secretarial and administrative services, and any payments made to members of SPAH’s audit committee will be reviewed and approved by the SPAH Board, with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest income of $3.5 million on the balance in the trust account previously released to SPAH to fund its working capital requirements, such out-of-pocket expenses would not be reimbursed by SPAH unless SPAH consummates the merger or another business combination.

Other than reimbursable out-of-pocket expenses, including travel expenses, payable to SPAH’s officers and directors and SP Acq LLC or its affiliates and an aggregate of $10,000 per month paid to Steel Partners, Ltd. for office space, secretarial and administrative services, no compensation or fees of any kind, including finder’s and consulting fees or any other forms of compensation, including but not limited to stock options, will be paid to any of SPAH’s officers or directors or their affiliates.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own.

Changes in Registrant’s Certifying Accountant

On January 6, 2009, SPAH dismissed Grant Thornton LLP (“GT”) as its independent registered public accounting firm, effective immediately. The decision to dismiss GT was approved by the Audit Committee of the SPAH Board.

The reports of GT on the financial statements of SPAH for the period from February 14, 2007 (date of inception) to March 31, 2007, the cumulative period from February 14, 2007 (date of inception) to October 16, 2007 and the cumulative period from February 14, 2007 (date of inception) to December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

From February 14, 2007 (date of inception) to December 31, 2007 and through January 6, 2009, there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of GT, would have caused them to make reference thereto in their reports on the financial statements for such years.

On January 7, 2008, GT advised SPAH that it believed SPAH had a material weakness in that the SPAH internal control structure had an operational failure whereby SPAH did not properly record the stock that is redeemable outside the control of SPAH as mezzanine equity. SPAH inadvertently omitted disclosure of this redemption feature in the October 16, 2007 financial statements. Accordingly, on January 8, 2008, SPAH filed an amended Current Report on Form 8-K (the “Amended Report”) with the SEC, amending the original Current Report on Form 8-K, filed with the SEC on October 23, 2007, to reclassify the redeemable common stock on SPAH’s balance sheet and statement of stockholders’ equity at October 16, 2007 and to add disclosure of this feature to the notes to the financial statements. SPAH filed the Amended Report to conform SPAH’s financial statements with Regulation S-X 5.08, consistent with other blank check companies with similar business plans. The redemption feature of SPAH’s common stock had been fully disclosed in SPAH’s Prospectus, dated October 10, 2007, and subsequently in SPAH’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 16, 2007.

From February 14, 2007 (date of inception) to December 31, 2007 and through January 6, 2009, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, other than as indicated above.

As a result of the filing of the Amended Report as described above, SPAH augmented its internal controls over financial reporting and reported the following in Item 9A of its 2007 Annual Report on Form 10-K filed on March 27, 2008:

...other than certain augmentation of the company’s internal controls over financial reporting in connection with the company becoming a public company, including supplementing the reporting and review processes with respect to applicable United States generally accepted accounting principles and SEC rules, there has been no changes to the company’s internal controls which has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting.

On January 6, 2009, SPAH engaged J.H. Cohn LLP as SPAH’s independent registered public accountant. The engagement of J.H. Cohn LLP was approved by the Audit Committee of the SPAH Board.

From February 14, 2007 (date of inception) to December 31, 2007 and through January 6, 2009, SPAH did not consult with J.H. Cohn LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on SPAH’s financial statements; or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

INFORMATION ABOUT FRONTIER

(References to “we”, “our”, “us” and “the Corporation” refer to Frontier Financial Corporation and its subsidiary, for purposes of this section only. )

Frontier

Frontier is a Washington corporation which was incorporated in 1983 and is registered as a bank holding company under the BHC Act. At June 30, 2009, Frontier had one operating subsidiary, Frontier Bank, which is engaged in a general banking business and in businesses related to banking. Effective December 30, 2008, FFP, Inc., a nonbank corporation, which leased property to Frontier Bank, was merged into Frontier Bank.

Frontier’s principal executive offices are located at 332 S.W. Everett Mall Way, P.O. Box 2215, Everett, Washington 98213 and the company’s telephone number at that address is (425) 347-0600. Frontier maintains an Internet website at www.frontierbank.com. Frontier is not incorporating the information on its website into this report, and neither this website nor the information on this website is included or incorporated in, or is a part of, this joint proxy statement/prospectus.

Frontier Bank

Frontier Bank is a Washington state-chartered commercial bank with headquarters located north of Seattle, in Everett, Snohomish County, Washington. Frontier Bank was founded in September 1978, by Robert J. Dickson and local business persons and is an “insured bank” as defined in the Federal Deposit Insurance Act.

Frontier engages in general banking business in western Washington and Oregon, including the acceptance of demand, savings and time deposits and the origination of loans. As of June 30, 2009, Frontier served its customers from fifty-one offices. In Snohomish County, four offices are located in Everett, and one office each is located in Arlington, Edmonds, Lake Stevens, Marysville, Mill Creek, Monroe, Lynnwood, Smokey Point, Snohomish and Stanwood. Seven offices are located in Pierce County in the cities of Buckley, Edgewood-Milton, Orting, Puyallup, Sumner, Tacoma and University Place. Frontier has thirteen branches in King County, one each in Ballard (Seattle), Bellevue, Bothell, Duvall, Fremont (Seattle), Kent, Kirkland, Lake City (Seattle), Redmond, Renton, Seattle, Totem Lake (Kirkland) and Woodinville. In addition, the following fourteen branches are located in Clallam, Jefferson, Kitsap, Skagit, Thurston and Whatcom Counties: two branches each in Bellingham and Poulsbo, and one each in Bainbridge Island, Bremerton, Gig Harbor, Lacey, Lynden, Mount Vernon, Port Angeles, Port Townsend, Sequim and Silverdale. See “— Properties.”

Banking Services

Frontier offers a wide range of financial services to commercial and individual customers, including short-term and medium-term loans, lines of credit, inventory and accounts receivable financing, equipment financing, residential and commercial construction and mortgage loans secured by real estate, various savings programs, checking accounts, installment and personal loans, and bank credit cards.

Frontier also offers other financial services complementary to banking including an insurance and investment center that markets annuities, life insurance products and mutual funds, a trust department that offers a full array of trust services, and a private banking office to provide personal service to high net worth customers.

The deposits of Frontier Bank are insured by the FDIC, up to the limits specified by law.

Lending Activities

Historically, Frontier’s focus has been on real estate construction lending, but the company is in the process of diversifying our loan portfolio. Due to the downturn in the economy and the impact on the local housing market, Frontier is rebalancing its loan portfolio to include more commercial and industrial business and consumer loans.

Frontier has underwriting policies and procedures in place for each type of lending activity in which it is engaged. In all cases and with all types of loans, Frontier requires identification of at least two repayment sources and, in most cases, Frontier requires corporate or similar entities’ loans to be guaranteed by the entities’ principal owners.

Real Estate Loans

Real Estate Loans.  Real estate loans represent the largest share of Frontier’s loan portfolio at June 30, 2009. These loans are comprised of construction loans, real estate commercial term loans, land development loans, completed lot loans and home mortgages. As noted above, Frontier is in the process of diversifying its loan portfolio. For the most part, Frontier is no longer originating real estate construction, land development or completed lot loans. The construction loan portfolio is comprised of two types:

1. Loans for construction of residential and commercial income-producing properties that generally have terms of less than two years and typically bear an interest rate that floats with Frontier Bank’s base rate.

2. Loans for construction of single-family spec and owner-occupied properties that generally have terms of one year or less and typically bear an interest rate that floats with Frontier Bank’s base rate.

Although at the present time Frontier is not granting new construction loans, with rare exception of certain “in progress” workout situations, the standards have normally been relatively specific:

•	Loan to value issues are specifically indentified in the formal Loan Policy and include maximum bank standards and regulatory supervisory maximums for each type of real estate loan, including construction, land development, commercial real estate, owner occupied residential and commercial loans. Frontier requires minimum equity investments depending upon the type of project and financial strength of each borrower.

•	Frontier Bank’s LTV guidelines for underwriting loans are set forth below. The lesser of cost or appraised value (if the real estate in question was purchased in the past twelve months) is used in calculating the supervisory LTV.

	Institution Guidelines
Loan Type	Max LTV Ratio	Supervisory Max LTV

1-4 Family Owner Occupied	80%	90%

Second Liens 1-4 Family	75%	90%

Home Equity Lines	80%	90%

1-4 Family Non owner occupied	70%	90%

5+ Residential Units	70%	85%

Commercial Real Estate	70%	85%

Raw Land	65%	65%

Land Acquisition & Development	70%	75%

Construction:

Commercial, Mult-Family & other Non-Residential	70%	80%

1-4 Family Residential	80%	85%

•	Real estate loans of all types are secured by valid liens on the real estate involved in the loan and require independent valuations on each parcel, according to loan size. For example, Frontier strictly follows the provisions of the Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA), which in effect mandates an independent appraisal be performed and reviewed on any parcel securing a loan of more than $250 thousand. Frontier has certified appraisal review officers on staff to complete the review of each FIRREA-affected appraisal. Additionally, Frontier requires independent third party valuations for loans below the FIRREA range.

•	Construction loans require submission of formal budgets and construction monitoring through independent inspection services. In 2009 Frontier centralized all construction loan monitoring in a single department.

Reducing the construction portfolio has been a primary focus. No new construction loans have been made since the fourth quarter of 2008 with the exception of a modest number of custom construction loans with outstanding balances of less than $10.0 million spread over 50 custom home projects and backed by preapproved takeout loans. The point at which Frontier resumes activity in construction lending is undetermined at this time and the terms under which these loans will be underwritten in the future have not yet been established. Frontier has reorganized its process and procedures in preparation for construction lending as described below.

As of June 30, 2009 construction loans with accompanying interest reserves totaled $199.4 million and $4.0 million respectively. Frontier’s legacy information system was not able to provide this breakdown on historical balances. As part of Frontier’s construction lending reorganization, a new data software system was installed in April 2009. This new system provides users with real time line item budget tracking data including allocations for interest reserves.

All construction loans are underwritten, documented, administered and monitored for the life of the loan through a centralized servicing center. As it relates to interest reserves, third party inspections are required for each monthly draw request. Construction progress and adherence to line item budgets are strictly monitored using preapproved third party external site inspectors and monthly internally generated progress reports. Advances for interest reserves are subject to a project remaining on budget and on time. When a construction loan is transitioned into nonperforming status all unadvanced funds are eliminated, therefore no interest reserves exist with respect to such loans.

Frontier does process extensions, renewals and term modifications of construction loans with interest reserves within normal banking practices. These changes are subject to added consideration included in the FDIC Order.

Frontier’s real estate commercial term loans finance the purchase and/or ownership of income producing properties. These loans are generally mature in one to ten years with a payment amortization schedule ranging from 15 to 25 years. Interest rates may be fixed or variable. The interest rates on fixed rate loans typically reprice between the first and fifth year.

Land development loans are used for either residential or commercial purposes. These loans generally have terms of one year or less and typically bear an interest rate that floats with Frontier Bank’s base rate.

No new completed lot loans were originated from December 31, 2008 to June 30, 2009. Frontier Bank reclassified $16.1 million of residential construction loans to residential completed lot loans as of June 30, 2009. Reclassification of a residential construction loan to a residential lot loan eliminates any remaining unadvanced funds originally intended for construction. The background loan loss reserve is adjusted on subject loans to the new loan type and grade, and if placed into nonperforming status a specific reserve is assigned. There were no changes in the related loan agreements resulting in credits that would be subject to SFAS 15 disclosures. At December 31, 2008, $7.0 million of residential construction loans converted to residential lot loans that were nonperforming. At March 31, 2009 $11.0 million of residential lot loans converted to lot loans that were nonperforming. At June 30, 2009, $11.5 million of residential construction loans converted to residential lot loans that were nonperforming.

Mortgage loans include various types of loans for which real property is held as collateral. These loans, collateralized by one to four family residences, typically have maturities between one and five years with payment amortization schedules ranging from 10 to 20 years. Mortgage loans are written with both fixed and variable rates.

Frontier also originates and sells mortgages into the secondary market. Frontier Bank offers a variety of products for refinancing and purchases and is approved to originate FHA and VA loans. The majority of loans originated in the past year were fixed rate single-family loans. Servicing is sold with the loan. Funding requirements for these loans are minimal as few of these loans are retained for investment.

Commercial and Industrial Loans

•	Commercial and Industrial loans are often underwritten on a case-by-case basis, with the exception of asset-based lines of credit. Frontier recently created a separate department to monitor and control the collateral for these specialty loans, known as Business Asset Monitoring. Such lines of $500 thousand and over are monitored by this department through established documentation, including control forms and a formal Borrowing Plan document.

•	Asset-based loans below $500 thousand are handled on a case-by-case basis using the same monitoring documentation as above, with control remotely located in the lending units.

•	Working capital term loans and equipment acquisition loans are common in the commercial and industrial portfolio, normally mature within five years and are usually secured by business or guarantor owned assets, such as equipment, fixtures, business real estate, or real estate owned by guarantors. Valuation of real estate collateral follows the same procedures as used in the real estate lending. Equipment collateral is normally valued through available sources, such as auction companies, professional equipment appraisers and valuation sources available on the internet, such as N.A.D.A. valuations.

•	Collateral valuations and loan to values are established through underwriting on a case-by-case basis, dependent upon the financial strength of the borrower, term of the loan, financial performance, reputation and place within the industry, as provided through peer group comparison and analyses.

This category of loans includes both commercial and industrial loans used to provide working capital or for specific purposes, such as to finance the purchase of fixed assets, equipment or inventory. Commercial loans include lines of credit and term loans. Lines of credit are extended to businesses based on the financial strength and integrity of the borrower and generally are collateralized by short-term assets such as accounts receivable and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with Frontier Bank’s base rate or another established index. Commercial term loans are typically made to finance the acquisition of fixed assets, refinance short-term debt originally used to purchase fixed assets or, in rare cases, to finance a business purchase. Commercial term loans generally mature within one to five years. They may be collateralized by the asset being acquired or other available assets. These term loans will generally bear interest that either floats with Frontier Bank’s base rate or another established index or is fixed for the term of the loan. Industrial loans consist of farm-related credits used to finance operating expenses. These loans generally have terms of one year and bear interest that either floats with our base rate or is fixed for the term of the loan. These loans are generally collateralized by farm related assets including land, equipment, crops or livestock.

Installment Loans

Since consumer lending is intertwined so closely with regulatory compliance, Frontier’s underwriting procedures are designed with that in mind. Frontier offers loans for numerous consumer purposes, such as home improvement loans, auto, boat and recreational activities.

•	Loans secured by the borrower’s residential and secondary residential property are strictly underwritten within the same guidelines and LTV’s as employed in our other real estate lending, including independent valuations and appraisal procedures.

•	Other types of consumer loans, such as autos and boats, for instance, are evaluated through the professional comparison sources, such as N.A.D.A. Frontier normally requires the borrower to have minimal equity investments, through downpayments, and repayment terms are tailored to the type of loan and collateral.

•	Frontier also has a Central Lending Department, whose function is to underwrite and administer Frontier Bank’s home equity lines of credit (HELOC) product and various credit card applications.

Consumer loans generally have terms ranging from one to five years (except HELOCs, which generally have ten year terms), with up to 20-year amortizations and are written with both fixed and variable rates.

Concentrations of Credit

The following chart indicates the amount of loans, net of deferred fees, and as a percent of total loans for the years ended December 31 and the second quarter ended June 30, 2009 (in thousands):

		Year Ended December 31,
	June 30, 2009	2008	2007	2006	2005

Real estate commercial loans	$1,017,204	$1,044,833	$1,003,916	$897,714	$859,251

Real estate construction loans	$713,571	$949,909	$1,062,662	$735,926	$554,021

Real estate land development loans	$476,562	$580,453	$537,410	$399,950	$269,662

Total loans at end of period(1)	$3,416,219	$3,778,733	$3,612,122	$2,908,000	$2,389,224

Real estate commercial loans as a percent of total loans	29.8%	27.7%	27.8%	30.9%	36.0%

Real estate construction loans as a percent of total loans	20.9%	25.1%	29.4%	25.3%	23.2%

Real estate land development loans as a percent of total loans	14.0%	15.4%	14.9%	13.8%	11.3%

(1)	Includes loans for resale.

Investment Activities

From time to time, Frontier acquires investment securities when funds acquired through deposit activities exceed loan demand or when there are collateral requirements. When excess funds are considered temporary in nature by management, they are typically placed in federal funds sold on an overnight basis to correspondent banks, approved by the Frontier Board. This type of investment is not considered desirable, as the interest rate earned on these funds is minimal in nature. When funds are considered longer term, they are generally invested in securities purchased in the open market. At June 30, 2009, Frontier had investments with an amortized cost totaling $87.4 million. Please see Note 3 of Frontier’s Consolidated Financial Statements for details on the makeup of the portfolio. Frontier has an investment policy that generally permits purchasing securities rated only in one of the four highest rating categories by a nationally recognized credit rating organization. The investment policy also provides for maturity patterns, diversification of investments and avoidance of concentrations within the portfolio.

Deposit Activities and Other Funding Sources

Frontier’s primary source of funds has historically been customer deposits. The company offers a variety of accounts designed to attract both short-term and long-term deposits in its market area. These accounts include demand (checking), NOW, money market, sweep, savings and certificates of deposit. Interest rates paid on these accounts vary from time to time and are based on competitive factors and liquidity needs. One of Frontier’s goals is to maintain noninterest-bearing deposits at the highest level possible. These are low cost funds and help to increase the net interest margin. Noninterest-bearing accounts comprised 12.5% of total deposits at June 30, 2009.

Frontier has other funding sources such as Federal Home Loan Bank (“FHLB”) advances, federal funds purchased and repurchase agreements. The major source of funds in this area is advances from the FHLB of Seattle. Although this source of funding can be more costly than deposit activities, large portions of funds are available very quickly for meeting loan commitments. Frontier’s line of credit with the FHLB is approximately 15% of qualifying Bank assets and is collateralized by qualifying first mortgage loans, qualifying commercial real estate and government agency securities. At June 30, 2009, Frontier had FHLB advances totaling $421.1 million (please refer to Note 9 in Frontier’s Consolidated Financial Statement for detail regarding these advances). These advances were collateralized with $814.3 million in qualifying first mortgages, other certain assets and FHLB stock. No commercial real estate or government securities were pledged at year end. The unused portion of this credit line at June 30, 2009, was $14.2 million.

Other Financial Services

Frontier offers other financial services complementary to banking, including an insurance and investment center that markets annuities, life insurance products and mutual funds to our customers and the general public, a trust department that offers a full array of trust services and a private banking office to provide personal service to high net worth customers.

Business Strategy

Frontier’s current business strategies are as follows:

•	Continue to reduce the company’s concentration in real estate construction and land development loans.

•	Proactively managing credit quality and loan collections and improve asset quality.

•	Diversify the company’s loan portfolio by expanding commercial and industrial lending through the company’s existing branches.

•	Manage liquidity and maintain and improve the company’s capital position in compliance with regulatory guidelines.

•	Continue to seek out feasible expense reduction measures.

•	Increase core deposits to fund loan growth and maintain net interest margins through an enhanced branch network and online banking.

Frontier and its subsidiary, Frontier Bank, are subject to regulatory actions, with respect to their operations, including an FDIC Order described in “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Actions.”

Competition

The banking industry is highly competitive. Frontier faces strong competition in attracting deposits and in originating loans. The most direct competition for deposits has historically come from other commercial banks, saving institutions and credit unions located in Frontier’s primary market area. As with all banking organizations, Frontier also has competition from nonbanking sources, including mutual funds, corporate and governmental debt securities and other investment alternatives. The company expects increasing competition from other financial institutions and nonbanking sources in the future. Many of Frontier’s competitors have more significant financial resources, larger market share and greater name recognition than Frontier. The existence of such competitors may make it difficult for Frontier to achieve its financial goals.

Frontier’s management believes that the principal competitive factors affecting Frontier’s markets include interest rates paid on deposits and charged on loans, the range of banking products available and customer service and support. Although Frontier believes that its products currently compete favorably with respect to these factors, there can be no assurance that we can maintain its competitive position against current and potential competitors, especially those with significantly greater financial resources.

Competition for loans comes principally from other commercial banks, savings institutions, credit unions and mortgage banking companies. Frontier competes for loans principally through the efficiency and quality of the services the company provides borrowers and the interest rates and loan fees it charges.

Frontier competes for deposits by offering depositors a wide variety of checking accounts, savings accounts, certificates and other services. Frontier’s ability to attract and retain deposits depends on the company’s ability to provide deposit products that satisfy the requirements of customers as to interest rates, liquidity, transaction fees, risk of loss of deposit, convenience and other factors. Deposit relationships are actively solicited through a branch sales and service system.

Changes in technology, mostly from the growing use of computers and computer-based technology, present competitive challenges for Frontier. Large banking institutions typically have the ability to devote significant resources to developing and maintaining technology-based services such as on-line banking and other banking products and services over the Internet, including deposit services and mortgage loans. Some new banking competitors offer all of these services online. Customers who bank by computer or by telephone may not need to go to a branch location in person. Frontier’s high service philosophy emphasizes face-to-face contact with tellers, loan officers and other employees. Frontier’s management believes a personal approach to banking is a competitive advantage, one that will remain popular in the communities that Frontier serves. However, customer preferences may change, and the rapid growth of online banking could, at some point, render Frontier’s personal, branch-based approach obsolete. Frontier believes it has reduced this risk by offering on-line banking services to customers, and by continuing to provide 24-hour banking services. There can be no assurance that these efforts will be successful in preventing the loss of customers to competitors.

Regulation and Supervision

The following discussion is only intended to provide summaries of significant statutes and regulations that affect the banking industry and is therefore not complete. Changes in applicable laws or regulations, and in the policies of regulators, may have a material effect on our business and prospects. We cannot accurately predict the nature or extent of the effects on our business and earnings that fiscal or monetary policies, or new federal or state laws, may have in the future. See “Supervision and Regulation” for a more complete discussion of banking laws and regulations.

General

Frontier is extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not shareowners. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation. Changes in applicable laws or regulations may have a material effect on our business and prospects. Frontier’s operations may also be affected by changes in the policies of banking and other government regulators. Frontier cannot accurately predict the nature or extent of the possible future effects on the company’s business and earnings of changes in fiscal or monetary policies, or new federal or state laws and regulations.

Compliance

In order to assure that Frontier is in compliance with the laws and regulations that apply to its operations, including those summarized below, the company employs a compliance officer, and engages an independent compliance auditing firm. Frontier is regularly reviewed or audited by the Federal Reserve, the FDIC, and the Washington DFI, during which reviews such agencies assess our compliance with applicable laws and regulations. Frontier is currently subject to regulatory actions as a result of recent examinations. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Actions.”

Federal Bank Holding Company Regulation

General:  Frontier is a registered bank holding company as defined in the BHC Act and is therefore subject to regulation, supervision and examination by the Federal Reserve. In general, the BHC Act limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. Frontier must file reports with the Federal Reserve and must provide it with such additional information as it may require.

The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt. Under certain circumstances, Frontier must file written notice and obtain Federal Reserve approval prior to purchasing or redeeming its equity securities.

Bank holding company capital requirements:  The Federal Reserve has established capital ratio guidelines for bank holding companies. A bank holding company is “well capitalized” under Regulation Y if (1) on a consolidated basis, it maintains a total risk-based capital ratio of 10.0% or greater, (2) on a consolidated basis, the bank holding company maintains a tier 1 risk based capital ratio of 6.0% or greater, and (3) the bank holding company is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. In addition, a bank holding company generally must maintain a minimum tier 1 leverage ratio of 4%. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity Resources and — Capital Adequacy” below for a discussion of the applicable federal capital requirements.

Acquisition of Banks:  The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Restrictions on Ownership of Frontier:  The BHC Act requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of a class of Frontier’s outstanding voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of a class of our outstanding voting stock under the Change in Bank Control Act. Any holder of 25% or more of a class of Frontier’s outstanding voting stock, other than an individual, is subject to regulation as a bank holding company under the BHC Act.

Holding Company Control of Nonbanks:  With some exceptions, the BHC Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks.

Transactions with Affiliates:  Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit Frontier’s ability to obtain funds from Frontier Bank for Frontier’s cash needs, including funds for payment of dividends, interest and operational expenses.

Support of Subsidiary Banks:  Under Federal Reserve policy, Frontier is expected to act as a source of financial and managerial strength to Frontier Bank. This means that Frontier is required to commit, as necessary, resources to support Frontier Bank. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks.

Federal and State Regulation of Frontier Bank

General:  Frontier Bank is a Washington state-chartered commercial bank with deposits insured by the FDIC. As a result, Frontier Bank is subject to supervision and regulation by the Washington DFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe constitute unsafe or unsound banking practices.

Lending Limits:  Washington banking law generally limits the amount of funds that a bank may lend to a single borrower to 20% of stockowners’ equity.

Control of Financial Institutions:  The acquisition of 25% or more of a state chartered bank’s voting power by any individual, group or entity, is deemed a change in control under Washington banking law, requiring notice and application and prior approval of the Washington DFI.

Safety and Soundness Standards:  Federal law imposes upon banks certain noncapital safety and soundness standards. These standards cover internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits. Additional standards apply to asset quality, earnings and stock valuation. An institution that fails to meet these standards must develop a plan acceptable to its regulators, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Under Washington state law, if the stockowners’ equity of a Washington state-chartered bank becomes impaired, the Commissioner of the Washington DFI will require the bank to make the impairment good. Failure to make the impairment good may result in the Commissioner’s taking possession of the bank and liquidating it.

Dividends:  The principal source of Frontier cash reserves are dividends received from Frontier Bank. Washington law limits Frontier Bank’s ability to pay cash dividends. Under these restrictions, a bank may not declare or pay any dividend greater than its retained earnings without approval of the Washington DFI. The Washington DFI has the power to require any state-chartered bank to suspend the payment of any and all dividends.

In addition, a bank may not pay cash dividends if doing so would reduce its capital below minimum applicable federal capital requirements. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity Resources and — Capital Adequacy” below for a discussion of the applicable federal capital requirements.

Brokered Deposits.  Under the Federal Deposit Insurance Corporation Improvement Act, or FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well-capitalized” banks are permitted to accept brokered deposits, but all banks that are not well-capitalized are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank. As of June 30, 2009, Frontier had $538.2 million of brokered deposits. As a result of the FDIC Order described below in “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments,” Frontier is subject to limitations with respect to its brokered deposits.

Commercial Real Estate Guidance:  The FDIC and the Federal Reserve issued joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices on December 6, 2006. The Guidance provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny: (1) commercial real estate loans exceed 300% of capital and increased 50% or more in the preceding three years; or (2) construction and land development loans exceed 100% of capital. The Guidance does not limit banks’ levels of commercial real estate lending activities. The Guidance applies to Frontier, based on the company’s current loan portfolio.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states, as long as the home state of neither merging bank has opted out under the legislation. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

Washington enacted “opting in” legislation in accordance with the Interstate Act, allowing banks to engage in interstate merger transactions, subject to certain “aging” requirements. Until recently, Washington restricted out-of-state banks from opening de novo branches; however, in 2005, Washington interstate branching laws were amended so that an out-of-state bank may, subject to the Washington DFI’s approval, open de novo branches in Washington or acquire an in-state branch so long as the home state of the out-of-state bank has reciprocal laws with respect to de novo branching or branch acquisitions. Once an out-of-state bank has acquired a bank within Washington, either through merger or acquisition of all or substantially all of the bank’s assets or through authorized de novo branching, the out-of-state bank may open additional branches within the state.

Deposit Insurance

Frontier Bank’s deposits are generally insured to a maximum of $250,000 per depositor through the Deposit Insurance Fund administered by the FDIC. The maximum insured amount is currently scheduled to return to its previous level of $100,000, in 2014. In addition, Frontier Bank is participating in the FDIC Insurance Temporary Liquidity Guarantee Program, in which all noninterest bearing transaction deposit accounts are fully insured until December 31, 2009. Frontier is required to pay deposit insurance premiums, which are assessed semiannually and paid quarterly. The premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Actions.”

The FDIC is also empowered to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary.

Capital Adequacy

Regulatory Capital Guidelines:  Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. The guidelines are “risk-based,” meaning that they are designed to make capital requirements more sensitive to differences in risk profiles among banks and bank holding companies. Frontier is subject to regulatory actions, including an FDIC Order requiring Frontier Bank to raise its Tier 1 leverage capital ratio to the higher than normal level of 10% of its total assets, by July 29, 2009. With the consummation of the merger, Frontier believes it can increase its Tier 1 capital to compliance levels. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations-Regulatory Actions”.

Tier I and Tier II Capital:  Under the guidelines, an institution’s capital is divided into two broad categories, Tier I capital and Tier II capital. Tier I capital generally consists of common stockowners’ equity, surplus and undivided profits. Tier II capital generally consists of the allowance for loan losses, hybrid capital instruments and subordinated debt. The sum of Tier I capital and Tier II capital represents an institution’s total capital. The guidelines require that at least 50% of an institution’s total capital consist of Tier I capital.

Risk-based Capital Ratio:  The adequacy of an institution’s capital is gauged primarily with reference to the institution’s risk weighted assets. The guidelines assign risk weightings to an institution’s assets in an effort to quantify the relative risk of each asset and to determine the minimum capital required to support that risk. An institution’s risk weighted assets are then compared with its Tier I capital and total capital to arrive at a Tier I risk-based ratio and a total risk-based ratio, respectively. The guidelines provide that an institution must have a minimum Tier I risk-based ratio of 4% and a minimum total risk-based ratio of 8% in order to be “adequately capitalized” for prompt corrective action purposes.

Leverage Ratio:  The guidelines also employ a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The guidelines provide that an institution must have a minimum Tier I leverage ratio of 4% in order to be “adequately capitalized” for prompt corrective action purposes.

Prompt Corrective Action:  Under the guidelines, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. The categories range from “well capitalized” to “critically undercapitalized.” Institutions that are deemed to be undercapitalized, depending on the category to which they are assigned, are subject to certain mandatory supervisory corrective actions.

Employees

At June 30, 2009, Frontier had 714 full-time equivalent employees, of which 707 were employed in our wholly-owned subsidiary, Frontier Bank, and seven were engaged in our bank holding company, Frontier. The employees are not represented by a collective bargaining unit. We believe we have a good relationship with our employees.

Properties

Frontier’s principal office is located in a ninety thousand square foot facility in Everett, Washington. During 2008, Frontier opened a 45,000 square foot office facility addition adjacent to the company’s principal office to consolidate its administrative functions. Frontier’s data processing and operations center are located in a 16,000 square foot facility located in Everett, Washington. In addition to its principal and administrative facilities, Frontier operates 51 offices in western Washington and Oregon. See “— Frontier Bank.”

Frontier Bank owns the properties and buildings housing Frontier’s principal office, data processing and operations center and 29 of the company’s branch facilities, including the branch in the company’s principal office. Frontier Bank also owns the buildings in which 3 of its branches are located while the land is leased. Frontier leases the land and buildings for 19 of its branch offices. The leases on its branch offices have expiration dates ranging from 2009 to 2034.

The aggregate monthly rental on Frontier’s leased properties is approximately $173 thousand.

Legal Proceedings

On August 20, 2009, a putative shareholders’ class action lawsuit was filed in the Superior Court of Washington, for King County, Civil Action No. 09 2 07813 9, against Frontier, its directors alleging that (i) the merger consideration and process are unfair to Frontier’s shareholders, (ii) there are material omissions and misrepresentations in the registration statement, and (iii) certain provisions of the merger agreement improperly discourage competing offers for Frontier, and claiming self-dealing on the part of the Frontier directors. The lawsuit seeks to enjoin the consummation of the merger, damages against the defendants if the transaction is consummated, and other relief. Frontier and its directors believe the plaintiffs’ allegations are without merit and intend to vigorously defend this action.

In addition, Frontier is periodically a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business, such as claims to enforce liens, foreclose on loan defaults, and other issues incident to its business. As of June 30, 2009, Frontier Bank had commenced collection proceedings on approximately 789 real estate loans, and there may be additional lawsuits or claims arising out of or related to the impaired loans.

Frontier is unable to predict the outcome of these matters. Frontier’s cash expenditures, including legal fees, associated with the pending litigation described above, and the regulatory proceedings described in “— Management’s Discussion & Analysis of Financial Condition and Results of Operations — Regulatory Actions”, cannot be reasonably predicted at this time. Litigation and any potential regulatory actions or proceedings can be time-consuming and expensive and could divert management time and attention from Frontier’s business, which could have a material adverse effect on Frontier’s business, results of operations, and financial condition.

Corporate Information

Frontier has registered its common stock under the Exchange Act, and has reporting obligations including the reports that it files annually and quarterly with the SEC. Frontier makes available through the company’s Internet website, free of charge, copies of its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. These filings can be accessed under “Investor Relations” found on the homepage of Frontier’s website at www.frontierbank.com. The company’s Code of Ethics for Senior Financial Officers, which includes a code of ethics applicable to the company’s accounting and financial employees, including Frontier’s chief executive officer and chief financial officer, is also available on Frontier’s website under “Investor Relations.”

These filings, along with Frontier’s proxy statement and other information, are also accessible on the SEC’s website at www.sec.gov. The public may read and copy any materials the company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, each of these documents is also available in print (at no charge) to any shareowner upon request, addressed to:

Investor Relations
Frontier Financial Corporation
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98213

Frontier’s website and the information contained therein or connected thereto are not incorporated by reference into this joint proxy statement/prospectus.

Management’s Discussion & Analysis of Financial Condition and Results of Operations

Financial Overview

The results for the first six months of 2009 reflect continued pressure from an uncertain economy and the negative impact of the economy on the local housing market in Washington and Oregon. For the three months ended June 30, 2009, we reported a net loss of $50.0 million, or ($1.06) per diluted share, compared to net income of $2.1 million, or $0.04 per diluted share, for the three months ended June 30, 2008. For the six months ended June 30, 2009, net loss totaled $83.8 million, or ($1.78) per diluted share, compared to net income of $17.6 million, or $0.37 per diluted share for the same period in 2008. Contributing to the net losses for the three and six months ended June 30, 2009, were provisions for loan losses of $77.0 million and $135.0 million, respectively.

The following represents net income (loss), basic and diluted earnings (loss) per share, the dividend payout ratio, return on average assets and equity and average equity as a percentage of average assets for the three and six months ended June 30, 2009 and 2008 (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net income (loss)	$(49,994)	$2,074	$(83,805)	$17,575
Basic earnings (loss) per share	$(1.06)	$0.04	$(1.78)	$0.37
Diluted earnings (loss) per share	$(1.06)	$0.04	$(1.78)	$0.37
Cash dividends declared per common share	$—	$0.175	$—	$0.355

Dividend payout ratio	—	437.50%	—	95.9%
Return on Average
Assets	(4.92)%	0.20%	(4.03)%	0.87%
Equity	(63.92)%	1.75%	(50.63)%	7.44%
Avg. equity/avg. assets	7.70%	11.59%	7.97%	11.69%

Despite these challenging times, the Frontier Board and management continue to take important steps to strengthen the Corporation. Management has been diligently working to reduce the concentration in real estate construction and land development loans, improve asset quality, capital and on-balance sheet liquidity and reduce expenses.

Management has successfully reduced the Corporation’s concentrations in construction and land development loans by $340.2 million, or 22.2%, from December 31, 2008 to June 30, 2009, and by $913.0 million (including undisbursed commitments) from June 30, 2008 through June 30, 2009. In addition, undisbursed loan commitments related to these portfolios decreased $131.9 million, or 73.6%, for the same period.

Our special assets group continues to focus on reducing nonperforming assets. We follow an aggressive approach to recognize problem loans and continue to charge-off confirmed losses against specific reserves in the allowance for loan losses. For the six months ended June 30, 2009, net charge-offs totaled $149.8 million.

We are currently taking steps to strengthen our capital position. At June 30, 2009, our total risk-based capital and Tier 1 leverage capital ratios were 9.42% and 6.74%, respectively, and continue to be above the established minimum regulatory capital levels. Frontier Bank’s Tier 1 leverage capital ratio, however, is less than the 10% required by the terms of the FDIC Order. See “Regulatory Actions”.

We continue to closely monitor and manage our liquidity position, understanding that this is of critical importance in the current economic environment. Attracting and retaining customer deposits remains our primary source of liquidity. Noninterest bearing deposits increased $9.4 million, or 2.4%, from December 31, 2008 to June 30, 2009.

In an effort to increase on-balance sheet liquidity, we have been focused on restructuring our balance sheet, and in particular, reducing the loan portfolio. For the first six months of 2009, total loans decreased $362.5 million, compared to December 31, 2008. Additionally, we have increased our federal funds sold balances to $289.9 million at June 30, 2009, an increase of $172.1 million over year end 2008.

Expense Reduction Measures

As part of our ongoing strategy to reduce noninterest expense, the Frontier Board voted to suspend the Corporation’s matching of employee 401(K) Plan contributions, effective May 1, 2009. This cost saving measure is expected to reduce noninterest expense by approximately $1.7 million annually. This is in addition to other previously announced expense reduction measures; including reductions to executive compensation, salary freezes and the elimination of performance bonuses and discretionary profit sharing contributions to the 401(K) Plan.

On June 11, 2009, we announced a workforce reduction of approximately six percent of the workforce, effective immediately. The action was taken as the result of an ongoing review of Frontier Bank operations to identify ways to operate more efficiently and continue to adjust Frontier’s cost structure to reflect current economic conditions. The reductions occurred at all levels and in all parts of Frontier. The departing employees received severance pay based on their years of service. This reduction resulted in a $360 thousand pre-tax charge in the second quarter of 2009 and is expected to provide an annual pre-tax cost savings of approximately $2.5 million.

Subsequent to June 30, 2009, the decision was made to close our downtown Poulsbo branch as a result of our continuing efforts to reduce noninterest expense. We currently have another Poulsbo branch that is within 0.8 miles of the branch being closed, and therefore, we do not expect our customers to be adversely affected by the closure. This branch closure was approved by the FDIC and had no material effect on our consolidated financial statements for the period ended June 30, 2009.

Regulatory Actions

FDIC Order:  On March 20, 2009, Frontier Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the FDIC, and the Washington DFI, resulting from a June 30, 2008 examination.

The regulators alleged that Frontier Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Frontier Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Frontier Bank neither admitted nor denied the alleged charges.

Under the terms of the FDIC Order, Frontier Bank cannot declare dividends or pay any management, consulting or other fees or funds to Frontier, without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Frontier Bank to: (1) review the qualifications of Frontier

Bank’s management, (2) provide the FDIC with 30 days written notice prior to adding any individual to the Frontier Bank Board or employing any individual as a senior executive officer, (3) increase director participation and supervision of Frontier Bank affairs, (4) improve Frontier Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of real estate construction and land development loans, (5) develop a capital plan and increase Tier 1 leverage capital to 10% of Frontier Bank’s total assets by July 29, 2009, and maintain that capital level, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators, (6) implement a comprehensive policy for determining the adequacy of the allowance for loan losses and limiting concentrations in commercial real estate and acquisition, development and construction loans, (7) formulate a written plan to reduce Frontier Bank’s risk exposure to adversely classified loans and nonperforming assets, (8) refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected, (9) refrain from extending additional credit with respect to other adversely classified loans without collecting all past due interest, without the prior approval of a majority of the directors on the Frontier Bank Board or its loan committee, (10) develop a plan to control overhead and other expenses to restore profitability, (11) implement a liquidity and funds management policy to reduce Frontier Bank’s reliance on brokered deposits and other non-core funding sources, and (12) prepare and submit progress reports to the FDIC and the Washington DFI. The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington DFI.

The FDIC Order does not restrict Frontier Bank from transacting its normal banking business. Frontier Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and Washington DFI did not impose any monetary penalties in connection with the FDIC Order.

Frontier’s management has been actively engaged in responding to the concerns raised in the FDIC Order, and believes it has addressed all the regulators’ requirements, with the exception of increasing Tier 1 capital. With the consummation of the merger, Frontier believes it can increase its Tier 1 capital to compliance levels.

FRB Written Agreement:  In addition, on July 2, 2009, Frontier entered into a written agreement with the FRB. Under the terms of the FRB Written Agreement, Frontier has agreed to: (i) refrain from declaring or paying any dividends without prior written consent of the FRB; (ii) refrain from taking dividends or any other form of payment that represents a reduction in capital from Frontier Bank without prior written consent of the FRB; (iii) refrain from making any distributions of interest or principal on subordinated debentures or trust preferred securities without prior written consent of the FRB; (iv) refrain from incurring, increasing or guaranteeing any debt without prior written consent of the FRB; (v) refrain from purchasing or redeeming any shares of its stock without prior written consent of the FRB; (vi) implement a capital plan and maintain sufficient capital; (vii) comply with notice and approval requirements established by the FRB relating to the appointment of directors and senior executive officers as well as any change in the responsibility of any current senior executive officer; (viii) not pay or agree to pay any indemnification and severance payments except under certain circumstances, and with the prior approval of the FRB; and (ix) provide quarterly progress reports to the FRB.

Compliance Memorandum of Understanding.  Frontier Bank and the Frontier Bank Board also entered into the Memorandum of Understanding with the FDIC dated August 20, 2008 relating to the correction of certain violations of applicable consumer protection and fair lending laws and regulations, principally including the failure to provide certain notices to consumers pursuant to the Flood Disaster Protection Act of 1973, and certain violations of the Truth in Lending Act and Regulation Z.

The Memorandum of Understanding requires Frontier Bank and the Frontier Bank Board to (i) correct all violations found and implement procedures to prevent their recurrence; (ii) increase oversight of the Frontier Bank Board’s compliance function, including monthly reports from Frontier Bank’s compliance officer to the Frontier Bank Board detailing actions taken to comply with the Memorandum of Understanding; (iii) review its compliance policies and procedures and develop and implement detailed operating procedures and controls, where necessary, to ensure compliance with all consumer protection laws and regulations; (iv) establish monitoring procedures to ensure compliance with all consumer protection laws and regulations (including flood insurance), including the documentation and reporting of all exceptions to the Frontier Bank Board and its audit committee; (v) review, expand and improve the quality of such compliance with the frequency of compliance audits to be reviewed and approved annually by the Frontier Bank Board or audit committee, with a goal of auditing compliance at least annually; (vi) ensure that Frontier Bank’s compliance management function has adequate staff, resources, training and authority for the size and structure of Frontier Bank; (vii) establish flood insurance monitoring procedures to ensure loans are not closed without flood insurance and prior notices to customers required by law, that lapses of flood insurance do not occur, and to develop methods to ensure that adequate amounts of flood insurance are provided, with Frontier Bank agreeing to force — place flood insurance when necessary; (viii) provide additional training for all Frontier Bank personnel, including the Frontier Bank Board and audit and compliance staff for applicable laws and regulations; and (ix) furnish quarterly progress reports to the Regional Director of the FDIC detailing the actions taken to secure compliance with the Memorandum of Understanding until the Regional Director has released the institution, in writing, from submitting further reports. Frontier Bank was assessed civil monetary penalties of $48,895 for flood insurance violations and required to pay $10,974 in restitution to customers for certain violations of the Truth in Lending Act and Regulation Z.

These regulatory actions may adversely affect our ability to obtain regulatory approval for future initiatives requiring regulatory action, such as acquisitions. The regulatory actions will remain in effect until modified or terminated by the regulators.

Compliance Efforts:  Frontier is actively engaged in responding to the concerns raised by the regulators, and has acted promptly on directions it has received from the regulators and has taken the following actions:

•	Engaged Patrick M. Fahey as chairman of the board and chief executive officer of Frontier, and Michael J. Clementz as president, on December 4, 2009;

•	Retained an independent consultant to review and evaluate the loan portfolio in the Fall of 2008, and again in July, 2009;

•	Organized a special assets group staffed by 37 managers and employees, to accelerate the collection and resolution of delinquent and adversely classified loans;

•	Developed capital management, liquidity and funds management plans;

•	Increased board and senior management oversight of Frontier Bank, its lending and operations, including monthly board meetings;

•	Established a communications procedure for reporting progress in all areas to the FDIC, Washington DFI and FRB.

Review of Financial Condition — June 30, 2009 and December 31, 2008

Federal Funds Sold

At June 30, 2009, federal funds sold totaled $289.9 million, compared to $117.7 million at December 31, 2008, an increase of $172.1 million, or 146.2%. Federal funds sold fluctuate on a daily basis depending on our net cash position for the day. In addition, increased federal fund sold balances improves on-balance sheet liquidity, which is an ongoing focus of management.

Securities

The following table represents the available for sale and held to maturity securities portfolios by type at June 30, 2009 and December 31, 2008 (in thousands):

	Securities Available for Sale
	June 30, 2009		December 31, 2008
	Fair Value	% of Total	Fair Value	% of Total

Equities	$2,175	2.7%	$1,930	2.1%
U.S. Treasuries	6,339	7.9%	6,457	7.1%
U.S. Agencies	31,864	39.7%	52,055	57.5%
Corporate securities	2,162	2.7%	4,439	4.9%
Mortgage-backed securities	34,846	43.4%	22,791	25.2%
Municipal securities	2,932	3.6%	2,934	3.2%

Total	$80,318	100.0%	$90,606	100.0%

	Securities Held to Maturity
	June 30, 2009		December 31, 2008
	Amortized Cost	% of Total	Amortized Cost	% of Total

Corporate securities	$1,524	49.5%	$1,524	49.4%
Municipal securities	1,557	50.5%	1,561	50.6%

Total	$3,081	100.0%	$3,085	100.0%

At June 30, 2009, available for sale securities totaled $80.3 million, compared to $90.6 million at December 31, 2008, a decrease of $10.3 million, or 11.4%. This decrease is primarily attributable to calls and maturities totaling $45.9 million, principal pay-downs on mortgage-backed securities of $3.2 million and sales of corporate securities totaling $1.4 million; partially offset by the purchase of $41.2 million of securities, principally U.S. Agencies and mortgage-backed securities.

Loans

The following table represents the loan portfolio by type, excluding loans held for resale and net of unearned income, at June 30, 2009 and December 31, 2008 (in thousands):

	June 30, 2009		December 31, 2008
	Amount	% of Total	Amount	% of Total

Commercial and industrial	$425,221	12.5%	$457,215	12.1%
Real estate loans:
Commercial	1,017,204	29.8%	1,044,833	27.7%
Construction	713,571	20.9%	949,909	25.2%
Land development	476,562	14.0%	580,453	15.4%
Completed lots	272,824	8.0%	249,685	6.6%
Residential 1-4 family	433,884	12.7%	424,492	11.3%
Installment and other	71,682	2.1%	65,468	1.7%

Total	$3,410,948	100.0%	$3,772,055	100.0%

Total loans, excluding loans held for resale, decreased $361.1 million, or 9.6%, to a balance of $3.41 billion at June 30, 2009, from $3.77 billion at December 31, 2008. With few exceptions, we have suspended the origination of new real estate construction, land development and completed lot loans. For the six months ended June 30, 2009, new loan origination totaled $77.7 million. This compares to new loan originations of $583.7 million for the six months ended June 30, 2008, a decrease of $506.0 million, or 86.7%. In addition, for the six months ended June 30, 2009, undisbursed loan commitments decreased $203.5 million, or 42.0%, from December 31, 2008.

For the same period, completed lot loans increased $23.1 million, or 9.3%. In certain circumstances in which real estate construction loans are no longer performing and construction has not commenced, they are reclassified as real estate completed lot loans.

Allowance for Loan Losses

The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb probable loan losses. Management’s determination of the level of the provision for loan losses is based on various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, the evaluation of credit risk related to specific credits and market segments and monitoring results from our ongoing internal credit review staff. Management also reviews the growth and terms of loans so that the allowance can be adjusted for probable losses. The allowance methodology takes into account that the loan loss reserve will change at different points in time based on economic conditions, credit performance, loan mix and collateral values.

Management and the Board review policies and procedures at least annually, and changes are made to reflect the current operating environment integrated with regulatory requirements. Our internal credit risk review process has evolved partly out of these policies. During this process, the quality grades of loans are reviewed and loans are assigned a dollar value of the loan loss reserve by degree of risk. This analysis is performed quarterly and reviewed by management who makes the determination if the risk is reasonable, and if the reserve is adequate. This quarterly analysis is then reviewed by the Frontier Board.

The allowance for loan losses, loan charge-offs and loan recoveries are summarized as follows (in thousands):

	Six Months Ended	Twelve Months Ended
	June 30, 2009	December 31, 2008

Beginning balance	$114,638	$57,658

Provision for loan losses	135,000	120,000

Charge-offs:
Commercial and industrial	(18,891)	(3,101)
Real estate:
Commercial	(1,176)	(1,264)
Construction	(62,036)	(31,968)
Land development	(38,015)	(12,165)
Completed lots	(19,286)	(13,839)
Residential 1-4 family	(10,771)	(846)
Installment and other	(1,089)	(343)

Total charge-offs	(151,264)	(63,526)

Recoveries:
Commercial and industrial	496	308
Real estate:
Commercial	—	—
Construction	863	161
Land development	57	—
Completed lots	66	9
Residential 1-4 family	27	—
Installment and other	4	28

Total recoveries	1,513	506

Net charge-offs	(149,751)	(63,020)

Balance before portion identified for undisbursed loans	99,887	114,638
Portion of reserve identified for undisbursed loans and reclassified as a liability	(1,304)	(2,082)

Balance at end of period	$98,583	$112,556

Average loans for the period	$3,673,793	$3,774,501

Ratio of net charge-offs to average loans outstanding during the period	4.08%	1.67%

The allocation of the allowance for loan losses at June 30, 2009 and December 31, 2008 are as follows (in thousands):

	June 30, 2009	December 31, 2008

Commercial and industrial	$14,771	$15,127
Real Estate:
Commercial	14,093	11,388
Construction	29,495	27,636
Land development	14,626	22,701
Completed lots	5,424	9,054
Residential 1-4 family	13,637	14,056
Installment and other	1,278	1,071
Unallocated	5,259	11,523

Total	$98,583	$112,556

The allowance for loan losses totaled $98.6 million, or 2.89%, of total loans outstanding at June 30, 2009, compared to $112.6 million, or 2.98%, of total loans outstanding at December 31, 2008. Including the allocation for undisbursed loans of $1.3 million, would result in a total allowance of $99.9 million, or 2.92%, of total loans outstanding at June 30, 2009. This compares to the undisbursed allocation of $2.1 million, for a total allowance of $114.6 million, or 3.03%, of total loans outstanding at December 31, 2008.

Nonperforming Assets

Nonaccruing loans, restructured loans and OREO are as follows (in thousands):

	June 30, 2009	December 31, 2008

Commercial and industrial	$27,092	$12,908
Real estate:
Commercial	73,130	10,937
Construction	267,102	181,905
Land development	267,907	177,139
Completed lots	88,072	34,005
Residential 1-4 family	40,433	17,686
Installment and other	822	645

Total nonaccruing loans	764,558	435,225
Other real estate owned	54,222	10,803

Total nonperforming assets	$818,780	$446,028

Restructured loans	$—	$—
Total loans at end of period(1)	$3,416,219	$3,778,733
Total assets at end of period	$3,987,403	$4,104,445
Total nonaccruing loans to total loans	22.38%	11.52%
Total nonperforming assets to total assets	20.53%	10.87%

(1)	Includes loans held for resale.

The decision to begin a foreclosure action generally occurs after all other reasonable collection efforts have been found ineffective. Loans in foreclosure are always categorized as nonperforming assets and as such have been assigned a specific loan loss reserve based on the most current property valuations available, discounted to address foreclosure expense, holding time and sales costs. Assuming no other legal actions the statutory processing period for a so-called nonjudicial foreclosure in the state of Washington is a minimum of 120 days or 190 days after the date of default. The first step is a notice of default that is mailed to the borrower and posted at the property or delivered the notice to the borrower in person. The borrower is given 30 days to respond to the notice of default. If the borrower does not stop the foreclosure within 30 days after receiving the notice of default, Frontier records a notice of sale with the appropriate county recorder. The notice of sale is recorded at least 90 days before the sale date and is mailed to the borrower and any other lien holders. The notice of sale is also published twice in a local newspaper. A notice of foreclosure is also required to be sent to the borrower and/or guarantors if the Bank wants to retain the right to a deficiency. Frontier is required to publish the notice of sale once between the 32nd and 28th days prior to the sale, and once between the 11th and 7th days before the sale. Foreclosure sales are by public auction with the property going to the highest bidder.

The Bank will bid up to the amount of its loan balance. If the Bank does not have a buyer for the collateral by the sale date, and there is no other or higher bidder, then the Bank acquires ownership of the property for the amount of its credit bid, and the property becomes an OREO property of Frontier. The obligations of the guarantors (but not the borrower) of a commercial loan for any deficiency (the amount by which the loan balance exceeds the foreclosure sale price), generally survives the sale and the Bank may bring a lawsuit against the guarantors to collect the deficiency if the Bank determines a judgment against the guarantors may be collectible and cost-effective.

A judicial foreclosure action may also be brought to collect a real estate loan in the state of Washington, and is used by the Bank in certain cases, but nonjudicial foreclosure is usually the preferred remedy because it is normally faster and less expensive than litigation, which can take from 6 months for summary judgment, to 2 years for trial.

Foreclosure proceedings in the state of Oregon are similar to Washington’s in most material respects.

In addition, where appropriate, instead of foreclosure, Frontier Bank may negotiate a settlement agreement with the borrower, with a deed in lieu of foreclosure conveying the property to the Bank, to enable the Bank to acquire possession of the property faster than pursuing the normal foreclosure process.

The transition of loans from performing to nonperforming status will generally result in an increase in the loan loss reserve. A general reserve of 15 percent is applied to loans reflecting certain characteristics that, if not corrected, will result in a nonperforming risk classification. At the time a loan is moved into nonperforming status an impairment analysis is completed that may result in a reserve requirement exceeding the general reserve amount and consequently increasing the overall loan loss reserve. Subsequent write-downs, requiring additional loan loss provisioning, could occur as a loan moves through the foreclosure process into OREO based on recurring impairment analysis up to and until a property becomes a OREO.

The following example illustrates Frontier Bank’s collection and foreclosure process for a typical nonperforming real estate loan, a $1,000,000 construction loan dated July 1, 2007, maturing in 18 months on December 31, 2008.

•	Depending on the risk rating determined by management, an amount equal to 2.5% to 15% of the loan, or from $25,000 to $150,000, is in effect reserved for the loan as of September 30, 2007, the end of the quarter, as part of the Bank’s general allowance for loan losses (ALLL) for the construction loan category. Loans are reviewed and, if appropriate, regraded quarterly and the risk category and reserve may go up or down over the life of the loan.

•	Payment or other loan default occurs June 30, 2008.

•	Bank contacts borrower/guarantors about the default, to determine the reason for the default and to try to collect the payments from borrower/guarantors and/or cure any other default on July 30, 2008 (typically within 30 days after the default).

•	The default is not cured, so the loan is reclassified by the Bank as nonperforming on September 30, 2008, after the loan is in default for 90 days, and an impairment analysis is performed (based on market value, updated appraisal, and other relevant factors) and, if appropriate, a specific reserve for the nonperforming loan is assigned by the Bank, which is this case results in an additional reserve or charge-off of $50,000.

•	A formal 30-day notice of default/foreclosure is sent by the Bank or its counsel to the borrower/guarantors, and either posted on the property or served, on September 30, 2008 (typically within 2 - 4 months after default).

•	Assuming the Bank determines that a settlement and deed in lieu agreement is not appropriate or cannot be negotiated on terms acceptable to the Bank, then the Bank’s counsel either:

•	sends a 90-day statutory notice of sale to the borrower/guarantors, which is also either posted on the property or served, if the Bank elects to pursue its nonjudicial foreclosure remedy, or

•	files a complaint for collection and foreclosure of the loan with the state court for the county where the property is located, and serves a summons and complaint on the borrower/guarantors.

•	Additional write-downs, requiring additional loan loss provisions, may occur as the loan moves through the foreclosure process into OREO based on subsequent impairment analysis (quarterly or upon occurrence of a material event such as borrower’s bankruptcy filing).

•	Assuming no delays as a result of other legal actions, counterclaims or other defenses asserted by borrower/guarantors, if nonjudicial foreclosure, the Bank acquires the property at the trustee’s sale by bidding an amount up to the loan balance, and the property is recorded as OREO on the Bank’s books, at the amount of the loan balance (the amount bid by the Bank in this example), plus attorney fees and other foreclosure costs.

•	Insurance, maintenance and other holding costs of the property are expensed by the Bank.

•	The Bank lists and markets the property for sale and arranges for property management. If appropriate, the Bank may continue to pursue the borrower (if a nonjudicial foreclosure) and/or guarantors for any deficiency (the difference between the bid amount and the loan balance, including all related fees and expenses of collection and foreclosure), subject to applicable “single action,” “fair value” and other state laws limiting deficiencies.

•	The difference between the loan balance and the amount collected by the Bank (by foreclosure, and if applicable, from a deficiency judgment) is charged off by the Bank.

•	Any gain or loss on the eventual sale of the OREO property to a third party is recognized and recorded by the Bank at the time of sale.

Impaired Loans

A loan is considered impaired when management determines it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans include all nonaccrual loans, restructured loans and other loans that management considers to be at risk.

This assessment for impairment occurs when and while such loans are on nonaccrual or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by Frontier Bank. If the current value of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses.

Nonaccrual Loans

It is Frontier Bank’s practice to discontinue accruing interest on virtually all loans that are delinquent in excess of 90 days regardless of risk of loss, collateral, etc. Some problem loans, which are less than 90 days delinquent, are also placed into nonaccrual status if the success of collecting full principal and interest in a timely manner is in doubt. Some loans will remain in nonaccrual even after improved performance until a consistent timely repayment pattern is exhibited and/or timely performance is considered reliable.

At June 30, 2009, nonaccruing loans totaled $764.6 million, compared to $435.2 million at December 31, 2008. The increase in nonaccruing loans for the period is primarily attributable to the continued downturn in the local housing market and economy, which significantly impacted our real estate construction, land development and completed lot portfolios. Of the total nonaccrual loans at June 30, 2009, 81.5% relate to our real estate construction, land development and completed lot portfolios.

At June 30, 2009 and December 31, 2008, nonaccruing loans totaling $97.8 million and $96.2 million had related specific reserves in the allowance for loan losses of $19.0 million and $12.9 million, respectively. Nonaccruing loans without related specific reserves in the allowance for loan losses at June 30, 2009 and December 31, 2008, totaled $666.8 million and $339.0 million, respectively.

Restructured Loans

In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to the contractual terms, the loan is classified as a restructured (accruing) loan. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time of the contract is modified may be excluded from the impairment assessment and may cease to be considered impaired.

Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan or the fair market value of the loan’s collateral. There were no restructured loans at June 30, 2009 or December 31, 2008.

Other Real Estate Owned

OREO is carried at the lesser of book value or market value, less selling costs. The costs related to completion, repair, maintenance, or other costs of such properties, are generally expensed with any gains or shortfalls from the ultimate sale of OREO being shown as other income or other expense.

The following table presents the activity related to OREO (in thousands):

	June 30, 2009		December 31, 2008
	Amount	Number	Amount	Number

Beginning balance	$10,803	64	$367	1
Additions to OREO	58,030	118	12,992	76
Capitalized improvements	176		623
Valuation adjustments	(3,799)		(68)
Disposition of OREO	(10,988)	(67)	(3,111)	(13)

Ending balance	$54,222	115	$10,803	64

At June 30, 2009, OREO totaled $54.2 million and consisted of 115 properties in Washington and Oregon, with balances ranging from $39 thousand to $12.8 million.

Certain other loans, currently in nonaccrual, are in the process of foreclosure and potentially could become OREO. Efforts, however, are constantly underway to reduce and minimize such nonperforming assets. During 2008, we expanded our special assets group to focus on reducing nonperforming assets.

Other Assets

Other assets totaled $104.5 million at June 30, 2009, compared to $67.5 million at December 31, 2008. The increase of $37.0 million, or 54.8%, is primarily attributable to the increase in income tax related to the 2008 net operating loss carryback, partially offset by the decrease in the deferred tax asset.

Deposits

The following table represents the major classifications of interest bearing deposits at June 30, 2009 and December 31, 2008 (in thousands):

	June 30, 2009		December 31, 2008
	Amount	% of Total	Amount	% of Total

Money market, sweep and NOW accounts	$409,606	14.4%	$325,554	11.3%
Savings	285,725	10.0%	365,114	12.7%
Time deposits	2,148,970	75.6%	2,189,046	76.0%

Total	$2,844,301	100.0%	$2,879,714	100.0%

The following table represents maturities of time deposits of $100,000 and over at June 30, 2009 (in thousands):

June 30, 2009

3 months or less	$246,002
Over 3 months through 6 months	211,135
Over 6 months through 12 months	230,075
Over 12 months	87,059

Total	$774,271

Review of Financial Condition — June 30, 2009 and June 30, 2008

Below are abbreviated balance sheets at June 30, 2009 and 2008, which indicate changes that have occurred over the past year (in thousands):

	June 30,	June 30,
	2009	2008	$ Change	% Change

ASSETS
Federal funds sold	$289,871	$18,265	$271,606	NM
Securities	83,399	112,536	(29,137)	(25.9)%
Loans (net of unearned fee income):
Commercial and industrial	425,221	448,360	(23,139)	(5.2)%
Real Estate:
Commercial	1,017,204	1,048,321	(31,117)	(3.0)%
Construction	713,571	1,048,552	(334,981)	(31.9)%
Land development	476,562	598,931	(122,369)	(20.4)%
Completed lots	272,824	236,004	36,820	15.6%
Residential 1-4 family	439,155	357,650	81,505	22.8%
Installment and other loans	71,682	69,460	2,222	3.2%

Total loans	3,416,219	3,807,278	(391,059)	(10.3)%
FHLB stock	19,885	21,698	(1,813)	(8.4)%

Total earning assets	3,809,374	3,959,777	(150,403)	(3.8)%

Total assets	$3,987,403	$4,156,721	$(169,318)	(4.1)%

LIABILITIES
Noninterest bearing deposits	$404,832	$389,275	$15,557	4.0%
Interest bearing deposits:
Money market, sweep and NOW	409,606	600,023	(190,417)	(31.7)%
Savings accounts	285,725	367,731	(82,006)	(22.3)%
Time certificates	2,148,970	1,939,297	209,673	10.8%

Total interest bearing deposits	2,844,301	2,907,051	(62,750)	(2.2)%

Total deposits	3,249,133	3,296,326	(47,193)	(1.4)%

Federal funds purchased and securities sold under repurchase agreements	17,564	38,005	(20,441)	(53.8)%
FHLB advances	421,130	330,249	90,881	27.5%
Junior subordinated debt	5,156	5,156	—	0.0%
Total interest bearing liabilities	3,288,151	3,280,461	7,690	0.2%
Shareholders’ equity	$269,486	$462,212	$(192,726)	(41.7)%

NM — Not meaningful.

Federal Funds Sold

At June 30, 2009, federal funds sold totaled $289.9 million, compared to $18.3 million at June 30, 2008. Federal funds sold fluctuate on a daily basis depending on our net cash position for the day. In addition, increased federal fund sold balances improves on-balance sheet liquidity, which is an ongoing focus of management.

Securities

The following table represents the available for sale and held to maturity securities portfolios by type at June 30, 2009 and 2008 (in thousands):

	Securities Available for Sale
	June 30, 2009		June 30, 2008
	Fair Value	% of Total	Fair Value	% of Total

Equities	$2,175	2.7%	$13,874	12.8%
U.S. Treasuries	6,339	7.9%	7,368	6.8%
U.S. Agencies	31,864	39.7%	74,320	68.3%
Corporate securities	2,162	2.7%	10,120	9.3%
Mortgage-backed securities	34,846	43.4%	—	0.0%
Municipal securities	2,932	3.6%	3,114	2.8%

Total	$80,318	100.0%	$108,796	100.0%

	Securities Held to Maturity
	June 30, 2009		June 30, 2008
	Amortized Cost	% of Total	Amortized Cost	% of Total

Corporate securities	$1,524	49.5%	$1,525	40.8%
Municipal securities	1,557	50.5%	2,215	59.2%

Total	$3,081	100.0%	$3,740	100.0%

Available for sale securities totaled $80.3 million at June 30, 2009, compared to $108.8 million at June 30, 2008, a decrease of $28.5 million, or 26.2%. This decrease is primarily attributable to U.S. Agency calls, maturities and sales totaling $293.3 million; equity and corporate sales of $13.5 million; partially offset by the purchase of $287.7 million of U.S. Agency and mortgage-backed securities. In addition, we recognized other than temporary impairment losses of $6.4 million related to Fannie Mae and Freddie Mac preferred stock and a Lehman Brothers bond and preferred stock during the third quarter of 2008.

Loans

At June 30, 2009, total loans, including loans held for resale, were down $391.1 million, or 10.3%, from a year ago. The largest decline came from our real estate construction portfolio, which decreased $335.0 million, or 31.9%, for the period. Management has been working diligently to reduce the concentration in real estate construction and land development loans, as defined by the FDIC, and has successfully reduced these portfolios by $913.0 million, or 37.1%, from June 30, 2008 to June 30, 2009, including undisbursed loan commitments.

In an effort to reduce our concentrations and diversify our loan portfolio, we are, for the most part, not currently originating any new real estate construction loans. For the six months ended June 30, 2009, total new loan originations were $77.7 million, compared to $583.7 million for the six months ended June 30, 2008, a decrease of $506.0 million, or 86.7%.

At June 30, 2009, the year-over-year increase in real estate completed lot loans is primarily attributable to the disbursement on existing projects. At June 30, 2009, total undisbursed commitments to lend totaled $281.0 million, down from $830.2 million a year ago. In addition, in certain circumstances in which real estate construction loans are no longer performing and will not be completed, they are reclassified as real estate completed lot loans.

The $81.5 million, or 22.8%, increase in real estate residential 1-4 family loans for the period is primarily attributable to the conversion of certain real estate construction properties into rentals. Due to the weakened economy and the adverse effect on home sales, some builders have converted speculative homes that they have been unable to sell into investment properties.

The amount of construction loans that were converted to residential 1-4 family loans totaled $35.9 million during the six month period ending June 30, 2009. The conversion of these construction loans changed the payment structure to principal and interest and extended maturity dates. No terms offered were subject to SFAS 15 disclosures. Additionally, the conversion had no impact on the loan loss reserve as nonperforming loans are assigned a specific reserve. No conversions resulted in loans moving from nonperforming to a performing status.

At December 31, 2008, $1.8 million residential construction loans converted to residential 1-4 family loans were nonperforming, as of March 31, 2009 $463,235 of residential construction loans converted to 1-4 family loans were nonperforming, and as of June 30, 2009 $1.4 million of residential construction loans converted to 1-4 family loans were nonperforming.

Deposits

At June 30, 2009, noninterest bearing deposits totaled $404.8 million, compared to $389.3 million at June 30, 2008, an increase of $15.6 million, or 4.0%. The increase in noninterest bearing deposits can be attributed, in part, to the unlimited FDIC insurance on these accounts through December 31, 2009, due to our participation in the FDIC’s Transaction Account Guarantee Program. In addition, we have been promoting deposit growth to increase on-balance sheet liquidity.

Total interest bearing deposits decreased $62.8 million, or 2.2%, to $2.84 billion at June 30, 2009, compared to $2.91 billion a year ago. At June 30, 2009, money market, sweep and NOW accounts made up 14.4% of total interest bearing deposits, compared to 20.6% at June 30, 2008, and time deposits made up 75.6%, compared to 66.7% a year ago. The shift in deposit mix over the last year, in part, can be attributed to our participation in the CDARS program, which commenced in the second quarter of 2008. In addition, our money market, sweep and NOW accounts are typically more sensitive to changes in the Federal Funds rate than time deposits. At June 30, 2009, the Federal Funds rate was 0.25%, down 175 basis points from 2.00% at June 30, 2008.

FHLB Advances

FHLB advances totaled $421.1 million at June 30, 2009, compared to $330.2 million at June 30, 2008, an increase of $90.9 million, or 27.5%. This increase in FHLB advances is primarily attributable to a new $100 million, 5 year, 3.04% fixed rate loan obtained in the fourth quarter of 2008.

Results of Operations

Net Interest Income

Net interest income is the difference between total interest income and total interest expense and is the largest source of our operating income. Several factors contribute to changes in net interest income, including: the effects of changes in average balances, changes in rates on earning assets and rates paid for interest bearing liabilities and the levels of noninterest bearing deposits, shareholders’ equity and nonaccrual loans.

The earnings from certain assets are exempt from federal income tax, and it is customary in the financial services industry to analyze changes in net interest income on a “tax equivalent” (“TE”) or fully taxable basis. TE is a non-GAAP performance measurement used by management in operating and analyzing the business, which management believes provides financial statement users with a more accurate picture of the net interest margin for comparative purposes. Under this method, nontaxable income from loans and investments is adjusted to an amount which would have been earned if such income were subject to federal income tax. The discussion below presents an analysis based on TE amounts using a 35% tax rate. (However, there are no tax equivalent additions to the interest expense or noninterest income and expense amounts.)

The following table illustrates the determination of tax equivalent amounts for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended
	June 30,	June 30,
	2009	2008	$ Change	% Change

Total interest income, as reported	$45,581	$72,342	$(26,761)	(37.0)%
Effect of tax exempt loans and municipal bonds	333	374	(41)	(11.0)%

TE interest income	45,914	72,716	(26,802)	(36.9)%
Total interest expense	24,132	27,451	(3,319)	(12.1)%

TE net interest income	$21,782	$45,265	$(23,483)	(51.9)%

Calculation of TE Net Interest Margin (three months annualized)
TE interest income	$184,161	$290,864	$(106,703)	(36.7)%
Total interest expense	96,793	109,804	(13,011)	(11.8)%

TE net interest income	87,368	181,060	(93,693)	(51.7)%

Average earning assets	$3,948,803	$3,910,481	$38,322	1.0%

TE Net Interest Margin	2.21%	4.63%

	Six Months Ended
	June 30,	June 30,
	2009	2008	$ Change	% Change

Total interest income, as reported	$96,072	$149,842	$(53,770)	(35.9)%
Effect of tax exempt loans and municipal bonds	667	751	(84)	(11.2)%

TE interest income	96,739	150,593	(53,854)	(35.8)%
Total interest expense	50,869	57,553	(6,684)	(11.6)%

TE net interest income	$45,870	$93,040	$(47,170)	(50.7)%

Calculation of TE Net Interest Margin (six months annualized)
TE interest income	$193,478	$301,186	$(107,708)	(35.8)%
Total interest expense	101,738	115,106	(13,368)	(11.6)%

TE net interest income	91,740	186,080	(94,340)	(50.7)%

Average earning assets	$4,055,043	$3,864,178	$190,865	4.9%

TE Net Interest Margin	2.26%	4.82%

The following tables represent condensed average balance sheet information, together with interest income and yields on average earning assets, interest expense and rates paid on average interest bearing liabilities and the changes in tax equivalent net interest income due to changes in average balances (volume) and changes in average rates (rate) for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,
	2009			2008
		TE	Average		TE	Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(3)	Paid(3)	Balance	Expense(3)	Paid(3)

Interest Earning Assets
Taxable investments	$102,738	$2,620	2.55%	$138,500	$5,284	3.82%
Nontaxable investments(1)	4,406	273	6.20%	5,250	332	6.32%

Total	107,144	2,893	2.70%	143,750	5,616	3.91%

Federal funds sold	239,315	605	1.57%	1,994	40	1.57%
Loans(1)(2)
Installment	71,186	5,443	7.65%	67,936	6,012	8.85%
Commercial(1)	444,572	26,581	5.98%	437,414	32,664	7.47%
Real estate
Commercial(1)	1,020,838	70,269	6.88%	1,024,190	80,524	7.86%
Construction	827,641	26,400	3.19%	1,080,338	77,208	7.15%
Land development	501,469	13,164	2.63%	578,954	45,496	7.86%
Completed lots	292,891	11,279	3.85%	241,750	17,404	7.20%
Residential 1-4 family	443,747	27,527	6.20%	334,155	25,900	7.75%

Total loans	3,602,344	180,663	5.02%	3,764,737	285,208	7.58%

Total earning assets/total
interest income	3,948,803	184,161	4.66%	3,910,481	290,864	7.44%
Reserve for loan losses	(116,225)			(63,565)
Cash and due from banks	43,367			50,205
Other assets	185,929			190,417

TOTAL ASSETS	$4,061,874			$4,087,538

Interest Bearing Liabilities
Money Market, Sweep & NOW accounts	$388,049	$2,723	0.70%	$645,409	$9,120	1.41%
Savings accounts	300,522	2,932	0.98%	345,192	7,444	2.16%
Other time deposits	2,178,557	75,158	3.45%	1,765,116	76,480	4.33%

Total interest bearing deposits	2,867,128	80,813	2.82%	2,755,717	93,044	3.38%
Short-term borrowings	18,784	12	0.06%	118,866	2,588	2.18%
FHLB borrowings	426,288	15,735	3.69%	332,297	13,888	4.18%
Subordinated debt	5,156	233	4.52%	5,156	284	5.51%

Total interest bearing liabilities/total interest expense	3,317,356	96,793	2.92%	3,212,036	109,804	3.42%

Noninterest bearing deposits	406,910			377,131
Other liabilities	24,757			24,621
Shareholders’ equity	312,851			473,750

TOTAL LIABILITIES AND CAPITAL	$4,061,874			$4,087,538

NET INTEREST INCOME		$87,368			$181,060

NET YIELD ON INTEREST
EARNING ASSETS			2.21%			4.63%

(1)	Includes amounts to convert nontaxable amounts to a fully taxable equivalent basis at a 35% tax rate.

(2)	Includes nonaccruing loans.

(3)	Annualized.

	Six Months Ended June 30,
	2009			2008
		TE	Average		TE	Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(3)	Paid(3)	Balance	Expense(3)	Paid(3)

Interest Earning Assets
Taxable investments	$101,035	$2,996	2.97%	$145,726	$5,566	3.82%
Nontaxable investments(1)	4,410	272	6.16%	5,073	304	5.99%

Total	105,445	3,268	3.10%	150,799	5,870	3.89%

Federal funds sold	275,805	704	1.57%	6,946	206	1.57%
Loans(1)(2)
Installment	69,004	4,994	7.24%	67,705	5,972	8.82%
Commercial(1)	445,482	27,670	6.21%	417,279	32,350	7.75%
Real estate
Commercial(1)	1,024,583	72,868	7.11%	1,020,161	79,872	7.83%
Construction	882,109	30,996	3.51%	1,074,283	85,406	7.95%
Land development	529,754	15,628	2.95%	567,163	47,234	8.33%
Completed lots	282,629	10,286	3.64%	243,603	19,354	7.94%
Residential 1-4 family	440,232	27,064	6.15%	316,239	24,922	7.88%

Total loans	3,673,793	189,506	5.16%	3,706,433	295,110	7.96%

Total earning assets/total
interest income	4,055,043	193,478	4.77%	3,864,178	301,186	7.79%
Reserve for loan losses	(118,566)			(59,573)
Cash and due from banks	45,925			49,778
Other assets	172,521			187,425

TOTAL ASSETS	$4,154,923			$4,041,808

Interest Bearing Liabilities
Money Market, Sweep & NOW accounts	$359,622	$2,314	0.64%	$677,837	$11,756	1.73%
Savings accounts	329,381	4,118	1.25%	305,460	6,712	2.20%
Other time deposits	2,263,587	79,134	3.50%	1,749,984	79,504	4.54%

Total interest bearing deposits	2,952,590	85,566	2.90%	2,733,281	97,972	3.58%
Short-term borrowings	18,850	18	0.09%	99,645	2,672	2.68%
FHLB borrowings	427,797	15,912	3.72%	331,824	14,160	4.27%
Subordinated debt	5,156	242	4.69%	5,156	302	5.86%

Total interest bearing liabilities/total interest expense	3,404,393	101,738	2.99%	3,169,906	115,106	3.63%

Noninterest bearing deposits	395,358			371,430
Other liabilities	24,116			28,103
Shareholders’ equity	331,056			472,369

TOTAL LIABILITIES AND CAPITAL	$4,154,923			$4,041,808

NET INTEREST INCOME		$91,740			$186,080

NET YIELD ON INTEREST
EARNING ASSETS			2.26%			4.82%

(1)	Includes amounts to convert nontaxable amounts to a fully taxable equivalent basis at a 35% tax rate.

(2)	Includes nonaccruing loans.

(3)	Annualized.

	Three Months Ended June 30,			Six Months Ended June 30,
	2009 Versus 2008			2009 Versus 2008
	Increase (Decrease) Due			Increase (Decrease) Due
	to Change in			to Change in
			Total			Total
	Average	Average	Increase	Average	Average	Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

INTEREST INCOME
Taxable investments	$(341)	$(327)	$(668)	$(853)	$(431)	$(1,284)
Nontaxable investments	(13)	(2)	(15)	(20)	4	(16)

Total	(354)	(329)	(683)	(873)	(427)	(1,300)
Federal funds sold	1,196	(1,055)	141	3,987	(3,738)	249
Loans
Installment	71	(217)	(146)	57	(547)	(490)
Commercial	134	(1,673)	(1,539)	1,093	(3,433)	(2,340)
Real estate
Commercial	(66)	(2,546)	(2,612)	173	(3,675)	(3,502)
Construction	(4,515)	(8,205)	(12,720)	(7,639)	(19,566)	(27,205)
Land development	(1,522)	(6,570)	(8,092)	(1,558)	(14,245)	(15,803)
Completed lots	920	(2,459)	(1,539)	1,550	(6,084)	(4,534)
Residential 1-4 family	2,124	(1,736)	388	4,886	(3,815)	1,071

Total loans	(2,854)	(23,406)	(26,260)	(1,438)	(51,365)	(52,803)
TOTAL INTEREST INCOME	(2,012)	(24,790)	(26,802)	1,676	(55,530)	(53,854)

INTEREST EXPENSE
Money Market, Sweep & NOW accounts	(909)	(692)	(1,601)	(2,759)	(1,962)	(4,721)
Savings accounts	(241)	(889)	(1,130)	263	(1,560)	(1,297)
Other time deposits	4,478	(4,860)	(382)	11,667	(11,852)	(185)

Total interest bearing deposits	3,328	(6,441)	(3,113)	9,171	(15,374)	(6,203)
Short-term borrowings	(545)	(99)	(644)	(1,083)	(244)	(1,327)
FHLB borrowing	982	(531)	451	2,048	(1,172)	876
Subordinated debt	—	(13)	(13)	—	(30)	(30)

TOTAL INTEREST EXPENSE	3,765	(7,084)	(3,319)	10,136	(16,820)	(6,684)

CHANGE IN NET INTEREST INCOME	$(5,777)	$(17,706)	$(23,483)	$(8,460)	$(38,710)	$(47,170)

Tax equivalent net interest income decreased $23.5 million, or 51.9%, for the three months ended June 30, 2009, compared to the same period for 2008. Tax equivalent net interest income was negatively impacted by the $5.4 million reversal of interest income on loans placed on nonaccrual status during the quarter. For the period, changes in volume and interest rates decreased tax equivalent net interest income by $5.8 million and $17.7 million, respectively.

Tax equivalent net interest income decreased $47.2 million, or 50.7%, for the six months ended June 30, 2009, compared to the same period a year ago, and was negatively impacted by the $11.7 million reversal of interest income on nonaccrual loans for the period. For the period, changes in volume and interest rates decreased tax equivalent net interest income by $8.5 million and $38.7 million, respectively.

The annualized tax equivalent net interest margin was 2.21% for the three months ended June 30, 2009, compared to 4.63% for the three months ended June 30, 2008, a decrease of 242 basis points. This decrease primarily resulted from the decrease in the average yield on earning assets of 278 basis points, partially offset by the decrease in the average rate on interest bearing liabilities of 50 basis points. The $5.4 million reversal of interest income on nonaccrual loans in the quarter contributed to a 55 basis point decline in the annualized tax equivalent net interest margin during the quarter.

The annualized tax equivalent net interest margin was 2.26% for the six months ended June 30, 2009, compared to 4.82% for the six months ended June 30, 2008, a decrease of 256 basis points. This decrease primarily resulted from the decrease in the average yield on earning assets of 302 basis points, partially offset by the decrease in the average rate on interest bearing liabilities of 64 basis points. For the six months ended June 30, 2009, the reversal of $11.7 million of interest income on nonaccrual loans lowered the tax equivalent net interest margin by approximately 58 basis points.

Abbreviated quarterly average balance sheets and current average yields and costs are shown below (in thousands):

	Quarter	Quarter
	Ended	Ended
	June 30,	June 30,			Current
	2009	2008	$ Change	% Change	Yield/Cost

ASSETS
Federal funds sold	$239,315	$1,994	$237,321	NM	0.25%
Securities	107,144	143,750	(36,606)	(25.5)%	2.70%
Loans:
Commercial and industrial	444,572	437,414	7,158	1.6%	5.98%
Real estate:
Commercial	1,020,838	1,024,190	(3,352)	(0.3)%	6.88%
Construction	827,641	1,080,338	(252,697)	(23.4)%	3.19%
Land development	501,469	578,954	(77,485)	(13.4)%	2.63%
Completed lots	292,891	241,750	51,141	21.2%	3.85%
Residential 1-4 family	443,747	334,155	109,592	32.8%	6.20%
Installment and other loans	71,186	67,936	3,250	4.8%	7.65%

Total loans	3,602,344	3,764,737	(162,393)	(4.3)%	5.02%

Total earning assets	$3,948,803	$3,910,481	$38,322	1.0%	4.66%

Total assets	$4,061,874	$4,087,538	$(25,664)	(0.6)%

LIABILITIES
Noninterest bearing deposits	$406,910	$377,131	$29,779	7.9%

Interest bearing deposits:
Money market, sweep and NOW	388,049	645,409	(257,360)	(39.9)%	0.70%
Savings	300,522	345,192	(44,670)	(12.9)%	0.98%
Time certificates	2,178,557	1,765,116	413,441	23.4%	3.45%

Total interest bearing deposits	2,867,128	2,755,717	111,411	4.0%	2.82%

Total deposits	3,274,038	3,132,848	141,190	4.5%

Federal funds purchased and repurchase agreements	18,784	118,866	(100,082)	(84.2)%	0.06%
FHLB advances	426,288	332,297	93,991	28.3%	3.69%
Junior subordinated debt	5,156	5,156	—	0.0%	4.54%
Total interest bearing liabilities	3,317,356	3,212,036	105,320	3.3%	2.92%
Shareholders’ equity	$312,851	$473,750	$(160,899)	(34.0)%

NM — Not meaningful.

Provision for Loan Losses

The provision for loan losses totaled $135.0 million for the six months ended June 30, 2009, compared to $33.5 million for the six months ended June 30, 2008.

The increase in the provision for loan losses in the first six months of 2009, as compared to the first six months of 2008, is primarily attributable to the overall decline in the economy, the downturn in the local housing market and its impact on our real estate construction, land development and completed lot loan portfolios and an increase in nonperforming loans. At June 30, 2009, nonperforming loans totaled $764.6 million, compared to $119.9 million at June 30, 2008.

The provision for loan losses is based on management’s evaluation of inherent risks in the loan portfolio and a corresponding analysis of the allowance for loan losses. Additional discussion of the allowance for loan losses is provided under the heading Allowance for Loan Losses above.

Noninterest Income

The following table represents the key components of noninterest income for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Net gain (loss) on sale of securities	$(149)	$144	$(293)	(203.5)%	$(102)	$2,468	$(2,570)	(104.1)%
Gain on sale of secondary mortgage loans	630	377	253	67.1%	1,214	766	448	58.5%
Net gain (loss) on other real estate owned	(451)	—	(451)	NM	(451)	12	(463)	NM
Service charges on deposit accounts	1,539	1,421	118	8.3%	2,985	2,746	239	8.7%
Other noninterest income	2,021	2,256	(235)	(10.4)%	4,266	4,509	(243)	(5.4)%

Total noninterest income	$3,590	$4,198	$(608)	(14.5)%	$7,912	$10,501	$(2,589)	(24.7)%

NM — Not meaningful.

Total noninterest income for the three months ended June 30, 2009, totaled $3.6 million, compared to $4.2 million for the same period 2008, a decrease of $608 thousand, or 14.5%. For the six months ended June 30, 2009, total noninterest income totaled $7.9 million, compared to $10.5 million for the six months ended June 30, 2008, a decrease of $2.6 million, or 24.7%.

For the six months ended June 30, 2009, we recognized a $102 thousand loss on sale of securities, compared to a $2.5 million gain on sale of securities for the six months ended June 30, 2008. For the six months ended June 30, 2008, we sold our stock in Skagit State Bank of a gain of $2.0 million and recorded a one-time gain of $274 thousand related to the required liquidation of a portion of our stake of VISA, Inc., which went public in March 2008.

The increase in gain on sale of secondary mortgage loans in 2009, over the same periods in 2008, is primarily attributable to the increase volume, resulting from historically low mortgage interest rates.

The continued downturn in the local housing market, which has negatively affected our real estate construction, land development and completed lot loan portfolios, has led to an increase of foreclosures into OREO on these related properties. For the three and six months ended June 30, 2009, we recognized a net loss of $451 thousand related to OREO. For the period, we recognized an OREO valuation adjustment of $3.8 million, partially offset by a $3.4 million gain on sale of OREO. The OREO valuation adjustment was the result of declines in the market value of these properties subsequent to foreclosure.

The increase in service charges on deposit accounts in 2009, over the same periods in 2008, is primarily attributable to increases in the number of deposit accounts and overdraft fees. The number of deposit accounts increased approximately 3.2% from June 30, 2008 to June 30, 2009.

The decrease in other noninterest income for the three and six months ended June 30, 2009, compared to the same periods in 2008, is primarily attributable to decreases in insurance and financial service fees and annuity commissions generated by our Trust department.

Noninterest Expense

The following table represents the key components of noninterest expense for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Salaries and employee benefits	$12,217	$12,592	$(375)	(3.0)%	$24,637	$26,585	$(1,948)	(7.3)%
Occupancy expense	2,732	2,991	(259)	(8.7)%	5,570	5,581	(11)	(0.2)%
State business taxes	179	594	(415)	(69.9)%	505	1,145	(640)	(55.9)%
Other noninterest expense	10,259	5,356	4,903	91.5%	17,967	9,767	8,200	84.0%

Total noninterest expense	$25,387	$21,533	$3,854	17.9%	$48,679	$43,078	$5,601	13.0%

For the three months ended June 30, 2009, total noninterest expense was $25.4 million, compared to $21.5 million for the same period in 2008, an increase of $3.9 million, or 17.9%. For the six months ended June 30, 2009, total noninterest expense was $48.7 million, compared to $43.1 million for the six months ended June 30, 2008, an increase of $5.6 million, or 13.0%.

The decrease in salaries and employee benefits in 2009, over the same periods in 2008, is primarily attributable to the elimination of bonus and incentive pay, a reduction in executive compensation, a moratorium on hiring and a reduction in force. At June 30, 2009, full time equivalents (“FTE”) employees totaled 714, down from 813 at June 30, 2008. In addition, the Frontier Board voted to suspend Frontier’s matching of employee 401(K) Plan contributions, effective May 1, 2009. See “— Expense Reduction Measures.”

The increase in other noninterest expense in 2009, over the same periods in 2008, is primarily attributable to an increase in FDIC insurance assessments and the one-time special assessment of approximately $1.9 million to be paid in the third quarter of 2009.

Liquidity Resources

Liquidity refers to the ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and payment of operating expenses. The need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of borrowings. We monitor the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices, earnings and by utilizing unpledged assets as collateral for borrowings.

We continue to closely monitor and manage our liquidity position, understanding that this continues to be of critical importance in the current economic environment. To further increase our on-balance sheet liquidity, we have been focused on reducing our balance sheet, and in particular, the real estate loan portfolio. For the six months ended June 30, 2009, total loans decreased $362.5 million, or 9.6% compared to December 31, 2008. Additionally, we have increased our federal funds sold balances by $172.1 million for the same period.

As shown in the Consolidated Statements of Cash Flows, net cash provided by operating activities was $24.4 million for the six months ended June 30, 2009. The primary source of cash provided by operating activities was net income, after excluding non-cash charges such as the provision for loan losses of $135.0 million. Net cash of $4.7 million provided by investing activities consisted primarily of $153.6 million from the net reduction of loan and $45.9 million from the maturity of available for sale securities, partially offset by the $172.1 million increase in net federal funds sold and the $41.2 million purchase of available for sale securities. The $38.4 million of cash used in financing activities primarily consisted of the $26.0 million net decrease in deposits and the $8.3 million decrease in FHLB advances.

Capital Requirements

We are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The minimum ratios and the actual capital ratios at June 30, 2009, are set forth in the table below (in thousands).

			Well	Adequately
		Frontier	Capitalized	Capitalized
	Frontier	Bank	Minimum	Minimum

Total capital to risk-weighted assets	9.42%	9.13%	10.00%	8.00%
Tier 1 capital to risk-weighted assets	8.15%	7.86%	6.00%	4.00%
Tier 1 leverage capital to average assets	6.74%	6.49%	5.00%	4.00%

Although the Tier 1 capital ratio and Tier 1 leverage capital ratio for Frontier and Frontier Bank were above the minimum ratios normally required to be “well capitalized” at June 30, 2009, for regulatory capital purposes, the FDIC and the FRB have advised Frontier and Frontier Bank that they will no longer be regarded as “well capitalized” for federal regulatory purposes, as a result of the deficiencies cited in the FDIC Order, which requires Frontier Bank to increase its Tier 1 leverage ratio to 10% of total assets. See “— Regulatory Actions.” We believe Frontier and Frontier Bank were “adequately capitalized” at June 30, 2009.

Contractual Obligations and Commitments

The following table sets forth our long-term contractual obligations at December 31, 2008 (in thousands):

	Payments Due per Period
	Less Than
	One Year	1-3 Years	3-5 Years	Thereafter	Total

Time deposits	$1,882,705	$242,973	$61,133	$2,235	$2,189,046
FHLB borrowings	68,146	65,786	200,485	95,000	429,417
Junior subordinated debt	—	—	—	5,156	5,156
Operating leases	1,900	2,979	1,731	1,064	7,674

Total	$1,952,751	$311,738	$263,349	$103,455	$2,631,293

Interest Rate Risk

Interest rate risk refers to the exposure of our earnings and capital to risk arising from changes in interest rates. Management’s objectives are to control interest rate risk and to ensure predictable and consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations to evaluate volatility under varying interest rate, spread and volume assumptions. The risk is quantified and compared against tolerance levels.

We use a simulation model to estimate the impact of changing interest rates on earnings and capital. The model calculates the change in net interest income and net income under various rate shocks. As of June 30, 2009, the model predicted that net interest income and net income, over a one-year horizon, would decrease by approximately $12.8 million and $8.4 million, respectively, if rates increased 2%. Since rates are currently less than 1%, the model has not been used to predict the effect of any decreases in interest rates. The decrease in both net interest income and net income if rates were to increase, over a one-year horizon, is attributable to our balance sheet becoming more liability sensitive during the first six months of 2009.

The actual change in earnings will be dependent upon the dynamic changes that occur when rates change. Generally, while the direction of these changes is predictable, the exact amounts are difficult to predict and actual events may vary substantially from the simulation model results.

Recent Accounting Pronouncements

See Note 2 of the Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

Certain Beneficial Ownership of Frontier Common Stock

The following table sets forth, as of September 17, 2009 and after consummation of the merger, information as to the shares of Frontier common stock beneficially owned by each person who, to the knowledge of Frontier, is the owner of more than 5% of the outstanding shares of Frontier common stock, by Frontier’s chief executive officer, chief credit officer, chief financial officer and chief executive officer of its subsidiary, Frontier Bank, by each director of Frontier, and by the executive officers and directors of Frontier as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common stock subject to options that are currently exercisable or exercisable within 60 days of September 17, 2009 are deemed to be outstanding and beneficially owned by the person holding such options. The percentage of beneficial ownership before the merger is based on 47,385,007 shares of Frontier common stock outstanding, as of the date of this prospectus, including 253,154 shares of restricted stock which will vest upon consummation of the merger, and the percentage of beneficial ownership of the combined company after the merger, is based on 50,170,588 shares of common stock of the combined company outstanding, assuming no outstanding options, warrants or conversion rights are exercised and after reflecting the approximate 2,512,000 shares to be issued in the merger, the forfeiture of an aggregate of 9,453,412 shares by certain SPAH insiders and the issuance of 3,000,000 shares pursuant to the co-investment. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Currently, none of the shares beneficially owned by Frontier’s directors or executive officers named below are pledged as security.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, and their address is 332 S.W. Everett Mall Way, Everett, WA 98204. The percentage of beneficial ownership is based on shares of common stock outstanding as reflected in the previous paragraph.

				Number of	Percentage of
			Percentage of	Shares	Shares
	Amount and Nature		Shares Beneficially	Beneficially	Beneficially
	of Beneficial		Owned Before	Owned After	Owned After
Name of Beneficial Owner	Ownership(1)		Merger(2)	Merger	Merger

Directors
David M. Cuthill	19,700		*	1,044	*
Lucy DeYoung	26,564		*	1,408	*
Edward D. Hansen	449,994	(3)	*	23,850	*
Edward C. Rubatino	592,013	(4)	1.26%	31,377	*
Darrell J. Storkson	585,057		1.24%	31,008	*
Mark O. Zenger	68,525	(5)	*	3,632	*
Named Executive Officers
Patrick M. Fahey**	32,750	(6)	*	1,736	*
Michael J. Clementz**	135,737	(7)	*	7,194	*
John J. Dickson**	893,902	(8)	1.90%	47,377	*
Carol E. Wheeler	79,233	(9)	*	4,200	*
Robert W. Robinson	86,455	(10)	*	4,582	*
All Directors and Executive Officers as a group (16 persons)	3,103,451	(11)	6.56%	164,483	*
5% Shareholders
Barclays Global Investors	2,991,528	(12)	6.35%	158,551	*
State Street Bank and Trust Company	2,543,288	(13)	5.40%	134,794	*

*	Less than 1%.

**	Also serves as a Director of Frontier.

(1)	In determining beneficial ownership, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such securities and/or (2) investment power which includes the power to dispose, or to direct the disposition, of such security. In addition, for the purposes of this chart, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire: (a) through exercise of an option, warrant, or right; (b) through the conversion of security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

(2)	Any securities not outstanding but which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but not for the purpose of computing the percentage of the class by any other person.

(3)	Includes 9,090 shares held by Mr. Hansen’s spouse who has voting and dispositive power, 60,744 shares held by Mr. Hansen or Mr. Hansen’s spouse in custody for children or grandchildren, 20,821 shares held in a charitable trust of which Mr. Hansen is trustee and has voting and dispositive power and 144,997 shares held in an investment capacity of which Mr. Hansen has voting and dispositive power.

(4)	Includes 267,826 shares held in a trust of which Mr. Rubatino is trustee and has voting and dispositive power.

(5)	Includes 2,048 shares held by a business partner with respect to which Mr. Zenger disclaims beneficial ownership.

(6)	Includes 6,750 shares which Mr. Fahey has the right to acquire through the exercise of stock options.

(7)	Includes 27,000 shares which Mr. Clementz has the right to acquire through the exercise of stock options.

(8)	Includes 40,290 shares which Mr. John Dickson has the right to acquire through the exercise of stock options, 34,615 shares by Mr. Dickson or Mr. Dickson’s spouse in custody for children, 15,243 shares held in trust of which Mr. Dickson has voting and dispositive power and includes 688,432 shares held by the family limited partnership as a result of Mr. Dickson’s beneficial interest as General Partner of the family limited partnership.

(9)	Includes 23,133 shares which Ms. Wheeler has the right to acquire through the exercise of stock options, 423 shares held in custody for children and 6,750 shares by Ms. Wheeler’s spouse and his mother.

(10)	Includes 25,393 shares which Mr. Robinson has the right to acquire through the exercise of stock options.

(11)	Includes 165,637 shares which Named Executive Officers and Directors listed in the table have the right to acquire through the exercise of stock options, 11,889 shares held by officers not listed or reflected elsewhere in the table, and 16,833 shares which such officers not listed or reflected elsewhere in the table have the right to acquire through the exercise of stock options.

(12)	Barclays Global Investors stated in its Schedule 13G filing on February 6, 2009, that, of the 2,991,528 shares beneficially own, it (a) has sole voting power with respect to 2,351,423 shares, (b) has shared voting power with respect to no shares and (c) has sole dispositive power with respect to all 2,991,528 shares. According to the Schedule 13G filing, the address of Barclays Global Investors is Apianstrasse 6, D-85774, Unterfohring, Germany.

(13)	State Street Bank and Trust Company stated in its Schedule 13G filing on February 13, 2009, that, of the 2,543,288 shares beneficially own, it (a) has sole voting power with respect to 2,543,288 shares, (b) has shared voting power with respect to no shares, and (c) has sole dispositive power with respect to no shares. According to the Schedule 13G filing, the address of State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

Executive Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for Frontier executive officers identified in the Summary Compensation Table (“Named Executive Officers”). As more fully described below, the Personnel and Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total compensation-that is, the base salary, bonuses and incentives and stock options and restricted stock-of the Corporation’s executive officers, including the Named Executive Officers. The Compensation Committee’s recommendations for the total direct compensation of the Corporation’s Chief Executive Officer are subject to approval of the Frontier Board.

The day-to-day design and administration of retirement, savings, health, welfare and paid time-off plans and policies applicable to employees in general are handled by Human Resources employees. The Compensation Committee (or the Frontier Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of the Compensation Committee

Purpose.  The Compensation Committee assists the Frontier Board in fulfilling its responsibilities for administering the Corporation’s compensation program offered to the Corporation’s officers and directors.

Outside Consultants and Advisors.  The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors.

Compensation Philosophy

The goals of the Corporation’s compensation program are to: (1) enable the Corporation to attract, retain and motivate the most qualified, talented employees who contribute to the long-term success of the Corporation; (2) align compensation with business objectives and performance; and (3) align incentives for executive officers with the interests of shareholders to maximize shareholder value. The Corporation emphasizes performance-based compensation that is reasonable and competitive in the marketplace and reviews its compensation practices annually, including comparing them with competitors. Compensation reflects the competition for executive talent and the unique challenges and opportunities facing the Corporation in the financial services market.

The Corporation’s compensation program for all employees generally includes both cash and equity-based factors. Consistent with competitive practices, the Corporation also utilizes cash bonuses and incentive plans based on achievements of financial performance objectives.

Role of Executive Officers and Management in Compensation Decisions

The Compensation Committee may invite members of management to attend its meetings and did so for portions of the Compensation Committee’s meetings during fiscal 2008. The Compensation Committee also meets on occasion with the Corporation’s Chief Executive Officer, Patrick M. Fahey, and/or other executives, including Chief Financial Officer, Carol E. Wheeler, President, John J. Dickson and Executive Vice President Human Resources, Connie Pachek, to obtain recommendations with respect to compensation programs for other corporate executives, employees and nonemployee directors. Mr. Fahey is closely involved in assessing the performance of our executive officers (other than himself) and making recommendations to the Compensation Committee regarding base salary, bonus targets and equity compensation for these executive officers.

The Compensation Committee also regularly holds executive sessions not attended by any members of management or by non-independent directors. The Compensation Committee discusses Mr. Fahey’s compensation package with him and then makes decisions with respect to Mr. Fahey’s compensation in a Compensation Committee only meeting. The Compensation Committee evaluates the Chief Executive Officer’s performance annually relative to the performance of the Corporation and consistent with the approved goals and objectives of the Corporation and the Chief Executive Officer. The Compensation Committee then recommends the compensation of the Chief Executive Officer, based on this evaluation, to the full Frontier Board for approval.

Management makes recommendations to the Compensation Committee regarding base salary, bonus targets and equity compensation for each of our executive officers other than Mr. Fahey. The Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation.

In formulating its recommendations for executive compensation for fiscal 2008, management used competitive compensation data it gathered from other publicly available sources, as well as compensation data provided by Equilar, Inc. Management complied the data and formulated the recommendations regarding executive compensation that it presented to the Compensation Committee. Based on discussions between management and the Frontier Board in September 2008, executive management salary compensation for fiscal 2009 was reduced by 5% except for President, John J. Dickson’s compensation which was reduced by 10% due to the Corporation’s and Bank’s 2008 financial performance. In addition, discretionary bonuses for 2008 were not awarded.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers performance annually relative to the performance of the Corporation and consistent with the approved goals and objectives of the Corporation and the Named Executive Officer. The Chief Executive Officer submits this evaluation to the Compensation Committee for review and, collectively, the Chief Executive Officer and the Compensation Committee then recommend the compensation of the Named Executive Officers to the full Frontier Board for approval.

Compensation decisions for employees who are not Named Executive Officers are made at the appropriate levels within the Corporation with review and oversight provided by the executive officers of the Corporation.

Setting Executive Compensation

Based on the compensation discussion set forth above, the Compensation Committee has structured the Corporation’s annual and long-term incentive-based cash and noncash executive compensation to motivate our executives to achieve our business goals and to reward our executives for achieving those goals.

In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded banks, with assets ranging from $1 billion to $10 billion in Washington, Oregon, Idaho and Montana. The peer group, which is periodically reviewed and updated by the Compensation Committee, consists of banks similar in size and business to us and which we compete against. The banks comprising the peer group are:

Ticker
Bank Name	Symbol

AmericanWest Bancorporation	AWBC
Banner Corporation	BANR
Cascade Bancorp Inc.	CACB
Cascade Financial Corporation	CASB
Columbia Banking System	COLB
Glacier Bancorp Inc.	GBCI
Horizon Financial Corporation	HRZB
Umpqua Holdings Corporation	UMPQ
West Coast Bancorp	WCBO

Due to variances in size among the peer group, the Compensation Committee informally analyzes the compensation data for differences in assets and income when making comparisons. We compete with many banks for top level executive talent and as such, set executive compensation at a level comparable to similar peer group executives to enable us to attract, retain and compensate executives to ensure superior results for the Corporation. Variations within these objectives may occur due to the experience level or performance of the individual executive or other market factors.

Data on the compensation practices of our peer group is generally gathered through searches of publicly available information, including publicly available databases. As publicly available information does not typically include information regarding target cash compensation, the Corporation periodically relies upon compensation surveys to provide benchmark target compensation levels for our peer group. Peer group data includes base salary, targeted cash compensation and equity awards, including equity compensation. It usually does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage. For fiscal 2008, we obtained sufficient market base salary information for Mr. Fahey, Mr. Clementz, Mr. Dickson, Mr. Ryan and Ms. Wheeler, from public information (for example, proxy statements), which was the Corporation’s primary source. Due to the limited availability of salary information in proxy statements for positions other than these Named Executive Officers, the Compensation Committee relied on a combination of public information and survey sources for other executives. The use of compensation surveys to benchmark compensation for the Named Executive Officers was limited to information from our peer group.

There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the available information to establish an appropriate and competitive level and mix of incentive compensation. Income from such incentive compensation is realized based on the performance of the Corporation and the individual compared to established goals. Historically, and in fiscal 2008 as well, the Compensation Committee recommended a majority of total compensation to our executive officers in the form of cash compensation.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for the Named Executive Officer were:

•	base salary

•	equity compensation program

•	incentive compensation and profit sharing

•	401(k) savings and profit sharing

•	health care and other benefits

Base Salary

The Corporation sets a base salary for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of the peer group. Individual salaries for each executive officer are set relative to this target group based on certain individual performance and contribution to the Corporation’s results. As part of the annual performance review process, an executive’s base salary is typically considered for adjustment. The executive’s performance and current compensation are considered at this time. For fiscal year 2009, due to economic conditions and the Corporation’s performance, base salaries were reduced by 5% for executive management except for Mr. Dickson, which was reduced by 10%.

Cash Bonuses

Named Executive Officers and other employees are eligible to participate in our cash incentive and bonus plans. Our cash bonuses compensate employees for attaining annual financial performance goals for the Corporation’s return on assets, or ROA and return on equity, or ROE. Named Executive Officers, other than the Chief Executive Officer, propose annual goals which are reviewed and approved by the Chief Executive Officer. The Chief Executive Officer’s goals are established in conjunction with the Compensation Committee and agreement by the Frontier Board. Bonus payouts for Named Executive Officers are determined at the end of the year by the Compensation Committee in its discretion, without any specific formula, based on goal attainment, individual performance and Corporation profitability. Performance targets for 2008 were a return on average assets of 2.0% and a return on average equity of 20%. No bonuses were awarded in 2008 to any of the Named Executive Officers due to the financial performance of the Corporation.

The Corporation does not undertake a detailed analysis of how difficult it would be for the Corporation and the Named Executive Officers to achieve the target levels of performance for each performance measure. Rather, both the Compensation Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving the performance measures and target bonuses. At the time the performance measures were set, the Compensation Committee believed that the goals would be challenging, but achievable with significant effort and skill.

Stock Option and Restricted Stock Program

We granted stock options and restricted stock awards to Named Executive Officers and other employees, to encourage participants to focus on long-term performance and maximization of shareholder value. These forms of equity compensation help align the long-term interests of the executive officers with those of our shareholders, provide an opportunity for equity ownership, increase retention and help maintain a competitive total compensation package.

Stock options provide the opportunity to purchase our common stock at a price fixed on the grant date. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” Thus, stock options provide an incentive for an option holder to remain employed with the Corporation and links a portion of the option holder’s compensation with shareholders’ interests by providing an incentive that encourages long-term Corporation profitability, which increases the market price of our stock.

The exercise price of stock options is set at fair market value on grant date. Under the shareholder approved Stock Option Plan, the Corporation may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Corporation does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Corporation’s long-term performance ultimately determines the value of stock options, because gains from exercised stock options are entirely dependent on long-term appreciation in the Corporation’s stock price.

The granting of incentive stock options and stock awards to directors, executive officers, senior officers and employees are made under the Frontier Financial Corporation 2006 Stock Incentive Plan which was approved by the shareholders at the 2006 Annual Meeting of Shareholders. The 2006 Plan authorizes the grant of stock options, which may include stock appreciation rights, or “SARs,” and restricted stock awards. No SARs or nonqualified stock options have been granted under the Stock Option Plan to date. The Compensation Committee is responsible for overall administration of the stock option process and recommends approval of all grants, including those to executive officers. Daily administration of the 2006 Stock Incentive Plan is maintained by the Corporation, under the supervision of the Compensation Committee. The Chief Financial Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and the expense regarding the stock option grants in compliance with FAS 123(R), which the Corporation implemented at the beginning of 2006.

In general, each incentive stock option permits the option holder to purchase in the future a specified number of shares of our common stock from the Corporation at the exercise price, which is the average of the high and low price of the stock on the date of the grant. The incentive stock options generally cliff vest after three years and have a term of ten years from the date of grant. For Messrs. Dickson and Ryan and Ms. Wheeler the incentive stock options granted in 2008 all had cliff vesting of three years from the date of grant, meaning that the executive had to remain employed by the Corporation for three full years to exercise any option granted to our Named Executive Officers. For Messrs. Fahey and Clementz, the incentive stock options granted in 2008 vested immediately and have a term of ten years. Prior to the exercise of an incentive stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends.

A restricted stock award entitles the executive officer to receive a specified number of our common stock from the Corporation. Stock awards are recommended by the Compensation Committee of the Frontier Board, in conjunction with the recommendation of incentive stock options, as part of the overall equity compensation program. Upon granting of a stock award, the holder has full voting rights and the right to receive dividends on shares. The stock awards granted in 2008 vest ratably over three years.

Incentive stock option and restricted stock award levels are determined by the Compensation Committee based on an overall review of the total compensation package and the competitive analysis discussed below and vary among participants based on their positions and have historically been granted in December of each year. Additional information on these grants, including the number of shares subject to each grant, is also shown in the Grants of Plan-Based Awards Table. Our outside directors have not historically participated in our stock option program.

No Backdating or Spring Loading.

Frontier does not backdate options or grant options or stock awards retroactively. The Corporation’s awards or options are generally granted on a fixed date or event each year (historically the scheduled board meeting before fiscal year end), with all required approvals obtained on or before the actual grant date. All grants to all employees require the approval of the Frontier Board.

Fair market value for options and stock awards is determined as the average of the high and low price of our common stock on the grant date. In order to ensure that its exercise price fairly reflects all material information-without regard to whether the information seems positive or negative-every grant is contingent upon an assurance by the Corporation’s legal counsel that the Corporation is not in possession of material undisclosed information. If the

Corporation is in possession of such information, grants are suspended until the second business day after public dissemination of the information.

Lack of Grant Date Coordination with the Release of Material Non-Public Information.

The grant date for awards to employees is the date the Frontier Board approves the awards based upon the recommendation of the Compensation Committee. The Corporation engages in a consistent and predetermined practice for granting annual awards to all employees. The Compensation Committee establishes the meeting and grant dates in accordance with the Corporation’s policy and does not schedule these dates based on knowledge of material nonpublic information or in response to the Corporation’s stock price.

Grants are made at Frontier Board meetings scheduled in advance to meet appropriate deadlines for compensation related decisions. The exercise price for every stock option and the valuation of each restricted stock award is based on the average of the high and low price for our common stock on the date of the grant, using price information from the NASDAQ Stock Market, which represents the fair market value of the shares on the date of grant.

There is a limited term in which stock options can be exercised, known as the “option term.” The option term for executive officers is generally ten years from the date of grant. At the end of the option term, the right to exercise any unexercised options expires. Vesting and exercise rights for stock options and stock awards cease upon termination of employment, except in the case of death or disability.

Our equity compensation program is an important piece of our overall compensation philosophy and helps motivate and retain the executives who lead the growth and success of our Corporation. It provides real incentives for our employees to sustain and enhance our long-term performance and shareholder value. Both our executive officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to our ongoing and future success.

401(k) Profit Sharing Plan and Trust

The 401(k) Profit Sharing Plan and Trust is a tax-qualified retirement savings plan in which all employees, including the Named Executive Officers, are eligible to participate. Frontier’s qualified 401(k) Plan allows highly compensated employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code-$15,000 for 2008-on a pre- or after-tax basis. Participants that are 50 years or older can also make “catch-up” contributions which in 2008 may be up to an additional $5,000 above the statutory limit under the Plan. Each employee is fully vested in his or her deferred salary contributions when made. We match 100% of the first 4% of pay that employees contribute to the Plan; these matching contributions are mandatory and vest immediately. In addition to matching employee contributions into the Plan, we may make discretionary contributions of a portion of our income to the Plan each year. We did not make a profit sharing contribution for 2008 due to the impact of the economic downturn or the Corporation’s financial results.

Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plan is designed to provide for distributions in a lump sum, rollovers or monthly distributions after termination of service. However, loans and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2, or disabilities are permitted.

Split Dollar Insurance Agreements

Neither the Corporation nor Frontier Bank maintains a defined benefit pension plan or nonqualified deferred compensation plan to fund retirement benefits for its Named Executive Officers or other executives. However, in December 2001, Frontier Bank purchased insurance policies on the lives of 53 of its employees, including Messrs. Dickson and Ryan and Ms. Wheeler and entered into Split Dollar Insurance Agreements with each of these executives. These split dollar arrangements were adopted by Frontier Bank to substitute coverage from its previous group-term life insurance program for its employees. The premium amounts paid are the property of Frontier Bank and provide Frontier Bank with a tax equivalent yield which exceeds comparable short-term investment alternatives. Frontier Bank expects to recover in full the premiums paid by it from Frontier Bank’s portion of the policies’

death benefits. Under the Split Dollar Insurance Agreements, when the employee dies, his or her designated beneficiary will be entitled to receive from the insurance proceeds an employee death benefit equal to two times the executive’s base salary, less $50,000, up to a maximum of $250,000. In addition, $50,000 of group term life insurance is provided by Frontier Bank to the executive for a total maximum benefit of $300,000, if the executive dies while employed by Frontier Bank. If the executive’s employment with Frontier Bank terminates by reason of his or her total disability, early or regular retirement from Frontier Bank, the employee death benefit continues, but is reduced to one time the executive’s base salary, up to a maximum of $150,000. Frontier Bank is entitled to receive all insurance proceeds in excess of the employee death benefit. These Split Dollar Insurance Agreements are subject to termination prior to the death of the executive, if: (i) Frontier Bank cancels the insurance policy, becomes bankrupt, dissolves or discontinues its business; or (ii) by written notice by either party; or (iii) the executive’s employment terminates for any reason other than total disability, early or regular retirement.

Compensation of Chief Executive Officer

Mr. Fahey’s base salary and equity compensation for fiscal 2008 were determined in accordance with the compensation philosophy and process described above, including the policy of targeting our compensation within the peer group and paying for performance. In setting Mr. Fahey’s salary and equity compensation, the Compensation Committee relied on market-competitive peer group pay data and the strong belief that the Chief Executive Officer significantly and directly influences the Corporation’s overall performance.

Change of Control Arrangements

The Corporation has entered into change of control agreements with eight of its key employees, including the Named Executive Officers Messrs. Dickson and Ryan and Ms. Wheeler. The change of control agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “— Severance and Change of Control Arrangements.”

Benefits and Perquisites

As salaried employees, the Named Executive Officers participate in a variety of retirement, health and welfare and paid time-off benefits designed to enable the Corporation to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Corporation has a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement. The costs of these benefits are included in column (i) of the Summary Compensation Table at page 186.

Frontier promotes an egalitarian culture — the Corporation does not provide its officers or other senior-level executives with preferential parking, separate dining facilities or similar perquisites. The Corporation’s officers, non-officer executives and other senior-level employees are eligible for certain additional benefit programs, all of which are quantified in the Summary Compensation Table and available to all eligible employees. The Corporation does not provide loans to executive officers, except in the ordinary course of its banking business as permitted by the rules of the FDIC and the SEC.

Tax Implications of Executive Compensation

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Corporation believes that compensation paid under the Corporation’s Stock Option Plans and other executive compensation plans and arrangements are generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Corporation began accounting for stock-based payments including its Stock Option Plan in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2008. We have also entered into change of control agreements with eight of our executive officers, including three of the Named Executive Officers, which are discussed on page 189 of this proxy statement. When setting total annual compensation for each of the Named Executive Officers, the executive’s current compensation, including equity and non-equity based compensation, in considered relative to the executive’s overall performance and the competitive market factors, the company’s financial performance, peer group information and compensation history. The Compensation Committee reviews the factors it considers to be the most relevant for the current fiscal year to set compensation at a reasonable, competitive level.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive	Deferred
					Awards	Awards	Plan	Compensation	All Other
Name and Principal	Year	Salary		Bonus	(3)	(4)(5)	Compensation	Earnings	Compensation (1)	Total
Position (a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Patrick M. Fahey	2008	$29,700	(2)	-0-	$67,536	$7,090	-0-	-0-	$36,900	$141,226
Chief Executive	2007	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-
Officer	2006	-0-		-0-	-0-	-0-	-0-	-0-	-0-	-0-
Carol E. Wheeler	2008	189,000		-0-	3,875	17,721	-0-	-0-	14,170	224,766
Chief Financial	2007	180,000		10,957	3,864	9,383	100,000	-0-	33,016	337,219
Officer	2006	140,000		9,197	11,607	26,864	75,000	-0-	30,836	293,501
Michael J. Clementz	2008	63,667	(6)	-0-	67,536	7,090	-0-	-0-	39,000	177,293
President	2007	40,000		2,584	-0-	-0-	-0-	-0-	107,388	149,972
	2006	40,000		4,402	-0-	19,565	-0-	-0-	77,400	141,367
John J. Dickson	2008	367,500		-0-	79,943	21,287	-0-	-0-	22,083	490,813
President, Frontier	2007	300,000		21,304	118,872	9,443	400,000	-0-	40,769	890,388
Bank	2006	300,000		19,783	111,347	26,864	300,000	-0-	37,435	795,429
Lyle E. Ryan	2008	265,650		-0-	12,407	21,287	-0-	-0-	14,170	313,514
EVP, Frontier Bank	2007	253,000		15,400	11,484	9,443	160,000	-0-	33,016	482,343
	2006	235,000		15,496	33,947	26,864	125,000	-0-	35,437	471,744

(1)	The amount shown in column (i) reflects, for each Named Executive Officer: 401 (k) Savings and Profit Sharing contributions allocated by the Corporation to each of the Named Executive Officers pursuant to the plan which is more fully described on page 184, and the cost of medical, dental, vision, life and disability insurance provided by the Corporation. The amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer, except for Messrs. Fahey and Clementz, which represent their board meeting fees prior to their appointment in December 2008 as CEO and President, respectively.

(2)	Mr. Patrick Fahey’s first day of employment was December 4, 2008. His annual salary was $396,000 as of December 31, 2008.

(3)	Mr. Patrick Fahey, Mr. Michael Clementz and Mr. John Dickson also serve as members of the Board of Directors of the Corporation. In 2008, Messrs. Fahey, Clementz and Dickson each received a retainer 3,600 shares of our common stock in January 2008 which had a value at the time of the award of $18.76 per share, or $67,536, which is reflected in column (e).

(4)	The amounts in column (f) reflect the prorated vesting dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(5)	On December 17, 2008, Messrs. Dickson and Ryan were granted an incentive stock option to purchase 6,750 shares and Ms. Wheeler was granted an incentive stock option to purchase 4,500 shares of our common stock at an exercise price of $3.02. The options will vest on the third anniversary of the grant date. The fair market value of each option as determined in accordance with FAS 123(R) was $1.05. Messrs. Fahey and Clementz were granted an incentive stock option to purchase 6,750 shares of our common stock at an exercise price of $3.02 which vest immediately. The fair value of each option as determined in accordance with FAS 123(R) was $1.05.

(6)	Represents salary paid to Mr. Michael Clementz as President of FFP, Inc. of $40,000 and $23,667 as CEO of Frontier Bank from December 4, 2008 through December 31, 2008. His annual salary was $360,000 as of December 31, 2008.

Stock Option Grants In 2008

The following table provides information on stock options granted to each of the Corporation’s Named Executive Officers in the fiscal year ended December 31, 2008. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that was expensed is shown in the Summary Compensation Table, column (f) on page 186.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock Awards:	Options	Exercise	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Awards:	or Base	Date Fair
		Under Nonequity			Under			Shares of	Number of	Price of	Value of
		Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Securities	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Option
	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Patrick M. Fahey	12/17/08	-0-	(2)	(2)	6,750	6,750	6,750	—	—	$3.02	$1.05
Carol E. Wheeler	12/17/08	-0-	(2)	(2)	4,500	4,500	4,500	—	—	3.02	1.05
Michael J. Clementz	12/17/08	-0-	(2)	(2)	6,750	6,750	6,750	—	—	3.02	1.05
John J. Dickson	12/17/08	-0-	(2)	(2)	6,750	6,750	6,750	—	—	3.02	1.05
Lyle E. Ryan	12/17/08	-0-	(2)	(2)	6,750	6,750	6,750	—	—	3.02	1.05

(1)	Options allow the grantee to purchase a share of Frontier Financial Corporation common stock for the fair market value of a share of common stock on the grant date. Options for Messrs. Fahey and Clementz are immediately exercisable and have a ten year term. Options for Messrs. Dickson and Ryan and Ms. Wheeler become exercisable after 3 years and have ten year terms.

Column (l) represents the aggregate FAS 123(R) values of options granted during the year. The per-option FAS 123(R) grant date value was $1.05 each for all options. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

(2)	Target and maximum amounts are not negotiated and are 100% discretionary.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
				Equity						Incentive	Plan
				Incentive					Market	Plan	Awards:
				Plan			Number		Value	Awards:	Market or
				Awards			of		of	Number of	Payout
				Number			Shares		Shares	Unearned	Value of
	Number of	Number of		of			or Units		or Units	Shares,	Unearned Shares
	Securities	Securities		Securities			of Stock		of Stock	Units or	Units or
	Underlying	Underlying		Underlying			That		That	Other	Other
	Unexercised	Unexercised		Unexercised	Option	Option	Have		Have	Rights That	Rights That
	Options	Options		Unearned	Exercise	Expiration	Not		Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Patrick M. Fahey	6,750				$3.02	12/17/2018
Carol E. Wheeler	1,800				11.55	12/18/2012
	2,250				14.67	12/16/2013
	3,375				17.78	12/14/2014
	3,375				21.50	12/20/2015
		3,333	(1)		29.83	12/12/2016
		4,500	(2)		18.76	12/11/2017
		4,500	(3)		3.02	12/17/2018	129	(4)	$246
Michael J. Clementz	6,750				14.67	12/16/2013
	1,125				17.78	12/14/2014
	5,625				17.77	12/14/2014
	3,720				21.50	12/20/2015
	3,030				21.50	12/20/2015
	6,750				3.02	12/17/2018
John J. Dickson	1,440				$10.22	12/20/2010
	1,620				11.55	12/19/2011
	1,800				11.55	12/18/2012
	6,750				14.67	12/16/2013
	5,625				17.77	12/14/2014
	1,125				17.78	12/14/2014
	3,030				21.50	12/20/2015
	3,720				21.50	12/20/2015
		3,333	(1)		29.83	12/13/2016
		5,097	(2)		18.76	12/11/2017
		6,750	(3)		3.02	12/17/2018
							746	(5)	$1,425
Lyle E. Ryan	788				9.78	12/15/2009
	788				7.55	7/19/2010
	1,800				10.22	12/20/2010
	2,025				11.55	12/19/2011
	2,250				11.55	12/18/2012
	6,750				14.67	12/16/2013
	5,625				17.77	12/14/2014
	1,125				17.78	12/14/2014
	3,720				21.50	12/20/2015
	3,030				21.50	12/20/2015
		3,333	(1)		29.83	12/12/2016
		5,097	(2)		18.76	12/11/2017
		6,750	(3)		3.02	12/17/2018
							746	(5)	1,425

(1)	Vests on December 13, 2009

(2)	Vests on December 11, 2010.

(3)	Vests on December 17, 2011.

(4)	Vests on December 13, 2009.

(5)	For all awards, 379 shares vest on December 13, 2009, 184 shares vest on December 12, 2009 and 183 shares vest on December 12, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
(a)	(b)	(c)	(d)	(e)

Patrick M. Fahey	—	—	—	—
Carol. E. Wheeler	—	—	130	$352
Michael J. Clementz	—	—	—	—
John J. Dickson	—	—	563	1,523
Lyle E. Ryan	—	—	563	1,523

Severance and Change of Control Arrangements

In January 2007, we entered into change of control agreements with eight of our key employees, five of whom remain with Frontier as key employees, Messrs. Dickson, Mathison, Robinson and Ryan, and Ms. Wheeler. The purpose of these agreements is to assure continuity of management, to encourage continued service in the event of a change of control and to ensure continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation and Frontier Bank.

The agreements generally provide that in the event of a termination of employment in connection with, or within 24 months after, a change of control, for reasons other than cause, the executive will receive a lump sum payment seven months after the discontinuance of employment in an amount equal to two times the executive’s W-2 compensation before salary deferrals over the twelve months prior to the effective date of the change of control (excluding any gains from stock-based compensation) less statutory payroll deductions and will continue to be covered by applicable medical and dental plans for 24 months following termination of employment. In the event an executive, after attaining age 60, voluntarily retires within 12 months following a change of control, the executive shall receive a lump sum payment equal to one times W-2 compensation, before salary deferrals (excluding any gains from stock-based compensation), and will continue to be covered by applicable medical and dental plans for 12 months following termination of employment.

In the event an executive receives severance benefits under the agreement, the executive will be restricted by a noncompetition and nonsolicitation period of two years following termination of employment, all as set forth in the agreement.

The vesting of options, restricted stock awards and stock appreciation rights granted under our 2006 Stock Option Plan will accelerate in the event of a change of control.

All Frontier employees, including our Named Executive Officers, are employed “at will” and do not have employment agreements or rights to severance benefits, with the exception of the change of control agreements. Frontier does not have a pre-defined involuntary termination severance plan or policy for employees, including executives. The Corporation’s practices in such situations may include: (1) salary continuation dependent on the business reason for the termination; (2) lump sum payment based on job level and service with the Corporation; (3) paid health care coverage and COBRA payments for a limited time; and (4) outplacement services.

The table below reflects the amount of compensation we estimate would be paid to each of the Named Executive Officers in the event of termination due to a change of control assuming the officer was terminated effective as of December 31, 2008. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

COMPENSATION UPON TERMINATION FOLLOWING A CHANGE OF CONTROL

			Medical Dental	Option/Awards
			& Vision	Vesting
	Salary	Bonus	Coverage	Acceleration	Total
Name	($)	($)	($)	($)	($)

Carol E. Wheeler	$378,000	—	$9,941	$246	$388,187
John J. Dickson	735,000	—	9,941	1,425	746,366
Lyle E. Ryan	531,300	—	9,941	1,425	542,666

The Corporation will not provide gross-ups for the Named Executive Officers for any taxes due under Section 4999 of the Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Corporation determined that 4999 gross up payments are not appropriate for the Corporation’s most senior level executives.

Stock Option Plans

Frontier adopted its 2006 Stock Incentive Plan, (or “Stock Option Plan”), effective as of January 1, 2006. The 2006 Plan replaced the Corporation’s 1998 Incentive Stock Option Plan and 2001 Stock Award Plan. All outstanding options under the prior Plans and current plan, which total 1,374,734 shares, are also included in the option information and tables in this proxy statement.

The Stock Option Plan provides that in the event of a change of control of Frontier or Frontier Bank, any unexercised options or SARs will accelerate in connection with a change of control.

The Stock Option Plan provides for incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) for our employees and nonqualified stock options for directors. All stock options granted have had an exercise price equal to the estimated fair market value of our stock as of the date of grant. No option may have a term of greater than ten years. No options to Directors have been granted.

All options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. The exercise price per share of each option granted to our Named Executive Officers was equal to the fair market value of our common stock as determined by the Frontier Board on the date of the grant.

As of December 31, 2008, there were options outstanding to purchase a total of 1,374,734 shares of our common stock under the Stock Option Plan and our prior plans and 4,378,358 shares available for grant under the Stock Option Plan.

Related Party Transactions and Business Relationships

Some of Frontier’s directors and officers and the business organizations with which they are associated, have been customers of, and have had banking transactions with us, in the ordinary course of our business, and we expect to have such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Frontier of similar creditworthiness and, in our opinion; these transactions do not involve more than a normal risk of collectability or present other unfavorable features.

Policy and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Corporation decisions are based on considerations other than our best interests and our shareholders. Therefore, the Frontier Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which Frontier participates and in which any related party has a direct or indirect material interest, other than: (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions or NASDAQ rules, or (3) loans made by Frontier Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and may be consummated or may continue only: (i) if the Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by the Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Frontier Board. The Audit Committee may approve or ratify the related party transaction only if the Compensation Committee determines that, under all of the circumstances, the transaction is in the best interests of Frontier.

The current policy was formalized and adopted in March, 2007. All related party transactions since January 1, 2006 which were required to be reported in this joint proxy statement/prospectus, were approved by either the disinterested members of the Frontier Board or the Compensation Committee.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Expected Tax Treatment as a Result of the Merger

SPAH and Frontier have not and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to the federal income tax consequences of the merger. The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of SPAH common stock and warrants and U.S. holders of Frontier common stock who hold their stock and warrants as capital assets. The discussion set forth below is intended only as a summary of the anticipated tax consequences of the merger, but does not address, among other matters:

•	state, local, or foreign tax consequences of the merger;

•	federal income tax consequences to Frontier shareholders who are subject to special rules under the Internal Revenue Code (the “Code”), such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, partnerships and other pass-through entities, holders subject to the alternative minimum tax, holders that hold shares as part of a straddle, hedging or conversion transaction, and holders whose functional currency is not the U.S. dollar;

•	federal income tax consequences affecting shares of Frontier common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

•	the tax consequences to holders of options to acquire shares of Frontier common stock; and

•	the tax consequences to SPAH and Frontier of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing regulations under the Code, published rulings and court decisions as in effect on the date of this document all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Frontier common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or another entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Assuming the merger is consummated in accordance with the merger agreement, it is anticipated that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, as a result, no gain or loss will be recognized by SPAH or Frontier as a result of the merger. The tax consequences to SPAH and Frontier stockholders are discussed below.

SPAH has received an opinion of Proskauer Rose LLP and Frontier has received an opinion of Keller Rohrback, the receipt of which are conditions of SPAH and Frontier in their obligation to complete the merger and have been filed with this registration statement, that:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	SPAH and Frontier will each be a party to such reorganization within the meaning of Section 368(b); and

•	the discussion set forth in this section entitled “Material U.S. Federal Income Tax Consequences”, is accurate in all material respects.

These opinions each rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by SPAH and Frontier, including those contained in certificates of officers of SPAH and Frontier. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in these opinions, in which case the tax consequences of the merger could differ from those discussed here.

TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH FRONTIER AND SPAH STOCKHOLDER. ACCORDINGLY, FRONTIER AND SPAH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Certain Federal Tax Consequences to SPAH Stockholders

Since SPAH stockholders will not exchange or otherwise dispose of their shares of SPAH common stock pursuant to the merger, SPAH stockholders will continue to hold their shares of SPAH common stock and will not recognize any gain or loss as a result of the merger. However, those SPAH stockholders who exercise their conversion rights and convert their shares of SPAH common stock into the right to receive cash from the trust account, will generally be required to treat the transaction as a sale of the shares and to recognize gain or loss upon the conversion. Such gain should be capital gain or loss if such shares were held as a capital asset on the date of the conversion, and will be measured by the difference between the amount of cash received and the tax basis of the shares of SPAH common stock converted. A stockholder’s tax basis in its shares of SPAH common stock generally will equal the cost of such shares. A stockholder who purchased SPAH units will have to allocate the cost between the shares of common stock and the warrants comprising the units based on their relative fair market values at the time of the purchase. Under certain circumstances, if the stockholder actually or constructively still owns shares of SPAH common stock after the conversion of shares into cash, the conversion may not be treated as a sale of stock by that stockholder for tax purposes but rather as a distribution by SPAH. A stockholder may constructively own stock for tax purposes because, among other reasons, stock may be owned by certain family members or affiliated entities or the stockholder may retain warrants in SPAH. If the conversion does not qualify as a sale for federal income tax purposes but instead is treated as a distribution by SPAH, then the receipt of cash in the conversion will be treated (1) as a dividend to the extent of SPAH’s earnings and profits, (2) as a reduction of basis in the shares for any excess and (3) to the extent of any excess over basis, gain from the sale or exchange of shares.

Certain Federal Tax Consequences to SPAH Warrantholders

An SPAH warrantholder will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the merger. As such, a warrantholder will not recognize any gain or loss on the deemed exchange of his or her old warrants for new warrants as a result of the amendment.

Certain Federal Tax Consequences to Frontier Shareholders

If pursuant to the merger, as provided in the merger agreement, a Frontier shareholder exchanges all of his or her shares of Frontier common stock solely for shares of SPAH common stock and SPAH warrants, that shareholder will not recognize any gain or loss. The aggregate adjusted tax basis of the shares of SPAH common stock and SPAH warrants received in the merger will be equal to the aggregate adjusted tax basis of the shares of Frontier common stock surrendered for the SPAH common stock and SPAH warrants, allocated between the SPAH common stock and SPAH warrants based on their relative fair market values at the time of the merger. The holding period of the SPAH common stock and SPAH warrants will include the period during which the shares of Frontier common stock were held. If a shareholder has differing bases or holding periods in respect of his or her shares of Frontier common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of SPAH common stock and SPAH warrants received in the exchange.

A shareholder of Frontier common stock who dissents with respect to the merger as discussed in “The Merger and Merger Agreement-Frontier Dissenters’ Rights” of this proxy statement/prospectus, and who receives cash in respect of his or her shares of Frontier common stock will recognize capital gain equal to the difference between the amount of cash received and his or her aggregate tax basis in the shares surrendered.

Backup Withholding

In general, proceeds received from the exercise of conversion rights or dissenters rights will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the IRS and other applicable requirements are met.

Other Reporting Requirements.

Frontier’s shareholders who receive SPAH common stock and SPAH warrants as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Frontier’s shareholders will be responsible for the preparation of their own tax returns.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Frontier shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger.

SUPERVISION AND REGULATION

The following discussion is only intended to provide summaries of significant statutes and regulations that affect the banking industry and is therefore not complete. Changes in applicable laws or regulations, and in the policies of regulators, may have a material effect on the business and prospects of SPAH and/or Frontier Bank. Neither SPAH, Frontier nor Frontier Bank can accurately predict the nature or extent of the effects that fiscal or monetary policies, or that new federal or state laws, may have on SPAH’s and/or Frontier Bank’s business and earnings in the future.

General

Frontier and Frontier Bank are, and following the merger, SPAH will be, extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not shareholders. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation.

Compliance

In order to assure that Frontier and Frontier Bank are in compliance with the laws and regulations that apply to their respective operations, including those summarized below, Frontier currently employs, and following the merger, SPAH would employ, a compliance officer and engage an independent compliance auditing firm. Frontier Bank is regularly reviewed or audited by the FDIC and the Washington DFI during which examinations such agencies assess Frontier Bank’s compliance with applicable laws and regulations. Frontier is, and following the merger, SPAH would be, regularly reviewed or audited by the Federal Reserve, during which examinations the Federal Reserve assesses compliance with applicable laws and regulations.

Federal Bank Holding Company Regulation

General:  Frontier is, and upon Federal Reserve approval of its bank holding company application, SPAH would be, a registered bank holding company as defined in the BHC Act, and therefore subject to regulation, supervision and examination by the Federal Reserve. In general, the BHC Act limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. Frontier must, and upon approval of its bank holding application, SPAH would be, required to file reports with the Federal Reserve and provide the Federal Reserve with such additional information as it may require.

The Federal Reserve may require a bank holding company to terminate an activity or terminate control or liquidate or divest certain subsidiaries, affiliates or investments when the Federal Reserve believes the activity or the control of the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt. Under certain circumstances, a bank holding company must file written notice and obtain Federal Reserve approval prior to purchasing or redeeming its equity securities.

FRB Written Agreement:  In addition, on July 2, 2009, Frontier entered into a written agreement with the FRB. Under the terms of the FRB Written Agreement, Frontier has agreed to: (i) refrain from declaring or paying any dividends without prior written consent of the FRB; (ii) refrain from taking dividends or any other form of payment that represents a reduction in capital from Frontier Bank without prior written consent of the FRB; (iii) refrain from making any distributions of interest or principal on subordinated debentures or trust preferred securities without prior written consent of the FRB; (iv) refrain from incurring, increasing or guaranteeing any debt without prior written consent of the FRB; (v) refrain from purchasing or redeeming any shares of its stock without prior written consent of the FRB; (vi) implement a capital plan and maintain sufficient capital; (vii) comply with notice and approval requirements established by the FRB relating to the appointment of directors and senior executive officers as well as any change in the responsibility of any current senior executive officer; (viii) not pay or agree to pay any indemnification and severance payments except under certain circumstances, and with the prior approval of the FRB; and (ix) provide quarterly progress reports to the FRB.

It is a condition to closing the merger that the FRB Written Agreement will have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

Bank holding company capital requirements:  The Federal Reserve has established capital ratio guidelines for bank holding companies. A bank holding company is “well capitalized” under Regulation Y if (1) on a consolidated basis, it maintains a total risk-based capital ratio of 10.0% or greater, (2) on a consolidated basis, the bank holding company maintains a tier 1 risk based capital ratio of 6.0% or greater, and (3) the bank holding company is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. In addition, a bank holding company generally must maintain a minimum tier 1 leverage ratio of 4%. See “-Capital Adequacy” below for more discussion of applicable federal capital requirements.

Financial Holding Company Status:  Under the Financial Services Modernization Act of 1999, a bank holding company may apply to the Federal Reserve to become a financial holding company, and thereby engage (directly or through a subsidiary) in certain activities deemed financial in nature. Frontier currently is not a financial holding company. SPAH has not made an election to become a financial holding company as part of its bank holding application with the Federal Reserve, but SPAH may make such an election at a later date.

Acquisition of Banks:  The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•	acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares; or

•	merging or consolidating with any other bank holding company.

Further, the BHC Act requires a bank holding company or subsidiary thereof, other than a bank, to obtain the Federal Reserve’s prior approval before acquiring all or substantially all of the assets of any bank.

Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed above and in additional detail below.

Restrictions on Ownership:  The BHC Act requires any “bank holding company” (as defined in that BHC Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of a class of a bank holding company’s outstanding voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of a class of a bank holding company’s outstanding voting stock under the Change in Bank Control Act. Any holder of 25% or more of any class of a bank holding company’s outstanding voting stock, other than an individual, is subject to regulation as a bank holding company under the BHC Act.

Holding Company Control of Nonbanks:  With some exceptions, the BHC Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks.

Transactions with Affiliates:  Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit SPAH’s ability to obtain funds from the Frontier Bank for its cash needs, including funds for payment of future dividends, interest and operational expenses.

Tying Arrangements:  Banks and bank holding companies are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, following the merger, neither SPAH nor Frontier Bank could condition an extension of credit to a customer on either: (1) a requirement that the customer obtain additional services provided by SPAH or Frontier Bank; or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

Support of Subsidiary Banks:  Under Federal Reserve policy, a bank holding company is expected to act as a source of financial and managerial strength to is subsidiary bank(s). This means that a bank holding company is required to commit, as necessary, resources to support its subsidiary bank(s). Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks.

Federal and State Regulation of Frontier Bank

General:  Frontier Bank is a Washington chartered commercial bank with deposits insured by the FDIC. As a result, the Frontier Bank is subject to supervision and regulation by the Washington DFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what each agency believes constitutes unsafe or unsound banking practices.

FDIC Order:  Frontier Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist on March 20, 2009 with the FDIC and the Washington DFI resulting from a June 30, 2008 examination. The regulators alleged that Frontier Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at Frontier Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, Frontier Bank neither admitted nor denied the alleged charges.

Under the terms of the FDIC Order, Frontier Bank cannot declare dividends or pay any management, consulting or other fees or funds to Frontier, without the prior written approval of the FDIC and the Washington DFI. Other material provisions of the FDIC Order require Frontier Bank to: (1) review the qualifications of Frontier Bank’s management, (2) provide the FDIC with 30 days written notice prior to adding any individual to the Frontier Bank Board or employing any individual as a senior executive officer, (3) increase director participation and supervision of Frontier Bank affairs, (4) improve Frontier Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of real estate construction and land development loans, (5) develop a capital plan and increase Tier 1 leverage capital to 10% of Frontier Bank’s total assets by July 29, 2009, and maintain that capital level, in addition to maintaining a fully funded allowance for loan losses satisfactory to the regulators, (6) implement a comprehensive policy for determining the adequacy of the allowance for loan losses and limiting concentrations in commercial real estate and acquisition, development and construction loans, (7) formulate a written plan to reduce Frontier Bank’s risk exposure to adversely classified loans and nonperforming assets, (8) refrain from extending additional credit with respect to loans charged-off or classified as “loss” and uncollected, (9) refrain from extending additional credit with respect to other adversely classified loans without collecting all past due interest, without the prior approval of a majority of the directors on the Frontier Bank Board or its loan committee, (10) develop a plan to control overhead and other expenses to restore profitability, (11) implement a liquidity and funds management policy to reduce Frontier Bank’s reliance on brokered deposits and other non-core funding sources, and (12) prepare and submit progress reports to the FDIC and the Washington DFI. The FDIC Order will remain in effect until modified or terminated by the FDIC and the Washington DFI.

Except as described herein, the FDIC Order does not restrict Frontier Bank from transacting its normal banking business. Frontier Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and Washington DFI did not impose any monetary penalties in connection with the FDIC Order.

It is a condition to closing the merger that the FDIC Order will have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

Compliance Memorandum of Understanding:  The Frontier Bank Board entered into an informal supervisory agreement, the Memorandum of Understanding, with the FDIC dated August 20, 2008 relating to the correction of violations of applicable consumer protection and fair lending laws and regulations, principally including the failure to provide certain notices to consumers pursuant to the Flood Disaster Protection Act of 1973, and certain violations of the Truth in Lending Act and Regulation Z.

The Memorandum of Understanding requires Frontier Bank and the Frontier Bank Board to (i) correct all violations found and implement procedures to prevent their recurrence; (ii) increase oversight of the Frontier Bank Board’s compliance function, including monthly reports from Frontier Bank’s compliance officer to the Frontier Bank Board detailing actions taken to comply with the Memorandum of Understanding; (iii) review its compliance policies and procedures and develop and implement detailed operating procedures and controls, where necessary, to ensure compliance with all consumer protection laws and regulations; (iv) establish monitoring procedures to ensure compliance with all consumer protection laws and regulations (including flood insurance), including the documentation and reporting of all exceptions to the Frontier Bank Board and its audit committee; (v) review, expand and improve the quality of such compliance with the frequency of compliance audits to be reviewed and approved annually by the Frontier Bank Board or audit committee, with a goal of auditing compliance at least annually; (vi) ensure that Frontier Bank’s compliance management function has adequate staff, resources, training and authority for the size and structure of Frontier Bank; (vii) establish flood insurance monitoring procedures to ensure loans are not closed without flood insurance and prior notices to customers required by law, that lapses of flood insurance do not occur, and to develop methods to ensure that adequate amounts of flood insurance are provided, with Frontier Bank agreeing to force — place flood insurance when necessary; (viii) provide additional training for all Frontier Bank personnel, including the Frontier Bank Board and audit and compliance staff for applicable laws and regulations; and (ix) furnish quarterly progress reports to the Regional Director of the FDIC detailing the actions taken to secure compliance with the Memorandum of Understanding until the Regional Director has released the institution, in writing, from submitting further reports. Frontier Bank was assessed civil monetary penalties of $48,895 for flood insurance violations and required to pay $10,974 in restitution to customers for certain violations of the Truth in Lending Act and Regulation Z.

These regulatory actions may adversely affect our ability to obtain regulatory approval for future initiatives requiring regulatory action, such as acquisitions. The regulatory actions will remain in effect until modified or terminated by the regulators.

It is a condition to closing the merger that the Memorandum of Understanding will have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

Lending Limits:  Washington banking law generally limits the amount of funds that a bank may lend to a single borrower to 20% of stockholders’ equity.

Control of Financial Institutions:  The acquisition of 25% or more of a state chartered bank’s voting power by any individual, group or entity, is deemed a change in control under Washington banking law, requiring notice and application and prior approval of the Washington DFI.

Community Reinvestment:  The CRA requires that the FDIC, in connection with examinations of banks within its jurisdiction, evaluate the record of Frontier Bank in meeting the credit needs of its local community(ies), including low and moderate income neighborhoods, consistent with the safe and sound operation of the institution. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. An unsatisfactory CRA rating can substantially delay or block a transaction. Frontier Bank received a “Satisfactory” rating in its last CRA examination, which was conducted by the FDIC as of December 3, 2007.

Insider Credit Transactions:  Banks are also subject to certain FDIC restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons (i.e., insiders). Extensions of credit: (i) must be made on substantially the same terms and pursuant to the same credit underwriting procedures as those for comparable transactions with persons who are neither insiders nor employees; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to insiders.

Regulation of Management:  Federal law sets forth circumstances under which officers or directors of a bank may be removed by the institution’s federal supervisory agency. Federal law also generally prohibits management personnel of a bank from serving as a director or in a management position of another bank whose assets exceed a specified amount or which has an office within a specified geographic area.

Safety and Soundness Standards:  Federal law imposes upon banks certain non-capital safety and soundness standards. These standards cover internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits. Additional standards apply to asset quality, earnings and stock valuation. An institution that fails to meet these standards must develop a plan acceptable to its regulators, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Under Washington state law, if the shareholders’ equity of a Washington state-chartered bank becomes impaired, the Commissioner of the Washington DFI will require the bank to make the impairment good. Failure to make the impairment good may result in the Commissioner’s taking possession of the bank and liquidating it.

Dividends:  Frontier is, and following the merger SPAH would be, a legal entity separate and distinct from Frontier Bank. Frontier and Frontier Bank are, and following the merger SPAH would be, subject to regulatory requirements relating to the payment of dividends. Federal banking regulators are authorized to prohibit a bank or bank holding company from paying dividends in situations where the payment of dividends would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce its capital below minimum applicable federal capital requirements (see “-Capital Adequacy” below for a discussion of the applicable federal capital requirements).

Washington law also limits Frontier Bank’s ability to pay cash dividends. A Washington state-chartered bank may not declare or pay any dividend greater than its retained earnings without approval of the Washington DFI. The Washington DFI also has the power to require any state-chartered bank to suspend the payment of any and all dividends.

As noted above, the FDIC Order and FRB Written Agreement each prohibit Frontier Bank from paying cash dividends without prior approval from the FDIC, Federal Reserve and the Washington DFI.

A significant portion of the revenues of SPAH will depend upon dividends or fees paid to it by Frontier Bank. Accordingly, SPAH expects that these laws, regulations, policies and enforcement actions may materially impact the ability of Frontier Bank and, therefore, SPAH’s ability to pay dividends.

Brokered Deposits:  Under the Federal Deposit Insurance Corporation Improvement Act, or FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well-capitalized” banks are permitted to accept brokered deposits, but all banks that are not well-capitalized are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank. Frontier Bank is currently “adequately capitalized” and, thus, is subject to limitations with respect to its brokered deposits.

Other Regulations:  Frontier Bank is subject to various laws and regulations dealing generally with consumer protection matters, including the Federal Trade Commission Act, which prohibits unfair or deceptive acts or practices. Frontier Bank may be subject to potential liability under these laws and regulations for material violations. The loan operations of the Frontier Bank are subject to state usury laws and federal laws concerning interest rates.

Federal Laws Applicable to Credit Transactions:  The Frontier Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring banks to provide information to enable the public and public officials to determine whether a bank is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Real Estate Settlement Procedures Act, addressing practices and disclosures in connection with residential mortgage transactions;

•	Service Members Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Federal Laws Applicable to Deposit Operations:  The Frontier Bank’s deposit operations are subject to:

•	Truth in Savings Act, which imposes disclosure obligations to enable consumers to make informed decisions about accounts at depository institutions;

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Check Clearing for the 21st Century Act (“Check 21”):  Check 21: (1) gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check; allows check truncation without making it mandatory; (2) requires that banks communicate to accountholders, in writing, a description of its substitute check processing program and their rights under the law; (3) legalizes substitutions for and replacements of paper checks without agreement from consumers; (4) retains previously mandated procedures with respect to electronic collection and return of checks between banks only when individual agreements are in place; (5) requires that when accountholders request verification, banks produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and (6) requires a consumer’s bank to recredit funds to the consumer’s account on the next business day after the consumer proves that the bank has erred.

Federal Home Loan Bank System:  The Federal Home Loan Bank system, of which the Frontier Bank is a member, consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board (“FHFB”). The Federal Home Loan Banks serve as reserve or credit facilities for member institutions within their assigned regions. They are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. They make loans (i.e., advances) to members in accordance with policies and procedures established by the FHLB and the boards of directors of each regional FHLB.

As a system member, the Frontier Bank is entitled to borrow from the FHLB of its region and is required to own a certain amount of capital stock in the FHLB. The Frontier Bank is in compliance with the stock ownership rules described above with respect to such advances, commitments and letters of credit and residential 1-4 family loans and similar obligations. All loans, advances and other extensions of credit made by the FHLB to the Frontier Bank are secured by a portion of its residential 1-4 loan portfolio, certain other investments and the capital stock of the FHLB held by the Frontier Bank.

Mortgage Banking Operations:  The Frontier Bank is subject to the rules and regulations of the Federal Housing Administration (FHA), Veterans Administration (VA), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA) with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals require credit reports on prospective borrowers and fix maximum loan amounts, and, with respect to VA loans, fix maximum interest rates. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which, among other things, prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs.

Commercial Real Estate Guidance:  The FDIC and the Federal Reserve issued joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices on December 6, 2006. The Guidance provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny: (1) commercial real estate loans exceed 300% of capital and increased 50% or more in the preceding three years; or (2) construction and land development loans exceed 100% of capital. The Guidance does not limit banks’ levels of commercial real estate lending activities. The Guidance applies to the Frontier Bank, based its current loan portfolio.

Recent Developments:  Recent months have seen significant changes in consumer laws and regulations, particularly in the areas of mortgage lending, credit card lending, and overdraft protection. In addition, the Obama Administration has recently released several regulatory reform proposals that would substantially alter the regulation of financial institutions. In particular, the Administration’s proposal would, among other things, create the Consumer Financial Protection Agency (the “CFPA”) and grant that Agency very broad authority to enact regulations, conduct examinations and carry out enforcement actions to protect consumers with respect to consumer financial products and services. The CFPA would assume the consumer protection functions that are currently exercised by the federal banking regulatory agencies. Thus, if the Administration’s proposal is enacted into law, Frontier Bank would be subject to supervision by the CFPA in addition to supervision by the FDIC, Washington DFI, and the Federal Reserve. The CFPA would also be authorized to charge Frontier Bank assessments to fund its operations. The CFPA could also enact a broad range of consumer protection and data collection requirements in addition to those that currently exist, as well as new penalties for non-compliance, which could substantially increase Frontier Bank’s regulatory compliance obligations. There may also be additional legislative and regulatory changes proposed, considered and enacted in the future that may impact Frontier Bank’s business.

Privacy

Federal banking rules limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third-parties. Pursuant to these rules, financial institutions must provide:

•	initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third-parties and affiliates;

•	annual notices of their privacy policies to current customers; and

•	a reasonable method for customers to “opt out” of disclosures to nonaffiliated third-parties.

Under federal banking regulations, customers generally may prevent Frontier Bank from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when Frontier Bank is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, Frontier Bank generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. Frontier Bank is also required to implement safeguards to protect nonpublic personal financial information.

These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Frontier Bank has implemented privacy policies to comply with these requirements.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states, as long as the home state of neither merging bank has opted out under the legislation. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

FDIC regulations prohibit banks from using their interstate branches primarily for deposit production. The FDIC has implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

Washington enacted “opting in” legislation in accordance with the Interstate Act, allowing banks to engage in interstate merger transactions, subject to certain “aging” requirements. Until recently, Washington restricted out-of-state banks from opening de novo branches; however, in 2005, Washington interstate branching laws were amended so that an out-of-state bank may, subject to the Washington DFI’s approval, open de novo branches in Washington or acquire an in-state branch so long as the home state of the out-of-state bank has reciprocal laws with respect to de novo branching or branch acquisitions. Once an out-of-state bank has acquired a bank within Washington, either through merger or acquisition of all or substantially all of the bank’s assets or through authorized de novo branching, the out-of-state bank may open additional branches within the state.

Deposit Insurance

Frontier Bank’s deposits are generally insured to a maximum of $250,000 per depositor through the Deposit Insurance Fund administered by the FDIC. In addition, Frontier Bank is participating in the FDIC’s Temporary Liquidity Guarantee Program, in which all noninterest bearing transaction deposit accounts are fully insured until at least December 31, 2009. The FDIC has publicly issued a proposal which, if adopted, would extend this program for six months until June 30, 2010. Frontier Bank is required to pay deposit insurance premiums, which are assessed semiannually and paid quarterly. The premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

The FDIC is also empowered to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. In addition, the FDIC imposed on all depository institutions an emergency special assessment on June 30, 2009, which required each insured institution to pay an additional 20 basis points on its assessment base. Further emergency special assessments may be imposed if the FDIC determines that the Deposit Insurance Fund may to fall to a level that would adversely affect public confidence or to a level close to zero or negative at the end of a calendar quarter. Any single emergency special assessment may be up to 10 basis points of an insured institution’s assessment base. The FDIC’s authority to impose these emergency special assessments will expire on January 1, 2010, unless extended by the FDIC.

Recent legislative reform to modernize federal deposit insurance have merged the Frontier Bank Insurance Fund and the Savings Association Insurance Fund into a new Deposit Insurance Fund, and also:

•	raised the deposit insurance limit on certain retirement accounts to $250,000 and indexes that limit for inflation;

•	required the FDIC and National Credit Union Administration boards, starting in 2010 and every succeeding five years, to consider raising the standard maximum deposit insurance; and

•	eliminated the current fixed 1.25 percent Designated Reserve Ratio (“DRR”) and provided the FDIC with the discretion to set the DRR within a range of 1.15 to 1.50 percent for any given year.

Capital Adequacy

Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of financial institutions. The guidelines are “risk-based,” meaning that they are designed to make capital requirements more sensitive to differences in risk profiles among banks.

Tier I and Tier II Capital:  Under the guidelines, an institution’s capital is divided into two broad categories, Tier I capital and Tier II capital. Tier I capital generally consists of common stockholders’ equity, surplus and undivided profits. Tier II capital generally consists of the allowance for loan losses, hybrid capital instruments and subordinated debt. The sum of Tier I capital and Tier II capital represents an institution’s total capital. The guidelines require that at least 50% of an institution’s total capital consist of Tier I capital.

Risk-based Capital Ratio:  The adequacy of an institution’s capital is gauged primarily with reference to the institution’s risk weighted assets. The guidelines assign risk weightings to an institution’s assets in an effort to quantify the relative risk of each asset and to determine the minimum capital required to support that risk. An institution’s risk weighted assets are then compared with its Tier I capital and total capital to arrive at a Tier I risk-based ratio and a total risk-based ratio, respectively. The guidelines provide that an institution must have a minimum Tier I risk-based ratio of 4% and a minimum total risk-based ratio of 8% in order to be “adequately capitalized” for prompt corrective action purposes.

Leverage Ratio:  The guidelines also employ a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which an institution may leverage its equity capital base. The guidelines provide that an institution generally must have a minimum Tier I leverage ratio of 4% in order to be “adequately capitalized” for prompt corrective action purposes.

Prompt Corrective Action:  Under the guidelines, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. In addition, regulators may assign an institution. The categories range from “well capitalized” to “critically undercapitalized.” Institutions that are deemed to be undercapitalized, depending on the category to which they are assigned, are subject to certain mandatory supervisory corrective actions.

Under the prompt corrective action guidelines, a bank is “well capitalized” if its total risk-based capital ratio is 10% or greater, its Tier I risk-based capital ratio is 6% or greater, its leverage ratio is 5% or greater, and it is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. As a result of the deficiencies cited in the FDIC Order, the Federal Reserve and the FDIC have advised Frontier and Frontier Bank that Frontier Bank has been reclassified from “well capitalized” to “adequately capitalized.”

State Corporate Law Restrictions

As a Washington corporation, Frontier is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors; distributions to shareholders; transactions involving directors, officers, or interested shareholders; maintenance of books, records, and minutes; and observance of certain corporate formalities.

Corporate Governance and Accounting Legislation

Sarbanes-Oxley Act of 2002:  On July 30, 2002, the Sarbanes-Oxley Act of 2002, or SOX, was signed into law to address corporate and accounting fraud. SOX established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients. Among other things, SOX also: (1) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the SEC; (2) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non GAAP) disclosures; (3) accelerates the time frame for reporting of insider transactions and periodic disclosures by public companies; and (4) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

Under SOX, the SEC is required to regularly and systematically review corporate filings, based on certain enumerated factors. To deter wrongdoing, SOX: (1) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (2) prohibits an officer or director from misleading or coercing an auditor; (3) prohibits insider trades during pension fund “blackout periods”; (4) imposes new criminal penalties for fraud and other wrongful acts; and (5) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

As a public reporting company, SPAH is subject to the requirements of SOX and related rules and regulations issued by the SEC and NASDAQ.

Bank Secrecy Act

The purpose of the Bank Secrecy Act (“BSA”) is to require financial institutions to maintain appropriate records and file certain reports involving currency transactions and a financial institution’s customer relationships. The BSA generally requires financial institutions to keep records of cash purchases of negotiable instruments, file reports of cash transactions exceeding a daily aggregate amount of $10,000, and to report suspicious activity that might signify money laundering, tax evasion, or other criminal activities. In addition to these requirements, FDIC regulations require Frontier Bank to maintain a BSA compliance program that provides for (1) a system of internal controls to assure ongoing compliance, (2) independent compliance testing to be conducted by bank personnel or by an outside party; (3) the designation of an individual or individuals responsible for coordinating and monitoring day-to-day compliance; and (4) training of appropriate personnel.

Anti-Terrorism Legislation

USA Patriot Act of 2001 (the “Patriot Act”):  Among other things, the Patriot Act: (1) prohibits banks from providing correspondent accounts directly to foreign shell banks; (2) imposes due diligence requirements on banks opening or holding accounts for foreign financial institutions or wealthy foreign individuals; (3) requires financial institutions to establish an anti-money-laundering compliance program; and (4) eliminates civil liability for persons who file suspicious activity reports. The Patriot Act also increased governmental powers to investigate terrorism, including expanded government access to account records. The Department of the Treasury is empowered to administer and make rules to implement the Patriot Act.

Office of Foreign Assets Control

Frontier Bank is subject to regulations imposed by the Office of Foreign Assets Control (“OFAC”). OFAC regulations require financial institutions to block accounts and other assets of, and prohibit unlicensed trade and financial transactions with, specified countries. OFAC regulations also require that financial institutions block or reject prohibited accounts of, and transactions with, entities that appear on the list of Specially Designated Nationals and Blocked Persons that is published by OFAC from time to time. Financial institutions must notify OFAC of blocked or rejected transactions within 10 days of their occurrence, and report all blocked property to OFAC annually.

Effects of Government Monetary Policy

Each of SPAH’s and Frontier Bank’s earnings and growth will be affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession. The nature and impact of future changes in monetary policies and their impact on SPAH and Frontier Bank cannot be predicted with certainty.

COMPARATIVE RIGHTS OF SPAH AND FRONTIER

SPAH and Frontier are incorporated under the laws of the State of Delaware and the State of Washington, respectively. Accordingly, the rights of SPAH’s stockholders and Frontier’s shareholders are governed by the laws of the States of Delaware and Washington, respectively. As a result of the merger, Frontier’s shareholders will become stockholders of SPAH. Thus, following the merger, the rights of Frontier’s shareholders who become SPAH’s stockholders in the merger will be governed by the laws of the State of Delaware and by the SPAH Certificate of Incorporation. The SPAH Board has submitted proposals to adopt amendments to the SPAH Certificate of Incorporation at its special meeting of stockholders, and if the stockholders approve the proposals to adopt amendments to the SPAH Certificate of Incorporation, as a result of the merger, Frontier’s shareholders will be governed by the second amended and restated certificate of incorporation of SPAH, incorporating the Initial Charter Amendments and Subsequent Charter Amendments, in substantially the form attached as Annex C.

The following is a comparison of certain rights of SPAH’s stockholders and those of Frontier’s shareholders. Certain significant differences in the rights of SPAH’s stockholders and those of Frontier’s shareholders arise from differing provisions of SPAH’s and Frontier’s respective governing corporate instruments and respective governing laws. Washington corporate law only refers to shares and shareholders and does not use the term “stock” or “stockholder.” For ease of understanding throughout this joint proxy statement/prospectus, SPAH has applied the term “stock” to refer to the ownership rights of the stockholders of Frontier and “stockholders” to refer to the “shareholders” of Frontier. Accordingly, with respect to Frontier, any references to “stock” should also be understood to refer to “shares” under Washington corporate law and any references to “stockholders” should also be understood to refer to “shareholders” under Washington corporate law.

The following summary is not intended to be a complete statement of Delaware or Washington law or of the provisions of each company’s governing documents affecting, and the differences between, the rights of SPAH’s stockholders and those of Frontier’s shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. Although the WBCA and the DGCL are similar in most respects, there are a number of differences between the two statutes, some of which are summarized below. In addition, there is a substantial body of case law in Delaware interpreting the DGCL. A comparable body of judicial interpretations does not exist in Washington such that there may be less certainty as to the outcome of matters governed by the WBCA than would be the case under the DGCL.

SPAH	Frontier

Authorized Capital
SPAH is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 54,112,000 shares were issued and outstanding as of the date of this joint proxy statement/prospectus. SPAH is authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date of this joint proxy statement/prospectus. The SPAH Certificate of Incorporation does not provide that stockholders have a preemptive right to acquire authorized and unissued shares of SPAH’s stock.	Frontier is authorized to issue 100,000,000 shares of common stock, no par value, of which [ ] shares were issued and outstanding as of the date of this joint proxy statement/prospectus, and 10,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding as of the date of this joint proxy statement/prospectus. The Frontier Articles of Incorporation do not provide that stockholders have a preemptive right to acquire authorized and unissued shares of Frontier.

SPAH	Frontier

Upon approval by SPAH stockholders and warrantholders at the special meetings, SPAH will create a new class of common stock (Non-Voting Common Stock), which will have economic rights but no voting rights. If approved by SPAH stockholders, SPAH will be authorized to issue 200,000,000 shares of Non-Voting Common Stock, par value $0.001 per share, to warrantholders who elect to receive, in their sole discretion, upon exercise of their warrants, shares of Non-Voting Common Stock in lieu of shares of voting common stock. The terms of the Non-Voting Common Stock will be identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock will have no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, under certain circumstances.
Board of Directors
The SPAH Certificate of Incorporation and the SPAH Bylaws provide that the SPAH Board may consist of not less than one director nor more than nine directors, with the exact number fixed by the board of directors. The board of directors currently has six members. Each director holds office until the next annual meeting of stockholders or until such director’s earlier resignation, removal from office, death or incapacity.	The Frontier Articles of Incorporation and the Frontier Bylaws provide that the board must consist of not less than five directors nor more than 25 directors, with the exact number fixed by the board of directors and a majority of whom shall not be officers or employees of Frontier or any of its subsidiaries. The board of directors currently has nine members. The Frontier Articles of Incorporation and the Frontier Bylaws divide the board of directors into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of directors.
Manner of Acting by Board
Under Delaware law, the act of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors.	The Frontier Bylaws provide that the act of a majority of directors present at a meeting at which a quorum is present shall be the act of the board except with regard to approval of any plan of merger, consolidation or exchange or the sale of substantially all the assets of Frontier, which requires the act of two-thirds of the directors present.
Removal of Directors
The SPAH Bylaws provide that a director can be removed with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.	The Frontier Articles of Incorporation provide that a director may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the director whose removal is sought.

SPAH	Frontier

Election of Directors
The SPAH Bylaws provide that the election of directors is determined by a plurality of votes cast, in person or by proxy, at a meeting of stockholders at which a quorum is present. The SPAH Certificate of Incorporation does not provide for cumulative voting for the election of directors.	The Frontier Articles of Incorporation and the Frontier Bylaws do not specify the voting requirements for the election of directors. Therefore, under Washington law, in the Frontier election of directors, the candidates elected are those receiving the largest numbers of votes cast by the shares entitled to vote in the election. The Frontier Bylaws do not provide for cumulative voting for the election of directors.
Nomination of Director Candidates
The SPAH Bylaws provide that nominations of persons for election to the SPAH Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of SPAH who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the SPAH Bylaws. To be timely, a stockholder’s notice to SPAH’s Secretary must be delivered to or mailed and received at the principal executive offices of SPAH(a) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business ninety (90) days prior to the annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and(b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.	The Frontier Bylaws provide that nominations of persons for election to the board of directors may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by any stockholder of Frontier who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Frontier Bylaws. To be timely, a stockholder’s notice shall be delivered to the principal office of Frontier (a) in the case of an annual meeting, not less than 120 days and not more than 150 days prior to the first anniversary of the date the proxy statement was sent to stockholders in connection with the previous year’s annual meeting (provided, however, that in the event the date of Frontier’s annual meeting is more than 30 days before or after the date of the previous year’s annual meeting, notice by the stockholder must be delivered not more than 150 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Frontier) and (b) in the case of a special meeting, not more than 150 days prior to such special meeting and not less than the later of 120 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

SPAH	Frontier

Special Meetings of the Board
The SPAH Bylaws provide that special meetings of the SPAH Board may be called at any time by the chief executive officer or a majority of the entire board of directors.	The Frontier Bylaws provide that special meetings of the board of directors may be called at any time by the chairman, vice chairman, chief executive officer, president or at least one-half of the members of the board of directors.
Manner of Acting by Stockholders
The SPAH Bylaws provide that any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented at the meeting and entitled to vote on the subject matter.	The Frontier Articles of Incorporation and the Frontier Bylaws do not specify the voting requirements for action by stockholders. Thus, pursuant to Washington law, if a quorum exists, action on a matter, other than the election of directors or other certain corporate transactions, such as a merger, is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action.
Stockholder Action Without Meeting
The SPAH Certificate of Incorporation provides that any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of such stockholders, may only be taken at a meeting, and may not be taken by written consent.	The Frontier Articles of Incorporation and the Frontier Bylaws do not contain provisions related to whether stockholders may take action by written consent. Thus, pursuant to Washington law, stockholders may take action by written consent only if unanimous consent is given by all stockholders entitled to vote on such action.

SPAH	Frontier

Stockholder Vote Required for Merger
Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SPAH common stock entitled to vote at the special meeting, even though stockholder approval is not required under Delaware law (which requires stockholder approval upon the issuance of more than 20% of the outstanding shares of common stock immediately prior to the effective time of the merger). The SPAH Certificate of Incorporation also requires that a majority of the shares of common stock voted by the SPAH public stockholders are voted, in person or by proxy, in favor of the merger and SPAH public stockholders owning no more than 30% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and thereafter exercise their conversion rights as described below. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. In addition, the proposal to adopt the merger agreement will only be presented for a vote at the special meeting of SPAH stockholders if the Initial Charter Amendments are adopted by SPAH stockholders and the warrant amendment proposal is adopted by SPAH warrantholders. Following the consummation of the merger, this provision will be eliminated from the SPAH Certificate of Incorporation.	The WBCA requires certain mergers and share exchanges to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon and, if there is a class of stock that is entitled to vote as a class, then the merger or share exchange must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote thereon. The WBCA similarly requires that a sale of all or substantially all of the assets of a corporation not made in the ordinary course of business be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. With respect to the approval of a merger or asset sale, however, the articles of incorporation may require a vote of a different number, but not less than a majority, of the shares outstanding. The Frontier Articles of Incorporation do not provide for a different number of shares for approval of a merger, share exchange or asset sale.

SPAH	Frontier

Restrictions on Business Combinations
SPAH has elected not to be governed by Section 203 of the DGCL, which limits business combinations, including mergers, with any interested stockholder.	The WBCA prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons beneficially owning 10% or more of the voting securities of a target corporation (an “Acquiring Person”) for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date on which the Acquiring Person first obtained 10% share ownership. A significant business transaction includes among other transactions: (a) mergers, asset sales, and stock issuances or redemptions involving an Acquiring Person, (b) termination of 5% or more of the employees of the target corporation employed in Washington State as a result of the Acquiring Person’s acquisition of 10% or more of the shares, or (c) allowing the Acquiring Person to receive any disproportionate benefit as a stockholder.

SPAH	Frontier

Indemnification of Directors and Officers
In accordance with Delaware law, the SPAH Certificate of Incorporation provides that SPAH will indemnify, to the full extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SPAH in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the SPAH Certificate of Incorporation.

The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person(1) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests and(2) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.	To the full extent permitted by the WBCA, the Frontier Bylaws provide Frontier will indemnify any person who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of Frontier or otherwise) by reason of the fact that he or she is or was a director or officer of Frontier or is or was serving at the request of Frontier as a director or officer of another corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; and the board of directors may, at any time, approve indemnification of any other person which Frontier has the power to indemnify under the WBCA. The indemnification provided by the Frontier Bylaws shall not be deemed exclusive of any other rights to which a person may be entitled as a matter of law or by contract.

The WBCA authorizes corporations to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under most circumstances. A corporation may not indemnify officers, directors or employees for (1) intentional misconduct or knowing violation of the law, (2) conduct finally adjudged to be an unlawful distribution to stockholders, or (3) any transaction in which that director, officer or employee personally and improperly received a benefit in money, property or services.

SPAH	Frontier

Limitation on Liability of Directors
The SPAH Certificate of Incorporation provides that a director of SPAH will not be personally liable to SPAH or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability(i) for any breach of the director’s duty of loyalty to SPAH or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of SPAH will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In addition, any repeal or modification of SPAH’s liability limiting provision contained in the SPAH Bylaws shall not adversely affect any right or protection of a director of SPAH with respect to events occurring prior to the time of such repeal or modification.	The Frontier Articles of Incorporation provide, to the full extent that the WBCA, as amended, permits the limitation or elimination of the liability of directors, a director of Frontier shall not be liable to Frontier or its stockholders for monetary damages for conduct as a director. Any amendment or repeal of this limitation of liability does not adversely affect any right or protection of a director of Frontier for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Amendments to Bylaws
The SPAH Certificate of Incorporation and the SPAH Bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the board of directors.	The Frontier Articles of Incorporation and the Frontier Bylaws provide that the bylaws may be amended or repealed, and new or additional bylaws adopted, by approval of a majority vote of the stockholders, or by the affirmative vote of two-thirds of the members of the board of directors unless the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw.
Liquidation if No Business Combination
If a business combination is not consummated prior to October 10, 2009, SPAH shall liquidate and the SPAH public stockholders shall receive a pro rata distribution from SPAH’s trust account. Following the consummation of the merger and approval of the Subsequent Charter Amendments, this provision will be amended to provide for the continued existence of SPAH.	No comparable provision.

SPAH	Frontier

Conversion Rights
The SPAH public stockholders have the right to convert their shares purchased in, or subsequent to, SPAH’s initial public offering to cash at a per-share conversion price equal to(i) the aggregate amount then in SPAH’s trust account (subject to certain adjustments), calculated as of two business days prior to the proposed consummation of the initial business combination, divided by (ii) the number of shares of common stock sold in the initial public offering outstanding at that date, if they vote against a business combination and a business combination is approved and completed. The SPAH Certificate of Incorporation also requires that SPAH public stockholders owning no more than 30% of the shares (minus one share) sold in, or subsequent to, SPAH’s initial public offering vote against the merger and thereafter exercise their conversion rights. If Proposal No. 2 is approved and adopted, it is a condition to closing the merger agreement that holders of no more than 10% of the shares (minus one share) sold in SPAH’s initial public offering vote against the merger and exercise their conversion rights, although at SPAH’s discretion, this closing condition may be waived in order to consummate the merger. Accordingly, SPAH may not consummate the merger if 10% or more of the holders of shares sold in or subsequent to SPAH’s initial public offering elect to exercise their conversion rights. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. Following the consummation of the merger, this provision will be eliminated from the SPAH Certificate of Incorporation.	Stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of Frontier.

SPAH	Frontier

Appraisal/ Dissenters’ Rights
Under the DGCL, SPAH stockholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. The DGCL provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the SPAH Certificate of Incorporation does not) for a sale or transfer of all or substantially all of a corporation’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the SPAH Certificate of Incorporation does not):

• to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or

• held of record by more than 2,000 shareholders,

unless the applicable agreement of merger requires the holders of such shares to receive any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing.

In addition, the DGCL denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.

Appraisal rights are not available to SPAH stockholders with respect to the merger.
Under Washington law, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including certain mergers, share exchanges, and sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business, and any amendment of the articles of incorporation that materially reduces shares owned to a fraction of a share if the fractional share so created is to be acquired for cash.

In order to exercise dissenters’ rights, a Frontier shareholder must comply with the procedures set forth in Chapter 23B.13 of the WBCA, a copy of which is attached to this proxy statement/prospectus as Annex F. A summary of Chapter 23B.13 is set forth in the section entitled “The Merger and the Merger Agreement-Frontier Dissenters’ Rights.”

SPAH	Frontier

Transactions with Officers and Directors
Under the DGCL, a contract between a corporation and one or more of its directors or officers may not be voided if:(a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the contract or transaction is approved by a majority of the disinterested directors, even though the disinterested directors may be less than a quorum;(b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to stockholders entitled to vote thereon and the contract or transaction is approved by the stockholders; or(c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors that authorizes the contract or transaction.	The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (a) it is approved by a majority of qualified directors (but no fewer than two); (b) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the stockholders; or (c) at the time of commitment, the transaction is established to have been fair to the corporation.
Dividends
Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or the preceding fiscal year. Under Delaware law, if the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.	Under the WBCA, a corporation may make a distribution in cash or in property to its stockholders upon the authorization of its board of directors unless, after giving effect to this distribution (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.
Warrants
SPAH currently has 43,289,600 public stockholders’ warrants outstanding. The warrants trade on the NYSE AMEX LLC under the symbol “DSP.WS.” Each warrant entitles the holder to purchase one share of SPAH common stock at a price of $7.50 per share, subject to adjustment, upon the completion of the merger with Frontier, provided in each case that SPAH has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. The warrants will expire on October 10, 2012 at 5:00 p.m., New York time, or earlier upon redemption or liquidation of the trust account.	Frontier has no outstanding warrants.

SPAH	Frontier

A special meeting of the warrantholders of SPAH will be held on [ ], [ ], 2009 to consider and vote upon a proposal to amend certain terms of the Warrant Agreement. The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will(i) increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock; (ii) amend the warrant exercise period to(A) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and(B) extend the expiration date of the warrants to the earlier of(x) seven years from the consummation of the merger or(y) the date fixed for redemption of the warrants set forth in the warrant agreement; (iii) provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH; (iv) provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;(v) provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and (vi) provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of Non-Voting Common Stock.

SPAH	Frontier

Upon approval by SPAH stockholders and warrantholders at the special meetings, each warrantholder will be entitled to receive, in their sole discretion, upon exercise of their warrants, either voting shares of SPAH common stock or shares of Non-Voting Common Stock, such that the holder thereof would not exceed the ownership threshold which would make it subject to the regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” The terms of the Non-Voting Common Stock are identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock have no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, under certain circumstances.

COMPARATIVE MARKET PRICE AND DIVIDENDS

Each of SPAH’s units consists of one share of common stock and one warrant and trades on the NYSE AMEX LLC under the symbol “DSP.U.” On November 2, 2007, the warrants and common stock underlying SPAH’s units began to trade separately on the NYSE AMEX LLC under the symbols “DSP.WS” and “DSP,” respectively. Each warrant entitles the holder to purchase one share of SPAH’s common stock at a price of $7.50 commencing on the consummation of a business combination, provided that there is an effective registration statement covering the shares of common stock underlying the warrants in effect. The warrants expire on October 10, 2012, unless earlier redeemed. If the warrant amendment proposal is approved at the special meeting of SPAH warrantholders, the exercise price of SPAH’s warrants will be increased to $11.50 per share and the expiration date will be extended to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement.

Except for the unit dividend of 0.15 units for each unit outstanding that was effected on August 8, 2007 and the unit dividend of one-third of a unit for each unit that was outstanding that was effected on September 4, 2007, SPAH has not paid any dividends on its common stock to date and SPAH does not intend to pay cash dividends prior to the consummation of a business combination. After SPAH completes the merger, the payment of dividends will depend on SPAH’s revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after the merger will be within the discretion of the SPAH Board. It is the present intention of the SPAH Board to retain any earnings for use in SPAH’s business operations and, accordingly, SPAH does not anticipate the SPAH Board declaring any dividends in the foreseeable future.

On September 17, 2009, there were 8 holders of record of SPAH common stock, 1 holder of record of SPAH units and 8 holders of record of SPAH warrants. On September 8, 2009, the closing prices of SPAH’s common stock, warrants and units was $9.79, $0.36 and $10.02, respectively.

Frontier common stock is traded on the NASDAQ Stock Market LLC under the symbol “FTBK.” On December 19, 2008, the Frontier Board voted to suspend the payment of the quarterly cash dividend, beginning in the first quarter of 2009. Washington law limits Frontier Bank’s ability to pay cash dividends. Under these restrictions, a bank may not declare or pay any dividend greater than its retained earnings without approval of the Washington DFI. The Washington DFI has the power to require any state-chartered bank to suspend the payment of any and all dividends. In addition, a bank may not pay cash dividends if doing so would reduce its capital below minimum applicable federal capital requirements. Under the terms of the FDIC Order, Frontier Bank cannot declare dividends to Frontier, without the prior written approval of the FDIC and the Washington DFI. Under the terms of the FRB Written Agreement, Frontier has agreed to (i) refrain from declaring or paying any dividends without prior written consent of the FRB and (ii) refrain from taking dividends or any other form of payment that represents a reduction in capital from Frontier Bank without prior written consent of the FRB, among other things. See “Information About Frontier- Regulation and Supervision- Federal and State Regulation of Frontier Bank-Dividends” and “Information About Frontier- Management’s Discussion & Analysis of Financial Condition and Results of Operations- Regulatory Actions.”

As of September 17, 2009, the [          ] outstanding shares of Frontier common stock were held by approximately [          ] holders of record. On September 8, 2009, the closing price of Frontier’s common stock was $0.77.

The following tables set forth the high and low trading prices of shares of SPAH units, common stock and warrants as reported on the NYSE AMEX LLC as well as the high and low trading prices of shares of Frontier common stock as reported on the NASDAQ Stock Market LLC and the cash dividends paid per share of Frontier stock. SPAH and Frontier stockholders are advised to obtain current market quotations for SPAH common stock and Frontier common stock. The market price of SPAH common stock and Frontier common stock could fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger.

			SPAH Common
	SPAH Units(2)		Stock(2)		SPAH Warrants(2)
	High	Low	High	Low	High	Low

2007
Fourth Quarter (from October 10, 2007)	$10.20	$9.76	$9.25	$9.00	$1.00	$0.85

2008
First Quarter	$10.25	$9.78	$9.34	$9.10	$0.94	$0.56
Second Quarter	$9.95	$9.70	$9.37	$9.11	$0.75	$0.54
Third Quarter	$9.95	$9.02	$9.44	$9.10	$0.60	$0.26
Fourth Quarter	$9.50	$8.77	$9.29	$8.60	$0.30	$0.05

2009
First Quarter	$9.70	$9.22	$9.55	$9.15	$0.16	$0.02
Second Quarter	$9.80	$9.45	$9.68	$9.51	$0.10	$0.03
Third Quarter (through September 8, 2009)	$10.18	$9.68	$9.81	$9.68	$0.40	$0.04

	Frontier Common Stock(2)
			Cash
	High	Low	Dividend

2007
First Quarter	$29.97	$24.71	$0.155
Second Quarter	$26.92	$22.21	$0.160
Third Quarter	$26.17	$20.17	$0.165
Fourth Quarter	$25.14	$17.50	$0.170

2008
First Quarter	$20.21	$15.06	$0.175
Second Quarter	$19.90	$8.28	$0.180
Third Quarter	$17.89	$8.72	$0.06
Fourth Quarter	$13.10	$2.18	$0.06

2009
First Quarter	$5.50	$0.97	—
Second Quarter	$3.00	$1.06	—
Third Quarter (through September 8, 2009)	$1.21	$0.66	—

(1)	NYSE AMEX LLC was previously the American Stock Exchange, and more recently, NYSE Alternext US.

(2)	The closing price for SPAH units, common stock and warrants on July 30, 2009, the last trading day before announcement of the execution of the merger agreement, was $9.75, $9.75 and $0.06, respectively. The closing price for Frontier common stock on July 30, 2009, the last trading day before announcement of the execution of the merger agreement, was $0.89.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma balance sheet as of June 30, 2009 and the unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 are based on the historical financial statements of SPAH and Frontier after giving effect to the merger and co-investment.

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 give pro forma effect to the merger and co-investment as if they had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of June 30, 2009 assumes that the merger and co-investment were effective on June 30, 2009.

The unaudited condensed combined pro forma balance sheet and statement of operations as of and for the six months ended June 30, 2009 were derived from SPAH’s unaudited condensed financial statements and Frontier’s unaudited financial statements, in each case, as of and for the six months ended June 30, 2009.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2008 was derived from SPAH’s audited statements of income and Frontier’s audited statements of income (loss) for the year ended December 31, 2008.

SPAH will consummate the merger only if, among other things, (i) a majority of SPAH stockholders as of the record date vote to adopt the merger agreement and approve the merger, (ii) a majority of SPAH public stockholders as of the record date vote to adopt the merger agreement and approve the merger, (iii) SPAH public stockholders owning no more than 10% of the shares (minus one share) issued in or subsequently to SPAH’s initial public offering exercise their conversion rights or in the event that SPAH waives the 10% threshold, a threshold as determined by SPAH up to a maximum of 30% of the shares (minus one share) issued in or subsequently to SPAH’s initial public offering exercise their conversion rights, (iv) a majority of SPAH stockholders as of the record date vote in favor of the amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued corporate existence if the merger is approved and (v) two thirds of the Frontier stockholders approve the merger. The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of SPAH common stock and Frontier common stock:

•	Assuming Minimum Conversion: This presentation assumes that no SPAH public stockholders exercise conversion rights with respect to their shares of SPAH common stock into a pro rata portion of the trust account and that no Frontier stockholders exercise their right to dissent and receive cash for the fair value of their Frontier common stock;

•	Assuming 10 Percent Conversion: This presentation assumes that SPAH public stockholders holding 10% of the shares issued in or subsequently to SPAH’s initial public offering less one share (4,328,959 shares) exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account and that 10% of the Frontier stockholders entitled to receive an aggregate of 251,200 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock; and

•	Assuming Maximum Conversion: This presentation assumes that SPAH public stockholders holding 30% of the shares issued in or subsequently to SPAH’s initial public offering less one share (12,986,879 shares) exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account and that 33% of the Frontier stockholders entitled to receive an aggregate of 828,960 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock.

The unaudited condensed combined pro forma financial statements reflect the acquisition of Frontier being accounted for under the acquisition method of accounting pursuant to the provisions SFAS 141R. Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and the co-investment. Determination of control places emphasis on the shareholder group that retains the majority of voting rights in the combined entity. If the accounting acquirer cannot be determined based upon relative voting interests, other indicators of control are considered in the determination of the accounting acquirer, including: control of the combined entity’s board of directors, the existence of large organized minority groups, and senior management of the combined entity.

The unaudited condensed combined pro forma financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Information about SPAH-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information about Frontier-Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this joint proxy statement/prospectus.

SP Acquisition Holdings, Inc. and Frontier Financial Corporation

Unaudited Condensed Combined Pro Forma Balance Sheet
As of June 30, 2009

			Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
			Before	Minimum		Minimum	10 Percent		10 Percent	Maximum		Maximum
	SPAH	FFC	Adjustments	Conversion	Note	Conversion	Conversion	Note	Conversion	Conversion	Note	Conversion

ASSETS
Cash, cash equivalents and due from banks	1,591	42,697	44,288	409,015	A	469,803	(42,720)	F2.1	427,083	(85,428)	F3	341,655
				30,000	B
				(13,500)	M
Trust account attributable to deferred underwriter’s fee	17,316	—	17,316	(17,316)	C	—	—		—	—		—
Federal funds sold	—	289,871	289,871	—		289,871	—		289,871	—		289,871
Securities
Available for sale, at fair value	—	80,318	80,318	—		80,318	—		80,318	—		80,318
Held to maturity, at amortized cost	—	3,081	3,081	(55)	I1	3,026	—		3,026	—		3,026

Total securities	—	83,399	83,399	(55)		83,344	—		83,344	—		83,344
Loans held for resale	—	5,271	5,271	—		5,271	—		5,271	—		5,271
Loans	—	3,410,948	3,410,948	(299,892)	I2	3,111,056	—		3,111,056	—		3,111,056
Allowance for loan losses	—	(98,583)	(98,583)	98,583	I3	—	—		—	—		—

Net loans	—	3,317,636	3,317,636	(201,309)		3,116,327	—		3,116,327	—		3,116,327
Deferred taxes	118	—	118	—		118	—		118	—		118
Trust account, restricted
Cash and cash equivalents held in trust account	409,015	—	409,015	(409,015)	A	—	—		—	—		—
Accrued interest receivable	88	—	88	(88)	D	—	—		—	—		—
Tax overpayment due to trust account	622	—	622	(622)	D	—	—		—	—		—

Trust account, restricted	409,725	—	409,725	(409,725)		—	—		—	—		—
Premises and equipment, net	—	49,649	49,649	21,924	I4	71,573	—		71,573	—		71,573
Intangible assets, net	—	687	687	(687)	I5	—	—		—	—		—
Federal Home Loan Bank (FHLB) stock	—	19,885	19,885	—		19,885	—		19,885	—		19,885
Bank owned life insurance	—	24,824	24,824	—		24,824	—		24,824	—		24,824
Other real estate owned	—	54,222	54,222	—		54,222	—		54,222	—		54,222
Prepaid expenses and other assets	56	104,533	104,589	710	D	153,730	—		153,730	—		153,730
				48,431	I6

Total assets	428,806	3,987,403	4,416,209	(132,512)		4,283,697	(42,720)		4,240,977	(85,428)		4,155,549

			Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
			Before	Minimum		Minimum	10 Percent		10 Percent	Maximum		Maximum
	SPAH	FFC	Adjustments	Conversion	Note	Conversion	Conversion	Note	Conversion	Conversion	Note	Conversion

LIABILITIES
Deposits
Noninterest bearing	—	404,832	404,832	—		404,832	—		404,832	—		404,832
Interest bearing	—	2,844,301	2,844,301	18,559	I7	2,862,860	—		2,862,860	—		2,862,860

Total deposits	—	3,249,133	3,249,133	18,559		3,267,692	—		3,267,692	—		3,267,692
Federal finds purchased and securities sold under repurchase agreements	—	17,564	17,564	—		17,564	—		17,564	—		17,564
Federal Home Loan Bank advances	—	421,130	421,130	6,237	I8	427,367	—		427,367	—		427,367
Junior subordinated debentures	—	5,156	5,156	(3,978)	I9	1,178	—		1,178	—		1,178
Accounts payable, accrued expenses and other liabilities	196	24,934	25,130	—		25,130	4,090	F2.2	29,220	9,408	F3.2	38,628
Other payables — deferred underwriters’ fee	17,316	—	17,316	(17,316)	C	—	—		—	—		—

Total liabilities	17,512	3,717,917	3,735,429	3,502		3,738,931	4,090		3,743,021	9,408		3,752,429

Common stock subject to conversion	128,148	—	128,148	(128,148)	F1	—	—		—	—		—
STOCKHOLDERS’ EQUITY
Preferred stock — Frontier Financial Corp.	—	—	—	—		—	—		—	—		—
Preferred stock — SP Acquisition Holdings, Inc.	—	—	—	—		—	—		—	—		—
Common stock — Frontier Financial Corp.	—	257,694	257,694	(257,694)	E	—	—		—	—		—
Common stock — SP Acquisition Holdings, Inc.	41	—	41	3	B	51	(4)	F2.1	44	(9)	F3.1	30
				13	F1		(3)	F2.2		(5)	F3.2
				3	G
				(9)	H
Additional paid in capital — SP Acquisition Holdings, Inc	280,334	—	280,334	29,997	B	479,379	(42,716)	F2.1	432,595	(85,419)	F3.1	337,818
				128,135	F1		(4,087)	F2.2		(9,403)	F3.2
				40,904	G
				9	H
Retained earnings — Frontier Financial Corp.	—	14,215	14,215	(14,215)	E	—	—		—	—		—
Retained earnings (deficit) — SP Acquisition Holdings, Inc.	2,771	—	2,771	(13,500)	M	65,336	—		65,336	—		65,336
				76,065	I10		—			—
Accumulated other comprehensive loss, net of tax — Frontier Financial Corp.	—	(2,423)	(2,423)	2,423	E	—	—		—	—		—

Total Stockholders’ equity	283,146	269,486	552,632	(7,866)		544,766	(46,810)		497,956	(94,836)		403,120

Total liabilities and stockholder’s equity	428,806	3,987,403	4,416,209	(132,512)		4,283,697	(42,720)		4,240,977	(85,428)		4,155,549

See accompanying notes to the unaudited condensed combined pro forma financial statements.

SP Acquisition Holdings, Inc. and Frontier Financial Corporation

Condensed Combined Pro Forma Statement of Operations
For the Six Months Ended June 30, 2009

			Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
			Before	Minimum		Minimum	10 Percent		10 Percent	Maximum		Maximum
	SPAH	FFC	Adjustments	Conversion	Note	Conversion	Conversion	Note	Conversion	Conversion	Note	Conversion

Interest income
Interest and fees on loans	—	94,132	94,132	(5,791)	I2	88,341	—		88,341	—		88,341
Interest on federal funds sold	—	352	352	—		352	—		352	—		352
Interest in investments	266	1,588	1,854	—		1,854	(27)	K1	1,827	(53)	K3	1,774

Total interest income	266	96,072	96,338	(5,791)		90,547	(27)		90,520	(53)		90,467

Interest expense
Interest on deposits	—	42,783	42,783	(2,062)	I7	40,721	—		40,721	—		40,721
Interest on borrowed funds	—	8,086	8,086	(700)	I8,I9	7,386	—		7,386	—		7,386

Total interest expense	—	50,869	50,869	(2,762)		48,107	—		48,107	—		48,107

Net interest income	266	45,203	45,469	(3,029)		42,440	(27)		42,413	(53)		42,360
Provision for loan losses	—	135,000	135,000	—		135,000	—		135,000	—		135,000

Net interest (loss) income after provision for loan losses	266	(89,797)	(89,531)	(3,029)		(92,560)	(27)		(92,587)	(53)		(92,640)

Noninterest income
Net gain (loss) on sale of securities	—	(102)	(102)	—		(102)	—		(102)	—		(102)
Gain on sale of secondary mortgage loans	—	1,214	1,214	—		1,214	—		1,214	—		1,214
Net loss on other real estate owned	—	(451)	(451)	—		(451)	—		(451)	—		(451)
Service charges on deposit accounts	—	2,985	2,985	—		2,985	—		2,985	—		2,985
Other noninterest income	—	4,266	4,266	—		4,266	—		4,266	—		4,266

Total noninterest income	—	7,912	7,912	—		7,912	—		7,912	—		7,912

Noninterest expense
Salaries and employee benefits	—	24,637	24,637	2,864	I11	27,501	—		27,501	—		27,501
Occupancy expense	—	5,570	5,570	731	I4	6,301	—		6,301	—		6,301
State business taxes	—	505	505	—		505	—		505	—		505
Other noninterest expense	678	17,967	18,645	4,403	I6	23,048	—		23,048	—		23,048

Total noninterest expense	678	48,679	49,357	7,998		57,355	—		57,355	—		57,355

Loss before provision for income taxes	(412)	(130,564)	(130,976)	(11,027)		(142,003)	(27)		(142,030)	(53)		(142,083)
Provision (benefit) for income taxes	482	(46,759)	(46,277)	—		(46,277)	(9)	K1	(46,286)	(17)	K3	(46,303)

Net loss	(894)	(83,805)	(84,699)	(11,027)		(95,726)	(18)		(95,744)	(36)		(95,780)
Deferred interest attributable to common stock subject to conversion	47	—	47	(47)	J1	—	—		—	—		—

Net loss attributable to common stockholders	(847)	(83,805)	(84,652)	(11,074)		(95,726)	(18)		(95,743)	(36)		(95,779)

Weighted average shares outstanding — basic and diluted	41,125			9,045	L1	50,170	(4,580)	L2	45,590	(9,236)	L3	36,354

Loss per share — basic and diluted	(0.02)					(1.91)			(2.10)			(2.63)

See accompanying notes to the unaudited condensed combined pro forma financial statements.

SP Acquisition Holdings, Inc. and Frontier Financial Corporation

Unaudited Condensed Combined Pro Forma Statement of Operations
For the Year Ended December 31, 2008

			Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
			Before	Minimum		Minimum	10 Percent		10 Percent	Maximum		Maximum
	SPAH	FFC	Adjustments	Conversion	Note	Conversion	Conversion	Note	Conversion	Conversion	Note	Conversion

Interest income
Interest and fees on loans	—	273,392	273,392	(11,581)	I2	261,811	—		261,811	—		261,811
Interest on federal funds sold	—	457	457	—		457	—		457	—		457
Interest in investments	6,408	5,206	11,614	—		11,614	(641)	K2	10,973	(1,282)	K4	9,691

Total interest income	6,408	279,055	285,463	(11,581)		273,882	(641)		273,241	(1,282)		271,959

Interest expense
Interest on deposits	—	96,091	96,091	(4,124)	I7	91,967	—		91,967	—		91,967
Interest on borrowed funds	—	16,094	16,094	(1,400)	I8,I9	14,694	—		14,694	—		14,694

Total interest expense	—	112,185	112,185	(5,524)		106,661	—		106,661	—		106,661

Net interest income	6,408	166,870	173,278	(6,057)		167,221	(641)		166,580	(1,282)		165,298
Provision for loan losses	—	120,000	120,000	—		120,000	—		120,000	—		120,000

Net interest (loss) income after provision for loan losses	6,408	46,870	53,278	(6,057)		47,221	(641)		46,580	(1,282)		45,298

Noninterest income
Net gain (loss) on sale of securities	—	(6,430)	(6,430)	—		(6,430)	—		(6,430)	—		(6,430)
Gain on sale of secondary mortgage loans	—	4,570	4,570	—		4,570	—		4,570	—		4,570
Net loss on other real estate owned	—	1,321	1,321	—		1,321	—		1,321	—		1,321
Gain on sale of premises and equipment	—	30	30	—		30	—		30	—		30
Gain on sale of real estate owned	—	97	97	—		97	—		97	—		97
Service charges on deposit accounts	—	5,421	5,421	—		5,421	—		5,421	—		5,421
Other noninterest income	—	9,821	9,821	—		9,821	—		9,821	—		9,821

Total noninterest income	—	14,830	14,830	—		14,830	—		14,830	—		14,830

Noninterest expense
Salaries and employee benefits	—	48,403	48,403	4,312	I11	52,715	—		52,715	—		52,715
Occupancy expense	—	11,148	11,148	1,462	I4	12,610	—		12,610	—		12,610
State business taxes	—	2,013	2,013	—		2,013	—		2,013	—		2,013
Goodwill impairment	—	77,073	77,073	—		77,073	—		77,073	—		77,073
Other noninterest expense	1,053	21,435	22,488	8,806	I6	31,294	—		31,294	—		31,294

Total noninterest expense	1,053	160,072	161,125	14,580		175,705	—		175,705	—		175,705

Loss before provision for income taxes	5,355	(98,372)	(93,017)	(20,637)		(113,654)	(641)		(114,295)	(1,282)		(115,577)
Provision (benefit) for income taxes	3,157	(8,635)	(5,478)	—		(5,478)	(31)	K2	(5,509)	(62)	K4	(5,571)

Net loss	2,198	(89,737)	(87,539)	(20,637)		(108,176)	(610)		(108,786)	(1,220)		(110,006)
Deferred interest attributable to common stock subject to conversion	(422)	—	(422)	422	J2	—	—		—	—		—

Net loss attributable to common stockholders	1,776	(89,737)	(87,961)	(20,215)		(108,176)	(610)		(108,786)	(1,220)		(110,006)

Weighted average shares outstanding — basic and diluted	41,125			9,045	L1	50,170	(4,580)	L2	(45,590)	(9,236)	L3	(36,354)

Loss per share — basic and diluted	0.04					(2.16)			(2.39)			(3.03)

See accompanying notes to the unaudited condensed combined pro forma financial statements.

Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

1.	Description of the Merger and Co-Investment and Basis of Presentation Applying the Acquisition Method of Accounting

The Merger and Co-Investment

On July 30, 2009, SPAH and Frontier entered into the merger agreement, pursuant to which Frontier will merge with and into SPAH, with SPAH surviving the merger. Based on the exchange ratio of 0.0530, SPAH will issue approximately 2,512,000 newly issued shares of SPAH common stock and approximately 2,512,000 newly issued warrants to purchase approximately 2,512,000 shares of SPAH common stock with an exercise price of $11.50. The warrants will have the same terms and conditions as the publicly traded SPAH warrants immediately prior to the effective time of the merger, after giving effect to the warrant amendment proposal. Total consideration transferred to Frontier in the form of shares and warrants would amount to approximately $40,907,000 based on SPAH’s closing share price of $9.68 and a Black-Scholes value for the warrants of $6.60 at June 30, 2009.

In connection with the initial public offering, SP II agreed to purchase an aggregate of 3,000,000 co-investment units at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s units owned by SP II, including the founder’s shares and initial founder’s warrants comprising the units, have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s units, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units.

Upon consummation of the merger, SP Acq LLC has agreed to forfeit 8,987,883 of the 9,653,412 founder’s shares it owns and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed to forfeit an aggregate of 465,530 of the 500,000 founder’s shares they own.

The unaudited condensed combined pro forma financial statements reflect the disbursement of cash totaling approximately $17.3 million for the deferred underwriting discounts and commissions payable to the underwriters of SPAH’s initial public offering upon consummation of the merger. SPAH is in negotiation with its underwriters regarding the amount and form of payment of such deferred underwriting fees from SPAH’s initial public offering. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger.

Frontier is a party to change of control agreements with five of its current executive officers, John J. Dickson, Carol E. Wheeler, R. James Mathison, Robert W. Robinson and Lyle E. Ryan. These agreements generally provide that in the event of a termination of employment in connection with, or within 24 months after, a change of control, for reasons other than cause, the executive will receive a lump sum payment on the first day of the seventh month after the termination of his or her employment in an amount equal to two times the amount of his or her salary and bonus for the twelve months prior to the effective date of the change of control and will continue to be covered by applicable medical and dental plans for 24 months following termination of employment. In the event an executive, after attaining age 60, voluntarily retires within 12 months following a change of control, the executive will receive a lump sum payment equal to one times the amount of his or her salary and bonus, and will continue to be covered by applicable medical and dental plans for 12 months following termination of employment. If an executive receives a change of control payment under his or her agreement, the executive will be restricted by a noncompetition and nonsolicitation period of two years following termination of employment.

If the change of control agreements were to take effect on June 30, 2009 the amounts to be received by the five Frontier executive would be:

John Dickson	$698,250
Carol Wheeler	368,550
R. James Mathison	419,250
Robert W. Robinson	409,500
Lyle E. Ryan	518,020

Basis of Presentation

The unaudited pro forma condensed combined financial information will be prepared using the acquisition method of accounting and was based on the historical financial statements of SPAH and Frontier. The acquisition method of accounting is based on SFAS 141R, which uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements,” which SPAH has adopted as required. Pursuant to the requirements of SFAS 141R, SPAH is expected to be the acquirer for accounting purposes because SPAH is expected to own a majority interest upon consummation of the merger and the co-investment. The unaudited pro forma condensed combined financial information will be prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation.

Under SFAS 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are recorded as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by SPAH are estimated to be approximately $13.5 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

SFAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS No. 141R establishes that the consideration transferred include the fair value of any contingent consideration arrangements and any equity or assets exchanged are measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a change in the value of the equity consideration transferred in the acquisition from the amount used in these unaudited pro forma condensed combined financial statements. Purchase consideration has been computed as approximately $40,907,000 based on SPAH’s closing share price of $9.68 and a Black-Scholes value of $6.60 per warrant at June 30, 2009.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values. Financial statements and reported results of operations of SPAH issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Frontier.

SFAS No. 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, SPAH may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect SPAH’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Based upon SPAH’s preliminary valuation, a preliminary allocation of the purchase price consideration is as follows:

(Dollars in thousands)

Purchase Price:
2,512,000 shares of SPAH common stock based upon the closing price of $9.68 per share on June 30, 2009	$24,316
2,512,000 warrants to purchase 2,512,000 shares of SPAH common stock valued at $6.60 per share based on a Black Scholes model (See Note G below)	16,591

Total Purchase Price	$40,907

Assets acquired and liabilities assumed:
Assets:
Cash, Cash equivalents and due from banks	$42,697
Federal Funds Sold	289,871
Securities	83,344
Loans, net	3,116,327
Premises and equipment, net	71,573
Federal Home Loan Bank (FHLB) stock	19,885
Bank owned life insurance	24,824
Other real estate owned	54,222
Prepaid Expenses and other assets	152,964

Total Assets	$3,855,707

Liabilities:
Deposits	$3,267,692
Federal funds purchased and securities sold under repurchase agreements	17,564
Federal Home Loan Advances	427,367
Junior subordinated debentures	1,178
Other Liabilities	24,934

Total Liabilities	$3,738,735

Excess of net assets over purchase price	$76,065

The valuation used in the unaudited pro forma condensed financial statements is based upon preliminary estimates. Please see Notes I through I10 for a discussion of the methods utilized to determine the preliminary fair values of Frontier’s assets and liabilities. The estimates and assumptions, some of which cannot be made prior to consummation of the acquisition, are subject to change upon the acquisition date and finalization of the valuation of Frontier’s assets and liabilities. The preliminary estimates were based on a third party valuation as of June 30, 2009, with the exception of premises and equipment, which were based on current tax assessments. In accordance with SFAS No. 141(R), the preliminary estimates will be finalized based on the fair value of Frontier’s assets and liabilities as of the acquisition date. In addition, appraisals on the properties will also be obtained as of the acquisition date.

The unaudited condensed combined pro forma financial statements have been prepared based on SPAH’s and Frontier’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited condensed combined pro forma financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger and co-investment actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

2.	Pro Forma Adjustments and Assumptions

A)	To reflect the release of funds held in the SPAH trust account upon consummation of the merger.

B)	To reflect purchase of 3,000,000 units of SPAH, consisting of one share of common stock and one warrant to purchase one share of common stock by the Steel Trust at a price of $10.00 per unit for an aggregate purchase price of $30 million.

C)	To reflect the payment of the deferred underwriters’ fee payable in cash upon consummation of the merger. In the event the merger is consummated, SPAH is in negotiation with its underwriters regarding the amount and form of payment of the deferred underwriting fees from SPAH’s initial public offering totaling $17,316,000. As of the date hereof, SPAH believes that the underwriting fees will be reduced by approximately $3.65 million and SPAH will continue to negotiate a further reduction of such fees until a mutual settlement can be reached. The results of these negotiations are uncertain since the underwriters can discontinue negotiations with SPAH at any time and require the full amount of their fees payable upon consummation of the merger.

D)	To reflect reclassification of accrued interest receivable and overpayments of tax to prepaid expenses and other assets.

E)	To reflect elimination of the equity accounts of Frontier upon consummation of the merger.

F1)	To reflect reclassification of common stock subject to conversion rights to permanent equity assuming no conversion rights are exercised upon consummation of the merger and that no Frontier shareholders exercise dissenters rights.

F2.1)	To reflect disbursement of cash of approximately $9.87 per share to converting stockholders upon surrender and retirement of 4,328,959 shares of common stock subject to conversion rights in accordance with Article 9.2(g) of the merger agreement.

F2.2)	To record a liability for the amount due to dissenting shareholders in the event that 10% of the Frontier stockholders entitled to receive an aggregate of 251,200 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock within 30 days of the consummation of the merger.

F3.1)	To reflect disbursement of cash of approximately $9.87 per share to converting stockholders upon surrender and retirement of 8,657,920 additional shares of common stock subject to conversion for an aggregate of 12,986,879 shares of common stock subject to conversion (the maximum amount of shares that could be converted in the event the SPAH waives the provisions of Article 9.2(g) of the Amended Agreement and Plan of Merger).

F3.2)	To record a liability for the amount due to dissenting shareholders in the event that 33% of the Frontier stockholders entitled to receive an aggregate of 828,960 shares of SPAH common stock in the merger exercise their right to dissent and receive cash for the fair value of their Frontier common stock within 30 days of the consummation of merger.

G)	To reflect issuance of approximately 2,512,000 shares of SPAH common stock valued at $9.68 per share as of June 30, 2009 and 2,512,000 warrants to purchase 2,512,000 shares of SPAH common stock valued at $6.60 per warrant utilizing a Black Scholes Model with the following assumptions:

Stock price	$9.68
Exercise price	$11.50
Term	7 Years
Volatility	74.29%
Risk-free Rate	3.19%

H)	To reflect forfeiture and cancellation of an aggregate of 9,453,412 shares of SPAH common stock by SP Acq LLC and the members of the SPAH Board.

I )	To reflect the adjustment to restate the assets and liabilities of Frontier Financial Corporation at their fair values as required by SFAS No. 141(R) and to record the excess of net assets acquired over purchase price ($76,065,000) as an adjustment to retained earnings as follows:

			Notes

Purchase Price		$40,907

Fair value of net assets acquired
Shareholders’ equity as reported	$269,486
Reverse existing loan loss reserves	98,583		(I3)
Adjustment to arrive at tangible capital
Other intangible assets	(687)		(I5)
Fair value adjustments
Fair value of loans
Yield component	27,023		(I2)
Credit/marketability component	(326,915)		(I2)
Fair value of HTM securities	(55)		(I1)
Fair value CDI	48,431		(I6)
Fair value of properties	21,924		(I4)
Fair value of deposits	(18,559)		(I7)
Fair value of borrowed funds
FHLB advances	(6,237)		(I8)
TPS	3,978		(I9)

Total fair value adjustments	(250,410)

Fair value of net assets acquired		116,972

Fair value of goodwill/(negative goodwill)		(76,065)	(I10)

I1)	To reflect the fair value adjustment to Frontier’s held to maturity securities based on current quoted market prices.

I2)	To reflect the fair value adjustment to Frontier’s loan portfolio. The fair value adjustment consists of two components; credit risk and the yield adjustment. In accordance with SOP 03-3, $27.023, will be amortized, as an adjustment the yield, over 28 months, the estimated average remaining life of the loan portfolio.

I3)	To reflect the reversal of Frontier’s existing allowance for loan losses in accordance with SFAS 141(R).

I4)	To reflect the fair value adjustment to Frontier’s property and premises based on current tax assessments. Appraisals will be obtained to finalize the fair value of properties as of the acquisition date. The estimated fair value adjustment will be amortized on a straight line basis for over 25 years.

I5)	To reflect the elimination of Frontier’s existing other intangible assets in accordance with SFAS 141(R).

I6)	To reflect the core deposit intangible. The value of the core deposit intangible represents the estimated future economic benefit resulting from the acquired customer balances and relationships, which was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances and the estimated life of the relationships. The estimated core deposit intangible will be amortized based on the sum of the years’ digits amortization method over 10 years.

I7)	To reflect the fair value adjustment to Frontier’s interest bearing deposits. The fair value adjustment was based on the difference between interest costs paid on Frontier’s deposits and current market rates for comparable deposit offerings by other financial institutions. The estimated fair value adjustment will be accreted into income, as an adjustment to the rate, over approximately 8 years, the estimated remaining life of the related interest bearing deposits, using the sum of the years’ digits amortization method.

I8)	To reflect the fair value adjustment to Frontier’s FHLB advances using a discounted cash flow model. The estimated fair value adjustment will be amortized, as an adjustment to the rate, over approximately 4 years, the weighted average remaining life of the related borrowings.

I9)	To reflect the fair value adjustment to Frontier’s junior subordinated debentures using a discounted cash flow model. The estimated fair value adjustment will be accreted into income , as an adjustment to the rate, over approximately 25 years, the estimated remaining life.

I10)	To reflect the excess of net assets acquired over the purchase price as an adjustment to retained earnings.

I11)	Represents additional FAS 123(R) expense that would have been recognized for the six months ended June 30, 2009 and the year ended December 31, 2008, for the acceleration of vesting for stock options and awards, in accordance with the merger agreement, had the merger occurred on January 1, 2009 and January 1, 2008, respectively.

J1)	To eliminate deferred interest attributable to common stock subject to conversion.

J2)	To eliminate deferred interest attributable to common stock subject to conversion.

K1)	To reduce interest income for the effect of cash disbursed to converting stockholders assuming maximum conversion of common stock subject to conversion and tax affect.

K2)	To reduce interest income for the effect of cash disbursed to converting stockholders assuming maximum conversion of common stock subject to conversion and tax affect.

L1)	To reflect common shares outstanding after taking in to affect forfeitures and issuances in connection with the merger.

Reclassification of shares subject to conversion	12,986,879
Forfeiture of common shares by SP Acq LLC	(8,987,883)
Forfeiture of common shares by SP Mgmt.	(465,530)
Issuance of common shares to SP Acq LLC for the co-investment	3,000,000
Issuance of common shares to Frontier as consideration for the merger	2,512,000

Total	9,045,466

L2)	To reflect conversion of 4,328,959 shares of SPAH common stock to cash and to reflect reduction of 251,200 shares of SPAH common stock in connection with dissenting Frontier shareholders assuming 10 percent conversion.

L3)	To reflect conversion of an additional 8,657,920 shares of SPAH common stock to cash for an aggregate total of 12,986,879 shares of SPAH common stock and to reflect reduction of 577,760 shares of SPAH common stock in connection with dissenting Frontier shareholders for an aggregate total of 828,960 shares of SPAH common stock assuming maximum conversion.

M)	To reflect payment of estimated costs related to the acquisition.

DESCRIPTION OF SECURITIES OF SPAH

The following description summarizes the material terms of SPAH capital stock. Because it is only a summary, it may not contain all the information that is important to purchasers of such securities. For a complete description you should refer to the SPAH Certificate of Incorporation, Warrant Agreement and to the applicable provisions of the DGCL.

Units

Public Stockholders’ Units

SPAH currently has public stockholders’ units outstanding. Each unit consists of one share of common stock and one warrant, each of which is described in detail below. The units trade on the NYSE AMEX LLC under the symbol “DSP.U.”

Co-Investment Units

In connection with the initial public offering, SP II agreed to purchase an aggregate of 3,000,000 co-investment units at $10.00 per unit ($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the merger. Pursuant to a plan of reorganization, SP II has contributed certain assets to the Steel Trust, a liquidating trust established for the purpose of effecting the orderly liquidation of such assets. As a result, all of the founder’s units owned by SP II, including the founder’s shares and initial founder’s warrants comprising the units, have been transferred to the Steel Trust in a private transaction exempt from registration under the Securities Act. The Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to the founder’s units, as more fully described elsewhere in this joint proxy statement/prospectus, including the obligation to purchase the co-investment units.

Each co-investment unit will consist of one share of common stock and one warrant. The co-investment units will be identical to the units sold in the initial public offering, after giving effect to the warrant amendment proposal, except that the co-investment warrants included therein will be non-redeemable so long as they are held by SP II, or its permitted transferees (including the Steel Trust). The proceeds from the co-investment will be received by SPAH immediately prior to the consummation of the merger to provide SPAH with additional equity capital to fund the merger. If the merger is not consummated, the Steel Trust will not purchase the co-investment units and no proceeds will deposited into SPAH’s trust account or available for distribution to SPAH’s stockholders in the event of a liquidating distribution.

The holders of the warrants purchased in the initial public offering will not be able to exercise those warrants unless SPAH has an effective registration statement covering the shares issuable upon their exercise and a related current prospectus available. Although the shares of common stock issuable pursuant to the co-investment warrants will not be issued pursuant to a registration statement so long as they are held by SP II and its permitted transferees (including the Steel Trust), the Warrant Agreement provides that the co-investment warrants may not be exercised unless an effective registration statement relating to the common stock issuable upon exercise of the warrants purchased in the initial public offering is effective and a related current prospectus is available.

Pursuant to the registration rights agreement, the holders of SPAH’s co-investment units and co-investment shares and co-investment warrants and shares issuable upon exercise of such warrants will be entitled to certain registration rights at any time commencing three months prior to the date that they are no longer subject to transfer restrictions.

SP II previously agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its co-investment units, co-investment shares or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) for a period of one year from the date of the consummation of an initial business combination. The Steel Trust has agreed to be bound by these transfer restrictions.

The Steel Trust will be permitted to transfer its co-investment units, co-investment shares or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) to SPAH officers and directors, and other persons or entities associated or affiliated with SP II or Steel Partners, Ltd., but the transferees receiving such securities will be subject to the same agreement regarding transfer as SP II and the Steel Trust. SP II previously agreed to provide SPAH’s audit committee, on a quarterly basis, with evidence that it has sufficient net liquid assets available to consummate the co-investment.

Since the agreement governing the co-investment and SPAH’s initial public offering prospectus disclosed that only SP II or SP Acq LLC may purchase the co-investment units, SPAH will need the prior written consent of the underwriters in its initial public offering to permit the Steel Trust to make the co-investment. SPAH anticipates receiving this consent prior to the closing of the merger. In addition, SPAH public stockholders may have a securities law claim against SPAH for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security), as described more fully under “The Merger and the Merger Agreement-Rescission Rights.”

Common Stock

SPAH is authorized to issue 200,000,000 shares of common stock, par value $0.001, of which 54,112,000 shares are currently outstanding. After the merger, SPAH will have approximately 50,170,588 shares of common stock outstanding (after reflecting the approximate 2,512,000 shares to be issued in the merger, the forfeiture of an aggregate of 9,453,412 shares and the issuance of 3,000,000 shares pursuant to the co-investment). SPAH common stock is listed on the NYSE AMEX LLC under the symbol “DSP.” SPAH’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of SPAH common stock have exclusive voting rights for the election of directors and all other matters requiring stockholder action, except with respect to amendments to the SPAH Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are also entitled to receive such dividends, if any, as may be declared from time to time by the SPAH Board in its discretion out of funds legally available therefore. After SPAH’s initial business combination is concluded, if ever, and upon a subsequent liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

In connection with the vote required for the merger or other initial business combination, the SPAH insiders have agreed to vote all of their founder’s shares either for or against the merger or other initial business combination as determined by the SPAH public stockholder vote, and each of them and each of SPAH’s officers and directors has also agreed that if they have acquired shares of common stock in or following the initial public offering of SPAH, they will vote all such acquired shares in favor of the merger or other initial business combination. As a result, none of the SPAH insiders will be able to exercise their conversion rights for any shares they hold if the merger or other initial business combination is approved by a majority of the SPAH public stockholders who vote in connection with such merger or other initial business combination. In connection with the vote required for SPAH’s initial business combination, a majority of SPAH’s issued and outstanding common stock (whether or not held by the SPAH public stockholders), present in person or by proxy, will constitute a quorum. If a quorum is not present, the SPAH Bylaws permit a majority in voting power of the stockholders present in person or by proxy and entitled to vote at the meeting to adjourn the meeting for 30 days or less from time to time, without notice other than announcement of the date, time and place of the adjourned meeting at the meeting, until the requisite amount of stock entitled to vote shall be present. If SPAH stockholders vote on any other matters at an annual or special meeting, the SPAH insiders may vote all of their shares, whenever acquired, as they see fit.

SPAH will proceed with the merger or other initial business combination only if a majority of the shares of common stock voted by the SPAH public stockholders are voted in favor of the merger and, if Proposal No. 2 is approved and adopted, the SPAH public stockholders owning no more than 10% of the shares (minus one share) sold in the initial public offering vote against the merger or other initial business combination and exercise their conversion rights as described below, although at SPAH’s discretion, this 10% threshold may be waived in order to consummate the merger. If SPAH elects to waive this closing condition, it may raise the conversion threshold to anywhere between 10% to 30% (minus one share). SPAH does not believe it will raise the conversion threshold and currently intends only to raise the conversion threshold if it believes that the combined entity will have sufficient Tier 1 capital to return to compliance levels. Voting against the merger or other initial business combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account. A stockholder must have also exercised the conversion rights described below for a conversion to be effective.

If SPAH is forced to liquidate prior to an initial business combination, the SPAH public stockholders are entitled to share ratably in the trust account, inclusive of any interest not previously released to SPAH to fund working capital requirements, and net of any income taxes payable on interest on the balance in the trust account, which income taxes, if any, shall be paid from the trust account, and any assets remaining available for distribution to them after payment of liabilities. Liquidation expenses will be paid only from funds held outside of the trust account. If SPAH does not complete an initial business combination and the trustee must distribute the balance of the trust account, UBS Securities LLC, Ladenburg Thalmann & Co. Inc. and Jefferies & Company, Inc., the underwriters in SPAH’s initial public offering, have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account, and (ii) the deferred underwriters’ discounts and commission will be distributed on a pro rata basis among the SPAH public stockholders together with any accrued interest thereon and net of income taxes payable on such interest. The SPAH insiders have waived their rights to participate in any liquidation distribution with respect to the founder’s shares. There will be no distribution from the trust account with respect to any warrants, which will expire worthless if SPAH is liquidated, and as a result purchasers of SPAH’s units will have paid the full unit purchase price solely for the share of common stock included in each unit.

SPAH stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that SPAH public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the merger or other initial business combination and the merger or other initial business combination is approved and completed. SPAH public stockholders who convert their common stock into their pro rata share of the trust account will retain the right to exercise any warrants they own. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none.

At the special meeting of SPAH stockholders, SPAH is requesting stockholder approval to create a new class of common stock, the Non-Voting Common Stock that may be issued to warrantholders, following the consummation of the merger. Since the Non-Voting Common Stock is issuable to warrantholders at their discretion and SPAH will have outstanding warrants to purchase 66,624,000 shares (after taking into account the co-investment and the granting of 2,512,000 warrants as part of the merger), SPAH is seeking the authorization of 200,000,000 shares of Non-Voting Common Stock to ensure that all warrantholders will have the opportunity to receive Non-Voting Common Stock and all common stockholders can convert their voting common stock into Non-Voting Common Stock. The terms of the Non-Voting Common Stock are identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock have no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, if such conversion is in connection with (i) a transfer that is part of an underwritten public offering of voting common stock, (ii) a transfer that is part of a private placement of voting common stock in which no one party acquires the rights to purchase in excess of 2% of the voting common stock then outstanding, (iii) a transfer of voting common stock not requiring registration under the Securities Act, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the voting common stock then outstanding, (iv) a transaction approved by the Federal Reserve, or (v) a transfer to a person that would control more than 50% of the “voting securities” of SPAH as defined by the Federal Reserve without giving effect to such transfer.

Preferred Stock

SPAH is authorized to issue 1,000,000 shares of preferred stock, par value $0.001, of which no shares are currently outstanding. The SPAH Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The SPAH Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The SPAH Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the SPAH Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of SPAH or the removal of existing management. The SPAH Certificate of Incorporation prohibits SPAH, prior to an initial business combination, from issuing preferred stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock on the initial business combination. SPAH may issue some or all of the preferred stock to effect an initial business combination. SPAH has no preferred stock outstanding at the date hereof. Although SPAH does not currently intend to issue any shares of preferred stock, SPAH cannot make assurances that it will not do so in the future. No shares of preferred stock are being issued or registered in the merger.

Warrants

Public Stockholders’ Warrants

SPAH currently has 43,289,600 public stockholders’ warrants outstanding. The warrants trade on the NYSE AMEX LLC under the symbol “DSP.WS.” Unless amended at the special meeting of warrantholders scheduled to take place on [          ], each warrant entitles the registered holder to purchase one share of SPAH common stock at a price of $7.50 per share, subject to adjustment, as discussed below, at any time commencing on the later of: (1) the completion of SPAH’s initial business combination; or (2) twelve months from the closing of the initial public offering, provided in each case that SPAH has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. The warrants are currently expected to expire on October 10, 2012 at 5:00 p.m., New York time, or earlier upon redemption or liquidation of the trust account.

At the special meeting of the warrantholders, warrantholders will be asked to consider and vote upon a proposal to amend certain terms of the Warrant Agreement. The proposed amendment to the Warrant Agreement, to become effective upon consummation of the merger, will (i) increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock; (ii) amend the warrant exercise period to (A) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (B) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement; (iii) provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH; (iv) provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration; (v) provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and (vi) provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of Non-Voting Common Stock. If SPAH does not effect an initial business combination by October 10, 2009, SPAH must dissolve and liquidate. If SPAH must liquidate, there will be no distribution from the trust account with respect to any of the warrants and the warrants will expire worthless.

If the warrants become exercisable, SPAH may call the warrants for redemption: (1) in whole and not in part, (2) at a price of $0.01 per warrant, (3) upon not less than 30 days’ prior written notice of redemption to each warrantholder, and (4) if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the notice of redemption to warrantholders, provided that on the date SPAH gives notice of redemption and during the entire period thereafter until the time SPAH redeems the warrants SPAH has an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

SPAH established the above conditions to its exercise of redemption rights with the intent of:

•	providing warrantholders with adequate notice of redemption, and allowing them to exercise their warrants prior to redemption at a time when there is a reasonable premium to the warrant exercise price; and

•	providing a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb any negative market reaction to SPAH’s redemption of the warrants.

If the foregoing conditions are satisfied and SPAH issues a notice of redemption, each warrantholder can exercise his, her or its warrant prior to the scheduled redemption date. However, there is no guarantee that the price of the common stock will exceed the $14.25 trigger price or the warrant exercise price after the redemption notice is issued. The warrants are issued in registered form under the Warrant Agreement. Refer to the Warrant Agreement for a complete description of the terms and conditions of the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or SPAH’s recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price. If the warrant amendment proposal is approved by SPAH stockholders, the Warrant Agreement will provide, among other things, (i) for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH, and (ii) that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to SPAH, for the number of warrants being exercised. Holders of warrants will not be entitled to a net cash settlement upon exercise of the warrants. Warrantholders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise, SPAH has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Under the Warrant Agreement, SPAH agreed to use its best efforts to have an effective registration statement covering shares of common stock issuable on exercise of the warrants and to maintain a current prospectus relating to the common stock, both of which are a condition to exercise of the warrants, from the date the warrants become exercisable to the date the warrants expire or are redeemed. However, SPAH cannot make assurances that it will be able maintain a current prospectus relating to the common stock. The market for the warrants may be limited and the warrants may have no value if the warrants cannot be exercised because SPAH does not have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants or current prospectus relating thereto. Holders of warrants will not be entitled to a cash settlement for their warrants if SPAH fails to have an effective registration statement or a current prospectus available relating to the common stock issuable upon exercise of the warrants, and holders’ only remedies in such event will be those available if SPAH is found by a court of law to have breached its contractual obligation to them by failing to do so. If the warrant amendment proposal is approved by SPAH warrantholders at the special meeting of warrantholders, the Warrant Agreement will provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration.

Upon approval by SPAH stockholders and warrantholders at the special meetings, each warrantholder (whether holding public warrants, initial founder’s warrants, additional founder’s warrants or co-investment warrants) will be entitled to receive, in their sole discretion, upon exercise of their warrants, either voting shares of SPAH common stock or shares of Non-Voting Common Stock, such that the holder thereof would not exceed the ownership threshold which would make it subject to the regulation as a bank holding company as described in the section entitled “Supervision and Regulation — Federal Bank Holding Company Regulation.” The terms of the Non-Voting Common Stock are identical to the terms of SPAH’s voting common stock except that the Non-Voting Common Stock have no voting rights and holders of such Non-Voting Common Stock may convert their shares into an equal number of shares of voting common stock, under certain circumstances.

Initial Founder’s Warrants

SPAH currently has 10,322,400 initial founder’s warrants outstanding.

The initial founder’s warrants are substantially similar to those issued in the initial public offering, except that the initial founder’s warrants:

•	only become exercisable after SPAH’s consummation of a business combination if and when the last sales price of SPAH’s common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination;

•	are non-redeemable so long as they are held by the SPAH insiders or their permitted transferees; and

•	the initial founder’s warrants will be forfeited in the event that SP II or SP Acq LLC fails to purchase the co-investment units. Notwithstanding the foregoing, the Steel Trust has agreed to assume all of SP II’s rights and obligations with respect to SP II’s founder’s shares and warrants, including to purchase the co-investment units.

If the warrant amendment proposal is approved by warrantholders at the special meeting, the initial founder’s warrants will become exercisable upon consummation of the merger, without the requirement that the last sales price of SPAH common stock exceed $14.25 per share.

Although the shares of common stock issuable pursuant to the initial founder’s warrants will not be issued pursuant to a registration statement so long as they are held by SP Acq LLC and its permitted transferees, the Warrant Agreement provides that the initial founder’s warrants may not be exercised unless an effective registration statement relating to the common stock issuable upon exercise of the warrants purchased in the initial public offering is effective and a related current prospectus is available. The SPAH insiders have agreed not to sell or otherwise transfer any of their initial founder’s warrants (including the common stock to be issued upon exercise of the initial founder’s warrants) for a period of one year from the date of the consummation of a business combination, such as the merger, other than to permitted transferees who agree to be subject to these transfer restrictions. In addition, at any time commencing three months prior to the time they are no longer subject to transfer restrictions, the initial founder’s warrants and the shares of common stock issuable upon exercise of the initial founder’s warrants will be entitled to registration rights.

Additional Founder’s Warrants

SPAH currently has 7,000,000 additional founder’s warrants outstanding. The additional founder’s warrants are identical to those issued in the initial public offering, except that the additional founder’s warrants are non-redeemable so long as they are held by SP Acq LLC or its permitted transferees (including Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker).

Although the shares of common stock issuable pursuant to the additional founder’s warrants will not be issued pursuant to a registration statement so long as they are held by SP Acq LLC and its permitted transferees, the Warrant Agreement provides that the additional founder’s warrants may not be exercised unless an effective registration statement relating to the common stock issuable upon exercise of the warrants purchased in the initial public offering and a related current prospectus is available.

SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker have agreed not to sell or transfer the additional founder’s warrants (including the common stock issuable upon exercise of the additional founder’s warrants) until after SPAH completes the merger, other than to permitted transferees who agree to be subject to these transfer restrictions. In addition, at any time after the execution of a definitive agreement for the merger, the additional founder’s warrants and the shares of common stock issuable upon exercise of the additional founder’s warrants will be entitled to registration rights.

Co-Investment Warrants

The co-investment warrants have terms and provisions that are substantially similar to the warrants included in the units sold in the initial public offering, except that these warrants are non-redeemable so long as SP II or its permitted transferees (such as the Steel Trust) hold such warrants. Although the shares of common stock issuable pursuant to the co-investment warrants will not be issued pursuant to a registration statement so long as they are held by SP II and its permitted transferees (including the Steel Trust), the Warrant Agreement provides that the co-investment warrants may not be exercised unless an effective registration statement relating to the common stock issuable upon exercise of the warrants purchased in the initial public offering is effective and a related current prospectus is available.

SP II previously agreed that it will not sell or otherwise transfer the co-investment warrants (including the common stock issuable upon exercise of the co-investment warrants) for a period of one year from the date of the consummation of a business combination, such as the merger, other than to permitted transferees who agree to be subject to these transfer restrictions. The Steel Trust has agreed to be bound by these transfer restrictions. In addition, at any time commencing three months prior to the time they are no longer subject to transfer restrictions, the co-investment warrants and the shares of common stock issuable upon exercise of the co-investment warrants will be entitled to registration rights.

Dividends

Except for a unit dividend of 0.15 units for each outstanding share of common stock effected August 8, 2007 and a unit dividend of one-third of a unit for each outstanding share of common stock effected September 4, 2007, SPAH has not declared or paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of dividends in the future will depend on SPAH’s revenues and earnings, if any, capital requirements and general financial condition after the merger or other initial business combination is completed. The payment of any dividends subsequent to the merger or other initial business combination will be within the discretion of SPAH’s then-board of directors. It is the present intention of the SPAH Board to retain any earnings for use in SPAH’s business operations and, accordingly, SPAH does not anticipate the SPAH Board declaring any dividends in the foreseeable future.

If the warrant amendment proposal is approved by SPAH stockholders, the Warrant Agreement will provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH.

Registration Rights

Concurrently with the issuance and sale of the securities in the initial public offering, SPAH entered into an agreement with each of the SPAH insiders granting them the right to demand that SPAH register the resale, (i) in the case of each of the SPAH insiders, of the founder’s units, the founder’s shares, the initial founder’s warrants and the shares of common stock issuable upon exercise of the initial founder’s warrants, (ii) in the case of SP Acq LLC and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker, of the additional founder’s warrants and the shares of common stock issuable upon the exercise of the additional founder’s warrants and (iii) in the case of SP II (or its permitted transferee such as the Steel Trust) of the co-investment units, co-investment shares and co-investment warrants and the shares of common stock issuable upon exercise of the co-investment warrants. The registration rights are exercisable with respect to the founder’s units, founder’s shares, initial founder’s warrants (including shares issuable upon exercise of such warrants) co-investment units and co-investment shares and co-investment warrants (including shares issuable upon exercise of these warrants) at any time commencing three months prior to the date on which they are no longer subject to the transfer restrictions described in “Information about SPAH — Transfer Restrictions,” and with respect to the additional founder’s warrants and the shares of common stock issuable upon exercise of such warrants, at any time after the execution of a definitive agreement for an initial business combination. In addition, each of the SPAH insiders has certain “piggy-back” registration rights on registration statements filed subsequent to the date on which the founder’s units, the founder’s shares, the co-investment units and the co-investment shares are no longer subject to the lock-up agreements which restrict, among other things, transfer of the founder’s units, the founder’s shares, initial founder’s warrants or additional founder’s warrants, as the case may be, until one year after consummation of an initial business combination except to certain permitted transferees, or, with respect to the warrants and the underlying shares of common stock, after the warrants become exercisable by their terms. Permitted transferees will, under certain circumstances, be entitled to the registration rights described herein. SPAH will bear the expenses incurred in connection with the filing of any such registration statements.

If the warrant amendment proposal is approved by SPAH warrantholders at the special meeting of warrantholders, the Warrant Agreement will provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration.

SPAH’S Transfer Agent and Warrant Agent

The transfer agent for SPAH’s securities and warrant agent for its warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions In the SPAH Certificate of Incorporation and SPAH Bylaws

Special meeting of stockholders

The SPAH Bylaws provide that special meetings of its stockholders may be called only by a majority vote of the SPAH Board or by its chairman.

Advance notice requirements for stockholder proposals and director nominations

The SPAH Bylaws provide that stockholders seeking to bring business before its annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to SPAH’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. The SPAH Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude SPAH stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders.

Authorized but unissued shares

SPAH’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SPAH by means of a proxy contest, tender offer, merger or otherwise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Proskauer Rose LLP, Los Angeles, California will pass upon certain federal income tax consequences of the merger for SPAH. Keller Rohrback L.L.P., Seattle, Washington acted as general counsel to Frontier and will pass upon certain federal income tax consequences of the merger for Frontier and Ellenoff Grossman & Schole LLP, New York, New York, acted as special counsel to Frontier. Morris James LLP, Wilmington, Delaware, is acting as special counsel for SPAH as to matters of Delaware law.

EXPERTS

The accompanying balance sheets of SP Acquisition Holdings, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period from February 14, 2007 (inception) to December 31, 2007, and for the period from February 14, 2007 (inception) to December 31, 2008, have been audited by J.H. Cohn LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Frontier Financial Corporation as of December 31, 2008 and 2007, the related consolidated statements of operations, shareowners’ equity and cash flows for each of the years in the three year period ended December 31, 2008, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein, and included in reliance on the report such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SPAH has filed a registration statement on Form S-4 to register the issuance of SPAH common stock to be issued to Frontier’s shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SPAH, a proxy statement for SPAH’s special meeting of stockholders, a proxy statement of Frontier for Frontier’s special meeting of shareholders and a proxy statement for SPAH’s special meeting of warrantholders.

Each of SPAH and Frontier annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. SPAH’s and Frontier’s public filings are also available to the public from the SEC’s website at http://www.sec.gov.

Information and statements contained in this joint proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this joint proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you should contact via phone or in writing:

SP Acquisition Holdings, Inc.	Frontier Financial Corporation
590 Madison Avenue	332 S.W. Everett Mall Way
32nd Floor	P. O. Box 2215
New York, New York 10022	Everett, Washington 98213
Attn: John McNamara	Attn: Carol E. Wheeler
(212) 520-2300	Chief Financial Officer
(425) 514-0700

INDEX TO FINANCIAL STATEMENTS

Page

SP Acquisition Holdings, Inc. Condensed Financial Statements

Condensed Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008	F-2

Condensed Statements of Operations (unaudited) for the three months ended June 30, 2009 and 2008, for the six months ended June 30, 2009 and 2008 and for the period from February 14, 2007 (inception) through June 30, 2009
F-3

Condensed Statements of Cash Flows (unaudited) for the six months ended June 30, 2009 and 2008, and for the period from February 14, 2007 (inception) through June 30, 2009	F-4

Condensed Statements of Stockholders’ Equity for the period February 14, 2007 (inception) through December 31, 2008 and for the six months ended June 30, 2009 (unaudited)	F-5

Notes to Condensed Financial Statements	F-6

SP Acquisition Holdings, Inc. Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-14

Balance Sheets as of December 31, 2008 and December 31, 2007	F-15

Statements of Income For the Year Ended December 31, 2008 and For the Period from February 14, 2007 (inception) to December 31, 2007 and For the Period from February 14,2007 (inception) to December 31, 2008
F-16

Statements of Cash Flows For the Year Ended December 31, 2008, and For the Period from February 14, 2007 (inception) to December 31, 2007, and For the Period from February 14, 2007 (inception) to December 31, 2008
F-17

Statement of Stockholders’ Equity For the Period February 14, 2007 (inception) to December 31, 2007, and For the Period February 14, 2007 (inception) to December 31, 2008	F-18

Notes to Financial Statements	F-19

Frontier Financial Corporation and Subsidiaries Condensed Consolidated Financial Statements

Consolidated Balance Sheets June 30, 2009 (Unaudited) and December 31, 2008	F-31

Consolidated Statements of Operations (Unaudited) Three and Six Months Ended June 30, 2009 and 2008	F-32

Consolidated Statements of Cash Flows (Unaudited) Six Months Ended June 30, 2009 and 2008	F-33

Notes to the Consolidated Financial Statements (Unaudited)	F-35

Frontier Financial Corporation and Subsidiaries Consolidated Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-50

Consolidated Balance Sheet as of December 31, 2008 and 2007	F-51

Consolidated of Statement of Operations for the Years Ended December 31, 2008, 2007 and 2006	F-52

Consolidated Statement of Shareholders’ Equity for the Years Ended December 31, 2008, 2007 and 2006	F-53

Consolidated Statement of Cash Flows for the Years Ended December 31, 2008, December 31, 2007 and December 31, 2006	F-54

Notes to Consolidated Financial Statements	F-56

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
		(See Note A)

Current assets:
Cash and cash equivalents	$1,591,441	$2,431,303
Trust account attributable to deferred underwriter’s fee, restricted	17,315,840	17,315,840
Prepaid expenses	55,141	30,757
Deferred taxes	117,873	—

Total current assets	19,080,295	19,777,900

Non current assets:
Cash and cash equivalents, restricted	—	429,194

Trust account, restricted:
Cash and cash equivalents held in trust account	409,014,880	409,438,479
Accrued interest receivable	87,871	—
Tax overpayment due to trust account	621,950	130,641

Trust account, restricted	409,724,701	409,569,120

Total assets	$428,804,996	$429,776,214

Current liabilities:
Accounts payable	$28,743	$22,743
Advances payable to affiliate	—	5,132
Accrued expenses	167,219	223,588
Income taxes payable	—	21,306
Other payables — deferred underwriters’ fee	17,315,840	17,315,840

Total current liabilities	17,511,802	17,588,609

Common stock, subject to possible conversion, 12,986,879 shares at conversion value	127,772,726	127,772,726

Deferred interest, attributable to common stock subject to possible conversion	374,788	421,510

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 authorized, none issued	—	—
Common stock, $.001 par value, 200,000,000 shares authorized; 54,112,000 shares issued and outstanding (including 12,986,879 shares subject to possible conversion)	41,125	41,125
Additional paid-in capital	280,334,037	280,287,315
Retained earnings accumulated during the development stage	2,770,518	3,664,929

Total stockholders’ equity	283,145,680	283,993,369

Total liabilities and stockholders’ equity	$428,804,996	$429,776,214

The accompanying notes are an integral part of these condensed financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

					For the
	For the	For the	For the	For the	Period from
	Three	Three	Six	Six	February 14,
	Months	Months	Months	Months	2007
	Ended	Ended	Ended	Ended	(inception) to
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009

Formation and operating costs	$339,313	$301,765	$678,261	$499,229	$1,995,281

Loss from operations	(339,313)	(301,765)	(678,261)	(499,229)	(1,995,281)
Interest income — Trust	168,770	1,700,797	264,273	4,341,829	9,584,971
Interest income — other	709	11,950	1,436	25,427	45,205
Interest expense	—	(3,021)	—	(6,146)	(15,581)

Income (loss) before tax	(169,834)	1,407,961	(412,552)	3,861,881	7,619,314
Provision for income taxes	(117,292)	(698,507)	(481,859)	(2,176,503)	(4,848,796)

Net income (loss)	(287,126)	709,454	(894,411)	1,685,378	2,770,518
Deferred interest, attributable to common stock subject to possible conversion	(19,147)	231,809	46,722	(111,035)	(374,788)

Net income (loss) attributable to common stock	$(306,273)	$941,263	$(847,689)	$1,574,343	$2,395,730

Net income (loss) attributable to common stock per common share, basic and diluted	$(0.01)	$0.02	$(0.02)	$0.04

Weighted average number of common shares outstanding — excluding shares subject to possible conversion, basic and diluted	41,125,121	41,125,121	41,125,121	41,125,121

The accompanying notes are an integral part of these condensed financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

			For the Period
			from
			February 14,
	For the Six	For the Six	2007
	Months Ended	Months Ended	(inception) to
	June 30, 2009	June 30, 2008	June 30, 2009

Cash flows from operating activities:
Net (loss) income	$(894,411)	$1,685,378	$2,770,518
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Deferred taxes	(117,873)	125,406	(117,873)
Changes in operating assets and liabilities:
Accrued interest receivable	—	(57,626)	—
Other receivable	—	26,323	—
Prepaid expenses	(24,384)	4,517	(55,141)
Accounts payable	6,000	(438,525)	28,743
Advances payable to affiliate	(5,132)	(25,314)	—
Interest payable to affiliate	—	(9,435)	—
Accrued expenses	(56,369)	3,770	167,219
Income taxes payable	(21,306)	(621,903)	—

Net cash (used in) provided by operating activities	(1,113,475)	692,591	2,793,466

Cash flows from investing activities:
Cash and cash equivalents held in trust account, interest available for working capital and taxes	—	883,616	—
Cash and cash equivalents, restricted	429,194	—	—
Trust account, restricted	(155,581)	—	(427,040,541)

Net cash provided by (used in) investing activities	273,613	883,616	(427,040,541)

Cash flows from financing activities:
Proceeds from issuance of founder’s units	—	—	25,000
Proceeds from issuance of additional founder’s warrants	—	—	7,000,000
Proceeds from note payable to affiliate	—	—	250,000
Repayment of note payable to affiliate	—	(250,000)	(250,000)
Proceeds from initial public offering	—	—	432,896,000
Payment of offering costs	—	—	(14,082,484)

Net cash (used in) provided by financing activities	—	(250,000)	425,838,516

Net (decrease) increase in cash	(839,862)	1,326,207	1,591,441
Cash and cash equivalents at the beginning of the period	2,431,303	1,317,688	—

Cash and cash equivalents at the end of the period	$1,591,441	$2,643,895	$1,591,441

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accounts payable	$—	$372,456	$—

Accrual of deferred underwriters’ discount	$—	$—	$17,315,840

Supplemental disclosure of cash flow data:
Cash payments for Federal, state and city income taxes	$1,100,000	$2,673,000	$5,575,500

The accompanying notes are an integral part of these condensed financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Retained
				Earnings
				Accumulated
	Common	Common	Additional	During the	Total
	Stock	Stock	Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Proceeds from founder’s units issued at $0.003 per unit on March 22, 2007	7,500,000	$7,500	$17,500	$—	$25,000
Unit dividend of 0.15 units issued for each outstanding share of common stock declared on August 8, 2007	1,125,000	1,125	(1,125)	—	—
Unit dividend of one-third of a unit issued for each outstanding share of common stock declared on September 4, 2007	2,875,000	2,875	(2,875)	—	—
Proceeds from issuance of 40,000,000 units, net of underwriters’ commissions and offering expenses of $29,030,049 at $10.00 per unit on October 16, 2007	40,000,000	40,000	370,929,951	—	370,969,951
Net proceeds subject to possible conversion of 11,999,999 shares	(11,999,999)	(12,000)	(118,187,990)		(118,199,990)
Proceeds from issuance of 7,000,000 warrants on October 16, 2007	—	—	7,000,000	—	7,000,000
Proceeds from issuance of 3,289,600 units, net of underwriters’ commissions and offering expenses of $2,368,275 at $10.00 per unit on October 31, 2007	3,289,600	3,290	30,524,435	—	30,527,725
Net proceeds subject to possible conversion of 986,880 shares	(986,880)	(987)	(9,571,749)	—	(9,572,736)
Founder’s units forfeited on October 31, 2007	(677,600)	(678)	678	—	—
Net income	—	—	—	1,466,293	1,466,293

Balances at December 31, 2007	41,125,121	41,125	280,708,825	1,466,293	282,216,243
Deferred interest, attributable to common stock subject to possible conversion	—	—	(421,510)	—	(421,510)
Net income	—	—	—	2,198,636	2,198,636

Balances at December 31, 2008	41,125,121	41,125	280,287,315	3,664,929	283,993,369
Deferred interest, attributable to common stock subject to possible conversion	—	—	46,722	—	46,722
Net loss	—	—	—	(894,411)	(894,411)

Balances at June 30, 2009 (unaudited)	41,125,121	$41,125	$280,334,037	$2,770,518	$283,145,680

The accompanying notes are an integral part of these condensed financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE A —	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND INTERIM FINANCIAL INFORMATION

SP Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on February 14, 2007. The Company was formed to acquire one or more businesses or assets through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (“Business Combination”). The Company has neither engaged in any operations nor generated operating revenues to date. The Company will not generate any operating revenues until after the completion of its initial business combination. Since the completion of its initial public offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies.

The Company was initially formed and capitalized through the sale of founder’s units to a related entity, SP Acq LLC (see Note D).

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on October 10, 2007. The Company consummated the Offering on October 16, 2007 and recorded proceeds of $370,969,951, net of the underwriters’ discount of $28,000,000 and offering costs of $1,030,049. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants to SP Acq LLC at a price of $1 per warrant (an aggregate purchase price of $7,000,000) (see Note D).

On October 31, 2007, the underwriters exercised a portion and terminated the balance of their over allotment option granted in connection with the initial public offering and consummated the purchase of an additional 3,289,600 units at a price of $10.00 per unit, for gross proceeds of $32,896,000 or net proceeds of $30,527,725, net of the underwriters’ discount of $2,302,720 and offering costs of $65,555.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

A total of $425,909,120 (or approximately $9.84 per share), including $371,000,000 of the net proceeds from the Offering, $7,000,000 from the sale of warrants to the founding shareholders (see Note D), $30,593,280 of net proceeds of the over allotment issuance and $17,315,840 of deferred underwriting discounts, has been placed in a trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company as trustee (the “Trust”) which is to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Except for up to $3,500,000 of Trust interest income to be released to the Company to fund expenses relating to investigating and selecting a target business and other working capital requirements, and any additional amounts needed to pay income taxes on the Trust earnings, the proceeds held in the Trust will not be released from the Trust until the earlier of the completion of the Company’s Business Combination or the liquidation of the Company. As of June 30, 2009, the balance in the Trust account was $427,040,541, which includes accrued interest receivable and overpayments of taxes due to the Trust. Through June 30, 2009, the Trust has released $3,500,000 of interest income to the Company and the Company had paid a total of $5,575,500 in taxes, of which $5,575,500 has been reimbursed by the Trust.

The placing of funds in the Trust may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers (which would include any third parties

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust, there is no guarantee that they will execute such agreements.

SP Acq LLC has agreed that it will be liable to the Company if and to the extent claims by third parties reduce the amounts in the Trust available for payment to our stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to us, or by a prospective target business. A “vendor” refers to a third party that enters into an agreement with us to provide goods or services to us. However, the agreement entered into by SP Acq LLC specifically provides for two exceptions to the indemnity given: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (2) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors, third parties with which we entered into a contractual relationship or target businesses that would not be covered by the indemnity from SP Acq LLC, such as shareholders and other claimants who are not parties in contract with us who file a claim for damages against us.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 30% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Public stockholders voting against a Business Combination will be entitled to convert their stock to cash at a per share conversion price equal to the aggregate amount then in the Trust (before payment of deferred underwriters fees and including interest, net of any income taxes payable on such interest, which shall be paid from the Trust, and net of interest income of up to $3.5 million earned on the Trust balance previously released to the Company to fund working capital requirements), if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. All of the Company’s stockholders prior to the Offering, and all of the officers and directors of the Company have agreed to vote all of the shares of the Company stock held by them that they acquired prior to the consummation of the offering in accordance with the vote of the majority in interest of all other stockholders of the Company.

We will seek to consummate a Business Combination until October 10, 2009. If we are unable to complete a Business Combination, the proceeds held in the Trust, including the unpaid portion of the underwriters’ commission (see Note D) will be distributed to the Company’s public stockholders (excluding SP Acq LLC, Steel Partners II, L.P. and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker, each a director of the Company, to the extent of their pre-Offering stock holdings).

These unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. The operating results for the interim periods presented are not necessarily indicative of the results to be expected for any other interim period or for the full year.

The condensed balance sheet information as of December 31, 2008 was derived from the audited balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. These unaudited interim condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2008 Annual Report on Form 10-K, filed on March 10, 2009 and amended on Form 10-K/A, filed on April 24, 2009. The accounting policies used in preparing these unaudited interim

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

condensed financial statements are consistent with those described in the audited financial statements included in the Company’s December 31, 2008 Form 10-K as amended.

NOTE B —	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Development Stage Company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

As indicated in the accompanying unaudited interim condensed financial statements, the Company has incurred substantial organizational, legal, accounting and offering costs in the pursuit of its financing plans and expects to incur additional costs in pursuit of its acquisition plans. As of June 30, 2009, the Company had cash on hand of $1,591,441 as well as $426,330,720 of cash and cash equivalents in the Trust. Under terms of the investment management trust agreement, up to $3,500,000 of interest may be released to the Company in such amounts and such intervals as we request, subject to availability. At June 30, 2009, $3,500,000 of Trust interest has been released to the Company. Management has reviewed its cash requirements as of June 30, 2009 and believes that its cash on hand, along with the funds available to it from the interest income from the Trust for the payment of income tax liabilities on Trust earnings (See Note A) is sufficient to cover its expenses for the next twelve months.

There is no assurance that the Company’s plan to complete a Business Combination will be successful.

2.	Cash and Cash Equivalents:

The Company considers investments with a maturity of three months or less when purchased to be cash equivalents.

3.	Common Stock and Unit Dividends:

Each share of common stock has one vote. As discussed in Note F, on August 8, 2007, the Company declared a unit dividend of 0.15 units for each unit outstanding and on September 4, 2007 declared a unit dividend of one third of a unit for each unit outstanding. All of the unit holders agreed to transfer their units due them with respect to these dividends to SP Acq LLC. Such stock dividends are presented as if they were stock splits and are presented retroactively for each period presented. All unit amounts outstanding reflect such dividends, except for weighted average shares outstanding as discussed in Note B-4.

4.	Net Income (Loss) Per Common Share:

The Company follows the provisions of SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Common shares subject to possible conversion of 12,986,879 shares have been excluded from the calculation of basic earnings per share since such shares, if redeemed, only participate in their pro rata shares of the trust earnings. Such earnings are deducted from earnings available to common stockholders. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants and other potential common stock outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations. The effect of the 61,112,000 outstanding Warrants issued in connection with the Public Offering and the Private Placement described in Note A has not been considered in the diluted earnings per share calculation since the exercise of the Warrants are contingent upon the occurrence of future events, and therefore, not includable in the calculation of diluted earnings per share in accordance with SFAS No. 128.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

5.	Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation limits. Management believes the risk of loss to be minimal.

6.	Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximate the carrying amounts represented in the balance sheet because of their short-term maturities.

7.	Cash and Cash Equivalents-Restricted:

Pursuant to the terms of the investment management trust agreement, the Company is permitted to have released from the Trust account, interest income to pay income taxes on interest income earned on the Trust account balance. As of December 31, 2008, the Company transferred excess amounts from the Trust account totaling $429,194 for the payment of Federal estimated taxes due on January 15, 2009. These amounts were reflected as cash and cash equivalents, restricted in the accompanying condensed balance sheet as of December 31, 2008.

8.	Trust Account-Restricted:

The Company considers the restricted portion of the funds held in the Trust Account to be a non-current asset. A current asset is one that is reasonably expected to be used to pay current liabilities, such as accounts payable or short-term debt or to pay current operating expenses, or will be used to acquire other current assets. Since the acquisition of a business is principally considered to be for a long-term purpose, with long-term assets such as property and tangibles typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current asset.

As discussed in Note A, the Trust Account is invested in United States Treasury Bills with an original term of 180 days and a maturity date of July 16, 2009. Upon maturity of the Treasury Bills on July 16, 2009, the Company reinvested the assets in the Trust account in United States Treasury Bills with a cost of $426,174,903, maturing on August 13, 2009 and bearing interest at a per annum rate of 0.13%.

9.	Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring through July 24, 2009 require potential adjustment or disclosure in the financial statements.

10.	Income Taxes:

The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On February 14, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

11.	Share-Based Compensation:

The Company accounts for stock options and warrants using the fair value recognition provisions of SFAS No. 123 (Revised 2004), “ Share-Based Payment “, (“SFAS 123(R)”). SFAS 123(R) addresses all forms of share based compensation awards including shares issued under employment stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), share based payment awards will be measured at fair value on the awards grant date, based on estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements.

12.	Recent Accounting Pronouncements:

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for, and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS No. 165 had no impact on the Company’s condensed financial statements.

In April 2009, the FASB issued FASB Staff Position No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise From Contingencies” (“FSP No. 141R-1”). FSP No. 141R-1 amends the provisions in SFAS No. 141(R) for the initial recognition and measurement, subsequent measurement and accounting, and disclosure for assets and liabilities arising from contingencies in business combinations. FSP 141R-1 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS No. 141(R) and instead carries forward most provisions of SFAS No. 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and liabilities acquired in evaluating the impact of SFAS 141(R).

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

NOTE C —	INITIAL PUBLIC OFFERING

On October 16, 2007, the Company sold to the public an aggregate of 40,000,000 units at a price of $10.00 per unit. Each unit consists of one share of the Company’s common stock, $0.001 par value, and one redeemable common stock purchase warrant. On October 31, 2007, the underwriters exercised a portion and cancelled the balance of their over-allotment option granted in connection with the Offering and consummated the sale of an additional 3,289,600 units at a price of $10.00 per unit.

The Company has incurred an underwriters’ fee of 7% of the gross offering proceeds in connection with the completion of the Offering and the over-allotment. Of this fee, $12,000,000 and $986,880 were paid at the closing of the Offering and over-allotment on October 16, 2007 and October 31, 2007, respectively, and $17,315,840 is held in the Trust and will be paid to the underwriters in connection with the consummation of a Business Combination. As of June 30, 2009, the remaining underwriting commitment of $17,315,840 is included as Other payables — deferred underwriters’ fee.

NOTE D —	RELATED PARTY TRANSACTIONS

SP Acq LLC purchased 11,500,000 of the Company’s founder’s units subject to the terms of the Founder’s Unit Purchase Agreement (the “Purchase Agreement”) dated March 30, 2007 and the Founders Unit Adjustment

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Agreement (the “Adjustment Agreement”) dated August 8, 2007, each consisting of one common share and one warrant to purchase a common share, for a price of $25,000 in a private placement. The units are identical to those sold in the Offering, except that SP Acq LLC, Steel Partners II, L.P., and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker agreed to vote their founder’s shares in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving the Company’s Business Combination. As a result, they will not be able to exercise conversion rights with respect to the founder’s shares if the Company’s Business Combination is approved by a majority of its public stockholders. The founder’s shares included therein will not participate with the common stock included in the units sold in the Offering in any liquidating distribution. The founder’s units, including the founder’s shares and initial founder’s warrants, may not be sold or transferred until at least one year after the completion of a Business Combination.

The agreements referred to above provide for the Founders to maintain a 20% interest in the Company after taking into consideration the number of units ultimately sold in the initial public offering (“IPO”). In order for the Founders to hold the number of shares necessary to maintain a 20% interest in the Company, 677,600 units were forfeited and cancelled on the date of the IPO, leaving the Founders with 10,822,400 or 20% of the 54,112,000 units outstanding at that time. The Company accounted for the transaction employing the price associated with the original sale because in the opinion of management, the adjustment in the number of shares was contemplated in the Purchase Agreement and Adjustment Agreement entered into prior to the IPO.

The Company has issued warrants to purchase 11,500,000 common shares at an exercise price of $7.50 per share as part of the founder’s units in connection with its initial capitalization on March 22, 2007 (“initial founder’s warrants”). On October 31, 2007, in connection with the partial exercise of the underwriters’ over-allotment option, 677,600 initial founder’s warrants were forfeited to the Company and cancelled.

Additionally, pursuant to the Director’s Purchase Agreement dated as of June 25, 2007, SP Acq LLC has sold a total of 500,000 founder’s units to certain directors of the Company.

SP Acq LLC, pursuant to an agreement dated March 22, 2007, also sold to its affiliate Steel Partners II, L.P. a portion of its founder’s units, with the final number of units to be determined based on the number of units sold in the Offering once the underwriters’ over-allotment option was exercised or expired. As of October 16, 2007, upon the closing of the Offering, Steel Partners II, L.P. owned 662,791 founder’s units. On October 31, 2007, the underwriters exercised a portion of their over-allotment option and SP Acq LLC sold an additional 6,197 of its founders units to Steel Partners II, L.P., bringing Steel Partners II, L.P. ownership to 668,988 units.

On March 28, 2007, the Company issued a $250,000 unsecured promissory note to Steel Partners, Ltd., an affiliate of SP Acq LLC and the Company. This note bore interest at 5% per annum, was unsecured and principal and interest payments were due on December 31, 2007. Steel Partners Ltd. confirmed on May 7, 2008 that the promissory note was not in default and that payment may be made on or before December 31, 2008. Interest payable of $15,581 was accrued on this note through June 27, 2008, at which time the note and accrued interest were repaid in full.

Advances payable of $0 and $5,132 at June 30, 2009 and December 31, 2008, respectively, relate to certain costs paid by Steel Partners, Ltd. on behalf of the Company. None of the officers and directors of the Company received compensation for their services to the Company.

The Company presently occupies office space provided by Steel Partners, Ltd. Steel Partners, Ltd. has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office, administrative and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay Steel Partners, Ltd. $10,000 per month for such services. Services commenced on October 16, 2007. The Company has incurred $180,000 and $120,000 for such services through June 30, 2009 and December 31, 2008, respectively, of which $60,000 and $60,000 are included in accrued expenses at June 30, 2009 and December 31, 2008, respectively.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

SP Acq LLC purchased, in a private placement on October 16, 2007, 7,000,000 additional founder’s warrants at a price of $1 per warrant (an aggregate purchase price of $7,000,000) directly from the Company and not as part of the Offering. The purchase price of these additional founder’s warrants has been determined by the Company to be the fair value of such warrants as of the October 16, 2007 purchase date. An aggregate of 500,000 additional founder’s warrants were sold by SP Acq LLC to certain directors.

In addition, Steel Partners II, L.P. has entered into an agreement with the Company requiring it to purchase 3,000,000 units (“co-investment units”) at a price of $10 per unit (an aggregate price of $30,000,000) from the Company in a private placement that will occur immediately prior to the Company’s consummation of a Business Combination. These private placement units will be identical to the units sold in the Offering. It has also agreed that these units will not be sold, transferred, or assigned until at least one year after the completion of the Business Combination. In the event that Steel Partners II, L.P. does not purchase the co-investment units, SP Acq LLC, Steel Partners II, L.P. and the directors who purchased founder’s units have agreed to surrender and forfeit their founder’s units and additional founder’s warrants to the Company, provided however that such surrender and forfeiture will not be required if SP Acq LLC purchases the co-investment units. In such event, Steel Partners II, L.P. has agreed to transfer its founder’s units to SP Acq LLC. None of the co-investment units have been issued by the Company as of June 30, 2009.

NOTE E —	PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares have been issued as of June 30, 2009.

NOTE F —	UNIT DIVIDENDS

Effective August 8, 2007, the Board of Directors of the Company declared a unit dividend to the holders of record. The dividend consisted of 0.15 units for each outstanding share of common stock and totaled 1,125,000 units. Effective September 4, 2007, the Board of Directors of the Company declared a unit dividend to the holders of record. The dividend consisted of one-third of a unit for each outstanding share of common stock and totaled 2,875,000 units. All of the unit holders agreed to transfer their units due them with respect to these dividends to SP Acq LLC.

NOTE G —	WARRANTS

The following table presents warrants outstanding:

	June 30, 2009	December 31, 2008

Initial Founder’s Warrants	10,822,400	10,822,400
Additional Founder’s Warrants	7,000,000	7,000,000
Public Warrants	43,289,600	43,289,600

Totals	61,112,000	61,112,000

Initial founder’s warrants are not redeemable while held by SP Acq LLC or its permitted transferees and the exercisability of initial founder’s warrants are subject to certain additional restrictions. Each initial founder’s warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after a Business Combination. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Additional founder’s warrants entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50 for each warrant commencing on the completion of a Business Combination with a target business, and expire five years from the date of the final prospectus for the Offering (the “Prospectus”). SP Acq LLC has also agreed that the warrants purchased by it will not be sold or transferred until after the completion of a Business Combination, and will be non-redeemable so long as they are held by the Company’s founders or their permitted transferees. Additionally, pursuant to the Director’s Purchase Agreement dated as of June 25, 2007, SP Acq LLC sold 500,000 of such initial founder’s warrants to certain directors on October 16, 2007.

Public warrants entitle the holder to purchase from the Company one share of common stock for each warrant at an exercise price of $7.50 commencing on the later of (a) one year from the date of the Prospectus or (b) the completion of a Business Combination with a target business, and will expire five years from the date of the Prospectus. The warrants are redeemable at the option of the Company at a price of $0.01 per warrant upon 30 days prior notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The warrants will not be exercisable and the Company will not be obligated to issue shares of common stock upon the exercise of the warrants by a holder unless, at the time of such exercise, an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Although the Company has undertaken in the warrant agreement, and therefore has a contractual obligation, to use its best efforts to have an effective registration statement covering shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to that common stock until the warrants expire or are redeemed, and the Company intends to comply with it undertaking, the Company cannot assure you that it will be able to do so. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

As disclosed in Note D, the initial founder’s warrants and additional founder’s warrants have certain restrictions and may be surrendered or forfeited under certain circumstances.

Pursuant to a registration rights agreement between the Company and SP Acq LLC, Steel Partners II, L.P. and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker, the holders of our founder’s units, founder’s shares and initial founder’s warrants and shares issuable upon exercise thereof will be entitled to certain registration rights at any time commencing three months prior to the date that they are no longer subject to transfer restrictions.

NOTE H —	TAXES ON INCOME

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The Company recorded a deferred tax asset as of June 30, 2009 in connection with net operating losses generated in the current period that may be utilized to offset taxable income from prior or in future periods.

The Company has paid a total of $5,575,500 since inception in estimated tax payments for Federal, New York State and City income taxes.

The difference between the provision for income taxes and the amounts computed by applying the federal statutory income tax rate to the income before tax is due to state and local taxes, including New York capital based taxes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
SP Acquisition Holdings, Inc.

We have audited the accompanying balance sheets of SP Acquisition Holdings, Inc. (a corporation in the development stage) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period from February 14, 2007 (inception) to December 31, 2007, and for the period from February 14, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of SP Acquisition Holdings, Inc. (a corporation in the development stage) as of December 31, 2008 and 2007, and its results of operations and cash flows for the year ended December 31, 2008, for the period from February 14, 2007 (inception) to December 31, 2007, and for the period from February 14, 2007 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of SP Acquisition Holdings, Inc.’s (a corporation in the development stage) internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2009 expressed an unqualified opinion thereon.

/s/ J.H. Cohn LLP

Jericho, New York
March 10, 2009

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

BALANCE SHEETS

	December 31,	December 31,
	2008	2007

Current assets:
Cash and cash equivalents	$2,431,303	$1,317,688
Trust account, interest available for working capital and taxes:
Cash and cash equivalents held in trust account, interest available for working capital and taxes	—	989,183
Accrued interest receivable	—	469,705

Total trust account, interest available for working capital and taxes	—	1,458,888
Trust account attributable to deferred underwriter’s fee, restricted	17,315,840	17,315,840
Other receivable	—	26,323
Prepaid expenses	30,757	108,024

Total current assets	19,777,900	20,226,763

Non current assets:
Cash and cash equivalents, restricted	429,194	—
Trust account, restricted Cash and cash equivalents held in Trust account	409,438,479	408,593,280
Tax overpayment due to Trust account	130,641	—

Trust account, restricted	409,569,120	408,593,280
Deferred tax assets	—	125,406

Total assets	$429,776,214	$428,945,449

Current liabilities:
Accounts payable	$22,743	$449,194
Note payable to affiliate	—	250,000
Advances payable to affiliate	5,132	26,818
Interest payable to affiliate	—	9,435
Accrued expenses	223,588	96,915
Income taxes payable	21,306	808,278
Other payables — deferred underwriters’ fee	17,315,840	17,315,840

Total current liabilities	17,588,609	18,956,480

Common stock, subject to possible conversion, 12,986,879 shares at conversion value:	127,772,726	127,772,726

Deferred interest, attributable to common stock subject to possible conversion	421,510	—

Commitments and contingencies:

Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 authorized, none issued	—	—
Common stock, $.001 par value, 200,000,000 shares authorized; 54,112,000 shares issued and outstanding (including 12,986,879 shares subject to possible conversion)	41,125	41,125
Additional paid-in capital	280,287,315	280,708,825
Retained earnings accumulated during the development stage	3,664,929	1,466,293

Total stockholders’ equity	283,993,369	282,216,243

Total liabilities and stockholders’ equity	$429,776,214	$428,945,449

The accompanying notes are an integral part of these financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENTS OF INCOME

		For the Period	For the Period
	For the Year	from February 14,	from February 14,
	Ended	2007 (inception) to	2007 (inception) to
	December 31,	December 31,	December 31,
	2008	2007	2008

Formation and operating costs	$1,052,648	$264,373	$1,317,021

Loss from operations	(1,052,648)	(264,373)	(1,317,021)
Interest income — Trust	6,376,306	2,944,393	9,320,699
Interest income — other	37,689	6,080	43,769
Interest expense	(6,146)	(9,435)	(15,581)

Income before income taxes	5,355,201	2,676,665	8,031,866
Provision for income taxes	(3,156,565)	(1,210,372)	(4,366,937)

Net income	2,198,636	1,466,293	3,664,929
Deferred interest, attributable to common stock subject to possible conversion	(421,510)	—	(421,510)

Net income attributable to common stock	$1,777,126	$1,466,293	$3,243,419

Net income attributable to common stock per common share, basic and diluted	$0.04	$0.09

Weighted average number of common shares outstanding — excluding shares subject to possible conversion, basic and diluted	41,125,121	17,245,726

The accompanying notes are an integral part of these financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

		For the Period	For the Period
		from	from
	For the Year	February 14,	February 14,
	Ended	2007 (inception)	2007 (inception)
	December 31,	to December 31,	to December 31,
	2008	2007	2008

Cash flows from operating activities:
Net income	$2,198,636	$1,466,293	$3,664,929
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax assets	125,406	(125,406)	—
Changes in operating asset and liability accounts:
Accrued interest receivable	469,705	(469,705)	—
Other receivable	26,323	(26,323)	—
Prepaid expenses	77,267	(108,024)	(30,757)
Accounts payable	(42,460)	65,203	22,743
Advances payable to affiliate	(21,686)	26,818	5,132
Interest payable to affiliate	(9,435)	9,435	—
Accrued expenses	126,673	96,915	223,588
Income taxes payable	(786,972)	808,278	21,306

Net cash provided by operating activities	2,163,457	1,743,484	3,906,941

Cash flows from investing activities:
Cash and cash equivalents, restricted	(429,194)	—	(429,194)
Cash and cash equivalents held in Trust account, interest available for working capital and taxes	989,183	(989,183)	—
Trust account, restricted	(975,840)	(425,909,120)	(426,884,960)

Net cash used in investing activities	(415,851)	(426,898,303)	(427,314,154)

Cash flows from financing activities:
Proceeds from issuance of founder’s units	—	25,000	25,000
Proceeds from issuance of additional founder’s warrants	—	7,000,000	7,000,000
Proceeds from note payable to affiliate	—	250,000	250,000
Repayment of note payable to affiliate	(250,000)	—	(250,000)
Proceeds from initial public offering	—	432,896,000	432,896,000
Payment of offering costs	(383,991)	(13,698,493)	(14,082,484)

Net cash provided by (used in) financing activities	(633,991)	426,472,507	425,838,516

Net increase in cash and cash equivalents	1,113,615	1,317,688	2,431,303

Cash and cash equivalents at the beginning of the period	1,317,688	—	—

Cash and cash equivalents at the end of the period	$2,431,303	$1,317,688	$2,431,303

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accounts payable	$—	$383,991	$383,991

Accrual of deferred underwriters’ discount	$—	$17,315,840	$17,315,840

Cash payments for Federal, state and local income taxes	$3,997,500	$527,500	$4,525,000

The accompanying notes are an integral part of these financial statements.

SP ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

				Retained
				Earnings
				Accumulated
	Common	Common	Additional	During the	Total
	Stock	Stock	Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Proceeds from founder’s units issued at $0.003 per unit on March 22, 2007	7,500,000	$7,500	$17,500	$—	$25,000
Unit dividend of 0.15 units issued for each outstanding share of common stock declared on August 8, 2007	1,125,000	1,125	(1,125)	—	—
Unit dividend of one third of a unit issued for each outstanding share of common stock declared on September 4, 2007	2,875,000	2,875	(2,875)	—	—
Proceeds from issuance of 40,000,000 units, net of underwriters’ commissions and offering expenses of $29,030,049 at $10.00 per unit on October 16, 2007	40,000,000	40,000	370,929,951	—	370,969,951
Net proceeds subject to possible conversion of 11,999,999 shares	(11,999,999)	(12,000)	(118,187,990)		(118,199,990)
Proceeds from issuance of 7,000,000 warrants on October 16, 2007	—	—	7,000,000	—	7,000,000
Proceeds from issuance of 3,289,600 units, net of underwriters’ commissions and offering expenses of $2,368,275 at $10.00 per unit on October 31, 2007	3,289,600	3,290	30,524,435	—	30,527,725
Net proceeds subject to possible conversion of 986,880 shares	(986,880)	(987)	(9,571,749)	—	(9,572,736)
Founder’s Units forfeited on October 31, 2007	(677,600)	(678)	678
Net income				1,466,293	1,466,293

Balances at December 31, 2007	41,125,121	$41,125	$280,708,825	$1,466,293	$282,216,243
Deferred interest, attributable to common stock subject to possible conversion	—	—	(421,510)	—	(421,510)
Net income	—	—	—	2,198,636	2,198,636

Balances at December 31, 2008	41,125,121	$41,125	$280,287,315	$3,664,929	$283,993,369

The accompanying notes are an integral part of these financial statements.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements

NOTE A —	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

SP Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on February 14, 2007. The Company was formed to acquire one or more businesses or assets through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination (“Business Combination”). The Company has neither engaged in any operations nor generated operating revenues to date. The Company will not generate any operating revenues until after the completion of its initial business combination. Since the completion of its initial public offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies.

The Company was initially formed and capitalized through the sale of founder’s units to a related entity, SP Acq LLC (See Note D).

The registration statement for the Company’s initial public offering (“Offering”) was declared effective October 10, 2007. The Company consummated the Offering on October 16, 2007 and recorded proceeds of $370,969,951, net of the underwriters’ discount of $28,000,000 and offering costs of $1,030,049. Simultaneously with the consummation of the Offering, the Company consummated the private sale of 7,000,000 warrants to SP Acq LLC at a price of $1 per warrant (an aggregate purchase price of $7,000,000) (see Note D).

On October 31, 2007, the underwriters exercised a portion and terminated the balance of their over allotment option granted in connection with the initial public offering and consummated the purchase of an additional 3,289,600 units at a price of $10.00 per unit, for gross proceeds of $32,896,000 or net proceeds of $30,527,725, net of the underwriters’ fee of $2,302,720 and offering costs of $65,555.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

A total of $425,909,120 (or approximately $9.84 per share), including $371,000,000 of the net proceeds from the Offering, $7,000,000 from the sale of warrants to the founding shareholders (see Note D), $30,593,280 of net proceeds of the over allotment issuance and $17,315,840 of deferred underwriting discounts and commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company as trustee (the “Trust”) which is to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Except for up to $3,500,000 of Trust interest income to be released to the Company to fund expenses relating to investigating and selecting a target business and other working capital requirements, and any additional amounts needed to pay income taxes on the Trust earnings, the proceeds held in the Trust will not be released from the Trust until the earlier of the completion of the Company’s Initial Business Combination or the liquidation of the Company. As of December 31, 2008, the balance in the Trust account plus restricted cash and cash equivalents not held in the Trust account was $427,314,154. Through December 31, 2008, the Trust has released $3,500,000 of interest income to the Company and the Company has paid a total of $4,525,000 in taxes of which $4,525,000 has been reimbursed by the Trust.

The placing of funds in the Trust may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

businesses execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust, there is no guarantee that they will execute such agreements.

SP Acq LLC has agreed that it will be liable to the Company if and to the extent claims by third parties reduce the amounts in the trust account available for payment to our stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to us, or by a prospective target business. A “vendor” refers to a third party that enters into an agreement with us to provide goods or services to us. However, the agreement entered into by SP Acq LLC specifically provides for two exceptions to the indemnity given: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (2) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors, third parties with which we entered into a contractual relationship or target businesses that would not be covered by the indemnity from SP Acq LLC, such as shareholders and other claimants who are not parties in contract with us who file a claim for damages against us.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 30% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Public stockholders voting against a Business Combination will be entitled to convert their common stock to cash at a per share conversion price equal to the aggregate amount then in the Trust account (before payment of deferred underwriters fees and including interest, net of any income taxes payable on such interest, which shall be paid from the Trust, and net of interest income of up to $3.5 million earned on the Trust balance previously released to the Company to fund working capital requirements), if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. All of the Company’s stockholders prior to the Offering, and all of the officers and directors of the Company have agreed to vote all of the shares of the Company stock held by them in accordance with the vote of the majority in interest of all other stockholders of the Company.

In the event the Company does not consummate a Business Combination, the proceeds held in the Trust, including the unpaid portion of the underwriters’ commission (See Note D) will be distributed to the Company’s public stockholders (excluding SP Acq LLC, Steel Partners II, L.P. and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker, each a director of the Company), to the extent of their pre-Offering stock holdings.

NOTE B —	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Development Stage Company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

As indicated in the accompanying financial statements, the Company has incurred substantial organizational, legal, accounting and offering costs in the pursuit of its financing and acquisition plans and expects to incur additional costs in pursuit of its acquisition plans. As of December 31, 2008, the Company had cash on hand of $2,431,303 as well as an aggregate of $427,314,154 of funds held in Trust and restricted cash and cash equivalents. Under terms of the investment management trust agreement, up to $3,500,000 of interest may be released to the Company in such amounts and such intervals as we request, subject to availability. At December 31, 2008, $3,500,000 of Trust interest has been released to the Company. Management has reviewed its cash requirements as

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

of December 31, 2008 and believes that its cash on hand, along with the funds available to it from the interest income from the Trust (See Note A) is sufficient to cover its expenses for the next twelve months.

There is no assurance that the Company’s plan to complete a Business Combination will be successful.

2.	Cash and cash equivalents:

The Company considers investments with a maturity of three months or less when purchased to be cash equivalents.

3.	Common Stock and Unit Dividends:

Each share of common stock has one vote. As discussed in Note F, on August 8, 2007, the Company declared a unit dividend of 0.15 units for each unit outstanding and on September 4, 2007 declared a unit dividend of one third of a unit for each unit outstanding. All of the unit holders agreed to transfer their units due them with respect to these dividends to SP Acq LLC. Such stock dividends are presented as if they were stock splits and presented retroactively for each period presented. All unit amounts outstanding reflect such dividends, except for weighted average shares outstanding as discussed in Note B-4.

4.	Net Income Per Common Share:

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Common shares subject to possible conversion of 12,986,879 have been excluded from the calculation of basic earnings per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive warrants and other potential common stock outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations. In accordance with SFAS No. 128, the Company has not considered the effect of its 61,112,000 outstanding Warrants in the calculation of diluted earnings per share since the exercise of the Warrants is contingent upon the occurrence of future events.

5.	Reclassification:

The Company reclassified certain prior amounts to conform to the current periods presentation. The Company reclassified amounts held in trust from current assets to long-term assets with the exception of amounts held in trust that are currently available for current operations of the Company. These reclassifications had no effect on the results reported for the year ended December 31, 2007.

6.	Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal Depository Insurance Corporation and the Securities Investor Protection Corporation limits. Management believes the risk of loss to be minimal.

7.	Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximate the carrying amounts represented in the balance sheet because of their short term maturities.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

8.	Cash and Cash Equivalents-Restricted:

Pursuant to the terms of the investment management trust agreement, The Company is permitted to have released from the Trust account interest income to pay income taxes on interest income earned on the Trust account balance. As of December 31, 2008, the Company transferred excess amounts from the Trust account totaling $429,194 for the payment of Federal estimated taxes due on January 15, 2009. These amounts are reflected as cash and cash equivalents, restricted in the accompanying balance sheet.

9.	Trust Account-Restricted:

The Company considers the restricted portion of the funds held in the Trust Account to be a non-current asset. A current asset is one that is reasonably expected to be used to pay current liabilities, such as accounts payable or short-term debt or to pay current operating expenses, or will be used to acquire other current assets. Since the acquisition of a business is principally considered to be for a long-term purpose, with long-term assets such as property and tangible assets typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current asset.

10.	Income Taxes:

The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On February 14, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

11.	Share-based compensation:

The Company accounts for stock options and warrants using the fair value recognition provisions of SFAS No. 123 (Revised 2004), “ Share-Based Payment ”, (“SFAS 123(R)”). SFAS 123(R) addresses all forms of share based compensation awards including shares issued under employment stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), share based payment awards will be measured at fair value on the awards grant date, based on estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements.

12.	Recent Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued Staff Positions (FSPs) No. 157-1 and No. 157-2, which, respectively, remove leasing transactions from the scope of SFAS No. 157 and defer its effective date for one year relative to certain

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS No. 157 (as impacted by these two FSPs) was effective for the Company beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s results of operations or financial condition. The remaining aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 was adopted effective January 1, 2008. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS No. 157 are to be applied to fair value measurements prospectively beginning January 1, 2009.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS 159 creates a “fair value option” under which an entity may elect to record certain financial assets or liabilities at fair value upon their initial recognition. Subsequent changes in fair value would be recognized in earnings as those changes occur. The election of the fair value option would be made on a contract-by-contract basis and would need to be supported by concurrent documentation or a preexisting documented policy. SFAS 159 requires an entity to separately disclose the fair value of these items on the balance sheet or in the footnotes to the financial statements and to provide information that would allow the financial statement user to understand the impact on earnings from changes in the fair value. The Company adopted SFAS 159 effective January 1, 2008 and has elected not to record any assets for the “fair value option” at this time.

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations,” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) establishes principles and requirements for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in an acquisition, at their fair value as of the acquisition date. SFAS 141(R) also requires an acquirer to recognize assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, SFAS 141(R) will require that acquisition-related costs in a business combination be expensed as incurred, except for costs incurred to issue debt and equity securities. This statement applies prospectively to business combinations effective with the Company’s first fiscal quarter of 2009. Early adoption is not permitted. SFAS 141(R) would have an impact on accounting for any business acquired after the effective date of this pronouncement.

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any noncontrolling interests as a separate component of stockholders’ equity. The Company would also be required to present any net income allocable to noncontrolling interests and net income attributable to the stockholders of the Company separately in its statements of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interests of any non wholly-owned businesses acquired in the future.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial position, statement of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting standards if currently adopted would have a material effect on the financial statements.

NOTE C —	INITIAL PUBLIC OFFERING

On October 16, 2007, the Company sold to the public an aggregate of 40,000,000 units at a price of $10.00. Each unit consists of one share of the Company’s common stock, $0.001 par value, and one redeemable common stock purchase warrant. On October 31, 2007, the underwriters exercised a portion and cancelled the balance of their over-allotment option granted in connection with the Offering and consummated the sale of an additional 3,289,600 units at a price of $10.00.

The Company has incurred an underwriters’ fee of 7% of the gross offering proceeds in connection with the completion of the Offering and the over-allotment. Of this fee, $12,000,000 and $986,880 were paid at the closing of the Offering and over-allotment on October 16, 2007 and October 31, 2007, respectively, and $17,315,840 is held in the Trust and will be paid to the underwriters in connection with the consummation of a Business Combination. As of December 31, 2008, the remaining underwriting commitment of $17,315,840 is included as Other Payables — deferred underwriters’ fee.

NOTE D —	RELATED PARTY TRANSACTIONS

SP Acq LLC purchased 11,500,000 of the Company’s founder’s units subject to the terms of the Founder’s Unit Purchase Agreement (the “Purchase Agreement”) date March 30, 2007 and the Founder’s Unit Adjustment Agreement (the “Adjustment Agreement”) dated August 8, 2007, each consisting of one common share and one warrant to purchase a common share, for a price of $25,000 in a private placement. The units are identical to those sold in the Offering, except that SP Acq LLC, Steel Partners II, L.P., and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker agreed to vote their founder’s shares in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for the purpose of approving the Company’s Business Combination. As a result, they will not be able to exercise conversion rights with respect to the founder’s shares if the Company’s Business Combination is approved by a majority of its public stockholders. The founder’s shares included therein will not participate with the common stock included in the units sold in the Offering in any liquidating distribution. The founder’s units, including the founder’s shares and initial founder’s warrants may not be sold or transferred until at least one year after the completion of a Business Combination.

The agreements referred to above provide for the Founders to maintain a 20% interest in the Company after taking into consideration the number of units ultimately sold in the initial public offering (“IPO”). In order for the founders to hold the number of shares necessary to maintain a 20% interest in the Company, 677,600 units were forfeited and cancelled on the date of the IPO, leaving the founders with 10,822,400 or 20% of 54,112,000 units outstanding at that time. The Company accounted for the transaction employing the price associated with the original sale because in the opinion of management, the adjustment in the number of shares was contemplated in the Purchase Agreement and Adjustment Agreement entered into prior to the IPO.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

The Company has issued warrants to purchase 11,500,000 common shares at $7.50 per share as part of the founder’s units in connection with its initial capitalization on March 22, 2007 (“initial founder’s warrants”). On October 31, 2007, in connection with the partial exercise of the underwriters’ over-allotment option, 677,600 initial founder’s warrants were forfeited to the Company and cancelled.

Additionally, pursuant to the Director’s Purchase Agreement dated as of June 25, 2007, SP Acq LLC has sold a total of 500,000 founder’s units to certain directors of the Company.

SP Acq LLC, pursuant to an agreement dated March 22, 2007, also sold to its affiliate Steel Partners II, L.P. a portion of its founder’s units, with the final number of units to be determined based on the number of units sold in the Offering once the underwriters’ over-allotment option was exercised or expired. As of October 16, 2007 upon the closing of the Offering, Steel Partners II, L.P. owned 662,791 founder’s units. On October 31, 2007, the underwriters exercised a portion of their over-allotment option and SP Acq LLC sold an additional 6,197 of its founders units to Steel Partners II, L.P., bringing Steel Partners II, L.P. ownership to 668,988 units.

On March 28, 2007, the Company issued a $250,000 unsecured promissory note to Steel Partners, Ltd., an affiliate of SP Acq LLC and the Company. This note bears interest at a rate of 5% per annum, is unsecured and principal and interest payments was due on December 31, 2007. Steel Partners Ltd. confirmed on May 7, 2008 that the promissory note was not in default and that the payment may be made on or before December 31, 2008. Interest payable of $15,581 had been accrued on this note through June 27, 2008, at which time the note and accrued interest were paid in full.

Advances payable of $5,132 and $26,818 at December 31, 2008 and 2007, respectively, relate to certain costs paid by Steel Partners, Ltd. on behalf of the Company. The Company intends to repay such advances and thus such amounts are reflected as a liability to affiliate. None of the officers and directors of the Company received compensation for their services to the Company. The Company repaid the advance on January 8, 2009.

The Company presently occupies office space provided by Steel Partners, Ltd. Steel Partners, Ltd. has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office, administrative and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay Steel Partners, Ltd. $10,000 per month for such services that commenced on October 16, 2007. The Company has incurred $120,000 and $25,000 for such services through December 31, 2008 and 2007, respectively, of which $60,000 and $25,000 are included in accrued expenses at December 31, 2008 and 2007, respectively. The Company remitted payment of $60,000 to Steel Partners, Ltd on January 8, 2009.

SP Acq LLC purchased, in a private placement on October 16, 2007, 7,000,000 additional founder’s warrants at a price of $1 per warrant (an aggregate purchase price of $7,000,000) directly from the Company and not as part of the Offering. The purchase price of these additional founder’s warrants has been determined by the Company to be the fair value of such warrants as of the October 16, 2007 purchase date. An aggregate of 500,000 additional founder’s warrants were sold by SP Acq LLC to certain directors.

Steel Partners II, L.P., has entered into an agreement with the Company requiring it to purchase 3,000,000 units (“co-investment units”) at a price of $10 per unit (an aggregate price of $30,000,000) from the Company in a private placement that will occur immediately prior to the Company’s consummation of a Business Combination. These private placement units will be identical to the units sold in the Offering. It has also agreed that these units will not be sold, transferred, or assigned until at least one year after the completion of the Business Combination. In the event that Steel Partners II, L.P. does not purchase the co-investment units, SP Acq LLC, Steel Partners II, L.P. and the directors who purchased founder’s units have agreed to surrender and forfeit their founder’s units and additional founder’s warrants to the Company, provided however that such surrender and forfeiture will not be required if SP Acq LLC purchases the co-investment units. In such event, Steel Partners II, L.P. has agreed to transfer its founder’s units to SP Acq LLC. None of the co-investment units have been issued by the Company as of December 31, 2008.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

NOTE E —	PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares have been issued as of December 31, 2008.

NOTE F —	UNIT DIVIDENDS

Effective August 8, 2007, the Board of Directors of the Company declared a unit dividend to the holders of record. The dividend consisted of 0.15 units for each outstanding share of common stock and totaled 1,125,000 units. Effective September 4, 2007, the Board of Directors of the Company declared a unit dividend to the holders of record. The dividend consisted of one third of a unit for each outstanding share of common stock and totaled 2,875,000 units. All of the unit holders agreed to transfer their units due them with respect to these dividends to SP Acq LLC.

NOTE G —	WARRANTS

The following table presents warrants outstanding:

	December 31, 2008	December 31, 2007

Initial Founder’s Warrants	10,822,400	10,822,400
Additional Founder’s Warrants	7,000,000	7,000,000
Public Warrants	43,289,600	43,289,600

Totals	61,112,000	61,112,000

Initial founder’s warrants are not redeemable while held by SP Acq LLC or its permitted transferees and the exercisability of initial founder’s warrants are subject to certain additional restrictions. Each initial founder’s warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after a Business Combination. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

Additional founder’s warrants entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50 for each warrant commencing on the completion of a Business Combination with a target business, and expire five years from the date of the prospectus. SP Acq LLC has also agreed that the warrants purchased by it will not be sold or transferred until after the completion of a Business Combination, and will be non-redeemable so long as they are held by the Company’s founders or their permitted transferees. Additionally, pursuant to the Director’s Purchase Agreement dated as of June 25, 2007, SP Acq LLC sold 500,000 of such initial founder’s warrants to certain directors on October 16, 2007.

Public warrants entitle the holder to purchase from the Company one share of common stock for each warrant at an exercise price of $7.50 commencing on the completion of a Business Combination with a target business, and will expire five years from the date of the prospectus. The warrants are redeemable at the option of the Company at a price of $0.01 per warrant upon 30 days prior notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The warrants will not be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of the warrants by a holder unless, at the time of such exercise, an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Although the Company has undertaken in the warrant agreement, and therefore has a contractual obligation, to use

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

its best efforts to have an effective registration statement covering shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to that common stock until the warrants expire or are redeemed, and the Company intends to comply with its undertaking, the Company cannot assure you that it will be able to do so. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

As disclosed in Note D, the initial founder’s warrants and additional founder’s warrants have certain restrictions and may be surrendered or forfeited under certain circumstances.

Pursuant to a registration rights agreement between the Company and SP Acq LLC, Steel Partners II, L.P. and Messrs. Bergamo, LaBow, Lorber, Toboroff and Walker, the holders of our founder’s units, founder’s shares and initial founder’s warrants and shares issuable upon exercise thereof will be entitled to certain registration rights at any time commencing three months prior to the date that they are no longer subject to transfer restrictions.

NOTE H —	INCOME TAXES

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes and consist of the following:

	12/31/2008	12/31/2007

Deferred tax assets
Start up and organization costs	$630,352	$125,406

Total deferred tax asset	630,352	125,406
Less: valuation allowance	(630,352)	—

Net deferred tax assets	$—	$125,406

The difference between the provision for income taxes and the amounts computed by applying the Federal statutory income taxes to the income before tax are explained below:

	12/31/2008	12/31/2007

Tax at Federal statutory rate	34.0%	34.0%
State and local taxes, net of Federal benefit	11.7%	11.2%
Change in valuation allowance	13.2%	—%

Provision for taxes	58.9%	45.2%

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

The provision for income taxes consists of the following:

	12/31/2008	12/31/2007

Current
Federal	$1,739,494	$831,812
State and local	1,291,665	503,966

Total current tax expense	3,031,159	1,335,778

Deferred
Federal	93,094	(93,094)
State and local	32,312	(32,312)

Total deferred tax expense (benefit)	125,406	(125,406)

Total provision for income taxes	$3,156,565	$1,210,372

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On February 14, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). The Company has identified its federal tax return and its state and city tax returns in New York as “major” tax jurisdictions, as defined. As per FIN 48, the Company has evaluated its tax positions and has determined that there are no uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 14, 2007 the evaluation was performed for the period from inception through December 31, 2008. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. There were no unrecognized tax benefits as of December 31, 2008. The Company has had no tax examinations since its inception, February 14, 2007.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from February 14, 2007 (inception) through December 31, 2008. The Company does not expect its unrecognized tax benefit position to change during the next twelve months and is currently unaware of any issues that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

NOTE I —	UNAUDITED QUARTERLY FINANCIAL RESULTS

	For the Quarter	For the Quarter	For the Quarter	For the Quarter
	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,
Quarterly Financial Information:	2008	2008	2008	2008

Formation and operating costs	$197,464	$301,765	$344,539	$208,880

Loss from operations	(197,464)	(301,765)	(344,539)	(208,880)
Interest income	2,654,509	1,712,747	1,716,871	329,868
Interest expense	(3,125)	(3,021)	—	—

Income before income taxes	2,453,920	1,407,961	1,372,332	120,988
(Provision) credit for income taxes	(1,477,996)	(698,507)	(1,088,526)	108,464

Net income	975,924	709,454	283,806	229,452
Deferred interest, attributable to common stock subject to possible conversion	(342,844)	231,809	(179,249)	(131,226)

Net income attributable to common stock	$633,080	$941,263	$104,557	$98,226

Net income per common share, basic and diluted	$0.02	$0.02	$0.00	$0.00

Shares used in computing net income per share, basic and diluted	41,125,121	41,125,121	41,125,121	41,125,121

	For the Period
	from February 14,
	2007	For the Quarter	For the Quarter	For the Quarter
	(inception) to	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,
Quarterly Financial Information:	2007	2007	2007	2007

Formation and operating costs	$25,436	$132	$11,250	$227,555

Loss from operations	(25,436)	(132)	(11,250)	(227,555)
Interest income	—	—	—	2,950,473
Interest expense	—	(3,185)	(3,125)	(3,125)

Income (loss) before income taxes	(25,436)	(3,317)	(14,375)	2,719,793
Provision for income taxes	—	—	—	(1,210,372)

Net income (loss)	$(25,436)	$(3,317)	$(14,375)	$1,509,421

Net income (loss) per common share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$0.04

Shares used in computing net income (loss) per share, basic and diluted	10,000,000	10,000,000	10,000,000	35,202,526

NOTE J —	SUBSEQUENT EVENT

On February 10, 2009, SP Acquisition Holdings, Inc. (the “Company”) received a letter (the “Letter”) from the Corporate Compliance Department of NYSE Alternext US LLC (the “Exchange”), notifying the Company that it is below certain of the Exchange’s continued listing standards in that it had failed to hold an annual meeting of

SP Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements — (Continued)

stockholders in 2008, in violation of Section 704 of the NYSE Alternext US LLC Company Guide (the “Company Guide”). The Company submitted a plan to the Exchange on March 10, 2009 advising the Exchange of actions it has taken or will take that will bring the Company into compliance with Section 704 of the Company Guide (the “Plan”).

If the Exchange determines that the Company has made a reasonable demonstration in the Plan of its ability to regain compliance with all applicable continued listing standards by August 11, 2009, or such date as the Exchange allows (the “Deadline”), the Exchange will accept the Plan and the Company will remain listed. The Company anticipates that it will be able to regain compliance with Section 704 of the Company Guide by the Deadline.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares)

	(Unaudited)
	June 30,	December 31,
	2009	2008

ASSETS
Cash and due from banks	$42,697	$52,022
Federal funds sold	289,871	117,740
Securities
Available for sale, at fair value	80,318	90,606
Held to maturity, at amortized cost	3,081	3,085

Total securities	83,399	93,691

Loans held for resale	5,271	6,678
Loans	3,410,948	3,772,055
Allowance for loan losses	(98,583)	(112,556)

Net loans	3,317,636	3,666,177

Premises and equipment, net	49,649	51,502
Intangible assets	687	794
Federal Home Loan Bank (FHLB) stock	19,885	19,885
Bank owned life insurance	24,824	24,321
Other real estate owned	54,222	10,803
Other assets	104,533	67,510

Total assets	$3,987,403	$4,104,445

LIABILITIES
Deposits
Noninterest bearing	$404,832	$395,451
Interest bearing	2,844,301	2,879,714

Total deposits	3,249,133	3,275,165
Federal funds purchased and securities sold under repurchase agreements	17,564	21,616
Federal Home Loan Bank advances	421,130	429,417
Junior subordinated debentures	5,156	5,156
Other liabilities	24,934	21,048

Total liabilities	3,717,917	3,752,402

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 10,000,000 shares authorized	—	—
Common stock, no par value; 100,000,000 shares authorized; 47,131,853 and 47,095,103 shares issued and outstanding at June 30, 2009 and December 31, 2008	257,694	256,137
Retained earnings	14,215	98,020
Accumulated other comprehensive loss, net of tax	(2,423)	(2,114)

Total shareholders’ equity	269,486	352,043

Total liabilities and shareholders’ equity	$3,987,403	$4,104,445

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for number of shares and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

INTEREST INCOME
Interest and fees on loans	$44,732	$70,970	$94,132	$146,888
Interest on federal funds sold	151	10	352	103
Interest on investments	698	1,362	1,588	2,851

Total interest income	45,581	72,342	96,072	149,842

INTEREST EXPENSE
Interest on deposits	20,148	23,261	42,783	48,986
Interest on borrowed funds	3,984	4,190	8,086	8,567

Total interest expense	24,132	27,451	50,869	57,553

Net interest income	21,449	44,891	45,203	92,289
PROVISION FOR LOAN LOSSES	77,000	24,500	135,000	33,500

Net interest (loss) income after provision for loan losses	(55,551)	20,391	(89,797)	58,789

NONINTEREST INCOME
Net gain (loss) on sale of securities	(149)	144	(102)	2,468
Gain on sale of secondary mortgage loans	630	377	1,214	766
Net gain (loss) on other real estate owned	(451)	—	(451)	12
Service charges on deposit accounts	1,539	1,421	2,985	2,746
Other noninterest income	2,021	2,256	4,266	4,509

Total noninterest income	3,590	4,198	7,912	10,501

NONINTEREST EXPENSE
Salaries and employee benefits	12,217	12,592	24,637	26,585
Occupancy expense	2,732	2,991	5,570	5,581
State business taxes	179	594	505	1,145
Other noninterest expense	10,259	5,356	17,967	9,767

Total noninterest expense	25,387	21,533	48,679	43,078

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(77,348)	3,056	(130,564)	26,212
PROVISION (BENEFIT) FOR INCOME TAXES	(27,354)	982	(46,759)	8,637

NET INCOME (LOSS)	$(49,994)	$2,074	$(83,805)	$17,575

Weighted average number of shares outstanding for the period	47,131,853	47,006,729	47,126,801	47,296,849
Basic earnings (losses) per share	$(1.06)	$0.04	$(1.78)	$0.37

Weighted average number of diluted shares outstanding for period	47,131,853	47,069,136	47,126,801	47,385,620
Diluted earnings (losses) per share	$(1.06)	$0.04	$(1.78)	$0.37

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008

Cash flows from operating activities
Net income (loss)	$(83,805)	$17,575
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	1,949	1,497
Amortization	322	98
Intangible amortization	107	141
Provision for loan losses	135,000	33,500
(Gain) loss on sale of securities	102	(2,468)
Gain on sale of other real estate owned	(3,348)	(12)
Valuation adjustment on other real estate owned	3,799	—
Gain on sale of secondary mortgage loans	(1,214)	(766)
Deferred taxes	36,354	—
Share-based compensation	1,557	1,478
Excess tax benefits associated with share-based compensation	—	(20)
Increase in surrender value of bank owned life insurance	(503)	(502)
Changes in operating assets and liabilities
Proceeds from sale of mortgage loans	98,337	55,699
Origination of mortgage loans held for sale	(95,716)	(52,499)
Income taxes receivable	(77,378)	—
Income taxes payable	211	(11,200)
Interest receivable	5,076	1,360
Interest payable	(3,727)	(1,659)
Other operating activities	7,271	452

Net cash provided by operating activities	24,394	42,674

Cash flows from investing activities
Net change in federal funds sold	(172,131)	(18,260)
Purchase of securities available for sale	(41,164)	(58,230)
Proceeds from sale of available for sale securities	1,407	16,600
Principal repayments on mortgage-backed securities	3,227	—
Proceeds from maturities of available for sale securities	45,923	58,000
Net cash flows from loan activities	153,643	(210,786)
Purchases of premises and equipment	(413)	(6,416)
Purchase of Federal Home Loan Bank stock	—	(2,960)
Proceeds from the sale of other real estate owned	14,336	379
Capitalized improvement related to other real estate owned	(176)	—

Net cash provided by (used in) investing activities	$4,652	$(221,673)

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2009	2008

Cash flows from financing activities
Net change in core deposit accounts	$14,044	$(33,999)
Net change in certificates of deposit	(40,076)	387,089
Net change in federal funds purchased and securities sold under repurchase agreements	(4,052)	(220,140)
Advances from Federal Home Loan Bank	45,000	185,000
Repayment of Federal Home Loan Bank advances	(53,287)	(153,387)
Stock options exercised	—	239
Excess tax benefits associated with share-based compensation	—	20
Cash dividends paid	—	(16,764)

Net cash provided by (used in) financing activities	(38,371)	148,058

Decrease in cash and due from banks	(9,325)	(30,941)

Cash and due from banks at beginning of period	52,022	99,102

Cash and due from banks at end of period	$42,697	$68,161

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$54,596	$59,212
Cash paid during the period for income taxes	$—	$20,340

Supplemental information about noncash investing and financing activities
Transfer of loans to other real estate owned	$57,713	$3,681
Transfer of premises and equipment to other real estate owned	$317	$—
Change in portion of reserve identified for undisbursed loans and reclassified as a liability	$778	$742

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1:	Principles of Consolidation

The consolidated financial statements of Frontier Financial Corporation (“FFC”, the “Corporation”, “us”, “we” or “our”) include the accounts of Frontier Financial Corporation, a bank holding company, and our wholly-owned subsidiary Frontier Bank (the “Bank”). All material intercompany balances and transactions have been eliminated. The consolidated financial statements have been prepared substantially consistent with the accounting principles applied in the 2008 Annual Report incorporated by reference on Form 10-K for the year ended December 31, 2008. In the opinion of management, the consolidated financial statements reflect all adjustments necessary for a fair presentation of the financial condition and results of operation for the interim periods presented. Operating results for the three and six months ended June 30, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2009 presentation. These reclassifications have no effect on the previously reported financial condition or results of operations of the Corporation.

Note 2:	Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (the GAAP hierarchy). This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and is not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement is effective for interim and annual reporting periods beginning after November 15, 2009, and is not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement improves the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This statement is effective for interim and annual reporting periods beginning after November 15, 2009, and is not expected to have a material impact on our consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. The objective of this Statement is to establish principles and requirements for subsequent events and, in particular, the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity shall recognize events or transaction occurring after the balance sheet date in its financial statements and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This Statement is effective for interim and annual reporting periods ending after June 15, 2009, and did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

That Are Not Orderly. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements (“FAS 157”), when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in all interim financial statements. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends and clarifies FASB Statement No. 141 (revised 2007), Business Combinations, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This FSP is not expected to have a material impact on our consolidated financial statements.

Note 3:	Regulatory Actions and Strategic Plan

Regulatory Actions

FDIC Order

As noted in our March 25, 2009, Form 8-K filing, Frontier Bank (“Bank”) entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (“FDIC Order”) on March 20, 2009 with the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions, Division of Banks (“DFI”) resulting from a June 30, 2008 examination.

The regulators alleged that the Bank had engaged in unsafe or unsound banking practices by operating with inadequate management and board supervision; engaging in unsatisfactory lending and collection practices; operating with inadequate capital in relation to the kind and quality of assets held at the Bank; operating with an inadequate loan valuation reserve; operating with a large volume of poor quality loans; operating in such a manner as to produce low earnings and operating with inadequate provisions for liquidity. By consenting to the FDIC Order, the Bank neither admitted nor denied the alleged charges.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Under the terms of the FDIC Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the DFI. Other material provisions of the order require the Bank to: (1) review the qualifications of the Bank’s executive officers, (2) increase director participation and supervision of Bank affairs, (3) improve the Bank’s lending and collection policies and procedures, particularly with respect to the origination and monitoring of real estate construction and land development loans, (4) develop a capital plan and increase the Tier 1 leverage capital ratio to 10% of the Bank’s total assets, (5) implement a comprehensive policy for determining the adequacy of the allowance for loan losses, (6) formulate a written plan to reduce the Bank’s risk exposure to nonperforming assets, (7) develop a plan to control overhead and other expenses to restore profitability, (8) implement a liquidity and funds management policy to reduce the Bank’s reliance on non-core funding sources and (9) prepare and submit progress reports to the FDIC and the DFI. The FDIC Order will remain in effect until modified or terminated by the FDIC and the DFI.

The FDIC Order does not restrict the Bank from transacting its normal banking business. The Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Customer deposits remain fully insured to the highest limits set by FDIC. The FDIC and DFI did not impose any monetary penalties.

The Corporation and the Bank have been actively engaged in responding to the concerns raised in the FDIC Order, and we believe we have already addressed all of the regulators’ requirements, with the exception of increasing the Tier 1 leverage capital ratio, in which efforts are currently underway. See “Item 1A — Risk Factors.”

FRB Agreement

In addition, on July 2, 2009, Frontier Financial Corporation entered into an agreement with the Federal Reserve Bank of San Francisco (“FRB”). Under the terms of the FRB agreement, the Corporation has agreed to: (1) refrain from declaring or paying any dividends without prior written consent of the FRB; (2) refrain from making any distributions of interest or principal on subordinated debentures or trust preferred securities without prior written consent of the FRB; (3) refrain from incurring, increasing or guaranteeing any debt without prior written consent of the FRB; (4) implement a capital plan and maintain sufficient capital; (5) comply with notice and approval requirements established by the FRB relating to the appointment of directors and senior executive officers, as well as, any change in the responsibility of any current senior executive officer; (6) not pay or agree to pay any indemnification and severance payments except under certain circumstances, and with the prior approval of the FRB and (7) provide quarterly progress reports to the FRB.

Strategic Plan

The results for the first six months of 2009 reflect continued pressure from an uncertain economy and the negative impact on the local housing market. Despite these challenging times, the Board of Directors and management continue to take important steps to strengthen the Corporation.

Diversifying the Loan Portfolio

Management has been diligently working to reduce the concentration in real estate construction and land development loans, and has successfully reduced these portfolios by $340.2 million, or 22.2%, from December 31, 2008 to June 30, 2009. In addition, undisbursed loan commitments related to these portfolios decreased $131.9 million, or 73.6%, for the same period.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Asset Quality

Our special assets group continues to focus on reducing nonperforming assets. We continue our aggressive approach of recognizing problem loans and continue to charge-off specific reserves in the allowance for loan losses. For the six months ended June 30, 2009, net charge-offs totaled $149.8 million.

Capital Preservation

We are currently taking steps to strengthen our capital position. We continue to look at adding capital through a private equity investment, as well as other alternatives, and have engaged an investment banking firm to help facilitate this process. At June 30, 2009, our total risk-based capital and Tier 1 leverage capital ratios were 9.42% and 6.74%, respectively, and continue to be above the established minimum regulatory capital levels. The Bank’s Tier 1 leverage capital ratio, however, remains less than the 10% required by the terms of the FDIC Order. See “Regulatory Actions” above.

Liquidity

We continue to closely monitor and manage our liquidity position, understanding that this is of critical importance in the current economic environment. Attracting and retaining customer deposits remains our primary source of liquidity. Noninterest bearing deposits increased $9.4 million, or 2.4%, from December 31, 2008 to June 30, 2009.

In an effort to increase on-balance sheet liquidity, we have been focused on restructuring our balance sheet, and in particular, reducing the loan portfolio. For the first six months of 2009, total loans decreased $362.5 million, compared to December 31, 2008. Additionally, we have increased our federal funds sold balances to $289.9 million at June 30, 2009, an increase of $172.1 million over year end 2008.

Expense Reduction Measures

As part of our ongoing strategy to reduce noninterest expense, the Board of Directors voted to suspend the Corporation’s matching of employee 401(K) Plan contributions, effective May 1, 2009. This cost saving measure is expected to reduce noninterest expense by approximately $1.7 million annually. This is in addition to other previously announced expense reduction measures, including reductions to executive compensation, salary freezes and the elimination of performance bonuses and discretionary profit sharing contributions to the 401(K) Plan.

On June 11, 2009, we announced a workforce reduction of approximately six percent of the workforce, effective immediately. The action was taken as the result of an ongoing review of Bank operations to identify ways to operate more efficiently and continue to adjust the Bank’s structure to reflect current economic conditions. The reductions occurred at all levels and in all parts of the Corporation. The departing employees received severance pay based on their years of service. This reduction resulted in a $360 thousand pre-tax charge in the second quarter of 2009 and is expected to provide an annual pre-tax cost savings of approximately $2.5 million.

Subsequent to June 30, 2009, the decision was made to close our downtown Poulsbo branch as a result of our continuing efforts to reduce noninterest expense. We currently have another Poulsbo branch that is within 0.8 miles of the branch being closed, and therefore, we do not expect our customers to be adversely affected by the closure. This branch closure was approved by the FDIC and had no material effect on our consolidated financial statements for the period ended June 30, 2009.

Note 4:	Securities

Our investment portfolio is classified into two groups — securities available for sale (“AFS”) and securities held to maturity (“HTM”). Securities that are classified as AFS are carried at fair value. Unrealized gains and losses

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

for AFS securities are excluded from earnings and reported as a separate component of equity, net of tax. AFS securities may be sold at any time. Securities that are classified as HTM are carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to income. Gains and losses on both AFS and HTM securities that are disposed of prior to maturity are based on the net proceeds and the adjusted carrying amount of the specific security sold.

The following table presents the amortized cost, unrealized gains, unrealized losses and fair value of available for sale and held to maturity securities at June 30, 2009 (in thousands). At June 30, 2009, there were no securities classified as trading.

			Gross	Gross
			Unrealized	Unrealized
		Gross	Losses (Less	Losses (12
	Amortized	Unrealized	Than 12	Months or	Aggregate
	Cost	Gains	Months)	More)	Fair Value

AFS Securities
Equities	$6,107	$131	$—	$(4,063)	$2,175
U.S. Treasuries	6,261	78	—	—	6,339
U.S. Agencies	31,968	129	(233)	—	31,864
Corporate securities	2,516	—	(354)	—	2,162
Mortgage-backed securities	34,668	200	(22)	—	34,846
Municipal securities	2,845	89	—	(2)	2,932

	84,365	627	(609)	(4,065)	80,318

HTM Securities
Corporate securities	1,524	—	(78)	—	1,446
Municipal securities	1,557	23	—	—	1,580

	3,081	23	(78)	—	3,026

Total	$87,446	$650	$(687)	$(4,065)	$83,344

Certain securities shown above currently have fair values less than amortized cost, and therefore, contain unrealized losses. In the opinion of management, these securities are considered only temporarily impaired due to changes in market interest rates, the widening of market spreads subsequent to the initial purchase of the securities or to disruptions to credit markets and not due to concerns regarding the underlying credit of the issuers or the underlying collateral. There were 12 securities with unrealized losses at June 30, 2009.

Management evaluates securities and FHLB stock for other-than-temporary impairment at least on an annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to: (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) our intent and ability to retain a security for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether we expect to recover the amortized cost basis of the security. We did not recognize any other-than-temporary impairment losses for the three or six months ended June 30, 2009 or 2008.

Investments in equity securities consist of investments in the common stock of three financial institutions. We have evaluated the near term prospects of the issuer and have considered their cash position, earnings and revenue outlook, liquidity and capital levels, among other factors. Based on this evaluation and our ability and intent to hold these securities for a reasonable period of time sufficient for a forecasted recovery of fair value, we do not consider these securities to be other-than-temporarily impaired.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The unrealized losses on investments in U.S. Agencies securities were caused by changes in market interest rates. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than par. Because we do not intend to sell the securities and it is not more likely than not that we will be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the unrealized losses on these securities are not considered other-than-temporarily impaired.

The unrealized losses on corporate securities, which consist of trust preferred securities, were primarily attributable to temporary disruptions of credit markets and the related impact on the securities within those classes, not deteriorating credit quality of specific securities. Because the decline in fair value is attributable to disruptions of credit markets and not credit quality, and because we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of their amortized cost bases, which may be maturity, the unrealized losses on these investments are not considered other-than-temporarily impaired.

The unrealized losses on mortgage-backed securities were caused by changes in market interest rates. The contractual cash flows of these securities are guaranteed by an agency of the U.S. government, and accordingly, we do not expect these securities to be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of their amortized cost bases, which may be maturity, the unrealized losses on these securities are not considered other-than-temporarily impaired.

The unrealized losses on obligations of municipalities were caused by changes in market interest rates or the widening of market spreads subsequent to the initial purchase of the securities. Management monitors published credit ratings of these securities and no adverse ratings changes have occurred since the date of purchase on obligations of municipalities in an unrealized loss position as of June 30, 2009. Because the decline in fair value is attributable to changes in interest rates or widening market spreads and not credit quality, and because we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of their amortized cost bases, which may be maturity, the unrealized losses on these investments are not considered other-than-temporarily impaired.

Contractual maturities of securities at June 30, 2009, are shown below (in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
Maturity	Cost	Value	Cost	Value

0 - 1 years	$12,007	$12,034	$572	$576
1 - 5 years	26,476	26,367	985	1,004
5 - 10 years	1,615	1,704	—	—
Over 10 years	44,267	40,213	1,524	1,446

	$84,365	$80,318	$3,081	$3,026

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 5:	Loans and Allowance for Loan Losses

The major classifications of loans, excluding loans held for resale, are as follows (in thousands):

	June 30,	December 31,
	2009	2008

Commercial and industrial	$425,969	$458,263
Real Estate:
Commercial	1,020,734	1,048,431
Construction	714,920	952,619
Land development	477,235	581,683
Completed lots	273,400	250,405
Residential 1-4 family	435,291	425,874
Installment and other loans	71,694	65,490

	3,419,243	3,782,765
Unearned fee income	(8,295)	(10,710)

Total loans	$3,410,948	$3,772,055

The following table presents the activity related to the allowance for loan losses (in thousands):

	Six Months Ended	Twelve Months Ended
	June 30,	December 31,
	2009	2008

Beginning balance	$114,638	$57,658
Provision for loan losses	135,000	120,000
Charge-offs	(151,264)	(63,526)
Recoveries	1,513	506

Balance before portion identified for undisbursed loans	99,887	114,638
Portion of reserve identified for undisbursed loans and reclassified as a liability	(1,304)	(2,082)

Balance at end of period	$98,583	$112,556

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Nonperforming Assets

Nonaccruing loans, restructured loans and other real estate owned (“OREO”) are summarized as follows (in thousands):

	June 30,	December 31,
	2009	2008

Commercial and industrial	$27,092	$12,908
Real estate:
Commercial	73,130	10,937
Construction	267,102	181,905
Land development	267,907	177,139
Completed lots	88,072	34,005
Residential 1-4 family	40,433	17,686
Installment and other	822	645

Total nonaccruing loans	764,558	435,225

Other real estate owned	54,222	10,803

Total nonperforming assets	$818,780	$446,028

Restructured loans	$—	$—

Total loans at end of period(1)	$3,416,219	$3,778,733
Total assets at end of period	$3,987,403	$4,104,445

Total nonaccruing loans to total loans	22.38%	11.52%
Total nonperforming assets to total assets	20.53%	10.87%

(1)	Includes loans held for resale.

Other Real Estate Owned

The following table presents the activity related to other real estate owned (“OREO”) (in thousands):

	June 30, 2009		December 31, 2008
	Amount	Number	Amount	Number

Beginning balance	$10,803	64	$367	1
Additions to OREO	58,030	118	12,992	76
Capitalized improvements	176		623
Valuation adjustments	(3,799)		(68)
Disposition of OREO	(10,988)	(67)	(3,111)	(13)

Ending balance	$54,222	115	$10,803	64

At June 30, 2009, OREO totaled $54.2 million and consisted of 94 properties in Washington state and 21 in Oregon state, with balances ranging from $39 thousand to $12.8 million.

Note 6:	Shareholders’ Equity and Regulatory Matters

We are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The minimum ratios and the actual capital ratios at June 30, 2009, are set forth in the table below (in thousands):

	Frontier		Well	Adequately
	Financial	Frontier	Capitalized	Capitalized
	Corporation	Bank	Minimum	Minimum

Total capital to risk-weighted assets	9.42%	9.13%	10.00%	8.00%
Tier 1 capital to risk-weighted assets	8.15%	7.86%	6.00%	4.00%
Tier 1 leverage capital to average assets	6.74%	6.49%	5.00%	4.00%

Although the Tier 1 capital ratio and Tier 1 leverage capital ratio for the Company and Bank were above the minimum ratios to be considered “well capitalized” at June 30, 2009, for federal regulatory purposes, the FRB and the FDIC have advised the Company and the Bank that they will no longer be regarded as “well capitalized” for federal regulatory purposes, as a result of the deficiencies cited in the FDIC Order. See Note 2. The Company and Bank were “adequately capitalized” at June 30, 2009.

Note 7:	Share-Based Compensation Plans

Stock Incentive Plan

In 2006, the Corporation’s shareholders approved a Stock Incentive Plan (the “Plan”) to promote the best interest of the Corporation, our subsidiaries and our shareholders, by providing an incentive to those key employees who contribute to our success. The Plan allows for incentive stock options, stock grants and stock appreciation rights to be awarded. The maximum number of shares that may be issued under the Plan is 5,250,000 common shares. At June 30, 2009, 4,382,774 common shares were available for grant. Shares issued and outstanding are adjusted to reflect common stock dividends, splits, recapitalization or reorganization. Options are granted at fair market value, generally vest over three years, and expire ten years from the date of grant. Dividends are paid on stock grants but not paid on incentive stock options. Certain options provide for accelerated vesting if there is a change in control.

The following table presents the activity related to options for the six months ended June 30, 2009:

			Weighted
			Average
		Weighted	Contractual
	Options	Average	Terms	Aggregate
	Outstanding	Exercise Price	(in Years)	Intrinsic Value
				(In thousands)

Outstanding, January 1, 2009	1,374,734	$16.69
Granted	—	$—
Exercised	—	$—
Forfeited/expired	(103,462)	$16.09

Balance, June 30, 2009	1,271,272	$16.73	5.8	$—

Exercisable, June 30, 2009	946,900	$16.95	4.9	$—

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table presents the activity related to nonvested stock awards under the Plan for the six months ended June 30, 2009:

		Weighted
		Average Grant
	Shares	Date Fair Value

Nonvested at January 1, 2009	269,762	$11.74
Awarded	36,000	$3.02
Vested	(36,750)	$3.21
Forfeited	(15,858)	$11.49

Nonvested at June 30, 2009	253,154	$11.76

At June 30, 2009, there was $2.9 million of total unrecognized compensation expense related to the nonvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.8 years. No stock options were granted during the three or six months ended June 30, 2009 or 2008.

The total fair value of shares and options vested and recognized as compensation expense under this Plan for the three and six months ended June 30, 2009, was $723 thousand and $1.6 million, compared to $708 thousand and $1.5 million for the three and six months ended June 30, 2008, respectively.

There were no stock option exercises for the six months ended June 30, 2009. The total intrinsic value, amount by which the fair value of the underlying stock exceeded the exercise price of an option on exercise date, of options exercised for the six months ended June 30, 2008, was $76 thousand. Cash received and the actual tax benefit realized for the tax deductions from options exercised was $239 thousand and $20 thousand, respectively, for the six months ended June 30, 2008.

1999 Employee Stock Award Plan

We adopted a 1999 Employee Stock Award Plan to recognize, motivate and reward eligible employees for longstanding performance. Employees eligible to receive stock awards under this Plan must have been employees for at least 20 years, or some other tenure as determined from time to time by the Board of Directors. The maximum number of shares that may be issued is 45,000 and is adjusted to reflect future common share dividends, splits, recapitalization or reorganization. The stock awards vest immediately when granted. The Plan expires in 2009 and there are currently no plans to renew the Plan. Any future grants will be made out of the 2006 Stock Incentive Plan, as noted above.

There were no shares issued from this Plan during the six months ended June 30, 2009. For the six months ended June 30, 2008, 1,470 shares were issued from this Plan with a total fair value of $25 thousand recognized as compensation expense.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 8:	Earnings (Loss) per Share

The following table reconciles basic to diluted weighted average shares outstanding used to calculate earnings (loss) per share data and provides a summary of the calculation of both basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net income (loss)	$(49,994)	$2,074	$(83,805)	$17,575

Average basic shares outstanding	47,132	47,007	47,127	47,297

Dilutive shares	—	62	—	89

Average diluted shares outstanding	47,132	47,069	47,127	47,386

Basic earnings (loss) per share	$(1.06)	$0.04	$(1.78)	$0.37

Diluted earnings (loss) per share	$(1.06)	$0.04	$(1.78)	$0.37

Note 9:	Fair Values

FSP No. FAS 107-1 and APB 28-1, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated financial statements. The following table presents estimated fair values of our financial instruments at June 30, 2009 (in thousands):

	Carrying	Fair
	Value	Value

Assets
Cash and due from banks	$42,697	$42,697
Federal funds sold	289,871	289,871
Securities
Available for sale	80,318	80,318
Held to maturity	3,081	3,026
Loans held for resale	5,271	5,271
Loans, net	3,312,365	3,118,911
Bank owned life insurance	24,824	24,824

Liabilities
Noninterest bearing deposits	404,832	404,832
Interest bearing deposits	2,844,301	2,876,399
Federal funds purchased and securities sold under agreements to repurchase	17,564	17,564
FHLB Advances	421,130	431,101
Junior subordinated debentures	5,156	1,959

We determined the estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

Cash Equivalents and Federal Funds Sold — For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities — Securities fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Held for Resale — For loans held for resale, carrying value approximates fair value.

Loans — The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value calculation, however, does not take into consideration the ultimate collectability of the loan. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Bank Owned Life Insurance — The fair value of Bank owned life insurance policies are based on cash surrender value of the insurance contract, less any applicable surrender charges.

Deposits and Federal Funds Purchased — The fair value of demand deposits, savings accounts, certain money market deposits, and federal funds purchased, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

FHLB Advances and Securities Sold Under Agreements to Repurchase — Fair value is determined by discounting future cash flows using rates currently available to the Bank for debt with similar terms and remaining maturities.

Junior Subordinated Debentures — The fair value of junior subordinated debentures is estimated using a discounted cash flow model.

SFAS 157, Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following is a description of the valuation methodologies used to measure and disclose the fair value of assets and liabilities on a recurring or nonrecurring basis:

Securities

Securities available for sale are recorded at fair value on a recurring basis. Fair value is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1), through the use of alternative approaches, such as matrix or model pricing, when market quotes are not readily available (Level 2) or through the use of valuation techniques, such as discounted cash flow models (Level 3).

Impaired Loans

From time to time, and on a nonrecurring basis, fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs based on the current appraised value of the collateral or internally developed models which contain management’s assumptions (Level 3).

Other Real Estate Owned

Other real estate owned (“OREO”) consists principally of properties acquired through foreclosure. At the time of foreclosure, OREO is recorded at the lower of the carrying amount of the loan or fair value less costs to sell, which becomes the new basis. Subsequent to the transfer of loans to OREO, and on a nonrecurring basis, fair value adjustments are recorded to reflect partial write-downs based on the current appraised value or internally developed models which contain management’s assumptions (Level 3).

The following table presents the balances of assets measured at fair value on a recurring basis at June 30, 2009 and December 31, 2008 (in thousands):

	Fair Value at June 30, 2009
	Level 1	Level 2	Level 3	Total

Available for sale securities
Equities	$1,595	$580	$—	$2,175
U.S. Treasuries	—	6,339	—	6,339
U.S. Agencies	—	31,864	—	31,864
Corporate securities	—	964	1,198	2,162
Mortgage-backed securities	—	34,846	—	34,846
Municipal securities	—	2,932	—	2,932

Total	$1,595	$77,525	$1,198	$80,318

	Fair Value at December 31, 2008
	Level 1	Level 2	Level 3	Total

Available for sale securities
Equities	$1,327	$603	$—	$1,930
U.S. Treasuries	—	6,457	—	6,457
U.S. Agencies	—	52,055	—	52,055
Corporate securities	—	2,939	1,500	4,439
Mortgage-backed securities	—	22,791	—	22,791
Municipal securities	—	2,934	—	2,934

Total	$1,327	$87,779	$1,500	$90,606

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table presents the fair value adjustments of assets measured on a recurring basis, using significant unobservable inputs (Level 3), for the six months ended June 30, 2009 (in thousands). There were no financial assets or liabilities measured at fair value using Level 3 inputs on a recurring basis during the six months ended June 30, 2008.

Fair Value
Measurements Using
Significant
Unobservable Inputs
(Level 3)

Balance at January 1, 2009	$1,500
Total unrealized gains or losses	(302)
Purchases	—
Transfers in and/or out of Level 3	—

Balance at June 30, 2009	$1,198

At June 30, 2009, we valued an investment in a single issuer trust preferred security using a discount cash flow model. As a result of unprecedented disruptions of certain financial markets, we determined that the level and volume of activity for this type of security had significantly decreased, and therefore, there were insufficient transactions to accurately determine the fair value. Using a discounted cash flow method, the fair value of this security was determined to be $1.2 million at June 30, 2009. In our model, we used a discount factor of 14%, which we estimated based on risk and the current market for this type of security. This determination is considered a Level 3 input. For the six months ended June 30, 2009, there were no realized losses with respect to this security.

The following table presents the balance of assets measured at fair value on a nonrecurring basis at June 30, 2009 and December 31, 2008 (in thousands):

	Fair Value at June 30, 2009
	Level 1	Level 2	Level 3	Total

Impaired loans(1)	$—	$—	$422,898	$422,898
OREO(2)	—	—	46,433	46,433

	$—	$—	$469,331	$469,331

	Fair Value at December 31, 2008
	Level 1	Level 2	Level 3	Total

Impaired loans(1)	$—	$—	$268,193	$268,193
OREO(2)	—	—	10,803	10,803

	$—	$—	$278,996	$278,996

The following table presents the losses resulting from nonrecurring fair value adjustments for the six months ended June 30, 2009 and 2008 (in thousands):

	Six Months Ended June 30,
	2009	2008

Impaired loans(1)	$101,722	$12,776
OREO(2)	19,804	—

Total loss from nonrecurring measurements	$121,526	$12,776

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(1)	The balance of impaired loans measured at fair value at June 30, 2009 and December 31, 2008, represents nonaccruing loans that have had charge-offs and/or have a specific reserve in the allowance for loan losses. The loss on impaired loans represents charge-offs or impairments on collateral dependent loans for fair value adjustments based on the fair value of collateral recognized through the allowance for loan losses.

(2)	The balance of OREO measured at fair value at June 30, 2009 and December 31, 2008, represents real estate that was recorded at fair value less costs to sell at the time of foreclosure and/or has had a valuation adjustment subsequent to becoming OREO. The loss on OREO represents charge-offs of $16.0 million at the time of foreclosure and subsequent valuation adjustments of $3.8 million.

There were no material liabilities carried at fair value, measured on a recurring or nonrecurring basis, at June 30, 2009 or 2008.

Note 10:	Income Taxes

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 (“FIN 48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We had no unrecognized tax benefits which would require an adjustment to the January 1, 2007, beginning balance of retained earnings. We had no unrecognized tax benefits at January 1, 2007, June 30, 2008, or June 30, 2009.

During the quarter ended June 30, 2009, we reclassified our deferred tax asset to income taxes receivable, resulting from the preparation of our 2008 income tax return. Both the deferred tax asset and receivable for income taxes are included in other assets, and therefore, this reclassification had no effect on our consolidated balance sheet at June 30, 2009. Management has evaluated the tax positions taken on our 2008 income tax return and believes it is more likely than not that we will be entitled to a tax refund of approximately $86.2 million resulting from the carry back of losses in 2008 and 2009.

We recognize interest accrued and penalties related to unrecognized tax benefits in tax expense. For the three and six months ended June 30, 2009 and 2008, we recognized no interest or penalties.

We file federal and various state and local income tax returns. With few exceptions, we are no longer subject to U.S. federal or state/local income tax examinations by tax authorities for years before 2006.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
Frontier Financial Corporation

We have audited the accompanying consolidated balance sheets of Frontier Financial Corporation and Subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frontier Financial Corporation and Subsidiaries, as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/  Moss Adams LLP

Everett, Washington
March 10, 2009

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(In thousands, except for number of shares)

	December 31,
	2008	2007

ASSETS
Cash and due from banks	$52,022	$99,102
Federal funds sold	117,740	5
Securities
Available for sale, at fair value	90,606	131,378
Held to maturity (fair value $3,340 and $3,766)	3,085	3,743

Total securities	93,691	135,121

Loans held for resale	6,678	6,227
Loans	3,772,055	3,605,895
Allowance for loan losses	(112,556)	(53,995)

Net loans	3,666,177	3,558,127

Premises and equipment, net	51,502	47,293
Intangible assets	794	78,150
Federal Home Loan Bank (FHLB) stock	19,885	18,738
Bank owned life insurance	24,321	23,734
Other real estate owned	10,803	367
Other assets	67,510	35,052

Total assets	$4,104,445	$3,995,689

LIABILITIES
Deposits
Noninterest bearing	$395,451	$390,526
Interest bearing	2,879,714	2,552,710

Total deposits	3,275,165	2,943,236

Federal funds purchased and securities sold under agreements to repurchase	21,616	258,145
Federal Home Loan Bank advances	429,417	298,636
Junior subordinated debentures	5,156	5,156
Other liabilities	21,048	30,904

Total liabilities	3,752,402	3,536,077

Commitments and Contingent Liabilities (Note 19)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 10,000,000 shares authorized	—	—
Common stock, no par value; 100,000,000 shares authorized; 47,095,103 and 46,950,878 shares issued and outstanding in 2008 and 2007, respectively	256,137	252,292
Retained earnings	98,020	202,453
Accumulated other comprehensive income (loss), net of tax	(2,114)	4,867

Total shareholders’ equity	352,043	459,612

Total liabilities and shareholders’ equity	$4,104,445	$3,995,689

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except for number of shares and per share amounts)

	For the Year Ended December 31,
	2008	2007	2006

INTEREST INCOME
Interest and fees on loans	$273,392	$294,099	$244,493
Interest on federal funds sold	457	958	1,448
Interest on investments
Taxable	4,999	4,475	3,998
Exempt from federal income tax	207	140	205

Total interest income	279,055	299,672	250,144

INTEREST EXPENSE
Interest on deposits	96,091	97,080	73,526
Interest on FHLB advances	14,244	13,402	12,195
Interest on federal funds purchased and securities sold under agreements to repurchase	1,850	2,559	1,221

Total interest expense	112,185	113,041	86,942

Net interest income	166,870	186,631	163,202

PROVISION FOR LOAN LOSSES	120,000	11,400	7,500

Net interest income after provision for loan losses	46,870	175,231	155,702

NONINTEREST INCOME
Provision for loss on impairment of securities	(6,430)	—	—
Gain (loss) on sale of securities	4,570	(937)	(25)
Gain on sale of secondary mortgage loans	1,321	1,586	1,491
Gain on sale of premises and equipment	30	24	2,445
Gain on sale of other real estate owned	97	—	—
Service charges on deposit accounts	5,421	4,721	4,214
Other noninterest income	9,821	7,915	7,498

Total noninterest income	14,830	13,309	15,623

NONINTEREST EXPENSE
Salaries and employee benefits	48,403	48,297	42,104
Occupancy expense	11,148	9,956	9,108
State business taxes	2,013	2,066	2,213
FHLB prepayment penalty	—	1,534	—
Other noninterest expense	21,435	15,163	13,621

	82,999	77,016	67,046

Goodwill impairment	77,073	—	—

Total noninterest expense	160,072	77,016	67,046

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAX	(98,372)	111,524	104,279
PROVISION (BENEFIT) FOR INCOME TAX	(8,635)	37,586	35,369

NET INCOME (LOSS)	$(89,737)	$73,938	$68,910

Weighted average number of shares outstanding for the period	46,991,625	45,265,723	45,009,526
Basic earnings (loss) per share	$(1.91)	$1.63	$1.53

Weighted average number of diluted shares outstanding for the period	46,991,625	45,601,066	45,484,897
Diluted earnings (loss) per share	$(1.91)	$1.62	$1.52

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except for number of shares)

					Accumulated
					Other
	Common Stock		Comprehensive	Retained	Comprehensive
	Shares	Amount	Income (Loss)	Earnings	Income (Loss)	Total

Balance, December 31, 2005	28,438,150	$132,598		$159,075	$4,424	$296,097

Comprehensive Income:
Net income for 2006	—	—	$68,910	68,910	—	68,910
Other comprehensive income, Unrealized gain on available for sale securities, net of tax $942	—	—	1,751	—	1,751	1,751

Total comprehensive income			$70,661

Stock options exercised	275,283	4,218		—	—	4,218
Stock award plan	20,542	1,156		—	—	1,156
Three for two stock split	15,102,634	—		—	—	—
Tax benefit from stock options		1,205		—	—	1,205
Merger	1,513,707	46,913		—		46,913
Stock option expense		73		—	—	73
Cash dividends declared (50¢ per share)	—	—		(25,040)	—	(25,040)

Balance, December 31, 2006	45,350,316	186,163		202,945	6,175	395,283

Comprehensive Income:
Net income for 2007	—	—	$73,938	73,938	—	73,938
Other comprehensive income, Unrealized loss on available for sale securities, net of tax ($699)	—	—	(1,308)	—	(1,308)	(1,308)

Total comprehensive income			$72,630

Stock options exercised	139,105	1,861		—	—	1,861
Stock award plan	71,994	892		—	—	892
Tax benefit from stock options	—	237		—	—	237
Stock option expense	—	1,691		—	—	1,691
Merger	3,230,795	61,613		—	—	61,613
Fractional shares — merger	—	—		(1)	—	(1)
Stock repurchased	(1,841,332)	(165)		(44,219)	—	(44,384)
Cash dividends declared (65¢ per share)	—	—		(30,210)	—	(30,210)

Balance, December 31, 2007	46,950,878	252,292		202,453	4,867	459,612

Comprehensive Income:
Net loss for 2008	—	—	$(89,737)	(89,737)	—	(89,737)
Other comprehensive loss, Unrealized loss on available for sale securities, net of tax ($4,085)	—	—	(6,981)	—	(6,981)	(6,981)

Total comprehensive loss			$(96,718)

Stock options exercised	31,125	391		—	—	391
Stock award plan	130,223	700		—	—	700
Tax benefit from stock options	—	49		—	—	49
Stock option expense	—	2,707		—	—	2,707
Stock repurchased	(17,123)	(2)		(70)	—	(72)
Cumulative effect of change in accounting principle, net of tax	—	—		(413)	—	(413)
Cash dividends declared (48¢ per share)	—	—		(14,213)	—	(14,213)

Balance, December 31, 2008	47,095,103	$256,137		$98,020	$(2,114)	$352,043

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(89,737)	$73,938	$68,910
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	3,750	2,733	2,851
Amortization	247	64	144
Intangible amortization	283	235	231
Provision for loan losses	120,000	11,400	7,500
Provision for loss on impairment of securities	6,430	—	—
(Gain) loss on sale of securities	(4,570)	937	25
Gain on sale of premises and equipment	(30)	(24)	(2,445)
Gain on sale of other real estate owned	(97)	—	—
Gain on sale of secondary market loans	(1,321)	(1,586)	(1,491)
Proceeds from sales of mortgage loans	94,815	158,345	111,720
Origination of mortgage loans held for sale	(93,945)	(155,766)	(111,736)
Goodwill impairment	77,073	—	—
Deferred taxes	(20,431)	(5,480)	(1,721)
Stock award plan compensation	700	892	1,156
Stock option expense	2,707	1,691	73
Excess tax benefits associated with equity-based compensation	(49)	(237)	(1,205)
Increase in cash surrender value of BOLI	(587)	(1,536)	(888)
Changes in operating assets and liabilities
Income taxes receivable	(8,430)	—	—
Income taxes payable	665	(2,100)	(1,950)
Interest receivable	1,254	(2,689)	(3,780)
Interest payable	4,332	4,292	4,513
Other operating activities	(6,182)	(1,161)	(1,343)

Net cash provided by operating activities	86,877	83,948	70,564

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in federal funds sold	(117,735)	18,668	(17,940)
Purchase of securities available for sale	(306,126)	(84,724)	(17,324)
Proceeds from sales of available for sale securities	45,568	48,039	—
Proceeds from maturities of available for sale securities	288,165	21,390	20,515
Purchase of held to maturity securities	—	(1,019)	—
Proceeds from maturities of held to maturity securities	650	875	2,114
Purchase of Federal Home Loan Bank stock	(1,147)	(3,116)	—
Net cash flows from loan activities	(242,727)	(510,865)	(517,267)
Purchases of premises and equipment	(7,959)	(16,665)	(3,927)
Proceeds from the sale of premises and equipment	30	24	3,443
Proceeds from the sale of other real estate owned	3,208	—	—
Cash acquired in merger	—	1,234	7,121
Other investing activities	—	2,615	(3,069)

Net cash used in investing activities	$(338,073)	$(523,544)	$(526,334)

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS — (Continued)
(In thousands)

	For the Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in money market, sweep, NOW and savings accounts	$(304,909)	$(35,344)	$182,986
Net change in certificates of deposit	636,838	354,906	209,266
Net change in federal funds purchased and securities sold under agreements to repurchase	(236,529)	176,472	60,860
Advances from the Federal Home Loan Bank	410,000	324,052	111,756
Repayments to the Federal Home Loan Bank	(279,219)	(321,023)	(69,739)
Stock options exercised	391	1,861	4,218
Excess tax benefits associated with equity-based compensation	49	237	1,205
Purchase of common stock	(72)	(44,384)	—
Cash dividends paid	(22,433)	(29,045)	(22,358)
Other financing activities	—	6,744	(3,833)

Net cash provided by financing activities	204,116	434,476	474,361

INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(47,080)	(5,120)	18,591
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	99,102	104,222	85,631

CASH AND DUE FROM BANKS AT END OF YEAR	$52,022	$99,102	$104,222

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$107,853	$107,879	$82,157
Cash paid during the year for income taxes	$19,700	$40,000	$36,595

SUPPLEMENTAL INFORMATION ABOUT NONCASH INVESTING AND FINANCING ACTIVITIES
Transfer of loans to other real estate owned, net of valuation adjustments	$13,547	$367	$—
Change in portion of reserve identified for undisbursed loans and reclassified as a liability	$1,581	$(117)	$(276)
Acquisitions:
Assets acquired	$—	$247,078	$209,600
Liabilities assumed	$—	$185,270	$162,687
Net	$—	$61,808	$46,913

The accompanying notes are an integral part of these financial statements.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:	Summary of Significant Accounting Policies

Basis of Presentation

Frontier Financial Corporation (together with its subsidiary, “FFC”, the “Corporation”, “us”, “we” or “our”) is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers. We also provide other services such as trust services and insurance and financial service brokerage activities. We are subject to competition from other financial institutions and to regulation by certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

The consolidated financial statements include the accounts of Frontier Financial Corporation (the “Corporation” or “FFC”), a bank holding company, and its wholly-owned subsidiary, Frontier Bank (the “Bank”). Effective December 30, 2008, Frontier Financial Corporation merged its wholly-owned subsidiary, FFP, Inc. (“FFP”) into Frontier Bank in a non-cash transaction. FFP owned certain real property and leased it to Frontier Bank for use in its operations. At December 30, 2008, FFP had assets totaling approximately $40.9 million and total equity of approximately $17.6 million. On a consolidated basis, this transaction had no effect on the financial statements of the Corporation for the year ended December 31, 2008.

We have Trusts that were formed for the exclusive purpose of issuing $5.2 million in trust preferred securities (Note 12). The Trusts are considered variable interest entities (“VIE”), but have not been consolidated as we are not the primary beneficiary.

Our financial reporting and accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany transactions and balances have been eliminated in preparing the consolidated financial statements. Assets held by the Bank in an agency or fiduciary capacity are not included in the accompanying financial statements.

Change in Accounting Principle

In September 2006, the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) reached a final consensus on Issue No. 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 requires employers to recognize a liability for future benefits provided through endorsement split-dollar life insurance arrangements that extend into postretirement periods in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions or APB No. 12, Omnibus Opinion — 1967. We adopted the provisions of EITF 06-4 as of January 1, 2008, as a change in accounting principle through a cumulative-effect adjustment to retained earnings in the statement of financial position in the amount of $413 thousand, net of tax.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform to the current year presentation. These reclassifications have no effect on the previously reported financial condition or results of operations of the Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes, valuation of intangible assets, fair value measurements, valuation of stock options and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Cash equivalents have an original maturity of three months or less and may exceed federally insured limits. Federal Reserve Board regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amount of such balances was $9.0 million in 2008 and $15.1 million in 2007.

Securities

Securities are classified into one of three categories: held to maturity (“HTM”), available for sale (“AFS”) or trading. Securities are categorized as held to maturity when there is positive intent and ability to hold those securities to maturity. Securities that are held to maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Securities categorized as available for sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available for sale securities are recorded at estimated fair value, with the net unrealized gain or loss included in comprehensive income (loss), net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. We had no trading securities at December 31, 2008 and 2007.

Purchase premiums and discounts are recognized in interest income using the interest method over the term of the security. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock

Our investment in Federal Home Loan Bank (“FHLB”) stock is carried at par value ($100 per share), which reasonably approximates its fair value. As a member of the FHLB system, we are required to maintain a minimum level of investment in FHLB stock based on specific percentages of our outstanding FHLB advances.

Bank Owned Life Insurance (“BOLI”)

The carrying amount of BOLI approximates its fair value, net of any surrender charges. Fair value of BOLI is equivalent to the cash surrender value.

Loans Held for Resale

Mortgage loans originated and designated as held for resale are carried at the lower of cost or estimated fair value, as determined by quoted market prices, in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on the sale of such loans are based on the specific identification method.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Held in Portfolio and Related Income

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for unearned discounts, net of unamortized nonrefundable fees and related direct loan origination costs. Interest income is accrued as earned.

Net deferred fees and costs are generally amortized into interest income over the life of the loan as an adjustment to the loan yield using the interest method. Expenses deferred (principally personnel expense) and recognized in the yield adjustment result in a reduction in noninterest expense.

Nonrefundable fees related to lending activities other than direct loan origination or purchase are recognized as credit related fees and included in noninterest income during the period the related service is provided. These include standby letter of credit and loan commitment fees.

Allowance for Loan Losses

The allowance for loan losses is established to absorb probable future loan losses through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired, for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimated specific and general losses in the portfolio.

Reserve for Unfunded Commitments

A reserve for unfunded commitments is maintained at a level that, in the opinion of management, is adequate to absorb probable losses associated with commitments to lend funds under existing agreements such as letters or lines of credit. Management determines the adequacy of the reserve for unfunded commitments based upon reviews of individual credit facilities, current economic conditions, the risk characteristics of the various categories of commitments and other relevant factors. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are evaluated on a regular basis and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Draws on unfunded commitments that are considered uncollectable at the time funds are advanced are charged to the allowance. Provisions for unfunded commitment losses, and recoveries on loans previously charged off, are added to the reserve for unfunded commitments, which is included in the Other Liabilities section of the consolidated balance sheets.

Nonaccrual Loans

Loans are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful or when the loan becomes 90 or more days past due. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed and charged against interest income. Income on nonaccrual loans is then recognized only to the extent cash is received and the future collection of principal is

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

probable. Accruals are resumed only when the loan is brought current, and when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan or the fair market value of the loan’s collateral.

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance, homogeneous loans or leases are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer loans or leases for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises and Equipment

Premises, leasehold improvements and equipment are shown at cost and depreciated using the straight-line method. Depreciation expense is computed over the following estimated useful lives:

Premises	7 to 40 years
Furniture, fixtures and equipment	3 to 7 years

Intangible Assets

Intangible assets include goodwill which represents the excess of the purchase price over the fair value of tangible and specifically identifiable intangible net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually. Other intangible assets are amortized, and included in other noninterest expense, over their estimated useful lives. Additional information on intangible assets is included in Note 7.

Other Real Estate Owned

Other real estate owned consists principally of properties acquired through foreclosure and is stated at the lower of cost or estimated market value less selling costs. Losses arising from the acquisition of property, in full or partial satisfaction of loans, are charged to the allowance for loan losses.

Subsequent to the transfer to foreclosed assets held for sale, these assets continue to be recorded at the lower of cost or fair value (less estimated costs to sell), based on periodic evaluations. Generally, legal and professional fees associated with foreclosures are expensed as incurred. Costs incurred to improve property prior to sale are capitalized; however, in no event are recorded costs allowed to exceed fair value. Subsequent gains, losses, or expenses recognized on the sale of these properties are included in noninterest income or expense. The amounts that will ultimately be recovered from foreclosed assets may differ substantially from the carrying value of the assets

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

because of future market factors beyond management’s control. Additional information on other real estate owned is included in Note 5.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Segment Reporting

Our operations are solely in the financial services industry and include providing our customers traditional banking and other financial services. We operate primarily within western Washington and northwest Oregon. We make operating decisions and assess performance based on an ongoing review of our consolidated financial results. We are considered a single operating segment for financial reporting purposes.

Concentrations of Credit Risk

We accept deposits and grant credit primarily within western Washington and northwest Oregon. Historically, our focus has been on real estate construction lending, but we are in the process of diversifying our loan portfolio. Due to the downturn in the economy and the negative impact on the local housing market, we are rebalancing our loan portfolio to include more commercial and industrial business and consumer loans.

Advertising Costs

Generally, advertising costs are expenses as incurred.

Income Tax

We report income and expenses using the liability method of accounting and file a consolidated tax return. Deferred taxes are determined using the asset-liability method and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in recognition of certain income and expense amounts between our financial statements and our tax returns. The principal items giving rise to these differences include depreciation expense, investment income and the allowance for loan losses.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for our stock plans in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). No stock-based compensation expense was recognized in the Consolidated Statement of Income prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (Revised 2004) using the modified-prospective-transition method. Under the transition method, compensation cost recognized subsequent to January 1, 2006, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

Prior to adoption of SFAS 123R, we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123R requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

Earnings (Loss) per Share

Basic earnings (loss) per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings (loss) per share are computed by determining the number of additional shares that are deemed outstanding due to stock options and stock awards under the treasury stock method.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, and such items, along with net income (loss), are components of comprehensive income (loss).

The components of comprehensive income (loss) and related tax effects are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Unrealized gains (losses) arising during the period on securities available for sale	$(12,926)	$(2,944)	$2,668
Reclassification adjustment for losses realized in net income, net of tax (tax benefit of $651, $328 and $9, respectively)	1,209	609	16
Tax effect	4,736	1,027	(933)

Net unrealized gains (losses) on securities available for sale	$(6,981)	$(1,308)	$1,751

The components of accumulated other comprehensive income (loss), included in shareholders’ equity, are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Unrealized holding gains (losses) on available for sale securities	$(3,573)	$7,493	$9,500
Tax effect	1,459	(2,626)	(3,325)

Accumulated other comprehensive income(loss), net of tax	$(2,114)	$4,867	$6,175

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy for the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that are recognized or disclosed at fair value on a recurring basis for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We elected a partial deferral of SFAS 157 under the provisions of FSP 157-2 related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment. We are currently evaluating the impact of FSP 157-2 on our financial statements. The impact of partially adopting SFAS 157 effective January 1, 2008, was not material to our financial statements. Please refer to Note 20 for disclosures related to the adoption of SFAS 157.

In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP clarifies the application of SFAS No. 157, Fair Value Measurements, when the market for a financial asset is not active. The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of the FSP did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). The standard permits, but does not require, us to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. As we did not elect to use the fair value option for any of our financial instruments under the provisions of SFAS 159, our adoption of this statement effective January 1, 2008, did not have a material impact on our financial statements.

In September 2006, the EITF reached a final consensus on Issue No. 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 requires employers to recognize a liability for future benefits provided through endorsement split-dollar life insurance arrangements that extend into postretirement periods in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions or APB No. 12, Omnibus Opinion — 1967. We adopted the provisions of EITF 06-4 as of January 1, 2008, as a change in accounting principle through a cumulative-effect adjustment to retained earnings in the statement of financial position in the amount of $413 thousand, net of tax.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141 (revised), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009, and is not expected to have a material impact on our consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about: (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective on January 1, 2009, and is not expected to have a material impact on our consolidated financial statements as we currently do not have any derivative instruments.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. Any effect of applying the provisions of this Statement shall be reported as a change in accounting principle in accordance with FASB Statement No. 154, Accounting Changes and Error Corrections (“SFAS 154”). An entity shall follow the disclosure requirements of that Statement, and additionally, disclose the accounting principles that were used before and after the application of the provisions of this Statement and the reason why applying this Statement resulted in a change in accounting principle. SFAS 162 is not expected to have a material impact on our consolidated financial statements as our financial statements are already presented in conformity with GAAP.

Note 2:	Strategic Plan

Our 2008 financial results reflect continued pressure from an uncertain economy and the negative impact on the local housing market. The ratio of nonperforming assets has increased from 0.53% of total assets at December 31, 2007, to 10.87% at December 31, 2008. Because of this continued pressure, the provision for loan losses increased from $11.4 million in 2007, to $120.0 million in 2008.

During the fourth quarter 2008, we recorded a non-cash charge of $77.1 million related to the impairment of goodwill. This write down resulted from goodwill impairment testing that was performed at the end of the fourth quarter due to the quarterly decline in the stock price and the resulting difference between the market capitalization and the book value of the Corporation. The results of step 1 of the goodwill impairment testing demonstrated that the estimated fair value of the Corporation, or reporting unit, was less than the carrying value. Step 2 of the impairment test indicated no implied fair value of goodwill resulting in full impairment. This impairment charge had no effect on our cash balances or liquidity. In addition, because goodwill is not included in the calculation of regulatory capitol, the Corporation’s and Bank’s regulatory ratios were not affected by this non-cash expense.

The Board of Directors, in responding to these challenging and unprecedented times, has taken a number of important steps to strengthen the Corporation.

Change in Management

On December 8, 2008, we announced that Robert J. Dickson, founder, long-time Chief Executive Officer (“CEO”) and current Chairman of the Board of Directors would retire from the Board of Directors on December 31, 2008. Mr. Dickson was the President and CEO of Frontier Bank since its founding in 1978 until 2003, and President and CEO of Frontier Financial Corporation from 1983 until 2003.

Director Patrick M. Fahey replaced Mr. Dickson as Chairman of the Board of Directors of Frontier Financial Corporation and Frontier Bank. Mr. Fahey joined the Board in 2006 after retiring as Chairman of Regional Banking at Wells Fargo Bank. Prior to that, Mr. Fahey was Founder, President and CEO of Pacific Northwest Bank for 16 years.

Additionally, we also announced two important changes to the executive management team. Mr. Fahey was named CEO of Frontier Financial Corporation and Director Michael J. Clementz was named President of Frontier Financial Corporation and CEO of Frontier Bank. Mr. Fahey brings significant experience to his role as CEO and will be charged with implementing a revised business plan focused on growing a business banking franchise, rebalancing the loan portfolio and cultivating business banking deposits.

John J. Dickson assumed the position of President of Frontier Bank, charged primarily with the ongoing operation of Frontier’s core business. Mr. Dickson will continue in his role as a Director of Frontier Financial Corporation and Frontier Bank.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Having previously served as President and CEO of Frontier Financial Corporation from 2003 until 2006, Mr. Clementz will assist Mr. Fahey and Mr. Dickson in the ongoing operations of the business and the implementation of the new business banking operations. Mr. Clementz will continue to serve as a Director of Frontier Financial Corporation and Frontier Bank.

Diversifying the Loan Portfolio

Historically, a main focus has been on real estate construction and land development lending. However, with few exceptions, we are suspended the origination of new relationships for new real estate construction, land development and lot loans. As current loans in these categories are renewed, the customer’s total relationship is being analyzed and we may require additional collateral or alternative financing.

In addition, due to the downturn in the economy and the negative impact on the local housing market, we are rebalancing our loan portfolio to include more commercial and industrial business and consumer loans. We formed a Business Banking team, consisting of 38 experienced commercial bankers, who are existing employees of the Bank, to focus on generating loans and deposits to small to medium-sized businesses. Our goal is to rebalance the loan portfolio over the next three years with the use of the Business Banking team and the lack of originations of any new real estate construction, land development and completed lot loans.

Asset Quality

During the third quarter of 2008, we expanded our special assets group from 5 to 30 individuals, all from within the company, to focus on reducing nonperforming assets. This group is split into two teams. One team’s focus is on identifying emerging problem loans with the other team handling legal issues, liquidations and the ultimate sale of foreclosed assets. This structure has enhanced our ability to manage our portfolio of troubled loans.

We have implemented several strategies to reduce our troubled loans. We are encouraging our builders and developers to present all offers to us for consideration. Many of our builders have rented completed homes or sold them on a lease to own basis. These loans are typically amortized over 30 years with a two to three year maturity. In addition, we have established an internal loan program for financing home purchases for credit worthy buyers who may not be able to obtain a traditional mortgage. Due to the volatility of the real estate market future recoveries on these loans are uncertain at this time.

In the event that our nonperforming assets continue to increase, this could have an adverse effect on the Bank, causing total capital to drop below levels that may result in regulatory actions or constraints.

Capital Preservation

To preserve capital, the third quarter 2008 quarterly cash dividend was reduced to $0.06 per share, down from $0.18 in the previous quarter. Additionally, in December of 2008, the Board of Directors voted to suspend the payment of the quarterly cash dividend, beginning in the first quarter 2009. We are also taking steps to strengthen our capital position. We have sold assets and reduced expenses and we are looking at adding capital through a private equity investment. We have engaged an investment banking firm to help facilitate this process. A Form S-3, Shelf Registration Statement, was filed on November 14, 2008, in anticipation of this action. We have applied for TARP funds; however, our application has neither been approved nor denied. Our capital ratios continue to be above the established minimum regulatory capital levels.

While we are taking action to preserve and/or grow capital, there is no assurance that the preservation efforts will be successful or whether we will be successful in raising capital through private investment under acceptable terms, or at all. In the event capital levels continue to decline, this could have an adverse effect on the Bank causing the capital to drop below levels that may cause regulatory actions or constraints.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expense Reduction Measures

As part of our strategy to reduce noninterest expense, there were no performance bonuses paid or discretionary profit sharing contributions made to the Employee Benefit Plan for the year ended December 31, 2008. The Board of Directors of Frontier Bank also elected to forego their director meeting fees indefinitely beginning in the fourth quarter 2008. Effective January 1, 2009, executive management took a reduction in their base salaries, and as a group, total executive compensation for 2009 will be reduced by approximately 40% from 2008 total compensation.

Deposit Growth

Deposit growth continues to be a strong focus for the Corporation. We are anticipating further deposit growth in 2009, from the Business Banking team as discussed above. In addition, management has introduced a new employee incentive program based on deposit growth.

Our liquidity position continues to be strong. At December 31, 2008, we had $169.8 million in cash and federal funds sold. In addition, we have $93.7 million in our security portfolio that could be used to support liquidity.

In the event that our efforts to retain a strong liquidity position are not successful, this could have an adverse effect on the Bank causing regulatory actions or constraints.

Possible Regulatory Constraints

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

In the event our regulators deem us to be less than well-capitalized, they have the ability to place constraints on our operating practices. Those constraints may include, but are not limited to, regulatory approval to accept brokered deposits, restrictions on capital distributions, expansion, asset growth, management changes, rates paid on deposits and other items.

Note 3:	Business Combinations

On November 30, 2007, we acquired 100 percent of the outstanding shares of Bank of Salem. The results of Bank of Salem’s operations have been included in the consolidated financial statements since the date of acquisition. Bank of Salem was an Oregon chartered commercial bank headquartered in Salem, Oregon that provided commercial real estate and business lending products and related services through 3 locations in Portland, Salem and Tigard, Oregon. The merger with Bank of Salem allows us to expand our commercial banking franchise into the state of Oregon and into the Salem and Portland metropolitan areas in particular. This is consistent with our strategy to expand into major business communities along the Washington and Oregon Interstate 5 corridor.

Bank of Salem shareholders received 0.99 shares of Frontier common stock for each share of Bank of Salem common stock. The value of the 3,230,886 common shares (including fractional shares) issued was determined in accordance with the Merger Agreement at $19.07 per share. The aggregate purchase price was $61.8 million, which included $195 thousand of direct merger related costs.

This acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition, with the difference between the purchase price and the fair value of the net assets acquired recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Total value of common stock exchanged	$61,613
Direct merger related expenses	195

Total purchase price	61,808

Allocation of purchase price:
Bank of Salem shareowners’ equity	26,981
Adjustments to reflect assets acquired and liabilities assumed at fair value
Loans	(4,162)
Buildings and land	1,347
Certificates of deposit	(570)
Core deposit intangible asset	373
Deferred tax asset	1,054

Fair value of net assets acquired	25,023

Goodwill	$36,785

The acquired core deposit intangible asset has an estimated useful life of approximately 7.1 years. Goodwill is not deductible for tax purposes.

The fair value of assets acquired and liabilities assumed of Bank of Salem, at the date of acquisition, are presented below (in thousands):

November 30,
2007

Cash and due from banks	$1,234
Securities available for sale	8,581
Loans, net of allowance for loan loss of $2,983	192,671
Premises and equipment, net	3,341
Goodwill	36,785
Other assets	4,466

Total assets	247,078

Deposits	170,042
FHLB advances	13,590
Other liabilities	1,638

Total liabilities	185,270

Net assets acquired	$61,808

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma condensed consolidated financial information presents the results of operations had the acquisition taken place on January 1, 2007 and 2006, respectively (in thousands). Any cost savings realized as a result of the merger are not reflected in the proforma condensed consolidated statements of income. The proforma results have been prepared for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisition actually occurred on January 1, 2007 and 2006, respectively.

	Years Ended December 31,
	2007	2006

Net interest income	$196,022	$173,665
Provision for loan losses	12,662	8,152
Noninterest income	13,659	15,988
Noninterest expense	83,616	70,896
Income before income tax	113,403	110,605

Net income	$74,846	$72,783

Basic earnings per share	$1.65	$1.51
Diluted earnings per share	$1.64	$1.49

Weighted average common shares issued and outstanding	45,265,723	48,240,321
Weighted average diluted common shares issued and outstanding	45,601,066	48,715,692

Note 4:	Securities

The following table presents the amortized cost, unrealized gains, unrealized losses and fair value of available for sale and held to maturity securities as of December 31, 2008 and 2007 (in thousands). For the years ended December 31, 2008 and 2007, there were no securities classified as trading.

			Gross	Gross
			Unrealized	Unrealized
		Gross	Losses (Less	Losses (12
	Amortized	Unrealized	Than 12	Months or	Aggregate
2008	Cost	Gains	Months)	More)	Fair Value

AFS Securities
Equities	$6,107	$61	$(4,057)	$(181)	$1,930
U.S. Treasuries	6,304	153	—	—	6,457
U.S. Agencies	51,594	461	—	—	52,055
Corporate securities	4,528	153	—	(242)	4,439
Mortgage-backed securities	22,791	—	—	—	22,791
Municipal securities	2,855	81	—	(2)	2,934

	94,179	909	(4,057)	(425)	90,606

HTM Securities
Corporate securities	1,524	229	—	—	1,753
Municipal securities	1,561	26	—	—	1,587

	3,085	255	—	—	3,340

Total	$97,264	$1,164	$(4,057)	$(425)	$93,946

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Gross	Gross
			Unrealized	Unrealized
		Gross	Losses (Less	Losses (12
	Amortized	Unrealized	Than 12	Months or	Aggregate
2007	Cost	Gains	Months)	More)	Fair Value

AFS Securities
Equities	$27,606	$9,255	$(922)	$(1,364)	$34,575
U.S. Treasuries	6,223	88	—	—	6,311
U.S. Agencies	71,385	782	—	—	72,167
Corporate securities	15,537	87	(320)	(124)	15,180
Mortgage-backed securities	—	—	—	—	—
Municipal securities	3,134	14	—	(3)	3,145

	123,885	10,226	(1,242)	(1,491)	131,378

HTM Securities
Corporate securities	1,525	—	(1)	—	1,524
Municipal securities	2,218	27	(3)	—	2,242

	3,743	27	(4)	—	3,766

Total	$127,628	$10,253	$(1,246)	$(1,491)	$135,144

The following table shows gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
2008	Losses	Value	Losses	Value	Losses	Value

AFS Securities
Equities	$(4,057)	$923	$(181)	$425	$(4,238)	$1,348
U.S. Treasuries	—	—	—	—	—	—
U.S. Agencies	—	—	—	—	—	—
Corporate securities	—	—	(242)	1,769	(242)	1,769
Mortgage-backed securities	—	—	—	—	—	—
Municipal securities	—	—	(2)	23	(2)	23

	$(4,057)	$923	$(425)	$2,217	$(4,482)	$3,140

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Less Than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
2007	Losses	Value	Losses	Value	Losses	Value

AFS Securities
Equities	$(922)	$7,190	$(1,364)	$3,561	$(2,286)	$10,751
U.S. Treasuries	—	—	—	—	—	—
U.S. Agencies	—	—	—	—	—	—
Corporate securities	(320)	5,722	(124)	5,867	(444)	11,589
Mortgage-backed securities	—	—	—	—	—	—
Municipal securities	—	—	(3)	22	(3)	22

	(1,242)	12,912	(1,491)	9,450	(2,733)	22,362

HTM Securities
Corporate securities	(1)	1,524	—	—	(1)	1,524
Municipal securities	(3)	1,016	—	—	(3)	1,016

	(4)	2,540	—	—	(4)	2,540

Total	$(1,246)	$15,452	$(1,491)	$9,450	$(2,737)	$24,902

Management has the ability and intent to hold securities classified as held to maturity until they mature, at which time we expect to receive full value for the securities. Furthermore, management also has the ability and intent to hold the securities classified as available for sale for a period of time sufficient for a recovery of cost.

Management evaluates securities for other-than-temporary impairment at least on an annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to: (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer and (3) our intent and ability to retain a security for a period of time sufficient to allow for any anticipated recovery in fair value. Declines in the fair value of available for sale and held to maturity securities below their cost that are deemed to be other-than- temporary are reflected in earnings as realized losses. For the year ended December 31, 2008, we recognized other-than-temporary impairment losses of $6.4 million (pre-tax), related to our holdings in Fannie Mae and Freddie Mac preferred stock and a Lehman Brothers bond and preferred stock.

Certain securities shown above currently have fair values less than amortized cost, and therefore, contain unrealized losses. We have evaluated these securities and have determined that the decline in value is temporary. There are six securities with unrealized losses at December 31, 2008.

Contractual maturities of securities as of December 31, 2008, are shown below (in thousands). Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
Maturity	Cost	Value	Cost	Value

0 - 1 years	$11,223	$11,291	$574	$579
1 - 5 years	48,940	49,163	987	1,008
5 - 10 years	1,625	1,731	—	—
Over 10 years	32,391	28,421	1,524	1,753

	$94,179	$90,606	$3,085	$3,340

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from the sale of available for sale securities totaled $45.6 million for year ended December 31, 2008, and $48.0 million for the year ended December 31, 2007. Realized gains on sale of securities totaled $4.6 million in 2008, and realized losses totaled $937 thousand in 2007 and $25 thousand in 2006.

The following table shows securities, which were pledged to secure borrowings, public deposits, repurchase agreements and other items, as permitted or required by law, at December 31, 2008 (in thousands):

	Amortized	Fair
	Cost	Value

To the Federal Home Loan Bank to secure borrowings	$502	$517
To state government to secure public deposits	25,213	25,303
To Federal Reserve to secure repurchase agreements	26,069	26,319
To Federal Reserve to secure customer tax payments	4,000	4,080
Other securities pledged	7,004	7,178

Total pledged securities	$62,788	$63,397

Securities with an amortized cost of $81.7 million and fair values of $82.6 million were pledged at December 31, 2007.

Note 5:	Loans and Allowance for Loan Losses

The major classifications of loans, excluding loans held for resale, at December 31 are as follows (in thousands):

	2008	2007

Commercial and industrial	$458,263	$403,511
Real Estate:
Commercial	1,048,431	1,007,152
Construction	952,619	1,068,196
Land development	581,683	540,419
Completed lots	250,405	250,738
Residential 1-4 family	425,874	283,470
Installment and other loans	65,490	67,460

	3,782,765	3,620,946
Unearned fee income	(10,710)	(15,051)

Total loans	$3,772,055	$3,605,895

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contractual maturities of loans, excluding loans held for resale and net of deferred fees, as of December 31, 2008, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to prepay loans with or without prepayment penalties.

	Within 1 Year	1-5 Years	After 5 Years	Total

Commercial and industrial	$272,955	$154,565	$29,695	$457,215
Real Estate:
Commercial	124,502	630,986	289,345	1,044,833
Construction	861,079	84,970	3,860	949,909
Land development	544,019	36,434	—	580,453
Completed lots	207,124	40,819	1,742	249,685
Residential 1-4 family	164,406	203,399	56,687	424,492
Installment and other loans	15,883	15,384	34,201	65,468

Total loans	$2,189,968	$1,166,557	$415,530	$3,772,055

	1-5 Years	After 5 Years

Fixed rates	$818,792	$79,270
Variable rates	347,765	336,260

	$1,166,557	$415,530

At December 31, 2008, loans totaling $942.3 million were pledged to secure borrowings.

Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are summarized below (in thousands):

	2008	2007	2006

Beginning balance	$57,658	$44,195	$37,075
Provision for loan losses	120,000	11,400	7,500
Charge-offs	(63,526)	(1,906)	(3,294)
Recoveries	506	986	413
Merger	—	2,983	2,501

Balance before portion identified for undisbursed loans	114,638	57,658	44,195
Portion of reserve identified for undisbursed loans and reclassified as a liability	(2,082)	(3,663)	(3,546)

Balance at end of period	$112,556	$53,995	$40,649

The allowance for loan losses totaled $112.6 million, or 2.98%, of total loans outstanding at December 31, 2008. This compares to the allowance for loan losses of $54.0 million, or 1.49%, of total loans outstanding at December 31, 2007, and $40.6 million, or 1.40%, at December 31, 2006. The increase in the allowance for loan loss for 2008, as compared to 2007 and 2006, is primarily attributable to the downturn in the economy and the negative impact on the local housing market, which significantly affected our real estate construction, land development and completed lot portfolios.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonperforming Assets

Loans delinquent 90 days or more or other nonaccruing, restructured and other real estate owned (“OREO”), on which the accrual of interest has been discontinued at December 31 are as follows (in thousands):

	2008	2007	2006

Commercial and industrial	$12,908	$159	$574
Real estate:
Commercial	10,937	—	—
Construction	181,905	19,842	47
Land development	177,139	—	7,143
Completed lots	34,005	804	—
Residential 1-4 family	17,686	93	889
Installment and other	645	10	—

Total nonaccruing loans	435,225	20,908	8,653
Other real estate owned	10,803	367	—

Total nonperforming assets	$446,028	$21,275	$8,653

Restructured loans	$—	$—	$—

Total loans at end of period(1)	$3,778,733	$3,612,122	$2,908,000
Total assets at end of period	$4,104,445	$3,995,689	$3,238,464

Total nonperforming loans to total loans	11.52%	0.58%	0.30%
Total nonperforming assets to total assets	10.87%	0.53%	0.27%

(1)	Includes loans held for resale.

Nonaccrual Loans

At December 31, 2008, nonaccruing loans totaled $435.2 million, compared to $20.9 million at December 31, 2007, and $8.7 million at December 31, 2006. Average balances of these loans were $468.5 million, $15.4 million and $8.7 million, for the years ended December 31, 2008, 2007 and 2006, respectively. The allowance for loan losses related to these loans was approximately $12.9 million in 2008, $1.6 million in 2007 and $914 thousand in 2006.

For the years ended December 31, there are certain amounts of interest collected on nonaccrual loans that are included in income and amounts that have not been accrued, which are indicated in the following table (in thousands):

	2008	2007	2006

Additional interest income which would have been recorded during the period under original loan terms	$18,915	$757	$761

Interest collected and included in net income for the period	$21,004	$1,131	$344

Commitments for additional funds related to loans above	$—	$—	$—

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Real Estate Owned

The following table presents the activity related to OREO (in thousands):

	December 31, 2008		December 31, 2007
	Amount	Number	Amount	Number

Beginning balance	$367	1	$—	—
Additions to OREO	12,992	76	367	1
Capitalized improvements	623		—
Valuation adjustments	(68)		—
Disposition of OREO	(3,111)	(13)	—	—

Ending balance	$10,803	64	$367	1

At December 31, 2008, OREO totaled $10.8 million and consisted of 64 properties in Washington (53) and Oregon (11), with balances ranging from $76 thousand to $478 thousand. At December 31, 2007, we had one OREO property totaling $367 thousand.

Note 6:	Premises and Equipment

Premises and equipment at December 31 are comprised of the following (in thousands):

	2008	2007

Premises	$44,440	$31,032
Furniture, fixtures and equipment	25,676	21,180
Land	15,593	15,597
Construction in process	1,155	11,403

	86,864	79,212
Accumulated depreciation	(35,362)	(31,919)

Premises and equipment, net	$51,502	$47,293

For the years ended December 31, 2008, 2007 and 2006, depreciation expense on premises and equipment totaled $3.8 million, $2.7 million and $2.9 million, respectively.

Note 7:	Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31 are as follows (in thousands):

	2008	2007

Beginning balance	$77,073	$40,288
Goodwill acquired during the year	—	36,785
Impairment losses	(77,073)	—

Ending balance	$—	$77,073

During the fourth quarter of 2008, we recorded a non-cash charge of $77.1 million related to the impairment of goodwill. This write down resulted from goodwill impairment testing that was performed at the end of the fourth quarter due to the quarterly decline in the stock price and the resulting difference between the market capitalization and book value of the Corporation. The results of the goodwill impairment testing demonstrated that the estimated fair value of the Corporation, or reporting unit, was less than the book value, resulting in full impairment. This impairment charge had no effect on our cash balances or liquidity. In addition, because goodwill is not included in

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the calculation of regulatory capital, the Corporation’s and Bank’s regulatory ratios were not affected by this non-cash expense.

The gross carrying amount, accumulated amortization and net carrying amount of amortized intangible assets for the years ended December 31 are as follows (in thousands):

	Gross Carrying	Accumulated	Net Carrying
2008	Amount	Amortization	Amount

Core deposit intangible	$1,054	$(434)	$620
Other	489	(315)	174

Total amortized intangible assets	$1,543	$(749)	$794

	Gross Carrying	Accumulated	Net Carrying
2007	Amount	Amortization	Amount

Core deposit intangible	$1,054	$(256)	$798
Other	489	(210)	279

Total amortized intangible assets	$1,543	$(466)	$1,077

Intangible amortization expense of $283 thousand, $235 thousand and $231 thousand was included in other noninterest expense for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 8:	Interest Bearing Deposits

The major classifications of interest bearing deposits at December 31 are as follows (in thousands):

	2008	2007

Money market, sweep and NOW accounts	$325,554	$745,780
Savings	365,114	254,722
Time deposits, $100,000 and over	1,430,685	832,373
Other time deposits	758,361	719,835

Total interest bearing deposits	$2,879,714	$2,552,710

At December 31, 2008, the scheduled maturities of time deposits are as follows (in thousands):

Year Ending December 31,
2009	$1,882,705
2010	211,022
2011	31,951
2012	41,469
2013	19,664
Thereafter	2,235

$2,189,046

Note 9:	Credit Arrangements

We are a member of the Federal Home Loan Bank (“FHLB”) of Seattle. As a member, we have a committed line of credit up to approximately 15% of total Bank assets, or $617.2 million, at December 31, 2008.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, committed lines of credit agreements totaling approximately $12.0 million were available to us from an unaffiliated bank. There were no outstanding balances related to this line of credit at December 31, 2008. Such lines generally provide for interest at the lending bank’s federal funds rate or other money market rates. Subsequent to December 31, 2008, we were notified that this unsecured credit agreement has been suspended.

Note 10:	Federal Home Loan Bank Advances

Contractual maturities of FHLB advances as of December 31, 2008 are shown below (in thousands). Expected maturities may differ from contractual maturities because FHLB has the right to call without penalties.

	Amount	Interest Rates

Year Ending December 31,
2009	$68,146	2.44% - 4.49%
2010	65,786	3.03% - 4.93%
2011	—	—
2012	100,485	3.87% - 4.97%
2013	100,000	3.04%
Thereafter	95,000	3.71% - 4.66%

	$429,417

Advances from FHLB are collateralized by qualifying first mortgage loans, qualifying commercial real estate and government agency securities, as required by the agreement with FHLB.

The maximum and average outstanding balances and average interest rates on advances from FHLB were as follows for the year ended December 31 (in thousands):

	2008	2007

Maximum outstanding at any month end	$429,417	$341,704
Average outstanding	340,350	294,169

Weighted average interest rates
Annual	4.09%	4.15%
End of year	3.91%	4.43%

Note 11:	Securities Sold Under Agreements to Repurchase

We have sold certain securities of the U.S. Government and its agencies and other approved investments under agreements to repurchase on a short-term basis. The securities underlying the agreements were held by a safekeeping agent and had an amortized cost of $26.1 million and fair values of $26.3 million as of December 31, 2008 (see Note 4). Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. We may be required to provide additional collateral based on the fair value of the underlying securities.

Securities sold under agreement to repurchase were $14.8 million at December 31, 2008, and $34.6 million at December 31, 2007. The average daily balance of outstanding agreements during the period was $28.8 million in 2008 and $11.5 million in 2007, with maximum outstanding agreements at any month end of $40.1 million and $34.6 million, respectively.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12:	Junior Subordinated Debentures

On February 1, 2006, we acquired 100 percent of the outstanding shares of NorthStar Financial Corporation. As part of the transaction, we acquired two statutory business trusts which had been formed in December of 2004. NorthStar Financial Corporation Statutory Trust I (“Trust I”) and NorthStar Financial Corporation Statutory Trust II (“Trust II”), collectively the Trusts, were formed for the exclusive purposes of issuing and selling capital securities and utilizing the proceeds to acquire junior subordinated debt.

The Trusts raised $5.2 million in cash through the issuance of $5.0 million of trust preferred securities and $156 thousand of common stock. The trust preferred securities are owned by third parties and the common stock is owned by the Corporation. The proceeds from the sale of the trust preferred securities and the common stock were invested by the Trusts in $5.2 million of junior subordinated debentures issued by NorthStar Financial Corporation and assumed by us in the acquisition. On the December 31, 2008, balance sheet, the $5.2 million of junior subordinated debentures is reflected as a liability and the $156 thousand of common stock of the Trusts is included in other assets. There were $5.0 million in trust preferred securities outstanding at December 31, 2008.

The Trusts accrue interest and make cash distributions on the trust preferred securities periodically at rates specified in the trust agreement. The interest rate on Trust I trust preferred securities is fixed at 6.0%. The interest rate on Trust II trust preferred securities is the Three-Month Libor rate plus 2%, and is adjusted quarterly. As of December 31, 2008, the interest rate on Trust II trust preferred securities was 4.15%. We pay interest on the junior subordinated debentures to the Trusts equal to the rate at which the Trusts accrue and pay interest on their trust preferred securities. Interest expense incurred on the junior subordinated debentures totaled $288 thousand for the year ended December 31, 2008.

The junior subordinated debentures mature in February 2035. The Trust’s trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. In the event of certain changes or amendments to regulatory requirements or federal tax rules, the Trust’s trust preferred securities are redeemable by us in whole before February 23, 2010, at 100% of the liquidation amount. Upon approval of the Federal Reserve, we may redeem the Trust’s trust preferred securities in whole or in part on or after February 23, 2010, at 100% of the liquidation amount. We fully and unconditionally guarantee the Trust’s trust preferred securities. As of December 31, 2008, $5.0 million of the Trust’s preferred securities qualify as Tier I capital under the guidelines of the Federal Reserve.

Note 13:	Income Taxes

The components of the provision for income tax for the years ended December 31, are as follows (in thousands):

	2008	2007	2006

Current	$11,796	$43,066	$37,090
Deferred	(20,431)	(5,480)	(1,721)

Provision (benefit) for income tax	$(8,635)	$37,586	$35,369

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the nature and components of the net deferred tax assets, established at an estimated tax rate of 35%, at December 31 (in thousands):

	2008	2007

Deferred tax assets
Allowance for possible loan losses, in excess of tax reserves	$40,260	$20,159
Intangible assets	900	1,468
Unrealized loss on available for sale securities	1,459	—
Other deferred tax assets	2,097	892

Total deferred tax assets	44,716	22,519

Deferred tax liabilities
FHLB stock dividends	(2,589)	(2,574)
Deferred loan fees	(2,239)	(1,964)
Unrealized gain on available for sale securities	—	(2,626)
Other deferred tax liabilities	(1,892)	(1,875)

Total deferred tax liabilities	(6,720)	(9,039)

Net deferred tax assets	$37,996	$13,480

We believe, based upon available information, that all deferred assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

A reconciliation of the effective income tax rate with the federal statutory tax rate for the years ended December 31 is as follows (in thousands):

	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate

Income tax provision (benefit) at statutory rate	$(34,627)	(35)%	$39,034	35%	$36,498	35%
Effect of nontaxable interest income	(1,123)	(1)%	(1,085)	(1)%	(1,129)	(1)%
Goodwill	27,131	27%	—	—	—	—
Other	(16)	—	(363)	—	—	—

Income tax provision (benefit) at effective rate	$(8,635)	(9)%	$37,586	34%	$35,369	34%

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 (“FIN 48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We had no unrecognized tax benefits which would require an adjustment to the January 1, 2007, beginning balance of retained earnings. We had no unrecognized tax benefits at January 1, 2007, December 31, 2007 or December 31, 2008.

We recognize interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2008, and 2007, we recognized no interest or penalties.

We file federal and various state and local income tax returns. With few exceptions, we are no longer subject to U.S. federal or state/local income tax examinations by tax authorities for years before 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14:	Shareholders’ Equity and Regulatory Matters

We are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The minimum ratios and the actual capital ratios for the year ended December 31, 2008 and 2007 are set forth in the table below (in thousands).

			To Be Well Capitalized
			Under Prompt Corrective		For Capital Adequacy
	Actual		Action Provisions		Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2008
Total Capital (to risk weighted assets)
Consolidated	$402,612	10.91%	N/A	N/A	$295,126	8.00%
Frontier Bank	390,260	10.55%	370,006	10.00%	296,005	8.00%

Tier I Capital (to risk weighted assets) Consolidated	355,653	9.64%	N/A	N/A	147,563	4.00%
Frontier Bank	343,165	9.27%	222,003	6.00%	148,002	4.00%

Tier I Capital (to average assets)
Consolidated	355,653	8.62%	N/A	N/A	164,981	4.00%
Frontier Bank	343,165	8.53%	201,146	5.00%	160,917	4.00%

2007

Total Capital (to risk weighted assets) Consolidated	$429,227	11.38%	N/A	N/A	$301,664	8.00%
Frontier Bank	397,844	10.62%	374,529	10.00%	299,623	8.00%

Tier I Capital (to risk weighted assets) Consolidated	381,962	10.13%	N/A	N/A	150,833	4.00%
Frontier Bank	350,935	9.37%	224,718	6.00%	149,812	4.00%

Tier I Capital (to average assets)
Consolidated	381,962	10.55%	N/A	N/A	144,841	4.00%
Frontier Bank	350,935	9.74%	180,136	5.00%	144,109	4.00%

During the third quarter of 2008, the Board of Directors reduced the quarterly cash dividend to $0.06 per share from $0.18 per share, the rate paid in the second quarter of 2008, in an effort to preserve capital. For the year ended December 31, 2008, we paid cash dividends totaling $22.4 million, compared to $29.0 million for the year ended December 31, 2007. In an effort to further preserve capital, the Board of Directors voted to suspend the quarterly cash dividend, beginning with the first quarter of 2009.

Under federal regulations, the Bank is limited, unless previously approved, as to the amount it may loan the holding company and other affiliates to 10% of its capital stock (approximately $10.0 million at December 31, 2008, and $8.6 million at December 31, 2007).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15:	Share-Based Compensation Plans

Stock Incentive Plan

In 2006, Shareholders approved a Stock Incentive Plan (the “Plan”) to promote the best interest of the Corporation, our subsidiaries and our shareholders, by providing an incentive to those key employees who contribute to our success. The Plan allows for incentive stock options, stock grants and stock appreciation rights to be awarded. The maximum number of shares that may be issued under the Plan is 5,250,000 common shares. At December 31, 2008, 4,378,358 common shares were available for grant. Shares issued and outstanding are adjusted to reflect common stock dividends, splits, recapitalization or reorganization. The Board of Directors make available sufficient shares for each award granted. Options are granted at fair market value, generally vest over three years and expire ten years from the date of grant. Dividends are paid on stock grants but not on incentive stock options. Certain options provide for accelerated vesting if there is a change in control.

We use the Black-Scholes option pricing model to estimate the fair value of each option on the date of grant. The expected term of the options is developed by considering the historical share option exercise experience, historical share retention practices of employees and assumptions about their propensity for early exercise in the future. Expected volatility is estimated using daily historical volatility. We believe that historical volatility is currently the best estimate of expected volatility. The dividend yield is the annualized yield on our common stock on the date of grant. The risk free interest rate is the yield on the grant date of U.S. Treasury zero coupon issues with a maturity comparable to the expected term of the option. The assumptions used in the Black-Scholes pricing model and the weighted average grant date fair value of options granted for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Years Ended December 31,
	2008	2007	2006

Risk-free interest rate	1.53%	3.41%	4.60%
Expected dividends	3.63%	2.45%	1.68%
Expected volatility	50.72%	36.50%	35.61%
Expected term (in years)	6.1	5.7	3.2
Weighted average grant date fair value	$1.05	$5.79	$8.06

A summary of option activity under the Plan, as of December 31, 2008, and changes during the year then ended are as follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term	Value
				(Thousands)

Outstanding, January 1, 2008	1,331,490	$18.24
Granted	150,750	3.02
Exercised	(31,125)	12.55
Forfeited/Expired	(76,381)	18.50

Outstanding, December 31, 2008	1,374,734	$16.69	6.3	$198

Exercisable at December 31, 2008	1,009,946	$16.93	5.3	$18

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of the nonvested stock awards, as of December 31, 2008, and changes during the year then ended, are presented below:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value

Nonvested at January 1, 2008	231,799	$22.64
Awarded	183,150	6.11
Released	(128,753)	21.93
Forfeited	(16,434)	22.67

Nonvested at December 31, 2008	269,762	$11.74

As of December 31, 2008, there was $4.3 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.7 years. The total compensation cost that has been charged against income for the Plan was $3.4 million in 2008, $2.6 million in 2007 and $1.2 million in 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $1.2 million in 2008, $904 thousand in 2007 and $430 thousand in 2006.

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $160 thousand, $1.6 million and $4.8 million, respectively. Cash received from option exercises under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006 was $391 thousand, $1.9 million and $4.2 million, respectively. The actual tax benefit realized for the tax deductions from option exercises of the share-based payment arrangements totaled $49 thousand, $237 thousand and $1.2 million, respectively, for the years ended December 31, 2008, 2007 and 2006.

1999 Employee Stock Award Plan

In 1999, we adopted the 1999 Employee Stock Award Plan to recognize, motivate and reward eligible employees for longstanding performance with us and our subsidiaries. Employees eligible to receive stock awards under this Plan must have been employees for at least 20 years, or some other tenure as determined from time to time by the Board of Directors. The maximum number of shares that may be issued is 45,000 and is adjusted to reflect future common share dividends, splits, recapitalization or reorganization. The stock awards vest immediately when granted. In 2008, there were 1,470 shares with a fair value of $25 thousand awarded and vested to employees. In 2007 and 2006, there were 564 and 813 shares with fair values of $15 thousand and $17 thousand, respectively, awarded and vested under this Plan. At December 31, 2008, there have been 9,256 shares issued under this Plan, with 35,744 shares remaining. The Plan is effective for ten years from adoption.

Note 16:	Employee Benefit Plan

We have a profit sharing and salary deferral plan that covers eligible employees. Contributions to the plan were $1.5 million in 2008, $4.7 million in 2007, and $4.3 million in 2006. Contributions to the profit sharing plan are discretionary, with a minimum of 6% of employee compensation. For the year ended December 31, 2008, the Board of Directors elected not to make a contribution to the profit sharing plan as a result of the 2008 reported net loss. Employer contributions are funded during the period in which it is committed by the Board of Directors.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17:	Earnings (Loss) per Share

The numerators and denominators of basic and fully diluted earnings (loss) per share are as follows (in thousands, except for number of shares and per share amounts):

	2008	2007	2006

Net income (loss)	$(89,737)	$73,938	$68,910

Shares used in the calculation
Weighted average shares outstanding	46,991,625	45,265,723	45,009,526
Effect of dilutive stock options	—	335,343	475,461

Diluted shares	46,991,625	45,601,066	45,484,987

Basic earnings (loss) per share	$(1.91)	$1.63	$1.53

Diluted earnings (loss) per share	$(1.91)	$1.62	$1.52

Note 18:	Related Party Transactions

Loans to directors, executive officers and their affiliates are subject to regulatory limitations. Such loans had aggregate balances and activity during 2008, 2007 and 2006, as follows (in thousands), and were within regulatory limitations:

	2008	2007	2006

Balance at beginning of year	$52,649	$85,277	$72,700
New loans or advances	6,471	10,089	23,342
Repayments	(2,132)	(42,717)	(10,765)

Balance at end of year	$56,988	$52,649	$85,277

Total deposits beneficially owned by related parties were $3.2 million, $4.2 million and $6.4 million at December 31, 2008, 2007 and 2006, respectively.

Note 19:	Commitments and Contingent Liabilities

We lease various branch offices under agreements, which expire between 2009 and 2034. The agreements contain various renewal options and generally require us to maintain the properties.

The total future minimum lease commitments through 2013, and thereafter, are as follows (in thousands):

Year ending December 31,
2009	$1,900
2010	1,633
2011	1,346
2012	886
2013	845
Thereafter	1,064

$7,674

Rental expense charged to operations was $2.1 million in 2008, $2.3 million in 2007 and $1.9 million in 2006.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet financing needs of our customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amount of these instruments reflects the extent of our involvement in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Our experience has been that approximately 49 percent of loan commitments are drawn upon by customers. While approximately 100 percent of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by us to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. We underwrite our standby letters of credit using our policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. We have not been required to perform on any financial guarantees during the past two years. We have not incurred any material losses on our commitments in 2008, 2007 or 2006.

A summary of the notional amount of financial instruments with off-balance sheet risk at December 31, 2008, is as follows (in thousands):

Amount

Commitments to extend credit	$484,407
Credit card arrangements	44,537
Standby and commercial letters of credit	18,133

$547,077

We are a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on our financial condition or results of operations.

Note 20:	Fair Value Measurements

As discussed in Note 1, SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active exchange markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the valuation methodologies used to measure and report fair value of financial assets and liabilities on a recurring or nonrecurring basis:

Securities

Securities available for sale are recorded at fair value on a recurring basis. Fair value is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1), through the use of alternative approaches, such as matrix or model pricing, when market quotes are not readily available (Level 2) or by using a discounted cash flow model (Level 3).

Loans Held for Resale

Mortgage loans originated and designated as held for resale are carried at the lower of cost or estimated fair value, as determined by quoted market prices, where applicable, or the prices for other mortgage loans with similar characteristics, in aggregate, and are measured on a nonrecurring basis (Level 2). At December 31, 2008, loans held for resale were carried at cost.

Impaired Loans

From time to time, and on a nonrecurring basis, fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs based on the current appraised value of the collateral or internally developed models which contain management’s assumptions.

Other Real Estate Owned

Other real estate owned (“OREO”) consists principally of properties acquired through foreclosure and are carried at the lower of cost or estimated market value less selling costs. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the balances of assets measured at fair value on a recurring basis at December 31, 2008 (in thousands):

	Fair Value at December 31, 2008
	Level 1	Level 2	Level 3	Total

Available for sale securities
Equities	$1,327	$603	$—	$1,930
U.S. Treasuries	—	6,457	—	6,457
U.S. Agencies	—	52,055	—	52,055
Corporate securities	—	2,939	1,500	4,439
Mortgage-backed securities	—	22,791	—	22,791
Municipal securities	—	2,934	—	2,934

Total	$1,327	$87,779	$1,500	$90,606

The following table presents the fair value adjustments using significant unobservable inputs (Level 3) for the year ended December 31, 2008 (in thousand):

Fair Value Measurements Using
Significant Unobservable Inputs
(Level 3)

Beginning balance	$—
Total gains or losses recognized	—
Purchases	—
Transfers in and/or out of Level 3	1,500

Ending balance	$1,500

At December 31, 2008, we valued investments in a single issuer trust preferred security at par value. As a result of unprecedented disruptions of certain financial markets, we determined that there were insufficient transactions or other market indicators to accurately determine the fair value of this security. This determination is considered a Level 3 input.

The following table presents the balance of assets measured at fair value on a nonrecurring basis at December 31, 2008, and the total losses resulting from these fair value adjustments for the year ended December 31, 2008 (in thousands):

					For the Year Ended
	Fair Value at December 31, 2008				December 31, 2008
	Level 1	Level 2	Level 3	Total	Total Losses

Impaired loans(1)	$—	$—	$268,193	$268,193	$60,828
OREO(2)	—	—	10,803	10,803	3,880

	$—	$—	$278,996	$278,996	$64,708

(1)	The loss represents charge offs or impairments on collateral dependent loans for fair value adjustments based on the fair value of the collateral.

(2)	The loss represents charge offs or impairments on other real estate owned for fair value adjustments based on the fair value of the real estate.

There were no material liabilities carried at fair value, measured on a recurring or nonrecurring basis, at December 31, 2008.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21:	Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. We determined the estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

Cash Equivalents and Federal Funds Sold — For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities — Securities fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Held for Resale — For loans held for resale, carrying value approximates fair value.

Loans — The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Bank Owned Life Insurance — The fair value of Bank owned life insurance policies are based on cash surrender value of the insurance contract.

Deposits and Federal Funds Purchased — The fair value of demand deposits, savings accounts, certain money market deposits, and federal funds purchased, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

FHLB Advances and Securities Sold Under Agreements to Repurchase — Fair value is determined by discounting future cash flows using rates currently available to the Bank for debt with similar terms and remaining maturities.

Junior Subordinated Debentures — The fair value of junior subordinated debentures is estimated using a discounted cash flow model.

Off-Balance Sheet Financial Instruments — Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments (see Note 19). The fair value of these commitments is not material.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair values at December 31 are as follows (in thousands):

	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Assets
Cash and due from banks	$52,022	$52,022	$99,102	$99,102
Federal funds sold	117,740	117,740	5	5
Securities
Available for sale	90,606	90,606	131,378	131,378
Held to maturity	3,085	3,340	3,743	3,766
Loans held for resale	6,678	6,678	6,227	6,227
Loans, net	3,666,177	3,714,492	3,558,127	3,639,120
Bank owned life insurance	24,321	24,321	23,734	23,734

Liabilities
Noninterest bearing deposits	395,451	395,451	390,526	390,526
Interest bearing deposits	2,879,714	2,909,730	2,552,710	2,574,268
Federal funds purchased and securities sold under agreements to repurchase	21,616	21,616	258,145	258,145
FHLB Advances	429,417	444,441	298,636	298,105
Junior subordinated debentures	5,156	1,676	5,156	4,976

Note 22:	Parent Company (Only) Financial Information

Condensed balance sheets for Frontier Financial Corporation (only) at December 31 are as follows (in thousands):

	2008	2007

ASSETS
Cash	$5,702	$—
Investment in subsidiaries
Bank	346,336	350,717
Nonbank	—	16,539
Available for sale securities, at fair value	2,847	32,315
Other assets	2,343	73,754

Total assets	$357,228	$473,325

LIABILITIES
Other liabilities	$5,185	$13,713

SHAREHOLDERS’ EQUITY
Common stock	256,137	252,292
Retained earnings	98,020	202,453
Accumulated other comprehensive income, net of tax	(2,114)	4,867

Total shareholders’ equity	352,043	459,612

Total liabilities and shareholders’ equity	$357,228	$473,325

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed statements of income for Frontier Financial Corporation (only) for the years ended December 31 are as follows (in thousands):

	2008	2007	2006

Income
Dividends from Bank	$9,471	$70,769	$23,846
Dividends from FFP	414	800	1,100
Other dividends	332	819	526
Interest	174	177	186
Provision for loss on impairment of securities	(460)
Gain on sale of securities	4,575	—	—
Other income	—	21	32

Total income	14,506	72,586	25,690

Expenses
Personnel	3,399	2,523	677
Depreciation and amortization	238	260	267
Goodwill impairment	77,073	—	—
Other	1,881	2,457	1,934

Total expenses	82,591	5,240	2,878

Income (loss) before equity in undistributed income of subsidiaries and benefit equivalent to income tax	(68,085)	67,346	22,812
Income tax benefit	342	1,566	800

Income (loss) before equity in undistributed income of subsidiaries	(67,743)	68,912	23,612
Equity in undistributed income (loss) of subsidiaries	(21,994)	5,026	45,298

Net income(loss)	$(89,737)	$73,938	$68,910

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed statements of cash flows for the years ended December 31 (in thousands):

	2008	2007	2006

Cash flows from operating activities
Net income (loss)	$(89,737)	$73,938	$68,910
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Equity in undistributed (income) loss of subsidiaries	21,994	(5,026)	(45,298)
Depreciation and amortization	238	260	267
Provision for loss on impairment of securities	460	—	—
Gain on sale of available for sale securities	(4,575)	—	—
Stock option expense	2,707	1,691	73
Stock award plan compensation	700	892	1,156
Excess tax benefits associated with stock-based compensation	(49)	(237)	(1,205)
Goodwill impairment	77,073	—	—
Other operating activities	229	(1,940)	(743)

Net cash flows provided by operating activities	9,040	69,578	23,160

Cash flows from investing activities
Purchase of available for sale securities	—	—	(5,496)
Proceeds from sale of available for sale securities	20,941	—	—
Proceeds from maturity of available for sale securities	—	460	—
Other investment activities	(2,214)	(139)	(390)

Net cash flows provided by (used in) investing activities	18,727	321	(5,886)

Cash flows from financing activities
Stock options exercised	391	1,861	4,218
Cash dividends paid to shareholders	(22,433)	(29,045)	(22,358)
Repurchase of common stock	—	(44,384)	—
Excess tax benefits associated with stock-based compensation	49	237	1,205
Other financing activities	(72)	75	712

Net cash flows used in financing activities	$(22,065)	$(71,256)	$(16,223)

Increase (decrease) in cash	$5,702	$(1,357)	$1,051
Cash at beginning of year	—	1,357	306

Cash at end of year	$5,702	$—	$1,357

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23:	Unaudited Quarterly Financial Data — Condensed Consolidated Statement of Income

	2008 Quarter Ended
	December 31	September 30	June 30	March 31
	(In thousands)
	(Unaudited)

Interest income	$60,392	$68,821	$72,342	$77,500
Interest expense	26,537	28,095	27,451	30,102

Net interest income	33,855	40,726	44,891	47,398
Provision for loan losses	44,400	42,100	24,500	9,000

Net interest income (loss) after provision for loan losses	(10,545)	(1,374)	20,391	38,398
Non interest income	7,502	(3,173)	4,198	6,303
Non interest expense	94,937	22,057	21,533	21,545

Income (loss) before income tax	(97,980)	(26,604)	3,056	23,156
Provision (benefit) for income tax	(8,464)	(8,808)	982	7,655

Net income (loss)	$(89,516)	$(17,796)	$2,074	$15,501

Basic earnings (losses) per share	$(1.90)	$(0.38)	$0.04	$0.33
Diluted earnings (losses) per share	$(1.90)	$(0.38)	$0.04	$0.33
Weighted average basic shares outstanding	47,038,400	47,010,944	47,006,729	46,985,320
Weighted average diluted shares outstanding	47,038,400	47,010,944	47,069,136	47,098,645

	2007 Quarter Ended
	December 31	September 30	June 30	March 31
	(Unaudited)

Interest income	$79,404	$77,748	$73,997	$68,523
Interest expense	29,883	29,566	27,788	25,804

Net interest income	49,521	48,182	46,209	42,719
Provision for loan losses	6,000	2,100	1,850	1,450

Net interest income after provision for loan losses	43,521	46,082	44,359	41,269
Non interest income	3,802	3,538	2,562	3,407
Non interest expense	20,226	19,137	19,506	18,147

Income before income tax	27,097	30,483	27,415	26,529
Provision for income tax	9,080	10,256	9,244	9,006

Net income	$18,017	$20,227	$18,171	$17,523

Basic earnings per share	$0.40	$0.46	$0.41	$0.39
Diluted earnings per share	$0.40	$0.46	$0.40	$0.38
Weighted average basic shares outstanding	44,645,895	44,033,951	44,635,972	45,176,326
Weighted average diluted shares outstanding	44,871,141	44,332,276	44,991,139	45,624,490

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and between
SP ACQUISITION HOLDINGS, INC.
and
FRONTIER FINANCIAL CORPORATION
Dated as of July 30, 2009

A-i

A-ii

LIST OF APPENDICES AND EXHIBITS

Exhibit	Description

A	Certificate of Incorporation of the Surviving Corporation
B	Bylaws of the Surviving Corporation
C	Form of Support Agreement
D	Form of Lock-up Agreement
E	Form of Warrant Amendment Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2009, is by and between SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”) and Frontier Financial Corporation, a Washington corporation (“FFC”).

RECITALS

WHEREAS, the Boards of Directors of FFC and SPAH have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which FFC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, SPAH (the ”Merger”), with SPAH as the Surviving Corporation in the Merger;

WHEREAS, the Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

DEFINITIONS

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any inquiry, offer, or proposal (whether communicated to the applicable Party or publicly announced to a Party’s stockholders) by any Person (except, in the case of a proposal to FFC, other than a proposal from SPAH or any of its Affiliates) for an Acquisition Transaction involving a Party or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of the Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a Party by any Person or Group (except, in the case of a proposal to FFC, a proposal from SPAH or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities (or options, warrants, or Rights, or securities convertible into or exchangeable for, such securities) of such Party or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (except, in the case of a proposal to FFC, other than SPAH or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities (or options, warrants, or Rights, or securities convertible into or exchangeable for, such securities) of a Party or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination reorganization, recapitalization, liquidation, dissolution or similar transaction involving a Party pursuant to which the stockholders of such Party immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of a Party; or (iii) any liquidation or dissolution of FFC or SPAH, other than as provided for in the SPAH Trust Agreement; provided that, for purposes of Section 11.1(b), “Acquisition Transaction” will include any acquisition, by tender or exchange offer, merger, consolidation or other business combination or otherwise, directly or indirectly, of any Person by a Party.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity. For purposes of this definition, a Person shall be deemed to have control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of more than 50% of the voting securities of such other Person, by Contract or otherwise.

“Articles of Merger” means the Articles of Merger to be filed with the Secretary of State of the State of Washington.

“Assets” of a Person means all of the assets (including securities), properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” means Frontier Bank, a Washington state bank and a wholly owned Subsidiary of FFC.

“Bank Secrecy Act” means The Bank Secrecy Act of 1970, as amended.

“Business Day” means any date that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.

“Certificate of Merger” means the certificate of merger to be filed with the Delaware Secretary of State.

“Closing Date” means the date on which the Closing occurs.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a Party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, or program or other arrangement, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, death or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401, et seq.); (v) the Clean Water Act (33 U.S.C. §§ 1251, et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) — (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) — (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) — (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity if it would have ever been considered a single employer with the FFC under ERISA Section 4001(b) or part of the same “controlled group” as the FFC for purposes of ERISA Section 303(k)(6)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco.

“FFC Common Stock” means the common stock, no par value, of FFC.

“FFC Entities” means, collectively, FFC and all FFC Subsidiaries.

“FFC Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of FFC as of December 31, 2007 and 2008 and as of June 30, 2009 and the related statements of earnings, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2009, and (ii) the consolidated balance sheets of FFC (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 2009.

“FFC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of FFC and its Subsidiaries, taken as a whole, or (ii) the ability of FFC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “FFC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FFC (or any of its Subsidiaries) taken with the prior written consent of SPAH in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment; provided, however, that this exception shall not be given effect to the extent that such change has a disproportionate effect on FFC, (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of FFC, including expenses incurred by FFC in consummating the transactions contemplated by this Agreement.

“FFC Real Property” means all Owned Real Property and all Leased Real Property.

“FFC Stock Plans” means the Frontier Financial Corporation 2006 Stock Incentive Plan, Amended and Restated Frontier Financial Corporation Incentive Stock Option Plan, Frontier Financial Corporation 1999 Employee Stock Award Plan, Frontier Financial Corporation 2001 Stock Award Plan, Interbancorp, Inc. 1996 Non-Employee Director Stock Option Plan, Interbancorp, Inc. 1996 Stock Option Plan, NorthStar Bank 2001 Employee Stock Option Plan, NorthStar Bank 1994 Employee Stock Option Plan and NorthStar Director Nonqualified Stock Option Plan and Liberty Bay Financial Corporation Incentive Stock Option Plan II.

“FFC Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of two-thirds of the outstanding shares of FFC Common Stock entitled to vote on the Merger in accordance with applicable Law.

“FFC Subsidiaries” means the Subsidiaries, if any, of FFC, as of the date of this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Joint Proxy Statement” means the prospectus/joint proxy statement included as part of the Registration Statement.

“Keefe Bruyette” means Keefe, Bruyette & Woods, Inc.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“NASDAQ” means The NASDAQ Stock Market LLC

“NYSE Amex” means NYSE Amex LLC.

“Operating Property” means any property other than OREO that is owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and used by such Party or any of its Subsidiaries in the ordinary course of their business or held by such Party or Subsidiary for future use in their business.

“OREO” means all real estate that is owned by any FFC Entity, including any real estate acquired by foreclosure or by deed-in-lieu thereof, that is not occupied and used by such FFC Entity in the ordinary course of business or held by an FFC Entity for future use.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means SPAH or FFC and “Parties” means both of such Persons.

“Permit” means any Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a Party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Privacy Requirements” means: (i) Title V of the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended (the “GLB Act”); (ii) Federal regulations implementing such act and codified at 12 C.F.R. Part 332; (iii) the Interagency Guidelines Establishing Standards for Safeguarding Customer Information set forth in 12 C.F.R. Part 364; and (iv) any other applicable Requirements of Law relating to the privacy and security of Customer Information.

“Prospectus” means the final prospectus of SPAH, dated as of October 10, 2007.

“Registration Statement” means a registration statement, together with any and all amendments and supplements thereto, on Form S-4 filed with the SEC under the Securities Act, and complying with applicable state securities Laws and including a prospectus/joint proxy statement satisfying all requirements of applicable state securities Laws and the Securities Act.

“Regulation O” means the regulation set forth at 12 C.F.R. Part 215.

“Regulatory Authorities” means, collectively, the Commission, the NYSE Amex, the State of Washington Department of Financial Institutions, the NASDAQ, the Financial Industry Regulatory Authority, the FDIC, the Department of Justice, the Federal Reserve, the Federal Trade Commission and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requirements of Law” means, with respect to any Person, any certificate or articles of incorporation, as applicable, bylaws or other organizational or governing documents of such Person, and any law, ordinance, statute, rule, regulation, judgment, order, decree, injunction, permit, issuance or other determination, finding, guidance or recommendation of any Governmental Authority or final and binding determination of any arbitrator applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county or local (including, if applicable, usury laws, the federal Truth-In-Lending Act, the federal Fair Debt Collection Practices Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the GLB Act, and rules and regulations of the Federal Reserve, each as amended from time to time).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person.

“Sandler O’Neill” means Sandler O’Neill + Partners, L.P.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“SPAH Certificate of Incorporation” means the SPAH Certificate of Incorporation, as amended and restated on October 11, 2007.

“SPAH Common Stock” means the common stock, par value $0.001 per share, of SPAH.

“SPAH Entities” means, collectively, SPAH and all SPAH Subsidiaries, if any.

“SPAH Financial Statements” means (i) the balance sheets (including related notes and schedules, if any) of SPAH as of December 31, 2007 and 2008 and as of June 30, 2009 and the related statements of earnings, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two years ended December 31, 2007 and 2008, and for the six months ended June 30, 2009, and (ii) the balance sheets of SPAH (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 2009.

“SPAH IPO Common Stock” means the 43,289,600 shares of SPAH Common Stock issued in connection with the SPAH initial public offering on October 16, 2007 and the exercise of the over-allotment option.

“SPAH Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of SPAH and its Subsidiaries, taken as a whole, or (ii) the ability of SPAH to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “SPAH Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of SPAH (or any of its Subsidiaries) taken with the prior written consent of FFC in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment; provided, however, that this exception shall not be given effect to the extent that such change has a disproportionate effect on SPAH (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of SPAH, including expenses incurred by SPAH in consummating the transactions contemplated by this Agreement.

“SPAH Stockholder” means a Person who owns SPAH Common Stock.

“SPAH Stockholder Approval” means (a) the approval of this Agreement, on substantially the terms and conditions set forth in this Agreement, and the transactions contemplated hereby, including the Merger by (i) the holders of a majority of the outstanding shares of SPAH Common Stock entitled to vote, present in person or represented by proxy, at the Stockholders Meeting and (ii) a majority of the SPAH IPO Common Stock cast at the Stockholders Meeting, in person or by proxy, with holders owning no more than 10% of the shares of the SPAH IPO Common Stock (minus one share) voting against the Agreement and the Merger and thereafter exercising their Conversion Rights and (b) the approval of the amendments to the SPAH Certificate of Incorporation set forth in Exhibit A by the holders of a majority of the outstanding shares of SPAH Common Stock entitled to vote, present in person or represented by proxy, at the Stockholders Meeting.

“SPAH Subsidiaries” means the Subsidiaries of SPAH, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of SPAH in the future and held as a Subsidiary by SPAH at the Effective Time.

“SPAH Trust Agreement” means the Investment Management Trust Agreement by and between SPAH and Continental Stock Transfer & Trust Company, dated as of October 15, 2007.

“SPAH Warrants” means warrants issued by SPAH, each entitling the holder thereof to purchase one share of SPAH Common Stock on the terms and conditions set forth in the Amended and Restated Warrant Agreement dated as of October 4, 2007 between SPAH and Continental Stock Transfer & Trust Company, as the same may be amended from time to time.

“SPAH Warrantholder” means a Person who owns SPAH Warrants.

“SPAH Warrantholder Approval” means the approval of the Warrant Amendment Agreement, insubstantially the form attached hereto, by (i) the holders of a majority of the SPAH Warrants entitled to vote on the Warrant Amendment Agreement at the Stockholders Meeting and (ii) a majority of the outstanding SPAH Warrants issued in, or subsequent to, SPAH’s initial public offering.

“Stockholders Meetings” means the FFC stockholders meeting, the SPAH stockholders meeting and the SPAH Warrantholders meeting, including any adjournment or adjournments thereof, each held in connection with the approval of this Agreement, the Warrant Amendment Agreement, as applicable, and the consummation of the transactions contemplated hereby.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of a Party and (ii) on terms that the Board of Directors of such Party determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, (a) are more favorable to such Party’s stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, and (b) is reasonably likely to be consummated on the terms so proposed, in each case with respect to sub clauses (a) and (b), taking into account, among other things, all legal, tax, financial, regulatory, timing and other aspects of, and conditions to, the Superior Proposal and the Person or group making the Superior Proposal (including any financing required by such Person or group).

“Surviving Corporation” means SPAH as the surviving corporation resulting from the Merger with an amended and restated Certificate of Incorporation as provided in Section 2.1 hereof.

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) in respect to any item described in clause (i).

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Warrant Amendment Agreement” means the form of Warrant Amendment Agreement attached hereto as Exhibit E.

“WBCA” means the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, as amended.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section

Agreement	Introduction
Allowance	5.9(a)
BHCA	5.1
Code	Recitals
CERCLA	Definitions, “Environmental Laws”
Claims	7.6
Closing	1.2
Conversion Rights	3.1(a)
Customer Information	5.17(a)
Dissenting Shares	3.3
DOL	5.15(b)
Effective Time	1.3
Exchange Agent	4.1(a)
Exchange Ratio	3.1(b)
Excluded Shares	3.1(b)
Expenses	11.1(a)
FFC	Introduction
FFC Benefits Plan	5.15(a)
FFC Benefits Plans	5.15(a)
FFC Contracts	5.16(a)
FFC ERISA Plan	5.15(a)
FFC Exchange Act Reports	5.5(a)
FFC Restricted Share	3.5(a)
FFC Stock Award	3.5(a)
FFC Stock Option	3.5(a)
FFC Tax Opinion	9.3(e)
GLB Act	Definitions, “Privacy Requirements”
Indemnified Party	8.10(a)
IRS	5.2(c)
Lease Agreement	5.17(c)
Leased Real Property	5.17(b)
Lock-up Agreement	8.9(f)
Maximum Amount	8.10(b)
Merger	Recitals
Merger Consideration	3.1(b)
Other Plan	5.15(a)
Owned Real Property	5.17(a)
RCRA	Definitions, “Environmental Laws”
Support Agreement	5.27
SPAH	Introduction
SPAH Contract	6.11(a)
SPAH Certificate of Amendment	9(a)(i)(2)
SPAH Exchange Act Reports	6.5(a)

Term	Section

SPAH Tax Opinion	9.2(g)
Termination Fee	11.1(b)
Takeover Laws	5.24
Trust Fund	6.19
WARN Act	5.14(c)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, FFC shall be merged with and into SPAH pursuant to Section 252 of the DGCL and Section 23B.11.070 of the WBCA, with the effects set forth in the DGCL and the WBCA, and SPAH shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware and the Bank shall become a wholly-owned subsidiary of SPAH. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of SPAH and FFC.

1.2  Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3  Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and time stated in the Certificate of Merger reflecting the Merger to be filed and become effective with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL (the “Certificate of Merger”) and the Articles of Merger reflecting the Merger to be filed and become effective with the Secretary of State of the State of Washington, as provided in Sections 23B.11.050 and 23B.11.070 of the WBCA (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use commercially reasonable efforts to cause the Effective Time to occur on or before October 10, 2009 and as soon as possible after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the last of the stockholders of SPAH and FFC approve this Agreement to the extent such approval is required by applicable Law, and/or the FFC Articles of Incorporation and the SPAH Certificate of Incorporation.

1.4  Assumption of Liabilities.

Effective as of the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of SPAH as well as those of FFC, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of SPAH or FFC.

1.5  Restructure of Transaction.

SPAH shall have the right to revise the structure of the Merger contemplated by this Agreement; provided, however, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of FFC Common Stock or FFC Rights are entitled to receive under this Agreement, or (ii) shall impose any less favorable terms or conditions on the Bank or FFC; provided further, however, no such revision shall be effective without the prior written consent of FFC. SPAH may request such consent by giving written notice to FFC in the manner provided in Section 11.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of a proposed Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

ARTICLE 2

TERMS OF MERGER

2.1  Charter.

The SPAH Certificate of Incorporation, which shall be further amended and restated in substantially in the form attached to this Agreement as Exhibit A and approved by the shareholders of SPAH as contemplated by Section 8.2(a) hereof, shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time, until otherwise duly amended or repealed.

2.2  Bylaws.

The Bylaws of SPAH, substantially in the form attached to this Agreement as Exhibit B, shall be the Bylaws of the Surviving Corporation, from and after the Effective Time, until otherwise duly amended or repealed.

2.3  Directors and Officers.

(a) On or prior to the Effective Time, the Board of Directors of SPAH shall cause the number of directors that will comprise the full board of directors of SPAH at the Effective Time to be fixed at five (5), which board shall consist of two (2) directors designated by SPAH from its current board of directors, both of whom shall be “independent” under the rules of the national securities exchange on which the SPAH Common Stock is then listed and under the Exchange Act), two (2) directors designated by FFC from its current board of directors, which will consist of Patrick Fahey and one (1) other director who shall be “independent” under the rules of the national securities exchange on which the SPAH Common Stock is then listed and under the Exchange Act; and one (1) director who will be Warren Lichtenstein, or a designee of Warren Lichtenstein, which such director shall serve as the chairman of the Surviving Corporation’s Board of Directors, all of whom shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. No other individuals shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

(b) On or prior to the Effective Time, the Board of Directors of SPAH will take all actions necessary to cause the officers of FFC as of the date of this Agreement to be elected or appointed as the officers of the Surviving Corporation as of the Effective Time, all of whom shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(c) On or prior to the Effective Time, the Board of Directors of FFC will take all such actions necessary to (i) cause the number of directors that will comprise the full board of directors of the Bank at the Effective Time to be fixed at either seven (7) or five (5); provided that if the number of directors that will comprise the full board of directors of the Bank is fixed at seven (7), such board shall consist of John McNamara as Chairman, Patrick Fahey, three (3) directors designated by SPAH and two (2) other directors designated by FFC; however, if the number of directors that will comprise the full board of directors of the Bank is fixed at five (5), such board shall consist of John McNamara as Chairman, Patrick Fahey, two (2) directors designated by SPAH and one (1) other director designated by FFC; all of whom shall serve as the directors of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director and (ii) cause the officers of the Bank as of the date of this Agreement to continue to serve as the officers of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(d) The headquarters of the Surviving Corporation will be located in Everett, Washington.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1  Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SPAH, FFC or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of SPAH Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares as to which conversion rights provided for in Section C of Article Sixth of the SPAH Certification of Incorporation (“Conversion Rights ”) have been exercised shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

(b) Each share of FFC Common Stock (excluding shares held by SPAH or any FFC Entity (“Excluded Shares”), in each case other than in a fiduciary capacity or as a result of debt previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.0530 shares of newly issued SPAH Common Stock and 0.0530 newly issued SPAH Warrants having the same terms and conditions as the publicly traded SPAH Warrants immediately prior to the Effective Time after giving effect to the Warrant Amendment Agreement (the “Merger Consideration”). The 0.0530 multiple used in this Section 3.1(b) is referred to in this Agreement as the “Exchange Ratio”.

3.2  Anti-Dilution Provisions.

In the event SPAH changes the number of shares of SPAH Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock (specifically excluding the effect of the exercise of the Conversion Rights) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3  Dissenters’ Rights.

Any holder of shares of FFC Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Chapter 23B.13 of the WBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of such Law, and surrendered to FFC the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Time a dissenting stockholder of FFC fails to perfect, or effectively withdraws or loses, such dissenters’ rights, SPAH or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FFC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of FFC Common Stock held by such holder.

3.4  Fractional Shares.

No fraction of a share of SPAH Common Stock or fraction of a SPAH Warrant will be issued by virtue of the Merger. Instead, each holder of FFC Common Stock that would otherwise be entitled to a fraction of a share of SPAH Common Stock or a fraction of a SPAH Warrant shall be permitted to aggregate all fractional shares of SPAH Common Stock and all fractional SPAH Warrants that otherwise would be received by such holder and any resulting fractional shares or fractional SPAH Warrants shall be rounded to the nearest whole share or nearest whole SPAH Warrant.

3.5  Stock Options and other Stock-Based Awards.

(a) As of the Effective Time, all outstanding options to purchase shares of FFC Common Stock granted under the FFC Stock Plans (each, a “FFC Stock Option”), whether or not then vested, all outstanding shares of FFC

Common Stock subject to vesting or other lapse restrictions pursuant to any of the FFC Stock Plans (each, a “FFC Restricted Share”), all outstanding rights of any kind, contingent or accrued, to receive shares of FFC Common Stock or benefits measured by the value of a number of shares of FFC Common Stock, and all awards of any kind consisting of shares of FFC Common Stock, granted under the FFC Stock Plans (other than FFC Stock Options and FFC Restricted Shares) (each, a “FFC Stock Award”) and all rights under any provision of the FFC Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of FFC shall be canceled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a FFC Stock Option, a FFC Restricted Share or a FFC Stock Award shall cease to have any rights with respect thereto. FFC shall take all such actions as are necessary to ensure that, as of and after the Effective Time, no Person shall have any right under the FFC Stock Plans or any other plan, program, agreement or arrangement with respect to securities of FFC, the Surviving Corporation or any subsidiary thereof.

(b) At or before the Effective Time, FFC shall cause to be effected any necessary amendments to the FFC Stock Plans and any other resolutions, letters, consents, notices or other documents or instruments, in such form reasonably acceptable to SPAH, as may be required under the FFC Stock Plans or any FFC Stock Options, FFC Restricted Shares or FFC Stock Awards to give effect to the foregoing provisions of this Section 3.5.

ARTICLE 4

EXCHANGE OF SHARES

4.1  Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, SPAH shall cause the exchange agent selected by SPAH, which shall be an independent transfer agent or trust company (the “Exchange Agent”) to mail to the former stockholders of FFC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of FFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The certificate or certificates of FFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of FFC Common Stock represented by certificates that are not registered in the transfer records of FFC, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer Taxes have been paid. In the event any certificate representing FFC Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as SPAH may reasonably direct, or an indemnification agreement reasonably acceptable to SPAH, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. SPAH shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.

(b) After the Effective Time, each holder of shares of FFC Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the consideration provided in Section 3.1, without interest, pursuant to this Section 4.1. SPAH shall not be obligated to deliver the consideration to which any former holder of FFC Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither SPAH, nor any FFC Entity, nor the Exchange Agent shall be liable to any holder of FFC Common Stock or to any holder of FFC Rights for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) Each of SPAH and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FFC Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by SPAH, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FFC Common Stock or FFC Rights, as applicable in respect of which such deduction and withholding was made by SPAH, the Surviving Corporation or the Exchange Agent, as the case may be.

(d) Adoption of this Agreement by the stockholders of FFC shall constitute ratification of the appointment of the Exchange Agent.

4.2  Rights of Former FFC Stockholders.

At the Effective Time, the stock transfer books of FFC shall be closed as to holders of FFC Common Stock and no transfer of FFC Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of FFC Common Stock (other than certificates representing Excluded Shares and Dissenting Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FFC

FFC represents and warrants to SPAH, except as set forth on the Schedules hereto, with respect to each such Section below as follows:

5.1  Organization, Standing, and Power.

FFC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”) and, except as disclosed in Schedule 5.13(d), in good standing with the Federal Reserve. The Bank is a state chartered bank, duly organized and validly existing under the laws of the State of Washington and possesses all necessary branch approvals issued by the Regulatory Authorities to engage in the commercial banking business at the offices in which such business is conducted. Each of FFC and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of FFC and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect. The minute books and other organizational documents for each of FFC and the Bank have been made available to SPAH for its review and, except as disclosed in Schedule 5.1, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

5.2  Authority of FFC; No Breach By the Agreement.

(a) FFC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FFC, subject to the approval of this Agreement and the consummation of the transactions contemplated hereby, by the holders of a two-thirds of the outstanding shares of FFC Common Stock entitled to be voted at the FFC Stockholders Meeting (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), which is the only FFC stockholder vote required for approval of this Agreement and consummation of the Merger. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FFC, enforceable against FFC in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by FFC, nor the consummation by FFC of the transactions contemplated hereby, nor compliance by FFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FFC’s Articles of Incorporation or Bylaws or the charter, certificate of incorporation or articles of association or incorporation, as the case may be, or bylaws of any FFC Subsidiary or any resolution adopted by the Board of Directors or the stockholders of any FFC Entity, or (ii) except as disclosed in Schedule 5.2, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FFC Entity under, any FFC Contract or Permit of any FFC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.4, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any FFC Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws and the rules of the NASDAQ, and other than Consents required from Regulatory Authorities, other than notices to or filings with the Internal Revenue Service (“IRS”), and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by FFC of the Merger and the other transactions contemplated in this Agreement.

5.3  Capital Stock.

(a) The authorized capital stock of FFC consists of 100,000,000 shares of FFC Common Stock and 10,000,000 shares of preferred stock, of which 47,131,853 shares of FFC Common Stock are issued and outstanding as of the date of this Agreement and no shares of preferred stock are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding FFC Rights had been exercised, not more than 47,131,853 shares would be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FFC are duly and validly issued and outstanding and are fully paid and nonassessable under the WBCA. None of the outstanding shares of capital stock of FFC have been issued in violation of any preemptive rights of the current or past stockholders of FFC.

(b) Except for the 5,688,665 shares of FFC Common Stock reserved for issuance pursuant to outstanding FFC Rights, each as disclosed in Schedule 5.3, there are no shares of capital stock or other equity securities of FFC reserved for issuance and no outstanding Rights relating to the capital stock of FFC.

(c) Except as specifically set forth in this Section 5.3, there are no shares of FFC capital stock or other equity securities of FFC outstanding and there are no outstanding Rights with respect to any FFC securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of FFC.

5.4  FFC Subsidiaries.

Schedule 5.4 lists each of the FFC Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the FFC Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Schedule 5.4, FFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of each FFC Subsidiary. No capital stock (or other equity interest) of any FFC Subsidiary is or may become required to be issued (other than to another FFC Entity) by reason of any Rights, and there are no Contracts by which any FFC Subsidiary is bound to issue (other than to another FFC Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any FFC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FFC Subsidiary (other than to another FFC Entity). There are no Contracts relating to the rights of any FFC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FFC Subsidiary. All of the shares of capital stock (or other equity interests) of each FFC

Subsidiary held by a FFC Entity are fully paid and nonassessable and are owned directly or indirectly by such FFC Entity free and clear of any Lien. Except as disclosed in Schedule 5.4, each FFC Subsidiary is a national bank, state chartered bank, corporation, limited liability company, limited partnership or limited liability partnership, and each such FFC Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FFC Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the United States or the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have individually or in the aggregate, a FFC Material Adverse Effect. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Bank are insured by the FDIC’s Deposit Insurance Fund. The minute books and other organizational documents for each FFC Subsidiary have been made available to SPAH for its review, and, except as disclosed in Schedule 5.4, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.5  Exchange Act Filings; Securities Offerings; Financial Statements.

Except as disclosed in Schedule 5.5:

(a) FFC has timely filed and made available to SPAH all Exchange Act Documents required to be filed by FFC since January 1, 2006, (together with all such Exchange Act Documents filed, whether or not required to be filed, the “FFC Exchange Act Reports”). The FFC Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFC Exchange Act Reports or necessary in order to make the statements in such FFC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by FFC (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. FFC has delivered or made available to SPAH all comment letters received since January 1, 2006, by FFC from the staffs of the SEC and the Washington State Department of Financial Institutions and all responses to such comment letters by or on behalf of FFC with respect to all filings under the Securities Laws and the Securities Act of Washington. FFC’s principal executive officer and principal financial officer (and FFC’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to FFC’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither FFC nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. No FFC Subsidiary is required to file any Exchange Act Documents.

(b) Each of the FFC Financial Statements (including, in each case, any related notes) that are contained in the FFC Exchange Act Reports, including any FFC Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects, the consolidated financial position of FFC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c) Each of FFC’s independent public accountants, which have expressed their opinion with respect to the financial statements of FFC and its Subsidiaries whether or not included in FFC’s Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such financial statements, independent registered public accounting firms with respect to FFC within the meaning of the Securities Laws and is registered with the Public Company Accounting Oversight Board. With respect to FFC, FFC’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith. None of the non-audit services performed by FFC’s independent public accountants for FFC and its Subsidiaries were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by FFC’s audit committee in accordance with the Sarbanes-Oxley Act.

(d) FFC maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning FFC and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. FFC has delivered to SPAH copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. FFC and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable.

5.6  Absence of Undisclosed Liabilities.

No FFC Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are not set forth therein and are reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheets of FFC as of December 31, 2008 and June 30, 2009, included in the FFC Financial Statements delivered or made available prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Schedule 5.6 lists and FFC has attached and delivered to SPAH copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act), if any, effected by FFC or its Subsidiaries. Except as disclosed in Schedule 5.6, no FFC Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount. Except (x) as reflected in FFC’s balance sheet at June 30, 2009 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since June 30, 2009 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither FFC nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

5.7  Absence of Certain Changes or Events.

(a) Since June 30, 2009, except as disclosed in the FFC Financial Statements delivered or made available prior to the date of this Agreement or as disclosed in Schedule 5.7(a), (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, and (ii) none of the FFC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FFC provided in this Agreement.

(b) Since June 30, 2009, none of the FFC Entities have issued, transferred, sold, encumbered or pledged the FFC Common Stock, membership interests, shares of or other securities (including securities convertible into or exchangeable for, or options or rights to acquire, shares of FFC Common Stock or other securities) of any FFC Entity.

(c) Since June 30, 2009, except as disclosed in Schedule 5.7(c), none of the FFC Entities have entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements.

5.8  Tax Matters.

Except as disclosed in Schedule 5.8:

(a) All FFC Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns (or extensions for the filings thereof) in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. All Taxes of the FFC Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the FFC Entities. No claim has ever been made by a Taxing Authority in a jurisdiction where any FFC Entity does not file a Tax Return that such FFC Entity may be subject to Taxes by that jurisdiction.

(b) None of the FFC Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any FFC Entity or the Assets of any FFC Entity. No FFC Entity has Knowledge that any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any FFC Entity which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the FFC Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each FFC Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each FFC Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for such FFC Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the FFC Entities in filing their Tax Returns.

(e) Except as described in Schedule 5.8(e), none of the FFC Entities is a party to any Tax allocation or sharing agreement and no FFC Entity has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the FFC Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Schedule 5.8(g), none of the FFC Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. FFC has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. None of the FFC Entities has been, nor any of the FFC Entities or SPAH will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the FFC Entities nor SPAH will be required to include in its gross income for a taxable period after the Closing Date any income or gain attributable to the FFC Entities as a result of any cash or property received, or an account receivable that arose, in a taxable period prior to the Closing Date and that was not recognized prior to the Closing Date, as a result of the installment method, the completed contract method, Section 263A of the Code or for any other reason. Any net operating losses of the FFC Entities disclosed in Schedule 5.8(g) are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the FFC Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) No FFC Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by any FFC Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) No FFC Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) No FFC Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m) No FFC Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any FFC Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the FFC Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(n) No FFC Entity (i) has engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law; (ii) has any “excess loss accounts” in respect to the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law; or (iii) has a “dual consolidated loss”, within the meaning of Treasury Regulations Section 1.1503-2.

(o) No FFC Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 5.8, any reference to FFC or any FFC Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with FFC or a FFC Entity.

5.9  Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.

(a) FFC’s allowance for loan losses (the “Allowance”) shown on the balance sheets of FFC included in the most recent FFC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of FFC included in the FFC Financial Statements as of dates subsequent to the execution of this

Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit) by the FFC Entities as of the dates thereof. To FFC’s Knowledge, FFC Financial Statements fairly present the fair market values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof.

(b) As of the date hereof, all loans, discounts and financing leases (in which any FFC Entity is lessor) reflected on the FFC Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Knowledge of FFC, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of June 30, 2009 and on a monthly basis thereafter, and of the investment portfolios of each FFC Entity as of such date, have been and will be delivered to SPAH. Except as specifically set forth in Schedule 5.9(b), neither FFC nor the Bank is a Party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Knowledge of FFC, otherwise in material default for more than 30 days, (iii) placed on nonaccrual status, or classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by FFC or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer principal shareholder (as such terms are defined in Regulation O) of any FFC Entity who is subject to Regulation O, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

5.10  Assets.

(a) Except as disclosed in Schedule 5.10, or as disclosed or reserved against in the FFC Financial Statements delivered or made available prior to the date of this Agreement, the FFC Entities have good and (to the extent owned) marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FFC Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFC’s past practices.

(b) All Assets which are material to FFC’s business on a consolidated basis, held under leases or subleases by any of the FFC Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The FFC Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. Except as disclosed in Schedule 5.10(c), none of the FFC Entities have received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any FFC Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any FFC Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $125,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any FFC Entity under such policies. FFC has made no claims, and except as disclosed in Schedule 5.10(c), no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of the FFC Entities include all Assets required by FFC Entities to operate the business of the FFC Entities as presently conducted.

5.11  Intellectual Property.

Except as disclosed in Schedule 5.11, each FFC Entity owns or has a license to use all of the Intellectual Property used by such FFC Entity in the course of its business, including sufficient rights in each copy possessed by each FFC Entity. Each FFC Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such FFC Entity in connection with such FFC Entity’s business operations, and such FFC Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FFC Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FFC threatened, which challenge the rights of any FFC Entity with respect to Intellectual Property used, sold or licensed by such FFC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To FFC’s Knowledge, the conduct of the business of the FFC Entities does not infringe any Intellectual Property of any other person. No FFC Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. FFC has no Contracts with any of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to a FFC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a FFC Entity, and to FFC’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than a FFC Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a FFC Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a FFC Entity. No officer, director or employee of any FFC Entity is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FFC Entity.

5.12  Environmental Matters.

(a) FFC has delivered, or caused to be delivered to SPAH, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any FFC Entity relating to the Participation Facilities, Operating Properties, OREOs, or any other FFC Real Property of any FFC Entity. To FFC’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any FFC Entity.

(b) To FFC’s Knowledge, the Participation Facilities, Operating Properties, OREOs and other FFC Real Property of any FFC Entity is, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect.

(c) There is no Litigation pending, or to FFC’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any FFC Entity or any of their Operating Properties, Participation Facilities, OREOs, or any other FFC Real Property, has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any FFC Entity or any of their Operating Properties, Participation Facilities, OREOs, or any other FFC Real Property, nor is there any reasonable basis for any litigation as described in this Section 5.12(c), except as such is not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect.

(d) During the period of (i) any FFC Entity’s ownership, lease or operation of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or to FFC’s Knowledge adjacent to or affecting (or potentially affecting), such properties. Prior to the period of (i) any FFC Entity’s ownership, lease or operation of any of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, to FFC’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, Operating Property, OREO or FFC Real Property. During and, to FFC’s Knowledge prior to, the period of (i) FFC Entity’s ownership, lease or operation of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, there have been no violations of any Environmental Laws at such property or facility, including unauthorized alterations of wetlands.

(e) Except as disclosed in Schedule 5.12(e), no FFC Real Property (a) is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et seq., or any similar inventory of sites maintained by any state or locality, or (b) contains any underground storage tanks.

(f) To FFC’s Knowledge, no conditions exist at any FFC Real Property that require, or that with the giving of notice or the passage of time or both will reasonably likely require, in any material respect, any remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law.

5.13  Compliance with Laws.

(a) FFC is a bank holding company duly registered and in good standing as such with the Federal Reserve, except as disclosed in Schedule 5.13(d). The Bank is chartered by the State of Washington and is validly existing, and its deposits are insured by the FDIC.

(b) Except as disclosed in Schedule 5.13(d), each of the FFC Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c) Except as disclosed in Schedule 5.13(d), none of the FFC Entities is in Default under any Laws or Orders (not including Environmental Laws) applicable to its business or employees conducting its business.

(d) Except as disclosed in Schedule 5.13(d), since January 1, 2004, none of the FFC Entities has received any notification or communication from any Governmental Authority (i) asserting that FFC or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders (not including Environmental Laws) which such Governmental Authority enforces, (ii) threatening to revoke any Permits (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), or (iii) requiring FFC or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices (not including those relating to environmental matters set forth in Section 5.12 of this Agreement).

(e) Except as disclosed in Schedule 5.13(d), (i) each FFC Entity has conducted its operations in all material respects in compliance with all Requirements of Law; and (ii) there are no (A) unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FFC or any of its Subsidiaries (not including those relating to environmental matters set forth in Section 5.12 of this Agreement) or (B) notices or correspondence received by FFC and FFC does not reasonably expect to receive any notices or correspondence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority (not including those relating to environmental matters set forth in Section 5.12 of this Agreement) with respect to FFC’s or any of FFC’s Subsidiaries’ business, operations, policies or procedures since January 1, 2006. Except as disclosed in Schedule 5.13(d), there are not any pending or, to FFC’s Knowledge, threatened investigations or reviews of FFC or any of its Subsidiaries on behalf of any Governmental Authority, nor has any Governmental Authority indicated an intention to conduct any investigations or reviews of FFC or any of its Subsidiaries.

(f) None of the FFC Entities nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt

Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(g) Each FFC Entity has complied with all Requirements of Law under the Bank Secrecy Act and the USA Patriot Act and applicable regulations promulgated thereunder, and each FFC Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. Part 353.

(h) The Bank has complied and will comply with all Requirements of Law governing and regulating the closing of branch offices of the Bank.

5.14  Labor Relations.

(a) No FFC Entity is the subject of any Litigation asserting that it or any other FFC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other FFC Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any FFC Entity Party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to FFC’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any FFC Entity pending or threatened and there have been no such actions or disputes in the past five years. To FFC’s Knowledge, there has not been any attempt by any FFC Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FFC Entity. Except as disclosed in Schedule 5.14, employment of each employee and the engagement of each independent contractor of each FFC Entity is terminable at will by the relevant FFC Entity without (i) any penalty, liability or severance obligation incurred by any FFC Entity, (ii) and in all cases without prior consent by any Governmental Authority. No FFC Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except as disclosed in Schedule 5.14. The term “FFC Benefit Plan” shall include any and all of the FFC Stock Plans and any and all grants, options, rights and other matters associated therewith.

(b) To FFC’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c) No FFC Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any FFC Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any FFC Entity; and no FFC Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any FFC Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

5.15  Employee Benefit Plans.

(a) FFC has listed in Schedule 5.15(a)(i), and has delivered or made available to SPAH prior to the execution of this Agreement copies of, (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any FFC Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “FFC Benefit Plan,” and collectively, the “FFC Benefit Plans”) and (ii) has listed in Schedule 5.15(a)(ii), each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) in respect of which any FFC Entity or ERISA Affiliate thereof has or reasonably could have any obligation or Liability (each, an “Other Plan”). Any of the FFC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “FFC ERISA Plan.” No FFC ERISA Plan or Other Plan is a “defined benefit plan” (as defined in Code Section 414(j)), or is subject to Code Section 412 (and for plan years commencing after December 31, 2007, Code Sections 430 and 436) or Title IV of ERISA.

(b) FFC has delivered or made available to SPAH prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2008-50 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each FFC Benefit Plan is in compliance with the terms of such FFC Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws including, with respect to any group health plans, the HIPAA privacy and security rules. Each FFC ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that is as current as possible under applicable IRS procedures and that is still in effect and applies to the applicable FFC ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter, which when issued, will be as current as possible under applicable IRS procedures and which, when issued, will apply retroactively to the FFC ERISA Plan as amended and as administered. FFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter, which has been issued by the IRS, and FFC is not aware of any circumstances likely to result in a failure to issue any such favorable determination letter for which it has applied. FFC has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any FFC Benefit Plan with applicable Laws. No FFC Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws. Neither FFC nor any ERISA Affiliate has entered into a transaction described in ERISA Sections 4069 or 4212(c).

(d) To FFC’s Knowledge, there has been no oral or written representation or communication with respect to any aspect of any FFC Benefit Plan made to any employee of any FFC Entity which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither FFC nor any administrator or fiduciary of any FFC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject SPAH or any FFC Entity to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, any FFC Benefit Plan other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any FFC Benefit Plan.

(e) All FFC Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the FFC Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL (to the extent required by Law), and distributed to participants of any or all of the FFC Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To FFC’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any FFC Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) No FFC Entity has, or ever has had, any Liability related to, a pension plan or any other plan that is or was subject to Code Section 412 (and for plan years commencing after December 31, 2007, Code Sections 430 and 436) or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 430(k) or ERISA Section 303(k) or Tax under Code Section 4971 applicable to any FFC Entity or any FFC Entity’s Assets. All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by FFC and by each of its ERISA Affiliates. For plan years beginning after December 31, 2007, any Employee Benefit Plan subject to Code Section 412 has complied with Code Sections 430 and 436.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by any FFC Entity or any ERISA Affiliate thereof and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any FFC Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated or other single-employer plan. There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of any FFC Entity or of any ERISA Affiliate thereof.

(i) Except as disclosed in Schedule 5.15(i), no FFC Entity has any Liability for retiree or similar health, life or death benefits under any of the FFC Benefit Plans, or other plan or arrangement, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B and there are no restrictions on the rights of such FFC Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any FFC Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Schedule 5.15(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, officer or employee of any FFC Entity from any FFC Entity under any FFC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FFC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any FFC Entity or the rights of any FFC Entity in, to or under any insurance on the life of any current or former officer, director or employee of any FFC Entity, or change any rights or obligations of any FFC Entity with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FFC Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the FFC Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to any FFC Entity and who are eligible to participate in a FFC Benefit Plan pursuant to the terms of such FFC Benefit Plan are in fact eligible to and authorized to participate in such FFC Benefit Plan in accordance with the terms of such FFC Benefit Plan, the Code, ERISA and other applicable Laws.

(m) Neither FFC nor any ERISA Affiliate thereof has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Schedule 5.15(n), there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as FFC presently holds. Each FFC Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o) Except as disclosed in Schedule 5.15(o), no FFC Benefit Plan holds any employer security (within the meaning of ERISA Section 407(d)(1)) or employer real property (within the meaning of ERISA Section 407(d)(2)); and no commitment has been made that would require any FFC Benefit Plan to hold any such employer security or employer real property.

(p) All contributions and premiums required by applicable Law or the terms of an applicable FFC Benefit Plan to be paid prior to Closing have been or will be timely made or paid in full prior to the Closing.

(q) There has been no act or omission which has given rise to or may give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Chapters 43, 47 or 68 of the Code for which any of the FFC Entities or any ERISA Affiliate thereof may be liable.

(r) No action has been or reasonably ought to be taken to correct any defects with respect to any FFC Benefit Plan under any IRS correction procedure or any United States Department of Labor fiduciary correction procedure.

(s) No payment permitted, contemplated or required by any FFC Benefit Plan would in the aggregate constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(t) Each FFC Benefit Plan which constitutes a “group health plan” (as defined in ERISA Section 607(1) or Code Section 4980B(g)(2)) has been operated in material compliance with applicable Law.

(u) There has been no act or omission that would impair or otherwise limit the right or ability of FFC or the Bank, as may be applicable, to unilaterally amend, from time to time, or terminate, any FFC Benefit Plan in those instances where such may be unilaterally amended or terminated.

(v) Each FFC Benefit Plan which is subject to Code Section 409A has been operated and administered in compliance with and otherwise complies with such section. No tax, interest or penalty has been assessed or incurred pursuant to Code Section 409A in relation to any FFC Benefit Plan. No stock option, stock appreciation right, stock grant, or other equity-related rights, grants or options associated with any FFC Entity, including the FFC Stock Plans and all grants, options, rights or other matters associated with the FFC Stock Plans, is subject to or required to comply with any provision of Code Section 409A. Any FFC Benefit Plan and any other requirement to which FFC or any ERISA Affiliate is a party, which is subject to or required to comply with any provision of Code Section 409A is listed in Schedule 5.15(v).

5.16  Material Contracts.

(a) Except as disclosed in Schedule 5.16(a), or otherwise reflected in the FFC Financial Statements, none of the FFC Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by any FFC Entity or the guarantee by any FFC Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of FFC’s business and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of FFC’s business), (iii) any Contract which prohibits or restricts any FFC Entity or any personnel of a FFC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FFC Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $200,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, (viii) any Contract relating to the purchase, sale or lease of real property by or from any FFC Entity and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a FFC Exchange Act Report filed by FFC with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a FFC Exchange Act Report (Contracts referred to in clauses (i) through (ix) of this Section 5.16(a), together with all Contracts referred to in Sections 5.11 and 5.15(a), the “FFC Contracts”). A true, correct and complete copy of each FFC Contract has been filed as an exhibit to an Exchange Act Document, furnished or made available to SPAH as of the date hereof.

(b) With respect to each FFC Contract and except as disclosed in Schedule 5.16(b): (i) the Contract is in full force and effect; (ii) no FFC Entity is in Default thereunder; (iii) no FFC Entity has repudiated or waived any material provision of any such Contract; (iv) no other Party to any such Contract is, to FFC’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby; and (vi) no consent of any party to such Contract is required in connection with an assignment thereof to SPAH by operation of law or otherwise. All of the indebtedness of any FFC Entity for money borrowed is prepayable at any time by such FFC Entity without penalty, premium or charge, except as specified in Schedule 5.16(b).

5.17  Properties and Leases.

(a) Except as set forth on Schedule 5.17(a)(i) and except for any lien for current taxes not yet delinquent, FFC and each FFC Subsidiary have good marketable fee simple (with respect to real property) title free and clear of any material Liens, claims, charges, options, covenants, encumbrances or restrictions to all the real and personal property reflected in FFC’s consolidated balance sheet as of December 31, 2008 included in FFC’s Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Schedule 5.17(a)(ii) sets forth a true, correct and complete list of, and describes briefly, all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by any FFC Entity (the “Owned Real Property”), with such properties categorized as Participation Facilities, Operating Properties or OREO.

(b) All leases of real property pursuant to which such real property is leased by or from any FFC Entity (the “Leased Real Property”) and all leases of personal property and all other leases material to any FFC Entity, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by any party thereto or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all FFC’s and each FFC Subsidiary’s owned and leased buildings and equipment have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted, for their current use.

(c) Schedule 5.17(c) sets forth a true, correct and complete list of all existing leases, subleases, licenses or other occupancy agreements or contracts (collectively “Lease Agreements”) to which any FFC Entity is a party or by which any FFC Entity is bound, and all amendments, modifications, extensions and supplements thereto, regardless of whether the terms thereof have commenced; and such schedule sets forth, with respect to each lease, (i) the name of the parties thereto, (ii) the space demised, (iii) the monthly fixed rent and the date through which it has been paid, (iv) the unapplied amount of the security deposit (if any), (v) the expiration date, and (vi) any arrears of rents or other payments and the amount thereof. A true, correct and complete copy of each Lease Agreement has been furnished or made available to SPAH as of the date hereof.

(d) The current use and operation of all FFC Real Property does not violate in any material respect any restrictions, covenants, agreements or Law (including applicable zoning restrictions and ordinances, variances thereto, or conditional use permits of the jurisdictions on which the FFC Real Property is located, health and fire codes and ordinances, and subdivision regulations affecting any of such property) affecting such FFC Real Property and no FFC Entity is in default of the payment of any common area maintenance or similar payments or reimbursements.

(e) There are no condemnation or eminent domain proceedings affecting any FFC Real Property.

5.18  Privacy of Customer Information.

(a) Each FFC Entity is the sole owner of all (i) “nonpublic personal information” as such term is defined in the Privacy Requirements, and (ii) any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) (“Customer Information”) relating to customers, former customers and prospective customers.

(b) Each of the FFC Entities has at all times implemented and maintained reasonable technical, physical and organizational security measures as are appropriate in the circumstances to protect Customer Information against unauthorized or unlawful processing, access, input, disclosure, use, recording, copying, alteration, removal, deletion, accidental loss, corruption, destruction or damage, including:

(i) firewalls, intrusion detection systems, locking file cabinets, and other appropriate physical and electronic security mechanism, including current revisions of all software releases and all software patches;

(ii) utilization of industry-standard or better network access control restrictions and methods of terminating unauthorized network access, including identification to the extent possible of the identify of the Person making such unauthorized access; and

(iii) not making changes that would increase the risk of unauthorized access to FFC’s network.

5.19  Legal Proceedings.

Except as disclosed in Schedule 5.19 and Schedule 5.13(d), there is no Litigation instituted or pending, or, to the Knowledge of FFC, threatened (or unasserted but considered probable of assertion) against any FFC Entity, or against any director, officer, employee or agent of any FFC Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the FFC Entity or Employee Benefit Plan of any FFC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any FFC Entity, except as disclosed in Schedule 5.13(d). Except as disclosed in Schedule 5.19, no claim for indemnity has been made or, to FFC’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to any FFC Entity and to FFC’s Knowledge, no basis for any such claim exists.

5.20  Reports.

Except as disclosed in Schedule 5.20, since January 1, 2006, in addition to the FFC Exchange Act Reports, each FFC Entity has timely filed all other reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21  Books and Records.

FFC and each FFC Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FFC and to maintain accountability for FFC’s consolidated Assets; (c) access to FFC’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of FFC’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.22  Loans to Executive Officers, Directors and Principal Shareholders.

Neither FFC nor the Bank has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer or principal shareholder (as such terms are defined in Regulation O) of FFC, except as permitted by and in conformance with Federal Reserve Regulation O. Schedule 5.22 lists or otherwise identifies any loan or extension of credit maintained by FFC to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

5.23  Independence of Directors.

FFC’s directors listed on Schedule 5.23, who may be serving on the Board of Directors of the Surviving Corporation after the Closing Date and who are designated as independent on Schedule 5.23, will be “independent”

directors of the Surviving Corporation as such term is defined in the rules of the national securities exchange on which the SPAH Common Stock is then listed and in Rule 10A-3 of the Exchange Act.

5.24  Fiduciary Activities.

FFC and each FFC Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of FFC and the FFC Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FFC, any FFC Subsidiary, nor any director, officer or employee of FFC or any FFC Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of FFC and the FFC Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

5.25  Tax and Regulatory Matters; Consents.

None of the FFC Entities or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) and 9.1(c).

5.26  State Takeover Laws.

Each FFC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

5.27  Stockholders’ Support Agreements.

Each of the directors and executive officers of FFC and the Bank, and each stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) has executed and delivered to SPAH a support agreement in the form of Exhibit C attached hereto (each a “Support Agreement”).

5.28  Brokers and Finders; Opinion of Financial Advisor.

Except for Sandler O’Neill and Keefe Bruyette, neither FFC nor its Subsidiaries, or any of their respective officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby and such total fees payable to Sandler O’Neill and Keefe Bruyette in connection with the Merger will not exceed $10,820,000. FFC has received the written opinion of Keefe Bruyette, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view, a signed copy of which has been delivered to SPAH.

5.29  No Participation In TARP.

No FFC Entity participates or has a pending application to participate in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.

5.30  Board Recommendation.

The Board of Directors of FFC, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements, the Lock-up Agreements and the transactions contemplated hereby and thereby, taken together, are in the best interests of the FFC’s stockholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of FFC Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of FFC’s stockholders to consider this Agreement, the Merger and the related transactions.

5.31  Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by any FFC Entity or any Affiliate thereof to SPAH pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any FFC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by SPAH with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information supplied or to be supplied by the FFC Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement, and any amendments or supplements thereto, to be mailed to each Party’s stockholders in connection with the Stockholders Meetings will (i) when first mailed to the stockholders of each Party, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, (ii) at the time of the Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication, in light of the circumstances under which they were made, not misleading with respect to the solicitation of any proxy for the Stockholders Meetings. No other documents to be filed by any FFC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) All documents that any FFC Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.32  Approvals.

As of the date of this Agreement, except as disclosed in Schedule 5.13(d), no FFC Entity has any Knowledge of any reason why all Consents from any Regulatory Authority or Governmental Authority required for the consummation of the transactions contemplated by this Agreement (including the Merger) should not be obtained on a timely basis or conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of FFC or the Bank would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known to SPAH, SPAH would not, in its reasonable judgment, have entered into this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SPAH

SPAH hereby represents and warrants to FFC as follows:

6.1  Organization, Standing, and Power.

SPAH is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SPAH is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect. Except as set forth on Schedule 6.1, the minute books and other organizational documents for SPAH have been made available to FFC for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the SPAH Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

6.2  Authority; No Breach By the Agreement.

(a) SPAH has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SPAH, subject to the SPAH Stockholder Approval and the SPAH Warrantholder Approval. Subject to any necessary approvals referred to in Article 8, this Agreement represents a legal, valid, and binding obligation of SPAH, enforceable against SPAH in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement by SPAH, nor the consummation by SPAH of the transactions contemplated hereby, nor compliance by SPAH with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SPAH’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of SPAH under, any SPAH Contract or Permit of SPAH, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to SPAH or any of its material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of NYSE Amex and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by SPAH of the Merger and the other transactions contemplated in this Agreement.

6.3  Capital Stock.

(a) The authorized capital stock of SPAH consists of (i) 200,000,000 shares of SPAH Common Stock, of which 54,112,000 shares are issued and outstanding as of the date of this Agreement (which includes 12,986,879 shares subject to Conversion Rights), and (ii) 1,000,000 shares of SPAH preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of the capital stock of SPAH are, and all of the shares of SPAH Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of SPAH have been, and none of the shares of SPAH Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past stockholders of SPAH.

(b) Except as set forth on Schedule 6.3(b), and except for 61,112,000 shares of SPAH Common Stock reserved for issuance pursuant to the SPAH Warrants and the shares reserved for issuance in connection with transactions contemplated by this Agreement, there are no shares of capital stock or other equity securities of SPAH reserved for issuance and no outstanding Rights relating to the capital stock of SPAH.

(c) Except as set forth in Sections 6.3(a) or (b), there are no shares of capital stock or other equity securities of SPAH outstanding and no outstanding SPAH Rights relating to the capital stock of SPAH.

6.4  SPAH Subsidiaries.

SPAH has no Subsidiaries.

6.5  Exchange Act Filings; Securities Offerings; Financial Statements.

(a) SPAH has timely filed and made available to FFC all Exchange Act Documents required to be filed by SPAH since inception (together with all such Exchange Act Documents filed, whether or not required to be filed, the “SPAH Exchange Act Reports”). The SPAH Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SPAH Exchange Act Reports or necessary in order to make the statements in such SPAH Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by SPAH (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. SPAH has delivered or made available to FFC all comment letters received since October 10, 2007 by SPAH from the staff of the SEC and all responses to such comment letters by or on behalf of SPAH with respect to all filings under the Securities Laws. SPAH’s principal executive officer and principal financial officer (and SPAH’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to SPAH’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither SPAH nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

(b) Each of the SPAH Financial Statements (including, in each case, any related notes) contained in the SPAH Exchange Act Reports, including any SPAH Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the financial position of SPAH as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c) Each of SPAH’s independent public accountants, which have expressed their opinion with respect to the financial statements of SPAH included in SPAH’s Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such SPAH Financial Statements, registered public accounting firms with respect to SPAH within the meaning of the Securities Laws and is registered with the Public Company Accounting Oversight Board. With respect to SPAH, SPAH’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith. None of the non-audit services performed by SPAH’s independent public accountants for SPAH were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by SPAH’s audit committee in accordance with the Sarbanes-Oxley Act.

(d) SPAH maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning SPAH is made known on a timely basis to the principal executive officer and the principal financial officer. SPAH has delivered to FFC copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. SPAH and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable.

6.6  Absence of Undisclosed Liabilities.

SPAH has no Liabilities required under GAAP to be set forth on a balance sheet or in the notes thereto that are not set forth therein and are reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the balance sheet of SPAH as of June 30, 2009, included in the SPAH Financial Statements delivered or made available prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. SPAH has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. SPAH is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount. Except (x) as reflected in SPAH’s balance sheet at June 30, 2009 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since June 30, 2009 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, SPAH has no Material Liabilities or obligations of any nature.

6.7  Absence of Certain Changes or Events.

(a) Since June 30, 2009, except as disclosed in the SPAH Financial Statements delivered or made available prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, and (ii) SPAH has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SPAH provided in this Agreement.

(b) Since June 30, 2009, SPAH has not issued, transferred, sold, encumbered or pledged the SPAH Common Stock, shares of or other securities (including securities convertible into or exchangeable for, or options or rights to acquire, shares of SPAH Common Stock or other securities) of SPAH.

(c) Since June 30, 2009, SPAH has not entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements.

6.8  Tax Matters.

(a) Except as disclosed in Schedule 6.8, SPAH has timely filed with the appropriate Taxing Authorities, all Tax Returns (or extensions for the filing thereof) in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects and all Taxes of SPAH (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of SPAH. No claim has ever been made by a Taxing Authority in a jurisdiction where SPAH does not file a Tax Return that SPAH may be subject to Taxes by that jurisdiction.

(b) SPAH has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of SPAH or the assets of SPAH. SPAH has no Knowledge that any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of SPAH which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. SPAH has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) SPAH has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of SPAH (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for SPAH and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of SPAH in filing its Tax Returns.

(e) SPAH is not a party to any Tax allocation or sharing agreement.

(f) At no time since SPAH’s inception has SPAH been was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) SPAH has not made any payments, is not obligated to make any payments, or is not a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. SPAH has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. SPAH is not and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Neither SPAH nor any FFC Entity will be required to include in its gross income for a taxable period after the Closing Date any income or gain attributable to SPAH as a result of any cash or property received, or an account receivable that arose, in a taxable period prior to the Closing Date and that was not recognized prior to the Closing Date, as a result of the installment method, the completed contract method, Section 263A of the Code or for any other reason. Any net operating losses of SPAH disclosed in Schedule 6.8(g) are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) SPAH is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) SPAH is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by SPAH is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) SPAH does not have any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) SPAH has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m) Neither SPAH nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SPAH, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to SPAH, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(n) SPAH has not (i) has engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law; or (ii) has a “dual consolidated loss”, within the meaning of Treasury Regulations Section 1.1503-2.

(o) SPAH has no, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 6.8, any reference to SPAH shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with SPAH.

6.9  Assets.

(a) Except as disclosed or reserved against in the SPAH Financial Statements delivered or made available prior to the date of this Agreement, SPAH has good and (to the extent owned) marketable title, free and clear of all Liens, to all its Assets. All tangible properties used in the businesses of SPAH are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SPAH’s past practices.

(b) All Assets which are material to SPAH’s business on a consolidated basis, held under leases or subleases, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) SPAH currently maintains insurance, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by peer special purpose acquisition companies that have not consummated an acquisition. SPAH has not received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to SPAH, any act or occurrence, or that any Asset, officer, director, employee or agent of SPAH will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $125,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by SPAH under such policies. SPAH has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of SPAH include all Assets required by SPAH to operate the business of SPAH as presently conducted.

6.10  Intellectual Property.

SPAH owns or has a license to use all of the Intellectual Property used by SPAH in the course of its business, including sufficient rights in each copy possessed by SPAH. SPAH is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by SPAH in connection with such SPAH’s business operations, and SPAH has the right to convey by sale or license any Intellectual Property so conveyed. SPAH is not in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of SPAH threatened, which challenge the rights of SPAH with respect to Intellectual Property used, sold or licensed by SPAH in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To SPAH’s Knowledge, the conduct of the business of SPAH does not infringe any Intellectual Property of any other person. SPAH is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. SPAH has no Contracts with any of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to SPAH and to keep confidential any trade secrets, proprietary data, customer information, or other business information of SPAH, and to SPAH’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than SPAH which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than SPAH or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than SPAH. No officer, director or employee of SPAH is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including SPAH.

6.11  Environmental Matters.

(a) To SPAH’s Knowledge, there are no material violations of any Environmental Laws for which it would be liable that relate to the location of SPAH’s executive offices at 590 Madison Avenue, 32nd Floor, New York. SPAH does not, and has not since its inception, owned or leased any other real property.

6.12  Compliance with Laws.

(a) SPAH, upon approval by the Federal Reserve and upon consummation of the Merger, will be a bank holding company duly registered with the Federal Reserve.

(b) SPAH has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to its business.

(c) SPAH is not in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d) SPAH has not received any notification or communication from any Governmental Authority (i) asserting that SPAH is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring SPAH (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices.

(e) There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SPAH; (ii) are no notices or correspondence received by SPAH and SPAH does not reasonably expect to receive any notices or correspondence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to SPAH’s current business, operations, policies or procedures; and (iii) is not any pending or, to SPAH’s Knowledge, threatened investigation or review of SPAH on behalf of any Governmental Authority, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of SPAH.

(f) None of SPAH or any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.13  Labor Relations.

SPAH currently has four officers. These individuals are not SPAH employees and are not obligated to devote any specific number of hours to SPAH business and devote only as much time as they deem necessary for SPAH business. SPAH does not expect to have any full-time employees prior to the consummation of the Merger.

(a) SPAH is not the subject of any Litigation asserting that has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or other violation of state or federal labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment.

(b) SPAH’s employment of each employee, if any, and engagement of each independent contractor, if any, is terminable at will by SPAH without (i) any penalty, liability or severance obligation incurred by SPAH, (ii) and in all cases without prior consent by any Governmental Authority. SPAH will not owe any amounts to any of its employees, if any, or independent contractors, if any, as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.

6.14  Employee Benefit Plans.

SPAH has no Employee Benefit Plans.

6.15  Material Contracts.

(a) Except as disclosed in Schedule 6.15, or otherwise reflected in the SPAH Financial Statements, none of SPAH, nor any of its respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by SPAH or the guarantee by SPAH of any such obligation (other than trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of SPAH’s business), (iii) any Contract which prohibits or restricts SPAH or any personnel of SPAH from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by SPAH, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $200,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, (viii) any Contract relating to the purchase, sale or lease of real property by or from SPAH and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SPAH Exchange Act Report filed by SPAH with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a SPAH Exchange Act Report (Contracts referred to in clauses (i) through (ix) of this Section 6.15(a), together the “SPAH Contracts”). A true, correct and complete copy of each SPAH Contract has been filed as an exhibit to an Exchange Act Document, furnished or made available to FFC as of the date hereof.

(b) With respect to each SPAH Contract and except as disclosed in Schedule 6.15(b): (i) the Contract is in full force and effect; (ii) SPAH is not in Default thereunder; (iii) SPAH has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to SPAH’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of SPAH for money borrowed is prepayable at any time by SPAH without penalty, premium or charge.

6.16  Properties and Leases

Except for any lien for current taxes not yet delinquent, SPAH has good marketable title free and clear of any material Liens, claims, charges, options, covenants, encumbrances or restrictions to all personal property reflected in SPAH’s consolidated balance sheet as of December 31, 2008 included in SPAH’s Annual Report on Form 10-K for the period then ended, and all personal property acquired since such date, except such personal property as has been disposed of in the ordinary course of business.

6.17  Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of SPAH, threatened (or unasserted but considered probable of assertion) against SPAH, or against any director, officer, employee or agent of SPAH in their capacities as such, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against SPAH. No claim for indemnity has been made or, to SPAH’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to SPAH and to SPAH’s Knowledge, no basis for any such claim exists.

6.18  Reports.

Since inception, in addition to the SPAH Exchange Act Reports, SPAH has timely filed all other reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.19  Books and Records.

SPAH maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SPAH and to maintain accountability for SPAH’s consolidated Assets; (c) access to SPAH’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of SPAH’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

6.20  Loans to Executive Officers and Directors.

SPAH has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to any director or executive officer of SPAH in violation of Section 402 of the Sarbanes-Oxley Act.

6.21  Independence of Directors.

SPAH’s directors listed on Schedule 6.21, who will be serving on the Board of Directors of the Surviving Corporation after the Closing Date and who are designated as independent on Schedule 6.20, will be “independent” directors of the Surviving Corporation as such term is defined in the rules of the national securities exchange on which the SPAH Common Stock is then listed and in Rule 10A-3 of the Exchange Act.

6.22  Tax and Regulatory Matters; Consents.

Neither SPAH nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) and 9.1(c).

6.23  Brokers and Finders.

Neither SPAH nor any of its officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

6.24  Board Recommendation.

The Board of Directors of SPAH, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Warrant Amendment Agreement, the amendments to SPAH’s Certificate of Incorporation and the transactions contemplated hereby and thereby, taken together, are in the best interests of SPAH’s stockholders and warrantholders and (ii) resolved, subject to the terms of this Agreement, to recommend that (1) the holders of the shares of SPAH Common Stock approve the amendments to SPAH’s Certificate of Incorporation set forth in Exhibit A, this Agreement, the Merger and the related transactions and to call and hold a special meeting of SPAH’s stockholders to consider and vote on the amendments to the SPAH Certificate of Incorporation, this Agreement, the Merger and the related transactions and (2) the holders of SPAH Warrants approve the Warrant Amendment Agreement and to call and hold a special meeting of SPAH’s warrantholders to consider the Warrant Amendment Agreement.

6.25  Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by SPAH or any Affiliate thereof to FFC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by SPAH or any Affiliate thereof for inclusion in the Registration Statement to be filed by SPAH with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information supplied or to be supplied by SPAH or any Affiliate thereof for inclusion in the Joint Proxy Statement, and any amendments or supplements thereto, to be mailed to each Party’s stockholders in connection with the Stockholders Meetings, will (i) when first mailed to the stockholders of each Party, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, (ii) at the time of the Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication, in light of the circumstances under which they were made, not misleading with respect to the solicitation of any proxy for the Stockholders Meetings. No other documents to be filed by SPAH or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) All documents that SPAH or any Affiliate is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.26  SPAH Trust Fund.

Provided the conditions to the obligation to consummate the Merger and the related transactions contemplated hereby in Articles 8 and 9 are satisfied or waived as provided in this Agreement, the SPAH Trust Agreement provides that the trust monies shall be released to and available for use by the Surviving Corporation effective as of the Effective Time. As of the date hereof, SPAH has no Knowledge of any claim, circumstance or event that is reasonably likely to restrict or otherwise impair the release of such monies other than: (i) claims of SPAH’s underwriters with respect to its initial public offering for deferred compensation; (ii) claims for accounting fees related to the Merger and preparation of the Proxy Statement for the SPAH Stockholders Meeting to be undertaken in connection with the Merger; (iii) claims of SPAH Stockholders who vote against the Merger and properly effect conversion of their shares to a portion of the monies held in the trust account (the “Trust Fund”) established pursuant to the SPAH Trust Agreement; and (iv) claims for advisory and related fees by mergers and acquisition advisors currently retained by SPAH or who may be retained by SPAH prior to SPAH’s Stockholders Meeting.

6.27  Prior Business Operations.

SPAH has limited its activities to those activities contemplated in the Prospectus.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Affirmative Covenants of FFC.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SPAH shall have been obtained, and except as otherwise expressly contemplated herein, FFC shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use commercially reasonable efforts to provide all information requested by

SPAH related to loans or other transactions made by FFC with a value equal to or exceeding $1,000,000, (v) consult with SPAH prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000, and (vi) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Failure by SPAH to object to any action set forth in clauses (iv) and (v) of this Section 7.1 within 48-hours of SPAH receiving prior written notice of such action, shall be deemed as consent by SPAH to such action.

7.2  Negative Covenants of the Parties.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Certificate of Incorporation, Articles of Incorporation, Articles of Association, Bylaws or other governing instruments of SPAH or any FFC Entity, as applicable, provided nothing in this Section 7.2(a) shall prohibit either Party from amending its Certificate of Incorporation as contemplated by this Agreement;

(b) (i) modify the Bank’s lending policy (in the case of FFC), incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 except in the ordinary course of the business of SPAH or such FFC Entity, as applicable, consistent with past practices and that are prepayable without penalty, charge or other payment (which exception shall include, for FFC Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or (ii) impose, or suffer the imposition, on any Asset of SPAH or such FFC Entity, as applicable, of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of any FFC Entity that is a depository institution, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are set forth in Schedule 7.2);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SPAH or any FFC Entity, or declare or pay any dividend or make any other distribution in respect of either Party’s capital stock;

(d) except for this Agreement and the exercise of FFC Rights that have been granted prior to the date hereof and which shall vest prior to the Effective Time in accordance with their terms, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SPAH Common Stock, FFC Common Stock, any other capital stock of any FFC Entity, or any Rights;

(e) adjust, split, combine or reclassify any capital stock of SPAH or any FFC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SPAH Common Stock or FFC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise (i) in the case of FFC, any shares of capital stock of any FFC Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than in the case of FFC, a wholly owned FFC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g) (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of SPAH or any FFC Entity, as applicable, except in the case of officers and employees for normal individual increases in compensation in the ordinary course of business consistent with past practice and for any bonuses earned pursuant to any incentive plan duly adopted and approved and existing on the date hereof; (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any FFC director, officer or employee; (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors or agents of SPAH or any FFC Entity, as applicable; (iv) change any fees or other compensation or other benefits to directors of any FFC Entity; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the FFC Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by SPAH or any FFC Entity, except as permitted under the terms of the agreement evidencing such right;

(h) enter into or amend any employment Contract between SPAH or any FFC Entity and any Person (unless such amendment is required by Law) that SPAH or the FFC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) enter into any severance or change of control agreements or arrangements, or deferred compensation agreements or arrangements between SPAH or any FFC Entity and any Person;

(j) adopt any new employee benefit plan of SPAH or any FFC Entity, as applicable, or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of SPAH or any FFC Entity, as applicable other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(k) make any change in any Tax or accounting methods or systems of internal accounting controls, except, without the review and consent of the other Party, as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements or GAAP or file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SPAH or any FFC Entity, as applicable, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SPAH or any FFC Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) commence any Litigation other than in accordance with past practice (including collection and foreclosure by FFC on defaulted loans) or settle any Litigation involving any Liability of SPAH or any FFC Entity in excess of $500,000 individually or $1,000,000 in the aggregate, as applicable for money damages or restrictions upon the operations of SPAH or such FFC Entity;

(m) enter into, modify, amend or terminate any material Contract (including any loan Contract with respect to any extension of credit with an unpaid balance exceeding $1,000,000) or waive, release, compromise or assign any material rights or claims with respect to any material Contract, or in the case of FFC, make any adverse changes in the mix, rates, terms or maturities of its deposits and other Liabilities;

(n) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

Failure by SPAH to object to any action set forth in Sections 7.2(b) (i), 7.2(l) and 7.2(m) within 48-hours of SPAH receiving prior written notice of such action, shall be deemed as consent by SPAH to such action.

7.3  Affirmative Covenants of SPAH.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FFC shall have been obtained, and except as otherwise expressly contemplated herein, SPAH shall; (i) operate its business only in the usual, regular and ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises;

(iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; (iv) use commercially reasonable efforts to provide all information requested by FFC related to loans or other transactions made by SPAH with a value equal to or exceeding $1,000,000, (v) consult with FFC prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000; and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) or, or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Failure by FFC to object to any action set forth in clauses (iv) and (v) of this Section 7.3 within 48-hours of FFC receiving prior written notice of such action, shall be deemed as consent by FFC to such action.

7.4  Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use commercially reasonable efforts to prevent or promptly to remedy the same.

7.5  Reports.

Each of SPAH, FFC and FFC’s Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Each of the SPAH Financial Statements and the FFC Financial Statements prepared after the date of this Agreement, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present in all material respects the financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

7.6  Claims Against Trust Account.

FFC understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, SPAH may disburse monies from the Trust Fund only: (a) to its public stockholders who exercise their conversion rights or in the event of the dissolution and liquidation of SPAH, (b) to SPAH (less SPAH’s deferred underwriting compensation only) after SPAH consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which SPAH completes a business combination.

FFC agrees that, notwithstanding any other provision contained in this Agreement, FFC does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between FFC on the one hand, and SPAH on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.6 as the “Claims”). Notwithstanding any other provision contained in this Agreement, FFC hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that FFC commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAH, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of SPAH, whether in the form of money damages or injunctive relief, SPAH shall be entitled to recover from FFC the associated legal fees and costs in connection with any such action, in the event SPAH prevails in such action or proceeding.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1  Registration Statement; Joint Proxy Statement.

(a) Each of SPAH and FFC agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by SPAH with the SEC and any other filings to be made by either Party, including filings of Current Reports on Form 8-K, with the SEC or any other Regulatory Authority, in connection with the issuance of SPAH Common Stock in the Merger and the consummation of the Merger. Each of SPAH and FFC agrees to use commercially reasonable efforts to cause the Registration Statement to be filed within ten (10) Business Days of the date of this Agreement and to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Each of SPAH and FFC shall furnish to each other all information concerning them that they may reasonably require in connection with the Registration Statement. FFC acknowledges and agrees that SPAH shall have primary responsibility for the preparation and filing of the Registration Statement, that SPAH shall be entitled to include in the Registration Statement any and all information and disclosure SPAH deems to be reasonably necessary and FFC will not restrict SPAH from filing any amendments to the Registration Statement.

(b) SPAH also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FFC agrees to furnish SPAH all information concerning FFC, the Bank, and their respective officers, directors, and stockholders as may be reasonably requested in connection with the foregoing. As a result of the registration of the SPAH Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the stockholders of FFC except to the extent that the transfer of any shares of SPAH Common Stock received by stockholders of FFC is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules. Notwithstanding the foregoing, the executive officers and directors of FFC, the stockholders beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) and the executive officers and directors of the Bank will be prohibited from selling or transferring shares received pursuant to the Merger for a period of one (1) year from the date such shares are issued, unless such directors or officers cease to be directors or officers of the Surviving Corporation upon consummation of the Merger.

(c) Each of SPAH and FFC agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied by it or any of its respective Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will at the date of the mailing to its stockholders or at the time of the meeting of its stockholders and warrantholders held for the purpose of obtaining the SPAH Stockholder Approval, the SPAH Warrantholder Approval, or the FFC Stockholder Approval, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of SPAH and FFC further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Registration Statement or Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(d) In the case of SPAH, SPAH will advise FFC, promptly after SPAH receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the SPAH Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

8.2  Stockholder and Warrantholder Approvals.

(a) SPAH shall call a stockholders and warrantholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon adoption of this Agreement, the amendments to SPAH’s Certificate of Incorporation set forth in Exhibit A hereto, the Warrant Amendment Agreement and such other related matters as it deems appropriate. FFC shall call a stockholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon the adoption of this Agreement and such other related matters as it deems appropriate. The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use commercially reasonable efforts to hold such meetings on the same day.

(b) In connection with the Stockholders Meetings, (i) SPAH and FFC shall mail the Joint Proxy Statement to their respective stockholders, (ii) the Boards of Directors of SPAH and FFC shall recommend to their respective stockholders and warrantholders, as applicable, the approval of the matters submitted for approval and (iii) the Boards of Directors and officers of SPAH and FFC shall use commercially reasonable efforts to obtain such stockholder and warrantholder approval; provided that each of SPAH and FFC may withdraw, modify, or change in an adverse manner to the other Party its recommendations of the Board of Directors of such Party if, after having consulted with and based upon the advice of counsel, such Party determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such Party’s Board of Directors under applicable Law.

8.3  Other Offers, etc.

(a) Neither SPAH nor any FFC Entity shall, nor shall either Party authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.3(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any definitive agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 8.3 shall not prohibit either Party from furnishing nonpublic information regarding itself and in the case of FFC, any FFC Entity, to or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) neither SPAH nor any FFC Entity or their respective Representatives or Affiliates, as applicable, shall have violated any of the restrictions set forth in this Section 8.3, (B) the Board of Directors of SPAH or FFC, as the case may be, in its good faith judgment (based on, among other things, the advice of their respective independent financial advisors, including for FFC, Sandler O’Neill, or such other independent financial advisor as the FFC Board may select), that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of SPAH or FFC, as the case may be, concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 8.3, to the stockholders of SPAH or FFC, as the case may be, under applicable Law, (D) (1) at least five Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, the Party gives the other Party written notice of the identity of such Person or Group and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) such Party receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party). In addition to the foregoing, such Party shall provide the other Party with at least five Business Days’ prior written notice of a meeting of its Board of Directors at which meeting such Board of Directors is reasonably expected to resolve to recommend a Superior Proposal of SPAH or FFC, as the case may be, to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that such Party hereby agrees promptly to provide to the other Party any revised documentation and any definitive agreement relating to such Superior Proposal.

(b) In addition to the obligations set forth in this Section 8.3, as promptly as practicable, after any of the directors or executive officers of SPAH or FFC, as the case may be, become aware thereof, the applicable Party shall advise the other Party of (x) any request received by it for nonpublic information which such Party reasonably believes could lead to an Acquisition Proposal or (y) any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Each Party shall keep the other Party informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) SPAH and each FFC Entity shall, and shall cause their respective directors, officers, employees and Representatives to immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that, such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.4  Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), including those set forth on Schedule 8.4. Each of SPAH and FFC agrees to use commercially reasonable efforts to cause the necessary documentation and applications to be filed with the Regulatory Authorities within ten (10) Business Days of the date of this Agreement. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5  Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that, nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.6  Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests; provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, FFC shall permit SPAH’s senior officers and independent public accountants to meet with the respective senior officers of FFC, including officers responsible for the FFC Financial Statements, the internal controls of FFC and the disclosure controls and procedures of FFC and FFC’s independent public accountants to discuss such matters as SPAH may deem reasonably necessary or appropriate for SPAH to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act. FFC shall permit Representatives of SPAH to attend meetings of FFC’s Board of Directors or any committee thereof as an observer, except that the Chief Executive Officer of SPAH may not attend, unless otherwise permitted by FFC, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving FFC is being discussed and counsel for FFC has advised FFC that the presence of SPAH representatives may jeopardize the attorney/client privilege.

(b) In addition to each Party’s obligations pursuant to Section 8.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable.

8.7  Press Releases.

(a) Prior to the Effective Time, SPAH and FFC shall consult with each other as to the form and substance of any press release, communication with their respective stockholders, or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

(b) In conjunction with, or as soon as practicable following, the execution of this Agreement, the Parties shall jointly prepare and issue a joint press release announcing the Merger and date of the execution of this Agreement. Any such announcement shall be made following the closing of trading on the NYSE Amex and the NASDAQ.

8.8  Charter Provisions.

Each FFC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FFC Entity or restrict or impair the ability of SPAH to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFC Entity that may be directly or indirectly acquired or controlled by them.

8.9  Employee Benefits and Contracts.

(a) Following the Effective Time, SPAH shall provide generally to officers and employees of the FFC Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of SPAH Common Stock) on terms and conditions which when taken as a whole are comparable to or better than those then provided by the FFC Entities to their similarly situated officers and employees. Following the Effective Time, SPAH shall adopt such stock option or other equity plans for officers and employees of the FFC Entities as the board of directors of the Surviving Corporation deems appropriate. For purposes of participation and vesting under any employee benefit plans of the Surviving Corporation, whether new or existing, the service of the employees of the FFC Entities prior to the Effective Time shall be treated as service with a SPAH Entity participating in such employee benefit plans.

(b) No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to, an employment agreement or employment-related right or entitlement, an employee benefit or employee benefit-related plan, program or other arrangement, a provision of any such plan, program or other arrangement, or an amendment of any such plan, program or other arrangement.

(c) Nothing in this Section 8.9 or any other provision of this Agreement shall prevent or limit or shall be interpreted as preventing or limiting the Surviving Corporation, from and after the Effective Time, from amending, modifying or terminating any Employee Benefit Plan or any other contracts, arrangements, commitments or plans of the Surviving Corporation, SPAH or any FFC Entity; or shall limit the Right of the Surviving Corporation to terminate the employment of any employee at any time.

(d) Simultaneously with the execution of this Agreement, each director and executive officer of FFC and the Bank and each FFC stockholder owning 5% or more of FFC Common Stock (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors), shall execute and deliver to SPAH a Support Agreement in the form attached hereto as Exhibit C.

(e) FFC shall cause each of the directors and executive officers of FFC and the Bank, each FFC stockholder beneficially owning 5% (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) or more of FFC’s outstanding equity securities and each other Person whom FFC reasonably believes may be deemed an “affiliate” of FFC for purposes of Rule 145 under the Securities Act to deliver to SPAH not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit D (a “Lock-up Agreement”), providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of SPAH Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder (and SPAH shall be entitled to place restrictive legends upon certificates for shares of SPAH Common Stock issued to affiliates of FFC pursuant to this Agreement to enforce the provisions of this Section 8.9). SPAH shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of the purposes of resale of SPAH Common Stock by such affiliates.

(f) The Surviving Corporation will, as of and after the Effective Time, assume and honor all FFC severance and change of control agreements that any FFC Entity had in effect with its officers and directors on July 24, 2009, and which are set forth in Schedule 8.9(f).

8.10  Indemnification.

(a) For a period of six years after the Effective Time, SPAH shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the FFC Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of FFC and each of its Subsidiaries at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the WBCA, the Securities Laws and FDIC Regulations Part 359 promulgated thereunder and by FFC’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not SPAH is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SPAH and the Indemnified Party.

(b) SPAH shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts (and FFC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time FFC’s existing directors’ and officers’ liability insurance policy (provided that SPAH or the Surviving Corporation may substitute therefor (i) policies of substantially the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FFC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that none of FFC, SPAH nor the Surviving Corporation shall be obligated to make aggregate premium payments longer than six years in respect of such policy (or coverage replacing such policy) and which exceed, for the portion related to FFC’s directors and officers, 400% of the annual premium payments on FFC’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SPAH or the Surviving Corporation shall use commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount, but shall not be obligated to maintain any insurance coverage to the extent the cost of such coverage exceeds the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such Liability or Litigation, shall promptly notify SPAH thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) SPAH or the Surviving Corporation shall have the right to assume the defense thereof and neither SPAH nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SPAH or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between SPAH or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SPAH or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided that SPAH and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither SPAH nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all SPAH’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided, further, that neither SPAH nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If SPAH or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SPAH or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

(e) The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a) Stockholder and Warrantholder Approvals.  The FFC Stockholder Approval, SPAH Stockholder Approval and the SPAH Warrantholder Approval shall have been received in accordance with applicable Law.

(b) Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of transactions contemplated by this Agreement (including the Merger) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, including those set forth on Schedule 8.4. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner (including any conditions or requirements imposed on Bank and any requirements relating to the raising of additional capital or the disposition of Assets imposed on any FFC Entity).

(c) Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of SPAH (in the case of a Consent obtained by FFC) or in the reasonable judgment of the Board of Directors of FFC (in the case of a Consent obtained by SPAH) would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, SPAH or FFC, as applicable, would not, in its reasonable judgment, have entered into this Agreement.

(d) No Injunctions or Restraints; Illegality.  Except as disclosed on Schedule 5.13(d), no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Exchange Listing.  The shares of Surviving Corporation common stock, and the warrants to purchase shares of Surviving Corporation common stock, issuable pursuant to the Merger shall have been approved for listing on NYSE Amex or the NASDAQ, subject to official notice of issuance.

(f) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

9.2  Conditions to Obligations of SPAH.

The obligations of SPAH to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SPAH pursuant to Section 11.5(a):

(a) Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FFC set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FFC Material Adverse Effect; provided that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of FFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  FFC shall have delivered to SPAH (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to FFC and in Sections 9.2(a), 9.2(b) and 9.2(i) have been satisfied, and (ii) certified copies of resolutions duly adopted by FFC’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SPAH and its counsel shall reasonably request.

(d) Support Agreements and Lock-up Agreements.  Each director and executive officer of FFC and the Bank and each stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors), shall have executed and delivered to SPAH a Support Agreement in the form attached hereto as Exhibit C.  Each of the directors and executive officers of FFC and the Bank, each FFC stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) and each other Person whom FFC reasonably believes may be deemed an “affiliate” of FFC for purposes of Rule 145 under the Securities Act shall have executed and delivered to SPAH Lock-up Agreements in the forms attached hereto as Exhibit D.

(e) Warrant Amendment Agreement.  SPAH shall have received from Continental Stock Transfer & Trust Company a duly executed Warrant Amendment Agreement in the form attached hereto as Exhibit E.

(f) Tax Matters.  SPAH shall have received a written opinion of counsel from Proskauer Rose LLP, in a form reasonably satisfactory to SPAH dated as of the Effective Time (“SPAH Tax Opinion”) to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code and related matters. In rendering such opinion, Proskauer Rose LLP will be entitled to receive and rely upon customary certificates and representations of officers of SPAH and FFC.

(g) Conversion Rights.  Less than 10% of the holders of the outstanding shares of SPAH IPO Common Stock shall have voted against the Merger and exercised their Conversion Rights.

(h) Board of Directors and Management.  Since the date of this Agreement, there shall have been no material changes in the members of the Board of Directors of FFC and the management of FFC.

(i) No Material Adverse Change.  During the period from the execution of this Agreement to the Effective Date, there shall have occurred or be threatened no event related to or involving FFC and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have an FFC Material Adverse Effect.

(j) Modification of Order.  Each of (i) that certain Cease and Desist Order, dated March 20, 2009, and the related inquiry by the FDIC and the State of Washington, as such matters are more fully described in the Quarterly Report of FFC on Form 10-Q for the fiscal quarter ended on March 31, 2009 and (ii) that certain Written Agreement between FFC and the Federal Reserve dated July 2, 2009, and (iii) that certain Memorandum of Understanding between the Board of Directors of FFC and the Regional Director of the FDIC executed by Frontier on August 20, 2008, shall have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

(k) Dissenters Rights.  Holders of no more than 10% of the outstanding shares of FFC Common Stock entitled to vote on the Merger shall have exercised their dissenters’ rights.

(l) Consents.  The consents and approvals of third parties set forth on Schedule 5.17(b) hereto shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon SPAH of any condition, restriction or required undertaking.

9.3  Conditions to Obligations of FFC.

The obligations of FFC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FFC pursuant to Section 11.5(b):

(a) Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SPAH set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of SPAH set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SPAH Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of SPAH to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  SPAH shall have delivered to FFC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to SPAH and in Sections 9.3(a), 9.3(b) and 9.3(f) have been satisfied, and (ii) certified copies of resolutions duly adopted by SPAH’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FFC and its counsel shall request.

(d) Tax Matters.  FFC shall have received a written opinion of counsel from Keller Rohrback L.L.P., in a form reasonably satisfactory to FFC dated as of the Effective Time (“FFC Tax Opinion”) to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code and related matters. In rendering such opinion, Keller Rohrback L.L.P. will be entitled to receive and rely upon customary certificates and representations of officers of SPAH and FFC.

(e) Fairness Opinion.  FFC shall have received a written opinion of Keefe Bruyette, dated as the date of this Agreement, and confirmed in writing as of the date of the FFC Stockholders Meeting, to the effect that the Merger Consideration is fair, from the financial point of view, to the holders of FFC Common Stock.

(f) No Material Adverse Change.  During the period from the execution of this Agreement to the Effective Date, there shall have occurred or be threatened no event related to or involving SPAH, which is reasonably likely, individually or in the aggregate to have SPAH Material Adverse Effect.

(g) Stock Forfeiture.  SP Acq LLC shall have forfeited 8,987,883 shares of SPAH Common Stock held by them and the members of the Board of Directors of SPAH shall have forfeited an aggregate of 465,529 shares of SPAH Common Stock held by them.

(h) Distribution of the SPAH Trust Fund.  SPAH shall have taken all necessary action in accordance with the SPAH Trust Agreement to allow the distribution of all of the assets in the Trust Fund to the Surviving Corporation as of the Effective Time.

ARTICLE 10

TERMINATION

10.1  Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FFC or SPAH, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of SPAH and FFC; or

(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 5 days after the giving of written notice by the non-breaching Party to the breaching Party of such breach; or

(c) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal,

(ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the stockholders of SPAH or FFC fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at SPAH’s Stockholders Meeting or FFC’s Stockholders’ Meeting, respectively, where such matters were presented to such stockholders for approval and voted upon, or (iv) if applicable, holders of 10% or more in interest of the holders of SPAH IPO Common Stock vote against the Merger and exercise their Conversion Rights; or

(d) By SPAH in the event that (i) (w) the Board of Directors of FFC, shall have failed to reaffirm its approval, upon SPAH’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of FFC shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the FFC stockholders give the FFC Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to SPAH, the recommendation of such Board of Directors to the FFC stockholders that they give the FFC Stockholder Approval, or (y) the Board of Directors of FFC shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten Business Days after commencement of any tender or exchange offer for any shares of FFC Common Stock, the Board of Directors of FFC shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of FFC negotiates or authorizes the conduct of negotiations (and five Business Days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that SPAH is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), prior to obtaining the SPAH Stockholder Approval at the SPAH Stockholders Meeting, the Board of Directors of SPAH has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to FFC in order to approve and permit SPAH to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to SPAH, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five Business Days prior to such termination, SPAH shall deliver notice of such termination and shall, and shall cause its Representatives to, negotiate with FFC in good faith (to the extent FFC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board of Directors of SPAH shall take into account any changes to the financial and other terms of this Agreement proposed by FFC in response to any such written notice by SPAH or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by SPAH and a new five-Business Day period); or

(e) By FFC in the event that (i) (w) the Board of Directors of SPAH, shall have failed to reaffirm its approval, upon FFC’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of SPAH shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that SPAH stockholders give the SPAH Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to FFC, the recommendation of such Board of Directors to the SPAH stockholders that they give the SPAH Stockholder Approval, or (y) the Board of Directors of SPAH shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten Business Days after commencement of any tender or exchange offer for any shares of SPAH Common Stock, the Board of Directors of SPAH shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of SPAH negotiates or authorizes the conduct of negotiations (and five Business Days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that FFC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to obtaining the FFC Stockholder Approval at the FFC Stockholders’ Meeting, the Board of Directors of FFC has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to SPAH in order to approve and permit FFC to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to FFC, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five Business Days prior to such termination, FFC shall deliver notice of such termination and shall, and shall cause its Representatives to, negotiate with SPAH in good faith (to the extent SPAH desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board of Directors of FFC shall take into account any changes to the financial and other terms of this Agreement proposed by SPAH in response to any such written notice by FFC or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by FFC and a new five-Business Day period); or

(f) By either Party in the event that the Merger shall not have been consummated by December 31, 2009, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1.

10.2  Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 7.6, 8.6(b), 11.1, 11.2, 11.8 and 11.14 shall survive any such termination, and (ii) except as provided in Sections 7.6, 11.1 and 11.2, neither Party shall have any liability to the other upon termination of this Agreement.

10.3  Non-Survival of Representations and Covenants.

Except for Article 2, Article 3, Article 4, Sections 8.6(b), 8.9, 8.10, Article 11 and this Section 10.3, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1  Expenses.

(a) Except as otherwise set forth in Section 8.11 and this Section 11.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Registration Statement and Joint Proxy Statement (as applicable), the solicitation of stockholder approvals and all other matters related to the consummation of the Merger and the other transactions contemplated hereby.

(b) Notwithstanding the foregoing, if:

(i) SPAH terminates this Agreement pursuant to Section 10.1(b) due to a breach by FFC, either Party terminates pursuant to Section 10.1(c)(iii) or (iv) due to the failure to obtain the FFC Stockholder Approval or either Party terminates pursuant to Section 10.1(f) and, in the case of a termination under Section 10.1(c)(iii) or (iv) or Section 10.1(f), (x) there has been publicly announced and not withdrawn another Acquisition Proposal relating to FFC or (y) FFC has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement, and within 12 months of such termination FFC shall either (A) consummate an Acquisition Transaction or (B) enter into a definitive agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to 5% and 90% amounts in the definition of Acquisition Transaction to 50% and 80%, respectively); or

(ii) SPAH terminates this Agreement pursuant to Section 10.1(d)(i); then, FFC shall pay to SPAH, an amount equal to $2,500,000 (the “Termination Fee”). Each Party hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 11.1 in connection with a termination pursuant to Section 10.1(c)(iii) or 10.1(f), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of a definitive agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 11.1, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of a definitive agreement with respect to such Acquisition Transaction or (ii) two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 11.1 in connection with a termination pursuant to Section 10.1(b), the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in Section 11.1(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay promptly any fee payable by it pursuant to this Section 11.1, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the then current prime rate (as reported in The Wall Street Journal or such other authoritative source to be agreed upon by the Parties). The Parties further acknowledge that the agreements contained in Sections 11.1(a) and 11.1(b) are not subject to the requirement that the FFC Stockholder Approval be obtained and that these provisions shall be effective without regard to whether the FFC Stockholder Approval is obtained.

(d) Nothing contained in this Section 11.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by FFC of the terms of this Agreement or otherwise limit the rights of SPAH.

11.2  Brokers, Finders and Financial Advisors.

Except for Sandler O’Neill and Keefe Bruyette, as to FFC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. FFC has provided SPAH with a copy of the engagement letters for Sandler O’Neill and Keefe Bruyette, and such advisors’ expected fees for their services and FFC shall pay all amounts due thereunder at Closing and prior to the Effective Time.

11.3  Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9(a) and 8.10.

11.4  Amendments.

This Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided that after any such approval by the holders of FFC Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of FFC Common Stock.

11.5  Waivers.

(a) Prior to or at the Effective Time, SPAH, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFC, to waive or extend the time for the compliance or fulfillment by FFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SPAH under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SPAH.

(b) Prior to or at the Effective Time, FFC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SPAH, to waive or extend the time for the compliance or fulfillment by SPAH of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FFC.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6  Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7  Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

SPAH:	SP Acquisition Holdings, Inc. 590 Madison Ave. 32nd Floor New York, New York 10022 Telephone: 212-520-2300 Facsimile: 212-520-2301

Attention: Sanford Antignas

Copy to Counsel:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222 Attention: Steve Wolosky

and

Sidley Austin LLP 1501 K Street, N.W. Washington, DC 20005 Telephone: (202) 736-8267 Facsimile: (202) 736-8711

Attention: William Eckland

FFC:	FRONTIER FINANCIAL CORPORATION 332 S.W. Everett Mall Way P.O. Box 2215 Everett, WA 98203 Telephone: (425) 514-0700 Facsimile: (425) 514-0718

Attention: Patrick Fahey

Copy to Counsel:	Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200 Seattle, WA 98101-3052 Telephone: (206) 623-1900 Facsimile: (206) 623-3384 Attention: Glen P. Garrison

and

Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017-1201 Telephone: (212) 370-1300 Facsimile: (212) 370-7889

Attention: Douglas Ellenoff

11.8  Governing Law.

Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided that the laws of the State of Washington apply solely with respect to the merger of a corporation organized under the Laws of such jurisdiction. Any suit, action or proceeding arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any suit, action or proceeding arising out of or relating to this Agreement brought by any Party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.8 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

Waiver of Jury Trial.  Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, all rights to trial by jury in any suit action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

11.9  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10  Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11  Interpretations.

Each of the Parties acknowledges that such Party has reviewed, and has had an opportunity to have its attorneys review, this Agreement and agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement, and any controversy over construction of this Agreement shall be decided without regard to events of authorship. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12  Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13  Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14  No Third Party Beneficiaries.

(a) Other than as set forth in Section 8.10, no officer, employee or other Person (other than the corporate Parties to this Agreement) shall be or shall be deemed a third party or other beneficiary of this Agreement, or shall have any right or other entitlement in connection with any provision of this Agreement or seek any remedy, or right or entitlement in connection with this Agreement. No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to, an employee benefit or employee benefit-related plan, program or other arrangement, a provision of any such plan, program or other arrangement, or an amendment of any such plan, program or other arrangement.

(b) If and to the extent any FFC Benefit Plan is sponsored by FFC, subject to SPAH’s obligations pursuant to Section 8.9(a), SPAH may, by written direction issued prior to Closing, require FFC to take all necessary or appropriate action to terminate each such FFC Benefit Plan or cause the Bank to become the sole sponsor of each such FFC Benefit Plan prior to Closing. The intent of the preceding sentence is to permit SPAH to avoid becoming a sponsor of any and all FFC Benefit Plans as a result of the Merger.

(c) Without limiting the foregoing, the provisions of Section 8.9 hereof are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (including for the avoidance of doubt, any employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 8.9) under or by reason of any provision of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SP ACQUISITION HOLDINGS, INC.

By:	/s/ Jack L. Howard
Name:     Jack L. Howard

Title:	Chief Operating Officer and Secretary

FRONTIER FINANCIAL CORPORATION

By:	/s/ Patrick M. Fahey
Name:     Patrick M. Fahey

Title:	Chairman and Chief Executive Officer

ANNEX A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is dated as of August 11, 2009, by and between SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”) and Frontier Financial Corporation, a Washington corporation (“FFC”). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WITNESSETH

WHEREAS, SPAH and FFC are party to that certain Agreement and Plan of Merger dated as of July 30, 2009 (as such agreement may be amended, and supplemented or otherwise modified from time to time the “Merger Agreement”); and

WHEREAS, SPAH and FFC desire to amend certain provisions of the Merger Agreement pursuant to Section 11.4 of the Merger Agreement.

NOW THEREFORE, in consideration of the promises made herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

Section 1.  Amendments to Merger Agreement.  The Merger Agreement is hereby amended as follows:

(a) Section 2.3(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) On or prior to the Effective Time, the Board of Directors of SPAH shall cause the number of directors that will comprise the full board of directors of SPAH at the Effective Time to be fixed at five (5), which board shall consist of Warren Lichtenstein, or a designee of Warren Lichtenstein, which such director shall serve as the chairman of the Surviving Corporation’s Board of Directors, and four (4) other directors from FFC’s current board of directors, which shall consist of Patrick Fahey and three (3) other directors who shall be “independent” under the rules of the national securities exchange on which the SPAH Common Stock is then listed and under the Exchange Act, all of whom shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. No other individuals shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.”

(b) Section 2.3(c) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) On or prior to the Effective Time, the Board of Directors of FFC shall take all such actions necessary to (i) cause the number of directors that will comprise the full board of directors of the Bank at the Effective Time to be fixed at five (5), which board shall consist of John McNamara as Chairman, Patrick Fahey, and three (3) other directors from FFC’s current board of directors, all of whom shall serve as the directors of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director, and (ii) cause the officers of the Bank as of the date of this Agreement to continue to serve as the officers of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.”

Section 2.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state to otherwise govern this Amendment.

Section 3.  No Other Amendments.  Except as set forth herein, the terms and provisions of the Merger Agreement shall remain in full force and effect. On or after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Merger Agreement.

Section 4.  Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SP ACQUISITION HOLDINGS, INC.

By:	/s/ Jack L. Howard
Name:     Jack L. Howard

Title:	Chief Operating Officer and Secretary

FRONTIER FINANCIAL CORPORATION

By:	/s/ Patrick M. Fahey
Name:     Patrick M. Fahey

Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX B

FORM OF
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SP ACQUISITION HOLDINGS, INC.

PURSUANT TO SECTION 242
OF THE
DELAWARE GENERAL CORPORATION LAW

SP ACQUISITION HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is “SP Acquisition Holdings, Inc.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 14, 2007 and amended and restated on October 11, 2007.

3. This Amendment was duly approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”).

4. The definition of “Initial Business Combination” in Article SIXTH is hereby deleted in its entirety and replaced with the following:

“An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”), resulting in ownership by the Corporation of more than 50% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously.”

5. The definition of “Fair market value” in Article SIXTH is hereby deleted in its entirety.

6. Paragraph A of Article SIXTH is hereby deleted in its entirety and replaced with the following:

“Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning no more than 30% (minus one share) of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph C below. The Corporation shall not seek to consummate any Initial Business Combination unless stockholders owning at least 10% (minus one share) of the IPO Shares are able to elect conversion pursuant to the provisions of paragraph C below.

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board, President and Chief Executive Officer as of this   day of [          ], 2009.

By:
Name:     Warren G. Lichtenstein

Title:	Chairman of the Board, President and Chief Executive Officer

B-2

ANNEX C

FORM OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SP ACQUISITION HOLDINGS, INC.

SP ACQUISITION HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name under which the Corporation was originally incorporated is “SP Acquisition Holdings, Inc.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 14, 2007 and the Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 11, 2007.

3. This Second Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the Corporation is Frontier Financial Corporation.

SECOND:  The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD:  The Corporation is to have perpetual existence.

FOURTH:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FIFTH:  The Corporation is authorized to issue the following classes, series and number of shares of stock:

A. Authorized Capital.  The Corporation is authorized to issue a total of 401,000,000 shares, consisting of three classes of stock, designated “Voting Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of Voting Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share. The total number of shares of Non-Voting Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.001 per share.

B. Preferred Stock.  The Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

C. Rights of the Voting Common Stock and Non-Voting Common Stock.  Except as set forth in paragraphs D, F and G below, the Voting Common Stock and the Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock.

D. Voting Rights.  Except as provided herein or required by law or as otherwise provided in any Preferred Stock Designation, voting rights shall be vested exclusively in the Voting Common Stock, which shall vote together as a class on all matters submitted to a vote of stockholders, and shall have one vote per share, but which shall not have any cumulative voting rights in the election of directors. The Non-Voting Common Stock and the Preferred Stock shall have no voting rights.

E. Conversion of Non-Voting Common Stock.  Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock, but only if such conversion is in connection with (i) a transfer that is part of an underwritten public offering of voting common stock, (ii) a transfer that is part of a private placement of Voting Common Stock in which no one party acquires the rights to purchase in excess of 2% of the Voting Common Stock then outstanding, (iii) a transfer of Voting Common Stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the Voting Common Stock then outstanding, (iv) a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), or (vi) a transfer to a person that would control more than 50% of the “voting securities” of the Company as defined by the Federal Reserve without giving effect to such transfer. The Voting Common Stock issued to the converting holder pursuant to this paragraph shall, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Each conversion of Non-Voting Common Stock into shares of Voting Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation, or agency designated by the Corporation, during normal business hours. The shares of Non-Voting Common Stock which are so converted shall not be re-issued.

F. Conversion of Voting Common Stock.  Each holder of Voting Common Stock shall be entitled at any time to convert any or all of the shares of such holder’s Voting Common Stock into an equal number of shares of Non-Voting Common Stock. The Non-Voting Common Stock issued to the converting holder pursuant to this paragraph shall, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Each conversion of Voting Common Stock into shares of Non-Voting Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation, or agency designated by the Corporation, during normal business hours.

G. Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock and Non-Voting Common Stock, such number of shares of Voting Common Stock and Non-Voting Common Stock as would be sufficient to permit the conversion of all the then outstanding shares of Non-Voting Common Stock into Voting Common Stock or shares of Voting Common Stock into Non-Voting Common Stock in accordance with the provisions of this Article FIFTH. The Corporation shall take such action as may be necessary to increase the authorized but unissued number of shares of Voting Common Stock and Non-Voting Common Stock if at any time the number of authorized but unissued shares of Voting Common Stock and Non-Voting Common Stock shall not be sufficient for the foregoing purpose.

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the Bylaws so provide.

B. The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C. The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D. In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

E. The term of office of directors shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F. Special meetings of the stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors or the Chairman of the Board of Directors.

G. Any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of such stockholders, may only be taken at a meeting, and may not be taken by written consent, provided, however, that any action required or permitted to be taken by the holders of Non-Voting Common Stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding shares of the Non-Voting Common Stock and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

SEVENTH:  The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH:  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chairman of the Board, President and Chief Executive Officer as of this [  ] day of [     ], 2009.

By:
Name:     Warren G. Lichtenstein

Title:	Chairman of the Board, President and
Chief Executive Officer

ANNEX D

SUPPLEMENT AND AMENDMENT TO
AMENDED AND RESTATED
WARRANT AGREEMENT

This Supplement and Amendment to Amended and Restated Warrant Agreement (this “Amendment”), is entered into as of          , 2009 by and between SP Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company and Warrant Agent are parties to that certain Amended and Restated Warrant Agreement dated as of October 4, 2007 (the “Warrant Agreement”); and

WHEREAS, in connection with the business combination between the Company and Frontier Financial Corporation, a Washington corporation (“FFC”) pursuant to the Agreement and Plan of Merger dated as of July 30, 2009 (the “FFC Business Combination”), the Company has agreed to issue to FFC’s existing stockholders an aggregate of up to 2,500,000 shares of Common Stock (as defined in the Warrant Agreement) and up to 2,500,000 warrants to purchase Common Stock, each warrant being entitled to purchase one share of Common Stock (the “FFC Warrants”); and

WHEREAS, in connection with the FFC Business Combination, the parties desire to supplement the Warrant Agreement to provide for the terms and conditions of the FFC Warrants and amend the Warrant Agreement for all Warrants to, among other things, (i) increase the Exercise Price (as defined in the Warrant Agreement), (iii) extend and modify the Warrant Exercise Period (as defined in the Warrant Agreement), (iv) provide that if an effective registration statement is not in place on the date the Warrants are set to expire, the Warrants will remain outstanding until 90 days after an effective registration statement is filed and if an effective registration statement has not been filed within 90 days after the expiration date, the Warrants will become exercisable for cash consideration, (v) provide for a mandatory downward adjustment of the Exercise Price to reflect any cash dividends paid on the Common Stock and (vi) allow an affiliate of Steel Partners II, L.P. to make the Co-Investment (as defined in the Warrant Agreement), all upon the terms and conditions herein provided; and

WHEREAS, the holders of at least a majority of the presently outstanding Warrants have consented to the amendments to the Warrant Agreement provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2. FFC Warrants.  The FFC Warrants shall be governed by the Warrant Agreement and shall have the same terms and conditions as the Public Warrants. All references in the Warrant Agreement to “Warrants” shall be deemed to include the FFC Warrants.

3. Amendment to Warrant Agreement.

(a) Section 6(a) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(a) Exercise Price and Exercise Period.

The initial exercise price per share that Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $11.50 per share, and each Warrant shall be initially exercisable to purchase one share of Common Stock.

Subject to the terms of this Agreement (including without limitation Section 6(d) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such

Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall commence (subject to Section 6(d) below), (A) for all Warrants other than the Initial Founder’s Warrants on the later of: (i) the date that is 12 months from the closing of the Initial Public Offering or (ii) the date on which the Company completes its Initial Business Combination, and (B) for the Initial Founder’s Warrants on the date that is 12 months from the date on which the Company completes its Initial Business Combination, and shall end on the earlier of: (i) the date that is seven years from the date on which the Company completes its Initial Business Combination or (ii) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(e) below.

The “Closing Price” of the Common Stock on any date of determination means;

(i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Common Stock (regular way) on the NYSE Amex LLC on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),

(ii) if the Common Stock is not listed for trading on the NYSE Amex LLC on that date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed,

(iii) if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(iv) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock from at least three nationally recognized investment-banking firms that the Company selects for this purpose.

Each Warrant not exercised prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.”

(b) Section 6(d) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(d) Registration Requirement. Notwithstanding anything else in this Section 6, no Warrants (including any Private Warrants) may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares (other than Warrant Shares to be issued upon exercise of any Private Warrant) is current. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants (other than Warrant Shares to be issued upon exercise of any Private Warrant) from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event there is not in place an effective registration statement covering the Warrant Shares at the end of the Warrant Exercise Period, the Warrants will remain outstanding and not expire until 90 days after an effective registration statement covering the Warrant Shares is filed. If, within 90 days following the end of the Warrant Exercise Period the Company does not file an effective registration statement covering the Warrant Shares, the Warrants will become exerciseable for cash consideration equal to the excess of the Market Value over the Exercise Price multiplied by the number of Warrants exercised until such time as an effective registration statement covering the Warrant Shares is filed. For the purposes of the foregoing, “Market Value” shall equal the Volume Weighted Average Common Stock price as quoted by Bloomberg for the 10 trading days prior to the end of the Warrant Exercise Period.”

(c) Section 6(f) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(f) Forfeiture of Initial Founder’s Warrants. In the event that Steel Partners II, L.P. or its affiliate (or the Founding Stockholder) fails to purchase an aggregate of 3,000,000 Units at a price of $10.00 per Unit

($30.0 million in the aggregate) in a private placement that will occur immediately prior to the consummation of the Initial Business Combination (the “Co-Investment”) pursuant to the terms of a Co-Investment Agreement to be entered into among the Company and Steel Partners II, L.P. or its affiliate, all of the Initial Founder’s Warrants will become immediately forfeited to the Company by their holders; provided that if the Founding Stockholder purchases the Co-Investment Units, the Founder’s Warrants will not be subject to forfeiture.”

(d) Section 11(c) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(c) Adjustment for Other Distributions.

(1) If the Company distributes to all holders of its Common Stock any of its assets (excluding cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

where:

N’=	N ×	M M − F

N’ = the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.

N = the current number of shares of Common Stock issuable upon exercise of each Warrant.

M =	the Closing Price per share of Common Stock on the Business Day immediately preceding the ex-dividend date for such distribution.

F =	the fair market value on the ex-dividend date for such distribution of the assets (excluding cash), securities, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Board of Directors shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

This subsection (c)(1) does not apply to any cash dividends or rights, options or warrants referred to in subsection (b) of this Section 11. If any adjustment is made pursuant to this subsection (c)(1) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (c)(1), if “M-F” in the above formula is less than $1.00, the Company may elect to, and if “M-F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (c)(1), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

(2) If the Company pays any cash dividend on the outstanding shares of Common Stock, then, on the effective date of such cash dividend the Exercise Price shall be decreased in an amount equal to such cash dividend.”

(e) Section 11(d) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(d) Adjustment for Common Stock Issue.

If the Company issues shares of Common Stock for a consideration per share less than the Closing Price per share on the date the Company fixes the offering price of such additional shares, the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’=	N ×	A O + P/M

where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of each Warrant.

O =	the number of shares outstanding immediately prior to the issuance of such additional shares.

P =	the aggregate consideration received for the issuance of such additional shares.

M =	the Closing Price per share on the date of issuance of such additional shares.

A =	the number of shares outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) does not apply to:

(1) any of the transactions described in subsections (b) and (c) of this Section 11;

(2) the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Common Stock, or the issuance of Common Stock upon the exercise of rights or warrants issued to the holders of Common Stock;

(3) Common Stock (and options exercisable therefor) issued to the Company’s employees, officers, directors, consultants or advisors (whether or not still in such capacity on the date of exercise) under bona fide employee benefit plans or stock option plans adopted by the Board of Directors of the Company and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (d);

(4) Common Stock issued in a bona fide public offering for cash;

(5) Common Stock issued in a bona fide private placement to non-affiliates of the Company, including without limitation the issuance of equity as consideration or partial consideration for acquisitions from persons that are not affiliates of the Company; or

(6) Common Stock issued in connection with the Initial Business Combination.”

(f) Section 11(e) of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“(e) Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this Section 11) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the Closing Price per share on the date of issuance of such securities, the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with this formula:

N’=	N ×	O + D O + P/M

where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of each Warrant.

O =	the number of shares outstanding immediately prior to the issuance of such securities.

P =	the aggregate consideration received for the issuance of such securities.

M =	the Closing Price per share on the date of issuance of such securities.

D =	the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, then the number of shares of Common Stock issuable upon exercise of each Warrant shall promptly be readjusted to what it would have been had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion or exchange of such securities.

This subsection (e) does not apply to:

(1) convertible securities issued in a bona fide public offering for cash;

(2) convertible securities issued in a bona fide private placement to non-affiliates of the Company, including the issuance of convertible securities as consideration or partial consideration for acquisitions from persons that are not affiliates of the Company; or

(3) convertible securities issued in connection with the Initial Business Combination.”

4. Exercisability of Certain Warrants into Non-Voting Common Stock.  In addition to the foregoing amendments, each Warrant holder at its sole discretion, shall determine whether the Warrants held by such holder are exercisable into voting or non-voting Common Stock of the Company.

5. References.  All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to “this Agreement” or “the Warrant Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Amendment.

6. Remaining Provisions of Warrant Agreement.  Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

7. Counterparts.  This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

8. Headings.  The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law.

10. Effective Time.  This Amendment shall be effective immediately prior to the consummation of the FFC Business Combination.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

SP ACQUISITION HOLDINGS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

ANNEX E

July 29, 2009

The Board of Directors
Frontier Financial Corporation
332 SW Everett Mall Way
Everett, WA 98204

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Frontier Financial Corporation (“Frontier”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Frontier with, and into SP Acquisition Holdings, Inc., pursuant to the Agreement and Plan of Merger, dated as of July 30, 2009, between Frontier and SPAH (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value per share, of Frontier (other than shares to be excluded or cancelled pursuant to the Agreement) (the “Common Shares”) will be converted into 0.053 shares of common stock, par value $0.001 per share and 0.053 newly issued warrants of SPAH having the same terms and conditions as the publicly traded SPAH Warrants (as defined in the Agreement) immediately prior to the Merger after giving effect to the Warrant Amendment Agreement (as defined in the Agreement)(the “Exchange Ratio”). The terms and conditions of the Merger are set forth in more detail in the Agreement.

Keefe, Bruyette & Woods, Inc., was retained solely to render a fairness opinion and did not act as financial advisor to Frontier in connection with Merger. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Frontier and SPAH, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Frontier and SPAH for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Frontier. We have acted exclusively for the Board of Directors of Frontier in rendering this fairness opinion and will receive a fee from Frontier for our services.

Keefe, Bruyette & Woods, Inc. • 101 California Street • Suite 3700 • San Francisco, CA 94111
Corporate Finance 877.520.8569 • Equity 800.345.3053 • Fixed Income 877.778.5330

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Frontier and SPAH and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Report to Stockholders and Annual Report on Form 10-K for the three years ended December 31, 2008 of Frontier and the Annual Report to Stockholders and Annual Report on Form 10-K for the period from February 14, 2007 through December 31, 2007 and the year ended December 31, 2008 of SPAH; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Frontier and SPAH and certain other communications from Frontier and SPAH to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Frontier and SPAH furnished to us by Frontier and SPAH for purposes of our analysis. We have also held discussions with senior management of Frontier and SPAH regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies, including their liquidity and capital positions and funding sources, and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Frontier and SPAH with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Frontier and SPAH as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Frontier and the combined entity are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property or assets of Frontier or SPAH, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed or agreed to that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, regulatory capital, liquidity, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Frontier and SPAH; (ii) the assets and liabilities of Frontier and SPAH; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Frontier to engage in the Merger, the likelihood or the ability of Frontier or SPAH to obtain the necessary regulatory, contractual or other consents or approvals of the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Frontier.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Frontier’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Frontier.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Frontier Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX F

DISSENTERS’ RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the

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procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

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RCW 23B.13.220 Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment is received under RCW 23B.13.230 until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

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(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

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RCW 23B.13.300 Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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Morris James LLP

ANNEX G

September 9, 2009

SP ACQUISITION HOLDINGS, INC.
590 Madison Avenue
32nd Floor
New York, New York 10022

Re: Enforceability of Certificate of Incorporation Provisions

Ladies and Gentlemen:

We have acted as special Delaware counsel to SP Acquisition Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with a proposed amendment, in the form attached hereto as Exhibit A (the “Amendment”), to the Corporation’s Certificate of Incorporation, as initially filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 14, 2007, as amended and restated by the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on October 11, 2007, which Amended and Restated Certificate of Incorporation we assume constitutes the entire certificate of incorporation of the Corporation as currently in effect (the “Certificate of Incorporation”). In this connection, you have requested our opinion as to the enforceability under the General Corporation Law of the State of Delaware (the “General Corporation Law”) of that certain provision in Article SIXTH (“Article SIXTH”) of the Certificate of Incorporation which purports to prohibit certain amendments to the Certificate of Incorporation intended to be effected by the Amendment without the unanimous consent of the holders of all of the Corporation’s outstanding shares of common stock. Capitalized terms used but not defined herein are used as defined in the Certificate of Incorporation.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents, all of which have been supplied to us by the Corporation or obtained from publicly available records:

(a) The Certificate of Incorporation;

(b) The By Laws of the Corporation (the “By Laws”), which By Laws we assume constitute the entire bylaws of the Corporation as currently in effect;

(c) The Amendment;

(d) The Proxy Statement of the Corporation (the “Proxy Statement”) proposed to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof; and

(e) A certificate of good standing for the Corporation obtained from the Secretary of State, dated August 5, 2009 (the “Good Standing Certificate”).

With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (ii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (iii) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For purposes of rendering our opinion as expressed herein, we have not reviewed any document other than the documents referenced in paragraphs (a) through (e) above and certain written statements of governmental authorities and others referenced in this paragraph. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter. We have conducted no independent factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others (including, without limitation, the Good Standing Certificate), and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all material respects.

BACKGROUND

The Corporation was formed for the purpose of entering into an “Initial Business Combination”. The definition of “Initial Business Acquisition”, as set forth in Article SIXTH, is as follows:

“An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of sum of the balance in the Trust Account (excluding deferred underwriting discounts and commissions of $16,000,000 or $18,400,000 if the underwriters’ over-allotment option is exercised in full) plus the proceeds of the co-investment of $30,000,000 by Steel Partners II, L.P. (or its designee) at the time of such acquisition and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously.”

The Corporation is proposing to merge with Frontier Financial Corporation, a Washington corporation (“Frontier”). The Proxy Statement states, and we have assumed as true for purposes of this opinion, that because the fair market value of Frontier is less than 80% of the balance of the Trust Account, the proposed merger with Frontier does not meet the requirements of an Initial Business Combination as presently defined. Accordingly, the Corporation is proposing to amend the Certificate of Incorporation in the manner set forth in the Amendment to, inter alia, revise the definition of “Initial Business Combination” so as to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance in the Trust Account and to delete the definition of “Fair market value”.

Article SIXTH provides, inter alia, that “[p]aragraphs (A) through (J) below shall apply during the period commencing upon the consummation of the Corporation’s [IPO] and terminating upon consummation of any Initial Business Combination, and may not be amended during the [period from the consummation of the IPO up to and including the earlier to occur of (i) an Initial Business Combination or (ii) October 10, 2009] without the unanimous consent of the holders of all of the Corporation’s outstanding shares of Common Stock.” Thus, Article SIXTH purports to divest the Corporation’s Board of Directors, the Corporation and its stockholders of the power to amend paragraphs (A) through (J) of such Article prior to the consummation of an Initial Business Combination, except pursuant to the affirmative vote of not less than all of the Corporation’s outstanding shares of common stock.1

DISCUSSION

Section 242(a) of the General Corporation Law provides, in pertinent part, that

1 We note that the prohibition on amendment set forth in Article SIXTH applies, on its face, only to an amendment of paragraphs (A) through (J) of such Article. The definitions “Initial Business Combination” and “Fair market value” are set forth in the introductory paragraphs of such Article, and not within paragraphs (A) through (J) thereof. As such, it may be argued that Article SIXTH does not prohibit the amendment of the definition of “Initial Business Combination” or the deletion of the definition “Fair market value” as proposed to be effected by the Amendment. We have assumed for purposes of this opinion letter, however, that the effect of the amendment prohibition language of Article SIXTH, if enforceable, would be to prohibit the amendment of such Article as proposed to be effected by the Amendment.

[a]fter a corporation has received payment for any of its capital stock, it may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment ... In particular, and without limitation upon such general power of amendment, a corporation may amend its certificate of incorporation, from time to time, so as ... (2) To change, substitute, enlarge or diminish the nature of its business or its corporate powers and purposes ... or (6) To change the period of its duration.

8 Del. C. § 242(a). In addition, Section 242(b) of the General Corporation Law provides that

[e]very amendment [to the Certificate of Incorporation] ... shall be made and effected in the following manner: (1) if the corporation has capital stock, its board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders... If a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with § 103 of this title.

8 Del. C. § 242(b) (emphasis added). Thus, Section 242(a) grants Delaware corporations broad statutory power to amend their certificates of incorporation to the extent permitted under Delaware law, including to the extent contemplated by the Amendment, subject to compliance with the amendatory procedures set forth in Section 242(b). Implicit in the language of Section 242 is that the power to amend the certificate of incorporation is a fundamental power of Delaware corporations vested in directors and stockholders of a corporation. Indeed, the mandatory language in Section 242(b) supports the proposition that the corporation’s broad power to amend the certificate of incorporation cannot be eliminated. Section 242(b) mandates that, absent a provision permitting the board to abandon a proposed amendment, “a certificate setting forth the amendment ... shall be executed, acknowledged and filed and shall become effective” upon obtaining the requisite board and stockholder approvals. 8 Del. C. § 242(b)(1) (emphasis added).

We note that Section 102(b)(4) of the General Corporation Law expressly permits a Delaware corporation to include in its certificate of incorporation provisions that modify the voting rights of directors and stockholders set forth in other provisions of the GCL. Specifically, Section 102(b)(4) provides that a certificate of incorporation may contain:

Provisions requiring for any corporate action, the vote of a larger portion of the stock or any class or series thereof, or of any other securities having voting power... (emphasis added)

8 Del. C. § 1 02(b)(4). While Section 102(b)(4) expressly permits charter provisions requiring the vote of the holders of a greater portion of the stock or any class or series thereof than is otherwise required by Section 242 of the General Corporation Law, nothing in Section 102(b)(4) purports to authorize a provision in a certificate of incorporation requiring the vote of all of the outstanding stock or any class or series thereof.2

Although we are not aware of any Delaware case law directly addressing the enforceability of a charter provision requiring the unanimous consent of the holders of all of a corporation’s outstanding shares of common stock for the amendment of a charter, the Court of Chancery in Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 112-13 (Del. Ch. 1938), in upholding a charter provision requiring a supermajority vote to change the designations, preferences, and rights of preferred stock, suggested that a separate charter provision requiring a 100% vote to reduce the dividend rate and liquidation value of the preferred stock, might be invalid, observing with suspicion that such a provision would make a charter provision “practically irrepealable.” Id. at 114.

Similarly, the Court of Chancery in Chesapeake Corp. v. Shore, 771 A.2d 293 (Del. Ch. 2000) recognized that as a practical matter it was impossible to obtain even a 88% vote in a publicly traded company due to voter turnout

2 New Webster’s Concise Dictionary of the English Language 566 (2003) defines “portion” as “[ a] part of a whole”. Accordingly no matter how much greater the “portion”, it will, by definition, always be less than 100%.

issues, stating that “[t]he required ... majorities are more commonly associated with sham elections in dictatorships than contested elections in genuine republics. While I recognize that the board wanted a “focused consensus” of disinterested stockholders to decide key issues, they set the required majority at an unattainably high level.” Id. at 342. Further, after considering the testimony of expert witnesses as to what level of voter turnout could be expected for the publicly held company, the Court found that “the board has been unable to demonstrate that [an 88% vote] can be achieved”. Id at 343.

Section 102(b)(1) provides that a certificate of incorporation may contain:

Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders . . . ; if such provisions are not contrary to the laws of [the State of Delaware].

8 Del. C. § 102(b)(1) (emphasis added). Thus, the ability to curtail the powers of the corporation, the directors and the stockholders through the certificate of incorporation is not without limitation. Any provision in the certificate of incorporation that is contrary to Delaware law is invalid. See Lions Gate Entm’t Corp. v. Image Entm’t Inc., 2006 WL 1668051, at *7 (Del. Ch. June 5, 2006) (footnote omitted) (noting that a charter provision “purport[ing] to give the Image board the power to amend the charter unilaterally without a shareholder vote” after the corporation had received payment for its stock “contravenes Delaware law [i.e., Section 242 of the General Corporation Law] and is invalid.”). In Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 118 (Del. 1952), the Court found that a charter provision is “contrary to the laws of [Delaware]” if it transgresses “a statutory enactment or a public policy settled by the common law or implicit in the General Corporation Law itself.” The Court in Loew’s Theatres, Inc. v. Commercial Credit Co., 243 A.2d 78, 81 (Del. Ch. 1968), adopted this view, noting that “a charter provision which seeks to waive a statutory right or requirement is unenforceable.”

That the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations is supported by Delaware case law. Delaware courts have repeatedly held that a reservation of the right to amend the certificate of incorporation is a part of any certificate of incorporation, whether or not such reservation is expressly included therein. 3 See, e.g., Maddock v. Vorclone Corp., 147 A. 255 (Del. Ch. 1929); Coyne v. Park & Tilford Distillers Corp., 154 A.2d 893 (Del. 1959); Weinberg v. Baltimore Brick Co., 114 A.2d 812, 814 (Del. 1955); Morris v. American Public Utilities Co., 122 A. 696, 701 (Del. Ch. 1923). See also Drexler, Black & Sparks, Delaware Corporation Law and Practice, § 32.02 (2005) (“No case has ever questioned the fundamental right of corporations to amend their certificates of incorporation in accordance with statutory procedures. From the earliest decisions, it has been held that every corporate charter implicitly contains as a constituent part thereof every pertinent provision of the corporation law, including the provisions authorizing charter amendments.”); 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations & Business Organizations § 8.1 (2007 Supp.) (“The power of a corporation to amend its certificate of incorporation was granted by the original General Corporation Law and has continued to this day.”) (footnotes omitted); 1 Rodman Ward, Jr., Edward P. Welch, Andrew J. Turezyn, Folk on the Delaware General Corporation Law § 242.2.2, GCL-VIII-13 (2007-1 Supp.) (“A corporation may ... do anything that section 242 authorizes because the grant of amendment power contained in section 242 and its predecessors is itself a part of the charter.”) (citing Goldman v. Postal Tel., Inc., 52 F.Supp. 763, 769 (D.Del. 1943); Davis v. Louisville Gas & Electric Co., 142 A. 654, 656-58 (Del. Ch. 1928); Morris, 122 A. at 701; Peters v. United States Mortgage Co., 114 A. 598, 600 (Del. Ch. 1921)); Peters, 114 A. at 600 (“There is impliedly written into every corporate charter in this state, as a constituent part thereof, every pertinent provision of our Constitution and statutes. The corporation in this case was created under the General Corporation Law ... That law clearly reserves to this corporation the right to amend its certificate in the manner proposed.”).

In Davis v. Louisville Gas & Electric Co., 142 A. 654 (Del. Ch. 1928), the Court of Chancery interpreted this reserved right to amend the certificate of incorporation broadly and observed that the legislature, by granting broad powers to the stockholders to amend the certificate of incorporation, “recognized the unwisdom of casting in an unchanging mould the corporate powers which it conferred touching these questions so as to leave them fixed for all time.” Id. at 657. Indeed, the Court queried, “[m]ay it not be assumed that the Legislature foresaw that the interests

3 This principle is also codified in Section 394 of the General Corporation Law. See 8 Del.C. § 394.

of the corporations created by it might, as experience supplied the material for judgment, be best subserved by an alteration of their intracorporate and in a sense private powers,” i.e., alteration of the terms of the certificate of incorporation? Id. The Court further confirmed the important public policy underlying the reservation of the right to amend the certificate of incorporation stating,

The very fact that the [General Corporation Law]...deals in great detail with innumerable aspects of the [certificate of incorporation] in what upon a glance would be regarded as relating to its private as distinguished from its public character, has some force to suggest that the state, by dealing with such subjects in the statute rather than by leaving them to be arranged by the corporate membership, has impliedly impressed upon such matters the quality of public interest and concern.

Id.

While we have found no definitive case law addressing the enforceability or validity under Delaware law of a certificate of incorporation provision of a publicly held corporation that requires a 100% vote for the amendment of a provision of such corporation’s charter, in our view, such a provision would be invalid because such a provision would, as a practical matter, effectively prohibit any such amendments. Indeed, in confirming the fundamental importance of a corporation’s power to amend the certificate of incorporation, Delaware courts have suggested, in dicta, that a provision prohibiting the amendment of a charter provision might be unenforceable. See, e.g., Jones Apparel Group, Inc. v. Maxwell Shoe Co., 883 A.2d 837 (Del. Ch. 2004) (The Court suggested that the statutory power to recommend to stockholders amendments to the certificate of incorporation is a core duty of directors and noted that a certificate of incorporation provision purporting to eliminate a core duty of the directors would likely contravene Delaware public policy.); Triplex Shoe Co. v. Rice & Hutchins, Inc., 152 A. 342, 347, 351 (Del. 1930) (Despite the absence of common stockholders who held the “sole” power to vote on amendments to the certificate of incorporation, the Court assumed that an amendment to the certificate of incorporation nonetheless had been validly approved by the preferred stockholders noting that, by “the very necessity of the case,” the holders of preferred stock had the power to vote where no common stock had been validly issued because otherwise the corporation would be “unable to function.”).

More recently, the Court in Jones Apparel suggested that the right of directors to recommend to stockholders amendments to the certificate of incorporation is a “core” right of fundamental importance under the General Corporation Law. In Jones Apparel, the Delaware Court of Chancery examined whether a certificate of incorporation provision eliminating the power of a board of directors to fix record dates was permitted under Section 102(b)(1) of the General Corporation Law. While the Court upheld the validity of the record date provision, it was quick to point out that not all provisions in a certificate of incorporation purporting to eliminate director rights would be enforceable. Id.  at 848. Rather, the Court suggested that certain statutory rights involving “core” director duties may not be modified or eliminated through the certificate of incorporation. The Jones Apparel Court observed:

[Sections] 242(b)(1) and 251 do not contain the magic words [“unless otherwise provided in the certificate of incorporation”] and they deal respectively with the fundamental subjects of certificate amendments and mergers. Can a certificate provision divest a board of its statutory power to approve a merger? Or to approve a certificate amendment? Without answering those questions, I think it fair to say that those questions inarguably involve far more serious intrusions on core director duties than does [the record date provision at issue]. I also think that the use by our judiciary of a more context- and statute-specific approach to police “horribles” is preferable to a sweeping rule that denudes § 102(b)(1) of its utility and thereby greatly restricts the room for private ordering under the DGCL.

Id. at 852. While the Court in Jones Apparel recognized that certain provisions for the regulation of the internal affairs of the corporation may be made subject to modification or elimination through the private ordering system of the certificate of incorporation and bylaws, it suggested that other powers vested in directors — such as the power to amend the certificate of incorporation — are so fundamental to the proper functioning of the corporation that they cannot be so modified or eliminated. Id.

As set forth above, the statutory language of Section 242 and Delaware case law confirm that the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations as a matter of

Delaware public policy. Moreover, Delaware case law also suggests that the fundamental power to amend the certificate of incorporation is a core right of the directors of a Delaware corporation. The provisions in Article SIXTH purport to eliminate the fundamental power of the Corporation (and the “core” right of the Corporation’s directors) to amend certain provisions of the Certificate of Incorporation by requiring a vote which, although theoretically possible, is as a practical matter unattainable. As a result, such provisions are contrary to the laws of the State of Delaware and, therefore, are invalid.

Given our conclusion that Article SIXTH may be amended as provided in the Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law, you have asked our opinion as to the vote required for approval of the Amendment. Section 242(b) of the General Corporation Law provides the default voting requirements for an amendment to certificate of incorporation. Under Section 242(b)(1), the Board of Directors of the Corporation (the “Board”) would be required to adopt a resolution setting forth the amendment proposed (i.e., the Amendment) and declaring its advisability prior to submitting the Amendment to the stockholders entitled to vote on amendments to the Certificate of Incorporation. The Board may adopt such resolution by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present, or, alternatively, by unanimous written consent of all directors. See 8 Del.C. §§ 141(b), 141(f). After the Amendment has been duly approved by the Board, it must then be submitted to the stockholders of the Corporation for a vote thereon. The affirmative vote (or written consent) of a majority of the outstanding stock entitled to vote thereon would be required for approval of the Amendment. See 8 Del.C. §§ 242(b)(1), 228(a). The default voting requirements set forth above may be increased to require a greater vote of the directors or stockholders by a valid provision in the certificate of incorporation or the bylaws (in the case of the Board). See 8 Del.C. §§ 102(b)(4), 141(b), 216, 242(b)(4). However, there is no provision in the Certificate of Incorporation or By Laws purporting to impose a different or greater vote of the directors or stockholders for the approval of an amendment to the Certificate of Incorporation other than the provisions of Article SIXTH discussed above which are invalid. Accordingly, in our view, the statutory default voting requirements would apply to the approval of the Amendment by the directors and stockholders of the Corporation.

Moreover, in our view, a Delaware court would not reform the provisions of Article SIXTH to provide for a voting requirement not intended by the drafters. See Lions Gate, 2006 WL 1668051 at *8 (holding that reformation of a certificate of incorporation is unavailable where the proponent fails to demonstrate that all present and past shareholders intended the reformed provision to be included within the certificate) (citing Waggoner v. Laster, 581 A.2d 1127,1135 (Del. 1990)).

CONCLUSION

While the matter has not been settled as a matter of Delaware law and, accordingly, is not entirely free from doubt, based upon the foregoing and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, it is our opinion that the Amendment, if duly adopted by the Board of Directors of the Corporation and duly approved by the holders of a majority of the outstanding shares of capital stock of the Corporation in accordance with the General Corporation Law, would be valid under the General Corporation Law.

The foregoing opinion is limited to the General Corporation Law and we express no opinion on any other laws or the laws of any other state or jurisdiction, including, without limitation, federal laws regulating securities or any other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

We express no opinion regarding any rights, claims, or remedies that might or might not be available to stockholders in connection with the Corporation’s public disclosures relating to the dissolution and liquidation of the Corporation in the event an Initial Business Combination has not been consummated within a specified time after the consummation of the IPO. We also express no opinion as to the enforceability, validity, or effectiveness of any of the provisions of the Corporation’s Certificate of Incorporation, except to the extent expressly set forth in our opinion above with respect to the provisions of Article SIXTH to the extent that such provisions purport to prohibit the amendment of paragraphs (A) through (J) of such Article without the unanimous consent of the holders of all of the Corporation’s outstanding shares of common stock. We have assumed that the Corporation will remain in good standing in the State of Delaware and will remain current on any franchise taxes or other fees owing to the State of Delaware until such time as the Amendment is filed with the Secretary of State.

The opinion expressed herein is rendered as of the date hereof and is based on our understandings and assumptions as to present facts as stated herein, and on the application of Delaware law as the same exists on the date hereof. The opinion expressed here is not a guaranty as to what any particular court would actually hold, but a reasoned opinion as to the decision a Delaware court would reach if the issues were properly presented to it and such court followed existing precedent as to legal and equitable principles applicable to the issues discussed herein.

We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter’ occur or take effect.

This opinion is rendered solely for your benefit in connection with the matters set forth herein and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose, except that it may be furnished or quoted to the SEC in connection with the matters addressed herein and you may refer to it in the Proxy Statement, and we consent to your doing so, and it may be furnished or quoted to Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Corporation’s outside counsel, and relied upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP in connection with any correspondence or communications with the SEC.

Very truly yours,

/s/ Morris James LLP

MML

Exhibit A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SP ACQUISITION HOLDINGS, INC.

PURSUANT TO SECTION 242
OF THE
DELAWARE GENERAL CORPORATION LAW

SP ACQUISITION HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is “SP Acquisition Holdings, Inc.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 14, 2007 and amended and restated on October 11, 2007.

3. This Amendment was duly approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”).

4. The definition of “Initial Business Combination” in Article SIXTH is hereby deleted in its entirety and replaced with the following:

“An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”), resulting in ownership by the Corporation of more than 50% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously.”

5. The definition of “Fair market value” in Article SIXTH is hereby deleted in its entirety.

6. Paragraph A of Article SIXTH is hereby deleted in its entirety and replaced with the following:

“Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning no more than 30% (minus one share) of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph C below. The Corporation shall not seek to consummate any Initial Business Combination unless stockholders owning at least 10% (minus one share) of the IPO Shares are able to elect conversion pursuant to the provisions of paragraph C below.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board, President and Chief Executive Officer as of this   day of [          ], 2009.

By:
Name: Warren G. Lichtenstein

Title:	Chairman of the Board, President and
Chief Executive Officer

ANNEX H

PRELIMINARY COPY

SP ACQUISITION HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SP ACQUISITION HOLDINGS, INC.

PROXY

The undersigned stockholder of SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”) having read the notice of special meeting of stockholders and the definitive joint proxy statement/prospectus, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Warren G. Lichtenstein and Jack L. Howard, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of SPAH to be held at [          ] at [  ]:[  ] [  ].m, local time, on [           ], 2009, and at any adjournments or postponements thereof, on the matters set forth in this proxy and described in the definitive joint proxy statement/prospectus, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE ENCLOSED. THIS PROXY CARD WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL
NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

1.	To adopt an amendment to the Amended and Restated Certificate of Incorporation of SPAH (the “SPAH Certificate of Incorporation”) to amend the definition of “Initial Business Combination” to eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of SPAH’s trust account (excluding underwriting discounts and commissions) plus the proceeds of the co-investment, to be effective immediately prior to the consummation of the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To adopt an amendment to the SPAH Certificate of Incorporation to provide that SPAH cannot consummate the merger unless up to at least 10% (minus one share) but no more than 30% (minus one share) of SPAH public stockholders are able to exercise their conversion rights, to be effective immediately prior to the consummation of the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SPAH and Frontier Financial Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009. THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSAL 1 AND 2 ARE APPROVED.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Only if you voted “AGAINST” Proposal No. 3 and you hold shares of SPAH common stock issued in, or subsequent to, its initial public offering, you may exercise your conversion rights and demand that SPAH convert your shares of common stock into a pro rata portion of the SPAH initial public offering trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of SPAH common stock for cash and you will no longer own those shares. You will only be entitled to receive cash for those shares if the merger is completed and you continue to hold these shares through the effective time thereof, and you tender your stock certificate in accordance with the delivery requirements discussed in the definitive joint proxy statement/prospectus under the heading “The Special Meeting of SPAH Stockholders — Conversion Rights of SPAH Stockholders.”

I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

4.	To adopt an amendment to the SPAH Certificate of Incorporation to change SPAH’s corporate name to “Frontier Financial Corporation’’. THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSALS 1, 2 AND 3 ARE APPROVED.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To adopt an amendment to the SPAH Certificate of Incorporation to permit SPAH’s continued existence after October 10, 2009. THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSALS 1, 2 AND 3 ARE APPROVED.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To adopt an amendment to the SPAH Certificate of Incorporation to create a new class of common stock of SPAH (Non-Voting Common Stock) to have economic rights but no voting rights, in each case to be effective upon consummation of the merger. THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSALS 1, 2 AND 3 ARE APPROVED.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	To elect Warren G. Lichtenstein and, if the merger is consummated, Patrick M. Fahey, Lucy DeYoung, Mark O. Zenger and David M. Cuthill for election as directors to the Board of Directors of SPAH. THE ELECTION OF PATRICK M. FAHEY, LUCY DEYOUNG, MARK O. ZENGER AND DAVID M. CUTHILL WILL ONLY BE PRESENTED IF PROPOSALS 1, 2 AND 3 ARE APPROVED.

☐ FOR ALL	☐ WITHHOLD FOR ALL	☐ FOR ALL EXCEPT*

NOMINEES

Warren G. Lichtenstein
Patrick M. Fahey
Lucy DeYoung
Mark O. Zenger
David M. Cuthill

*	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the space next to each nominee you wish to withhold, as shown here: ☑

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

To change the address on your account, please check the box and indicate your new address in the address space provided below ☐

Stockholder’s Signature

Signature of Stockholder    Date:    Signature of Stockholder    Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

ANNEX I

PRELIMINARY COPY

SP ACQUISITION HOLDINGS, INC.
SPECIAL MEETING OF WARRANTHOLDERS
TO BE HELD ON [          ], 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SP ACQUISITION HOLDINGS, INC.

PROXY

The undersigned warrantholder of SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”) having read the notice of special meeting of warrantholders and the definitive joint proxy statement/prospectus, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Warren G. Lichtenstein and Jack L. Howard, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all warrants to purchase shares of common stock of SPAH, which the undersigned may be entitled to vote at the special meeting of warrantholders, to be held at [          ] at [  ]:[  ] [  ].m, local time, on [          ], 2009, and at any adjournments or postponements thereof, on the matters set forth in this proxy and described in the definitive joint proxy statement/prospectus, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE ENCLOSED. THIS PROXY CARD WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANTHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSED AMENDMENT. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT.

1. To adopt an amendment to the Amended and Restated Warrant Agreement, dated as of October 4, 2007, by and between SPAH and Continental Stock Transfer & Trust Company to become effective upon consummation of the merger, to:

•	increase the exercise price of the warrants from $7.50 per share to $11.50 per share of SPAH common stock;

•	amend the warrant exercise period to (A) eliminate the requirement that the initial founder’s warrants owned by the SPAH insiders become exercisable only after the consummation of an initial business combination if and when the last sales price of SPAH common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and (B) extend the expiration date of the warrants to the earlier of (x) seven years from the consummation of the merger or (y) the date fixed for redemption of the warrants set forth in the warrant agreement;

•	provide for the mandatory downward adjustment of the exercise price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock of SPAH;

•	provide that, in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed, provided, that if SPAH has not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration;

•	provide that no adjustment in the number of shares issuable upon exercise of each warrant will be made as a result of the issuance of SPAH shares and warrants to the shareholders of Frontier upon consummation of the merger agreement; and

I-1

•	provide that each warrant will entitle the holder thereof to purchase, in its sole discretion, either one share of voting common stock or one share of non-voting common stock.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF WARRANTHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

To change the address on your account, please check the box and indicate your new address in the address space provided below ☐

Warrantholder’s Signature

Signature of Warrantholder    Date:    Signature of Warrantholder    Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

I-2

ANNEX J

PRELIMINARY COPY

FRONTIER FINANCIAL CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [          ], 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FRONTIER FINANCIAL CORPORATION

PROXY

The undersigned shareholder of Frontier Financial Corporation, a Washington corporation (“Frontier”) having read the notice of special meeting of shareholders and the definitive joint proxy statement/prospectus, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Patrick M. Fahey and Carol E. Wheeler, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of shareholders of Frontier to be held at [          ] at [     ]:[     ] [     ].m, local time, on [          ], 2009, and at any adjournments or postponements thereof, on the matters set forth in this proxy and described in the definitive joint proxy statement/prospectus, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE ENCLOSED. THIS PROXY CARD WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE MERGER AGREEMENT. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

J-1

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER AGREEMENT

1. To adopt the Agreement and Plan of Merger, dated as of July 30, 2009, by and between SP Acquisition Holdings, Inc. and Frontier Financial Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

To change the address on your account, please check the box and indicate your new address in the address space provided below ☐

Shareholder’s Signature

Signature of Shareholder    Date:    Signature of Shareholder    Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Electronic Delivery of Future Proxy Materials

We strongly encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and to help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet and you can submit your votes online. To sign up for electronic delivery:

1. go to our website at www.frontierbank.com;

2. click on the box, “Electronic Proxy”; and

3. follow the directions provided to complete your enrollment.

Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

J-2

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As permitted by Section 102 of the DGCL, SPAH has adopted provisions in the SPAH Certificate of Incorporation that limit or eliminate the personal liability of SPAH’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to SPAH or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to SPAH or its stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The SPAH Certificate of Incorporation also authorizes SPAH to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the SPAH Certificate of Incorporation provides that:

•	SPAH may indemnify its directors and officers to the fullest extent permitted by the DGCL; and

•	SPAH may advance expenses to its directors and officers in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by SPAH.

In addition, SPAH has entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in the SPAH Certificate of Incorporation. SPAH believes that these provisions and agreements are necessary to attract qualified directors. These indemnity agreements generally require SPAH, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require SPAH to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, SPAH has purchased a policy of directors’ and officers’ liability insurance that insures SPAH’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures SPAH against its obligations to indemnify the directors and officers.

Item 21.	Exhibits

(a) Exhibits

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 30, 2009, by and between Frontier Financial Corporation and SP Acquisition Holdings, Inc. (included as Annex A to this joint proxy statement/prospectus included in this registration statement)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, by and between Frontier Financial Corporation and SP Acquisition Holdings, Inc. (included as Annex A to this joint proxy statement/prospectus included in this registration statement)
3.1	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc. (included as Annex B to this joint proxy statement/prospectus included in this registration statement)

Exhibit
Number	Description of Exhibit

3.2	Form of Second Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc. (included as Annex C to this joint proxy statement/prospectus included in this registration statement)
3.3	By Laws of SP Acquisition Holdings, Inc.(1)
4.1	Specimen Unit Certificate(3)
4.2	Specimen Common Stock Certificate(3)
4.3	Amended and Restated Warrant Agreement by and between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company(6)
4.4	Form of Warrant Certificate(1)
4.5	Form of Supplement and Amendment to Amended and Restated Warrant Agreement between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company (included as Annex D to this joint proxy statement/prospectus included in this registration statement)
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP*
8.1	Tax Opinion of Proskauer Rose LLP**
8.2	Tax Opinion of Keller Rohrback L.L.P.*
10.1	Form of Letter Agreement by and among SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(5)
10.2	Form of Letter Agreement by and among SP Acquisition Holdings, Inc. and each of the directors and executive officers of SP Acquisition Holdings, Inc.(6)
10.3	Initial Founder’s Securities Purchase Agreement, dated as of March 22, 2007, by and between SP Acquisition Holdings, Inc. and SP Acq LLC(1)
10.4	Founder’s Units Purchase Agreement, dated as of March 30, 2007, by and among SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(4)
10.5	Form of Co-Investment Unit Purchase Agreement between SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(1)
10.6	Form of Registration Rights Agreement by and between SP Acquisition Holdings, Inc., SP Acq LLC, Steel Partners II, L.P. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(4)
10.7	Form of Indemnity Agreement by and between SP Acquisition Holdings, Inc. and each of its directors and executive officers(4)
10.8	Form of Investment Management Trust Agreement by and between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company(7)
10.9	Form of Right of First Review Agreement by and among SP Acquisition Holdings, Inc., Warren Lichtenstein and Steel Partners, L.L.C.(4)
10.10	Form of Agreement between SP Acq LLC, SP Acquisition Holdings, Inc. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(2)
10.11	Escrow Agreement by and between SP Acquisition Holdings, Inc., SP Acq LLC and Continental Stock Transfer & Trust Company(4)
10.12	Adjustment Agreement by and among SP Acquisition Holdings, Inc., SP Acq LLC, Steel Partners II, L.P. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(5)
10.13	Letter Agreement by and between SP Acquisition Holdings, Inc., Steel Partners II Liquidating Series Trust and SP Acq LLC*
23.1	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1)*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 8.1)**
23.3	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.2)*
23.4	Consent of J.H. Cohn LLP*
23.5	Consent of Moss Adams LLP*
23.6	Consent of Morris James LLP (included in Exhibit 99.2)

Exhibit
Number	Description of Exhibit

23.7	Consent of Keefe, Bruyette & Woods, Inc.**
24.1	Power of Attorney (contained on signature page)**
99.1	Fairness Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex E to this joint proxy statement/prospectus included in this registration statement)
99.2	Opinion of Morris James LLP (included as Annex G to this joint proxy statement/prospectus included in this registration statement)
99.3	Consent of Patrick M. Fahey**

*	Filed herewith.

**	Previously filed with SP Acquisition Holdings, Inc.’s Registration Statement on Form S-4 dated August 11, 2009.

(1)	Incorporated by reference to the corresponding exhibit filed with SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) with the SEC on May 8, 2007.

(2)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 1 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on June 28, 2007.

(3)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 2 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on August 10, 2007.

(4)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 3 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on September 14, 2007.

(5)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 4 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on September 28, 2007.

(6)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 5 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on October 5, 2007.

(7)	Incorporated by reference to Exhibit 10.1 filed with SP Acquisition Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2007.

Item 22.	Undertakings

SPAH hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(a)(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv. Any other communication that is an offer in the offering made by the registrant to the purchaser.

(g)(1) The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)(2) The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No 1. to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of September, 2009.

SP ACQUISITION HOLDINGS, INC.

By:	/s/ Warren G. Lichtenstein
Name:     Warren G. Lichtenstein

Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Warren G. Lichtenstein Warren G. Lichtenstein	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 9, 2009

By:	/s/ Jack L. Howard Jack L. Howard	Chief Operating Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	September 9, 2009

By:	* Anthony Bergamo	Director	September 9, 2009

By:	* Ronald LaBow	Director	September 9, 2009

By:	* Howard M. Lorber	Director	September 9, 2009

By:	* Leonard Toboroff	Director	September 9, 2009

By:	* S. Nicholas Walker	Director	September 9, 2009

*By:	/s/ Jack L. Howard Jack L. Howard As Attorney in Fact pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 30, 2009, by and between Frontier Financial Corporation and SP Acquisition Holdings, Inc. (included as Annex A to this joint proxy statement/prospectus included in this registration statement)
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 10, 2009, by and between Frontier Financial Corporation and SP Acquisition Holdings, Inc. (included as Annex A to this joint proxy statement/prospectus included in this registration statement)
3.1	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc. (included as Annex B to this joint proxy statement/prospectus included in this registration statement)
3.2	Form of Second Amended and Restated Certificate of Incorporation of SP Acquisition Holdings, Inc. (included as Annex C to this joint proxy statement/prospectus included in this registration statement)
3.3	By Laws of SP Acquisition Holdings, Inc.(1)
4.1	Specimen Unit Certificate(3)
4.2	Specimen Common Stock Certificate(3)
4.3	Amended and Restated Warrant Agreement by and between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company(6)
4.4	Form of Warrant Certificate(1)
4.5	Form of Supplement and Amendment to Amended and Restated Warrant Agreement between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company (included as Annex D to this joint proxy statement/prospectus included in this registration statement)
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP*
8.1	Tax Opinion of Proskauer Rose LLP**
8.2	Tax Opinion of Keller Rohrback L.L.P.*
10.1	Form of Letter Agreement by and among SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(5)
10.2	Form of Letter Agreement by and among SP Acquisition Holdings, Inc. and each of the directors and executive officers of SP Acquisition Holdings, Inc.(6)
10.3	Initial Founder’s Securities Purchase Agreement, dated as of March 22, 2007, by and between SP Acquisition Holdings, Inc. and SP Acq LLC(1)
10.4	Founder’s Units Purchase Agreement, dated as of March 30, 2007, by and among SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(4)
10.5	Form of Co-Investment Unit Purchase Agreement between SP Acquisition Holdings, Inc., SP Acq LLC and Steel Partners II, L.P.(1)
10.6	Form of Registration Rights Agreement by and between SP Acquisition Holdings, Inc., SP Acq LLC, Steel Partners II, L.P. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(4)
10.7	Form of Indemnity Agreement by and between SP Acquisition Holdings, Inc. and each of its directors and executive officers(4)
10.8	Form of Investment Management Trust Agreement by and between SP Acquisition Holdings, Inc. and Continental Stock Transfer & Trust Company(7)
10.9	Form of Right of First Review Agreement by and among SP Acquisition Holdings, Inc., Warren Lichtenstein and Steel Partners, L.L.C.(4)
10.10	Form of Agreement between SP Acq LLC, SP Acquisition Holdings, Inc. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(2)
10.11	Escrow Agreement by and between SP Acquisition Holdings, Inc., SP Acq LLC and Continental Stock Transfer & Trust Company(4)
10.12	Adjustment Agreement by and among SP Acquisition Holdings, Inc., SP Acq LLC, Steel Partners II, L.P. and each of Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard Toboroff and S. Nicholas Walker(5)

Exhibit
Number	Description of Exhibit

10.13	Letter Agreement by and between SP Acquisition Holdings, Inc., Steel Partners II Liquidating Series Trust and SP Acq LLC*
23.1	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1)*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 8.1)**
23.3	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.2)*
23.4	Consent of J.H. Cohn LLP*
23.5	Consent of Moss Adams LLP*
23.6	Consent of Morris James LLP (included in Exhibit 99.2)
23.7	Consent of Keefe, Bruyette & Woods, Inc.**
24.1	Power of Attorney (contained on signature page)**
99.1	Fairness Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex E to this joint proxy statement/prospectus included in this registration statement)
99.2	Opinion of Morris James LLP (included as Annex G to this joint proxy statement/prospectus included in this registration statement)
99.3	Consent of Patrick M. Fahey**

*	Filed herewith.

**	Previously filed with SP Acquisition Holdings, Inc.’s Registration Statement on Form S-4 dated August 11, 2009.

(1)	Incorporated by reference to the corresponding exhibit filed with SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) with the SEC on May 8, 2007.

(2)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 1 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on June 28, 2007.

(3)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 2 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on August 10, 2007.

(4)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 3 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on September 14, 2007.

(5)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 4 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on September 28, 2007.

(6)	Incorporated by reference to the corresponding exhibit filed with Amendment No. 5 to SP Acquisition Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-142696) filed with the SEC on October 5, 2007.

(7)	Incorporated by reference to Exhibit 10.1 filed with SP Acquisition Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2007.